PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-180609

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Vringo, Inc. (“Vringo”), VIP Merger Sub, Inc., a wholly-owned subsidiary of Vringo (“Merger Sub”), and Innovate/Protect, Inc. (“Innovate/Protect”) entered into a Merger Agreement on March 12, 2012 (as may be amended or modified, the “Merger Agreement”), pursuant to which Innovate/Protect will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Vringo (the “Merger”). The board of directors of Vringo has unanimously approved the Merger Agreement and the Merger. In addition, the board of directors of Innovate/Protect has unanimously approved the Merger Agreement and the Merger.

Pursuant to the terms of the Merger Agreement, upon completion of the Merger, (i) each share of then-outstanding common stock of Innovate/Protect (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Series A Convertible Preferred Stock of Innovate/Protect, or Innovate/Protect preferred stock (total 6,673 shares outstanding), (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo Series A Convertible Preferred Stock, or Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (or at a current conversion rate of 3,017.6). The Common Stock Exchange Ratio initially is 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to an equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Finally, at the effective time of the Merger, all outstanding and unexercised options to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into options to purchase Vringo common stock with the number of shares subject to and the exercise price applicable to such options being appropriately adjusted based on the Common Stock Exchange Ratio. Immediately following the completion of the Merger (without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger), the former stockholders of Innovate/Protect are expected to own approximately 55.98% of the outstanding common stock of the combined company (or 67.69% of the outstanding common stock of the combined company calculated on a fully diluted basis) and the current stockholders of Vringo are expected to own approximately 44.02% of the outstanding common stock of the combined company (or 32.31% of the outstanding common stock of the combined company calculated on a fully diluted basis).

Vringo common stock is listed on the NYSE MKT (formerly, NYSE Amex) and trades under the symbol “VRNG.” On June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of Vringo common stock was $4.19 per share. Innovate/Protect is a privately held intellectual property company. Following the completion of the Merger, the combined company is expected to be publicly traded on the NYSE MKT.

Vringo is soliciting proxies for use at an annual meeting of its stockholders to consider and vote upon (i) a proposal to approve the Merger, including, but not limited to the issuance of shares of Vringo common stock and Vringo preferred stock and warrants to purchase shares of Vringo common stock to the Innovate/Protect stockholders and warrantholder in connection with the Merger, (ii) a proposal to approve an amendment to Vringo’s certificate of incorporation to effect a reverse stock split of Vringo common stock within the range of one-for-two to one-for-four, (iii) a proposal to approve an amendment to Vringo’s certificate of incorporation to increase the number of authorized shares of Vringo common stock to up to a maximum of 150,000,000 shares, (iv) a proposal to elect seven (7) director nominees to the Vringo board of directors, (v) a proposal to approve the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, (vi) a proposal to ratify the appointment of Vringo’s independent registered public accounting firm and (vii) an adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals referred to in clauses (i) through (vi). The board of directors of Vringo recommends that Vringo stockholders vote FOR each of the foregoing proposals. Approval of the foregoing proposals (i) through (iv) is necessary to complete the Merger.

Your vote is very important.  Whether or not you plan to attend the Vringo annual meeting of stockholders, please submit your proxy as promptly as possible (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided to make sure that your shares are represented at the annual meeting.

This proxy statement/prospectus provides you with detailed information about the Vringo annual meeting, the Merger and the other business to be considered by Vringo stockholders at the annual meeting. In addition to being a proxy statement, this document is also a prospectus to be used by Vringo when issuing Vringo common stock and preferred stock, the warrants to purchase common stock and the shares of common stock underlying such preferred stock and warrants to be issued to the Innovate/Protect stockholders and warrantholder in connection with the Merger. Vringo encourages you to read the entire document carefully.

Please pay particular attention to the section entitled “Risk Factors” beginning on page 41 for a discussion of the risks related to the Merger, the combined company following the completion of the Merger, and the business and operations of each of Vringo and Innovate/Protect.

Andrew D. Perlman
Chief Executive Officer and President
Vringo, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 20, 2012 and is first being mailed to the stockholders of Vringo on or about June 22, 2012.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about Vringo that is not included in or delivered with this proxy statement/prospectus. Vringo and its proxy solicitor, Morrow & Co., LLC (Morrow), will provide you with copies of this information (excluding all exhibits) relating to Vringo, without charge, upon written or oral request. You can obtain these documents, which are referred to in this proxy statement/prospectus, by requesting them in writing or by telephone from Vringo or Morrow, Vringo’s proxy solicitor, at the following address and telephone number, as applicable:

Vringo, Inc.	Morrow & Co., LLC
44 W. 28th Street, Suite 1414	470 West Avenue
New York, New York 10001	Stamford, Connecticut 06902
Attn: Corporate Secretary	(203) 658-9400
(646) 525-4319

In order for you to receive timely delivery of the documents in advance of the Vringo annual meeting you must request the information no later than July 12, 2012.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders of Vringo to be held on July 19, 2012. This proxy statement/prospectus, a form of proxy card and Vringo’s Annual Report to Stockholders for 2011 are available on the Internet at https://materials.proxyvote.com/92911N.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Vringo (File No. 333-180609), constitutes a prospectus of Vringo under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Vringo common stock and preferred stock and the warrants (and the shares of common stock issuable upon conversion of the preferred stock and the exercise of the warrants) to be issued to the Innovate/Protect stockholders and warrantholder in connection with the Merger.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, with respect to a Vringo annual meeting, at which Vringo stockholders will be asked to consider and vote upon certain proposals, including (i) a proposal to approve the Merger, including, but not limited to, the issuance of shares of Vringo common stock and preferred stock and warrants (and the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants) to the Innovate/Protect stockholders and warrantholder in connection with the Merger, (ii) a proposal to amend Vringo’s certificate of incorporation to effect a reverse stock split of Vringo’s issued and outstanding common stock, (iii) a proposal to amend Vringo’s certificate of incorporation to increase the number of authorized shares of Vringo common stock, (iv) a proposal to elect seven (7) director nominees to the Vringo board of directors, (v) a proposal to approve the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, (vi) a proposal to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as Vringo’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and (vii) a proposal to approve the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposals (i) – (vi).

VRINGO, INC.
44 W. 28th Street, Suite 1414
New York, New York 10001
(646) 525-4319

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 19, 2012

To the Stockholders of Vringo, Inc.:

The annual meeting of stockholders of Vringo, Inc., a Delaware corporation, will be held on July 19, 2012, at 10:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017, for the following purposes:

1.	To approve a merger, including, but not limited to the issuance of shares of Vringo common stock and preferred stock and warrants (and the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants) to the Innovate/Protect stockholders and warrantholder in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of March 12, 2012, by and among Vringo, Innovate/Protect and VIP Merger Sub, Inc., a wholly-owned subsidiary of Vringo;
2.	To amend Vringo’s amended and restated certificate of incorporation to effect a reverse stock split of Vringo’s issued and outstanding common stock within the range of one-for-two to one-for-four (with the exact amount, if any, to be determined prior to the completion of the merger based on the requirements of the NYSE MKT);
3.	To amend Vringo’s amended and restated certificate of incorporation to increase the number of authorized shares of Vringo common stock from 28,000,000 to up to a maximum of 150,000,000 shares (with the exact amount to be determined prior to the completion of the merger);
4.	To elect seven (7) director nominees to the Vringo board of directors as specified in “Vringo Proposal No. 4: Election of Directors” to serve until the next annual meeting of the Vringo stockholders or until their successors are duly elected and qualify or until their earlier death, resignation or removal, which election shall be subject to the closing of the merger;
5.	To approve the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, as approved by the Vringo board of directors on June 13, 2012;
6.	To ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as Vringo’s independent registered public accounting firm for the fiscal year ending December 31, 2012;
7.	To approve the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Vringo Proposal Nos. 1, 2, 3, 4, 5 or 6; and
8.	To conduct any other business as may properly come before the Vringo annual meeting or any adjournment or postponement thereof.

The Vringo board of directors has determined that the merger, upon the terms and conditions set forth in the merger agreement, and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Vringo and its stockholders. The board of directors makes its recommendation to the Vringo stockholders after consideration of the factors described in this proxy statement/prospectus. The Vringo board of directors unanimously recommends that Vringo stockholders vote FOR each of the foregoing proposals.

The Vringo board of directors has fixed June 8, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Vringo annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Vringo common stock at the close of business on the record date are entitled to notice of, and to vote at, the Vringo annual meeting. At the close of business on the record date, Vringo had 14,064,466 shares of common stock outstanding and entitled to vote.

Your vote is important.  The affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting is required for approval of Vringo Proposal Nos. 1, 5, 6 and 7. The affirmative vote of the holders of a majority of the outstanding shares of Vringo common stock entitled to vote on the matter either in person or by proxy at the Vringo annual meeting is required for approval of Vringo Proposal Nos. 2 and 3. The affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the meeting and entitled to vote is required for the election of the directors set forth in Vringo Proposal No. 4.

All Vringo stockholders of record are cordially invited to attend the Vringo annual meeting in person. However, even if you plan to attend the Vringo annual meeting in person, Vringo urges you to submit your proxy as promptly as possible (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope as instructed on the enclosed proxy card to ensure that your shares of Vringo common stock will be represented at the Vringo annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted FOR Vringo Proposal Nos. 1, 2, 3, 4, 5, 6 and 7. If you fail to submit your proxy as instructed on the enclosed proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Vringo annual meeting and will have the same effect as a vote against Vringo Proposal Nos. 2 and 3 but such failure will have no effect with respect to Vringo Proposal Nos. 1, 4, 5, 6 and 7. If you do attend the Vringo annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Pursuant to rules adopted by the Securities and Exchange Commission, Vringo has elected to provide access to the proxy materials of Vringo both by sending you this full set of proxy materials, including a proxy card, and by making a copy of the proxy materials available to you on the Internet. This proxy statement/prospectus, a form of proxy card and Vringo’s Annual Report to Stockholders for the year ended December 31, 2011 are available on the Internet at https://materials.proxyvote.com/92911N.

This proxy statement/prospectus provides you with detailed information about the merger and the other business to be considered by Vringo stockholders at the annual meeting. Vringo encourages you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 41 for a discussion of the risks related to the merger, the combined company following the completion of the merger, and the business and operations of each of Vringo and Innovate/Protect.

By Order of the Board of Directors,

Andrew D. Perlman
Chief Executive Officer and President
June 20, 2012

IMPORTANT

Your vote is important. Whether or not you expect to attend the Vringo annual meeting, please submit your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided, as instructed in these materials as promptly as possible in order to ensure that your shares of Vringo common stock will be represented at the Vringo annual meeting. Even if you have voted by proxy, you may still vote in person if you attend the Vringo annual meeting and revoke your proxy. Please note, however, that if your shares are held in “street name” by a broker or other nominee and you wish to vote at the Vringo annual meeting, you must obtain a proxy issued in your name from such record holder prior to annual meeting.

i

Solicitation of Proxies	104
Delivery of Proxy Materials to Households Where Two or More Vringo Stockholders Reside	104
Attending the Vringo Annual Meeting	104
VRINGO PROPOSALS	105
Vringo Proposal No. 1: Approval of the Issuance of Vringo Common Stock and Preferred Stock and Warrants in Connection with the Merger	105
Vringo Proposal No. 2: Approval of an Amendment to Vringo’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split of Vringo Common Stock	107
Vringo Proposal No. 3: Approval of an Amendment to Vringo’s Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Common Stock Authorized for Issuance from 28,000,000 to up to a maximum of 150,000,000	113
Vringo Proposal No. 4: Election of Directors	115
Vringo Proposal No. 5: Approval of the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan	116
Vringo Proposal No. 6: Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm	121
Vringo Proposal No. 7: Approval of the Adjournment of the Vringo Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Vringo Merger Proposals	122
VRINGO’S BUSINESS	123
VRINGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	129
INNOVATE/PROTECT’S BUSINESS	148
INNOVATE/PROTECT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	156
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER	166
Executive Officers and Directors	166
Composition of the Board and Director Independence	170
Committees of the Board of Directors	170
Board Leadership Structure, Executive Sessions of Non-Management Directors	171
Risk Oversight	171
Code of Ethics	171
Section 16(a) Beneficial Ownership Reporting Compliance	171
Related Person Transactions	172
Director Compensation	172
Executive Compensation	174
VRINGO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	178
INNOVATE/PROTECT SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	180
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER	182

Annexes

Annex A —	The Merger Agreement
Annex B —	Form of Certificate of Amendment to Effect a Reverse Stock Split
Annex C —	Form Certificate of Amendment to Effect an Increase in Authorized Shares
Annex D —	Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan
Annex E —	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
Annex F —	Form of Series 1 Warrant
Annex G —	Form of Series 2 Warrant
Annex H —	Opinion of Etico Capital, a division of Olympus Securities LLC

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE VRINGO ANNUAL MEETING

The following are some questions that you, as a stockholder of Vringo, Inc. (“Vringo”), may have regarding the Merger (as defined below) or the Vringo annual meeting, together with brief answers to those questions. Vringo urges you to read carefully the remainder of this proxy statement/prospectus, including the annexes and other documents referred to in this proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you with respect to the Merger or the Vringo annual meeting.

When this proxy statement/prospectus refers to the combined company, it means Vringo and its subsidiaries and Innovate/Protect, Inc. (“Innovate/Protect”) and its subsidiaries, collectively.

Q:	What is the Merger?
A:	Vringo and Innovate/Protect have entered into an Agreement and Plan of Merger, dated as of March 12, 2012 (as may be amended or modified, the “Merger Agreement”), that sets forth the terms and conditions of the proposed business combination of Vringo and Innovate/Protect. Under the Merger Agreement, Innovate/Protect will merge with and into VIP Merger Sub, Inc., a wholly-owned subsidiary of Vringo (the “Merger Sub”), with Merger Sub surviving as a wholly-owned subsidiary of Vringo (the “Merger”). A complete copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
Q:	Why is Vringo proposing to effect the Merger?
A:	The board of directors of Vringo has unanimously approved the Merger Agreement and the Merger. The combination of the two companies will substantially increase Vringo’s intellectual property portfolio, add significant talent in technological innovation, and position Vringo to enhance its opportunities for revenue generation through the monetization of the combined company’s assets, including a potential successful outcome of Innovate/Protect’s litigation against Google, Inc. and the owners of other online search engines.
Q:	Why am I receiving these materials?
A:	Vringo is sending these materials to its stockholders to help them decide how to vote their shares of Vringo common stock with respect to the Merger and the other matters to be considered at the annual meeting.

This document serves as both a proxy statement of Vringo used to solicit proxies for its annual meeting and as a prospectus of Vringo used to offer shares of Vringo common stock, preferred stock and warrants to purchase common stock (including the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants) issuable to Innovate/Protect stockholders and warrantholder in connection with the Merger. This proxy statement/prospectus contains important information about the Merger and the Vringo annual meeting and you should read it carefully.

Q:	What will Innovate/Protect stockholders receive in the Merger?
A:	Pursuant to the terms of the Merger Agreement, upon completion of the Merger, (i) each share of then-outstanding common stock of Innovate/Protect (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Series A Convertible Preferred Stock of Innovate/Protect, or Innovate/Protect preferred stock (total 6,673 shares outstanding), (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo Series A Convertible Preferred Stock, or Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (or at current conversion rate of 3,017.6). The Common Stock Exchange Ratio initially is 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to an equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Finally, at the effective time of the Merger, all outstanding and unexercised options to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into options to purchase Vringo common stock with the number of shares subject to and the exercise price applicable to such options being appropriately adjusted based on the Common Stock Exchange Ratio. Immediately following the completion of the Merger, the former stockholders of Innovate/Protect are expected to own approximately 55.98% of the outstanding common stock of the combined company and the current stockholders of Vringo are expected to own approximately 44.02% of the outstanding common stock of the combined company (without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger and without giving effect to shares of Vringo common stock issuable upon conversion of the Vringo preferred stock or the exercise of warrants and options). On a fully diluted basis, the stockholders of Innovate/Protect are expected to own approximately 67.69% of the outstanding capital stock of the combined company and current stockholders of Vringo are expected to own approximately 32.31% of the outstanding capital stock of the combined company.

No fractional shares of Vringo common or preferred stock will be issued to Innovate/Protect stockholders in connection with the Merger. Instead, Innovate/Protect stockholders will be entitled to receive the next highest number of whole shares of Vringo common or preferred stock in lieu of any fractional shares of Vringo common or preferred stock that they would otherwise be entitled to receive in connection with the Merger.

For a more complete discussion of what Innovate/Protect stockholders will receive in connection with the Merger, see the sections entitled “The Merger — What Innovate/Protect Stockholders Will Receive in the Merger,” “The Merger — Ownership of the Combined Company After the Completion of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 64, 65 and 90, respectively.

Q:	How will Vringo stockholders be affected by the Merger?
A:	The Merger will have no effect on the number of shares of Vringo common stock held by current Vringo stockholders as of immediately prior to the completion of the Merger (subject to any changes in outstanding shares of Vringo common stock as a result of the proposed reverse stock split described in the Reverse Stock Split Proposal below). However, it is expected that upon completion of the Merger such shares will represent only an aggregate of approximately 32.45% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis (without taking into account shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger).

For example, if you are a Vringo stockholder and hold 5% of the outstanding shares of Vringo common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold shares of Innovate/Protect capital stock or warrants, then upon completion of the Merger you will hold an aggregate of approximately 1.62% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger.

Q:	Are the Exchange Ratios subject to adjustments based on fluctuations in the price of Vringo common stock or value of Innovate/Protect capital stock?
A:	No. The Common Stock Exchange Ratio initially is 3.0176, subject to adjustment, such as for stock splits, as set forth in the Merger Agreement. There will be no adjustments to the Common Stock Exchange Ratio based on fluctuations in the price of Vringo common stock or the value of Innovate/Protect capital stock prior to the completion of the Merger. As a result of any such fluctuations in stock price or value, the aggregate market value of the shares of Vringo common stock that the Innovate/Protect stockholders are entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Vringo annual meeting or the date on which the Innovate/Protect stockholders actually receive their shares of Vringo common stock or Vringo preferred stock.

On March 14, 2012, the trading day of the announcement of the Merger, the last reported sale price of Vringo’s common stock was $1.84, for an aggregate market value of Vringo of $25.5 million, or $48.7 million on a fully diluted basis. On June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of Vringo’s common stock was $4.19, for an aggregate market value of Vringo of $59.7 million, or $110.2 million on a fully diluted basis. Assuming the issuance on such date of an aggregate of 18,113,169 shares of Vringo common stock based on a Common Stock Exchange Ratio of 3.0176, an aggregate of 6,673 shares of Vringo preferred stock and an aggregate of 16,809,838 of Vringo warrants, if the Merger was completed on such date, the market value attributable to the shares of Vringo common stock to be issued to Innovate/Protect’s stockholders in the aggregate, or approximately 67.69% of the outstanding shares of the combined company calculated on a fully diluted basis, would equal $231 million.

For a more complete discussion of the Common Stock Exchange Ratio, see the section entitled “The Merger — What Innovate/Protect Stockholders Will Receive in the Merger” beginning on page 64.

Q:	What will holders of Innovate/Protect warrants and stock options receive in the Merger?
A:	At the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split.

At the effective time of the Merger, each Innovate/Protect stock option, whether vested or unvested, will be converted into and become an option to purchase Vringo common stock and Vringo will assume such Innovate/Protect stock option in accordance with the terms of the Innovate/Protect 2011 Equity Incentive Plan. After the effective time of the Merger, (a) each Innovate/Protect stock option assumed by Vringo may be exercised solely for shares of Vringo common stock and (b) the number of shares of Vringo common stock and the exercise price subject to each Innovate/Protect stock option assumed by Vringo shall be determined by the Common Stock Exchange Ratio. As of June 20, 2012, the outstanding and unexercised Innovate/Protect stock options to purchase 13,646 shares of Innovate/Protect common stock, whether vested or unvested, will be converted into and become options to purchase an aggregate of 41,178 shares of Vringo common stock at an exercise price of $0.994 per share.

For a more complete discussion of what holders of Innovate/Protect stock options and warrants will receive in connection with the Merger, see the section entitled “The Merger — Treatment of Innovate/Protect Stock Options and Warrants” beginning on page 65.

Q:	How will the Merger affect Vringo’s business?
A:	Vringo will undergo changes in connection with the Merger. Currently, Vringo is engaged in developing software platforms and applications for mobile phones (as more fully discussed in the section entitled “Vringo’s Business — Overview” beginning on page 123). Following the Merger, Vringo will maximize the economic benefits of its intellectual property portfolio, add significant talent in technological innovation, and potentially enhance its opportunities for revenue generation through the monetization of the combined company’s assets, including patents owned by Innovate/Protect and the outcome of the litigation against online search companies. In addition, as a result of the Merger, former Innovate/Protect stockholders will possess majority control of the combined company and members of Innovate/Protect’s current board of directors will possess majority control of the board of directors of the combined company.

Both Vringo and Innovate/Protect expect to undergo changes in connection with the Merger. Currently, Vringo is engaged in developing software platforms and applications for mobile devices. Innovate/Protect maximizes, for inventors and investors, the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets.

The Merger will create a company with enhanced technology capabilities to create, build and deliver mobile applications and services to its handset and mobile operator partners as well as directly to consumers. We believe that the value of each company’s intellectual property portfolio will be enhanced through the combined company’s ability to license and enforce its intellectual property rights.

We expect that the combined company will have two key areas of operation:

•	delivery and monetization of mobile social applications, and
•	maximization of the economic benefits of intellectual property.

Vringo has developed a platform for the distribution of mobile applications. Vringo believes that its technology and business relationships will allow it to distribute new applications and services through:

•	mobile operators,
•	handset makers, and
•	application storefronts.

Vringo has succeeded in licensing its software to two of the four largest handset makers in the world, ZTE and Nokia. Vringo has also launched services with mobile operators such as Verizon, NTTDocomo, Etisalat, Axiata, Orange (Everything Everywhere), Tata Docomo, Vodafone and Maxis. Through the Merger, Vringo adds a technology development leadership team that we believe will develop products that we believe will continue to represent the next stage in the evolution of the mobile content and mobile social applications market.

To date, Vringo has filed over 24 patent applications, and three patents have been granted by the USPTO. Additionally, Vringo has received a notice of allowance for one patent in Europe. Through the Merger, Vringo will own patent assets acquired from Lycos, Inc. Vringo intends to expand its intellectual property portfolio through both internal development and acquisition. The experience and liquidity of the combined company will enable Vringo to expand on that portfolio as well as create additional intellectually property internally. Vringo intends to monetize its intellectual property through:

•	licensing,
•	strategic partnerships, and
•	litigation.

For a more complete discussion of the existing businesses of Vringo and Innovate/Protect, see the sections entitled “Vringo’s Business,” “Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Innovate/Protect’s Business,” and “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 123, 129, 148, and 156, respectively. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 41, which presents risks and uncertainties related to the Merger, the combined company following the completion of the Merger, and the business and operations of each of Vringo and Innovate/Protect.

Q:	Does Innovate/Protect have debt that will become an obligation of the combined company following the Merger?
A:	Innovate/Protect is obligated under a senior secured note payable to its principal stockholder Hudson Bay with an outstanding balance of $3,200,000 as of March 31, 2012. The senior secured note accrues interest at 0.46% per annum and matures on June 22, 2014. Hudson Bay has the option of requiring Innovate/Protect to redeem up to $2,000,000 aggregate principal of the senior secured note beginning March 22, 2012. Pursuant to a letter agreement dated March 12, 2012, by and between Innovate/Protect and Hudson Bay, Hudson Bay agreed not to exercise its right of redemption until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement or (ii) the effective time of the Merger; provided that if the Merger is consummated, the note will be amended and restated and the holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed. Innovate/Protect has granted Hudson Bay a security interest in all of its tangible and intangible personal property (including the Lycos’s patents) to secure its obligations under the senior secured note. In connection with the Merger, the senior secured note will become an obligation of the combined company and Vringo will guaranty the obligations under the senior secured note. For a more complete discussion of the outstanding indebtedness of Innovate/Protect, see the sections entitled “Innovate/Protect’s Business — Relationship with Hudson Bay Master Fund Ltd.,” and “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 152 and 156, respectively. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 41, which describes the risks of guarantying the Innovate/Protect debt.

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by Vringo, Innovate/Protect and/or any of their subsidiaries (each a “Vringo entity” and, together the “Vringo entities”), including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will be subject to certain conditions set forth in the commitment letter agreement and will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth in the commitment letter agreement, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by Innovate/Protect to Hudson Bay or (f) 18 months after the consummation of the Merger.

Q:	Will the shares of Vringo common stock and preferred stock received by Innovate/Protect stockholders in the Merger be subject to any transfer restrictions?
A:	Yes. Pursuant to a letter agreement between Vringo and Hudson Bay Master Fund Ltd., or Hudson Bay, Hudson Bay is prohibited from selling Merger Shares (as hereinafter defined) at a price lower than $2.00 per share (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) to the extent that the sale of such shares on any trading day is in excess of the greater of (i) 15% of the daily trading volume of all shares of Vringo common stock traded on such trading day, and (ii) 5,000 Merger Shares (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). “Merger Shares” means (i) shares of Vringo common stock issued to Hudson Bay pursuant to the Merger Agreement, (ii) shares of Vringo common stock issued upon exercise of any Series 1 Warrants or Series 2 Warrants issued to Hudson Bay pursuant to the Merger Agreement, and (iii) shares of Vringo common stock issued upon conversion of the Vringo preferred stock. This restriction is in place from the closing date until the date upon which Vringo gives notice of termination to Hudson Bay. In exchange, from the closing date until 30 days after Vringo terminates the transfer restriction described above, Vringo will not, directly or indirectly, subject to certain exceptions, effect any Subsequent Placement (as hereinafter defined) unless Vringo has provided notice to Hudson Bay and offered to issue and sell to Hudson Bay 25% of the securities being offered in such Subsequent Placement. “Subsequent Placement” means, subject to certain exceptions, any direct or indirect offer, sale (including any sale of any option to purchase or other disposition of) of any of Vringo’s or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents. Hudson Bay’s right to participate in up to 25% of Subsequent Placement may have a chilling effect on Vringo’s ability to raise financing via such offerings. Although the participation procedures are designed to minimize any impact on the timing of a transaction, there are notification processes to follow that could have the effect of slowing certain offerings. In addition, the possibility that a large percentage of an offering may be acquired by a third party may discourage some investors from participating in an offering due to the possibility that the size of the remaining offering will not be large enough to accommodate them. Nonetheless, Vringo does not anticipate that Hudson Bay’s right to participate will have a material impact on Vringo’s ability to raise financing.

In addition to the restrictions on transfer, sale, or encumbrance discussed in the preceding paragraph, shares of Vringo common stock and preferred stock received by Innovate/Protect stockholders who become affiliates of Vringo for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may be resold by them only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

For a more complete discussion of the restrictions on sales of shares of Vringo common stock received by Innovate/Protect stockholders in the Merger, see the section entitled “The Merger — Restrictions on Sales of Shares of Vringo Common Stock Received by Innovate/Protect Stockholders in the Merger” beginning on page 84.

Q:	What was the role of the Vringo board of directors in connection with the Merger?
A:	In addition to reviewing, evaluating and negotiating the terms and conditions of the Merger and considering the interests of Vringo’s directors and executive officers in the Merger, the Vringo board of directors conducted a review of all strategic alternatives for Vringo in an effort to maximize stockholder value, including continuing Vringo as a stand-alone publicly traded company and entering into strategic transactions with number of other operating companies.

The Vringo board of directors recommends that the Merger Agreement and the transactions contemplated thereby, including the Merger, be approved by the stockholders of Vringo. The Vringo board of directors made its recommendation to the Vringo stockholders after considering the factors described in the section entitled “The Merger — Recommendations of the Vringo Board of Directors and its Reasons for the Merger.”

Q:	What proposals are Vringo stockholders being asked to consider?
A:	As a condition to the completion of the Merger, Vringo stockholders must approve (i) the Merger, including, but not limited to the issuance of shares of Vringo common stock and preferred stock and warrants (including the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, as applicable) to the Innovate/Protect stockholders and warrantholder in connection with the Merger (the “Securities Issuance Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting, (ii) an amendment to the Vringo amended and restated certificate of incorporation (the “Vringo’s Certificate”) to effect a reverse stock split of Vringo issued and outstanding common stock within the range of one-for-two to one-for-four (with the exact amount to be determined by Innovate/Protect prior to the completion of the Merger based on the requirements of the NYSE MKT) (the “Reverse Stock Split Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter, and (iii) an amendment to Vringo’s Certificate to increase the number of authorized shares of Vringo common stock from 28,000,000 to up to a maximum of 150,000,000 shares (with the exact amount to be determined by Innovate/Protect prior to the completion of the Merger) (the “Authorized Shares Increase Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter. In addition, Vringo stockholders are being asked to (i) elect seven (7) director nominees to the Vringo board of directors as specified in “Vringo Proposal No. 4: Election of Directors” to serve until the next annual meeting of the Vringo stockholders or until their successors are duly elected and qualify or until their earlier death, resignation or removal, which election shall be subject to the closing of the Merger (the “Election of Directors Proposal”), (ii) to approve the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Equity Incentive Plan,” which is described in the section entitled “Vringo Proposal No. 5: Approval of the 2012 Equity Incentive Plan” and attached to this proxy statement/prospectus as Annex D (the “2012 Equity Incentive Plan Proposal”) and (iii) to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as Vringo’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (the “Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal”). The Securities Issuance Proposal, the Reverse Stock Split Proposal, and the Authorized Shares Increase Proposal are collectively referred to herein as the “Vringo Merger Proposals.”
Q:	What stockholder approvals are required for the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals?
A:	The holders of a majority of the shares of Vringo common stock present and entitled to vote either in person or by proxy at the Vringo annual meeting must vote in favor of any adjournment of the Vringo annual meeting.
Q:	What conditions must be satisfied or waived to complete the Merger?
A:	In order to complete the Merger, each of the closing conditions contained in the Merger Agreement must be satisfied or waived (to the extent permitted by applicable law). Among the closing conditions is the requirement that (i) the stockholders of each of Vringo and Innovate/Protect have approved the Merger and the Merger Agreement; (ii) this proxy statement/prospectus has become effective; (iii) the shares of Vringo common stock to be issued in the Merger have been approved for listing on the NYSE MKT (formerly, NYSE Amex); (iv) Vringo or Innovate/Protect, as applicable, shall have entered into certain agreements amending and restating the existing indebtedness of Innovate/Protect; (v) the representations and warranties of each party contained in the Merger Agreement are true and correct in all material respects; (vi) each party shall have performed or complied in all material respects with all agreements and covenants under the Merger Agreement; (vii) the receipt of all necessary consents and approvals; (viii) the absence of an Innovate/Protect Material Adverse Effect or a Vringo Material Adverse Effect (as each term is defined in the Merger Agreement), as the case may be; (ix) Vringo shall have received written resignations from all of the directors and officers of Innovate/Protect and its subsidiaries; (x) a letter agreement between Vringo and Hudson Bay, providing for, among other things, restrictions on the number of shares of Vringo common stock that Hudson Bay may sell and a right of Hudson Bay to participate in up to 25% of certain offerings conducted by Vringo shall be effective, (x) since the date of the Merger Agreement, (a) neither Innovate/Protect nor any of its subsidiaries has (A) settled, discharged or released any of its claims, causes of action, or defenses in that certain lawsuit captioned I/P Engine, Inc. v. AOL, Inc., Civ. Action No. 2:11-cv-512, filed in United States District Court for the Eastern District of Virginia, Norfolk Division on September 15, 2011 (the “Litigation”) nor (B) assigned, promised, transferred, conveyed, encumbered, or granted a security interest in any of those claims and (b) there has been no dismissal (including, without limitation, by motion to dismiss or summary judgment) of the Litigation; (xi) holders of no more than 10% of the issued and outstanding Innovate/Protect capital stock shall have demanded and perfected their right to an appraisal of Innovate/Protect capital stock under the Delaware General Corporation Law; and (xii) neither U.S. Patent Nos. 6,314,420 nor 6,775,664, held by Innovate/Protect or any of its subsidiaries, shall, as of the closing of the Merger, be held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 96.

Q:	What is the reverse stock split and why is it necessary?
A:	If necessary to continue to list Vringo’s securities on the NYSE MKT, it is expected that immediately prior to the effective time of the Merger (the “Effective Time”), Vringo will effect a reverse stock split within the range of one-for-two to one-for-four (with the exact ratio to be determined immediately prior to the completion of the Merger based on the requirements of the NYSE MKT). The Vringo board of directors believes that stockholder approval of an amendment granting this discretion, rather than approval of a specified ratio, provides the appropriate flexibility to react to then-current market conditions and NYSE MKT’s requirements for continued listing therefore, is in the best interests of Vringo and its stockholders. In addition, Vringo may elect not to undertake a reverse stock split. The Merger constitutes a “reverse merger” under applicable rules and regulations established by the NYSE MKT, which requires the combined company to comply with the initial listing standards of the rules and regulations established by NYSE MKT to continue to be listed on such market following the Merger. Vringo common stock is required to be listed on the NYSE MKT as a condition to closing the Merger. The NYSE MKT’s initial listing standards require a company to have, among other things, a $3.00 per share minimum bid price. Because the per share price of Vringo common stock may be less than $3.00, the reverse stock split may be necessary to meet the minimum bid listing requirement. From April 9, 2012 until May 18, 2012 the Vringo common stock had a closing price of $3.00 or above for each trading day. On June 20, 2012, the closing price of Vringo common stock was $4.19. If the Vringo common stock continues to trade at or above $3.00 at the time of the Merger, Vringo does not anticipate that it will need to undertake a reverse stock split, even if Vringo obtains stockholder approval to do so.
Q:	Why is Vringo seeking to amend Vringo’s Certificate to increase the number of authorized shares of its common stock?
A:	In addition to the securities to be issued pursuant to the Merger, the Vringo board of directors desires to have additional shares available to provide flexibility to use its capital stock for business and financial purposes in the future. The approval of an amendment to Vringo’s Certificate to increase the number of authorized shares of Vringo common stock (which is the subject of the Authorized Shares Increase Proposal) is one of the conditions to the completion of the Merger.

Q:	Who will be the directors of Vringo if the Merger does not close?
A:	The election of the seven (7) director nominees is contingent upon the approval of the Merger by the stockholders and the completion of the Merger. If the Merger is not approved by the Vringo stockholders or the Merger does not close, then the current directors of Vringo will continue in office and Vringo will hold another stockholders meeting to elect directors.
Q:	When does Vringo expect to complete the Merger?
A:	Vringo expects to complete the Merger as soon as possible following the approval of the Vringo Merger Proposals at the annual meeting, assuming the satisfaction or waiver of all other closing conditions contained in the Merger Agreement. It is possible, therefore, that factors outside of each company’s control could require Vringo to complete the Merger at a later time or not complete it at all.
Q:	How does the Vringo board of directors recommend that Vringo stockholders vote with respect to each of the proposals and the adjournment of the Vringo annual meeting?
A:	The Vringo board of directors unanimously recommends that the Vringo stockholders vote FOR the Securities Issuance Proposal, FOR the Reverse Stock Split Proposal, FOR the Authorized Shares Increase Proposal, FOR the election of the seven (7) director nominees as set forth in the Election of Directors Proposal, FOR the approval of the 2012 Equity Incentive Plan Proposal, FOR the Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal and FOR the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals. The Vringo board of directors made its recommendation after considering the factors described in this proxy statement/prospectus.
Q:	What risks should I consider in deciding whether to vote in favor of the Vringo Merger Proposals?
A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 41, which presents risks and uncertainties related to the Merger, the combined company, and the business and operations of each of Vringo and Innovate/Protect.
Q:	What are the material federal income tax consequences of the Merger to me?
A:	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has rendered its written opinion regarding such qualification. As a result of the reorganization, Vringo stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

The opinion of counsel relied on certain assumptions as well as representations made by Vringo, Merger Sub and Innovate/Protect, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and assumed that these representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, the opinion could become invalid as a result, and the U.S. federal income tax treatment of the merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the Merger.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a result of the “reorganization,” Innovate/Protect stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Innovate/Protect capital stock for the equity securities of Vringo in connection with the Merger. However, an Innovate/Protect stockholder who perfects appraisal rights and receives cash in exchange for such stockholder’s Innovate/Protect capital stock will recognize gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Vringo stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Vringo or Innovate/Protect stockholder will depend in part on such stockholder’s circumstances. Accordingly, Vringo and Innovate/Protect urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled, “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

Q:	Do I have appraisal rights in connection with the Merger?
A:	Under the Delaware General Corporation Law, (the “DGCL”), holders of Vringo common stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus. Under the DGCL, however, holders of Innovate/Protect capital stock may be entitled to appraisal rights in connection with the Merger.
Q:	When and where will the Vringo annual meeting take place?
A:	The Vringo annual meeting will be held on July 19, 2012 at 10:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017.
Q:	Who can attend and vote at the stockholder meetings?
A:	All Vringo stockholders of record as of the close of business on June 8, 2012, the record date for the Vringo annual meeting, are entitled to receive notice of and to vote at the Vringo annual meeting.
Q:	What do I need to do now and how do I vote?
A:	Vringo urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger may affect you.

If you are a Vringo stockholder, you may vote by telephone or through the Internet by following the instructions included on your proxy card, you may indicate on the enclosed proxy card how you would like to vote, sign and return the proxy card in the enclosed postage-paid envelope, or you may attend the Vringo annual meeting in person. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the Vringo annual meeting.

If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you.

Q:	What happens if I do not submit my proxy or if I elect to abstain from voting?
A:	If you are a Vringo stockholder and you fail to submit your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Vringo annual meeting, and your failure to take action will have no effect on the outcome of Vringo Proposal Nos. 1 (Securities Issuance Proposal), 4 (Election of Directors Proposal), 5 (2012 Equity Incentive Plan Proposal), 6 (Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal) and 7 (adjournment to solicit additional proxies, if necessary). However, such failure to take action will have the same effect as voting AGAINST Vringo Proposal Nos. 2 (Reverse Stock Split Proposal) and 3 (Authorized Shares Increase Proposal).

If you are a Vringo stockholder and you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Vringo annual meeting and all of your shares will be voted FOR Vringo Proposal Nos. 1, 2, 3, 4, 5, 6 and 7. However, if you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Vringo annual meeting, but will not be voted at the Vringo annual meeting. As a result, your abstention will have the same effect as voting AGAINST Vringo Proposal Nos. 1, 2, 3, 5 and 7 and will have no effect on Vringo Proposal Nos. 4 and 6.

Q:	If my Vringo shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?
A:	If your Vringo shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Vringo or by voting in person at the Vringo annual meeting unless you provide a legal proxy, which you must obtain from your broker or other nominee that holds your shares giving you the right to vote the shares in person at the Vringo annual meeting.
Q:	May I vote in person?
A:	If you are a stockholder of Vringo and your shares of Vringo common stock are registered directly in your name with Vringo’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Vringo. If you are a Vringo stockholder of record, you may attend the Vringo annual meeting and vote your shares in person, rather than submitting your proxy.

If your shares of Vringo common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Vringo annual meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Vringo annual meeting unless you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the Vringo annual meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?
A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the Vringo annual meeting. You can do this in one of four ways. First, you can send a written notice to Vringo stating that you would like to revoke your proxy. Second, you can submit a duly executed proxy bearing a later date or time than that of the previously submitted proxy. Third, you can submit a later dated vote by the Internet or telephone. Fourth, you can attend the Vringo annual meeting and vote in person. Your attendance alone at the Vringo annual meeting will not revoke your proxy. If you are a Vringo stockholder and have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

If you are a beneficial owner of Vringo common stock, you may submit new voting instructions by contacting your broker or other nominee. You also may vote in person if you obtain a legal proxy. All shares that have been properly voted and not revoked will be voted at the Vringo annual meeting.

Q:	What constitutes a quorum?
A:	Stockholders who hold a majority of the shares of Vringo common stock outstanding as of the close of business on the record date for the Vringo annual meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Vringo annual meeting.
Q:	Who is paying for this proxy solicitation?
A:	Vringo will bear its own cost and expense of preparing, assembling, printing, and mailing this proxy statement/prospectus, any amendments thereto, the proxy card, and any additional information furnished to the Vringo stockholders. Vringo will bear any fees paid to the Securities and Exchange Commission (“SEC”). Vringo may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without additional compensation by directors, officers and employees of Vringo by mail, telephone, fax, or other methods of communication. Vringo has retained Morrow & Co., LLC (Morrow)

to assist Vringo in the solicitation of proxies from Vringo stockholders in connection with the Vringo special meeting. Morrow will receive a fee of $8,500 as compensation for its services, plus $5.00 per stockholder contacted and reimbursement of out-of-pocket expenses.
Q:	Whom should I contact if I have any questions about the Merger or the Vringo annual meeting?
A:	If you have any questions about the Merger, the Vringo annual meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Vringo or Morrow, Vringo’s proxy solicitor.

If you are a Vringo stockholder you should contact Vringo or Morrow, Vringo’s proxy solicitor, at the applicable address and telephone number listed below:

Vringo, Inc.	Morrow & Co., LLC
44 W. 28th Street, Suite 1414	470 West Avenue
New York, New York 10001	Stamford, Connecticut 06902
Attn: Corporate Secretary	(203) 658-9400
(646) 525-4319

This proxy statement/prospectus, a form of proxy card and Vringo’s Annual Report to Stockholders for 2011 are available on the Internet at https://materials.proxyvote.com/92911N.

Q:	What happens if I sell my shares after the applicable record date but before the applicable annual meeting?
A:	If you transfer your Vringo common stock after the applicable record date but before the date of the applicable meeting, you will retain your right to vote at the annual meeting (provided that such shares remain outstanding on the date of the applicable meeting).
Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?
A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the Vringo annual meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.
Q:	Should I send in my stock certificates now?
A:	No. Vringo stockholders are not required to tender or exchange their stock certificates as part of the Merger. However, you will receive written instructions from American Stock Transfer & Trust Company, LLC, Vringo’s transfer agent, for exchanging your Vringo stock certificates in connection with any reverse stock split.

SUMMARY

This proxy statement/prospectus is being sent to Vringo and Innovate/Protect stockholders. This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you with respect to the Vringo Merger Proposals and the other proposals or any other matter described in this proxy statement/prospectus. Vringo urges you to carefully read this proxy statement/prospectus, as well as the documents attached to or referred to in this proxy statement/prospectus, to fully understand the Merger. In particular, you should read the Merger Agreement, which is described elsewhere in this proxy statement/prospectus and attached as Annex A. To understand the Merger fully, you should read carefully this entire document, including the business and financial information about Vringo and Innovate/Protect, and the documents to which this proxy statement/prospectus refers, including the annexes attached hereto. See the section entitled “Where You Can Find Additional Information” beginning on page 203.

The Companies

Vringo, Inc.

Vringo is a provider of software platforms for mobile social and video applications. With its award-winning video ringtone application and other mobile software platforms — including FacetonesTM, Video Remix and Fan Loyalty — Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s video ringtone service enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call. Vringo’s FacetonesTM application creates an automated video slideshow using friends’ photos from social media web sites, which is played each time a user communicates with a friend using a mobile device. Vringo’s Video ReMix application, in partnership with music artists and brands, allows users to create their own music video by tapping on a Smartphone or tablet. Additionally, Fan Loyalty is a platform that lets users interact, vote and communicate with contestants in reality TV series that it partners with, as well as downloading and setting clips from such shows as video ringtones.

Vringo is headquartered in New York, New York and was incorporated in Delaware in 2006. Vringo’s principal offices are located at 44 West 28th Street, Suite 1414, New York, New York 10001 and its telephone number is (646) 525-4319. Vringo’s principal website is www.vringo.com. The information on or that can be accessed through Vringo’s website is not part of this proxy statement/prospectus. Vringo’s common stock is listed on the NYSE MKT and trades under the symbol “VRNG.” Additional information about Vringo and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Vringo’s Business,” “Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Vringo’s Financial Statements” beginning on pages 123, 129, and F-1, respectively.

Innovate/Protect, Inc.

Innovate/Protect is a company focused on the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets (or interests therein) and then monetizing such assets through a variety of value enhancing initiatives, including, but not limited to:

•	licensing;
•	customized technology solutions;
•	strategic partnerships; and
•	litigation.

Innovate/Protect is the owner of patent assets acquired from Lycos, Inc. (“Lycos”) one of the largest search engine websites of its kind in the mid and late 1990s, with technologies that remain critical to current search platforms. Innovate/Protect’s Chief Executive Officer, Chief Technology Officer and President, Andrew K. Lang, is the former Chief Technology Officer of Lycos and led the development of the patented technologies. On September 15, 2011, Innovate/Protect through its subsidiary, I/P Engine, initiated a patent infringement lawsuit in the United States District Court for the Eastern District of Virginia against Google, Inc., AOL, Inc., IAC Search & Media, Inc., Gannett Company, Inc. and Target Corporation for unlawfully using systems that incorporate features claimed in two patents owned by I/P Engine. The patents-in-suit relate to relevance search technology that is used in the search engine industry to produce better search results, and has also become the dominant technology used in search advertising to position high-quality advertisements.

Innovate/Protect is headquartered in New York, New York and was incorporated in Delaware in 2011. Innovate/Protect’s principal offices are located at 380 Madison Avenue, 22nd Floor, New York, New York 10017 and its telephone number is (212) 309-7549. Innovate/Protect’s principal website is www.InnovateProtect.com. The information on or that can be accessed through Innovate/Protect’s website is not part of this proxy statement/prospectus. Innovate/Protect is a private company and shares of its capital stock are not publicly traded. Additional information about Innovate/Protect and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Innovate/Protect’s Business,” “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Innovate/Protect’s Financial Statements” beginning on pages 148, 156, and F-52, respectively.

VIP Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of Vringo and was incorporated in Delaware on March 8, 2012, solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

Vringo and Innovate/Protect have entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL at the Effective Time (as such term is defined in the Merger Agreement), Innovate/Protect will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Vringo. The board of directors of Vringo has unanimously approved the Merger Agreement and the Merger. The board of directors of Innovate/Protect has unanimously approved the Merger Agreement and the Merger.

What Innovate/Protect Stockholders Will Receive in the Merger

Upon completion of the Merger, each Innovate/Protect common stockholder will have the right to receive, for each share of the outstanding common stock of Innovate/Protect they hold, a number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio, which shall initially be 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. Each share of Innovate/Protect preferred stock will automatically be converted into the right to receive the same number of shares of Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (or at current conversion rate of 3,017.6). In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Finally, at the effective time of the Merger, all outstanding and unexercised options to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into options to purchase Vringo common stock with the number of shares subject to and the exercise price applicable to such options being appropriately adjusted based on the Common Stock Exchange Ratio. Immediately following the completion of the Merger

(without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger), the former stockholders of Innovate/Protect are expected to own approximately 55.98% of the outstanding common stock of the combined company (or 67.69% of the outstanding common stock of the combined company calculated on a fully diluted basis) and the current stockholders of Vringo are expected to own approximately 44.02% of the outstanding common stock of the combined company (or 32.31% of the outstanding common stock of the combined company calculated on a fully diluted basis). Based on current data if the Merger had been completed on June 8, 2012, the record date for the Vringo annual meeting, an aggregate of 18,113,169 shares of Vringo common stock would have been issuable to Innovate/Protect common stockholders and the warrant holder, and an aggregate of 6,673 shares of Vringo preferred stock initially convertible into 20,136,445 shares of Vringo common stock on such date would have been issuable to Innovate/Protect stockholders upon completion of the Merger.

The Common Stock Exchange Ratio and the number of shares for which the Innovate/Protect preferred stock shall be convertible into shall not be adjusted without the prior written consent of Innovate/Protect; provided, however that such prior written consent shall not be unreasonably conditioned, withheld or delayed with regard to any such adjustments being made with respect to a reverse split of the equity securities of Vringo undertaken for the purpose of maintaining Vringo’s listing on NYSE MKT or any other consent, approval or authorization of, or registration, declaration or filing with, any governmental authority.

No fractional shares of Vringo common stock or Vringo preferred stock will be issued to Innovate/Protect stockholders in connection with the Merger. Instead, Innovate/Protect stockholders will be entitled to receive the next highest number of whole shares of Vringo common or preferred stock in lieu of any fractional shares of Vringo common or preferred stock that they would otherwise be entitled to receive in connection with the Merger.

For a more complete discussion of what Innovate/Protect stockholders will receive in connection with the Merger and the formula that will be used to calculate the Exchange Ratios, see the sections entitled “The Merger — What Innovate/Protect Stockholders Will Receive in the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 64 and 90, respectively.

Ownership of the Combined Company After the Completion of the Merger

Upon completion of the Merger and regardless of the exact Exchange Ratios (or any reverse stock split), the former stockholders of Innovate/Protect (without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger) are expected to own approximately 56.30% of the outstanding common stock of the combined company (or 67.55% of the outstanding common stock of the combined company calculated on a fully diluted basis) and the current stockholders of Vringo are expected to own approximately 43.70% of the outstanding common stock of the combined company (or 32.45% of the outstanding common stock of the combined company calculated on a fully diluted basis).

Treatment of Innovate/Protect Stock Options and Warrants

At the effective time of the Merger, each outstanding and unexercised option to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into and become an option to purchase Vringo common stock and Vringo will assume such Innovate/Protect stock option in accordance with the terms of the Innovate/Protect 2011 Equity Incentive Plan. After the effective time of the Merger, (a) each Innovate/Protect stock option assumed by Vringo may be exercised solely for shares of Vringo common stock and (b) the number of shares of Vringo common stock and the exercise price subject to each Innovate/Protect stock option assumed by Vringo shall be determined by the Common Stock Exchange Ratio. Therefore, at the effective time of the Merger, the outstanding and unexercised Innovate/Protect stock options to purchase 13,646 shares of Innovate/Protect common stock, whether vested or unvested, will be converted into and become options to purchase an aggregate of 41,178 shares of Vringo common stock at an exercise price of $0.994 per share.

At the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split.

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, there were outstanding options to purchase 13,646 shares of Innovate/Protect capital stock and an outstanding warrant to purchase 250,000 shares of Innovate/Protect capital stock.

For a more complete discussion of the treatment of Innovate/Protect stock options and warrants, see the section entitled “The Merger — Treatment of Innovate/Protect Stock Options and Warrants” beginning on page 65.

Treatment of Vringo Stock Options; Change of Control Payments

Upon the change of control in connection with the consummation of the Merger, there will be a one year acceleration of option vesting for all Vringo’s option holders for grants prior to the consummation of the Merger, except for Andrew D. Perlman who will be entitled to 50% acceleration for all of his unvested options granted to him prior to him becoming Chief Executive Officer of Vringo. In addition, directors of Vringo, other than Mr. Perlman, departing within six months from a subsequent change of control would receive full acceleration of vesting for any unvested options and extension of the termination period for option exercises to one year from cessation of board service.

Board of Directors and Executive Officers of the Combined Company After the Completion of the Merger

Upon completion of the Merger, the combined company will have a seven member board of directors, comprised of Seth M. Siegel, as Chairman, Andrew D. Perlman, John Engelman, all of whom are currently members of the Vringo board of directors, and Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair, all of whom are currently members of the Innovate/Protect board of directors.

The executive management team of the combined company is expected to be composed of the following individuals:

Name	Current Position	Position with the Combined Company
Andrew D. Perlman	Chief Executive Officer and President of Vringo	Chief Executive Officer
Andrew Kennedy Lang	President, Chief Executive Officer and Chief Technology Officer of Innovate/Protect	Chief Technology Officer and President
Alexander R. Berger	Secretary, Treasurer, Chief Operating Officer and Chief Financial Officer of Innovate/Protect	Chief Operating Officer and Secretary
Ellen Cohl	Chief Financial Officer of Vringo	Chief Financial Officer and Treasurer

Recommendations of the Vringo Board of Directors and its Reasons for the Merger

The Vringo board of directors, after considering the factors described in the section entitled “The Merger — Recommendations of the Vringo Board of Directors and its Reasons for the Merger” beginning on page 73, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Vringo board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Vringo and its stockholders, and therefore recommends that the Vringo stockholders vote FOR the Securities Issuance Proposal, FOR the Reverse Stock Split Proposal, FOR the Authorized Shares Increase Proposal, as contemplated by the Merger Agreement, FOR the election of the seven (7) director nominees set forth in the Election of Directors Proposal, FOR the approval of the 2012 Equity Incentive Plan Proposal, FOR the Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal and FOR the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals. The Vringo board of directors made its recommendations to the Vringo stockholders after considering the factors described in this proxy statement/prospectus. For a more complete discussion of the recommendations of the Vringo board of directors and its reasons for the Merger, see the section entitled “The Merger — Recommendations of the Vringo Board of Directors and its Reasons for the Merger” beginning on page 73.

Opinion of Etico Capital to the Vringo Board of Directors

The board of directors of Vringo engaged Etico Capital, a division of Olympus Securities LLC (“Etico Capital”), to render an opinion to the board of directors as to whether the Merger consideration was fair, from a financial point of view, to the stockholders of Vringo. The board of directors selected Etico Capital based on the reputation and investment banking experience of Etico Capital and its principals. Etico Capital provides investment banking services, including merger and acquisition advisory services, to a wide range of companies in various industries. On March 11, 2012, Etico Capital provided the Vringo board of directors with a presentation and a draft of the fairness opinion. On March 12, 2012, Etico Capital delivered its final written opinion to the Vringo board of directors that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Merger consideration to be issued is fair, from a financial point of view, to holders of Vringo common stock (other than those who own, or whose affiliates own, securities of Innovate/Protect, regarding which Etico Capital expressed no view).

The full text of the written opinion, dated as of March 12, 2012, of Etico Capital is attached as Annex H to this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by Etico Capital. Holders of Vringo common stock are urged to, and should, read the Etico Capital opinion carefully and in its entirety. The Etico Capital opinion is directed to the Vringo board of directors and addresses only the fairness of the Merger consideration from a financial point of view to holders of Vringo common stock (other than those who own, or whose affiliates own, securities of Innovate/Protect, regarding which Etico Capital expressed no view) as of the date of the opinion. The Etico Capital opinion does not address any other aspect of the Merger and does not constitute a recommendation to any holder of Vringo common stock as to how to vote on the Vringo Merger Proposals at the annual meeting. Etico Capital’s opinion does not address the underlying business decision to enter into the Merger Agreement or the Merger, nor does it evaluate alternative opportunities, alternative transaction structures or other financial or strategic alternatives. The summary of the Etico Capital opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Interests of Vringo Directors and Executive Officers in the Merger

You should be aware that certain directors and executive officers of Vringo have interests in the Merger that are different from, or in addition to, the interests of the stockholders of Vringo generally.

Interests of Vringo’s directors and executive officers in connection with the Merger relate to (i) the continuing service of each of Seth M. Siegel, Andrew D. Perlman and John Engelman as directors of the combined company following the completion of the Merger, (ii) the fact that Andrew D. Perlman and Ellen Cohl are currently executive officers of Vringo and will remain executive officers of the combined company following the completion of the Merger, (iii) upon the change of control in connection with the consummation of the Merger, there will be a one year acceleration of option vesting for option holders for grants prior to the consummation of the Merger, except for Andrew D. Perlman who will be entitled to 50% acceleration for all of his unvested options granted to him prior to him becoming Chief Executive Officer of Vringo, (iv) directors of Vringo, other than Mr. Perlman, departing within six months from a subsequent change of control would receive full acceleration of vesting for any unvested options and extension of the termination period for option exercises to one year from cessation of board service, and (v) the right to continued indemnification for directors and executive officers of Vringo following the completion of the Merger.

The following table sets forth the benefits to be made to Vringo’s directors and executive officers in connection with the Merger, assuming a change of control occurs and termination of Vringo’s directors as of June 20, 2012:

Name	Equity ($)(1)
Andrew D. Perlman	$107,584
Seth M. Siegel	$88,809
John Engelman	$7,280
Ellen Cohl	$30,606

(1)	Calculated based on the aggregate dollar value of in-the-money option awards for which vesting would be accelerated, determined by the difference between the price per share (as discussed in the below) and the exercise price of the options. The price per share is calculated based on the average closing market price of Vringo common stock over the first five business days following March 14, 2012, the first public announcement of the Merger.

The Vringo board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that Vringo stockholders approve the Vringo Merger Proposals.

For a more complete discussion of the interests of the directors and executive officers of Vringo in the Merger, see the section entitled “The Merger — Interests of Vringo’s Directors and Executive Officers in the Merger” beginning on page 82.

Ownership Interests

The following table sets forth information as of June 20, 2012, regarding the beneficial ownership of the combined company for each executive officer and director of Vringo and Innovate/Protect following the completion of the Merger. Percentage of beneficial ownership is calculated in relation to 32,357,329 shares of common stock of the combined company outstanding upon completion of the Merger, assuming that the Common Stock Exchange Ratio to be used in connection with the Merger is approximately 3.0176 shares of Vringo common stock for each share of Innovate/Protect capital stock (without giving effect to the proposed reverse stock split described elsewhere in this proxy statement/prospectus). Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Innovate/Protect capital stock, and if applicable, shares of Vringo common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of Innovate/Protect capital stock or Vringo common stock, as applicable, within 60 days of June 20, 2012. The table also sets forth the total number of additional options that each executive officer and director of Innovate/Protect will have the right to acquire following the Merger, but which are not exercisable within 60 days of June 20, 2012.

Name	Total Shares to be Beneficially Owned Following the Merger	Total Additional Options to be Held Following the Merger	Combined Company Beneficial Ownership Percentage Following the Merger
Andrew D. Perlman	607,381	331,453	1.8%
Seth M. Siegel	619,289	214,583	1.9%
Andrew Kennedy Lang	8,034,360	—	23.1%
Alexander R. Berger	2,678,120	—	8.1%
John Engelman	201,533	129,271	0.6%
Donald E. Stout	1,083,195	—	3.3%
H. Van Sinclair	171,400	—	0.5%
Ellen Cohl	213,750	186,250	0.6%

Anticipated Accounting Treatment of the Merger

The Merger will be treated by Vringo as a reverse merger under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Innovate/Protect is considered to be acquiring Vringo in this transaction. For a more complete discussion of the anticipated accounting treatment of the Merger, see the section entitled “The Merger — Anticipated Accounting Treatment” beginning on page 84.

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has rendered its written opinion regarding such qualification. As a result of the “reorganization,” Innovate/Protect stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Innovate/Protect capital stock for the equity securities of Vringo in connection with the Merger. However, an Innovate/Protect stockholder who perfects appraisal rights and receives cash in exchange for such stockholder’s Innovate/Protect capital stock will recognize gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Vringo stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

The opinion of counsel relied on certain assumptions as well as representations made by Vringo, Merger Sub and Innovate/Protect, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and assumed that these representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, the opinion could become invalid as a result, and the U.S. federal income tax treatment of the merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Vringo or Innovate/Protect stockholder will depend in part on such stockholder’s circumstances. Accordingly, Vringo and Innovate/Protect urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

Restrictions on Sales of Shares of Vringo Common Stock Received by Innovate/Protect Stockholder in the Merger

Pursuant to a letter agreement between Vringo and Hudson Bay, Hudson Bay is prohibited from selling Merger Shares (as hereinafter defined) at a price lower than $2.00 per share (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) to the extent that the sale of such shares on any trading day is in excess of the greater of (i) 15% of the daily trading volume of all shares of Vringo common stock traded on such trading day, and (ii) 5,000 Merger Shares (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). “Merger Shares” means (i) shares of Vringo common stock issued to Hudson Bay, (ii) shares of Vringo common stock issued upon exercise of any Series 1 Warrants or Series 2 Warrants issued to Hudson Bay pursuant to the Merger Agreement, in the forms attached to this proxy statement/prospectus as Annex F and Annex G, respectively, and (iii) shares of Vringo common stock issued upon conversion of the Vringo preferred stock. This restriction is in place from the closing date until the date upon which Vringo gives notice of termination to Hudson Bay pursuant to the Merger Agreement. In exchange, from the closing date until 30 days after Vringo terminates the transfer restriction described above, Vringo will not, directly or indirectly, subject to certain exceptions, effect any Subsequent Placement (as hereinafter defined) unless Vringo has provided notice to Hudson Bay and offered to issue and sell to Hudson Bay 25% of the securities being offered in such Subsequent Placement. “Subsequent Placement” means, subject to certain exceptions, any direct or indirect offer, sale (including any sale of any option to purchase or other disposition of) of any of Vringo’s or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents.

In addition to the restrictions on transfer, sale, or encumbrance discussed in the preceding paragraph, shares of Vringo common stock and preferred stock received by Innovate/Protect stockholders who become affiliates of Vringo for purposes of Rule 144 under the Securities Act, may be resold by them only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

For a more complete discussion of the restrictions on sales of shares of Vringo common stock and preferred stock and warrants received by the Innovate/Protect stockholders and warrantholder in the Merger, see the section entitled “The Merger — Restrictions on Sales of Shares of Vringo Common Stock Received by Innovate/Protect Stockholders in the Merger” beginning on page 84.

Appraisal Rights

Under the DGCL, holders of Vringo common stock are not entitled to appraisal rights in connection with the Merger. Under the DGCL, however, holders of Innovate/Protect capital stock may be entitled to appraisal rights in connection with the Merger.

Regulatory Approvals

As of the date of this proxy statement/prospectus, neither Vringo nor Innovate/Protect is required to make filings or to obtain approvals or clearances from any regulatory authorities in the U.S. or other countries to complete the Merger. In the U.S., Vringo must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance of shares of Vringo common stock and preferred stock and the resulting change in control of Vringo and the filing of this proxy statement/prospectus with the SEC.

Conditions to the Completion of the Merger

Vringo and Innovate/Protect expect to complete the Merger as soon as possible following the approval of the Vringo Merger Proposals at the annual meeting. Completion of the Merger will only be possible, however, after all closing conditions contained in the Merger Agreement are satisfied or waived, including after Vringo receives stockholder approval at the annual meeting. It is possible, therefore, that factors outside of each company’s control could require them to complete the Merger at a later time or not complete it at all.

The obligations of Vringo and Innovate/Protect to consummate the Merger are each subject to the satisfaction or waiver (to the extent permitted under applicable law) of the following conditions, among others and subject, in some cases, to the exceptions or limitations contained in confidential disclosure schedules delivered to each party by the other:

•	the stockholders of each of Vringo and Innovate/Protect have approved the Merger and the Merger agreement;
•	this proxy statement/prospectus has become effective;
•	the shares of Vringo common stock shall have been approved for listing on the NYSE MKT (formerly, NYSE Amex);
•	Vringo or Innovate/Protect, as applicable, shall have entered into certain agreements amending and restating existing indebtedness of Innovate/Protect;
•	the representations and warranties of the parties shall be true, complete and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects and (y) representations and warranties which address matters only as of a particular date;
•	the parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;
•	the holders of Innovate/Protect options and warrants shall have agreed to convert their options and warrants as provided in the Merger Agreement, as applicable;
•	since the date of the Merger Agreement there shall not have occurred, and no event or circumstance shall exist that has had or could reasonably be expected to have, a material adverse effect on Vringo or Innovate/Protect, as applicable;
•	the employment and board agreements and the agreement with Ambrose Employer Group each shall have been assigned to, and assumed by, Vringo, as set forth in the Merger Agreement;
•	Vringo shall have received written resignations from all of the directors and officers of Innovate/Protect and its subsidiaries;

•	a letter agreement between Vringo and Hudson Bay, providing for, among other things, restrictions on the number of shares of Vringo common stock that Hudson Bay may sell and a right of Hudson Bay to participate in up to 25% of certain offerings conducted by Vringo, shall be effective at closing;
•	since the date of the Merger Agreement, (i) neither Innovate/Protect nor any of its subsidiaries has (A) settled, discharged or released any of its claims, causes of action, or defenses in that certain lawsuit captioned I/P Engine, Inc. v. AOL, Inc., Civ. Action No. 2:11-cv-512, filed in United States District Court for the Eastern District of Virginia, Norfolk Division on September 15, 2011 (the “Litigation”) nor (B) assigned, promised, transferred, conveyed, encumbered, or granted a security interest in any of those claims and (ii) there has been no dismissal (including, without limitation, by motion to dismiss or summary judgment) of the Litigation;
•	holders of no more than 10% of the issued and outstanding Innovate/Protect capital stock shall have demanded and perfected their right to an appraisal of Innovate/Protect capital stock under the Delaware General Corporation Law; and
•	neither U.S. Patent Nos. 6,314,420 nor 6,775,664, held by Innovate/Protect or any of its subsidiaries, shall, as of the closing of the Merger, be held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 96.

No Solicitation

Subject to certain exceptions described below, prior to the completion of the Merger or the earlier termination of the Merger Agreement, each of Vringo and Innovate/Protect has agreed that it will not, and it will not authorize or permit its subsidiaries and/or their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to directly or indirectly: (a) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any action relating to, or the submission of any Innovate/Protect Acquisition Proposal (as defined below) or Vringo Acquisition Proposal (as defined below), as the case may be; (b) enter into, participate or engage in discussions or negotiations in any way with any person concerning any Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; (c) furnish to any person (other than the other party) any information relating to the other party or its subsidiaries or afford to any person (other than the other party) access to the business, properties, assets, books, records or other information, or to any personnel of the other party or its subsidiaries, with the intent to induce or solicit the making, submission or announcement of, or the intent to encourage or assist, an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be or the making of any proposal that would reasonably be expected to lead to an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; (d) approve, enforce or recommend an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; (e) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument or contract relating to an Innovate/Protect Acquisition Proposal or a Vringo Acquisition Proposal, as the case may be, or requiring the other party to abandon or terminate the Merger Agreement; or (f) grant any approval pursuant to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law to any person or transaction (other than the Merger) or waiver or release any standstill or similar agreement with respect to the equity securities of the other party.

For a more complete discussion of the prohibition on solicitation of acquisition proposals from third parties, see the section entitled “The Merger Agreement — No Solicitation” beginning on page 94.

Termination of the Merger Agreement

Generally and except as specified below, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger, including after the required Vringo stockholder approval is obtained:

•	by mutual written consent of Vringo, Merger Sub and Innovate/Protect; or
•	by either party, if:
•	the Merger has not been completed on or before September 30, 2012;
•	any law enacted by a governmental authority prohibits the consummation of the Merger, or any governmental authority has issued an order prohibiting the consummation of the Merger;
•	after a vote duly taken, the required approval of the Vringo Merger Proposals by the respective stockholders of Vringo or Innovate/Protect has not been obtained at the respective stockholders meeting (or at any adjournment or postponement thereof), unless failure to obtain approval is attributable to a failure on the part of such party seeking to terminate the Agreement; or
•	subject to cure periods, the other party’s representations and warranties are inaccurate or the other party fails to comply with its covenants, in each case, such that the closing conditions relating to the accuracy of the other party’s representations and warranties or relating to the performance of the other party’s covenants, as applicable, would not be satisfied; or
•	by Vringo, if:
•	at any time prior to the approval of the Merger by its stockholders, (i) the Innovate/Protect board of directors has effected a recommendation change, (ii) the Innovate/Protect board of directors or any authorized committee has failed to present or recommend the approval of the Merger Agreement and the Merger to the stockholders, (iii) Innovate/Protect shall have entered or cause itself or its subsidiaries to enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Innovate/Protect Acquisition Proposal, or (iv) Innovate/Protect shall have breached any term of the non-solicitation provision of the Merger Agreement; or

•	by Innovate/Protect, if:
•	at any time prior to the approval of the Vringo Merger Proposals, (i) the Vringo board of directors has effected a recommendation change (ii) the Vringo board of directors or any authorized committee has failed to present or recommend the approval of the Merger Agreement and the Merger to the stockholders, (iii) Vringo shall have entered or caused itself or its subsidiaries to enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Vringo Acquisition Proposal or Vringo shall have breached any term of the non-solicitation provision of the Merger Agreement; or
•	by either Vringo or Innovate/Protect if prior to obtaining stockholder approval such party determines to enter into a definitive agreement relating to an Innovate/Protect Superior Proposal or Vringo Superior Proposal, as the case may be; or
•	by Innovate/Protect at any time, upon payment to Vringo of the Innovate/Protect termination fee.

For a more complete discussion of termination of the Merger Agreement, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 97.

Termination Fees and Expenses

Under certain circumstances, if the Merger is terminated by either Vringo or Innovate/Protect, then Innovate/Protect shall pay to Vringo, a fee in cash equal to $5,000,000.

Under certain circumstances, if the Merger is terminated by either Vringo or Innovate/Protect in connection with or due to Vringo entering into an alternate transaction constituting a superior proposal, then Vringo shall pay to Innovate/Protect, a fee equal to 5% of the consideration paid to all security holders of Vringo in connection with the Vringo Superior Proposal in the same form as such consideration is paid to such security holders.

For a more complete discussion of termination fees and expenses, see the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 97.

Voting by Vringo Directors and Executive Officers

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, directors and executive officers of Vringo beneficially owned and were entitled to vote 243,053 shares of Vringo common stock, or approximately 1.73% of the total outstanding voting power of Vringo. It is expected that Vringo’s directors and executive officers will vote their shares FOR the approval of the Merger, although none of them has entered into any agreement requiring them to do so.

Rights of Innovate/Protect Stockholders Will Change as a Result of the Merger

Due to differences between the governing documents of Vringo and Innovate/Protect, Innovate/Protect stockholders receiving Vringo common stock and preferred stock in connection with the Merger will have different rights once they become Vringo stockholders. The material differences are described in detail under the section entitled “Comparison of Rights of Vringo Stockholders and Innovate/Protect Stockholders” beginning on page 197.

Risk Factors

The Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following:

•	the issuance of shares of Vringo common stock and preferred stock and warrants to the Innovate/Protect stockholders and warrantholder in connection with the Merger will substantially dilute the voting power of current Vringo stockholders;
•	the announcement and pendency of the Merger could have an adverse effect on the Vringo stock price and/or the business, financial condition, results of operations, or business prospects for Vringo and/or Innovate/Protect;
•	failure to complete the Merger or delays in completing the Merger could negatively impact Vringo’s and Innovate/Protect’s respective businesses, financial condition, or results of operations or the Vringo stock price;
•	some of the directors and executive officers of Vringo and Innovate/Protect have interests in the Merger that are different from, or in addition to, those of the other Vringo and Innovate/Protect stockholders; and
•	the Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire Vringo or Innovate/Protect prior to the completion of the Merger.

In addition, each of Vringo, Innovate/Protect, and the combined company is subject to various risks associated with its business. The risks are discussed in greater detail in the section entitled “Risk Factors” beginning on page 41. Vringo encourages you to read and consider all of these risks carefully.

Matters to Be Considered at the Vringo Annual Meeting

Vringo Annual Meeting

Date, Time and Place.  The Vringo annual meeting will be held on July 19, 2012 at 10:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017.

Matters to be Considered at the Vringo Annual Meeting.  At the Vringo annual meeting, and any adjournments or postponements thereof, Vringo stockholders will be asked to:

•	approve the Securities Issuance Proposal;
•	approve the Reverse Stock Split Proposal;
•	approve the Authorized Shares Increase Proposal;
•	elect seven (7) director nominees to the Vringo board of directors as set forth in the Election of Directors Proposal;
•	approve the 2012 Equity Incentive Plan Proposal;
•	approve the Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal;
•	approve the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals; and
•	conduct any other business as may properly come before the Vringo annual meeting or any adjournment or postponement thereof.

Record Date.  The Vringo board of directors has fixed the close of business on June 8, 2012 as the record date for determining the Vringo stockholders entitled to notice of and to vote at the Vringo annual meeting and any adjournment or postponement thereof.

Required Vote.  Approval of the Securities Issuance Proposal, approval of the 2012 Equity Incentive Plan Proposal and approval the Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal require the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting. Approval of the Reverse Stock Split Proposal and the Authorized Shares Increase Proposal require the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting. The election of the director nominees set forth in the Election of Directors Proposal requires the affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the Vringo annual meeting and entitled to vote on the election of directors. Approval of the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting. As of the close of business on the record date for the Vringo annual meeting, there were 14,064,466 shares of Vringo common stock outstanding.

For additional information about the Vringo annual meeting, see the section entitled “The Annual Meeting of Vringo Stockholders” beginning on page 101.

SELECTED HISTORICAL FINANCIAL DATA OF VRINGO

The following table sets forth Vringo selected historical financial data as of the dates and for each of the periods indicated. The financial data for the years ended December 31, 2011 and 2010, and as of December 31, 2011 and 2010 is derived from Vringo’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The financial data as of and for the years ended December 31, 2009, 2008, and 2007 is derived from Vringo’s audited historical financial statements, which are not included or incorporated by reference into this proxy statement/prospectus. The financial data for the three-month periods ended March 31, 2012 and 2011 and as of March 31, 2012 is derived from Vringo’s unaudited financial statements which are included elsewhere in this proxy statement/prospectus.

You should read the selected historical financial data below together with Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and notes thereto for the year ended December 31, 2011 and for the three months ended March 31, 2012, each of which are included elsewhere in this proxy statement/prospectus.

Statements of Operations Data (U.S. dollars; in thousands, except for share and per share data):

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Revenue	$106	$147	$718	$211	$20	$—	$—
Costs and Expenses
Cost of revenue	31	25	155	180	31	—	—
Research and development	512	519	2,017	2,503	1,975	3,110	2,429
Marketing	759	621	2,193	2,183	1,752	2,769	1,694
General and administrative	1,460	665	2,777	1,840	1,568	1,409	912
Operating loss	(2,656)	(1,683)	(6,424)	(6,495)	(5,306)	(7,288)	(5,035)
Finance income (expense), net	(2,968)	592	(965)	(3,412)	(770)	(51)	66
Loss before taxes on income	(5,624)	(1,091)	(7,389)	(9,907)	(6,076)	(7,339)	(4,969)
Income tax benefit (expense)	(20)	(18)	(90)	(35)	(73)	7	16
Net loss for the period	(5,644)	(1,109)	(7,479)	(9,942)	(6,149)	(7,332)	(4,953)
Basic and diluted net loss per common share	(0.46)	(0.19)	(1.17)	(3.15)	(16.76)	(19.99)	(13.50)
Weighted average number of shares used in computing basic and diluted net loss per common share	12,371,472	5,724,253	6,372,659	3,154,489	366,782	366,782	366,782

Balance Sheet Data (U.S. dollars; in thousands):

	March 31,	December 31,
	2012	2011	2010	2009	2008	2007
Total current assets	$3,926	$1,718	$5,675	$3,518	$6,122	$8,580
Long-term deposit	8	8	9	12	12	3
Property and equipment, net	133	144	178	179	259	265
Deferred tax assets – long-term	—	25	27	80	50	16
Total assets	$4,067	$1,895	$5,889	$3,789	$6,443	$8,865
Total current liabilities	1,210	723	2,269	4,719	1,281	696
Total long-term liabilities	1,836	2,337	3,859	3,480	4,171	66
Total temporary equity	—	—	—	11,968	11,961	—
Total stockholders’ equity (deficit)	1,021	(1,165)	(239)	(16,378)	(10,970)	8,103
Total liabilities and stockholders’ equity (deficit)	$4,067	$1,895	$5,889	$3,789	$6,443	$8,865

SELECTED HISTORICAL FINANCIAL DATA OF INNOVATE/PROTECT

The following table sets forth Innovate/Protect selected historical financial data as of December 31, 2011, which financial data is derived from Innovate/Protect’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The financial data for the three-month period ended March 31, 2012 is derived from Innovate/Protect’s unaudited financial statements which are included elsewhere in this proxy statement/prospectus.

You should read the selected historical financial data below together with Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and notes thereto as of and for the period ended December 31, 2011 and for the three months ended March 31, 2012, each of which are included elsewhere in this proxy statement/prospectus.

(U.S. dollars; in thousands except share and per share data)

	Three Months Ended March 31, 2012	From June 8, 2011 (inception) through December 31, 2011
Revenue	—	—
Operating Expenses:
Legal	$1,172	$1,102
Compensation	378	997
Amortization and depreciation	156	328
General and administrative	162	213
Startup and capital acquisition costs	—	106
Operating loss	(1,868)	(2,746)
Finance income (expense), net	(4)	(8)
Loss before taxes on income	(1,872)	(2,754)
Income tax benefit (expense)	—	—
Net loss for the period	$(1,872)	$(2,754)
Basic and diluted net loss per common share	(0.43)	(0.98)
Weighted average number of shares used in computing basic and diluted net loss per common share	4,365,117	2,802,100

	As of March 31, 2012	December 31, 2011
Total current assets	$4,020	$5,238
Property and equipment, net	12	8
Intangible assets, net	2,912	3,068
Total assets	6,944	8,314
Total current liabilities	2,866	2,449
Note Payable-related party	1,200	1,200
Total stockholders’ equity	1,117	2,865
Total liabilities and stockholders’ equity	$6,944	$8,314

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on June 8, 2011, for the purposes of the statements of operations, and March 31, 2012, for the purposes of the balance sheet, and was prepared based on the historical financial statements and results of operations reported by Vringo and Innovate/Protect. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 188 and the audited historical financial statements of Vringo and Innovate/Protect and the notes thereto beginning on pages F-1 and F-52, respectively, the sections entitled “Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 129 and “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 156, and the other information contained in this proxy statement/prospectus. The following information does not give effect to the proposed reverse stock split of Vringo common stock described in Vringo Proposal No. 2.

Accounting Treatment of the Merger

U.S. Generally Accepted Accounting Principles (hereafter — GAAP), require that for each business combination, one of the combining entities shall be identified as the acquirer, and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, it is sometimes not clear which party is the acquirer. In these situations, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

If a business combination has occurred, but it is not clear which of the combining entities is the acquirer, GAAP requires considering additional factors in making that determination. No hierarchy is provided to explain how to assess factors that influence the identification of the acquirer in a business combination, effectively concluding that no one of the criteria is more significant than any other. However, the more significant the differential in the voting interest of the combining entities, the more difficult it is to conclude that the entity with the largest voting interest is not the acquirer.

Based on the aforementioned, and after taking in consideration all relevant facts and circumstances (which included, among others, the composition of the senior management and the governing body of the combined entity, relative size of the entities prior to the Merger), we came to a conclusion that, in light of the significant differential in the voting interest of the combining entities (both on current holdings basis and on diluted basis), Innovate/Protect is the accounting acquirer, as it is defined in FASB Topic ASC 805 “Business Combinations”.

As a result, the Merger will be accounted for as a reverse acquisition. In the post-combination consolidated financial statements, Innovate/Protect’s assets and liabilities will be presented at its pre-combination amounts, and Vringo’s assets and liabilities will be recorded and measured at fair value. In addition, the consolidated equity will reflect Vringo’s common and preferred stock, at par value, as Vringo is the legal acquirer. The total consolidated equity will consist of Innovate/Protect’s equity just before the merger, plus the fair value of assumed assets of Vringo, net, as well as, adjustments to equity caused by the consummation of the Merger, as per the guidance for business combinations in ASC 805.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

The summary unaudited pro forma combined balance sheet as of March 31, 2012 combines the historical balance sheets of Vringo and Innovate/Protect as of March 31, 2012 and gives pro forma effect to the Merger as if it had been completed on March 31, 2012.

The summary unaudited pro forma statements of operations for the periods from June 8, 2011 through December 31, 2011 and from January 1, 2012 to March 31, 2012 combine the historical statements of operations of Vringo for the periods from June 8, 2011 to December 31, 2011 and from January 1, 2012 to March 31, 2012, and of Innovate/Protect from inception (June 8, 2011) to December 31, 2011 and from January 1, 2012 to March 31, 2012 and gives pro forma effect to the Merger as if it had been completed on June 8, 2011.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements (see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 188), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the Merger.

Unaudited Pro Forma Consolidated Statement of Operations, for the period from June 8, 2011 (date of inception of Innovate/Protect) through December 31, 2011:

	Historical
	Innovate/Protect	Vringo	Pro Forma adjustments	Notes	Pro Forma consolidated
	($ — in thousands, except share and per share data)
Revenue	—	415	—		415
Costs and expenses:
Cost of revenue	—	106	1,026	1	1,132
Operating legal costs	1,102	—	—		1,102
Compensation	997	—	(997)	2	—
Amortization and depreciation	328	—	(328)	2	—
Startup and capital acquisition costs	106	—	(106)	2	—
Research and development	—	1,171	—		1,171
Marketing	—	1,084	—		1,084
General and administrative	213	1,610	1,431	2	3,254
Total operating expenses:	2,746	3,971	1,026		7,743
Operating loss:	(2,746)	(3,556)	(1,026)		(7,328)
Non-operating income (expense)	(8)	13	—		5
Interest and amortization of debt discount expense	—	(1,324)	—		(1,324)
Loss on revaluation of warrants	—	(934)	—		(934)
Gain on restructuring of venture loan	—	963	—		963
Loss before income taxes:	(2,754)	(4,838)	(1,026)		(8,618)
Income taxes	—	(61)	—		(61)
Net loss:	(2,754)	(4,899)	(1,026)		(8,679)
Basic and diluted net loss per common share	(0.98)	(0.70)		3	(0.35)
Weighted average shares used in computing basic and diluted net loss per common share	2,802,100	6,965,927		3	25,079,096

Notes to the Unaudited Pro Forma Consolidated Statements of Operations and Balance Sheet:

1.	This pro-forma adjustment represents additional amortization expense, recorded in connection with amortizable intangible assets acquired in the Merger, assuming the acquisition of Vringo occurred on June 8, 2011:

	Gross carrying amount	Life	Period from June 8, 2011 through December 31, 2011
	($ — in thousands)	(years)	($ — in thousands)
Cost of revenue:
Technology	10,906	6	1,026
			1,026

For these pro forma consolidated statements of operations, we assume that there was no sign of impairment of goodwill, throughout the period presented. In addition, we assume that the purchase price allocated to the fair value of outstanding warrants granted by Vringo prior to the Merger did not change over the presented period.

2.	Amortization and depreciation, startup and capital acquisition costs, were reclassified into general and administrative:

Period from June 8, 2011 through December 31, 2011
($ — in thousands)
General and administrative	1,431
Compensation	(997)
Amortization and depreciation	(328)
Startup and capital acquisition costs	(106)
—
3.	According to GAAP, the consolidated pro forma equity will reflect Vringo’s common stock and preferred stock, at par value, as Vringo is the legal acquirer. Shares used to calculate unaudited pro forma basic and diluted loss per share were computed by adding the shares assumed to be issued, to the weighted average number of shares outstanding for the period from June 8, 2011 through December 31, 2011. However, as the combined company generated only losses in the period presented, potentially dilutive securities, comprised mainly of the abovementioned preferred shares, warrants and stock options, were not reflected in pro forma diluted net loss per share, because the effect of conversion of such shares is anti-dilutive.

Period from June 8, 2011 through December 31, 2011
($ — in thousands, except share and per share data)
Numerator:
Net loss attributable to common stock shares (basic and diluted):	(8,679)
Denominator:
Weighted average of Vringo common stock shares, outstanding for the period:	6,965,927
Weighted average of Vringo common stock shares issued to former Innovate/Protect stockholders, outstanding for the period:	18,113,169
Total common stock shares outstanding, after the Merger:	25,079,096
Basic and diluted net losses per share of common stock:	(0.35)

Unaudited Pro Forma Consolidated Statement of Operations, for the three month period ended March 31, 2012:

	Historical
	Innovate/Protect	Vringo	Pro Forma adjustments	Notes	Pro Forma consolidated
	($ — in thousands, except share and per share data)
Revenue	—	106	—		106
Costs and expenses:
Cost of revenue	—	31	454	1	485
Operating legal costs	1,172	—	—		1,172
Compensation	378	—	(378)	2	—
Amortization and depreciation	156	—	(156)	2	—
Research and development	—	512	—		512
Marketing	—	759	—		759
General and administrative	162	1,460	534	2	2,156
Total operating expenses:	1,868	2,762	454		5,084
Operating loss:	(1,868)	(2,656)	(454)		(4,978)
Non-operating income (expense)	(4)	10	—		6
Issuance of non-preferential reload warrants	—	(1,091)	—		(1,091)
Loss on revaluation of warrants	—	(411)	—		(411)
Issuance of preferential reload warrants	—	(1,476)	—		(1,476)
Loss before income taxes:	(1,872)	(5,624)	(454)		(7,950)
Income taxes	—	(20)	—		(20)
Net loss:	(1,872)	(5,644)	(454)		(7,970)
Basic and diluted net loss per common share	(0.43)	(0.46)		3	(0.26)
Weighted average shares used in computing basic and diluted net loss per common share	4,635,117	12,371,472		3	30,484,641

Unaudited Pro Forma Consolidated Balance Sheets, as of March 31, 2012:

	Historical
	Innovate/Protect	Vringo	Pro Forma adjustments	Notes	Pro Forma consolidated
	($ — in thousands)
Assets:
Current assets:
Cash and cash equivalents	3,980	3,630	—		7,610
Accounts receivable	—	152	—		152
Prepaid expenses and other current assets	40	144	—		184
Total current assets	4,020	3,926	—		7,946
Long-term deposit	—	8	—		8
Property and equipment	12	133	—		145
Intangible assets, net	2,912	—	—		2,912
Technology	—	—	10,906	*	10,906
Goodwill	—	—	56,335	1,*	56,335
Total assets	6,944	4,067	67,241		78,252
Liabilities and stockholders’ equity:
Current liabilities:
Deferred tax liabilities, net – short-term	—	3	—		3
Accounts payable and accrued expenses	525	617	852	4	1,994
Accrued severance pay	—	233	—		233
Accrued employee compensation	341	357	—		698
Current portion, note payable – related party	2,000	—	—		2,000
Total current liabilities	2,866	1,210	852		4,928
Long-term liabilities
Note payable – related party	1,200	—	—		1,200
Derivative liabilities on account of warrants	—	1,836	21,733	5	25,839
			4,106	1,*
			(1,836)	*
Total long-term liabilities	1,200	1,836	24,003		27,039
Preferred stock, Series A Convertible, $0.0001 par value; 6,968 authorized and issued and 6,818 outstanding	1,761	—	(1,761)	6	—
Stockholders’ equity (deficit)
Preferred stock, Series A Convertible, $0.01 par value per share; 6,818 authorized, issued and outstanding	—	—	—	6	—
Common stock, $0.01 par value per share, 150,000,000** authorized, 31,979,592 issued and outstanding	1	139	(1)	7	320
			181	7
Additional paid-in capital	5,742	44,072	(15,237)	8	51,443
			6,734	1,*
			10,132	1,*
Accumulated deficit	(4,626)	(43,190)	(852)	4	(5,478)
			43,190	8
Total stockholders’ equity (deficit)	1,117	1,021	44,147		46,285
Total liabilities and stockholders’ equity	6,944	4,067	67,241		78,252

*	Refer to preliminary Purchase Price Allocation table on page 189.
**	The increase in common stock $0.01 par value per share, from 28,000,000 to 150,000,000, is expected to take place at the stockholders’ meeting to approve the merger.

Notes to the Unaudited Pro Forma Consolidated Statements of Operations and Balance Sheet:

1.	This pro-forma adjustment represents additional amortization expense, recorded in connection with amortizable intangible assets acquired in the Merger, assuming the acquisition of Vringo occurred on June 8, 2011:

	Gross carrying amount	Life	Three month period ended March 31, 2012
	($ — in thousands)	(years)	($ — in thousands)
Cost of revenue:
Technology	10,906	6	454
			454

	Gross carrying amount	Amortization of intangible assets and liabilities
	($ — in thousands)
Goodwill	56,335	Goodwill is reviewed for impairment at least annually in accordance with the provisions of ACS 350 “Intangibles, Goodwill and Other”
Fair value of vested stock options granted to employees, management and consultants, classified as equity in these consolidated pro forma financial statements	6,734	Originally allocated fair value (which also reflects the impact of partial acceleration of vesting of outstanding options granted to employees, management and consultants of Vringo triggered directly by the Merger) will be adjusted for options exercised. This adjustment will be recorded as internal reclassification in additional paid-in capital.
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as a long term derivative liability, as these warrants bear certain down-round protection clauses	4,106	Originally allocated fair value to warrants classified as a derivative liability will be adjusted at the end of each reporting period.
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as equity, in these consolidated pro forma financial statements	10,132	Originally allocated fair value to warrants classified as equity will be adjusted for warrants exercised. This adjustment will be recorded as internal reclassification in additional paid-in capital.

For these pro forma consolidated statements of operations, we assume that there was no sign of impairment of goodwill, throughout the period presented. In addition, we assume that the purchase price allocated to the fair value of outstanding warrants granted by Vringo prior to the Merger did not change over the presented period.

2.	Amortization and depreciation and capital acquisition costs, were reclassified into general and administrative:

Three month period ended March 31, 2012
($ — in thousands)
General and administrative	534
Compensation	(378)
Amortization and depreciation	(156)
—

3.	According to GAAP, the consolidated pro forma equity will reflect Vringo’s common stock and preferred stock, at par value, as Vringo is the legal acquirer. Shares used to calculate unaudited pro forma basic and diluted loss per share were computed by adding the shares assumed to be issued, to the weighted average number of shares outstanding for the three month period ended March 31, 2012. However, as the combined company generated only losses in the period presented, potentially dilutive securities, comprised mainly of the abovementioned preferred shares, warrants and stock options, were not reflected in pro forma diluted net loss per share, because the effect of conversion of such shares is anti-dilutive.

Three month period ended March 31, 2012
($ — in thousands, except share and per share data)
Numerator:
Net loss attributable to common stock shares (basic and diluted):	(7,970)
Denominator:
Weighted average of Vringo common stock shares, outstanding for the period:	12,371,472
Weighted average of Vringo common stock shares issued to former Innovate/Protect stockholders, outstanding for the period:	18,113,169
Total common stock shares outstanding, after the Merger:	30,484,641
Basic and diluted net losses per share of common stock:	(0.26)
4.	This adjustment represents direct, incremental costs of this Merger, which were not yet reflected in the historical financial statements of either company. These costs include mainly legal, accounting and filing fees.
5.	According to the Merger Agreement, Vringo will grant former Innovate/Protect stockholders 16,809,838 warrants, at an exercise price of $1.76. 8,741,116 of these warrants bear down-round protection clauses; as a result, they will be classified as a long term derivative liability and recorded at fair value. Fair value, in the total amount of $21.7 million, was calculated using the Black-Scholes-Merton and the Monte-Carlo models, using the following assumptions: 77.96% expected volatility, a risk-free interest rate of 0.77%, estimated life of 5 years and no dividend yield. The fair value of our common stock, used for this valuation, was $3.39. We estimate there is a 30% probability that the down-round protection will be activated. Our valuation may significantly change, dependent on the deviation of actual future parameters (primarily our common stock price, that will be known on the date of the Merger), from those taken in our preliminary valuation. In these consolidated pro forma statements of operations we assume that fair value of these warrants did not change throughout the period presented.
6.	The Series A Convertible Preferred stock shares, both pre and post-Merger, have certain liquidation preferences, and are otherwise convertible, at any time, at the option of the holder, subject to certain limitations. In addition, their conversion price may be subject to adjustments for anti-dilution and other corporate events. Also, under certain circumstances (as defined in the Certificate of Designations in each of the merging companies), these shares are entitled to participate in dividends, and vote, on an as converted basis.

The 6,818 outstanding Series A Convertible Preferred stock shares, $0.0001 par value, issued by Innovate/Protect were classified as mezzanine equity, as the holder had the right to require the Company to redeem these shares in cash, upon occurrence of a triggering event which is outside the control of the company. The 6,818 Series A Convertible Preferred stock shares, $0.01 par value, to be issued by Vringo to former stockholders of Innovate/Protect, as part of this Merger, were classified as equity, as cash based redemption event is only triggered by events fully controlled by the company. As a result, in these pro forma consolidated financial statements, Innovate/Protect’s mezzanine equity, in the total amount of $1,761 thousand, was cancelled, as, according to GAAP, these pro forma consolidated financial statements will only include the 6,818 Series A Convertible Preferred stock, presented at par value.

7.	According to GAAP, the equity of the combined entity will reflect Vringo’s common and preferred stock, at par value, as Vringo is the legal acquirer. As a result, the common stock share number will be adjusted to include Vringo’s common stock shares, immediately after the merger:

As of March 31, 2012
Vringo common stock outstanding as of March 31, 2012	13,866,423
Vringo common stock issued to former Innovate/Protect stockholders	18,113,169
Total common stock outstanding, pursuant to the Merger	31,979,592
8.	According to GAAP, in the post-combination consolidated financial statements, equity will reflect Innovate/Protect’s total equity just before the merger, plus the fair value of assumed assets of Vringo, net, as well as adjustments to equity caused by the consummation of the Merger (notes 4, 5 and 6). Specifically, in these consolidated pro forma financial statements, accumulated deficit will include only Innovate/Protect’s historical deficit, in the total amount of $4,626 thousand, plus adjustments reflected in Note 4. Vringo’s historical deficit, in the total amount of $43,190 thousand, will be cancelled upon consolidation. Finally, an adjustment to additional paid-in capital, in the total amount of $15,237 thousand was recorded, in order to adjust the total consolidated equity, as per the abovementioned GAAP requirements.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Market Price

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Vringo common stock, which trades on the NYSE MKT under the symbol “VRNG.” Vringo’s fiscal year ends on December 31st.

	Vringo Common Stock
	High	Low
Fiscal Year 2010
Third Quarter(1)	$3.60	$1.25
Fourth Quarter	$3.30	$1.90
Fiscal Year 2011
First Quarter	$3.30	$1.43
Second Quarter	$2.65	$1.00
Third Quarter	$2.63	$1.11
Fourth Quarter	$1.89	$0.98
Fiscal Year 2012
First Quarter	$1.84	$0.84
Second Quarter (through June 20, 2012)	$5.45	$1.80

(1)	Vringo shares of common stock initiated trading on the NYSE MKT (formerly, NYSE Amex) on June 22, 2010.

The closing price as of June 20, 2012 was $4.19.

Innovate/Protect is a private company and shares of its capital stock are not publicly traded.

Record Holders

As of June 20, 2012, Vringo had 22 stockholders of record.

Dividends

Vringo has not declared or paid any cash dividend on its capital stock during the two most recent fiscal years. Any determination to pay dividends to holders of Vringo common stock in the future will be at the discretion of the Vringo board of directors and will depend upon many factors, including Vringo’s financial condition, results of operations, capital requirements and any other factors that the Vringo board of directors considers appropriate.

On March 14, 2012, the trading day of the announcement of the Merger, the last reported sale price of Vringo’s common stock was $1.84, for an aggregate market value of Vringo of $25.5 million, or $48.7 million on a fully diluted basis. On June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of Vringo’s common stock was $4.19, for an aggregate market value of Vringo of $59.7 million, or $110.2 million on a fully diluted basis. Assuming the issuance on such date of an aggregate of 18,113,169 shares of Vringo common stock based on a common stock Exchange Ratio of 3.0176, an aggregate of 6,673 shares of Vringo preferred stock, an aggregate of 16,809,838 of Vringo warrants and options to purchase an aggregate of 41,178 shares of Vringo common stock if the Merger was completed on such date, the market value attributable to the shares of Vringo common stock to be issued to Innovate/Protect’s stockholders in the aggregate, or approximately 67.69% of the outstanding shares of the combined company calculated on a fully diluted basis, would equal $231 million.

The following table sets forth information as of June 20, 2012, regarding the beneficial ownership of the combined company upon completion of the Merger by (i) each person known by the management of Vringo and Innovate/Protect that is expected to become the beneficial owner of 5% of the common stock of the combined company upon completion of the Merger, (ii) each director and named executive officer of the combined company, and (iii) all directors and named executive officers of the combined company as a group.

Information with respect to beneficial ownership is based solely on a review of Vringo capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below and on Innovate/Protect’s stock ledger. Unless otherwise indicated in the footnotes, the address for each listed stockholder is: c/o Innovate/Protect, Inc., 380 Madison Avenue, 22nd Floor, New York, New York 10017.

Percentage of beneficial ownership is calculated based on 14,244,160 shares of Vringo common stock outstanding as of June 20, 2012 and 12,592,661 shares of Innovate/Protect capital stock outstanding as of June 20, 2012 (which includes 6,673 shares of preferred stock and 5,919,661 shares of common stock). The percent of common stock of the combined company is based on 32,357,329 shares of common stock of the combined company outstanding upon completion of the Merger and assumes that the Exchange Ratio to be used in connection with the Merger is approximately 3.0176 shares of Vringo common stock for each share of Innovate/Protect capital stock (without giving effect to the proposed reverse stock split described elsewhere in this proxy statement/prospectus). Shares of Vringo common stock subject to stock options that are currently exercisable or exercisable within 60 days after June 20, 2012 are treated as outstanding and beneficially owned by the holder of such options for the purpose of computing the percentage ownership of the combined company’s common stock of such holder, but are not treated as outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other stockholder. Shares of Innovate/Protect common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 20, 2012 are treated as outstanding and beneficially owned by the holder of such options for the purpose of computing the percentage ownership of the combined company’s common stock of such holder, but are not treated as outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other stockholder. Unless otherwise indicated, Vringo and Innovate/Protect believe that each of the persons named in this table has sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(3)	Percent of Class	Total Voting Power(8)	Percent of Class
5% Stockholders (Preferred)
Hudson Bay Master Fund Ltd.(5) 777 Third Avenue New York, NY 10017	6,181	92.6%	—	—
Sander Gerber(5) c/o Hudson Bay Capital Management LP 777 Third Avenue New York, NY 10017	6,181	92.6%	—	—
Iroquois Master Fund Ltd.(6) 641 Lexington Ave, 26th Floor New York, NY 10022	344	5.2%
5% Stockholders (Common) (Excluding Named Executive Officers and Directors)
Hudson Bay Master Fund Ltd.(5) 777 Third Avenue New York, NY 10017	3,548,875	9.99%	3,548,875	9.99%
Sander Gerber(5) c/o Hudson Bay Capital Management LP 777 Third Avenue New York, NY 10017	3,548,875	9.99%	3,548,875	9.99%
Iroquois Master Fund Ltd.(6) 641 Lexington Ave, 26th Floor New York, NY 10022	2,219,446	6.7%	524,936	1.6%
Frost Gamma Investments Trust 4400 Biscayne Boulevard Miami, FL 33137	1,606,872	4.9%	1,131,600	3.5%
Michael and Betsy Brauser TBE 3164 NE 31st Avenue Lighthouse Point, FL 33064	1,660,435	5.1%	1,169,320	3.6%
Barry Honig 4400 Biscayne Boulevard, Suite 850 Miami, FL 33137	1,874,684	5.7%	1,320,200	4.1%
Named Executive Officers and Directors:
Andrew D. Perlman(1)	607,381	1.8%	66,666	*
Andrew Kennedy Lang(2)	8,034,360	23.1%	5,658,000	17.5%
Seth M. Siegel(1)	619,289	1.9%	92,773	*
Alexander R. Berger(2)(4)	2,678,120	8.1%	1,886,000	5.8%
John Engelman(2)	201,533	*	43,614	*
Donald E. Stout(2)(7)	1,083,195	3.3%	733,814	2.3%
H. Van Sinclair(2)	171,400	*	120,704	*
Ellen Cohl(1)	231,750	*	35,000	*
All executive officers and directors as a group (8 persons)	13,627,028	39.9%	8,636,571	26.3%

*	Does not exceed 1% of the class
(1)	The address of each listed stockholder is c/o Vringo Inc., 44 W. 28th Street New York, New York, 10001.
(2)	The address of each listed stockholder is c/o Innovate/Protect, Inc., 380 Madison Avenue, 22nd Floor, New York, New York 10017.
(3)	Assumes the full exercise of all options and warrants held by the principal stockholders that are exercisable within 60 days of June 20, 2012.
(4)	Held by ARB-A Investment Trust, of which Mr. Berger is the trustee.
(5)	In addition to any shares of Vringo common stock that Hudson Bay and its affiliates will hold after the Merger, Hudson Bay Master Fund Ltd. will hold warrants exercisable for shares of common stock, and 6,181 shares of Vringo preferred stock convertible into shares of Vringo common stock. In accordance with the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock with respect to the Vringo preferred stock to be filed by Vringo prior to the consummation of the Merger and the terms of the Vringo warrants to be received in connection with the Merger, Hudson Bay may not convert any of the Vringo preferred stock or exercise its warrants to purchase Vringo common stock to the extent that after giving effect to such conversion or exercise, as the case may be, Hudson Bay (together with its affiliates) would have acquired, through conversion of Vringo preferred stock, exercise of Vringo warrants or otherwise, beneficial ownership of a number of shares of Vringo common Stock that exceeds 9.99% of the number of shares of Vringo common stock outstanding immediately after giving effect to such conversion, excluding for purposes of such determination, shares of Vringo common stock issuable upon conversion of the Vringo preferred stock or exercise of the Vringo warrants that have not been converted or exercised. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities. Mr. Gerber, through his pension plan, is also the beneficial owner of 28,748 shares of Vringo common stock.
(6)	Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund Ltd., or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.
(7)	Aggregates shares owned by Donald E. Stout and the Donald E. and Mary Stout Trust, which Mr. Stout controls.
(8)	Does not include options, warrants or other convertible securities held by the principal stockholders.

Because the market price of Vringo common stock is subject to fluctuation, the market value of the shares of Vringo common stock that holders of Innovate/Protect capital stock will receive in the Merger may increase or decrease. The foregoing information reflects only historical information.

Following the completion of the Merger and successful reapplication to the NYSE MKT for initial inclusion of the Vringo common stock on the NYSE MKT, the common stock of Vringo, including the shares of Vringo common stock issued to Innovate/Protect stockholders in connection with the Merger, will continue to be listed on the NYSE MKT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus contain or may contain forward-looking statements of Vringo within the meaning of Section 21E of the Exchange Act, which is applicable to Vringo but not to Innovate/Protect because Vringo, unlike Innovate/Protect, is a public company subject to the reporting requirements of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as may, will, project, might, expect, believe, anticipate, intend, could, would, estimate, continue or pursue or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents referred to and relate to a variety of matters, including but not limited to (i) the timing and anticipated completion of the Merger, (ii) the benefits expected to result from the Merger, (iii) the anticipated business of the combined company following the completion of the Merger, and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and those that are referred to in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	the expected timetable for completing the transaction;
•	the potential value created by the Merger for Vringo’s and Innovate/Protect’s stockholders;
•	the potential of the combined company’s technology platform;
•	the respective or combined ability to raise capital to fund the combined operations and business plan;
•	the continued listing of Vringo’s or the combined company’s securities on the NYSE MKT;
•	market acceptance of Vringo products;
•	the collective ability to protect intellectual property rights;
•	competition from other providers and products;
•	the ability to license and monetize the patents owned by Innovate/Protect, including the outcome of the Litigation against online search firms and other companies; and
•	the combined company’s management and board of directors.

In addition to the risk factors identified elsewhere, various important risks and uncertainties affecting each of Vringo and Innovate/Protect may cause the actual results of the combined company to differ materially from the results indicated by the forward-looking statement in this proxy statement/prospectus, including without limitation:

•	the financial condition, financing requirements, prospects and cash flow of Vringo and Innovate/Protect;
•	expectations regarding potential growth;
•	the inability to have Vringo securities listed for trading on the NYSE MKT or another national securities exchange;
•	the loss of strategic relationships;
•	competitive position;
•	introduction and proliferation of competitive products;

•	changes in technology;
•	the inability to achieve sustained profitability;
•	failure to implement short- or long-term growth strategies;
•	decrease in the market price for the securities;
•	the cost of retaining and recruiting key personnel or the loss of such key personnel;
•	compliance with applicable laws;
•	ability to maintain or protect the validity of patents and other intellectual property;
•	ability to obtain a positive verdict or settlement arrangement in Innovate/Protect’s initial Litigation;
•	ability to internally develop new inventions and intellectual property; and
•	liquidity.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents referred to in this proxy statement/prospectus, as of the date of those documents. Vringo disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In addition to the other information included and referred to in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39, you should carefully consider the following risk factors before deciding how to vote your shares of Vringo common stock at the Vringo annual meeting. These factors should be considered in conjunction with the other information included by Vringo in this proxy statement/prospectus. If any of the risks described below or referred to in this proxy statement/prospectus actually materialize, the business, financial condition, results of operations, or prospects of Vringo, Innovate/Protect, and/or the combined company, or the stock price of Vringo and/or the combined company, could be materially and adversely affected.

Risks Related to the Merger

The issuance of Vringo’s securities to Innovate/Protect security holders in connection with the Merger will substantially dilute the voting power of current Vringo stockholders.

Pursuant to the terms of the Merger Agreement, it is anticipated that Vringo will issue to Innovate/Protect common and preferred stockholders shares of Vringo common stock and Vringo preferred stock, and warrants to purchase shares of Vringo common stock. After such issuance (without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger), the stockholders of Innovate/Protect are expected to own approximately 55.98% of the outstanding common stock of the combined company (or 67.69% of the outstanding common stock of the combined company calculated on a fully diluted basis) and the stockholders of Vringo are expected to own approximately 44.02% of the outstanding common stock of the combined company (or 32.31% of the outstanding common stock of the combined company calculated on a fully diluted basis). Accordingly, the issuance of shares of Vringo common stock to Innovate/Protect stockholders in connection with the Merger will significantly reduce the relative voting power of each share of Vringo common stock held by current Vringo stockholders.

The announcement and pendency of the Merger could have an adverse effect on the business prospects for Vringo and/or Innovate/Protect and on Vringo’s stock price and/or business, financial condition or results of operations.

While there have been no significant adverse effects to date, the announcement and pendency of the Merger could disrupt Vringo’s and/or Innovate/Protect’s prospective and current businesses in the following ways, among others:

•	third parties, including customers, suppliers and operators, may seek to terminate and/or renegotiate their relationships with Vringo or Innovate/Protect or decide not to conduct business with either Vringo or Innovate/Protect as a result of the Merger, whether pursuant to the terms of their existing agreements with Vringo and/or Innovate/Protect or otherwise. For example, Google, Inc. who was named as a defendant in the Litigation, may decline to conduct any business with Vringo or may seek to assert patent litigation claims against Vringo; and
•	the attention of Vringo and/or Innovate/Protect management may be directed toward the completion of the Merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to Vringo or Innovate/Protect.

Should they occur, any of these matters could adversely affect the stock price of Vringo or harm the financial condition, results of operations, or business prospects of Vringo, Innovate/Protect, and/or the combined company.

Failure to complete the Merger or delays in completing the Merger could negatively impact Vringo’s business, financial condition, or results of operations or Vringo’s stock price.

The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied at all or satisfied in a timely manner. If the Merger is not completed or delayed, Vringo will be subject to several risks, including:

•	the current trading price of Vringo common stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger or delays in completing the Merger could result in a decline in the price of Vringo common stock;
•	certain executive officers and/or directors of Vringo or Innovate/Protect may seek other employment opportunities, and the departure of any of Vringo’s or Innovate/Protect’s executive officers and the possibility that Vringo would be unable to recruit and hire experienced executives could negatively impact Vringo’s future business;
•	the Vringo board of directors will need to reevaluate Vringo’s strategic alternatives, such alternatives will include other merger and acquisition opportunities and/or additional financing necessary to ensure that Vringo will continue to operate as a going concern;
•	Vringo may be delisted from the NYSE MKT for failure to comply with NYSE MKT requirements related to minimum stockholders’ equity;
•	Under certain circumstances, if the Merger is terminated by either Vringo or Innovate/Protect in connection with or due to Vringo entering into an alternate transaction constituting a superior proposal, then Vringo is required to pay to Innovate/Protect a fee equal to 5% of the consideration paid to all security holders of Vringo in connection with such superior proposal in the same form as such consideration is paid to such security holders;
•	Vringo is expected to incur substantial transaction costs in connection with the Merger whether or not the Merger is completed; and
•	Vringo would not realize any of the anticipated benefits of having completed the Merger.

If the Merger is not completed, these risks may materialize and materially and adversely affect Vringo’s business, financial condition, results of operations, and Vringo’s stock price.

Any delay in completing the Merger may substantially reduce the benefits that Vringo expects to obtain from the Merger.

In addition to obtaining the approval of the stockholders of each of Vringo and Innovate/Protect for the consummation of the Merger, the Merger is subject to a number of other conditions beyond the control of Vringo that may prevent, delay, or otherwise materially adversely affect its completion. Vringo cannot predict whether or when the conditions required to complete the Merger will be satisfied. The requirements for satisfying the closing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger may materially adversely affect the benefits that Vringo expects to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

NYSE MKT considers the anticipated Merger a “reverse merger” and therefore has required that Vringo submit a new listing application, which requires certain actions on the part of the combined company which may not be successful and, if unsuccessful, could make it more difficult for holders of shares of the combined company to sell their shares.

NYSE MKT considers the Merger proposed in this proxy statement/prospectus a “reverse merger” and has required that Vringo submit a new listing application. NYSE MKT may not approve Vringo’s new listing application for the NYSE MKT on a timely basis, or at all. If this occurs and the Merger is still completed, you may have difficulty converting your investments into cash effectively.

Additionally, as part of the new listing application, Vringo may be required to submit, among other things, a plan for the combined company to conduct a reverse stock split. A reverse stock split would likely increase the per share trading price by an as yet undetermined multiple. The change in share price may affect the volatility and liquidity of the combined company’s stock, as well as the marketplace’s perception of the stock. As a result, the relative price of the combined company’s stock may decline and/or fluctuate more than in the past, and you may have trouble converting your investments in the combined company into cash effectively.

Some of the directors and executive officers of Vringo have interests in the Merger that are different from, or in addition to, those of the other Vringo stockholders.

When considering the recommendation by the Vringo board of directors that the Vringo stockholders vote “for” each of the Vringo Merger Proposals, Vringo’s stockholders should be aware that certain of the directors and executive officers of Vringo have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of Vringo.

For instance, in connection with the Merger, (i) each of Seth M. Siegel, Andrew D. Perlman and John Engelman, each a current director of the Vringo board of directors, will continue to serve as a director of the combined company following the completion of the Merger, and the remaining directors of Vringo will resign, effective as of the completion of the Merger, (ii) Andrew D. Perlman and Ellen Cohl, currently executive officers of Vringo, will remain executive officers of the combined company following the completion of the Merger, (iii) upon the change of control in connection with the consummation of the Merger, there will be a one year acceleration of option vesting for option holders for option grants prior to the consummation of the Merger, except for Andrew D. Perlman who will be entitled to 50% acceleration for all of his unvested options granted to him prior to him becoming Chief Executive Officer of Vringo; and (iv) directors of Vringo, other than Mr. Perlman, departing within six months from a subsequent change of control would receive full acceleration of vesting for any unvested options and extension of the termination period for option exercises to one year from cessation of board service.

In addition, the directors and executive officers of Vringo also have certain rights to indemnification and to directors’ and officers’ liability insurance that will be provided by the combined company following the completion of the Merger. See the sections entitled “The Merger — Interests of Vringo Directors and Executive Officers in the Merger” beginning on page 82.

On March 11, 2012, in connection with the appointment of Andrew D. Perlman as Chief Executive Officer, the Vringo board of directors approved an increase in Mr. Perlman’s salary to $250,000 per year and the payment of severance for one year in the event he is no longer the Chief Executive Officer in connection with a change of control. In addition, the Vringo board of directors approved the grant of options to purchase 450,000 shares at an exercise price of $1.65 per share. Vringo and Mr. Perlman expect to enter into an amendment to his employment agreement to memorialize the foregoing terms.

The Vringo board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that Vringo stockholders approve the Vringo Merger Proposals.

The Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire Vringo prior to the completion of the Merger.

The Merger Agreement contains provisions that make it difficult for Vringo to entertain a third-party proposal for an acquisition of Vringo. These provisions include the general prohibition on Vringo’s soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal. In addition, under certain circumstances, if the Merger is terminated by either Vringo or Innovate/Protect in connection with or due to Vringo entering into an alternate transaction constituting a superior proposal, then Vringo is required to pay to Innovate/Protect a fee equal to 5% of the consideration paid to all security holders of Vringo in connection with such superior proposal in the same form as such consideration is paid to such security holders. See the sections entitled “The Merger Agreement — No Solicitation,” “The Merger Agreement — Board Recommendations” and “The Merger Agreement — Termination Fees and Expenses” beginning on pages 94, 95, and 97, respectively.

These provisions might discourage an otherwise interested third party from considering or proposing an acquisition of Vringo, even one that may be deemed of greater value than the Merger to Vringo stockholders.

Innovate/Protect can terminate the Merger Agreement for any reason or no reason upon payment of a termination fee and Vringo will have no recourse against Innovate/Protect.

Pursuant to the Merger Agreement, Innovate/Protect can terminate the Merger Agreement, at any time, for any reason or no reason, upon payment to Vringo of a termination fee equal to $5,000,000. Vringo will have no recourse against Innovate/Protect other than receiving such termination fee and would not realize any of the anticipated benefits of having completed the Merger.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, the stockholders of Innovate/Protect may be required to pay substantial U.S. federal income taxes as a result of the Merger as would Innovate/Protect.

Vringo and Innovate/Protect intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Vringo and Innovate/Protect currently anticipate that the U.S. holders of shares of Innovate/Protect capital stock generally will not recognize taxable gain or loss as a result of the Merger. However, neither Vringo nor Innovate/Protect has requested, or intends to request, a ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences of the Merger, and there can be no assurance that the companies’ position would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code and is taxable for U.S. federal income tax purposes, Innovate/Protect stockholders generally would recognize taxable gain or loss on their receipt of equity securities of Vringo in connection with the Merger equal to the difference between such stockholder’s adjusted tax basis in their shares of Innovate/Protect capital stock and the fair market value of the equity securities of Vringo. Moreover, Innovate/Protect would recognize gain on the net appreciation in its assets since it would be deemed to have sold all of its assets in a taxable sale to Merger Sub. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

Litigation may be instituted against Vringo, members of the Vringo board of directors, Innovate/Protect, members of the Innovate/Protect board of directors, and Merger Sub challenging the Merger and adverse judgments in these lawsuits may prevent the Merger from becoming effective within the expected timeframe or at all.

Vringo, members of the Vringo board of directors, Innovate/Protect, members of the Innovate/Protect board of directors, and Merger Sub may be named as defendants in class action lawsuits to be brought by Vringo of Innovate/Protect stockholders challenging the Merger. If the plaintiffs in these potential cases are successful, they may prevent the parties from completing the Merger in the expected timeframe, if at all. Even if the plaintiffs in these potential actions are not successful, the costs of defending against such claims could adversely affect the financial condition of Vringo or Innovate/Protect.

Risks Related to the Combined Company if the Merger Is Completed

The failure to integrate successfully the businesses of Vringo and Innovate/Protect in the expected timeframe could adversely affect the combined company’s future results following the completion of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined company following the completion of the Merger to realize the anticipated benefits from combining the businesses of Vringo and Innovate/Protect.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;
•	appropriately managing the liabilities of the combined company;
•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;
•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and
•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

Vringo may not realize the potential value and benefits created by the Merger.

The success of the Merger will depend, in part, on Vringo’s ability to realize the expected potential value and benefits created from integrating Vringo’s existing business with Innovate/Protect’s business, which includes the maximization of the economic benefits of the combined company’s intellectual property portfolio. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of Innovate/Protect’s business could include, among others:

•	failure to implement Vringo’s business plan for the combined business;
•	unanticipated issues in integrating the business of both companies;
•	potential lost sales and customers if any customer of Vringo decides not to do business with Vringo after the Merger;
•	loss of key employees with knowledge of Vringo’s historical business and operations;
•	unanticipated changes in applicable laws and regulations; and
•	other unanticipated issues, expenses, or liabilities that could impact, among other things, Vringo’s ability to realize any expected benefits on a timely basis, or at all.

Vringo may not accomplish the integration of Innovate/Protect’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from Vringo’s current operations to the integration effort and any difficulties encountered in combining businesses could prevent Vringo from realizing the full expected potential value and benefits to result from the Merger and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of Vringo and Innovate/Protect from other strategic opportunities and operational matters during the integration process.

The combined company will be dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on the combined company’s business, financial conditions and results of operations.

The success and future prospects of the combined company largely depend on the skills, experience and efforts of its key personnel, including Andrew D. Perlman, Vringo’s current Chief Executive Officer and President, and Andrew Kennedy Lang, Innovate/Protect’s Chief Executive Officer, Chief Technology Officer and President. The loss of Messrs. Perlman or Lang or other executives of the combined company, or the combined company’s failure to retain other key personnel, would jeopardize the combined company’s ability to execute its strategic plan and materially harm its business.

The Merger will result in changes to the Vringo board of directors and the combined company may pursue different strategies than either Vringo or Innovate/Protect may have pursued independently.

If the parties complete the Merger, the composition of the Vringo board of directors will change in accordance with the Merger Agreement. Following the completion of the Merger, the combined company’s board of directors will consist of seven members, including Seth M. Siegel, as Chairman, Andrew D. Perlman, John Engelman, all of whom are currently members of the Vringo board of directors, and Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair, all of whom are currently members of the Innovate/Protect board of directors. Currently, it is anticipated that the combined company will maximize the economic benefits of its intellectual property portfolio, add significant talent in technological innovation and potentially enhance its opportunities for revenue generation through the monetization of the combined company’s assets. However, because the composition of the board of directors of the combined company will consist of directors from both Vringo and Innovate/Protect, the combined company may determine to pursue certain business strategies that neither Vringo nor Innovate/Protect would have pursued independently.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company’s stock price to decline.

Upon completion of the Merger, Vringo’s and Innovate/Protect’s executive officers and directors continuing with the combined company and are expected to beneficially own or control approximately 40.6% of the combined company (see the sections entitled “Vringo Security Ownership of Certain Beneficial Owners and Management” beginning on page 178, “Innovate/Protect Security Ownership of Certain Beneficial Owners and Management” beginning on page 180 and “Security Ownership of Certain Beneficial Owners and Management of the Combined Company Following the Merger” beginning on page 182 for more information on the estimated ownership of the combined company following the Merger). Accordingly, these executive officers and directors, acting individually or as a group, will have substantial influence over the outcome of a corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company. In addition, the significant concentration of stock ownership may adversely affect the market value of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The success of the combined company will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition, or results of operations.

The combined company’s success will be dependent on its ability to maintain and renew the business relationships of both Vringo and Innovate/Protect and to establish new business relationships. There can be no assurance that the management of the combined company will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this proxy statement/prospectus and the financial forecasts prepared by Vringo and Innovate/Protect in connection with discussions concerning the Merger.

The future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of Vringo and Innovate/Protect prepared by Vringo and Innovate/Protect in connection with discussions concerning the Merger. Vringo expects to incur significant costs associated with the completion of the Merger and combining the operations of the two companies. The exact magnitude of these costs are not yet known, but are estimated to be approximately $0.9 million. Furthermore, these costs may decrease the capital that the combined company could use for continued development of the combined company’s business in the future or may cause the combined company to seek to raise new capital sooner than expected.

The combined company will require additional capital to support its present business plan and its anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect the combined company’s ability to operate.

The combined company will require additional funds to further develop its business plan. Based on current operating plans of Vringo and Innovate/Protect, the current resources of the combined company are expected to be sufficient to fund its planned operations into the fourth quarter of 2012. Since it is impossible to predict the timing and amount of any recovery, if any, resulting from the Innovate/Protect Litigation, we anticipate that we will need to raise additional funds through equity offerings in order to meet our liquidity requirements in the second half of 2012. After taking into effect the Merger with Innovate/Protect, additional resources that may be required for the continuation of the combined operations approximates $4.3 million and $11.8 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. Any such financing that Vringo undertakes will likely be dilutive to Vringo’s current stockholders.

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it, or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by any of the Vringo entities, including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will be subject to certain conditions set forth in the commitment letter agreement and will terminate as described below. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. Although the combined company will have access to up to $6,000,000 of financing under this facility if it meets the conditions to the commitment, it intends not to draw down any amounts under this facility and instead will attempt to raise additional capital through equity or equity-linked financings as well as through the exercise of its outstanding warrants.

The combined company intends to continue to make investments to support its business growth, including patent or other intellectual property asset creation. In addition, the combined company may also need additional funds to respond to business opportunities and challenges, including its ongoing operating expenses, protecting its assets, satisfying debt payment obligations, developing new lines of business and enhancing its operating infrastructure. While the combined company will need to seek additional funding, it may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of the combined company’s financings may be dilutive to, or otherwise adversely affect, holders of its common stock. The combined company may also seek additional funds through arrangements with collaborators or other third parties. The combined company may not be able to negotiate arrangements on acceptable terms, if at all. If the combined company is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate some or all of its business plans.

The Vringo preferred stock to be issued to the holders of Innovate/Protect preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E which is to be filed by Vringo prior to closing. The rights of the holders of Vringo preferred stock could adversely affect the combined company’s ability to raise additional funds, in particular, the Vringo preferred stock contains a covenant prohibiting Vringo, for a period of 18 months following the closing, from incurring indebtedness senior to the Vringo preferred stock in excess of $6 million in the aggregate (including the then outstanding principal amount of existing Innovate/Protect indebtedness); provided, that, this covenant shall not apply to indebtedness secured by assets of Vringo acquired after the closing in which the lender expressly subordinates to the holder of the Vringo preferred stock. In addition, in accordance with the terms and conditions of the Merger Agreement, Vringo may not currently incur any indebtedness without the consent of Innovate/Protect. As of May 31, 2012, the indebtedness of Vringo and Innovate/Protect were zero and $3.2 million, respectively. Therefore, following the consummation of the Merger, Vringo may incur up to $2.8 million of debt senior to the Vringo preferred stock without violating the provisions of the Vringo preferred stock (in addition to any amounts up to $6,000,000 that may be drawn down by Innovate/Protect under the Hudson Bay debt facility).

The combined company’s business and financial condition could be constrained by the debt incurred in connection with the Merger.

Innovate/Protect is obligated under a senior secured note payable to Hudson Bay with an outstanding balance of $3,200,000 as of December 31, 2011. The senior secured note accrues interest at 0.46% per annum and matures on June 22, 2014. Hudson Bay has the option of requiring Innovate/Protect to redeem up to $2,000,000 aggregate principal of the senior secured note beginning March 22, 2012. Pursuant to a letter agreement dated March 12, 2012, by and between Innovate/Protect and Hudson Bay, Hudson Bay agreed not to exercise its right of redemption until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement or (ii) the effective time of the Merger; provided that if the Merger is consummated, the note will be amended and restated and the holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed. Innovate/Protect has granted Hudson Bay a security interest in all of its tangible and intangible personal property (including the Lycos’s patents) to secure its obligations under the senior secured note.

In addition, on June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, as described above. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will be subject to certain conditions set forth in the commitment letter agreement and will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth in the commitment letter agreement, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by Innovate/Protect to Hudson Bay or (f) 18 months after the consummation of the Merger.

In connection with the Merger, Vringo will guaranty the senior secured note and any financing drawn down under new facility. This could have a material adverse effect on the financial condition of Vringo following the Merger, including limiting Vringo’s ability to incur additional indebtedness, limiting its available funds for future operations and making Vringo vulnerable to economic or industry downturns.

The price of Vringo common stock after the Merger is completed may be affected by factors different from those currently affecting the shares of Vringo.

Upon completion of the Merger, holders of Innovate/Protect capital stock will become holders of Vringo common stock and preferred stock. The business of Vringo differs from the business of Innovate/Protect and, accordingly, the results of operations of the combined company and the trading price of Vringo common stock following the completion of the Merger may be significantly affected by factors different from those currently affecting the independent results of operations of Vringo because the combined company will be conducting activities not undertaken by Vringo prior to the completion of the Merger. For a discussion of the businesses of Vringo and Innovate/Protect and of certain factors to consider in connection with those businesses, see the sections entitled “Vringo’s Business,” “Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Innovate/Protect’s Business,” “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements of Vringo and Innovate/Protect, including the notes thereto, which are included elsewhere in this proxy statement/prospectus, and the other information contained in this proxy statement/prospectus.

Material weaknesses may exist when the combined company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements.

Prior to the filing of the registration statement of which this proxy statement/prospectus forms a part, Innovate/Protect was not subject to Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Therefore, Innovate/Protect’s management and independent registered public accounting firm did not perform an evaluation of Innovate/Protect’s internal control over financial reporting as of December 31, 2011 in accordance with the provisions of Sarbanes-Oxley. Following the completion of the Merger within the expected timeframe, the combined company will be required to provide management’s report on internal control over financial reporting in its Annual Report on Form 10-K for the year ending December 31, 2012, as required by Section 404 of Sarbanes-Oxley. Material weaknesses may exist when the combined company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements under the Exchange Act or Section 404 of Sarbanes-Oxley following the completion of the Merger. The existence of one or more material weaknesses would preclude a conclusion that the combined company maintains effective internal control over financial reporting. Such a conclusion would be required to be disclosed in the combined company’s future Annual Reports on Form 10-K and could impact the accuracy and timing of its financial reporting and the reliability of its internal control over financial reporting, which could harm the combined company’s reputation and cause the market price of its common stock to drop.

Vringo does not expect the combined company to pay cash dividends on its common stock.

Vringo anticipates that the combined company will retain its earnings, if any, for future growth and therefore does not anticipate paying cash dividends on its common stock in the future. Investors seeking cash dividends should not invest in the combined company’s common stock for that purpose.

Anti-takeover provisions in the combined company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the combined company difficult.

The combined company’s certificate of incorporation and bylaws will contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of the combined company’s common stock.

Because the lack of a public market for Innovate/Protect’s capital stock makes it difficult to evaluate the fairness of the Merger, Innovate/Protect’s stockholders may receive consideration in the Merger that is greater than or less than the fair market value of Innovate/Protect’s capital stock.

The outstanding capital stock of Innovate/Protect is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Innovate/Protect. Since the percentage of Vringo common stock, preferred stock and warrants to be issued to Innovate/Protect’s stockholders was determined based on negotiations between the parties, it is possible that the value of the Vringo common stock, preferred stock and warrants to be issued in connection with the Merger will be greater than the fair market value of Innovate/Protect. Alternatively, it is possible that the value of the shares of Vringo common stock, preferred stock and warrants to be issued in connection with the Merger will be less than the fair market value of Innovate/Protect.

If any of the events described in “Risks Related to Vringo’s Business” or “Risks Related to Innovate/Protect’s Business” occur, those events could cause the potential benefits of the Merger not to be realized.

Following the completion of the Merger, current Vringo executive officers and certain Innovate/Protect executive officers and certain Innovate/Protect and Vringo directors will direct the business and operations of the combined company. Additionally, Innovate/Protect’s business is expected to be an important part of the business of the combined company following the Merger. As a result, the risks described below in the section entitled “Risks Related to Innovate/Protect’s Business” beginning on page 58 are among the significant risks to the combined company if the Merger is completed. To the extent any of the events in the risks described below in either the section entitled “Risks Related to Vringo’s Business” or “Risks Related to Innovate/Protect’s Business” occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the combined company’s common stock to decline.

Risks Related to Vringo’s Business

Vringo is currently, and after the completion of the Merger the combined company will continue to be, subject to the risks described below.

Vringo may not be able to consummate the Merger with Innovate/Protect.

The consummation of the Merger with Innovate/Protect is subject to stockholders approval and other closing conditions. Vringo has expended significant effort and management attention to the proposed transaction. There is no assurance that the Merger will be approved. For example, Vringo’s stockholders may not approve the Merger. If the Merger is not consummated for any reason, Vringo’s business and operations, as well as the market price of its stock and warrants may be adversely affected.

To date, Vringo has generated only losses, which are expected to continue for the foreseeable future.

As of March 31, 2012, Vringo had a cash balance of $3.6 million and $2.7 million of net working capital. For the three month period ended March 31, 2012 and 2011 and for the cumulative period from inception until March 31, 2012, Vringo incurred net losses of $5.6 million, $1.1 million and $43.2 million, respectively. As of March 31, 2012, Vringo’s stockholders’ equity was $1.0 million.

Vringo expects its net losses to continue in the foreseeable future, as Vringo continues to grow its user base through carrier partnerships, continue to ensure it has broad handset reach, enhance its viral and social tools, maintain and grow its product and technology portfolio, build a strong revenue base of recurring monthly subscription revenue, find new forms of distribution, and explore monetization through advertising and revenue through content sales.

Vringo is a development stage company with no significant source of income and there is a significant doubt about Vringo’s ability to continue its activities as a going concern.

Vringo is still a development stage company. Vringo’s operations are subject to all of the risks inherent in development stage companies that do not have significant revenues or operating income. Vringo’s potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially technology start-up companies. Vringo cannot provide any assurance that its business objectives will be accomplished. All of Vringo’s audited consolidated financial statements, since inception, have contained a statement by Vringo’s management that raises significant doubt about Vringo being able to continue as a going concern unless Vringo is able to raise additional capital. Vringo’s financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should Vringo’s operations cease.

Vringo believes that current cash levels will be sufficient to support its activity into the first quarter of 2013. The continuation of its business is dependent upon the successful consummation of the Merger with Innovate/Protect, or similar merger or acquisition, financing and upon the further development of Vringo’s products. Since it is impossible to predict the timing and amount of any recovery, if any, resulting from the Innovate/Protect Litigation, we anticipate that we will need to raise additional funds through equity offerings in order to meet our liquidity requirements in the second half of 2012. After taking into effect the Merger with Innovate/Protect, additional resources that may be required for the continuation of the combined operations approximates $4.3 million and $11.8 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. Any such financing that Vringo undertakes will likely be dilutive to Vringo’s current stockholders.

The exercise of a substantial number of warrants or options by Vringo’s security holders may have an adverse effect on the market price of Vringo common stock.

Should Vringo’s currently outstanding warrants be exercised, there will be an additional 7,385,364 shares of common stock eligible for trading in the public market. In addition, Vringo currently has options outstanding to purchase 4,675,887 shares of common stock, granted as of the reporting date, to Vringo’s management, employees, directors and consultants. In March 2012, the Vringo board of directors approved participation of all outstanding options in future dividends. In addition, the vesting of all outstanding options will accelerate if the Vringo common stock reaches certain price or market capitalization targets for 20 of 30 consecutive trading dates, as follows: (i) 50% acceleration if either the price of the Vringo common stock is at least $5 or Vringo’s market capitalization is at least $250,000,000; (ii) 75% acceleration if either the price of the Vringo common stock is at least $10 or Vringo’s market capitalization is $500,000,000 or more; and (iii) 100% acceleration if either the price of the Vringo common stock is at least $20 or Vringo’s market capitalization is at least $1,000,000,000. Furthermore, all outstanding options granted to members of the board of directors shall fully vest if a member of the Vringo board of directors ceases to be a director at any time during the six-month period immediately following the change of control. Certain options that are outstanding have exercise prices that are below, and in some cases significantly below, recent market prices. Such securities, if exercised, will increase the number of issued and outstanding shares of common stock. Therefore, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants and options could have an adverse effect on the market price for Vringo’s securities or on Vringo’s ability to obtain future financing. The average weighted exercise price of all currently outstanding warrants and options, as of June 20, 2012, is $3.21 per share.

Under the terms of the Merger Agreement, Vringo will issue Innovate/Protect stockholders warrants to purchase 15,959,838 shares of Vringo common stock at an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect’s common stock that is outstanding and unexercised immediately prior to the Merger will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrant to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Finally, all outstanding and unexercised options to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into options to purchase Vringo common stock with the number of shares subject to and the exercise price applicable to such options being appropriately adjusted based on the Common Stock Exchange Ratio. As a result of an approval of the Merger with Innovate/Protect, the total number of warrants and options held by Vringo’s security holders will be increased by 16,851,016 and the former stockholders of Innovate/Protect (without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger) are expected to own approximately 55.98% of the outstanding common stock of the combined company (or 67.69% of the outstanding common stock of the combined company calculated on a fully diluted basis) and the current stockholders of Vringo are expected to own approximately 44.02% of the outstanding common stock of the combined company (or 32.31% of the outstanding common stock of the combined company calculated on a fully diluted basis).

Future sales of Vringo’s shares of common stock by its stockholders could cause the market price of Vringo common stock to drop significantly, even if Vringo’s business is performing well.

As of June 20, 2012, Vringo has 14,060,424 shares of common stock issued and outstanding, excluding shares of common stock issuable upon exercise of warrants or options. As shares saleable under Rule 144 are sold or as restrictions on resale need, the market price of Vringo common stock could drop significantly, if the holders of restricted shares sell them, or are perceived by the market as intending to sell them. This decline in Vringo’s stock price could occur even if Vringo’s business is otherwise performing well. We filed with the SEC Registration Statements for the common shares underlying (a) the 2,526,289 of the new warrants issued in February 2012 (which registration was declared effective on June 20, 2012) (including 11,834 warrants issued to Vringo’s placement agent) and (b) 4,623,863 options currently outstanding under Vringo’s 2006 Stock Option Plan.

Under the terms of the Merger Agreement, Vringo will issue Innovate/Protect stockholders 17,863,169 of its common stock shares and Series A Convertible Preferred stock, initially convertible into 20,136,445 of Vringo shares of common stock. In addition, the outstanding warrant to purchase 250,000 shares of Innovate/Protect’s common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Upon the consummation of the Merger, the number of outstanding shares of common stock (calculated on a fully diluted basis) held by Vringo’s security holders will significantly increase.

If Vringo is unable to adequately protect its intellectual property, Vringo may not be able to compete effectively.

Vringo’s ability to compete depends in part upon the strength of Vringo’s proprietary rights in its technologies, brands and content. Vringo relies on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect its intellectual property and proprietary rights. The efforts Vringo has taken to protect its intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of its intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which Vringo’s services are made available. There may be instances where

Vringo is not able to fully protect or utilize its intellectual property in a manner that maximizes competitive advantage. If Vringo is unable to protect its intellectual property and proprietary rights from unauthorized use, the value of Vringo’s products may be reduced, which could negatively impact Vringo’s business. Vringo’s inability to obtain appropriate protections for its intellectual property may also allow competitors to enter Vringo’s markets and produce or sell the same or similar products. In addition, protecting Vringo’s intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if Vringo is otherwise unable to protect its intellectual property and proprietary rights, Vringo’s business and financial results could be adversely affected.

If Vringo is forced to resort to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive. In addition, Vringo’s proprietary rights could be at risk if Vringo is unsuccessful in, or cannot afford to pursue, those proceedings. Vringo also relies on trade secrets and contract law to protect some of its proprietary technology. Vringo has entered into confidentiality and invention agreements with its employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect Vringo’s right to its un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Vringo’s trade secrets and know-how.

The possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

Vringo may need to obtain licenses to patents or other proprietary rights from third parties. Vringo may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If Vringo does not obtain required licenses, Vringo may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. Vringo may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. Vringo may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by Vringo or its collaborators.

If Vringo or its users infringe on the intellectual property rights of third parties, Vringo may have to defend against litigation and pay damages and Vringo’s business and prospects may be adversely affected.

If a third party were to assert that Vringo’s products infringe on its patent, copyright, trademark, right of publicity, right of privacy, trade secret or other intellectual property rights, Vringo could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert Vringo’s management time and attention. Such claims or the lack of available access to certain sites or content could also cause Vringo’s customers or potential customers to purchase competitors’ products if such competitors have access to the sites or contents that Vringo is lacking or defer or limit their purchase or use of Vringo’s affected products or services until resolution of the claim. In connection with any such claim or litigation, Vringo’s mobile carriers and other partners may decide to re-assess their relationships with Vringo, especially if they perceive that they may have potential liability or if such claimed infringement is a possible breach of Vringo’s agreement with such mobile carrier. If any of Vringo’s products are found to violate third-party intellectual property rights, Vringo may have to re-engineer one or more of its products, or Vringo may have to obtain licenses from third parties to continue offering its products without substantial re-engineering. Vringo’s efforts to re-engineer or obtain licenses could require significant expenditures of time and money and may not be successful. Accordingly, any claims or litigation regarding Vringo’s infringement of intellectual property of a third party by Vringo or its users could have a material adverse effect on Vringo’s business and prospects.

Third party infringement claims could also significantly limit Vringo Studio products and the content available in Vringo’s content library. The Vringo Studio tool allows users to access video from multiple sites on the web or from their computer and then edit and send these video clips to their mobile phones as customized video ringtones. These websites could choose to block Vringo from accessing their content for violating their terms of service by allowing users to download clips or for any other reason, which could significantly limit the availability of content in the Vringo Studio. Additionally, while Vringo employs special software that seeks to determine whether a clip is copyrighted or otherwise restricted, it is not feasible for Vringo to determine whether users of Vringo Studio own or acquire appropriate intellectual property permissions to use each clip before it is downloaded. Therefore, Vringo requires users of the Vringo Studio to certify that they have the rights to use the content that they desire to send to their phone. Additionally, while the majority of the clips in Vringo’s content library are either licensed by Vringo directly or are public domain or creative commons, Vringo’s content library contains certain clips which Vringo has not licensed from the content owner. As a result, Vringo may receive cease-and-desist letters, or other threats of litigation, from website hosts and content owners asserting that Vringo is infringing on their intellectual property or violating the terms and conditions of their websites. In such a case, Vringo will remove or attempt to obtain licenses for such content or obtain additional content from other websites. However, there is no assurance that Vringo will be able to enter into license agreements with content owners. Consequently, Vringo may be forced to remove a portion of its content from its library and significantly limit the availability of content in the Vringo Studio. This would negatively impact Vringo’s user experience and may cause users to cancel Vringo’s service and make Vringo’s service less attractive to its partners.

If Vringo is unable to enter into or maintain distribution arrangements with major mobile carriers and/or other partners and develop and maintain its existing strategic relationships with mobile carriers, Vringo will be unable to distribute its products effectively or generate significant revenue.

Vringo’s strategy for distributing its applications and services is dependent upon establishing distribution arrangements with major mobile carriers and other partners. Vringo currently has distribution arrangements with Etisalat (Emirates Telecom), Orange (Everything Everywhere), Vodafone, Verizon, Maxis, Celcom (Axiata Berhard), Hungama Mobile and Du. Vringo needs to develop and maintain strategic relationships with these entities in order for them to market its service to their end users. While Vringo has entered into agreements with the aforementioned mobile carriers pursuant to which Vringo’s service may be made available to their end-users, such agreements are not exclusive and generally do not obligate the partner to market or distribute Vringo’s service. In addition, a number of Vringo’s distribution agreements allow the mobile carrier to terminate its rights under the agreement at any time and for any reason upon 30 days’ notice. Vringo is dependent upon the subsequent success of these partners in performing their responsibilities and sufficiently marketing Vringo’s service. Vringo cannot provide you any assurance that it will be able to negotiate, execute and maintain favorable agreements and relationships with any additional partners, that the partners with whom Vringo has a contractual relationship will choose to promote Vringo’s service or that such partners will be successful and/or will not pursue alternative technologies.

If Vringo is unsuccessful in entering into and maintaining content license agreements, its revenues will be negatively affected.

The success of Vringo’s service is dependent upon its providing end-users with content they desire. An important aspect of this strategy is establishing licensing relationships with third party content providers that have desirable content. Content license agreements generally have a fixed term, may or may not include provisions for exclusivity and may require Vringo to make significant minimum payments. Vringo has entered into approximately 35 content license agreements with various content providers. While Vringo’s business is not dependent on any particular content license agreement, there is no assurance that Vringo will enter into a sufficient number of content license agreements or that the ones that Vringo enters into will be profitable and will not be terminated early.

Vringo may not be able to generate revenues from certain of its prepaid mobile customers.

Vringo currently operates in markets that have a high percentage of prepaid mobile customers. Many of these users may not have a sufficient balance in their prepaid account when their free trial ends and Vringo bills them to cover the charges for subscribing to its service. As a result, the subscriber numbers that Vringo periodically discloses may not generate revenues at the expected level.

Vringo is dependent on mobile carriers and other partners to make timely payments to Vringo.

Vringo will receive its revenue from mobile carriers and other distribution partners who may delay payment to Vringo, dispute amounts owed to Vringo, or in some cases refuse to pay Vringo at all. Many of these partners are in markets where Vringo may have limited legal recourse to collect payments from these partners. Vringo’s failure to collect payments owed to it from its partners will have an adverse effect on Vringo’s business and its results of operations.

Vringo may not be able to continue to maintain its application on all of the operating systems that it currently supports.

Some of Vringo’s applications are compatible with various mobile operating systems including Android, Blackberry, Sony Ericsson, Symbian, Apple’s iOS, Java, and Windows Mobile operating systems. While Windows Mobile, Blackberry and Android do not support video ringtones natively, Vringo’s development team has enabled its application to work on many devices which utilize these operating systems. The user base for the video ringtone service is spread out amongst a number of smartphone and feature phone operating systems, with applications on each aforementioned operating system representing less than 5% of the total subscribers to Vringo’s video ringtone platform. Vringo’s FacetonesTM platform, which represents less than 5% of Vringo’s revenue for the three months ended March 31, 2012, is heavily reliant upon Vringo’s Android devices users. Currently, over 96% of Vringo’s FacetonesTM users utilize the Android operating system. In addition, Vringo’s commercial agreement with ZTE is solely reliant on Vringo’s ability to maintain its support for the Android operating system. Since these operating systems do not support Vringo’s applications natively, any significant changes to these operating systems by their respective developers may prevent Vringo’s application from working properly or at all on these systems. If Vringo is unable to maintain its application on these operating systems or on any other operating systems, users of these operating systems will not be able to use Vringo’s application, which could adversely affect Vringo’s business and results of operations.

Vringo operates in the digital content market where piracy of content is widespread.

Vringo’s business strategy is partially based upon users paying Vringo for access to its content. If users believe they can obtain the same or similar content for free via other means including piracy, they may be unwilling to pay for Vringo’s service. Additionally, since Vringo’s own clips do not have any copy protection, they can theoretically be distributed by a paying user to a non-paying user without any additional payment to Vringo. If users or potential users obtain Vringo’s content or similar content without payment to Vringo, Vringo’s business and results of operations will be adversely affected.

Major network failures could have an adverse effect on Vringo’s business.

Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, transport facilities, communications switches, routers, microwave links, cell sites or other third-party equipment on which Vringo relies, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on Vringo’s operations or its ability to provide service to Vringo’s customers. These events could disrupt Vringo’s operations, require significant resources to resolve, result in a loss of customers or impair Vringo’s ability to attract new customers, which in turn could have a material adverse effect on Vringo’s business, results of operations and financial condition.

Vringo’s data is hosted at a remote location. Although Vringo has full alternative site data backed up, Vringo does not have data hosting redundancy. Accordingly, Vringo may experience significant service interruptions, which could require significant resources to resolve, result in a loss of customers or impair Vringo’s ability to attract new customers, which in turn could have a material adverse effect on Vringo’s business, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which Vringo has less direct control. As a result, the network infrastructure and information systems on which Vringo relies, as well as Vringo’s customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in Vringo’s service or adversely affect the ability of Vringo’s customers to access its service. Such lapses could have a material adverse effect on Vringo’s business and its results of operations.

Vringo’s business depends upon its ability to keep pace with the latest technological changes and Vringo’s failure to do so could make Vringo less competitive in its industry.

The market for Vringo’s products and services is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make Vringo’s products and services less attractive. Furthermore, Vringo’s competitors may have access to technology not available to Vringo, which may enable them to produce products of greater interest to consumers or at a more competitive cost. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to Vringo’s business and operating results. As a result, Vringo’s success will depend, in part, on its ability to develop and market product and service offerings that respond in a timely manner to the technological advances available to Vringo’s customers, evolving industry standards and changing preferences.

Vringo’s FacetonesTM application depends upon Vringo’s continued access to Facebook® photos.

Vringo’s FacetonesTM application creates automated video slideshow using friends’ photos from social media web sites, primarily from Facebook®, the world’s leading social media site. FacetonesTM represented less than 5% of Vringo’s revenue for the three months ended March 31, 2012, however, Vringo believes that the rapid growth of its user base is critical to the value of its mobile application business. In the event Facebook® prohibits or restricts the ability of Vringo’s application to access photos on its site, Vringo’s business, financial condition, operating results and projected growth could be harmed. In February 2012, Vringo entered into an agreement with Facebook®, which clarifies Vringo’s permitted use of the FacetonesTM mark and domain name.

If Vringo’s FacetonesTM trademark is challenged by another party, Vringo’s revenue from this application may be adversely affected.

In February 2012, Vringo entered into an agreement with Facebook, Inc., an online social network, relating to the use of Vringo’s FacetonesTM mark and domain name (collectively, the “Facetones Mark”). The Agreement resolved a potential dispute between the parties regarding the Facetones Mark. Nonetheless, Facebook reserves the right to challenge the Facetones Mark in the future if Vringo violates certain limitations on its use of the Facetones Mark and/or certain conditions are not met. If Facebook or any other party successfully challenges Vringo’s Facetones Mark, Vringo will need to re-brand its application, which may have a negative impact on Vringo’s revenue from this application.

Regulation concerning consumer privacy may adversely affect Vringo’s business.

Certain technologies that Vringo currently supports, or may in the future support, are capable of collecting personally-identifiable information. Vringo anticipates that as mobile telephone software continues to develop, it will be possible to collect or monitor substantially more of this type of information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of Vringo’s business. In the United States, these laws could include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach Bliley Act, as well as various state laws and related regulations. In addition, certain governmental agencies, like the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. In particular, such laws could limit Vringo’s ability to collect information related to users or Vringo’s services, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new products based on new technologies. The evolving nature of all of these laws and regulations, as well as the evolving nature of various governmental bodies’ enforcement efforts, and the possibility of new laws in this area, may adversely affect Vringo’s ability to collect and disseminate or share certain information about consumers and may negatively affect Vringo’s ability to make use of that information. If Vringo fails to successfully comply with applicable regulations in this area, its business and prospects could be harmed.

Vringo’s ability to raise capital through equity or equity-linked transactions may be limited.

In order for Vringo to raise capital through equity or equity-linked transactions, stockholder approval is required to enable Vringo to issue more than 19.99% of Vringo’s outstanding shares of common stock pursuant to the rules and regulations of the NYSE Amex. Should stockholders not approve such issuances, Vringo’s sole means to raise capital would be through debt, which could have a material adverse effect on Vringo’s balance sheet and overall financial condition.

Vringo’s liquidity is largely dependent on its common stock being traded on a major exchange.

Vringo’s common stock and warrants are listed on the NYSE Amex, a national securities exchange, which imposes continued listing requirements with respect to listed shares. On April 26, 2012, the NYSE MKT (formerly, NYSE Amex) notified Vringo that it had resolved the continued listing deficiency referenced in the NYSE MKT's letter dated May 24, 2011, which stated that Vringo was not in compliance with Section 1003(a) (iv) of the NYSE MKT's continued listing standards. The NYSE MKT's conclusion was based on a review of available information, including Vringo’s filings with the SEC. Vringo’s continued listing eligibility will be assessed on an ongoing basis. While the NYSE MKT has not initiated delisting proceedings in the past, there is no assurance that it will not do so in the future.

If the NYSE MKT delists Vringo’s securities from trading, Vringo could face significant consequences, including:

•	a limited availability for market quotations for its securities;
•	reduced liquidity with respect to its securities;
•	a determination that Vringo’s common stock is a “penny stock,” which will require brokers trading in Vringo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Vringo common stock;
•	limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, Vringo would no longer be subject to the NYSE MKT rules, including rules requiring Vringo to have a certain number of independent directors and to meet other corporate governance standards.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on Vringo’s business relationships and profitability.

Vringo’s research and development facility and finance department are located in Israel and many of Vringo’s key personnel reside in Israel. Vringo’s business is directly affected by the political, economic and military conditions in Israel and its neighbors. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on Vringo’s existing business relationships and on Vringo’s operating results and financial condition. Furthermore, several countries restrict business with Israeli companies, which may impair Vringo’s ability to create new business relationships or to be, or become, profitable.

Vringo may not be able to enforce covenants not-to-compete under current Israeli law, which may result in added competition.

Vringo has non-competition agreements with all of its employees, almost all of which are governed by Israeli law. These agreements generally prohibit Vringo’s employees from competing with or working for its competitors, during their term of employment and for up to 12 months after termination of their employment. However, Israeli courts may be reluctant to enforce non-compete undertakings of former employees and may not enforce those provisions, or only enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. If Vringo is not able to enforce non-compete covenants, Vringo may be faced with added competition.

Because a substantial portion of Vringo’s revenues is generated in dollars and euros, while a significant portion of Vringo’s expenses is incurred in Israeli currency, Vringo’s revenue may be reduced due to inflation in Israel and currency exchange rate fluctuations.

A substantial portion of Vringo’s revenues is generated in dollars and euros, while a significant portion of Vringo’s expenses, principally salaries and related personnel expenses, is paid in Israeli currency. As a result, Vringo is exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of Israeli currency in relation to the dollar or the euro, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and euro costs of Vringo’s operations, it would therefore have an adverse effect on Vringo’s dollar-measured results of operations. The value of the New Israeli Shekel, or NIS, against the United States Dollar, the Euro and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect Vringo’s cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect Vringo’s ability to operate its business.

The termination or reduction of tax and other incentives that the Israeli government provides to domestic companies, such as Vringo’s wholly-owned subsidiary, may increase the costs involved in operating a company in Israel.

The Israeli government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. Vringo’s wholly-owned Israeli subsidiary currently takes advantage of some of these programs. Vringo cannot provide you with any assurance that such benefits and programs will continue to be available in the future to Vringo’s Israeli subsidiary. In addition, it is possible that Vringo’s subsidiary will fail to meet the criteria required for eligibility of future benefits. If such benefits and programs were terminated or further reduced, it could have an adverse effect on Vringo’s business, operating results and financial condition.

Risks Related to Innovate/Protect’s Business

Innovate/Protect’s limited operating history makes it difficult to evaluate its current business and future prospects.

Innovate/Protect is a development stage company and has generated no revenue to date and has only incurred expenses. Innovate/Protect was incorporated in June 2011, at which time it acquired its first and only patent assets. To date, Innovate/Protect’s business has consisted entirely of prosecution of the Litigation. Innovate/Protects’s efforts to license existing patents and develop new patents are still in development. Therefore, Innovate/Protect not only has a very limited operating history, but also a very limited track record in executing its business model which includes, among other things, creating, prosecuting, licensing, litigating or otherwise monetizing its patent assets. Innovate/Protect limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with no operating history, there is a significant risk that Innovate/Protect will not be able to:

•	implement or execute its current business plan, or demonstrate that its business plan is sound; and/or
•	raise sufficient funds in the capital markets to effectuate its business plan.

If Innovate/Protect cannot execute any one of the foregoing or similar matters relating to its operations, its business may fail.

Innovate/Protect is presently reliant exclusively on the patent assets it acquired at its formation. If Innovate/Protect is unable to license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that Innovate/Protect’s business would fail.

At Innovate/Protect’s formation in June 2011, Innovate/Protect acquired a portfolio of patent assets from Lycos that Innovate/Protect plans to license or otherwise monetize. If Innovate/Protect’s efforts to generate revenue from such assets fail, Innovate/Protect will have incurred significant losses and may be unable to acquire additional assets. If this occurs, Innovate/Protect’s business would likely fail.

Innovate/Protect has commenced legal proceedings against the owners of certain online search engines and other companies, and Innovate/Protect expects such litigation to be time-consuming and costly, which may adversely affect Innovate/Protect’s financial condition and its ability to operate its business.

To license or otherwise monetize the patent assets Innovate/Protect acquired from Lycos, Innovate/Protect has commenced legal proceedings against the owners of online search engines and other companies (including AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation) pursuant to which Innovate/Protect alleges that such companies infringe on one or more of Innovate/Protect’s patents. Innovate/Protect’s viability is highly dependent on the outcome of this litigation, and there is a risk that Innovate/Protect may be unable to achieve the results it desires from such litigation, which failure would harm Innovate/Protect’s business to a great degree. In addition, the defendants in this litigation are much larger than Innovate/Protect and have substantially more resources than Innovate/Protect does, which could make Innovate/Protect’s litigation efforts more difficult.

Innovate/Protect anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, Innovate/Protect may be forced to litigate against others to enforce or defend Innovate/Protect’s intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which Innovate/Protect is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude Innovate/Protect’s ability to derive licensing revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact Innovate/Protect’s business. Additionally, Innovate/Protect anticipates that its legal fees and other expenses will be material and will negatively impact Innovate/Protect’s financial condition and results of operations and may result in its inability to continue its business. Innovate/Protect estimates that its legal fees over the next twelve months will be approximately $2.9 million. Expenses thereafter are dependent on the outcome of the Litigation; in the event the case is appealed, legal fees over the course of the subsequent twelve months would be approximately $1.2 million. Innovate/Protect’s failure to monetize its patent assets would significantly harm its business.

While Innovate/Protect believes that the patents acquired from Lycos are infringed by the defendants in the Litigation, there is a risk that a court will find the patents invalid, not infringed or unenforceable and/or that the US Patent Office will either invalidate the patents or materially narrow the scope of their claims during the course of a re-examination. In addition, even with a positive trial court verdict, the patent may be invalidated, found not infringed or rendered unenforceable on appeal. This risk may occur either presently in Innovate/Protect’s initial litigation or from time to time in connection with future litigations Innovate/Protect may bring. If this were to occur, it would have a material adverse effect on the viability of its company and its operations.

Innovate/Protect believes that certain online search engines infringe on at least two of its patents, but recognizes that obtaining and collecting a judgment against such infringers may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Some of the parties Innovate/Protect believes infringe on Innovate/Protect’s patents are large and well-financed companies with substantially greater resources than Innovate/Protect. Innovate/Protect believes that these parties would devote a substantial amount of resources in an attempt to avoid or limit a finding that they are liable for infringing Innovate/Protect’s patents or, in the event liability is found, to avoid or limit the amount of associated damages. In addition there is a risk that these parties may file re-examinations or other proceedings with the USPTO or other government agencies in an attempt to invalidate, narrow the scope or render unenforceable the patents Innovate/Protect acquired from Lycos.

At this time, Innovate/Protect cannot predict the outcome of such potential litigation or administrative action, and if Innovate/Protect is unsuccessful in its litigation efforts for any reason, Innovate/Protect’s business would be significantly harmed.

Moreover, in connection with any of Innovate/Protect’s present or future patent enforcement actions, it is possible that a defendant may request and/or a court may rule that Innovate/Protect has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against Innovate/Protect or its operating subsidiaries or award attorneys’ fees and/or expenses to one or more defendants, which could be material, and if Innovate/Protect or its subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm Innovate/Protect’s operating results and its financial position.

In addition, it is difficult in general to predict the outcome of patent enforcement litigation at the trial level. There is a higher rate of appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue.

Finally, Innovate/Protect believes that the more prevalent patent enforcement actions become, the more difficult it will be for Innovate/Protect to license its patents without engaging in litigation. As a result, Innovate/Protect may need to increase the number of its patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This will adversely affect Innovate/Protect’s operating results due to the high costs of litigation and the uncertainty of the results.

Innovate/Protect may seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of Innovate/Protect’s investments in such activities.

Members of Innovate/Protect’s management team have significant experience as inventors. As such, part of Innovate/Protect’s business may include the internal development of new inventions or intellectual property that Innovate/Protect will seek to monetize. However, this aspect of Innovate/Protect’s business would likely require significant capital and would take time to achieve. Such activities could also distract Innovate/Protect’s management team from its present business initiatives, which could have a material and adverse effect on Innovate/Protect’s business. There is also the risk that Innovate/Protect’s initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of Innovate/Protect’s investments in time and resources in such activities.

In addition, even if Innovate/Protect is able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, Innovate/Protect would need to develop and maintain, and it would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property Innovate/Protect may develop principally including the following:

•	patent applications Innovate/Protect may file may not result in issued patents or may take longer than Innovate/Protect expects to result in issued patents;
•	Innovate/Protect may be subject to interference proceedings;
•	Innovate/Protect may be subject to opposition proceedings in the U.S. or foreign countries;
•	any patents that are issued to Innovate/Protect may not provide meaningful protection;
•	Innovate/Protect may not be able to develop additional proprietary technologies that are patentable;
•	other companies may challenge patents issued to Innovate/Protect;
•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate Innovate/Protect’s technologies;

•	other companies may design around technologies Innovate/Protect has developed; and
•	enforcement of Innovate/Protect’s patents would be complex, uncertain and very expensive.

Innovate/Protect cannot be certain that patents will be issued as a result of any future applications, or that any of Innovate/Protect’s patents, once issued, will provide Innovate/Protect with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, Innovate/Protect cannot be certain that it will be the first to make its additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent Innovate/Protect from commercializing Innovate/Protect’s products or require Innovate/Protect to obtain licenses requiring the payment of significant fees or royalties in order to enable Innovate/Protect to conduct its business. As to those patents that Innovate/Protect may license or otherwise monetize, Innovate/Protect’s rights will depend on maintaining its obligations to the licensor under the applicable license agreement, and Innovate/Protect may be unable to do so. Innovate/Protect’s failure to obtain or maintain intellectual property rights for Innovate/Protect’s inventions would lead to the loss Innovate/Protect’s investments in such activities, which would have a material and adverse effect on Innovate/Protect’s company.

Moreover, patent application delays could cause delays in recognizing revenue from Innovate/Protect’s internally generated patents and could cause Innovate/Protect to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm Innovate/Protect’s business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect Innovate/Protect’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect Innovate/Protect’s ability to assert its patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (or the Leahy-Smith Act), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act will not become effective until one year or 18 months after its enactment. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of Innovate/Protect’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of Innovate/Protect’s issued patents, all of which could have a material adverse effect on Innovate/Protect’s business and financial condition.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which Innovate/Protect conducts its business and negatively impact Innovate/Protect’s business, prospects, financial condition and results of operations.

Innovate/Protect’s acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect Innovate/Protect’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to Innovate/Protect’s business plan, are often time consuming, complex and costly to consummate. Innovate/Protect may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, Innovate/Protect expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if Innovate/Protect is able to acquire particular patent assets, there is no guarantee that Innovate/Protect will generate sufficient revenue related to those patent assets to offset the acquisition costs. While Innovate/Protect will seek to conduct confirmatory due diligence on the patent assets Innovate/Protect is considering for acquisition, Innovate/Protect may acquire patent assets from a seller who does not have proper title to those assets. In those cases, Innovate/Protect may be required to spend significant resources to defend Innovate/Protect’s interest in the patent assets and, if Innovate/Protect is not successful, its acquisition may be invalid, in which case Innovate/Protect could lose part or all of its investment in the assets.

Innovate/Protect may also identify patent or other intellectual property assets that cost more than Innovate/Protect is prepared to spend with its own capital resources. Innovate/Protect may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for Innovate/Protect. These higher costs could adversely affect Innovate/Protect’s operating results, and if Innovate/Protect incurs losses, the value of its securities will decline.

In addition, Innovate/Protect may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which Innovate/Protect’s licensees will adopt its patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies Innovate/Protect acquires or develops will have value that it can monetize.

In certain acquisitions of patent assets, Innovate/Protect may seek to defer payment or finance a portion of the acquisition price. This approach may put Innovate/Protect at a competitive disadvantage and could result in harm to Innovate/Protect’s business.

Innovate/Protect has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where Innovate/Protect can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, Innovate/Protect might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than Innovate/Protect has. In addition, any failure to satisfy Innovate/Protect’s debt repayment obligations may result in adverse consequences to its operating results.

Any failure to maintain or protect Innovate/Protect’s patent assets or other intellectual property rights could significantly impair its return on investment from such assets and harm Innovate/Protect’s brand, its business and its operating results.

Innovate/Protect’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of Innovate/Protect’s acquired patent assets and other intellectual property. To protect Innovate/Protect’s proprietary rights, Innovate/Protect relies on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures Innovate/Protect undertakes to protect and maintain its assets will have any measure of success.

Following the acquisition of patent assets, Innovate/Protect will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. Innovate/Protect may acquire patent assets, including patent applications, which require Innovate/Protect to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against Innovate/Protect, and such assertions or prosecutions could materially and adversely affect Innovate/Protect’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause Innovate/Protect to incur significant costs and could divert resources away from Innovate/Protect’s other activities.

Despite Innovate/Protect’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of Innovate/Protect’s intellectual property:

•	Innovate/Protect’s applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;
•	issued trademarks, copyrights, or patents may not provide Innovate/Protect with any competitive advantages versus potentially infringing parties;
•	Innovate/Protect’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of Innovate/Protect’s technology; or
•	Innovate/Protect’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those Innovate/Protect acquires and/or prosecutes.

Moreover, Innovate/Protect may not be able to effectively protect its intellectual property rights in certain foreign countries where Innovate/Protect may do business in the future or from which competitors may operate. If Innovate/Protect fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and Innovate/Protect’s business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong Innovate/Protect’s litigation and adversely affect its financial condition and operating results.

Innovate/Protect’s business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on Innovate/Protect’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to Innovate/Protect’s business plan, and Innovate/Protect’s failure to do so could cause material harm to its business.

THE MERGER

Structure of the Merger

In accordance with the Merger Agreement and the DGCL, at the effective time, Innovate/Protect will merge with and into Merger Sub, a wholly-owned subsidiary of Vringo formed solely for the purpose of carrying out the Merger, with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of Vringo. In connection with the Merger, each share of Innovate/Protect capital stock outstanding as of immediately prior to the effective time will be converted into the right to receive shares of Vringo common stock and Vringo preferred stock, as applicable, and warrants, all in accordance with the terms and conditions of the Merger Agreement. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as agreed to by the parties and specified in the certificate of merger. If the Vringo stockholders approve the Vringo Merger Proposals, then Vringo expects the Merger to be completed as soon as practicable following the Vringo annual meeting.

What Innovate/Protect Stockholders Will Receive in the Merger

Upon completion of the Merger, each Innovate/Protect common stock stockholder will have the right to receive, for each share of the outstanding common stock of Innovate/Protect they hold, a number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio, which shall initially be 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. Each share of Innovate/Protect preferred stock will automatically be converted into the right to receive the same number of shares of Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (or at a current conversion rate of 3,017.6). In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Finally, at the effective time of the Merger, all outstanding and unexercised options to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into options to purchase Vringo common stock with the number of shares subject to and the exercise price applicable to such options being appropriately adjusted based on the Common Stock Exchange Ratio. As a result, immediately following the completion of the Merger (without taking into account any shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger), the former stockholders of Innovate/Protect are expected to own approximately 55.98% of the outstanding common stock of the combined company (or 67.69% of the outstanding common stock of the combined company calculated on a fully diluted basis) and the current stockholders of Vringo are expected to own approximately 44.02% of the outstanding common stock of the combined company (or 32.31% of the outstanding common stock of the combined company calculated on a fully diluted basis).

Fractional Shares

No fractional shares of Vringo common stock or Vringo preferred stock will be issued to Innovate/Protect stockholders in connection with the Merger. Instead, Innovate/Protect stockholders will be entitled to receive the next highest number of whole shares of Vringo common or preferred stock in lieu of any fractional shares of Vringo common or preferred stock that they would otherwise be entitled to receive in connection with the Merger. For an additional discussion of what Innovate/Protect stockholders will receive in connection with the Merger, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 90.

Ownership of the Combined Company after the Completion of the Merger

Upon completion of the Merger and regardless of the exact Exchange Ratio (or any reverse stock split), the Innovate/Protect stockholders and warrantholder are expected to receive shares of Vringo common stock and preferred stock and warrants representing an aggregate of approximately 67.55% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis. Vringo stockholders will continue to own their existing shares of Vringo common stock, which will not be affected by the Merger, and, unless they hold shares of Innovate/Protect capital stock, will not receive any additional shares of Vringo common stock in connection with the Merger. As a result, immediately upon completion of the Merger, such shares will represent an aggregate of approximately 32.45% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis. For example, if you are a Vringo stockholder and hold 5% of the outstanding shares of Vringo common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold shares of Innovate/Protect capital stock, then upon completion of the Merger you will hold an aggregate of approximately 1.62% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger. If you are an Innovate/Protect stockholder and hold 5% of the outstanding shares of Innovate/Protect capital stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold shares of Vringo common stock, then upon completion of the Merger you will hold an aggregate of approximately 2.38% of the outstanding shares of common stock of the combined company, calculated on a fully diluted basis as of immediately following the completion of the Merger.

Treatment of Innovate/Protect Stock Options and Warrants

Stock Options

At the effective time of the Merger, each outstanding and unexercised option to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into and become an option to purchase Vringo common stock and Vringo will assume such Innovate/Protect stock option in accordance with the terms of the Innovate/Protect 2011 Equity Incentive Plan. After the effective time of the Merger, (a) each Innovate/Protect stock option assumed by Vringo may be exercised solely for shares of Vringo common stock and (b) the number of shares of Vringo common stock and the exercise price subject to each Innovate/Protect stock option assumed by Vringo shall be determined by the Common Stock Exchange Ratio. As of June 20, 2012, the outstanding and unexercised Innovate/Protect stock options to purchase 13,646 shares of Innovate/Protect common stock will be converted into and become options to purchase an aggregate of 41,178 shares of Vringo common stock at an exercise price of $0.994 per share.

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, there were outstanding options to purchase 13,646 shares of Innovate/Protect capital stock. For an additional discussion of the treatment of Innovate/Protect stock options, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 90.

Warrants

At the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger.

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, there was an outstanding warrant to purchase 250,000 shares of Innovate/Protect capital stock. For an additional discussion of the treatment of Innovate/Protect warrants, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 90.

Background of the Merger

The terms of the merger are the result of negotiations that took place between executives and board members of Vringo, executives and board members of Innovate/Protect, partners of Hudson Bay Capital Management LP (“Hudson Bay Capital”), the investment manager for Innovate/Protect’s controlling shareholder, Hudson Bay.

Vringo’s Background

Vringo was incorporated in January 2006 and is still a development stage company. Vringo’s principal executive offices are located in New York, New York and its subsidiary, Vringo (Israel) Ltd., is located in Beit Shemesh, Israel. On June 25, 2010, Vringo successfully completed its initial public offering on the NYSE Amex. During the period from February 2011 through the entry into the Merger Agreement, Vringo has explored a number of potential mergers to maximize shareholder value.

Innovate/Protect’s Background

Innovate/Protect was incorporated under the laws of the state of Delaware on June 8, 2011 as Labrador Search Corporation. On September 6, 2011, Labrador Search Corporation changed its name to Innovate/Protect, Inc. Innovate/Protect is a holding company, which owns 100% of the issued and outstanding common stock of I/P Engine, Inc. (“I/P Engine”) and I/P Labs, Inc. (“I/P Labs” and together with I/P Engine, the “I/P Subsidiaries”). I/P Engine was incorporated in Virginia on June 14, 2011, as Smart Search Labs, Inc. Smart Search Labs, Inc. changed its name to I/P Engine, Inc. on September 9, 2011. I/P Engine operates for the purpose of realizing economic benefits from a collection of patents related to search engine technology. I/P Labs was incorporated in Delaware on June 8, 2011 as Scottish Terrier Capital, Inc. and changed its name to I/P Labs, Inc. on September 9, 2011. I/P Labs, Inc. operates to acquire or develop other patented technologies or intellectual property. Innovate/Protect’s principal offices are located in New York City.

Contemporaneously with the formation of Innovate/Protect, on June 22, 2011, Innovate/Protect consummated a private placement transaction with Hudson Bay whereby Hudson Bay purchased 6,968 shares of Innovate/Protect’s Series A Convertible Preferred Stock for $1,800,000 and a $3,200,000 Senior Secured Note.

Innovate/Protect has raised an aggregate of $5,145,229 through the sale of its common stock to investors other than Hudson Bay pursuant to private placement transactions. On August 31, 2011, Innovate/Protect closed a private placement of 1,250,000 shares of its common stock to an aggregate of five accredited investors for an aggregate purchase price of $1,250,000. On October 26, 2011, Innovate/Protect conducted the final closing of a private placement of an aggregate 1,000,000 shares of its common stock to an aggregate of 32 accredited investors for an aggregate purchase price of $3,000,000. On December 30, 2011, Innovate/Protect conducted the final closing of a private placement of an aggregate 225,758 shares of its common stock to an aggregate of six accredited investors for an aggregate purchase price of $745,001.

History of Events

On December 22, 2011, Sander Gerber, Chief Executive Officer of Hudson Bay Capital and a Vringo stockholder, met with John Engelman, a director of Vringo, and at the suggestion of Alexander R. Berger, the Chief Operating Officer and a director of Innovate/Protect, briefly discussed a potential merger between Vringo and Innovate/Protect. Mr. Gerber originally became a Vringo stockholder through his pension plan prior to Vringo's initial public offering, at the suggestion of then Chief Executive Officer, Jonathan Medved, with whom Mr. Gerber was acquainted socially. Mr. Gerber, through his pension plan, initially acquired 28,748 shares of Vringo common stock, representing approximately 0.2% of the outstanding shares (as of June 20, 2012), and has not engaged in any personal transactions in Vringo common stock since then.

On December 23, 2011, Mr. Engelman provided an introduction between Yoav Roth, a partner of Hudson Bay Capital, the Investment Manager of Hudson Bay, and then-Chairman of Innovate/Protect, and Andrew Perlman, then-President and a director of Vringo.

On January 3, 2012, an introductory meeting took place between Messrs. Roth, Berger and Perlman at Hudson Bay Capital’s offices. The history of Innovate/Protect, mission statement of Innovate/Protect, patent portfolio and outstanding litigation were discussed. Mr. Perlman provided an overview of Vringo’s business, organization and current capital structure. As a result of the meeting, Messrs. Perlman, Roth and Berger decided that they would have internal discussions with other members of their respective boards and management regarding next steps and the potential for a future merger.

On January 4, 2012, Vringo’s board of directors held a call and discussed a number of potential merger scenarios. In addition to Innovate/Protect, Vringo considered five potential merger scenarios that had been proposed to Vringo. The Vringo board believed that two of the proposed merger scenarios were serious proposals worthy of consideration. Both of these potential merger proposals were in relation to operating companies, one company that primarily supplies infrastructure to mobile operators and another company that is a mobile content and mobile social network company. Under each of the scenario alternatives, the Vringo stockholders would have been the minority stockholders. The board of directors authorized Mr. Perlman to negotiate the terms of a potential deal with Innovate/Protect on a non-exclusive basis.

On January 6, 2012, Messrs. Berger and Perlman met at Vringo’s offices to begin discussions on potential merger terms. They were joined by Clifford Weinstein, Vringo’s Executive Vice President, and Andrew K. Lang, the Chief Executive Officer and a director of Innovate/Protect. The framework of a potential stock-for-stock merger was discussed and Mr. Perlman was tasked with presenting Innovate/Protect with a term sheet. The parties did not discuss the merger consideration. Mr. Berger provided Mr. Perlman with Innovate/Protect’s most recent financial statements.

On January 9, 2012, Mr. Perlman sent headline terms (or principal deal terms) for an opening offer on a draft term sheet to Messrs. Roth and Berger. Mr. Perlman proposed that Vringo and Innovate/Protect would effect a business combination in a stock-for-stock merger where, in exchange for all outstanding securities of Innovate/Protect, Vringo would issue 20 million shares of common stock, 10 million warrants exercisable at $2.00 per share, five million warrants exercisable at $2.50 per share, and five million warrants exercisable at $3.50 per share. Mr. Perlman advanced the concept that certain series of the warrants would only be issued if the combined company’s common stock traded above certain levels within a certain amount of time following the merger. Mr. Perlman’s proposal did not indicate the expiration date for the warrants. On January 9, 2012, Vringo common stock had a closing price of $0.96 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $19.2 million. The parties did not discuss how each party would value the warrants. Thereafter, Mr. Perlman had a call with Mr. Berger where Mr. Berger agreed that he would provide comments and additional points that would be negotiated, including the duration of the warrants and treatment of Innovate/Protect’s outstanding debt to Hudson Bay. Mr. Berger held informal discussions with each member of the Innovate/Protect board of directors and shared the headline terms provided by Mr. Perlman, which included the general background and history of Vringo, merger consideration offered by Vringo, and that Vringo would appoint four of the seven directors to the combined company’s board of directors.

From January 10 through January 12, 2012, a number of additional telephone calls were held while Mr. Perlman was traveling in Asia to discuss additional outstanding deal points, including a timeline for the proposed merger that identified milestones such as executing a letter of intent, completing due diligence, executing a definitive agreement, filing a preliminary proxy statement, and scheduling a meeting of Vringo’s stockholders to approve the proposed transaction. With respect to the economic terms of the proposed transaction, Mr. Berger initially counter proposed during negotiations that Vringo would issue 60 million shares, but and ultimately indicated that Innovate/Protect would not be able to engage any offer that was not at a premium to Innovate/Protect’s valuation in its most recent round of financing, which was approximately $42 million. At that point, the 30-day volume weighted average price of Vringo common stock was $1.02, and therefore approximately 40 million shares of Vringo stock would be required. Mr. Berger did not negotiate for a specific premium or range that was above Innovate/Protect’s most recent valuation for the common stock portion of the merger consideration.

On January 13, 2012, when Mr. Perlman returned to New York, Messrs. Perlman, Roth and Berger discussed top line deal terms and decided to proceed with planning items relating to the potential merger of

Innovate/Protect and Vringo. A number of meetings and calls occurred between Messrs. Perlman, Weinstein, Roth, Berger and Lang, and external counsel and accounting firms, Mintz Levin Cohn Ferris Glovsky & Popeo, P.C. (“Mintz”), Somekh Chaikin, a member firm of KPMG International (“KPMG”), and Schulte Roth & Zabel LLP. While top line deal terms, including that Vringo would issue approximately 40 million shares of common stock, plus warrants to purchase common stock, to Innovate/Protect as merger consideration, appeared agreeable to both sides, details regarding the valuation of warrants to purchase common stock that would be issued to Innovate/Protect stockholders, and the features of the preferred stock that would be issued to Hudson Bay as merger consideration remained outstanding. Specifically, the parties’ discussion focused on the expiration of the warrants and the protective features that would be included in the preferred stock. On January 13, 2012, Vringo’s common stock had a closing price of $0.96 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $39.2 million. On January 18, 2012, Seth M. Siegel, the Chairman of Vringo’s board of directors and Messrs. Engelman and Perlman met with Messrs. Lang and Berger to discuss Innovate/Protect’s business model.

Later in the day on January 18, 2012, Mr. Berger sent Mr. Perlman a term sheet which stated that Vringo would issue preferred stock convertible into 21.7 million shares of common stock in exchange for the outstanding Innovate/Protect preferred stock and 18.3 million shares of common stock in exchange for the outstanding Innovate/Protect common stock. On January 18, 2012, Vringo’s common stock had a closing price of $0.94 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $37.6 million. In addition, Vringo would issue four million warrants exercisable at $0.94 per share for five years (the “Series A Warrants”), and 12 million warrants exercisable at $2.00 per share for five years (the “Series B Warrants”). Additionally, Vringo would assume Innovate/Protect’s outstanding indebtedness to Hudson Bay, but Hudson Bay’s option to redeem $2 million of the $3.2 million outstanding would be removed, and replaced with an option for Hudson Bay to redeem (a) up to 50% of the outstanding principal amount when the combined company had over $10 million of cash or cash equivalents, and (b) the entire outstanding principal amount when the combined company had over $15 million of cash or cash equivalents. In addition, Hudson Bay would be allowed to require the combined company to use up to 20% of cash raised by any debt or equity sale to prepay the debt. The term sheet also stated that the combined company’s board of directors would include Messrs. Siegel, Engelman and Perlman from the current Vringo board of directors, and Messrs. Berger and Lang, Donald E. Stout and H. Van Sinclair from the current Innovate/Protect board of directors.

On January 19, 2012, the Vringo board of directors held a call to review the terms of the Innovate/Protect merger as well as other strategic alternatives. Vringo continued to discuss the alternative transactions that had been discussed at the previous meeting. The board of directors concluded that Vringo should move forward with the merger between Innovate/Protect and Vringo, as well as leaving open other potential transactions that might maintain or enhance stockholder value. At that point, Vringo had received proposed term sheets from the two alternatives previously discussed and performed preliminary due diligence on one of them.

On January 22, 2012, Mr. Perlman responded to Mr. Berger’s term sheet with a revised term sheet that agreed with the amounts of preferred stock and common stock issuable, as well as the quantities of warrants issuable, but added a feature that the Series A Warrants would be exercisable for one year instead of five years, and redeemable if the combined company’s common stock traded above 150% of the exercise price for 20 consecutive days, and that the Series B Warrants would be redeemable if the combined company’s stock traded above 125% of the exercise price for 20 consecutive days. On January 20, 2012, the trading day immediately preceding January 22, 2012, Vringo’s common stock had a closing price of $0.90 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $36 million.

On January 23, 2012, Messrs. Roth, Berger, Perlman and Weinstein met to discuss outstanding items on the term sheet, including the features of the preferred stock that would be issued to Hudson Bay as merger consideration. In particular, the parties discussed Mr. Roth’s comments that the preferred stock to be issued to Hudson Bay would contain the following provisions: (i) special rights upon changes of control, fundamental transactions, and liquidation events, (ii) covenants with respect to the combined company’s cash burn, (iii) covenants that treated the preferred holder as an equity holder in the event of a rights offering by the combined company, (iv) a covenant that the company would not incur indebtedness or any other instrument senior to the preferred for 18 months, and (v) full-ratchet anti-dilution protection for the first two years and weighted-average anti-dilution thereafter. Mr. Perlman responded that (i) standard change of control provisions were acceptable, (ii) a cash burn covenant was not acceptable, (iii) covenants for purchase rights protections were acceptable, (iv) the parties could discuss restrictions on indebtedness at a later point, and (v) anti-dilution provisions on the preferred were not acceptable.

On January 25, 2012, Messrs. Berger, Lang, Perlman and Weinstein met to discuss the capital market strategy should a deal be completed. As part of that strategy discussion, the parties met with an analyst from an investment bank for informal advice.

From January 26 to 28, 2012, the parties engaged in further discussions regarding the features of the warrants that would be issued to Innovate/Protect stockholders as merger consideration, plans for the budget priorities of the combined company, and covenants for uses of cash between the execution of the merger agreement and closing. Specifically, the parties agreed to compromise with respect to anti-dilution protection in the warrants where some warrants would have anti-dilution protection and others would not. The parties had not discussed the number of shares of common stock that would be issued. On January 27, 2012, Vringo’s common stock closed at $1.01 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $40.4 million.

On January 29, 2012, the Vringo board of directors held a conference call to discuss the Innovate/Protect merger, additional strategic alternatives, as well as the ongoing deal negotiations with another party. Of the alternatives previously discussed, the Vringo board only believed that there was one serious alternative proposal. That alternative was an operating company that supplies infrastructure and services to mobile operators. The Vringo stockholders would have been the minority stockholders post-deal. The alternative proposal would have also required an additional capital raise of at least $6 million prior to closing. The relative percentage of Vringo ownership of the combined entity post-deal on a fully diluted basis was materially similar to the Innovate/Protect merger, however, based on a number of comparable public companies, the board of directors concluded that the alternative proposal would not be in the best interests of stockholders as the combined entity would not command the same valuation, i.e. number of shares outstanding post-merger multiplied by share price, in the public markets as the transaction with Innovate/Protect.

On January 30, 2012, the news media reported that Facebook, Inc. intended to file a Form S-1 registration statement with the U.S. Securities and Exchange Commission for its initial public offering, and the website Seeking Alpha published an article entitled “Why Wait for IPO When You Can Buy Facebook’s Friends Today” featuring Vringo. Subsequent to these events, the price of Vringo shares closed at $1.16 per share, $0.165 above the average of the preceding 30 days’ closing prices, which was $0.995. Volume increased to 1,068,133 shares, over 9.5 times the average trading volume for the preceding 30 days, which was 107,230 shares per day.

On January 31, 2012, Mr. Berger and Ms. Cohl participated in a teleconference with KPMG, which performed the financial due diligence of Innovate/Protect for Vringo. KPMG requested that Innovate/Protect provide (i) its most recent financial statements, (ii) its trial balance for fiscal year 2011, (iii) minutes from the meetings of the board of directors, (iv) a breakdown of the accrued liabilities for fiscal year 2011, (v) the budget estimates, and (vi) copies of outstanding securities. During the teleconference, KPMG asked Mr. Berger to walk him through these documents, and Mr. Berger did so. Mr. Berger and Mr. Perlman did not discuss the economic terms of the merger at this time. On January 31, 2012, Vringo common stock had a closing price of $1.40 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $56 million.

On February 2, 2012, the Vringo board of directors held a conference call to discuss the current increase in the company’s market capitalization. The board chose to explore its ability to raise capital while continuing its merger talks.

On February 3, 2012, Messrs. Berger and Perlman traveled to Washington, DC for legal due diligence. They were accompanied by Vringo’s intellectual property counsel from Mintz. Mr. Berger and Mr. Perlman did not discuss the economic terms of the merger at this time. Vringo’s common stock had a closing price of

$1.76 per share. Therefore, the common stock portion of the proposed consideration had a value equal to approximately $70.4 million. Later in the day, the Innovate/Protect board of directors held a conference call of their own to discuss the terms of the proposed transaction with Vringo.

On February 5, 2012, the Vringo board of directors held a conference call to discuss its options given the high trading volume of its stock and its increase in price. Upon the recommendation of management, the board of directors agreed that the best way to ensure value for its stockholders would be to terminate all merger discussions in order to negotiate with its warrantholders and improve the financial condition of the company.

On February 6, 2012, Mr. Perlman contacted Messrs. Berger and Roth and stated that due to conditions in the capital markets, Vringo’s board of directors has chosen to cease negotiations with Innovate/Protect with respect to a potential merger. Subsequent to their telephone conversations Mr. Perlman notified Messrs. Berger and Roth in writing via e-mail that negotiations would cease.

On February 6, 2012, Vringo attained one million downloads of its flagship Facetones application. Following the release of this news, Vringo’s common stock traded over 4.8 million shares. Messrs. Perlman and Weinstein proceeded to discuss with certain holders of its $0.936 warrants to exercise their warrants by offering them new five-year warrants exercisable for $1.76 per share. As a result of these warrant exercises, Vringo raised $3.6 million through the exercise of 3,828,993 warrants. New warrants to purchase 2,660,922 shares of common stock were issued between February 6 and February 9, 2012. As a result of an improved capitalization structure, cash balance and trading volume, Vringo was approached by a number of third parties with respect to a potential transaction. These third parties were operating companies in the mobile content, applications and services industries and were of varying size. In addition to a merger, Vringo considered raising additional capital and growing the business on a stand-alone basis.

On February 10, 2012, Mr. Berger called Mr. Perlman to discuss reengaging in potential merger talks. On a conference call later in the day, Messrs. Perlman and Weinstein discussed with Messrs. Lang and Berger that as a result of Vringo’s increased cash position, higher share price and trading volume, a number of alternatives had become available to the company and it was unclear if they could proceed at that point.

On February 13, 2012, Messrs. Perlman and Berger spoke by telephone and decided that simultaneous meetings between (i) Messrs. Perlman, Weinstein and Berger and (ii) Josh Wolff, who was travelling in New York, and Mr. Lang, would better inform the parties’ decision on whether to re-engage in merger discussions. Messrs. Wolff and Lang discussed the potential strategic directions for the existing Vringo technology business. While this meeting occurred, Messrs. Perlman and Weinstein received an update on Innovate/Protect’s progress from Mr. Berger.

On February 15, 2012, Messrs. Roth, Lang and Berger invited Messrs. Perlman and Weinstein to Hudson Bay Capital’s offices to discuss new deal terms. Mr. Perlman indicated the number of shares it would issue to Innovate/Protect would be reduced from its previous offer. Mr. Berger indicated that in the period of time in which negotiations had been terminated, the value of Innovate/Protect had increased due to a number of factors, including: (i) Innovate/Protect had received a scheduling order in the Litigation, (ii) David Cohen had joined Innovate/Protect as special counsel, and (iii) Innovate/Protect had been approached by at least one other company interested in acquiring it. As a result of the meeting, the parties agreed to re-engage in merger discussions. Mr. Berger sent Mr. Perlman a new draft term sheet. This term sheet differed from the most recent term sheet prior to the termination of merger discussions in that, rather than have Vringo issue a fixed number of shares (previously, 40 million), Vringo would issue a number of shares of common stock and shares of convertible preferred stock to the existing holders of such securities equal to the quotient of (i) $45,000,000 divided by (ii) if a definitive agreement is executed after February 21, 2012, a to be determined discount factor multiplied by the average of each of the thirty (30) daily volume weighted average prices of Vringo common stock (as reported by Bloomberg on the HP screen) for the period immediately preceding the execution and delivery of the definitive agreement (the “Vringo VWAP Price”); provided that in no event would the number of shares issued be (i) less than 31 million or (ii) greater than 38.250 million. Further, rather than Vringo issue a fixed number of warrants (previously, four million warrants exercisable at $0.94 per share and 12 million warrants exercisable at $2.00 per share), Vringo would issue warrants to purchase common stock at an exercise price of $1.76 per share, where the number of warrants issued would be equal to 42% of the sum of the shares of common stock underlying the convertible preferred stock and shares of common stock issued. The warrants would be in substantially the same form as the warrants recently issued by Vringo that are exercisable at $1.76 for five years. The warrants would be issued in two series, identical in all respects, except that one series, which shall account for 60% of the total, shall contain a “most favored nations” clause, which provided that the exercise price would be adjusted if Vringo issued warrants with a lower exercise price in the future.

Further negotiations continued through February 18, 2012 when a confidential non-binding term sheet between the parties was agreed upon pending approval by the Vringo and Innovate/Protect board of directors. The term sheet agreed upon on February 18, 2012 differed from the term sheet sent by Mr. Berger to Mr. Perlman on February 15, 2012, in the following material respect: 52%, instead of 60%, of the total number of warrants issued would contain a “most favored nations” clause.

On February 18, 2012, Messrs. Lang, Berger, Perlman and Weinstein met at Vringo’s offices to discuss plans for the merger, including mutual due diligence.

On February 21, 2012, Messrs. Berger and Perlman addressed additional concerns regarding the term sheet. Specifically, the term sheet contemplated a reverse triangular merger, which Vringo’s tax counsel advised could adversely affect the tax-free treatment of the consideration to be received by Innovate/Protect’s stockholders.

On February 22, 2012, Messrs. Berger and Weinstein met and discussed strategies for the joint business. Specifically, the parties discussed Vringo’s global platform for the creation and distribution of mobile applications, and its relationships with carrier partners, handset makers and content partners, and how Mr. Lang could most easily be integrated into Vringo’s development activities in Israel. The parties discussed the collective experiences of Messrs. Siegel, Engelman and Perlman in licensing intellectual property, with a focus on trademarks and copyrights, as well as the collective experiences of Messrs. Stout and Cohen in intellectual property litigation with a focus on patents. The parties generally resolved that the core competencies of the company’s executive team and board of directors included innovation, licensing, and protection of intellectual property.

On February 23, 2012, Vringo’s board of directors held a board meeting to approve the terms set forth in the proposed confidential non-binding term sheet. The board also received an update on the company’s capital market strategy and alternatives that the company could explore at that point. At that point, Vringo’s management believed that the alternative offers seemed less likely to close because one of the target companies required a significant amount of time to prepare its financial statements in accordance with U.S. GAAP and the other target company would require too much additional outside capital to give the transaction a reasonable chance of closing. In addition, based on management’s preliminary analysis, none of such alternatives provided more value to Vringo’s stockholders than the current offer from Innovate/Protect. The Vringo board concluded that the merger with Innovate/Protect was the best possible outcome for its stockholders and as a result gave Mr. Perlman the authorization to move forward under the terms of the deal.

On February 23, 2012, Innovate/Protect’s board of directors adopted a resolution by written consent to establish an independent committee to conduct due diligence and report to the full board of directors of Innovate/Protect. Innovate/Protect established the special committee to consist of the four directors that would survive the merger, Messrs. Lang, Berger, Stout and Sinclair, with Mr. Berger serving as chair. The board authorized Mr. Berger to select and retain independent advisors as necessary to assist in analyzing the potential transaction with Vringo. Mr. Roth did not serve on the special committee because he would not continue on the board of directors following the merger, and did not want to be aware of any non-public details of Vringo’s business following the public announcement of the merger.

From February 24 – 28, 2012, the parties engaged in mutual due diligence, drafted and negotiated the definitive merger agreement and related documents. During this period, the material issues negotiated included the definition of a material adverse effect and the restrictions that the parties would place on one another between the execution of the definitive agreement and the closing of the merger. The parties conducted mutual due diligence and reviewed the representations and warranties that each would make to the other, including, representations and warranties regarding organization, subsidiaries, capital structure, required filings, financial statements, board approval, absence of undisclosed liabilities, absence of certain changes or events, agreements, contracts, commitments, material permits, employees, taxes, intellectual property, disclosure, certain business practices, books and records, employee benefit plans, tangible assets, leases, and insurance. Additionally, the companies agreed that upon the execution of the definitive agreement, they would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted previously with respect to an alternative acquisition proposal.

On February 29, 2012, Messrs. Berger, Cohen, Perlman and Weinstein traveled to Washington, D.C. for meetings, which included meetings with Mr. Stout and Mr. Sinclair, and with counsel. The purpose of the trip to Washington, D.C. was for Messrs. Perlman and Weinstein to meet Messrs. Stout and Sinclair. No material negotiations regarding the price or terms of the transaction took place.

On March 5, 2012, Mr. Perlman held a call with Vringo’s director Philip Serlin and separately an in person meeting with Geoffrey Skolnik to update them on the progress of the transaction.

On March 7, 2012, Mr. Perlman held a call with Messrs. Engelman and Siegel to update them on the progress of the transaction.

On March 7, 2012, the Vringo board of directors held a conference call to discuss outstanding issues relating to the definitive agreement, including break-up fees. In addition, the Vringo board of directors provided the authorization to retain Etico Capital to render an opinion as to whether the Merger consideration was fair, from a financial point of view, to the stockholders of Vringo. Vringo’s board of directors retained Etico Capital on March 7, 2012.

On March 8, 2012, Messrs. Berger, Roth, Gerber, Engelman and Perlman met at Hudson Bay Capital’s offices to discuss number of outstanding issues. The parties discussed that the term sheet had established February 21, 2012 as the outside date for the current formula, and that market fluctuations in Vringo’s stock had distorted the originally agreed-upon formula. The parties recognized that the number of shares issuable pursuant to the term sheet formula on February 21, 2012 was 36,976,981. Messrs. Perlman and Engelman informed Messrs. Berger, Roth and Gerber that Vringo had elected to issue 1.7 million options to purchase common stock at the then current market price of $1.65, in the aggregate, to members of its executive management team and board of directors as compensation for past performance and changes in roles and duties among senior management. The parties determined that rather than mirror the issuance to Innovate/Protect stockholders as warrants, Vringo would issue 38 million shares to Innovate/Protect which was within the range contemplated by the term sheet.

As noted above, the parties did not negotiate the merger consideration (e.g., price) from February 23, 2012 until March 8, 2012, when the final amounts were agreed upon.

Drafting of the definitive merger agreement and related documents continued through March 8 and 9, 2012.

On Sunday, March 11, 2012, the Vringo board of directors held a telephonic board meeting where it reviewed a presentation and the draft fairness opinion provided by Etico Capital and considered the approval of the final terms and conditions of the merger agreement. The fairness opinion was based on the assumptions, qualifications and limitations set forth in their written fairness opinion, the merger consideration to be issued by Vringo in connection with the merger was fair, from a financial point of view, to the stockholders of Vringo (other than those who own, or whose affiliates own, securities of Innovate/Protect, regarding which Etico Capital expressed no view). The Vringo board of directors approved and adopted, by a unanimous vote, the merger agreement and the merger and declared the merger agreement and the merger to be advisable, fair to, and in the best interests of Vringo and its stockholders and recommended that the Vringo stockholders vote in favor of the merger agreement and the merger.

On Monday, March 12, 2012, Etico Capital delivered its final fairness opinion which was circulated to the Vringo board of directors. Messrs. Berger, Perlman and Weinstein met at Mintz’s offices, each with counsel, to complete all outstanding items. Vringo’s counsel and Mr. Perlman consulted with Mr. Engelman on a number of issues throughout the day with Ms. Cohl participating in a number of calls. The day concluded with the parties signing the definitive merger agreement and the related documents, which the parties announced via a joint press release, followed by a joint conference call to answer initial questions from investors and analysts on March 14, 2012.

On April 4, 2012, Vringo, Merger Sub and Innovate/Protect consented and agreed to modify the requirement that the registration statement containing the proxy statement be filed with the SEC from 15 business days from the date of the Merger Agreement to 19 business days from the date of the Merger Agreement. In addition, the parties agreed to clarify that the exchange ratios and shares issuable in connection with the Merger shall be equitably adjusted to reflect the reverse stock split, if any, and the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the Innovate/Protect warrant shall each be ratably adjusted to give effect to any partial exercise of the Innovate/Protect warrant prior to the effective time of the Merger.

Recommendations of the Vringo Board of Directors and its Reasons for the Merger

The Vringo board of directors, after considering the factors described below, (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Vringo and its stockholders, (ii) has approved the Merger Agreement and each of the amendments to Vringo’s Certificate, and (iii) recommends that the Vringo stockholders vote FOR the Vringo Merger Proposals. The board of directors made its recommendation to the Vringo stockholders after considering the factors described in this proxy statement/prospectus. The Vringo board of directors consulted with Vringo’s senior management in evaluating the Merger. In addition, the Vringo board of directors considered a number of factors that they believed supported their respective decisions to take the foregoing actions, including, but not limited to, the following:

•	the belief that the combination of Vringo’s and Innovate/Protect’s businesses would create more value for the Vringo stockholders in the long-term than Vringo could create as a stand-alone business given the challenges in its business and those presented by a volatile economy;
•	the fact that Vringo has not managed to create a revenue stream of significance nor does management believe that Vringo will be able to create a revenue of significance in the short-term;
•	the ability to create long-term value for Vringo stockholders would require the need for Vringo to raise additional capital which the Vringo board believed would be dilutive to its stockholders and impair the value of Vringo common stock;
•	the Vringo board of directors’ consideration of strategic alternatives to the Merger in the form of a potential equity fundraising, a sale of the business or other merger scenarios considered by the Vringo board in the mobile applications, mobile infrastructure, online video, mobile gaming and mobile social networking industries or continuing to operate Vringo on a stand-alone basis;
•	the opportunity for the Vringo stockholders to participate in the potential future value of the combined company;
•	the consideration of Vringo short- and long-term performance on a stand-alone basis;
•	the belief that the Merger is more favorable to the Vringo stockholders than the alternatives to the Merger;
•	the terms and conditions of the Merger Agreement, including, but not limited to, the closing condition with respect to the Litigation which states that Innovate/Protect has not settled, discharged or released any of its claims relating to the Litigation or assigned or granted any security interest in any of those claims and that there has been no dismissal of the Litigation;
•	the fairness opinion of Etico Capital;
•	the likelihood that the Merger will be completed on a timely basis; and

•	the fact that the Common Stock Exchange Ratio will not fluctuate based upon changes in the price of Vringo common stock or the value of Innovate/Protect capital stock prior to the completion of the Merger, which protects the Vringo stockholders from any materially negative trends in the price of Vringo common stock.

The Vringo board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•	the general challenges associated with successfully integrating two companies;
•	the failure to integrate successfully the businesses of Vringo and Innovate/Protect in the expected timeframe could adversely affect the combined company’s future results following the completion of the Merger;
•	the risk that Innovate/Protect will be unable to achieve a positive verdict or settlement in the Litigation;
•	the possible volatility, at least in the short term, of the trading price of Vringo common stock resulting from the public announcement of the Merger;
•	the announcement and pendency of the Merger could have an adverse effect on Vringo’s stock price and/or the business, financial condition, results of operations, or business prospects for Vringo and/or Innovate/Protect;
•	the potential loss of key employees critical to the ongoing success of the combined company’s business;
•	the interests of Vringo directors and executive officers in the Merger, including the matters described under the section entitled “The Merger — Interests of Vringo Directors and Executive Officers in the Merger” beginning on page 82;
•	the impact of certain deal protection measures contained in the Merger Agreement on Vringo, its business and operation, including the restrictions on Vringo’s ability to solicit better offers;
•	the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all;
•	the ability of Innovate/Protect’s current stockholders and board members to significantly influence the combined company’s business following the completion of the Merger;
•	the ability of Innovate/Protect to terminate the Merger Agreement for any reason;
•	the requirement that Vringo receive approval from NYSE MKT for the listing of Vringo’s common stock to be issued in connection with the Merger; and
•	the other risks described above under the section entitled “Risk Factors” beginning on page 41.

This discussion of the information and factors considered by the Vringo board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the Vringo board of directors in connection with its approval and recommendation of the Merger and the other related transactions described in this proxy statement/prospectus. In view of the wide variety of factors considered, Vringo board of directors has not found it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, the Vringo board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for the Vringo stockholders than other strategic alternatives, including continuing to operate Vringo as a stand-alone publicly traded company on the NYSE MKT. Therefore, after taking into account all of the factors set forth above, the Vringo board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Vringo and its stockholders and that Vringo should enter into the Merger Agreement and take all actions necessary to complete the Merger.

Opinion of Etico Capital to the Vringo Board of Directors

The board of directors of Vringo engaged Etico Capital to provide a fairness opinion to the board of directors. The board of directors selected Etico Capital based on the reputation and investment banking experience of Etico Capital and its principals. Etico Capital provides investment banking services, including merger and acquisition advisory services, to a wide range of companies in various industries. On March 11, 2012, Etico Capital provided the Vringo board of directors with a presentation and a draft of the fairness opinion. On March 12, 2012, Etico Capital delivered its final written opinion to the Vringo board of directors that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Merger consideration to be issued is fair, from a financial point of view, to holders of Vringo common stock (other than those who own, or whose affiliates own, securities of Innovate/Protect, regarding which Etico Capital expressed no view).

The full text of the written opinion, dated as of March 12, 2012, of Etico Capital is attached as Annex H to this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by Etico Capital. Holders of Vringo common stock are urged to, and should, read the Etico Capital opinion carefully and in its entirety. The Etico Capital opinion is directed to the Vringo board of directors and addresses only the fairness of the Merger consideration from a financial point of view to holders of Vringo common stock (other than those who own, or whose affiliates own, securities of Innovate/Protect, regarding which Etico Capital expressed no view) as of the date of the opinion. The Etico Capital opinion does not address any other aspect of the Merger and does not constitute a recommendation to any holder of Vringo common stock as to how to vote on the Vringo Merger Proposals at the annual meeting. Etico Capital’s opinion does not address the underlying business decision to enter into the Merger Agreement or the Merger, nor does it evaluate alternative opportunities, alternative transaction structures or other financial or strategic alternatives. The summary of the Etico Capital opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion and performing its related financial analysis, Etico Capital, among other things:

•	reviewed a draft, dated March 10, 2012, of the Merger Agreement and the exhibits thereto, which, for the purposes of its opinion, Etico Capital assumed to be, in all material respects, identical to the Merger Agreement as entered into;
•	reviewed the audited financial statements of Vringo as of and for the year ended December 31, 2010 and unaudited financial statements of Vringo as of and for the three and nine months ended September 30, 2011;
•	reviewed the audited financial statements of Innovate/Protect for the period from June 8, 2011 (inception) to and as of December 31, 2011;
•	reviewed the historical market prices and trading volumes of Vringo common stock;
•	held discussions with the senior management of Vringo with respect to the business and prospects of Vringo and Innovate/Protect and the reasons for the Merger;
•	reviewed and analyzed certain publicly available financial data for companies that Etico Capital deemed relevant in evaluating Vringo and Innovate/Protect;
•	reviewed and analyzed certain publicly available financial information for certain similar transactions in evaluating the Merger consideration and the reported prices and historical trading activities of the securities of such companies; and
•	performed such other analyses, reviewed such other information and considered such other factors as Etico Capital deemed appropriate.

In rendering its opinion, Etico Capital relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with it by Vringo, Innovate/Protect and their respective employees, legal counsel, representatives and affiliates or otherwise reviewed by Etico Capital. No forecast or projections of financial performance or results of operations or of the financial condition of Vringo, Innovate/Protect or of the combined company were supplied to Etico Capital. Vringo’s operating expenditure budget for 2012 of approximately $4.22 million (consisted of $0.14 million for cost of revenue, $1.51 million for research and development, $0.93 million for marketing, and $1.64 million for general and administrative expenses) was supplied to the management of Innovate/Protect for the purposes of budgeting the capital needs of the combined company. There were no revenue projections or other projections provided. Forecasts covering a period of five years for companies with stable operations may have provided Etico Capital with sufficient information to enable Etico Capital to perform a discounted cash flow analysis of Vringo and Innovate/Protect as an additional reference point for use in arriving at its opinion. Moreover, Etico Capital did not value or consider the anti-dilution or other terms or rights of securities to be issued as part of the Merger consideration which may be superior to the rights of the holders of Vringo common stock. Etico Capital did not make nor obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Vringo or Innovate/Protect. Etico Capital also, at the direction and consent of Vringo, did not, and did not seek to: (a) independently value US patent numbers 6,314,420 and 6,775,664 (the “Patents”) acquired by Innovate/Protect in June 2011 or (b) determine the likelihood of success, the amount of damages, if any, that may be recovered, nor the timing and cost (and whether the combined company has or will have adequate resources, financial or otherwise, to prosecute) the Litigation initiated by Innovate/Protect, in which Innovate/Protect alleges inter alia infringement of the Patents by the defendants named therein. In addition, Innovate/Protect had recently completed a round of equity financing which Vringo believed showed a clear indication of at what valuation the private markets would value Innovate/Protect. The value of Innovate/Protect’s Patents is largely dependent upon the outcome of the Litigation which may continue for several years, may require significant expenditures for legal fees and other expenses and is subject to the speculative nature of litigation in general. See “Risk Factors — Risks Related to Innovate/Protect’s Business.” As a result, neither Vringo nor Innovate/Protect valued, nor did they request Etico Capital to value, Innovate/Protect’s patents or the likely timing or ultimate success of the Litigation. The success of the Litigation and the value of the patents, if determinable, would likely have affected Etico Capital’s opinion. At the direction and with the consent of Vringo, Etico Capital also assumed that the Merger will qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Etico Capital also assumed, with the consent of Vringo, that (a) all representations and warranties of each party contained in the Merger Agreement are true and correct, (b) each party will perform all of the covenants and agreements to be performed by it pursuant to the Merger Agreement and (c) the Merger will be consummated in accordance with the terms of the draft Merger Agreement reviewed by it without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining any necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Vringo or Innovate/Protect.

Etico Capital’s opinion relates to the relative values of Vringo and Innovate/Protect. Etico Capital did not express any opinion as to the underlying valuation, future performance or long term viability of Vringo or the combined company, the actual value of Vringo common stock when issued in the Merger or the price at which Vringo common stock will trade at any time. Etico Capital expressed no view as to, and its opinion does not address, any terms or other aspects or implications of the Merger (other than the consideration to be paid by Vringo in the Merger to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Vringo or Innovate/Protect, the existence or lack of conflicts of interest between officers, directors, employees and stockholders of Vringo and Innovate/Protect or the class of such persons, whether relative to the Merger or otherwise.

In addition, Etico Capital expressed no view as to, and its opinion does not address, the underlying business decision of Vringo to proceed with or effect the Merger nor does its opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Vringo or the effect of any other transaction in which Vringo might engage. Etico Capital relied, without independent verification, upon the views of management of Vringo concerning the business, operational and strategic benefits and implications of the Merger. In connection with its engagement, Etico Capital was not requested to, and it did not, solicit third party indications of interest in possible alternative transactions for Vringo. Etico Capital did not otherwise participate in the origination, negotiation or structuring of the Merger or in the transaction process.

Etico Capital was not asked to pass upon, and expressed no opinion with respect to, any matters, including any agreements between Vringo and Innovate/Protect or any of their respective affiliates, other than the fairness from a financial point of view of the Merger consideration to holders of Vringo common stock (other than those who own, or whose affiliates own, securities of Innovate/Protect).

Etico Capital has not conducted, nor has Etico Capital assumed any obligation to conduct, any physical inspection of the properties or facilities of Vringo or Innovate/Protect. Etico Capital assumed, with the consent of the Vringo board of directors, that there are no legal issues with regard to Vringo or Innovate/Protect that would affect its opinion, and Etico Capital relied on this assumption without undertaking any independent investigation or inquiry. Etico Capital’s opinion is necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by it on March 12, 2012. It should be understood that, although subsequent developments may affect its opinion, Etico Capital does not have any obligation to update, revise or reaffirm the opinion.

The following is a summary explanation of the various sources of information and valuation methodologies employed by Etico Capital in rendering its opinion. These analyses were provided to the Vringo board of directors at its meeting on March 11, 2012. There were no material changes to these analyses prior to March 12, 2012. This summary describes the financial analyses used by Etico Capital and deemed to be material, but does not purport to be a complete description of the analyses performed by Etico Capital in arriving at its opinion. Etico Capital did not explicitly assign any relative weights to the various factors or analyses considered. The summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Etico Capital, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Etico Capital did not find companies engaged in the same or similarly proposed combined businesses of Vringo and Innovate/Protect because the businesses of Vringo and Innovate/Protest are highly dissimilar. Therefore, for purposes of its analysis, Etico Capital evaluated each of Vringo and Innovate/Protect on a standalone basis.

Vringo Valuation

Comparable Companies Analysis

Etico Capital compared Vringo to a group of comparable public companies that Etico Capital deemed comparable to Vringo’s limited universe. Vringo is a company that exists in an industry where there are a limited number of comparable public companies. Etico Capital selected public companies competing in the mobile solutions industry with enterprise values ranging from $3.3 million to $901.0 million, with revenues for the trailing twelve months that were publicly available at the time of the analysis of between $.6 million and $138.0 million and with EBITDA (defined below) for the trailing twelve months that were publicly available at the time of the analysis of between a negative $12.0 million and a positive $31.0 million.

The comparable companies were:

•	BroadSoft, Inc.
•	Dynavox Inc.
•	Glu Mobile, Inc.
•	LiveWire Mobile, Inc.
•	Macrosolve, Inc.
•	Motricity, Inc.

Etico Capital considered:

•	the ratio of equity market capitalization, adjusted for cash and debt when appropriate, to reflect enterprise value (“EV”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”);
•	the ratio of market price to earnings (“P/E”);
•	the ratio of equity market capitalization to book value (“P/Book”); and
•	the ratio of EV to revenues for the trailing twelve months (“EV/Rev”).

In order to perform this analysis, Etico Capital compared financial information of Vringo with publicly available information for the comparable companies. Etico Capital considered the entire range of multiples yielded by the comparable companies in establishing a more limited reference range of multiples which it used for its analysis. For this analysis, as well as other analyses, Etico Capital examined publicly available information. The multiple of revenues in the comparable set were relatively narrow irrespective of the comparable companies enterprise values. As stated elsewhere in this proxy statement/prospectus, because Vringo did not have positive EBITDA, earnings or book value, Etico Capital relied on EV/Rev to determine an implied valuation range. Etico Capital reviewed a variety of valuation methodologies to determine fairness. No individual method was given more weight.

The following table presents, based on closing prices as of March 9, 2012 (the last trading day prior to the date of Etico Capital’s opinion), the reference range of multiples for the comparable companies of EV/EBITDA, P/E, P/Book, EV/REV:

Reference Range of Multiples
EV/EBITDA	5.12x – 29.11x
P/E	12.72x – 32.12x
P/Book	1.05x – 7.51x
EV/REV	.31x – 27.94x

Because Vringo did not have positive EBITDA, earnings or book value, Etico Capital relied on EV/Rev to determine an implied valuation range for Vringo. Based on this comparable companies analysis and Vringo’s annualized 2011 revenue based on revenue for the nine months ended September 30, 2011, Etico Capital concluded that Vringo had an implied valuation range between $230,000 and $20.7 million. Based upon the percentage ownership of the Vringo stockholders in the combined entity (32.45% on a fully diluted basis) even the high end range of the implied Vringo Comparable Company Analysis ($20.7 million) supported the fairness of the Merger consideration, from a financial point of view, to the holders of the Vringo common stock in comparison to the implied valuation of Innovate/Protect ($55.5 million) as described under the caption “Innovate/Protect Comparable Companies analysis''. This analysis resulted in the high end implied valuation of Vringo being 27.3% of the combined implied comparable company valuations of Vringo and Innovate/Protect. As a result of the Merger, Vringo stockholders will receive a percentage (32.45%) of the outstanding common stock of the combined company calculated on a fully diluted basis that is higher than 27.3%.

No company utilized in the public company comparables analysis as a comparison to Vringo is identical to Vringo. In evaluating the comparables, Etico Capital made numerous assumptions with respect to the mobile solutions industry’s performance and general economic conditions, many of which are beyond the control of Vringo. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Vringo Common Stock Trading History

Etico Capital considered the trading price and volume of Vringo common stock on the NYSE Amex, focusing primarily on the sixty trading days prior to the rendering of Etico Capital’s opinion. As of March 9, 2012, Vringo had an aggregate of 26,464,915 shares of common stock outstanding on a fully diluted basis. The following table sets forth the last sale price on March 9, 2012 (the last trading day prior to the date of Etico Capital’s opinion) and daily trading volume for such period as well a sixty day trading average for such period:

Date Range	Average Volume	Average Closing Price
	(000s omitted)
December 13, 2011 – March 9, 2012	687	$1.22
March 9, 2012	386	$1.72

Based on those market prices of Vringo common stock, Vringo had a fully diluted equity value of between $32.3 million to $45.5 million.

Consideration of Comparable Transactions Analysis

Etico Capital did not employ a comparable transactions analysis of Vringo as a result of the lack of reasonably comparable transactions.

Consideration of the Discounted Cash Flow Methodology

Etico Capital did not employ a discounted cash flow analysis of Vringo for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of positive future cash flow. To date, Vringo has generated negative cash flows. Furthermore, Vringo did not provide Etico Capital with forecasts. Because of these factors, Etico Capital considered a discounted cash flow analysis inappropriate for valuing Vringo.

Innovate/Protect Valuation

Innovate/Protect Comparable Companies Analysis

Etico Capital compared Innovate/Protect to a group of companies engaged in seeking to monetize their intellectual property. The Innovate/Protect comparable companies are public companies that Etico Capital deemed comparable to Innovate/Protect. Etico Capital selected companies with market capitalizations ranging from $1.85 million to $1,857.0 million.

The Innovate/Protect comparable companies were:

•	Acacia Research Corporation
•	Augme Technologies, Inc.
•	Competitive Technologies Inc
•	Innovaro, Inc.
•	IP Group Plc
•	Ipso Ventures Plc
•	RPX Corporation
•	Sagentia Group PLC
•	Star Scientific, Inc.
•	VirnetX Holding Corp

Etico Capital considered:

•	the ratio of EV to EBITDA;
•	the P/E ratio;

•	the P/Book ratio; and
•	the EV/Rev ratio for the trailing twelve months.

In order to perform this analysis, Etico Capital compared financial information of Innovate/Protect with publicly available information for the Innovate/Protect comparable companies. Etico Capital considered the entire range of multiples yielded by the Innovate/Protect comparable companies in establishing a more limited reference range of multiples which it used for its analysis. For this analysis, as well as other analyses, Etico Capital examined publicly available information.

The following table presents, based on closing prices as of March 8, 2012, the range of multiples for the Innovate/Protect comparable companies of EV/EBITDA, P/E, P/Book and EV/REV:

Reference Range of Multiples
EV/EBITDA	11.63x – 73.39x
P/E	.91x – 61.04x
P/Book	.44x – 61.58x
EV/REV	5.44x – 47.38x

Because Innovate/Protect did not have positive EBITDA, earnings or revenue, Etico Capital relied on P/Book to determine an implied valuation range for Innovate/Protect. There are a limited number of comparable companies for Innovate/Protect, the multiples of Price/Book of which varied greatly. The P/Book range applied to the book value of Innovate/Protect generated an implied valuation range of Innovate/Protect of between $2.0 million and $287.0 million. Accordingly, Etico Capital used the average of the P/Book multiples of the ten comparable companies, which resulted in an 11.9x P/Book multiple. Based on this comparable companies analysis and the book value of Innovate/Protect as of December 31, 2011, Etico Capital concluded that, on this basis, Innovate/Protect had an implied valuation of approximately $55.5 million.

No company utilized in the public company comparables analysis as a comparison to Innovate/Protect is identical to Innovate/Protect. The ultimate value of Innovate/Protect is likely to be based upon the value of the Patents and, in particular, the ultimate success of the Litigation and other litigations that may be commenced against other putative infringers. Etico Capital did not value the Patents or determine the likelihood of success, the amount of damages, if any, that may be recovered, nor the timing and cost (and whether the combined company has or will have adequate resources, financial or otherwise, to prosecute) the Litigation. Accordingly, Etico Capital accepted the book value of Innovate/Protect as set forth in its audited financial statements as of December 31, 2011. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Recent Investments in Innovate/Protect

Etico Capital examined the value of Innovate/Protect implied by recent investments by unaffiliated third parties in Innovate/Protect. As of December 31, 2011, Innovate/Protect had an aggregate of 12,856,307 shares of common stock outstanding on a fully diluted basis. In November and December 2011, Innovate/Protect sold common stock to unaffiliated third parties at $3.30 per share, or a fully diluted implied equity value of Innovate/Protect of $42.4 million.

Innovate/Protect Comparable Transactions Analysis

Etico Capital found two transactions, one in December 2002 and the other in March 2010, involving companies deemed by Etico Capital to be comparable to Innovate/Protect. For this analysis, Etico Capital examined publicly available information. The Innovate/Protect comparable transactions involved:

•	Sagentia Group PLC
•	Yet2.com, Inc.

The following table presents, as of March 8, 2012, the reference range of multiples. Because the comparable transactions involved the acquisition of companies with negative earnings, P/E could not be utilized.

Reference Range of Multiples
EV/EBITDA	25.52x – 25.53x
P/E	NA
P/Book	.41x – .59x
EV/REV	.33x – .33x

Because of the limited number of transactions and their infrequency, Etico Capital did not consider these comparable transactions to be meaningful.

Consideration of the Discounted Cash Flow Methodology

Etico Capital did not employ a discounted cash flow analysis of Innovate/Protect for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of positive future cash flow. To date, Innovate/Protect has generated negative cash flows. Furthermore, Etico Capital was not provided with forecasts regarding Innovate/Protect and Etico Capital was directed by the Vringo board of directors not to value the Litigation and, therefore, did not consider any cash flow that may be provided by or used in the Litigation. Because of these factors, Etico Capital considered a discounted cash flow analysis inappropriate for valuing Innovate/Protect.

Miscellaneous

The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, limitations on the scope of the engagement and the quantitative and qualitative available comparable information and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Etico Capital. In arriving at its fairness determination, Etico Capital considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it. Rather, Etico Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Etico Capital. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

In performing its analyses, Etico Capital made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond Vringo’s control. The analyses performed by Etico Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The Merger consideration and other terms of the Merger Agreement were determined through arm’s length negotiations between Vringo and Innovate/Protect, and were approved by the Vringo board of directors. Etico Capital’s opinion was one of many factors taken into consideration by the Vringo board of directors in making its decision to approve the Merger Agreement and the Merger. Consequently, the Etico Capital analyses as described above should not be viewed as determinative of the opinion of the Vringo board of directors with respect to the value of Vringo or Innovate/Protect or whether the Vringo board of director would have been willing to agree to different consideration.

Etico Capital was retained under an engagement letter, dated March 7, 2012, to give an opinion as to the fairness of the Merger consideration, from a financial point of view, to the holders of Vringo common stock (other than those who own, or whose affiliates own, securities of Innovate/Protect, regarding which Etico Capital expressed no view). Etico Capital did not serve as financial advisor to Vringo in connection with the Merger. Etico Capital received a fee of $115,000 (and the reimbursement of $10,000 of expenses) upon delivery of its opinion. No portion of Etico Capital’s fee is contingent upon the consummation of the Merger. In addition, Vringo has agreed to indemnify Etico Capital and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Etico Capital or any of its affiliates against liabilities and expenses, relating to or arising out of Etico Capital’s engagement, except in the case of gross negligence or willful misconduct. Jeffrey Berman, a Senior Managing Director of Etico Capital is married to the sister of a managing member of Iroquois Capital Management LLC, the investment manager to Iroquois Master Fund Ltd., which beneficially owns approximately 8.5% of Vringo common stock and approximately 6.98% of Innovate/Protect’s common stock and approximately 5.2% of Innovate/Protect’s preferred stock.

Board of Directors, Executive Officers and Key Employees of the Combined Company After the Completion of the Merger

Board of Directors

Upon completion of the Merger, the combined company will have a seven member board of directors, comprised of Seth M. Siegel, as Chairman, Andrew D. Perlman, John Engelman, all of whom are currently members of the Vringo board of directors, and Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair, all of whom are currently members of Innovate/Protect’s board of directors.

Executive Officers

The executive management team of the combined company is expected to be composed of the following individuals:

Name	Position with the Combined Company
Andrew D. Perlman	Chief Executive Officer
Andrew Kennedy Lang	Chief Technology Officer and President
Alexander R. Berger	Chief Operating Officer and Secretary
Ellen Cohl	Chief Financial Officer and Treasurer

Key Employees

Key employees of the combined company that are not executive officers are expected to be:

Name	Position with the Combined Company
David L. Cohen	Special Counsel
Clifford Weinstein	Executive Vice President
Josh Wolff	Senior Vice President for Partner Solutions

Interests of Vringo Directors and Executive Officers in the Merger

In considering the recommendation of the Vringo board of directors to vote FOR the Vringo Merger Proposals, Vringo stockholders should be aware that the directors and executive officers of Vringo have interests in the Merger that may be in addition to, or different from, your interests as Vringo stockholders, which could create conflicts of interest in their determinations to recommend the Merger. You should consider these interests in voting on the merger. These interests in connection with the Merger relate to or arise from, among other things:

•	the fact that Seth M. Siegel, Andrew D. Perlman and John Engelman are currently directors of Vringo and will remain directors of the combined company following the completion of the Merger;
•	the fact that Andrew D. Perlman and Ellen Cohl are currently executive officers of Vringo and will remain executive officers of the combined company following the completion of the Merger;
•	upon the change of control in connection with the consummation of the Merger, there will be a one year acceleration of option vesting for option holders for grants prior to consummation of the Merger, except for Andrew D. Perlman who will be entitled to 50% acceleration for all of his unvested options granted to him prior to him becoming Chief Executive Officer of Vringo;
•	directors of Vringo, other than Mr. Perlman, departing within six months from a subsequent change of control would receive full acceleration of vesting for any unvested options and extension of the termination period for option exercises to one year from cessation of board service; and
•	the right to continued indemnification for directors and executive officers of Vringo following the completion of the Merger.

The Vringo board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and when making its decision regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.

Ownership Interests

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, directors and executive officers of Vringo, together with their respective affiliates, beneficially owned and were entitled to vote 243,053 shares of Vringo common stock, or approximately 1.73% of the shares of Vringo common stock outstanding on that date. Assuming the Merger had been completed as of such date, all directors and executive officers of Vringo, together with their respective affiliates, would beneficially own, in the aggregate, approximately 6.3% of the outstanding shares of common stock of the combined company.

The following table sets forth information as of June 20, 2012, regarding the beneficial ownership of the combined company for each executive officer and director of Vringo and Innovate/Protect following the completion of the Merger. Percentage of beneficial ownership is calculated in relation to 32,357,329 shares of common stock of the combined company outstanding upon completion of the Merger, assuming that the Common Stock Exchange Ratio to be used in connection with the Merger is approximately 3.0176 shares of Vringo common stock for each share of Innovate/Protect capital stock (without giving effect to the proposed reverse stock split described elsewhere in this proxy statement/prospectus). Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Innovate/Protect capital stock, and if applicable, shares of Vringo common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of Innovate/Protect capital stock or Vringo common stock, as applicable, within 60 days of June 20, 2012. The table also sets forth the total number of additional options that each executive officer and director of Innovate/Protect will have the right to acquire following the Merger, but which are not exercisable within 60 days of June 20, 2012.

Name	Total Shares to be Beneficially Owned Following the Merger	Total Additional Options to be Held Following the Merger	Combined Company Beneficial Ownership Percentage Following the Merger
Andrew D. Perlman	607,381	331,453	1.8%
Seth M. Siegel	619,289	214,583	1.9%
Andrew Kennedy Lang	8,034,360	—	23.1%
Alexender R. Berger	2,678,120	—	8.1%
John Engelman	201,533	129,271	0.6%
Donald E. Stout	1,083,195	—	3.3%
H. Van Sinclair	171,400	—	0.5%
Ellen Cohl	231,750	186,250	0.6%

For a more complete discussion of the ownership interests of the directors and executive officers of Vringo, see the sections entitled “Vringo Security Ownership of Certain Beneficial Owners and Management” and “Security Ownership of Certain Beneficial Owners and Management of the Combined Company Following the Merger” beginning on pages 178 and 182, respectively.

Employment Agreements with Certain Executive Officers of Vringo

On March 11, 2012, in connection with the appointment of Andrew D. Perlman as Chief Executive Officer, Vringo’s board of directors approved an increase in Mr. Perlman’s salary to $250,000 per year and the payment of severance for one year in the event he is no longer the Chief Executive Officer in connection with the change of control. In addition, the board of directors approved the grant of options to purchase 450,000 shares at an exercise price of $1.65 per share. Vringo and Mr. Perlman expect to enter into an amendment to his employment agreement to memorialize the foregoing terms.

Accelerated Vesting of Stock Options

Upon the change of control in connection with the consummation of the Merger, there will be a one year acceleration of option vesting for all Vringo’s option holders for grants prior to the consummation of the

Merger, except for Andrew D. Perlman who will be entitled to 50% acceleration for all of his unvested options granted to him prior to him becoming Chief Executive Officer of Vringo. In addition, directors of Vringo, other than Mr. Perlman, departing within six months from a subsequent change of control would receive full acceleration of vesting for any unvested options and extension of the termination period for option exercises to one year from cessation of board service.

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification with respect to acts or omissions occurring at or prior to the completion of the Merger existing in favor of each present and former director, officer or employee of Innovate/Protect or any of its subsidiaries as provided in their respective certificates of incorporation or bylaws or indemnification agreements. The Merger Agreement provides that Vringo and Merger Sub will continue to indemnify and hold harmless each present and former director, officer or employee of Innovate/Protect or any of its subsidiaries, with respect to acts or omissions occurring or alleged to have occurred before or after the completion of the Merger, including advancing expenses to the fullest extent allowed by law.

The Merger Agreement provides the Vringo will continue to indemnify and hold harmless each present and former director or officer of Vringo or any of its subsidiaries, with respect to acts or omissions occurring or alleged to have occurred at or prior to the completion of the Merger, to the fullest extent permitted under applicable law and Vringo’s certificate of incorporation or Vringo’s bylaws (the “Vringo’s Bylaws”). The Merger Agreement also provides that the combined company will honor all indemnification agreements in place with each present and former director or officer of Vringo.

Anticipated Accounting Treatment

The Merger will be treated by Vringo as a reverse merger under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Innovate/Protect is considered to be acquiring Vringo in this transaction. Therefore, the aggregate consideration paid in connection with the Merger will be allocated to Vringo tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Vringo will be consolidated into the results of operations of Innovate/Protect as of the completion of the Merger. These allocations will be based upon a valuation that has not yet been finalized.

Tax Treatment of the Merger

Vringo and Innovate/Protect intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and have agreed to use reasonable best efforts to structure the Merger to qualify as a reorganization and not to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has rerendered its written opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

Regulatory Approvals Required for the Merger

As of the date of this proxy statement/prospectus, neither Vringo nor Innovate/Protect is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the U.S. or other countries to complete the Merger. In the U.S., Vringo must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance of shares of Vringo common stock and preferred stock and warrants in the Merger and the resulting change in control of Vringo and the filing of this proxy statement/prospectus with the SEC.

Restrictions on Sales of Shares of Vringo Common Stock Received by Innovate/Protect Stockholders in the Merger

Pursuant to a letter agreement between Vringo and Hudson Bay, Hudson Bay is prohibited from selling Merger Shares (as hereinafter defined) at a price lower than $2.00 per share (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) to the extent that the sale of such shares on any trading day is in excess of the greater of (i) 15% of the daily trading volume of all shares of Vringo common stock traded on such trading day, and (ii) 5,000 Merger Shares (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). “Merger Shares” means (i) shares of Vringo common stock issued to Hudson Bay pursuant to the Merger Agreement, (ii) shares of Vringo common stock issued upon exercise of any Series 1 Warrants or Series 2 Warrants issued to Hudson Bay pursuant to the Merger Agreement, in the forms attached to this proxy statement/prospectus as Annex F and Annex G, respectively, and (iii) shares of Vringo common stock issued upon conversion of the Vringo preferred stock. This restriction is in place from the closing date until the date upon which Vringo gives notice of termination to Hudson Bay. In exchange, from the closing date until 30 days after Vringo terminates the transfer description described above, Vringo will not, directly or indirectly, subject to certain exceptions, effect any Subsequent Placement (as hereinafter defined) unless Vringo has provided notice to Hudson Bay and offered to issue and sell to Hudson Bay 25% of the securities being offered in such Subsequent Placement. “Subsequent Placement” means, subject to certain exceptions, any direct or indirect offer, sale (including any sale of any option to purchase or other disposition of) of any of Vringo’s or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents. Hudson Bay’s right to participate in up to 25% of Subsequent Placement may have a chilling effect on Vringo’s ability to raise financing via such offerings. Although the participation procedures are designed to minimize any impact on the timing of a transaction, there are notification processes to follow that could have the effect of slowing certain offerings. In addition, the possibility that a large percentage of an offering may be acquired by a third party may discourage some investors from participating in an offering due to the possibility that the size of the remaining offering will not be large enough to accommodate them. Nonetheless, Vringo does not anticipate that Hudson Bay’s right to participate will have a material impact on Vringo’s ability to raise financing.

In addition to the restrictions on transfer, sale, or encumbrance discussed in the preceding paragraph, shares of Vringo common stock and preferred stock received by Innovate/Protect stockholders who become affiliates of Vringo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

Appraisal Rights

Under the DGCL, holders of Vringo common stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus. Under the DGCL, however, holders of Innovate/Protect capital stock may be entitled to appraisal rights in connection with the Merger.

NYSE MKT Listing of Vringo Common Stock

Vringo common stock currently is listed on the NYSE MKT under the symbol “VRNG.” Vringo has agreed to use its reasonable best efforts to cause the shares of Vringo common stock to be approved, at or prior to the completion of the Merger, for listing (subject only to notice of issuance) on the NYSE MKT at and following the completion of the Merger, and the listing of the shares of Vringo common stock issuable pursuant to the Merger Agreement on the NYSE MKT is a condition to Innovate/Protect’s obligation to complete the Merger.

As of the date of the mailing of this proxy statement/prospectus, Vringo has filed an initial listing application for listing on the NYSE MKT in connection with the Merger pursuant to NYSE MKT’s reverse merger rules. If such application is approved, Vringo anticipates that its common stock will be listed on the NYSE MKT following the completion of the Merger under the trading symbol “VRNG.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the Merger. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to Vringo, Innovate/Protect or Innovate/Protect stockholders, as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein.

This discussion does not address all of the U.S. federal income tax consequences of the Merger that may be relevant to Innovate/Protect stockholders and Vringo stockholders in light of their particular circumstances and does not apply to stockholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities;
•	individuals who are not citizens or residents of the U.S., including U.S. expatriates;
•	corporations (or other entities taxable as a corporation for U.S. federal income tax purposes) created or organized outside of the U.S.;
•	tax-exempt entities;
•	financial institutions, regulated investment companies, real estate investment trusts or insurance companies;
•	partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities;
•	an estate or trust;
•	holders who are subject to the alternative minimum tax provisions of the Code;
•	holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;
•	holders who hold their shares through a pension plan or other qualified retirement plan;
•	holders who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy;
•	holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment will be a capital asset); or
•	holders who have a functional currency other than the U.S. dollar.

In addition, the following discussion does not address:

•	the tax consequences of the Merger under any U.S. federal non-income tax laws or under state, local or foreign tax laws;
•	the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of Innovate/Protect capital stock or Vringo capital stock are acquired;
•	the tax consequences to holders of options issued by Innovate/Protect that are assumed, replaced, exercised or converted, as the case may be, in connection with the Merger;
•	the tax consequences of the receipt of equity securities of Vringo other than in exchange for shares of Innovate/Protect capital stock; or
•	the tax consequences of the ownership or disposition of equity securities of Vringo common stock acquired in the Merger.

Accordingly, Innovate/Protect stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances and the consequences of the Merger under U.S. federal non-income tax laws and state, local and foreign tax laws.

U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”) has rendered a tax opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Vringo and Innovate/Protect have agreed to use reasonable best efforts to structure the Merger to qualify as a “reorganization” and not to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Neither Vringo nor Innovate/Protect presently intends to waive these conditions.

The opinion of counsel relied on certain assumptions as well as representations made by Vringo, Merger Sub and Innovate/Protect, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and assumed that these representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, the opinion could become invalid as a result, and the U.S. federal income tax treatment of the merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the Merger.

If, as intended, the Merger is treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, then the Merger will have the following material U.S. federal income tax consequences:

It is the opinion of Mintz Levin that, subject to the qualifications described above, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that the Merger will have the following material U.S. federal income tax consequences:

•	Vringo, Merger Sub, Innovate/Protect and the Vringo stockholders generally will recognize no gain or loss solely as a result of the Merger;
•	Innovate/Protect stockholders, other than Innovate/Protect stockholders who exercise appraisal rights (as discussed below), generally will recognize no gain or loss upon the receipt of equity securities of Vringo for their Innovate/Protect capital stock;
•	the aggregate tax basis of the equity securities of Vringo that are received by an Innovate/Protect stockholder in the Merger will be equal to the aggregate tax basis of the shares of Innovate/Protect capital stock surrendered in exchange therefor; and
•	the holding period of the equity securities of Vringo received by an Innovate/Protect stockholder in connection with the Merger will include the holding period of the shares of Innovate/Protect capital stock surrendered in exchange therefor.

Neither Vringo nor Innovate/Protect has requested, or intends to request, a ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences of the Merger, and there can be no assurance that the companies’ position would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code and is taxable for U.S. federal income tax purposes, Innovate/Protect stockholders generally would recognize taxable gain or loss on their receipt of equity securities of Vringo in connection with the Merger equal to the difference between such stockholder’s adjusted tax basis in their shares of Innovate/Protect capital stock and the fair market value of the equity securities of Vringo. Moreover, Innovate/Protect would recognize gain on the net appreciation in its assets since it would be deemed to have sold all of its assets in a taxable sale to Merger Sub.

There will be no material U.S. federal income tax consequences of the Merger for Vringo stockholders whether or not the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Treatment of Innovate/Protect Stockholders Who Exercise Appraisal Rights

The discussion above does not apply to Innovate/Protect stockholders who properly perfect appraisal rights with respect to such stockholder’s shares of Innovate/Protect capital stock. Generally, an Innovate/Protect stockholder who perfects appraisal rights and receives cash in exchange for such stockholder’s Innovate/Protect capital stock will recognize capital gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Such gain or loss will generally be long-term capital gain or loss, provided the shares of Innovate/Protect capital stock were held for more than one year before the disposition of the shares. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Generally, non-corporate Innovate/Protect stockholders may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to cash received for perfecting appraisal rights. However, backup withholding will not apply to an Innovate/Protect stockholder who furnishes a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Innovate/Protect stockholder’s U.S. federal income tax liability, provided that the Innovate/Protect stockholder timely furnishes the required information to the IRS.

THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH INNOVATE/PROTECT STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH INNOVATE/PROTECT STOCKHOLDER.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

The Merger Agreement has been included in this proxy statement/prospectus to provide you with information regarding its terms. The terms of, and other information in, the Merger Agreement should not be relied upon as disclosures about Vringo and Innovate/Protect without considering the entirety of the information about Vringo and Innovate/Protect set forth in the public reports filed with the SEC. Such information can be found elsewhere in proxy statement/prospectus and in the other public filings Vringo makes with the SEC, which are available without charge at www.sec.gov.

Additionally, the representations, warranties and covenants described in this section and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of Vringo, Merger Sub and Innovate/Protect. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. These disclosure schedules contain information that has been included in Vringo’s general prior public disclosures, as well as potential additional non-public information. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Vringo or Innovate/Protect, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by Vringo and/or Innovate/Protect. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of Vringo, Innovate/Protect, or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Terms of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the completion of the Merger, Innovate/Protect will merge with and into Merger Sub with Merger Sub being the surviving corporation (the “Surviving Corporation”) through an exchange of capital stock of Innovate/Protect for capital stock of Vringo.

Completion of the Merger

The closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the completion of the Merger contained in the Merger Agreement, other than the conditions which by their terms can be satisfied only as of the closing of the Merger, or on such other day as Vringo, Innovate/Protect and Merger Sub may mutually agree. For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 96. The completion of the Merger will occur at the time that the parties file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger or on such later date as Vringo, Merger Sub and Innovate/Protect mutually agree (and set forth in the certificate of merger). Because the completion of the Merger is subject to the satisfaction of other conditions, Vringo cannot predict the exact time at which the Merger will become effective.

Certificate of Incorporation; Bylaws; Directors and Officers

Upon completion of the Merger, the certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws of the Surviving Corporation. Notwithstanding the foregoing, the certificate of incorporation of Merger Sub will be amended to change the name of the Surviving Corporation to Innovate/Protect, Inc.

Following the closing, the following persons shall serve on the board of directors of Vringo and the Surviving Corporation: Seth M. Siegel (Chairman), Andrew D. Perlman, John Engelman, Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair, and the following persons shall be appointed to the following positions of Vringo and the Surviving Corporation: Andrew D. Perlman (Chief Executive Officer), Andrew Kennedy Lang (Chief Technology Officer and President), Alexander R. Berger (Chief Operating Officer and Secretary), Ellen Cohl (Chief Financial Officer and Treasurer) and Clifford Weinstein (Chief Strategy Officer).

Merger Consideration

Upon completion of the Merger, (i) each share of Innovate/Protect common stock (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Innovate/Protect preferred stock (total 6,673 shares outstanding) (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (or at a current conversion rate of 3,017.6). The Common Stock Exchange Ratio initially is 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger.

The Vringo preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E which is to be filed by Vringo prior to closing, which rights include, among other things, a liquidation preference of $6,673,000 and the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. Vringo may not create a class of capital stock senior or pari passu to the Vringo preferred stock. The Vringo preferred stock shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (subject to a provision that restricts conversion in the event the holder will acquire beneficial ownership of more than 9.99% of Vringo common stock after such conversion) but shall be non-voting, except as required by law and in certain defined instances, including a change of control. In addition, except for certain excluded issuances, the conversion price of the Vringo preferred stock shall be subject to full ratchet anti-dilution protection for issuances of equity or equity-linked securities below the initial conversion price (as adjusted for stock splits, stock dividends and similar events) until the date Vringo common stock has traded an aggregate of 100,000,000 shares at above $3.00 per share (as adjusted for stock splits, stock dividends and similar events). On a change of control, except for a change of control where the holder receives all publicly traded stock, the holder of the Vringo preferred stock will be able to require Vringo to redeem the shares of Vringo preferred stock at the greater of the stated value and the value of the equity underlying the Vringo preferred stock. The Vringo preferred stock also contains a covenant prohibiting Vringo, for a period of 18 months following the closing, from incurring indebtedness senior to the Vringo preferred stock in excess of $6 million in the aggregate (including the then outstanding principal amount of existing Innovate/Protect indebtedness); provided, that, this covenant shall not apply to indebtedness secured by assets of Vringo acquired after the closing in which the lender expressly subordinates to the holder of the Vringo preferred stock. In addition, in accordance with the terms and conditions of the Merger Agreement, Vringo may not currently incur any indebtedness without the consent of Innovate/Protect. As of May 31, 2012, the indebtedness of Vringo and Innovate/Protect were zero and $3.2 million, respectively. Therefore, following the consummation of the Merger, Vringo may incur up to $2.8 million of debt senior to the Vringo preferred stock without violating the provisions of the Vringo preferred stock (in addition to any amounts up to $6,000,000 that may be drawn down by Innovate/Protect under the Hudson Bay debt facility). The holder of the Vringo preferred stock shall be indemnified against losses due to a buy-in following any failure to timely deliver Vringo common stock upon a conversion failure and Vringo shall pay the holders of the Vringo preferred stock liquidated damages of one-quarter of one percent (0.25%) for each full 15 day period during which Vringo’s common stock is suspended from trading or if the Vringo common stock is delisted.

No fractional shares of Vringo common stock or Vringo preferred stock will be issued in connection with the Merger. Instead, each Innovate/Protect stockholder who would be otherwise entitled to receive a fractional share will receive from Vringo, in lieu thereof, the next highest whole number shares of Vringo common stock or Vringo preferred stock, as applicable.

At the effective time of the Merger, each outstanding and unexercised option to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into and become an option to purchase Vringo common stock and Vringo will assume such Innovate/Protect stock option in accordance with the terms of the Innovate/Protect 2011 Equity Incentive Plan. After the effective time of the Merger, (a) each Innovate/Protect stock option assumed by Vringo may be exercised solely for shares of Vringo common stock and (b) the number of shares of Vringo common stock and the exercise price subject to each Innovate/Protect stock option assumed by Vringo shall be determined by the Common Stock Exchange Ratio.

Exchange of Innovate/Protect Stock Certificates

As promptly as practicable before or after the completion of the Merger, Vringo (or its designee) will send to each Innovate/Protect stockholder and warrantholder a letter of transmittal and instructions for use in surrendering all certificates of Innovate/Protect common stock and/or Innovate/Protect preferred stock and warrants for the applicable portion of the Merger Consideration. The Merger Agreement provides that upon surrender to the Parent (or its designee) of a properly completed letter of transmittal, a holder of shares of Innovate/Protect capital stock will be entitled to receive the applicable portion of the Merger Consideration.

If any stockholder has lost a certificate representing shares of Innovate/Protect capital stock, or if any such certificate has been stolen or destroyed, such stockholder will, as a condition to receiving the applicable portion of Merger Consideration for the shares represented by such certificate, be required to make an affidavit of the loss, theft or destruction and, if reasonably required by Vringo, post a bond in a reasonable amount as indemnity against any claim that may be made against Vringo with respect to such certificate.

From and after the completion of the Merger each Innovate/Protect stock certificate will represent only the right to receive an applicable portion of the merger consideration to which such Innovate/Protect stockholder is entitled to receive under the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Vringo and Innovate/Protect (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules exchanged by the parties), as applicable, relating to, among other things, (a) organization and qualification; (b) subsidiaries; (c) capital structure; (d) authorization, performance and enforceability of the Merger Agreement; (e) board approval and required vote; (f) financial statements; (g) absence of undisclosed liabilities and minimum cash; (h) absence of changes or events; (i) agreements, contracts and commitments; (j) material permits; (k) employee and employee benefit plans; (l) taxes; (m) tangible assets; (n) insurance; (o) intellectual property; (p) interested party transactions; (q) brokers; and (r) information related to the Proxy Statement (as defined below).

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of “Innovate/Protect Material Adverse Effect” or “Vringo Material Adverse Effect”.

Innovate/Protect Material Adverse Effect

For purposes of the Merger Agreement, an “Innovate/Protect Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of Innovate/Protect or its subsidiaries, taken as a whole; provided, that none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken in account in determining whether a Innovate/Protect Material Adverse Effect has occurred or may, would or could occur:

•	changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation;
•	changes, events, occurrences or effects generally affecting the industries in which Innovate/Protect and its subsidiaries conduct operations;
•	changes or prospective changes in law, in applicable regulations of any governmental authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general, legal, regulatory or political conditions;
•	any act of God or other calamity, national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date of the Merger Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack;
•	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;
•	any action taken by Innovate/Protect or its subsidiaries that is required by the Merger Agreement or taken at Vringo’s written request, or the failure to take any action by Innovate/Protect or its subsidiaries if that action is prohibited by the Merger Agreement; or
•	any change resulting or arising from the identity of, or any facts or circumstances relating to Vringo, Merger Sub or their respective affiliates.

Vringo Material Adverse Effect

For purposes of the Merger Agreement, a “Vringo Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of Vringo or its subsidiaries, taken as a whole; provided, that none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken in account in determining whether a Vringo Material Adverse Effect has occurred or may, would or could occur:

•	changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation;
•	changes, events, occurrences or effects generally affecting the industries in which Vringo and its subsidiaries conduct operations;
•	changes or prospective changes in law, in applicable regulations of any governmental authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general, legal, regulatory or political conditions;
•	any act of God or other calamity, national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date of the Merger Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack;
•	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;
•	any action taken by Vringo or its subsidiaries that is required by the Merger Agreement or taken at Innovate/Protect’s written request, or the failure to take any action by Vringo or its subsidiaries if that action is prohibited by the Merger Agreement; or
•	any change resulting or arising from the identity of, or any facts or circumstances relating to Innovate/Protect or its subsidiaries or their respective affiliates.

Certain Covenants of the Parties

The Merger Agreement provides that each of Vringo and its subsidiaries on the one hand and Innovate/Protect and its subsidiaries on the other hand shall: (x) conduct its business only in the ordinary course of business, consistent with past practice; (y) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (z) use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all material contracts, as applicable, and preserve their relationships, customers, licensees, suppliers and other persons with which they have business relations.

The Merger Agreement contains certain other agreements of the parties including, among other things, that (a) Vringo will prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement (the “Registration Statement”) containing a proxy statement (the “Proxy Statement”) for the vote of the Vringo stockholders to approve the Merger; (b) each party will take all action necessary to have its stockholders vote on the Merger; (c) each party will allow reasonable access to their books and records until the closing of the Merger; (d) each party will maintain in confidence any non-public information received from the other party; (e) individuals who are employed on a full time basis by Innovate/Protect at the time of the Merger will remain employees of the Surviving Corporation; (f) each of Innovate/Protect and Vringo will not and will use its reasonable best efforts not to permit any of its affiliates to take any action that could prevent the Merger from being treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code; (g) each party will give prompt notice of the occurrence of any of the following: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect (or in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); (ii) any failure of Vringo, Innovate/Protect or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it, (iii) any notice or communication from any person alleging that the consent of such person is required in connection with the Merger or the Merger Agreement, (iv) any notice or other communication from any governmental authority in connection with the Merger or other transactions contemplated by the Merger Agreement, (v) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a material contract of either party, and (vi) any change that would be considered reasonably likely to result in a Innovate/Protect Material Adverse Effect or Vringo Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Vringo or Innovate/Protect to consummate the transactions contemplated by the Merger Agreement; (h) Vringo will use its reasonable best efforts to cause the shares of Vringo common stock to be issued pursuant to the Merger to be approved for listing on the NYSE Amex; (i) neither party shall, nor permit their respective subsidiaries to issue or cause the publication of any press release or public announcement with respect to the Merger or other transactions contemplated by the Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; (j) each party will continue to indemnify its own present and former directors and officers (as further described below); (k) the parties will take all action to appoint certain individuals to serve on the board of directors of Vringo and as officers of Vringo (as described above); and (l) Innovate/Protect will use its commercially reasonable efforts to receive all necessary consents required to disclose to Vringo the terms and conditions of certain agreements.

No Solicitation

Subject to certain exceptions described below, prior to the completion of the Merger or the earlier termination of the Merger Agreement, each of Vringo and Innovate/Protect has agreed that it will not, and it will not authorize or permit its subsidiaries and/or their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to directly or indirectly: (a) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any action relating to, or the submission of any Innovate/Protect Acquisition Proposal (as defined below) or Vringo Acquisition Proposal (as defined below), as the case may be; (b) enter into, participate or engage in discussions or negotiations in any way with any person concerning any Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; (c) furnish to any person (other than the other party) any information relating to the other party or its subsidiaries or afford to any person (other than the other party) access to the business, properties, assets, books, records or other information, or to any personnel of either party or its subsidiaries, with the intent to induce or solicit the making, submission or announcement of, or the intent to encourage or assist, an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be or the making of any proposal that would reasonably be expected to lead to an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; (d) approve, enforce or recommend an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; (e) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument or contract relating to an Innovate/Protect Acquisition Proposal or a Vringo Acquisition Proposal, as the case may be, or requiring either party to abandon or terminate the Merger Agreement (other than executing a non-disclosure agreement having provisions no less favorable than that certain non-disclosure agreement between Vringo and Innovate/Protect); or (f) grant any approval pursuant to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law to any person or transaction (other than the Merger) or waiver or release any standstill or similar agreement with respect to the equity securities of either party.

Notwithstanding the foregoing, Innovate/Protect or Vringo, as the case may be, or each of their boards of directors, may enter to discussions with any person in response to an unsolicited bona fide written Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as applicable, if prior to engaging in any such discussions the Innovate/Protect board of directors or the Vringo board of directors, as the case may be, determines in good faith, after consultation with its outside legal counsel and other advisors, that such Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as applicable, either constitutes or could reasonably be expected to lead to a Innovate/Protect Superior Proposal (as defined below) or Vringo Superior Proposal (as defined below), as the case may be, and the Innovate/Protect board of directors or the Vringo board of directors, as the case may be, receives from such person a non-disclosure agreement.

“Innovate/Protect Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise) by any person (other than Vringo or any affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Innovate/Protect or any subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Innovate/Protect), (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Innovate/Protect and its subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock or other equity interests of the subsidiaries or (iv) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving Innovate/Protect or any subsidiary.

“Vringo Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise) by any person (other than Innovate/Protect or any affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Vringo or any subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Vringo, (ii) any tender offer, exchange offer, stock purchase or other transaction in which, if consummated, any person or “group” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power or economic interests of Vringo or any subsidiary, (iii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Vringo and its subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock or other equity interests of the subsidiaries or (iv) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving Vringo or any subsidiary.

“Innovate/Protect Superior Proposal” means any bona fide offer or proposal that constitutes an Innovate/Protect Acquisition Proposal on terms that the Innovate/Protect Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Innovate/Protect Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to Innovate/Protect’s stockholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by Vringo in response to such Innovate/Protect Acquisition Proposal); provided that, for purposes of the definition of “Innovate/Protect Superior Proposal, “the references to “20%” in the definition of “Innovate/Protect Acquisition Proposal” shall be deemed to be references to “more than 50%.”

“Vringo Superior Proposal” means any bona fide offer or proposal that constitutes a Vringo Acquisition Proposal on terms that the Vringo Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Vringo Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to Vringo’s stockholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by Innovate/Protect in response to such Vringo Acquisition Proposal); provided that, for purposes of the definition of “Vringo Superior Proposal,”, the references to “20%” in the definition of “Vringo Acquisition Proposal” shall be deemed to be references to “more than 50%.”

Board Recommendations

Under the Merger Agreement, subject to the exceptions set forth below, (i) the Innovate/Protect board of directors has agreed to recommend that Innovate/Protect stockholders vote in favor of the Merger (“Innovate/Protect Board Recommendation”) and (ii) the Vringo board of directors has agreed to recommend that Vringo stockholders vote in favor of the Merger (the “Vringo Board Recommendation”). Subject to the exceptions described below, the Merger Agreement provides that:

•	neither the Innovate/Protect board of directors nor the Vringo board of directors will (i) fail to make the Innovate/Protect Board Recommendation or the Vringo Board Recommendation, as applicable, (ii) withdraw, amend or modify in a manner adverse to the other company, the Innovate/Protect Board Recommendation or the Vringo Board Recommendation, as applicable, or (iii) recommend, adopt, endorse or approve an Innovate/Protect Acquisition Proposal or Vringo Acquisition Proposal, as the case may be; provided, that, with respect to Vringo, any action described in clauses (ii) and (iii) as well as any failure to timely respond to the commencement of (x) a tender or exchange offer relating to any shares of Vringo common stock by issuing a public statement reaffirming, filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act a statement reaffirming, and sending to Vringo’s stockholders a statement reaffirming, the Vringo

Board Recommendation and disclosing that Vringo’s board of directors recommends rejection of such tender offer or exchange offer or (y) a publicly announced Vringo Acquisition Proposal by issuing a press release that reaffirms the recommendation of Vringo’s board of directors that Vringo’s stockholders vote in favor of the Merger, and
•	neither the Innovate/Protect board of directors nor the Vringo board of directors will resolve, agree or publicly propose to take any of the actions described above.

Each of the foregoing actions is referred to as a “Recommendation Change”.

The restrictions set forth above will not prohibit the Vringo board of directors or the Innovate/Protect board of directors, as the case may be, from effecting a Recommendation Change if Innovate/Protect or Vringo, as applicable, has determined in good faith, after consulting with outside legal counsel, that (i) it has received an Innovate/Protect Superior Proposal or Vringo Superior Proposal, as the case may be or (ii) a failure to take action would be inconsistent with its fiduciary duties, and certain other conditions are met.

Approval of Stockholders

Each of Vringo and Innovate/Protect has agreed to take all action necessary for the purpose of obtaining the required stockholder approval of the Merger, as promptly as practicable.

Indemnification of Directors and Officers

The Merger Agreement provides that all rights to indemnification with respect to acts or omissions occurring at or prior to the completion of the Merger existing in favor of each present and former director, officer or employee of Innovate/Protect or any of its subsidiaries as provided in their respective certificates of incorporation or bylaws or indemnification agreements will remain in effect. The Merger Agreement provides that Vringo and Merger Sub will continue to indemnify and hold harmless each present and former director, officer or employee of Innovate/Protect or any of its subsidiaries, with respect to acts or omissions occurring or alleged to have occurred before or after the completion of the Merger, including advancing expenses to the fullest extent allowed by applicable law.

The Merger Agreement provides that Vringo will continue to indemnify and hold harmless each present and former director or officer of Vringo or any of its subsidiaries, with respect to acts or omissions occurring or alleged to have occurred before or at the completion of the Merger, to the fullest extent permitted under applicable law and in Vringo’s certificate of incorporation and bylaws.

The Merger Agreement provides that, prior to the completion of the Merger, Innovate/Protect will purchase and Vringo will maintain for a period of six years following the completion of the Merger, a directors’ and officers’ liability “tail” insurance policy covering the present and former directors and officers of Vringo and directors and officers of Innovate/Protect for events occurring at or prior to the completion of the Merger. Such policy must contain terms no less favorable than the policies maintained by Vringo or Innovate/Protect, as applicable, as of the date of the Merger Agreement.

Conditions to the Completion of the Merger

The obligations of each of Vringo and Innovate/Protect to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, among other things, (a) the stockholders of each of Vringo and Innovate/Protect have approved the Merger and the Merger Agreement; (b) the Registration Statement has become effective; (c) the shares of Vringo common stock shall have been approved for listing on the NYSE Amex; (d) Vringo or Innovate/Protect, as applicable, shall have entered into certain agreements amending and restating the existing indebtedness of Innovate/Protect; (e) the representations and warranties of the other party contained in the Merger Agreement are true and correct in all material respects; (f) the other party shall have performed or complied in all material respects with all agreements and covenants under the Merger Agreement; (g) the receipt of all necessary consents or approvals; (h) the absence of an Innovate/Protect Material Adverse Effect or a Vringo Material Adverse Effect, as the case may be; (i) Vringo shall have received written resignations from all of the directors and officers of Innovate/Protect and its subsidiaries; (j) a letter agreement between Vringo and Hudson Bay, providing for, among other things, restrictions on the number of shares of Vringo common stock that Hudson Bay may sell and a right of

Hudson Bay to participate in up to 25% of certain offerings conducted by Vringo, shall be effective at closing; (k) since the date of the Merger Agreement, (i) neither Innovate/Protect nor any of its subsidiaries has (A) settled, discharged or released any of its claims, causes of action, or defenses in that certain lawsuit captioned I/P Engine, Inc. v. AOL, Inc., Civ. Action No. 2:11-cv-512, filed in United States District Court for the Eastern District of Virginia, Norfolk Division on September 15, 2011 (the “Litigation”) nor (B) assigned, promised, transferred, conveyed, encumbered, or granted a security interest in any of those claims and (ii) there has been no dismissal (including, without limitation, by motion to dismiss or summary judgment) of the Litigation; (l) holders of no more than 10% of the issued and outstanding Innovate/Protect capital stock shall have demanded and perfected their right to an appraisal of Innovate/Protect capital stock under the Delaware General Corporation Law; and (m) neither U.S. Patent Nos. 6,314,420 nor 6,775,664, held by Innovate/Protect or any of its subsidiaries, shall, as of the closing of the Merger, be held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing of the Merger, as follows: (a) by mutual written consent of Vringo, Merger Sub and Innovate/Protect; (b) by either Vringo or Innovate/Protect if the closing has not occurred on or before September 30, 2012; (c) by either Vringo or Innovate/Protect if any law enacted by a governmental authority prohibits the consummation of the Merger, or any governmental authority has issued an order or taken any other action which restrains, enjoins or otherwise prohibits the Merger; (d) by either Vringo or Innovate/Protect if the other party’s stockholders do not approve the Merger, unless the failure to obtain approval is attributable to a failure on the part of such party seeking to terminate the Agreement; (e) by Vringo if (i) the Innovate/Protect board of directors has effected a Recommendation Change, (ii) the board of directors of Innovate/Protect or any authorized committee has failed to present or recommend the approval of the Merger Agreement and the Merger to the stockholders, (iii) Innovate/Protect shall have entered or caused itself or its subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Innovate/Protect Acquisition Proposal or (iv) Innovate/Protect shall have breached any term of the non-solicitation provision of the Merger Agreement; (f) by Innovate/Protect if (i) the Vringo board of directors has effected a Recommendation Change, (ii) the board of directors of Vringo or any authorized committee has failed to present or recommend the approval of the Merger Agreement and the Merger to the stockholders, (iii) Vringo shall have entered or caused itself or its subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Vringo Acquisition Proposal or (iv) Vringo shall have breached any term of the non-solicitation provision of the Merger Agreement; (g) by either party if the other party, or in the case of Innovate/Protect, Vringo or Merger Sub, is in material breach of its obligations or representations or warranties under the Agreement; (h) by either Vringo or Innovate/Protect if prior to obtaining stockholder approval such party determines to enter into a definitive agreement relating to an Innovate/Protect Superior Proposal or a Vringo Superior Proposal, as the case may be; or (i) by Innovate/Protect, at any time, upon payment to Vringo of the Innovate/Protect Termination Fee (as defined below).

Termination Fees and Expenses

The Merger Agreement provides that, subject to certain exceptions discussed below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

In the event that either (a) Innovate/Protect terminates the Merger Agreement because (i) it determines to enter into a definitive agreement relating to a Innovate/Protect Acquisition Proposal that the board of directors of Innovate/Protect has determined constitutes a Innovate/Protect Superior Proposal or (ii) Innovate/Protect, at any time, elects to terminate for any reason or no reason at all or (b) Vringo or Innovate/Protect validly terminates the Merger Agreement if the Innovate/Protect stockholders shall have taken a final vote on a proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Innovate/Protect stockholders shall not have approved the Merger or by Vringo if the Innovate/Protect board of directors have effected a Recommendation Change, then Innovate/Protect shall pay to Vringo a fee (the “Innovate/Protect Termination Fee”) equal to $5,000,000.

In the event that (i) Innovate/Protect terminates the Merger Agreement because the Vringo board of directors have effected a Recommendation Change or (ii) Vringo determines to enter into a definitive agreement relating to a Vringo Acquisition Proposal that the board of directors has determined constitutes a Vringo Superior Proposal, then Vringo shall pay to Innovate/Protect a fee (the “Vringo Termination Fee”) equal to 5% of the consideration paid to all security holders of Vringo in connection with a Vringo Superior Proposal, in the same form as such consideration is paid.

In the event that (i) the Merger Agreement is terminated by Vringo because (a) the Merger is not consummated on or before September 30, 2012, (b) if the Vringo stockholders shall have taken a final vote on a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and the Vringo stockholders shall not have approved the Merger, or (c) if neither Vringo nor Merger Sub is in material breach of its obligations or representations under the Merger Agreement and if Innovate/Protect is in breach of its represtations, warranties and covenants under the Merger Agreement such that the conditions of the obligations of Vringo to effect the Merger could not be satisfied, and (ii) a Vringo Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to Vringo and a definitive agreement with respect to such Vringo Acquisition Proposal has been signed or consummated within six (6) months following the termination of the Merger Agreement, then Vringo shall pay to Innovate/Protect the Vringo Termination Fee. Notwithstanding the foregoing, with respect to this termination only each reference to 20% in the definition of Vringo Acquisition Proposal shall be deemed to be a reference to 35%.

In the event that (i) the Merger Agreement is terminated by Innovate/Protect because (a) the Merger is not consummated on or before September 30, 2012, or (b) if Innovate/Protect is not in material breach of its obligations or representations under the Merger Agreement and if neither Vringo nor Merger Sub is in breach of its representations, warranties and covenants under the Merger Agreement such that the conditions of the obligations of Innovate/Protect to effect the Merger would not be satisfied, and (ii) an Innovate/Protect Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to Innovate/Protect and a definitive agreement with respect to such Innovate/Protect Acquisition Proposal has been signed or consummated within six (6) months following the termination of the Agreement, then Innovate/Protect shall pay to Vringo the Innovate/Protect Termination Fee. Notwithstanding the foregoing, with respect to this termination only each reference to 20% in the definition of Vringo Acquisition Proposal shall be deemed to be a reference to 35%.

Amendments

The Merger Agreement may be amended only by the written agreement of Vringo, Merger Sub and Innovate/Protect at any time prior to the completion of the Merger.

Governing Law

The Merger Agreement is governed by the laws of the State of New York, except to the extent required under Delaware law.

INFORMATION ABOUT THE COMPANIES

Vringo, Inc.

Vringo provides a range of software products for mobile video entertainment, personalization and mobile social applications. Vringo’s comprehensive software platforms include applications that allows users to: (i) create, download and share mobile video entertainment content in the form of video ringtones for mobile phones, (ii) create social picture ringtone and ringback content in the form of animated slideshows sourced from friends’ social networks, (iii) create ReMixed video clips from artists and branded content, and (iv) utilize Fan Loyalty mobile applications for contestant based reality TV shows. Vringo believes that its services represent the next stage in the evolution of the mobile content and mobile social applications market. Vringo anticipates that the mobile content and service market will begin to migrate from standard audio ringtones and content to high-quality video services, with social networking capability and integration with web systems. Vringo also believes that social network information and updates will be shared regularly when friends regularly communicate by voice and by text. Vringo’s video ringtone solutions and other mobile social and video applications, which encompasses a suite of mobile and PC-based tools, enables users to create, download and share video and other social content with ease as part of the normal communication process, and provides Vringo’s business partners with a consumer-friendly and easy-to-integrate monetization platform.

To date, Vringo has developed four different mobile video, personalization and mobile social application platforms:

•	Vringo Video Ringtones — Vringo’s original product platform that allows users to create, download and share mobile entertainment content in the form of video ringtones for mobile phones;
•	FacetonesTM — a visual ringtone experience based on social network pictures from a user’s friends;
•	Video ReMix — an application that allows a user to create his or her own music video by tapping on a smartphone or tablet, in partnership with music artists and brands; and
•	Fan Loyalty — a platform that allows users to obtain video and video ringtones, view information on reality television series and stars and vote for contestants.

To develop these platforms, Vringo has leveraged its existing technology, intellectual property and extensive experience with mobile video, personalization and social applications. Vringo believes that these platforms will represent a significant component of its business going forward.

Vringo’s ability to compete successfully depends on its ability to ensure a continuing and timely introduction of innovative new products and technologies to the marketplace. As a result, Vringo must make significant investments in research and development. To date, Vringo filed over 24 patents, three of the patents that have been filed have been granted by the USPTO and Vringo has received a notice of allowance for one patent in Europe.

Vringo’s video ringtone platform was its initial product focus since inception. Vringo believes that its comprehensive video ringtone service represents the next stage in the evolution of the ringtone market from standard audio ringtones to high-quality video ringtones, with social networking capability and integration with web systems. Vringo’s solution, which encompasses a suite of mobile and PC-based tools, enables users to create, download and share video ringtones with ease. Furthermore, Vringo’s solution provides Vringo’s business partners with a consumer-friendly and easy-to-integrate monetization platform. This platform combines a downloadable mobile application which works on multiple operating systems and over 400 mobile handsets, a WAP site, which is a simplified website accessible by a user on a mobile phone, and a website, together with a robust content integration, management and distribution system. As part of providing a complete end-to-end video ringtone platform, Vringo has amassed a library of over 12,000 video ringtones that Vringo provides for its users in various territories. Certain portions of this library are geographically restricted. Vringo also has developed substantial tools for users to create their own video ringtones and for mobile carriers and other partners to include their own content and deliver it exclusively to their customers. Vringo’s VringFowardTM video ringtone technology allows users to enjoy a rich social experience by sharing video ringtones from Vringo’s library or which they created.

Vringo is headquartered in New York, New York and was incorporated in Delaware in 2006. Vringo’s principal offices are located at 44 West 28th Street, Suite 1414, New York, New York 10001 and its telephone number is (646) 525-4319. Vringo’s principal website is www.vringo.com. The information on or that can be accessed through Vringo’s website is not part of this proxy statement/prospectus. Vringo common stock is listed on the NYSE MKT and trades under the symbol VRNG. For a more complete discussion of Vringo’s business and operating results, see the sections entitled “Vringo’s Business” and “Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 123 and 129, respectively.

Innovate/Protect, Inc.

Innovate/Protect is a company focused on the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets (or interests therein) and then monetize such assets through a variety of value enhancing initiatives, including, but not limited to:

•	licensing,
•	customized technology solutions,
•	strategic partnerships; and
•	litigation.

Innovate/Protect is the owner of patent assets acquired from Lycos, one of the largest search engine websites of its kind in the mid-late 1990s, with technologies that remain critical to current search platforms. Innovate/Protect’s Chief Executive Officer, Chief Technology Officer and President, Andrew K. Lang, is the former Chief Technology Officer of Lycos and led the development of the patented technologies. In September 2011, Innovate/Protect through its subsidiary, I/P Engine, initiated a patent infringement lawsuit in the United States District Court for the Eastern District of Virginia against Google, Inc., AOL, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation for unlawfully using systems that incorporate features claimed in two patents owned by I/P Engine. The patents relate to relevance search technology that is used in the search engine industry to produce better search results, and has also become the dominant technology used in search advertising to position high-quality advertisements.

Innovate/Protect is headquartered in New York, New York and was incorporated in Delaware in 2011. Innovate/Protect’s principal offices are located at 380 Madison Avenue, 22nd Floor, New York, New York 10017 and its telephone number is (212) 309-7549. Innovate/Protect’s principal website is www.InnovateProtect.com. The information on or that can be accessed through Innovate/Protect’s website is not part of this proxy statement/prospectus. Innovate/Protect is a private company and shares of its capital stock are not publicly traded. Additional information about Innovate/Protect and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Innovate/Protect’s Business,” “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Innovate/Protect’s financial statements” beginning on pages 148, 156, and F-52, respectively.

VIP Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of Vringo and was incorporated in Delaware on March 8, 2012 solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE ANNUAL MEETING OF VRINGO STOCKHOLDERS

Date, Time and Place

The Vringo annual meeting will be held on July 19, 2012, at 10:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017.

Purpose of the Vringo Annual Meeting

The Vringo annual meeting will be held for the following purposes:

1.	To approve the Securities Issuance Proposal;
2.	To approve the Reverse Stock Split Proposal;
3.	To approve the Authorized Shares Increase Proposal;
4.	To elect seven (7) director nominees as set forth in the Election of Directors Proposal;
5.	To approve the 2012 Equity Incentive Plan Proposal;
6.	To approve the Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal;
7.	To approve the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals; and
8.	To conduct any other business as may properly come before the Vringo annual meeting or any adjournment or postponement thereof.

Vringo Record Date; Shares Entitled to Vote

The Vringo board of directors has fixed June 8, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Vringo annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Vringo common stock at the close of business on the record date are entitled to notice of, and to vote at, the Vringo annual meeting. At the close of business on the record date, Vringo had outstanding and entitled to vote 14,064,466 shares of common stock.

The Vringo common stock is the only class of securities entitled to vote at the Vringo annual meeting. Each share of Vringo’s common stock outstanding on the record date entitles the holder thereof to one vote on each matter properly brought before the Vringo annual meeting, exercisable in person or by proxy.

Quorum

In order to conduct the business described above at the Vringo annual meeting, Vringo must have a quorum present. Stockholders who hold a majority of the Vringo common stock outstanding as of the close of business on the record date for the Vringo annual meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Vringo annual meeting. As of the record date, there were 14,064,466 shares of Vringo common stock outstanding and entitled to vote at the Vringo annual meeting. Accordingly, the presence, in person or by proxy, of the holders of 7,032,234 shares of Vringo common stock will be required in order to establish a quorum.

Required Vote

The proposals being submitted for approval by the Vringo stockholders at the Vringo annual meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular:

•	the approval of the Securities Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting;
•	the approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting;

•	the approval of the Authorized Shares Increase Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting;
•	the election of the director nominees as set forth in the Election of Directors Proposal requires the affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the Vringo annual meeting and entitled to vote on the election of directors;
•	the approval of the 2012 Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting;
•	the approval of the Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting; and
•	the approval of the adjournment of the Vringo annual meeting, if necessary, to solicit proxies if there are not sufficient votes in favor of the Vringo Merger Proposals, requires the affirmative vote of the holders of a majority of the Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting.

Approval of the Securities Issuance Proposal, the Reverse Stock Split Proposal, and the Authorized Shares Increase Proposal are required conditions to the completion of the Merger. If any of these proposals are not approved by the Vringo stockholders, the Merger may not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies

If a Vringo stockholder fails to submit a proxy as instructed on the enclosed proxy card and fails to vote at the Vringo annual meeting, such stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Vringo annual meeting, and will have no effect on the outcome of Vringo Proposals No. 1 (Securities Issuance Proposal), No. 4 (Election of Directors Proposal), No. 5 (2012 Equity Incentive Plan Proposal), No. 6 (Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm Proposal) and No. 7 (adjournment to solicit additional proxies, if necessary). However, the failure to submit a proxy or vote at the Vringo annual meeting will have the same effect as voting AGAINST Vringo Proposals No. 2 (Reverse Stock Split Proposal) and No. 3 (Authorized Shares Increase Proposal).

If a Vringo stockholder submits a proxy and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the Vringo annual meeting, but will not be voted at the Vringo annual meeting. As a result, such abstention will have the same effect as voting AGAINST Vringo Proposal Nos. 1, 2, 3, 5 and 7 and will have no effect on Vringo Proposal Nos. 4 and 6. Abstentions are not counted for purposes of electing directors.

If a Vringo stockholder submits a proxy card without indicating how such stockholder wishes to vote, the shares of Vringo common stock represented by such proxy card will be counted as present for the purpose of determining the presence of a quorum for the Vringo annual meeting and all of such shares will be voted FOR Vringo Proposal Nos. 1, 2, 3, 4, 5, 6 and 7.

Voting by Vringo Directors and Executive Officers

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, directors and executive officers of Vringo beneficially owned and were entitled to vote 243,053 shares of Vringo common stock, or approximately 1.73% of the total outstanding voting power of Vringo. It is expected that Vringo’s directors and executive officers will vote their shares FOR the approval of the Merger, although none of them has entered into any agreement requiring them to do so.

Voting of Proxies by Registered Holders

Giving a proxy means that a Vringo stockholder authorizes the persons named in the enclosed proxy card to vote the stockholder’s shares at the Vringo annual meeting in the manner such stockholder directs. If you are a registered Vringo stockholder (that is, you hold your stock in your own name), you may vote in person at the Vringo annual meeting or vote by submitting your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Whether or not you plan to attend the Vringo annual meeting, Vringo urges you to vote by proxy to ensure that your vote is counted. You may still attend the Vringo annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Vringo annual meeting and Vringo will give you a ballot when you arrive.
•	To vote using a proxy, simply follow the instructions included in the enclosed proxy card to vote by Internet or telephone or complete, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided. If your proxy is received before the Vringo annual meeting, your proxy will be voted as you direct.

Shares Held in Street Name

If your shares of Vringo common stock are held in street name in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your broker or other nominee. You may not vote shares of Vringo common stock held in street name by returning a proxy card directly to Vringo or by voting in person at the Vringo annual meeting unless you provide a legal proxy, which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares of Vringo common stock in street name for a beneficial owner typically have the authority to vote in their discretion on routine proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be non-routine without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the Vringo annual meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Therefore, if you are a Vringo stockholder and hold your shares in street name, you should instruct your broker or other nominee on how to vote your shares to ensure that your shares are voted with respect to each of the Vringo Merger Proposals. Broker non-votes will be counted for purposes of determining whether a quorum exists at the Vringo annual meeting.

Revocability of Proxies and Changes to a Vringo Stockholder’s Vote

If you are a Vringo stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the Vringo annual meeting by:

•	sending a written notice stating that you would like to revoke your proxy to Vringo’s Corporate Secretary at Vringo, Inc., at 44 West 28th Street, Suite 1414, New York, New York 10001;
•	voting on a later date by the Internet or telephone;
•	submitting new proxy instructions on a new proxy card with a later date; or
•	attending the Vringo annual meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are a Vringo stockholder of record, revocation of your proxy or voting instructions by written notice must be received by Vringo’s Corporate Secretary by no later than the close of business on July 18, 2012, although you may also revoke your proxy by attending the Vringo annual meeting and voting in person. However, if your shares are held in street name by a broker or other nominee and you have instructed such broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those voting instructions.

Solicitation of Proxies

Vringo will bear its own cost and expense of preparing, assembling, printing, and mailing this proxy statement/prospectus, any amendments thereto, the proxy card, and any additional information furnished to the Vringo stockholders. Vringo will bear any fees paid to the SEC in connection with the filing of this proxy statement/prospectus and the related Registration Statement on Form S-4. Vringo may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners of Vringo common stock, including the costs of reimbursing brokerage houses and other custodians, nominees, and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to such beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers, and employees of each of Vringo and Innovate/Protect by mail, telephone, fax, or other methods of communication. Vringo has retained Morrow & Co., LLC (Morrow) to assist Vringo in the solicitation of proxies from Vringo stockholders in connection with the Vringo special meeting. Morrow will receive a fee of $8,500 as compensation for its services, plus $5.00 per stockholder contacted and reimbursement of out-of-pocket expenses.

Delivery of Proxy Materials to Households Where Two or More Vringo Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as householding, potentially means extra convenience for stockholders and cost savings for companies.

In connection with the Vringo annual meeting, a number of brokers with account holders who are Vringo stockholders will be householding Vringo proxy materials. As a result, a single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a Vringo stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a Vringo stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement/prospectus, such stockholder should notify its broker or contact Vringo’s Corporate Secretary at Vringo, Inc., 44 West 28th Street, Suite 1414, New York, New York 10001. Vringo stockholders who currently receive multiple copies of this proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.

Attending the Vringo Annual Meeting

All Vringo stockholders as of the record date, or their duly appointed proxies, may attend the Vringo annual meeting. If you are a registered Vringo stockholder (that is, if you hold your stock in your own name) and you wish to attend the Vringo annual meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Vringo annual meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the Vringo annual meeting, you need to bring a copy of a brokerage or bank statement to the Vringo annual meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

VRINGO PROPOSALS

Vringo Proposal No. 1: Approval of the Issuance of Vringo Common Stock and Preferred Stock and Warrants in Connection with the Merger

Upon completion of the Merger, (i) each share of then-outstanding common stock of Innovate/Protect (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Innovate/Protect preferred stock (total 6,673 shares outstanding) (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (at a current conversion rate of 3,017.6). The Common Stock Exchange Ratio initially is 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger.

The Merger will have no effect on the number of shares of Vringo common stock held by current Vringo stockholders as of immediately prior to the completion of the Merger (subject to any changes in outstanding shares of Vringo common stock as a result of the proposed reverse stock split described in the Reverse Stock Split Proposal below). However, it is expected that upon completion of the Merger such shares will represent only an aggregate of approximately 32.45% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis (without taking into account shares of Vringo common stock held by Innovate/Protect stockholders prior to the completion of the Merger. For example, if you are a Vringo stockholder and hold 5% of the outstanding shares of Vringo common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold shares of Innovate/Protect capital stock or warrants, then upon completion of the Merger you will hold an aggregate of approximately 1.62% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger.

Under NYSE MKT rules and regulations, a company listed on the NYSE Amex is required to obtain stockholder approval prior to the issuance of common stock or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of the issuing company’s common stock outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of shares of Vringo common stock to be issued in connection with the Merger will exceed 20% of the shares of Vringo common stock outstanding before such issuance. For this reason, Vringo must obtain the approval of the Vringo stockholders, in accordance with the NYSE MKT rules and regulations, for the issuance of shares of Vringo common stock to Innovate/Protect stockholders in connection with the Merger. Accordingly, Vringo is asking its stockholders to approve the issuance of Vringo common stock in connection with the Merger.

Required Vote; Recommendation of the Vringo Board of Directors

Approval of this Securities Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting. A failure to submit a proxy or vote at the Vringo annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Vringo annual meeting, and will have no effect on the outcome of this Securities Issuance Proposal. However, for purposes of the vote on this Securities Issuance Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Securities Issuance Proposal, and a “broker non-vote” will have no effect on the outcome of this Securities Issuance Proposal.

THE VRINGO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE SHARE ISSUANCE PROPOSAL.

Vringo Proposal No. 2: Approval of an Amendment to Vringo’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split of Vringo Common Stock

Overview

The Vringo board of directors has unanimously approved a proposal to amend the Vringo Certificate to effect a reverse stock split of the issued and outstanding shares of Vringo common stock at a reverse stock split ratio ranging from one-for-two to one-for-four, with the exact ratio to be determined by Innovate/Protect prior to the completion of the Merger. The Vringo board of directors has recommended that this proposal be presented to the Vringo stockholders for approval in the event that it is needed to comply with NYSE MKT’s continued listing requirements. The text of the form of proposed amendment to the Vringo Certificate to effect a reverse stock split of the issued and outstanding shares of Vringo common stock is attached to this proxy statement/prospectus as Annex B.

The proposed amendment to the Vringo Certificate will effect a reverse stock split of the issued and outstanding shares of Vringo common stock within the range of one-for-two to one-for-four, with the exact number within such range to be determined by Innovate/Protect prior to the completion of the Merger. The Vringo board of directors believes that stockholder approval of an amendment granting this discretion, rather than approval of a specified ratio, provides the appropriate flexibility to react to then-current market conditions and NYSE MKT’s requirements for continued listing, therefore, is in the best interests of Vringo and its stockholders.

By approving this amendment, Vringo stockholders will (i) approve a series of amendments to the Vringo Certificate pursuant to which any whole number of outstanding shares of Vringo common stock between and including two and four will be combined into one share of Vringo common stock and (ii) authorize the Vringo board of directors to (a) file only one such amendment, as determined immediately prior to the completion of the Merger in the manner described herein and (b) abandon each amendment not selected. In addition, Vringo may elect not to undertake a reverse stock split.

If, following approval by the Vringo stockholders, it is determined that an amendment to the Vringo Certificate to effect a reverse stock split is in the best interests of Vringo and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. Such amendment will contain the number of shares within the range set forth in this Reverse Stock Split Proposal to be combined into one share of Vringo common stock.

If, following approval by the Vringo stockholders, a reverse stock split is undertaken, the number of issued and outstanding shares of Vringo common stock will be reduced in accordance with a reverse stock split ratio determined immediately prior to the completion of the Merger within the range set forth in this Reverse Stock Split Proposal. Except for adjustments that may result from the treatment of fractional shares, as described below, each stockholder will hold the same percentage of Vringo common stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split and immediately prior to the completion of the Merger. The par value of Vringo common stock will remain unchanged at $0.01 per share.

Reasons for the Reverse Stock Split

The Vringo board of directors approved the proposal authorizing the reverse stock split because it believes that a reverse stock split may allow the combined company to become listed on the NYSE MKT, which listing is a condition to the completion of the Merger (as discussed below under the section entitled “NYSE MKT Requirements for Listing”), and the Vringo board of directors also believes that the increased market price of Vringo common stock expected to result from the implementation of a reverse stock split will improve the marketability and liquidity of Vringo common stock. From April 9, 2012 until May 18, 2012 the Vringo common stock had a closing price of $3.00 or above for each trading day. On June 20, 2012, the closing price of Vringo common stock was $4.19. If the Vringo common stock continues to trade at or above $3.00 at the time of the Merger, Vringo does not anticipate that it will need to undertake a reverse stock split, even if Vringo obtains stockholder approval to do so.

NYSE MKT Requirements for Listing

Vringo common stock is currently listed on the NYSE MKT. Innovate/Protect shares of its capital stock are not publicly traded. According to applicable NYSE MKT rules, in a transaction constituting a “reverse merger” in which an issuer combines with a non-listed entity, resulting in a change of control of the issuer and potentially allowing the non-listed entity to obtain a NYSE MKT, the issuer must apply for initial inclusion on the a NYSE MKT.

The Merger Agreement requires that Vringo use its reasonable best efforts to cause the shares of Vringo common stock to be approved, at or prior to the completion of the Merger, for listing (subject only to notice of issuance) on the NYSE MKT at and following the completion of the Merger, and the listing of the shares of Vringo common stock issuable pursuant to the Merger Agreement is a condition to Innovate/Protect’s obligation to complete the Merger.

The listing standards of the NYSE MKT require, among other things, a $3.00 per share minimum bid upon completion of the Merger. As of the date of the mailing of this proxy statement/prospectus, Vringo has filed an initial listing application for the NYSE MKT in connection with the Merger.

The Vringo board of directors expects that a reverse stock split of Vringo common stock, if effected, will increase the market price of Vringo common stock so that the combined company is able to achieve the initial listing requirements for the NYSE MKT upon completion of the Merger and thereafter maintain compliance with the NYSE MKT bid price listing standard of $1.00 per share. In determining the exact ratio for the reverse stock split, Vringo intends to use a ratio from within the range of one-for-two to one-for-four that would result in a per share price of greater than $3.00 per share following the reverse stock split. Notwithstanding the foregoing, there can be no assurance that the market price per share following the Merger and the reverse stock split will remain in excess of the minimum bid price for a sustained period of time. In addition, there can be no assurance that the Vringo common stock, or the common stock of the combined company following the completion of the Merger, will not be delisted due to a failure to meet other continued listing requirements even if the market price per share of Vringo common stock on a post-reverse-stock-split basis remains in excess of the minimum bid requirement.

Additionally, the Vringo board of directors believes that a listing on the NYSE MKT for the shares of common stock of the combined company may provide a broader market for the common stock of the combined company and facilitate the use of the common stock of the combined company in financing and other transactions.

Potential Increased Investor Interest

On June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, Vringo common stock closed at $4.19 per share. An investment in Vringo common stock may not appeal to brokerage firms that are reluctant to recommend lower-priced stocks to their clients. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Also, the Vringo board of directors believes that most investment funds are reluctant to invest in lower-priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Vringo common stock. There is no assurance that (i) the market price per share of Vringo common stock following the reverse stock split will rise in proportion to the reduction in the number of shares of Vringo common stock outstanding before the reverse stock split, (ii) the reverse stock split will result in a market price per share of Vringo common stock that will attract brokers and investors who do not trade in lower-priced stocks, (iii) the reverse stock split will result in a market price per share of Vringo common stock that will increase the ability of Vringo to attract and retain employees, (iv) the market price per share following the Merger and the reverse stock split will remain in excess of the minimum bid price for a sustained period of time required by NYSE MKT, or (v) Vringo will otherwise meet the listing requirements for the NYSE MKT.

The market price per share of Vringo common stock will also be based on the performance of Vringo and other factors, some of which are unrelated to the number of shares of Vringo common stock outstanding.

If the reverse stock split is effected and the market price per share of Vringo common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Vringo may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Vringo common stock could be adversely affected by the reduced number of shares of Vringo common stock that will be outstanding following the reverse stock split.

Effects of the Reverse Stock Split

Following the effective date of the reverse stock split, each Vringo stockholder will own a reduced number of shares of Vringo common stock. However, the reverse stock split will affect all of the Vringo stockholders uniformly and will not, in and of itself, affect any Vringo stockholder’s percentage ownership interests in Vringo, except to the extent that the reverse stock split results in any of the Vringo stockholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the Vringo stockholders will not be affected by the reverse stock split, in and of itself, except to the extent that the reverse stock split results in any of the Vringo stockholders owning a fractional share, as described below. For example, a holder of 2% of the voting power of the outstanding shares of Vringo common stock immediately prior to the reverse stock split will continue to hold 2% of the voting power of the outstanding shares of Vringo common stock immediately following the reverse stock split and immediately prior to the completion of the Merger. The number of Vringo stockholders of record will not be affected by the reverse stock split, except to the extent that any Vringo stockholder holds only a fractional share following the reverse stock split and receives cash for such fractional share following the reverse stock split, as described below.

The amendment to the Vringo Certificate to effect the reverse stock split, in and of itself, will not change the number of authorized shares of Vringo common stock. As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares of Vringo common stock which are unissued relative to those which are issued. This effective increase may occur even if the proposal to amend the Vringo Certificate to increase the authorized shares of Vringo common stock up to 150,000,000 shares, as described in Vringo Proposal No. 3 below, is not approved. This could result in Vringo or the combined company having the ability to issue more shares, unless required by the NYSE MKT, without further stockholder approval. The increased proportion of unissued authorized shares to issued shares could be used by the Vringo board of directors to make more difficult, and thereby discourage, delay or prevent, an attempt to acquire control of Vringo. For example, the shares could be privately placed with investors who might support the Vringo board of directors in opposing a hostile takeover. The issuance of new shares also could be used to dilute the stock ownership and voting power of a third party seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Vringo with another company. While the amendment to the Vringo Certificate to effect a reverse stock split may have potential antitakeover effects, it is not prompted by any specific effort or takeover threat currently perceived by the Vringo board of directors or management. Neither Vringo nor Innovate/Protect have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of Vringo common stock, other than in connection with the Merger, to satisfy obligations under outstanding options and warrants to purchase shares of Vringo common stock, and to satisfy obligations under outstanding options and warrants to purchase Innovate/Protect capital stock as such options and warrants are exercised (following the completion of the Merger), each of which will be assumed by Vringo in connection with the Merger (as more fully described elsewhere in this proxy statement/prospectus).

The reverse stock split will reduce the number of shares of Vringo common stock available for issuance under Vringo’s equity incentive plans in proportion to the reverse stock split ratio selected within the range set forth in this proposal. Vringo also has certain outstanding options to purchase Vringo common stock. Under the terms of the outstanding Vringo stock options, the reverse stock split will effect a reduction in the number of shares of Vringo common stock issuable upon exercise of such outstanding stock options in proportion to the reverse stock split ratio and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the reverse stock split, the number of shares of Vringo common stock issuable upon exercise of outstanding Vringo stock options will be rounded to the nearest whole share and no cash payment will be made in lieu of any fractional shares of Vringo common stock that would otherwise be issuable pursuant to such options. The reverse stock split will not in and of itself change the value of a Vringo stock option.

Vringo common stock is currently registered under Section 12(b) of the Exchange Act, and Vringo is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of Vringo common stock under the Exchange Act. If the reverse stock split is implemented, and the combined company’s initial listing application with the NYSE MKT is approved, Vringo common stock will continue to be reported on the NYSE MKT under the symbol “VRNG” (although NYSE MKT will likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

The following table provides estimates of the number of shares of Vringo common stock authorized, issued and outstanding, reserved for issuance, and authorized but neither issued nor reserved for issuance at the following times:

•	prior to the reverse stock split and the completion of the Merger;
•	giving effect to a one-for-two reverse stock split but prior to the completion of the Merger; and
•	giving effect to a one-for-four reverse stock split but prior to the completion of the Merger.

	Shares Authorized	Shares Issued and Outstanding(1)	Shares Reserved for Issuance(1)	Number of Shares Authorized but Neither Issued nor Reserved for Issuance(1)
Prior to the reverse stock split	28,000,000	13,861,423	0	14,138,577
Giving effect to a one-for-two reverse stock split	28,000,000	6,930,712	0	21,069,288
Giving effect to a one-for-four reverse stock split	28,000,000	3,465,356	0	24,534,644

(1)	These estimates assume 13,861,423 shares of Vringo common stock issued and outstanding as of immediately prior to the completion of the Merger, which was the number of shares of Vringo common stock issued and outstanding as of March 12, 2012, the date of the Merger Agreement, and such estimates do not include the shares of Vringo common stock issuable to Innovate/Protect stockholders in connection with the Merger.

Upon completion of the Merger, each share of Innovate/Protect capital stock will be converted into the right to receive a number of shares of Vringo common stock equal to the Exchange Ratio. As of June 20, 2012 the last practicable date before the printing of this proxy statement/prospectus, 26,305,411 shares of Vringo common stock were outstanding calculated on a fully diluted basis and 12,856,307 shares of Innovate/Protect capital stock were outstanding calculated on a fully diluted basis. Because the Exchange Ratio gives effect to the reverse stock split, if the Merger had been completed as of June 20, 2012, assuming a reverse stock split ratio of one-for-two, each share of Innovate/Protect capital stock would have converted into and been exchanged for the right to receive 9,056,585 shares of Vringo common stock, which would have resulted in an aggregate issuance of 27,550,315 shares of Vringo common stock calculated on a fully diluted basis. If the Merger had been completed as of June 20, 2012, assuming a reverse stock split ratio of one-for-four, each share of Innovate/Protect capital stock would have converted into and been exchanged for the right to receive 4,528,292 shares of Vringo common stock, which would have resulted in an aggregate issuance of 13,775,157 shares of Vringo common stock calculated on a fully diluted basis.

Effective Date

The reverse stock split will become effective on the date of filing of the certificate of amendment to the Vringo Certificate with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of Vringo common stock issued and outstanding immediately prior to such effective date will be combined and converted, automatically and without any action on the part of the Vringo stockholders, into new shares of Vringo common stock in accordance with the reverse stock split ratio determined immediately prior to the completion of the Merger within the range set forth in this Reverse Stock Split Proposal.

Fractional Shares

Vringo will not issue fractional shares in connection with the Reverse Stock Split. Instead, any fractional share resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Exchange of Stock Certificates

As soon as practicable following the effective date of the reverse stock split, Vringo stockholders will be notified that the reverse stock split has been effected. Vringo’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a Vringo stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent. Vringo stockholders should not destroy any Vringo stock certificates and should not submit any such certificates until requested to do so.

Accounting Consequences

The par value per share of Vringo common stock will remain unchanged at $0.01 per share following the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on Vringo’s balance sheet attributable to Vringo common stock will be reduced proportionally, based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Vringo common stock outstanding. Vringo does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the reverse stock split. This summary is based upon current provisions of the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to Vringo or the Vringo stockholders, as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the reverse stock split.

This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the reverse stock split. Moreover, this discussion does not address U.S. federal income tax consequences of the reverse stock split that may vary with individual circumstances. In addition, the discussion set forth below does not address any U.S. federal non-income tax or any state, local or foreign tax consequences of the reverse stock split and does not address the tax consequences of any transaction other than the reverse stock split.

The reverse stock split is expected to qualify as a “recapitalization” within the meaning of Section 368(a) of the Code. Assuming the reverse stock split so qualifies, the following consequences will result:

•	no gain or loss will be recognized by Vringo as a result of the reverse stock split;
•	a Vringo stockholder generally will recognize no gain or loss upon the receipt of Vringo common stock in the reverse stock split;
•	a Vringo stockholder’s aggregate tax basis in the post-reverse stock split shares of Vringo common stock received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares of Vringo common stock exchanged therefor; and

•	a Vringo stockholder’s holding period of the post-reverse stock split shares of Vringo common stock received in the reverse stock split will include such stockholder’s holding period of the pre-reverse stock split shares exchanged therefor.

Vringo stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences of the reverse stock split under U.S. federal non-income tax laws and state, local, and foreign tax laws.

No Appraisal Rights

Under the DGCL, Vringo stockholders are not entitled to appraisal rights with respect to the proposed amendment to the Vringo Certificate to effect the reverse stock split and Vringo will not independently provide the Vringo stockholders with any such rights.

Required Vote; Recommendation of the Vringo Board of Directors

The approval of this Reverse Stock Split Proposal will be necessary to enable the combined company to become listed on the NYSE MKT upon completion of the Merger, if Vringo’s stock price remains below $3.00 per share prior to the Merger. From April 9, 2012 until May 18, 2012 the Vringo common stock had a closing price of $3.00 or above for each trading day. On June 20, 2012, the closing price of Vringo common stock was $4.19. If the Vringo common stock continues to trade at or above $3.00 at the time of the Merger, Vringo does not anticipate that it will need to undertake a reverse stock split, even if Vringo obtains stockholder approval to do so.

Approval of this Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting. For purposes of the vote on this Reverse Stock Split Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy or vote at the Vringo annual meeting will have the same effect as voting “AGAINST” this Reverse Stock Split Proposal.

THE VRINGO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
REVERSE STOCK SPLIT PROPOSAL.

Vringo Proposal No. 3: Approval of an Amendment to Vringo’s Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Common Stock Authorized for Issuance from 28,000,000 to up to a maximum of 150,000,000

Overview

The Vringo board of directors has unanimously approved a proposal to amend the Vringo Certificate to increase the authorized number of shares of Vringo common stock from 28,000,000 shares to up to a maximum of 150,000,000 shares, with the exact number to be determined by Innovate/Protect prior to the completion of the Merger. The Vringo board of directors believes that stockholder approval of an amendment granting the board this discretion, rather than approval of a specific number of shares, provides the appropriate flexibility to determine the appropriate number of authorized shares of Vringo common stock based on the needs of the company and, therefore, is in the best interests of Vringo and its stockholders. The Vringo board of directors has recommended that this proposal be presented to the Vringo stockholders for approval. The text of the form of proposed amendment to the Vringo Certificate to increase the authorized shares of Vringo common stock to up to a maximum of 150,000,000 shares is attached to this proxy statement/prospectus as Annex C.

Reasons for the Increase in Authorized Shares

Although at present, apart from the shares to be issued pursuant to the Merger, the Vringo board of directors has no other plans to issue the additional shares of Vringo common stock, it desires to have such shares available to provide additional flexibility to use Vringo capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include, among others:

•	raising capital;
•	providing equity incentives to employees, officers, and directors; and
•	establishing strategic relationships with other companies.

In determining the exact increase in the number of authorized shares of Vringo common stock and in addition to consideration of the foregoing purposes for which such shares may be used, Innovate/Protect will also consider current market conditions, the number of shares authorized by similar development stage companies, and the number of shares available as a result of the reverse stock split discussed above under Proposal No. 2 above. The terms of the additional shares of Vringo common stock will be identical to those of the currently outstanding shares of Vringo common stock. The approval to increase the authorized shares of Vringo common stock could result in Vringo or the combined company having the ability to issue more shares, unless required by the NYSE MKT, without further stockholder approval. The increase in the authorized shares of Vringo common stock could be used by the Vringo board of directors to make more difficult, and thereby discourage, delay or prevent, an attempt to acquire control of Vringo. For example, the shares could be privately placed with investors who might support the Vringo board of directors in opposing a hostile takeover. The issuance of new shares also could be used to dilute the stock ownership and voting power of a third party seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Vringo with another company. While the amendment to the Vringo Certificate to effect a reverse stock split may have potential antitakeover effects, it is not prompted by any specific effort or takeover threat currently perceived by the Vringo board of directors or management. Neither Vringo nor Innovate/Protect have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of Vringo common stock, other than in connection with the Merger, to satisfy obligations under outstanding options to purchase shares of Vringo common stock, and to satisfy obligations under outstanding options and warrants to purchase Innovate/Protect capital stock as such options and warrants are exercised (following the completion of the Merger), each of which will be assumed by Vringo in connection with the Merger.

By approving this amendment, the Vringo stockholders will (i) approve a series of amendments to the Vringo Certificate pursuant to which any whole number of shares of Vringo common stock between 28,000,000 and up to 150,000,000 would be authorized for issuance and (ii) authorize the Vringo board of directors to (a) file only one such amendment and (b) abandon each amendment not selected. In addition, Vringo may elect not to undertake an increase in authorized shares of Vringo common stock.

Required Vote; Recommendation of the Vringo Board of Directors

The approval of this Authorized Shares Increase Proposal is necessary to enable Vringo to issue the required number of shares of Vringo common stock issuable to Innovate/Protect stockholders in connection with the Merger.

Approval of this Authorized Shares Increase Proposal requires the affirmative vote of the holders of a majority of the shares of Vringo common stock outstanding and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting. For purposes of the vote on this Authorized Shares Increase Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy or vote at the Vringo annual meeting will have the same effect as voting “AGAINST” this Authorized Shares Increase Proposal.

THE VRINGO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
AUTHORIZED SHARES INCREASE PROPOSAL.

Vringo Proposal No. 4: Election of Directors

These seven (7) director nominees, if elected at the annual meeting, will hold office until the next annual meeting or until their successors are duly elected and qualify or until their earlier death, resignation or removal, which election shall be subject to the closing of the Merger. There are no family relationships among any of Vringo’s directors and executive officers.

The director nominees are:

Andrew D. Perlman
Seth M. Siegel
John Engelman
Andrew Kennedy Lang
Alexander R. Berger
Donald E. Stout
H. Van Sinclair

For information about each of the director nominees and other relevant information with respect to the Election of Director Proposal, please refer to the section entitled “Management of the Combined Company Following the Merger.”

If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for substitute nominees in place of those who do not stand. Vringo has no reason to expect that any of the nominees will not stand for election.

Required Vote; Recommendation of the Vringo Board of Directors

The affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the Vringo annual meeting and entitled to vote on the election of directors is required to elect each nominee as a director.

THE VRINGO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ANDREW D. PERLMAN, SETH M. SIEGEL, JOHN ENGELMAN, ANDREW KENNEDY LANG, ALEXANDER R. BERGER, DONALD E. STOUT AND H. VAN SINCLAIR AS DIRECTORS OF THE VRINGO BOARD OF DIRECTORS.

Vringo Proposal No. 5: Approval of the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan

General

The 2012 Equity Incentive Plan, or the 2012 Plan, was approved by the Vringo board of directors on June 13, 2012.

The 2012 Plan is being submitted to you for approval at the annual meeting in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code and eligibilty under Rule 162(m) of the Code to receive a U.S. federal income tax reduction with respect to compensation earned upon exercise of options under the 2012 Plan. Approval by Vringo’s stockholders of the 2012 Plan is also required by the listing rules of the NYSE MKT.

The 2012 Plan replaces Vringo’s 2006 Stock Option Plan which will be terminated with the remaining 9.1 million authorized shares thereunder cancelled if the stockholders approve the 2012 Plan. The 2012 Plan is being replaced in order to ensure full compliance with legal and tax requirements under U.S. law.

The proposed number of shares subject to the 2012 Plan is the sum of: (i) 15.6 million shares of common stock, which constitutes 6.5 million new shares and 9.1 million previously authorized but unissued shares under the 2006 Stock Option Plan and (ii) any shares of common stock that are represented by awards granted under Vringo’s 2006 Stock Option Plan that are forfeited, expire or are cancelled without delivery of shares of common stock or which result in the forfeiture of shares of common stock back to Vringo on or after the date of the 2012 Plan approval by the stockholders of Vringo, or the equivalent of such number of shares after the administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the 2012 Plan; provided, however, that no more than 3.2 million shares shall be added to the 2012 Plan.

As of June 20, 2012, options to purchase an aggregate of 4,675,887 shares of common stock, having a weighted-average exercise price of $2.07 with expiration terms of six years, were outstanding under Vringo’s 2006 Stock Option Plan.

Generally shares of common stock reserved for awards under the 2012 Plan that lapse or are canceled will be added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2012 Plan provides that no participant may receive awards for more than 4.0 million shares of common stock in any fiscal year.

The Vringo board of directors, the Compensation Committee and management all believe that the effective use of stock-based long-term incentive compensation is vital to Vringo’s ability to achieve strong performance in the future. The 2012 Plan will maintain and enhance the key policies and practices adopted by Vringo’s management and its board of directors to align employee and stockholder interests. In addition, Vringo’s future success depends, in large part, upon Vringo’s ability to maintain a competitive position in attracting, retaining and motivating key personnel. Accordingly, the Vringo board of directors believes that approval of the 2012 Plan is in Vringo’s best interests and those of its stockholders and recommends a vote “FOR” the approval of the 2012 Plan.

The following is a brief summary of the 2012 Plan. This summary is qualified in its entirety by reference to the text of the 2012 Plan, a copy of which is attached as Annex D to this proxy statement/prospectus.

Material Features of the 2012 Plan

Eligibility.  The 2012 Plan allows Vringo, under the direction of its Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to Vringo’s long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with Vringo’s performance. The 2012 Plan provides an essential component of the total compensation package, reflecting the importance that Vringo places on aligning the interests of key individuals with those of Vringo stockholders.

All employees, directors and consultants of Vringo and its affiliates are eligible to participate in the 2012 Plan. As of June 20, 2012, there were approximately 40 individuals eligible to participate.

Stock Options.  Stock options granted under the 2012 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of Vringo and its affiliates. Non-qualified options may be granted to employees, directors and consultants of Vringo and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of Vringo common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of the Vringo capital stock, the exercise price may not be less than 110% of the fair market value of Vringo common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.

Restricted Stock.  Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards.  The 2012 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards.

Plan Administration.  In accordance with the terms of the 2012 Plan, the Vringo board of directors has authorized its Compensation Committee to administer the 2012 Plan. The Compensation Committee may delegate part of its authority and powers under the 2012 Plan to one or more of Vringo’s directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of Vringo. In accordance with the provisions of the 2012 Plan, the Compensation Committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;
•	the number of shares subject to each award;
•	the vesting provisions of each award;
•	the termination or cancellation provisions applicable to awards; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2012 Plan.

In addition, the Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2012 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of our stockholders, options and stock appreciation rights will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award.

Stock Dividends and Stock Splits.  If Vringo common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of Vringo common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions.  Upon a merger or other reorganization event, the Vringo board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2012 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•	in the event of a merger pursuant to which holders of Vringo common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of Vringo common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
•	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

Notwithstanding the foregoing, in the event the Corporate Transaction also constitutes a Change of Control, then all Options outstanding on the date of the Corporate Transaction shall have vesting acceleration until the next vesting date, unless otherwise agreed upon with the Administrator.

Amendment and Termination.  the 2012 Plan may be amended by Vringo stockholders. It may also be amended by the Vringo board of directors, provided that any amendment approved by the Vringo board of directors which is of a scope that requires stockholder approval as required by the rules of the NYSE Amex, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval. In addition, if the NYSE Amex amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” of equity compensation plans, then, from and after the effective date of such an amendment to the NYSE Amex rules, no amendment of the 2012 Plan which (i) materially increases the number of shares to be issued under the 2012 Plan (other than to reflect a reorganization, stock split, merger, spin off or similar transaction); (ii) materially increases the benefits to participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which awards may be offered, or (c) extend the duration of the 2012 Plan; (iii) materially expands the class of participants eligible to participate in the 2012 Plan; or (iv) expands the types of awards provided under the 2012 Plan shall become effective unless stockholder approval is obtained. The 2012 Plan expires on the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company.

U.S. Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2012 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2012 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:	Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to Vringo at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and Vringo will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:	Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.
A non-qualified option ordinarily will not result in income to the optionee or deduction to Vringo at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to Vringo in an amount equal to the optionee’s compensation income.
An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:	With respect to stock grants under the 2012 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. Vringo generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Stock Units:	The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. Vringo generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Rules Particular to Specific Countries

The terms and conditions of the Plan may be amended with respect to particular types of Participant as determined by the board of directors (for example — Israeli employees) by an appendix to the Plan (the “Appendix”). Vringo may adopt one or more Appendices. Each Appendix shall be approved by the board of directors and as required or advisable under applicable law. The terms of an Appendix shall govern only with respect to the types of Participant specified in such Appendix. In the case that the terms and conditions set forth in an Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern with respect to Participant that are subject to such Appendix, provided, however, that such Appendix shall not be construed to grant the Participant rights not consistent with the terms of the Plan, unless specifically provided in such Appendix.

The amounts of future grants under the 2012 Plan are not determinable as awards under the 2012 Plan and will be granted at the sole discretion of the Compensation Committee, or other delegated persons and Vringo cannot determine at this time either the persons who will receive awards under the 2012 Plan or the amount or types of any such awards.

On June 20, 2012, the closing market price per share of our common stock was $4.19, as reported by the NYSE MKT.

Required Vote; Recommendation of the Vringo Board of Directors

The affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting is required to approve the 2012 Equity Incentive Plan. Abstentions will be counted AGAINST this proposal.

THE VRINGO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN PROPOSAL.

Proposal No. 6: Ratification of the Appointment of Vringo’s Independent Registered Public Accounting Firm

The audit committee of Vringo has appointed Somekh Chaikin, a member firm of KPMG International, as Vringo’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although this appointment does not require ratification, the Vringo board of directors has directed that the appointment of Somekh Chaikin, a member firm of KPMG International, be submitted to Vringo’s stockholders for ratification due to the significance of their appointment to Vringo. If Vringo stockholders do not ratify the appointment of Somekh Chaikin, a member firm of KPMG International the audit committee of Vringo will consider the appointment of another independent registered public accounting firm for the fiscal year ending December 31, 2012. A representative of Somekh Chaikin, a member firm of KPMG International, is expected to participate via teleconference at the annual meeting of stockholders.

Fees Billed to Vringo’s Independent Registered Public Accounting Firm During Fiscal Years 2011 and 2010

Somekh Chaikin, a member firm of KPMG International, served as Vringo’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

The following table sets forth the aggregate fees billed to Vringo for the fiscal years ended December 31, 2011 and 2010 by Somekh Chaikin, a member firm of KPMG International:

	2011	2010
Audit Fees(1)	$172,000	$422,000
Audit Related Fees(2)	$44,000	$—
Tax Fees(3)	$8,000	$2,500
Total	$224,000	$424,500

(1)	This category includes fees associated with the annual audits of Vringo’s financial statements, quarterly reviews of Vringo’s financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. In addition, fees paid in 2010, include amounts of $210,000 paid in connection with Vringo’s initial public offering and $71,000 paid as issuance cost in connection with Vringo’s initial public offering.
(2)	This category includes audit related fees. In particular, 2011 fees include $44,000 paid in connection with merger and acquisition activities.
(3)	Tax fees represent the aggregate fees billed for tax compliance, tax advice, and tax planning.

Audit committee Pre-Approval Policies and Procedures

Pursuant to Vringo’s charter, and consistent with SEC policies and guidelines regarding audit independence, the audit committee is responsible for the pre-approval of all audit and permissible non-audit services provided by Vringo’s principal independent accountants on a case-by-case basis. Vringo’s audit committee has established a policy regarding approval of all audit and permissible non-audit services provided by Vringo’s principal independent accountants. Vringo’s audit committee pre-approves these services by category and service. Vringo’s audit committee has preapproved all of the services provided by Vringo’s principal independent registered public accounting firms in 2011.

Required Vote; Recommendation of the Vringo Board of Directors

The affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote on the matter either in person or by proxy at the Vringo annual meeting is required to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as Vringo’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will be counted AGAINST this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF SOMEKH CHAIKIN, A MEMBER FIRM OF KPMG INTERNATIONAL, AS VRINGO’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2012.

Vringo Proposal No. 7: Approval of the Adjournment of the Vringo Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Vringo Merger Proposals

Vringo is asking its stockholders to vote on a proposal to approve the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals.

Required Vote; Recommendation of the Vringo Board of Directors

Approval of the adjournment of the Vringo annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Vringo Merger Proposals requires the affirmative vote of the holders of a majority of the shares of Vringo common stock present and entitled to vote either in person or by proxy at the Vringo annual meeting. A “broker non-vote” or a failure to submit a proxy or vote at the Vringo annual meeting will have no effect on the outcome of the vote for this Vringo Proposal No. 7. For purposes of the vote on this Vringo Proposal No. 6, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE VRINGO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE VRINGO ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE VRINGO MERGER PROPOSALS.

VRINGO’S BUSINESS

Overview

Vringo provides a range of software products for mobile video entertainment, personalization and mobile social applications. Vringo’s comprehensive software platforms include applications that allow users to: (i) create, download and share mobile video entertainment content in the form of video ringtones for mobile phones, (ii) create social picture ringtone and ringback content in the form of animated slideshows sourced from their friends’ social networks, (iii) create ReMixed video clips from artists and branded content, and (iv) utilize Fan Loyalty mobile applications for contestant based reality TV shows. Vringo’s applications and services have been launched with ten carriers in eight markets. The billing integrations that Vringo has with these operators are of significant strategic value to its operations. In addition, Vringo has deals in place with two of the four largest handset makers in the world. Vringo also believes that social network information and updates will be shared regularly when friends regularly communicate by voice and by text. Vringo’s video ringtone solutions and other mobile social and video applications, which encompass a suite of mobile and PC-based tools, enable users to create, download and share video and other social content with ease as part of the normal communication process, and provide Vringo’s business partners with a consumer-friendly and easy-to-integrate monetization platform. While Vringo’s current portfolio of applications and services represents what it believes to be cutting edge mobile technology that can work across many operating systems, Vringo recognizes that the pace at which the mobile landscape is changing has increased and the two most dominant operating systems are Google’s Android and Apple’s iOS. Moving forward, Vringo intends to develop additional applications and services for these two key operating systems, as well as other dominant smartphone operating systems that may emerge. Vringo believes that it can leverage its existing distribution and relationships to promote apps and services for these two operating systems.

To date, Vringo has developed four different mobile video, personalization and mobile social application platforms:

•	Video Ringtones — Vringo’s original product platform that allows users to create, download and share mobile entertainment content in the form of video ringtones for mobile phones;
•	FacetonesTM — a visual ringtone experience based on social network pictures from a user’s friends;
•	Video ReMix — an application that allows a user to create his or her own music video by tapping on a smartphone or tablet, in partnership with music artists and brands; and
•	Fan Loyalty — a platform that allows users to obtain video and video ringtones, view information on certain reality television series and stars and vote for contestants.

To develop these platforms, Vringo has leveraged its existing technology, intellectual property and its extensive experience with mobile video, personalization and social applications. Vringo believes that these platforms will represent a significant component of its business going forward.

Vringo’s ability to compete successfully depends on its ability to ensure a continuing and timely introduction of innovative new products and technologies to the marketplace. As a result, Vringo must make significant investments in research and development. To date, Vringo filed over 24 patents, three of the patents that have been filed have been granted by the USPTO and Vringo has received a notice of allowance for one patent in Europe.

Recent Developments

Facebook, Inc.

On February 9, 2012, Vringo entered into an agreement with Facebook, Inc. relating to the use of Vringo’s Facetones mark and domain name (the “Facetones Mark”). Prior to the agreement, the parties had a potential dispute regarding the Facetones Mark. By entering into the agreement, the potential dispute has been favorably resolved to the satisfaction of both parties. The agreement clarifies Vringo’s permitted use of the Facetones Mark including making certain changes to its U.S. trademark application to clarify the description of the Facetones service and agreeing to certain limitations on its use of the Facetones Mark.

Business

Vringo’s video ringtone platform was its primary product of focus from inception through the launch of Vringo’s Facetones product in the third quarter of 2011. Vringo continues to develop business for this product. Vringo believes that its comprehensive video ringtone service represents the next stage in the evolution of the ringtone market from standard audio ringtones to high-quality video ringtones, with social networking capability and integration with web systems. Vringo’s solution, which encompasses a suite of mobile and PC-based tools, enables users to create, download and share video ringtones with ease. Vringo’s solution, furthermore, provides its business partners with a consumer-friendly and easy-to-integrate monetization platform. This platform combines a downloadable mobile application which works on multiple operating systems and over 400 mobile handsets, a WAP site, which is a simplified website accessible by a user on a mobile phone, and a website, together with a robust content integration, management and distribution system. As part of providing a complete end-to-end video ringtone platform, Vringo has amassed a library of over 12,000 video ringtones that Vringo provides for its users in various territories. Certain portions of this library are geographically restricted. Vringo also has developed substantial tools for users to create their own video ringtones and for mobile carriers and other partners to include their own content and deliver it exclusively to their customers. Vringo’s VringForwardTM video ringtone technology allows users to enjoy a rich social experience by sharing video ringtones from its library or which they created.

Until the end of 2009, Vringo’s video ringtone service was offered to consumers for free. At that point, Vringo moved to a paid service model together with mobile carriers and other partners around the world. The revenue model for its video ringtone service offered through the carriers is generally a subscription-based model where users pay a monthly fee for access to Vringo’s service and additional fees for premium content. Vringo’s free version is still available in markets where Vringo has not entered into commercial arrangements with carriers or other partners. Vringo has built its video ringtone platform with a flexible back-end and front-end that is easy to integrate with the back-end systems of mobile carriers and easy to co-brand with mobile carriers. To date, Vringo has filed 24 patent applications for its platform, three of which have been issued in the United States and Vringo has received one notice of allowance in Europe to date, and Vringo continues to create new intellectual property.

As of June 20, 2012, Vringo has commercial video ringtone services with the following eight carriers and partners:

•	Celcom AxiataBerhad, or Celcom, a mobile carrier in Malaysia, with 11.0 million subscribers. Celcom is one of the largest mobile telecommunications operators in Malaysia with the widest national 2G and 3G coverage in the country, with 26,000 subscribers to Vringo’s paid service. Celcom is a Vodafone partner and is part of the Axiata Group of Companies, one of the world’s largest telecommunications companies with more than 160 million customers across 10 Asian markets (launched in October 2011);
•	Maxis Mobile Services SDN BHD, or Maxis, a mobile carrier in Malaysia with 11.4 million subscribers, of which there are 143,000 subscribers to Vringo’s paid service and an additional 2,000 subscribers on a free trial basis (launched in September 2009);
•	Emirates Telecommunications Corporation, or Etisalat, a mobile carrier with 7.3 million subscribers in the United Arab Emirates and which has more than 94.0 million subscribers worldwide, where Vringo has launched its products and services and has 23,000 subscribers to Vringo’s paid service, (launched in January 2010);
•	Everything Everywhere Limited (EEL), a mobile carrier with almost 30.0 million subscribers in the United Kingdom. Vringo’s video ringtone platform launched was with Orange UK, a large mobile communications company and subsidiary of EEL, with 16.0 million subscribers and Vringo has 35,000 subscribers to its paid service (launched in February 2011);
•	Starhub, a mobile carrier with 2.0 million subscribers in Singapore (initially launched in February 2011 and re-launched in the first quarter 2012);

•	RTL in Belgium, part of the Bertelsman RTL Television network, has offered together with Vringo, a subscription service on all three Belgian mobile operators (with a combined subscriber base of 1 million) that includes RTL content (launched in June 2010 with limited subscribers due to regulatory limitations introduced on mobile services);
•	Hungama, a content and mobile services aggregator in India. The service with Hungama is being offered to customers of 15 different mobile carriers in India. Vringo’s paid service was on temporary hold as a result of regional legalities in India, however, Vringo on March 22, 2012 re-launched the service in partnership with Hungama and Tata DOCOMO; and
•	Emirates Integrated Telecommunications Company (du Networks), a mobile carrier with 5.0 million subscribers in the United Arab Emirates, where Vringo has launched its products and services in February 2012.

Vringo is currently in discussions with several other mobile carriers and it will be pursuing additional agreements with mobile carriers over the next 12 to 24 months. As of June 20, 2012, Vringo’s partners have an aggregate of approximately 700 million subscribers, of which 233,000 are paid subscribers to Vringo’s service, and another 4,000 subscribers have enrolled on a free-trial basis.

Vringo’s new FacetonesTM social ringtone platform generates social visual ringtone content automatically by aggregating and displaying a user’s friends’ pictures from social networks and then displaying as a video ringtone, as well as a video ringback tone. These ringtones do not replace, but rather enhance, standard ringtone and ringback tones with relevant, current social content that is visually displayed. The FacetonesTM product is available for devices running Android, iOS, and Nokia’s Symbian S3. Vringo is currently working together with mobile handset makers to develop this application for other operating systems.

FacetonesTM is experiencing growth both in consumer downloads and in the number of commercial deals with major partners already announced. The product is being made available to consumers in several different configurations and with a variety of distribution and monetization methods. As of May 5, 2012, the FacetonesTM free ad-supported version had more than a million downloads and is generating more than 3.8 million requests in mobile ad inventory on a weekly basis.

FacetonesTM is offered directly to consumers via leading mobile application stores and download sites where both for purchase versions (at prices ranging from $1 to $5), as well as ad-supported free versions are available. Facetones is available in application stores integrated into popular handsets such as the Google Android Market and Apple App Store. Vringo has announced placement deals for the app with GetJar, the world’s largest independent app store, Mobango and AppBrain. In August 2011, Vringo launched FacetonesTM in Japan for Android users through the DOCOMO market, a mobile internet portal operated by NTT DOCOMO, INC., the largest mobile phone operator in Japan, with more than 50 million users. In October 2011, Verizon, the largest mobile operator in the United States, announced the launch of FacetonesTM as a subscription service for Verizon subscribers for $0.99 a month. Vringo continues to pursue business for FacetonesTM together with handset manufacturers. In December 2011, Vringo launched FacetonesTM for Symbian in cooperation with Nokia. In January 2012, Vringo launched FacetonesTM for iPhone which generates, as of the end of February 2012, close to a thousand daily downloads without any promotion. In March 2012, Vringo shifted from providing an ad-based free-of-charge for iPhone to a one-time fee ads-free app.

In addition to Vringo’s direct to consumer and carrier marketed versions of the FacetonesTM application, Vringo believes that licensing its software to handset makers will provide a growing and significant revenue stream during 2012 and beyond. In November 2011, Vringo announced an agreement with ZTE Corporation, the largest handset maker in China and fourth-largest globally, to preload the FacetonesTM application on Android handsets manufactured by ZTE. ZTE will pay Vringo a royalty for each device that Vringo’s software is pre-loaded on. These ZTE handsets will be sold via mobile phone operators and through various OEM contracts to brand name handset manufacturers. In addition, Vringo has entered into a development contract with Nokia, the world’s largest handset maker, to supply Facetones for Nokia’s S3 devices, subsequent to delivering this version of Vringo’s application it was recently launched on the Nokia Ovi Store.

Early in 2011, Vringo launched its new Video ReMix platform that allows users to download an application for iOS (iPhone, iPad, iPod) or Android phones and create their own music video by tapping on a variety of music beats and video files. Essentially, the user is able to “Remix” this music video content and add his own user generated video to the mix and then view this content or share it with friends via Facebook® or other social networks. This application turns the smartphone or tablet into a virtual video ReMix sound/video board where this “mixing” is accomplished by simple tapping on the touch screen interface. The Video ReMix applications are branded with an artist or sponsor and then monetized via advertising, sponsorship, a-la carte sales or in app store purchases.

The initial Video ReMix application “Booty Symphony” was developed with Nappy Boy Enterprises, the music production company of the artist T-Pain. Booty Symphony was released in an ad-supported free Android version as well as paid versions for iOS and Android. Vringo’s newest application on Vringo’s Video ReMix platform was delivered in the second quarter of 2011 to partner Corso Communications and its client Heineken. This sponsored version highlighted music and video of the group Dirty Vegas, and was used by Heineken “brand ambassadors” at the Coachella Music festival. Vringo later created an additional version of this application for Heineken in the third quarter of 2011. Vringo continues to seek new business for this platform with other recording artists and sponsored by additional major brands.

Vringo’s Fan Loyalty platform was launched in mid-2011 by co-branding its Fan-Loyalty application with Star Academy 8, the largest music competition in the Middle East and Nokia, the world’s largest handset maker. This platform enables users to obtain video content from the show as well as from behind the scenes, retrieve information regarding the show and vote for their favorite contestants. The free app was launched in partnership with Rotana, a diversified media company and the world’s largest producer of music and music television in the Middle East, and sponsored by Nokia. The application featured exclusive content and fully integrated live voting capabilities for the blockbuster “Star Academy” reality music show, which reached over 300 million viewers and was available in over 10 countries in the region. In the first quarter of 2012, Vringo entered into an agreement with Endemol, a producer of entertainment and realty TV programming, to work together an additional sponsored versions of this application.

The Fan Loyalty application for Star Academy was made available exclusively for download on the Ovi Store, and had more than 200,000 downloads during the season. Vringo is in discussions with several other entertainment groups regarding potential deals for this Fan Loyalty platform.

Strategy

Vringo’s goal is to become a leading global provider and licensor of mobile video and mobile social applications, services and software, including mobile personalization, and interactive services via Vringo’s different software platforms and maximize the benefits of Vringo’s intellectual property. To achieve this goal, Vringo plans to:

Grow Vringo’s business.  The objectives of the Merger are to maximize the economic benefits of Vringo’s intellectual property assets, add significant talent in technological innovation, and be positioned to enhance Vringo’s opportunities for revenue generation through the monetization of the combined company’s assets. Innovate/Protect is the owner of certain patent assets acquired from Lycos, one of the largest search engine websites of its kind in the mid-late 1990s, including technologies that remain critical to current search platforms. Vringo believes that the Merger, if consummated, will potentially enhance Vringo’s technology leadership, Vringo’s portfolio of intellectual property, and as a result open new business opportunities for Vringo.

Maintain and grow Vringo’s product technology and monetization of intellectual property.  Vringo’s technical team is made up of highly regarded industry professionals that continually ensure that Vringo’s product is on the cutting-edge in terms of ease of use, functionality and look and feel. Vringo’s applications and services have millions of downloads and registered users, however there is no guarantee that we can maintain this position. Separately, the mobile video and mobile social networking industries are in their infancy and in order to create a user base with scale and ultimately substantial revenue, Vringo will need to spend additional capital resources. In addition to product leadership, Vringo continues to grow its portfolio of intellectual property through internal development. Vringo plans to continue to allocate technical resources to remain ahead of Vringo’s competition and provide users with a product that is easy-to-use and cutting-edge. Vringo has filed 24 patent applications for its platform (three of which have been issued to date) and Vringo continues to create new intellectual property. Vringo believes that, if consummated, the Merger will add significant talent in technological innovation, and position the combined company for potential enhanced opportunities and revenue generation through the monetization of the combined company’s assets.

Continue to maintain a base of strategically important intellectual property.  If consummated, the Merger will substantially increase Vringo’s intellectual property portfolio. Vringo believes that there are additional intellectual property assets that Vringo will be able to partner with, license or acquire. Vringo’s success depends on not just the monetization of the existing portfolio of patents, but expanding it further.

Create additional applications and services.  Vringo intends to develop, license or acquire additional applications and services to distribute through Vringo’s carrier, handset and application store partners. While Vringo has gained significant user adoption for its products and services, Vringo believes that to achieve substantial revenue, it will need to create new products in particular for Apple’s iOS devices. Apple is currently the dominant operating system for the monetization of mobile applications followed by Android. Vringo has already deployed 4 applications for Apple’s iOS and generated over 1 million downloads on Android alone for Vringo’s Facetones product. To be competitive, Vringo will continue to focus on the two most dominant smartphone platforms.

Grow Vringo’s subscription services through mobile carrier partnerships.  Vringo has built Vringo’s products so as to be easily integrated with mobile carriers and content aggregators. We believe the mobile carrier channel is one of the most cost effective channels to grow Vringo’s user base and to monetize its products. Vringo’s subscription services are currently live in Belgium, India, Malaysia, Singapore, the United Kingdom and the United Arab Emirates and in limited release in the United States.

Generate revenue via software licensing partnerships.  Vringo has licensed Vringo’s software to two of the four largest handset makers in the world, ZTE and Nokia. Vringo believes that the market for pre-loaded software for mobile devices is a fast growing market that provides broad reach and sustainable recurring revenue.

Enhance Vringo’s viral and social tools.  Vringo believes that there is substantial opportunity to increase the social and viral nature of Vringo’s products, which will be critical for Vringo’s growth. Vringo will continue to add features to the product platforms to enhance their viral and social aspects and which enable users to connect with their existing social networks on platforms such as FacebookTM, TwitterTM and LinkedInTM.

Build a strong revenue base of recurring revenue.  Vringo will focus on recurring revenue stream generated by operator partners and advertising. Vringo believes that Vringo’s products and services are well suited for monetization through these avenues. While the mobile advertising market is promising, it is still in its infancy and Vringo’s success is dependent on the growth of the market as a whole. Vringo’s aim is to penetrate this market through Vringo’s established partnerships; however Vringo recognizes that the realization of this model on a significant scale will continue to require investment over a sustained period of time.

Find new forms of distribution.  While Vringo is currently focused on the mobile carrier distribution channel, Vringo believes there are other avenues that could be successful distribution channels for Vringo. Specifically, Vringo believes broadcasters and content owners could greatly benefit by promoting Vringo’s service to their customers by monetizing either their content or leveraging their relationship with advertisers via ads.

Legal Proceedings

Vringo is not currently engaged in any material legal proceedings.

Employees

As of June 20, 2012, Vringo had 24 full-time employees and three part-time employees. None of Vringo’s employees are covered by collective bargaining arrangements and management considers relations with Vringo’s employees to be good.

Property and Facilities

Vringo’s corporate office is located at 44 West 28th Street, Suite 1414, New York, New York 10001. In addition, the research and development facility of Vringo’s subsidiary, Vringo (Israel), Ltd., and Vringo’s finance department is located on the 2nd floor of the BIG Center Building, in 1 Yigal Allon St., Beit Shemesh, Israel. Vringo believes that its existing facilities are adequate to accommodate its business needs.

Corporate Information

Vringo was incorporated in January 2006 and is still a development stage company. Vringo’s principal executive offices are located in New York, NY, and in addition, Vringo has a wholly-owned subsidiary, Vringo (Israel) Ltd., located in Bet-Shemesh, Israel.

Vringo maintains a website at www.vringo.com. Vringo makes available, free of charge, on its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Vringo’s reports filed with, or furnished to, the SEC are also available at the SEC’s website at www.sec.gov.

VRINGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of Vringo’s financial condition and results of operations should be read together with the financial statements and notes contained elsewhere in this proxy statement/prospectus. Certain statements in this section and other sections are forward-looking. While Vringo believes these statements are accurate, its business is dependent on many factors, some of which are discussed the section entitled “Risk Factors” and Vringo’s Business. Many of these factors are beyond Vringo’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement/prospectus. See the section entitled “Risk Factors” for further information regarding these factors. Vringo undertakes no obligation to release publicly the results of any revisions to the statements contained in this section to reflect events or circumstances that occur subsequent to the date of this proxy statement/prospectus.

Overview

Vringo provides a range of software products for mobile video entertainment, personalization and mobile social applications. Vringo believes that the Merger will help it further develop and evolve Vringo’s mobile applications and services business through the addition of proven management, namely through the addition of Andrew K. Lang as Chief Technology Officer. Vringo’s comprehensive software platforms include applications that allow users to: (i) create, download and share mobile video entertainment content in the form of video ringtones for mobile phones, (ii) create social picture ringtone and ringback content in the form of animated slideshows sourced from friends’ social networks, (iii) create ReMixed video clips from artists and branded content, and (iv) utilize Fan Loyalty mobile applications for contestant based reality TV shows. Vringo’s applications and services have been launched with ten carriers in eight markets. The billing integrations that Vringo has with these operators are of significant strategic value to its operations. In addition, Vringo has deals in place with two of the four largest handset makers in the world. Vringo believes that social network information and updates will be shared regularly when friends regularly communicate by voice and by text. Vringo’s video ringtone solutions and other mobile social and video applications, which encompass a suite of mobile and PC-based tools, enable users to create, download and share video and other social content with ease as part of the normal communication process, and provide Vringo’s business partners with a consumer-friendly and easy-to-integrate monetization platform. While Vringo’s current portfolio of applications and services represent what Vringo believes to be cutting edge mobile technology that can work across many operating systems, Vringo recognizes that the pace at which the mobile landscape is changing has increased and the two most dominant operating systems are Google’s Android and Apple’s iOS. Moving forward, Vringo intends to develop additional applications and services for these two key operating systems, as well as other dominant smartphone operating systems that may emerge. Vringo believes that it can leverage its existing distribution and relationships to promote apps and services for these two operating systems. In addition, Vringo plans to more aggressively attempt to monetize the intellectual property that it owns as well as additional intellectual property that it may choose to acquire in the future. In furtherance of such strategy, Vringo and Innovate/Protect have begun to jointly investigate certain opportunities to make acquisitions of patent portfolios or other intellectual property assets and they expect to continue to pursue acquisitions of intellectual property assets following the consummation of the Merger.

Vringo is a development stage company. From inception through March 31, 2012, Vringo has raised approximately $34.8 million. These amounts have been used to finance Vringo’s operations, as until now, Vringo has not yet generated any significant revenues. From inception through March 31, 2012, Vringo recorded losses of $43.2 million and net cash outflow from operations of $30.5 million. Vringo’s average monthly cash burn rate from operations for the year ended December 31, 2011 was approximately $0.45 million. For the three month period ended March 31, 2012, the operational cash burn rate from operations was approximately $0.4 million, which included expenses incurred in connection with merger and acquisition activities.

In July 2011, Vringo raised an aggregate amount of $2.5 million through the issuance of convertible notes in a private placement. On December 1, 2011, Vringo raised additional $0.85 million through the issuance of additional 817,303 shares of common stock (“December 2011 financing”). Pursuant to the December 2011 financing, all convertible notes (and accrued interest) were converted into 2,671,026 shares of common stock. In February 2012, Vringo entered into agreements with holders (the “Holders”) of certain of its outstanding special bridge and conversion warrants, pursuant to which the Holders exercised warrants to purchase 3,828,993 shares of Vringo common stock for aggregate proceeds of $3.6 million. For further information, please refer to Note 17 to the consolidated financial statements of Vringo.

Subsequent to year end, on March 12, 2012, Vringo entered into an Agreement and Plan of Merger with VIP Merger Sub, Inc., a Delaware corporation and its wholly-owned subsidiary, and Innovate/Protect, Inc., a Delaware corporation and an intellectual property firm founded in 2011 whose wholly-owned subsidiary, I/P Engine, holds eight patents that were acquired from Lycos Inc., pursuant to which Innovate/Protect will merge with and into Merger Sub, with Merger Sub being the surviving corporation through an exchange of capital stock of Innovate/Protect for capital stock of Vringo.

Under the terms of the Merger Agreement, upon completion of the Merger, (i) each share of then-outstanding common stock of Innovate/Protect (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Innovate/Protect preferred stock (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (or at a current conversion rate of 3,017.6). The Vringo preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E to be filed by Vringo prior to closing. The Common Stock Exchange Ratio initially is 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of Innovate/Protect capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger.

In addition, at the effective time of the Merger, each outstanding and unexercised option to purchase Innovate/Protect common stock, whether vested or unvested, will be converted into and become an option to purchase Vringo common stock and Vringo will assume such Innovate/Protect stock option in accordance with the terms of the Innovate/Protect 2011 Equity Incentive Plan. After the effective time of the Merger, (a) each Innovate/Protect stock option assumed by Vringo may be exercised solely for shares of Vringo common stock and (b) the number of shares of Vringo common stock and the exercise price subject to each Innovate/Protect stock option assumed by Vringo shall be determined by the Common Stock Exchange Ratio.

Immediately following the completion of the Merger, the former stockholders of Innovate/Protect are expected to own approximately 55.98% of the outstanding common stock of the combined company, and Vringo current stockholders are expected to own approximately 44.02% of the outstanding common stock of the combined company. On a fully diluted basis, the former stockholders of Innovate/Protect are expected to own approximately 67.69% of the outstanding common stock of the combined company, and Vringo current stockholders are expected to own approximately 32.31% of the outstanding common stock of the combined company.

Vringo has expended significant effort and management attention on the proposed transaction. There is no assurance that the transaction contemplated by the Merger Agreement will be consummated. If the transaction is not consummated for any reason, Vringo business and operations, as well as the market price of its stock and warrants may be adversely affected. For accounting purposes, Innovate/Protect was identified as the “Acquirer”, as it is defined in FASB Topic ASC 805. As a result, in the post-combination consolidated financial statements, Innovate/Protect’s assets and liabilities will be presented at its pre-combination amounts, and Vringo’s assets and liabilities will be recognized and measured in accordance with the guidance for business combinations in ASC 805. The Merger requires approval by the stockholders of both companies. Vringo currently estimates that the Merger will be consummated in the third quarter of 2012.

As of March 31, 2012, Vringo had approximately $3.6 million in cash and cash equivalents. Vringo believes that current cash levels, after taking into effect the Merger with Innovate/Protect, will be sufficient to support Vringo’s activity into the fourth quarter of 2012. The continuation of Vringo’s business, as a going concern is dependent upon the successful consummation of the Merger with Innovate/Protect, or similar merger or acquisition, financing, and upon the further development of Vringo’s products. In addition, a significant portion of Vringo’s issued and outstanding warrants are currently “in the money” and the shares of common stock underlying such warrants will become freely tradable upon exercise after registration, with the potential of up to $5 million of incoming funds for Vringo. A Form S-3 Registration Statement was filed on March 30, 2012 and is pending approval by the Securities Exchange Commission. Provided that Vringo’s stock price remains at or near its current level, Vringo expects that the exercise of these instruments will generate substantial additional funds for its operations. There can be no assurance, however, that any such opportunities will materialize. All of Vringo’s audited consolidated financial statements since inception have contained a “going concern” reference by Vringo’s auditors, expressing substantial doubt about Vringo’s ability to continue as a going concern.

Vringo’s financial statements were prepared using principles applicable to a going concern, which contemplate the realizations of assets and liquidation of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if Vringo is not able to continue as a going concern.

On April 26, 2012, the NYSE MKT (formerly, NYSE Amex) notified Vringo that it had resolved the continued listing deficiency referenced in the NYSE MKT’s letter dated May 24, 2011, which stated that Vringo was not in compliance with Section 1003(a) (iv) of the NYSE MKT’s continued listing standards. The NYSE MKT’s conclusion was based on a review of available information, including Vringo’s filings with the Securities and Exchange Commission. Vringo’s continued listing eligibility will be assessed on an ongoing basis.

Revenue

Vringo recognizes revenue from monthly subscription from carriers, development projects and content sales when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) delivery has occurred or services have been rendered. Vringo’s subscription service arrangements are evidenced by a written document signed by both parties. Vringo’s revenues from monthly subscription fees, content purchases and advertisement revenues are recognized when Vringo has received confirmation that the amount is due to it, which provides proof that the services have been rendered, and making collection probable. Vringo recognizes revenue from non-refundable up-front fees relating to set-up and billing integration across the period of the contract for the subscription service as these fees are part of hosting solution that Vringo provides to the carrier. The hosting is provided on Vringo’s servers for the entire period of the arrangement with this carrier, and the revenues relating to the monthly subscription, set-up fees and billing integration have been recognized over the period in the agreement.

Cost of revenue

Cost of revenue consists primarily of third party expenses directly related to providing Vringo’s service in launched markets. In addition, these costs include royalty fees for content sales and amortization of prepaid content licenses. Cost of revenue does not include expenses related to product development, integration, and support. These costs are included in research and development and marketing expenses.

Research and development expenses

Research and development expenses consist primarily of salary expenses of Vringo’s development and quality assurance engineers in Vringo’s research and development facility in Israel, outsourcing of certain development activities, preparation of patent filings, labor cost incurred in connection with customer integration, server and support functions for Vringo’s development environment.

Marketing expenses

Marketing expenses include the salary of all business development and marketing personnel, travel expenses relating to business development activity and trade shows, as well as public relations, advertising, ongoing customer relations and customer acquisition expenses. As Vringo increases its sales, certain commissions to agents will affect marketing expenses.

General and administrative expenses

General and administrative expenses primarily include the salary of Vringo’s finance and administrative personnel, rental costs, legal and accounting fees, insurance, telephone and other office expenses including depreciation and amortization.

Non-operating income (expenses)

Non-operating income (expenses) includes transaction gains (losses) from foreign exchange rate differences, interest on deposits, bank charges, as well as fair value adjustments of derivative liabilities on account of the Preferential Reload Warrants, Special Bridge Warrants and the Conversion Warrants, which are highly influenced by Vringo’s stock price at the period end (revaluation date). In addition, in the year December 31, 2011, non-operating income (expenses) includes a gain on restructuring of venture loan in light of the settlement agreement signed on June 8, 2011. Finally, in the first quarter of 2012, non-operating income included non-recurring expense related to the issuance of the Reload Warrants (see also Notes 3 and 5 to the financial statements for the three months ended March 31, 2012).

Income taxes

Vringo’s effective tax rate differs from the statutory federal rate primarily due to differences between income and expense recognition prescribed by income tax regulations and generally accepted accounting principles. Vringo’s utilizes different methods and useful lives for depreciating and amortizing property and equipment and different methods and timing for certain expenses. Furthermore, permanent differences arise from certain income and expense items recorded for financial reporting purposes but not recognizable for income tax purposes. In addition, Vringo’s income tax expense has been adjusted for the effect of foreign income from its wholly-owned Israeli subsidiary. At March 31, 2012 and December 31, 2011, Vringo’s deferred tax assets generated from its U.S. activities were entirely offset by a valuation allowance because realization depends on generating future taxable income, which, in Vringo’s estimation, is not more likely than not to be generated. The deferred tax assets and liabilities generated from Vringo’s subsidiary’s operations are not offset by an allowance, as in Vringo’s estimation, they are more likely than not to be realized.

Vringo’s subsidiary generates net taxable income from services it provides to Vringo. The subsidiary charges Vringo for research, development, certain management and other services provided to Vringo, plus a profit margin on such costs, which is currently 8%. On December 5, 2011, the Knesset (Israel’s Parliament) approved the Law to Change the Tax Burden (Legislative Amendments) — 2011. According to the new law, the corporate tax rate will be 25% starting in 2012. However, the subsidiary is a “Beneficiary Enterprise” as defined in amendment No. 60 to the Israeli Law for the Encouragement of Capital Investment, 1959, which means that income arising from its approved research and development activities is subject to zero percent tax for a period of two years and a reduced tax rate for the subsequent five years. The subsidiary elected to receive the zero percent tax benefits for the fiscal years of 2007 – 2008. In January 2011, new legislation amending the Investment Law was enacted. According to the amendment, the uniform tax rate applicable to a “Beneficiary Enterprise” in the zone where the production facilities of the subsidiary are located would be

15% in 2011 and 2012, 12.5% in 2013 and 2014, and 12% in 2015 and thereafter. Under the transitory provisions of the newly legislated amendment, the subsidiary irrevocably implemented the new law while waiving benefits provided under the current law.

Results of Operations

Three months ended March 31, 2012, compared to the three months ended March 31, 2011 and the development stage period (cumulative from inception through March 31, 2012)

The following analysis compares the results of Vringo’s operations for the three month period ended March 31, 2012, to the results of operations for the three month period ended March 31, 2011 and the results of Vringo’s operations from inception through March 31, 2012.

Revenue

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
Revenue	106	147	(41)	1,055

During the three month period ended March 31, 2012, Vringo recorded total revenues of $106,000, which represents decrease of $41,000 (or 28%) compared to revenues recorded in the three month period ended March 31, 2011. The decrease, compared to the first quarter of 2011, was mainly due to a decrease in revenue recorded in connection with one time set up fees in Singapore and Armenia. Additional decrease in revenues was due to Video ReMix platform revenue recorded in the first quarter of 2011, in the total amount of $23,000, which did not occur in 2012. In addition, in the first quarter of 2012, the number of subscribers in Maxis was reduced due to system updates of recycled numbers from the regulated carrier database, as a result revenue decreased by $40,000 (or 50%), compared to the first quarter of 2011. The decrease was offset by revenue from new subscription agreement in Malaysia ($16,000 recorded in the first quarter of 2012) and an increase in revenue in the UK (an increase of $17,000, compared to the first quarter of 2011). Overall, Vringo does not expect the abovementioned decrease in subscribers in Maxis to have a material effect on its future revenue.

During the three month period ended March 31, 2011, Vringo recorded revenues of $147,000, which represents an increase of $117,000 (or 390%) from revenues recorded for the three month period ended March 31, 2010. The recognized revenue in the first quarter of 2011 was mainly from Vringo’s revenue-sharing agreements in Malaysia ($77,000 recorded, an increase of $67,000 compared to the first quarter of 2010). In addition, Vringo recognized revenue for one time set up fees in Singapore ($9,000 in the first quarter of 2011 and Armenia ($9,000 in the first quarter of 2011). Revenue for Vringo’s Video ReMix platform commenced this quarter, with the recognition of $23,000 in March 2011. The revenue in the first quarter of 2010 was mainly comprised of Vringo’s then new revenue-sharing agreements in Malaysia, the United Arab Emirates and Armenia, whereby Vringo recognized approximately $10,000 for each one of these customers.

From inception through March 31, 2012, Vringo recorded revenues of $1,055,000, which includes $726,000 from revenue share subscription services, $118,000 from one-time setup fees, $91,000 from FacetonesTM, $80,000 from Fan Loyalty application formats, $30,000 from Video ReMix platform and $10,000 from applications sold.

Vringo expects to continue to generate a substantial portion of its future revenues from: (i) FacetonesTM preloads through the agreement with ZTE as well as the development of additional business from handset makers, (ii) FacetonesTM app, and Fan Loyalty application platforms, (iii) revenue-sharing agreements in India, Malaysia, Singapore, United Arab Emirates and UK, (iv) new revenue-sharing agreements for subscription-based services in new territories, (v) one-time service fees for customized production and development of the Facetones and Fan Loyalty application platforms, (vi) monetization of Vringo’s intellectual property.

Cost of Revenue

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
Cost of revenue	31	25	6	397

During the three month period ended March 31, 2012, Vringo’s cost of revenue was $31,000, which represents an increase of $6,000 (or 24%) compared to its cost of revenue for the three month period ended March 31, 2011. During the three month period ended March 31, 2011 and 2010, Vringo’s cost of revenue was $25,000 and $34,000, respectively, which represents a decrease of $9,000 (or 26%) compared to cost of revenue for the three month period ended March 31, 2010. Vringo’s cost of revenue is mainly comprised of cost of services related to the provision of content to end-users and cost of hosted servers needed to support Vringo’s service in markets where Vringo has launched its product. The change in cost of revenue between the presented periods was mainly related to changes in content amortization expenses.

Vringo expects that cost of revenue will increase over time, as Vringo diversifies the portfolio of its products. As some of these costs are fixed irrespective of its revenues, Vringo expects its gross margin to increase, as its revenues increase.

Research and Development

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
Research and development	512	519	(7)	13,883

Research and development expenses decreased from $519,000 to $512,000 (or 1%) during the three month period ended March 31, 2012, compared to the three month period ended March 31, 2011. In the first quarter of 2012, Vringo’s research and development expenses mainly consisted of workforce and consulting related costs ($371,000, compared to $374,000 in the first quarter of 2011), as well as share based compensation costs ($35,000, compared to $82,000 in the first quarter of 2011). The decrease was mainly due to a decrease in shares based compensation expense, offset by higher patent expenses (an increase of $36,000 in the first quarter of 2012), following Vringo’s decision to enhance and diversify its intellectual property portfolio.

Research and development expenses decreased from $587,000 to $519,000 (12%) during the three month period ended March 31, 2011, compared to the three month period ended March 31, 2010. The decrease is mainly due to a separation agreement that Vringo entered into with its former Chief Technology Officer. This was offset by an increase in share based compensation expense in connection with 2011 and 2010 grants.

From inception through March 31, 2012, research and development expenses amounted to approximately $13.9 million. Of this amount, approximately $9.0 million was attributed to salaries and related expenses, $0.6 million to share based payments, $2.2 million was attributed to sub-contracting and consulting services, $0.9 million was attributed to operating expenses, $0.3 million was attributed to overhead and $0.9 million was attributed to patent expenses.

Vringo anticipates that its research and development costs will remain constant until after the consummation of the proposed Merger with Innovate/Protect. Following the completion of the proposed Merger, those costs may increase should Vringo seek to develop additional technology and intellectual property to diversify and enhance its business.

Marketing

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
Marketing	759	621	138	11,970

During the three month period ended March 31, 2012, marketing expenses increased by $138,000 (or 22%), to $759,000, from $621,000 in the three month period ended March 31, 2011. The increase in Vringo’s marketing expenses in the first quarter of 2012 was mainly due to an increase of $254,000 in non-cash share-based compensation expenses related to new grants in 2012 and the effect of the separation agreement signed between Vringo and its former CEO (an increase of $0.16 million). This increase was offset by a decrease of $81,000 in payroll expenses related to reclassification of 50% of the cost of Vringo’s President and newly appointed CEO in the United States, as of March 2012, to general and administrative expenses.

The increase in Vringo’s marketing expenses for the three month period ended March 31, 2011 was in part due to the hiring, in April 2010, of its President in the United States, whose efforts are focused on marketing and business development. In addition, the increase relates to the 2011 and 2010 options grants for marketing employees, thereby increasing the respective compensation expense. Furthermore, Vringo had an increase in public relations and advertising costs in connection with new commercial launches in 2011.

From inception through March 31, 2012, marketing expenses amounted to approximately $12 million. Of this amount, approximately $5.2 million was attributed to salaries, $1.4 million was attributed to share based payments and related expenses, $2.2 million was attributed to travel and trade shows, $1.6 million was attributed to sub-contracting and consulting services, $1.4 million was attributed to public relations services and customer acquisition expenses and $0.2 million was attributed to overhead expenses.

A significant portion of Vringo’s marketing activity relates to the launching of services with its global partners and building a pipeline for further agreements. In addition, Vringo conducts direct-to-consumer marketing activities in countries where Vringo has launched its services to build on the efforts of its partners. While Vringo does not expect to invest heavily in direct-to-consumer marketing activities in the future, Vringo does expect an increase in marketing expenses as it continues launching its service in different global markets. In certain markets, Vringo’s marketing efforts may include hiring local personnel to introduce Vringo to the market and purchasing rights to certain local content. As Vringo’s market reach grows, it expects its marketing expenses to continue to increase its visibility to potential partners.

General and Administrative

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
General and administrative	1,460	665	795	9,729

During the three month period ended March 31, 2012, general and administrative expenses increased by $795,000 (or 120%), to $1,460,000, from $665,000 during the three month period ended March 31, 2011. General and administrative expenses increased mostly due to the increase in various professional fees in connection with increased merger and acquisition activity (an increase of approximately $0.4 million, compared to the first quarter of 2011). In addition, there was an increase due to non-cash share based compensation expenses due to new option grants in 2012 and the effect of the separation agreement signed between Vringo and its former CEO (an increase of $0.16 million). Finally, an additional increase in expense in the first quarter of 2012, compared to the first quarter of 2011, was due to an increase in payroll expenses of $76,000, related mainly to reclassification of 50% of the cost of Vringo’s President and new CEO in the United States to general and administrative expenses.

During the three month period ended March 31, 2011, general and administrative expenses increased $471,000 (or 242%), to $665,000, from $194,000 in the three month period ended March 31, 2010. The increase is mostly due to increase in various professional fees in connection with becoming a public company. In addition, there was an increase due to additional insurance costs for Vringo’s directors’ and officers’ liability insurance and an increase in share based compensation expenses due to new option grants in 2011 and 2010.

From inception through March 31, 2012, general and administrative expenses totaled approximately $9.7 million. Of this amount, approximately $2.4 million was attributed to salaries and related expenses, $2.1 million was attributed to share based payments, $1.8 million was attributed to various office expenses, $2.8 million was attributed to professional fees and $0.6 million was attributed to depreciation and amortization.

Vringo expects that its general and administrative expenses will remain high, as Vringo expects to incur significant costs in connection with future merger, acquisition and financing activities. These costs will be reflected in increased accounting, legal and insurance costs. Vringo also expects that its compensation costs will increase significantly due to the recording of expense related to management share based compensation.

Non-operating Income (Expense), Net

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
Non-operating income (expense), net	(2,968)	592	(3,560)	(8,127)

During the three month period ended March 31, 2012, non-operating income (expense) changed by $3.6 million (or -603%), to an expense of $3.0 million, from an income of $0.6 million, in the three month period ended March 31, 2011.

In the three month period ended March 31, 2012, Vringo recorded non-operating expense in the amount of $3.0 million, which was mainly comprised of an expense of $2.6 million recorded in connection with issuance of the Reload Warrants accounted for as an inducement to convert convertible debt (see Notes 3 and 5 to the accompanying financial statements for the three months ended March 31, 2012), as well as an additional expense of $0.4 million, recorded due to adjustment of fair value of the Preferential Reload Warrants, Special Bridge Warrants and the Conversion Warrants.

In the three month period ended March 31, 2011, Vringo recorded non-operating income in the amount of $0.6 million, which was mainly comprised of an income of $0.7 million recorded due to decrease in the fair value of the Special Bridge Warrants and the Conversion Warrants and an expense on $0.1 million in connection with interest on venture loan.

The non-operating expense in the first quarter of 2010 was mainly comprised of $0.5 million in connection with the bridge financing and an interest expense of $0.1 million relating to the bridge notes and the venture loan.

From inception through March 31, 2012, non-operating income (expense) totaled approximately $8.1 million. This amount mainly included: income from interest on deposits of $0.2 million, interest expense on venture loan of $1.6 million, $0.1 million of debt extinguishment expense related to the Series B Convertible Preferred Stock, $0.2 million of debt extinguishment expenses as a result of the loan modification agreement with SVB/Gold Hill, $1.0 million of additional interest expense as a result of the conversion of the convertible loan, $0.3 million of warrant amortization and $1.1 million of additional interest expense from the Bridge Notes, $1.3 million as additional interest expense for warrants granted to lead investors of the Bridge Financing, $1.0 million income in connection with the settlement of the venture loan and $1.3 million expense recorded in connection with amortization of discount on convertible notes, and non-operating income of $0.1 million for the adjustment of the fair value of the Preferential Reload, Special Bridge and the Conversion Warrants. Finally, additional non-operating expense of approximately $2.6 million was recorded due to issuance of the Reload Warrants, accounted for as an inducement to convert convertible debt.

Taxes on Income

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)			($ – in thousands)
Income tax expense (benefit)	20	18	2	139

During the three month period ended March 31, 2012, Vringo recorded an income tax expense in the total amount of $20,000, which reflects an increase of $2,000 compared to tax expense of $18,000 recorded in the three month period ended March 31, 2011. In addition, income tax expense recorded during the three month period ended March 31, 2011 reflect a decrease of $2,000 compared to tax expense of $20,000 recorded in the three month period ended March 31, 2010.

Taxes on income are mainly due to taxable profits generated by Vringo’s subsidiary as a result of the intercompany cost plus agreement between Vringo and the subsidiary, whereby the subsidiary performs development and other services for Vringo and is reimbursed for its expenses plus 8%. For financial statements purposes, these profits are eliminated upon consolidation. The profits of the subsidiary benefitted from a tax holiday in the 2007 – 2008 tax years and a taxable loss in 2009, 2010 and 2011. Vringo expects a taxable income in its subsidiary in 2012 under the terms of the intercompany agreement. In addition, during the three month period ended March 31, 2012, 2011 and 2010, Vringo recorded income tax expense of $7,000, $12,000 and $0, respectively, in connection with tax withheld at source by Vringo’s partner in Malaysia, which Vringo does not expect to be reclaimed.

From inception through March 31, 2012, income tax expense totaled $139,000. Vringo expects tax expense to increase as its business grows and as Vringo’s subsidiary continues to generate taxable income under the intercompany cost plus agreement.

Year ended December 31, 2011, 2010 and the development stage period (cumulative from inception through December 31, 2011)

Revenue

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
Revenue	718	211	507	949

During the year ended December 31, 2011, Vringo recorded revenues of $718,000, which represents an increase of $507,000 (or 240%) from revenues recorded for the year ended December 31, 2010. The increase was mainly due to increased video ringtone subscription revenue in Malaysia ($312,000 in 2011, compared to the $94,000 in 2010), and the United Arab Emirates ($90,000 in 2011, compared to the $54,000 in 2010), development of FacetonesTM ($75,000 recognized in 2011), development of Fan Loyalty application ($80,000 recognized in 2011), Video ReMix platform ($30,000 recognized in 2011). In the first quarter of 2012, the number of subscribers in Malaysia was reduced due to system updates of recycled numbers from the regulated carrier database. Vringo does not expect this change to have a material effect on its revenue.

At the end of 2009, Vringo commenced monetization of its subscription service by launching with carriers primarily in Malaysia and Armenia. As a result, the increase in revenue in 2010, in the total amount of $191,000, was mainly related to revenues from those revenue-sharing agreements. In Malaysia, Vringo recognized $94,000 (compared to $2,000 in 2009). In Armenia, Vringo recognized $35,000 (compared to $17,000 in 2009). In addition, Vringo recorded $54,000 from subscription service launched in 2010 in the United Arab Emirates.

Cost of Revenue

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
Cost of revenue	155	180	(25)	366

During the year ended December 31, 2011, Vringo’s cost of revenue was $155,000, which represents an increase of $180,000 (-14%) from Vringo’s cost of revenue for the year ended December 31, 2010. Vringo’s cost of revenue is mainly comprised of cost of services related to the provision of content to end-users and cost of hosted servers needed to support Vringo’s service in markets where Vringo has launched its product. The decrease in cost of revenue recorded year ended December 31, 2011, compared with year ended December 31, 2010, is mainly related to a decrease in content purchases and content related amortization expenses.

Vringo commenced monetization of its subscription service model at the end of 2009. As a result, cost of revenue recorded in 2010 increased by 481%, or $149,000, compared to 2009.

Vringo expects that cost of revenue will increase over time, as Vringo diversifies the portfolio of its products. As some of these costs are fixed irrespective of Vringo’s revenues, Vringo expects its gross margin to increase, as its revenues increase.

Research and Development

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
Research and development	2,017	2,503	(486)	13,371

Research and development expenses decreased from $2,503,000 to $2,017,000 (-19%) during the year ended December 31, 2011, compared to the year ended December 31, 2010. The decrease is primarily due to lower salary and compensation expenses, a result of salary reductions (a decrease of $351,000 compared to 2010), offset by the effect of a separation agreement signed with one of the officers, and lower consulting costs (a decrease of $170,000 compared to 2010), all as part of the cost saving plan implemented by Vringo in early 2011.

Research and development expenses increased from $1,975,000 to $2,503,000 (27%) in the year ended December 31, 2010, compared to the year ended December 31, 2009. The increase in 2010 was mainly due to enhanced research and development efforts and increased share based compensation expenses, related to options granted in connection with the IPO in 2010.

Marketing

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
Marketing	2,193	2,183	10	11,211

Marketing expenses increased slightly from $2,183,000 to $2,193,000 (0%) during the year ended December 31, 2011, compared to the year ended December 31, 2010. The main changes were higher advertising costs, mainly in connection with FacetonesTM launch ($498,000 in 2011 compared to $279,000 in 2010), offset by a decrease in consulting costs mainly related to the cost saving plan implemented by Vringo in early 2011 ($195,000 in 2011 compared to $36,000 in 2010).

During the year ended December 31, 2010, marketing expenses increased by $431,000 (25%), to $2,183,000, from $1,752,000 in the year ended December 31, 2009. The growth in Vringo’s marketing expenses for the year ended December 31, 2010, was in part due to the hiring, in April 2010, of Mr. Perlman, Vringo’s current Chief Executive Officer, whose efforts are focused on marketing and business development. In addition, the growth relates to the vesting of 2010 options grants for employees, thereby increasing the respective compensation expense. Furthermore, Vringo had an increase in public relations and advertising costs in connection with new commercial launches in 2010.

General and Administrative

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
General and administrative	2,777	1,840	937	8,269

General and administrative expenses increased from $1,840,000 to $2,777,000 (51%) during the year ended December 31, 2011, compared to the year ended December 31, 2010. The increase was mainly due to higher professional fees connected to aborted merger and acquisition activities, venture loan settlement and December 2011 financing (an increase of $643,000 compared to 2010), due to increased share-based compensation (an increase of $290,000 compared to 2010), and increased cost of labor and expenses incurred in connection with being a public company (an increase of $45,000 compared to 2010).

During the year ended December 31, 2010, general and administrative expenses increased $272,000 (17.3%), to $1,840,000, from $1,568,000 in the year ended December 31, 2009. The increase is mostly due to the increase in various professional fees in connection with becoming a public company. In addition, there was an increase of in additional insurance costs for Vringo’s directors’ and officers’ liability insurance and an increase in compensation expenses due to new option grants in 2010.

Non-operating Income (Expense), Net

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
Non-operating income (expense), net	(965)	(3,412)	(2,447)	(5,159)

During the year ended December 31, 2011, Vringo recorded net non-operating expense in the amount of $1.0 million, compared to a net non-operating expense in the amount of $3.4 million, in the year ended December 31, 2010.

During the year ended December 31, 2011, Vringo recorded $1.0 million income in connection with the settlement of the venture loan. This income was offset by non-operating expense of approximately $0.4 million recorded in connection with the revaluation of the special bridge warrants and the conversion warrants and $1.5 million recorded in connection with interest and amortization of a discount on the venture loan and the convertible notes (including the recording of an additional beneficial conversion feature on the convertible notes).

During 2010, Vringo recorded non-operating expense, net in the amount of $3.4 million, primarily due to the recording of the bridge notes, issued on December 29, 2009, at their residual value at the closing of bridge financing, pursuant to which Vringo recorded additional interest costs for the bridge notes of $1.1 million. In addition, as a result of the conversion of the bridge notes Vringo recorded an additional interest expense of approximately $1.1 million on account of the beneficial conversion feature from the loan and an additional $0.1 million on account of the additional special bridge warrants issued to investors in the bridge financing, in addition to the original 795,200 such warrants issued upon the closing of bridge financing. Additional interest expense on account of the loan amortization of $0.3 million in addition to the interest expense recorded for the venture loan was also recorded in this period. In connection with the granting of the lead investor warrants

Vringo recorded additional interest expense of $1.3 million. Vringo also recorded approximately $0.1 million of interest expense for bridge notes and approximately $0.4 million of interest expense for the venture loan. In addition, Vringo recorded $1.0 million income in connection with the adjustment of the fair value of the special bridge warrants and conversion warrants.

During 2009, Vringo recorded non-operating expenses primarily in connection with interest on venture loan. In addition, Vringo recorded a loss of $0.18 million on extinguished debt from the modification of the terms of the venture loan in December 2009.

Taxes on Income

	Year Ended December 31,			Cumulative from inception to December 31, 2011
	2011	2010	Change
	U.S.$ thousands
Taxes on income	90	35	55	119

During the year ended December 31, 2011, Vringo recorded income tax expense in the total amount of $90,000, which reflects an increase of $55,000 compared to tax expense of $35,000 recorded in the year ended December 31, 2010. In addition, income tax expense recorded during the year ended December 31, 2010, which reflects a decrease of $38,000 compared to tax expense of $73,000 recorded in the year ended December 31, 2009. Taxes on income are mainly due to taxable profits generated by Vringo’s Israeli subsidiary, as a result of the intercompany cost plus agreement between Vringo and the subsidiary, whereby the subsidiary performs development and other services for Vringo and is reimbursed for its expenses plus 8%. In addition, during the year ended December 31, 2011 and 2010, Vringo recorded income tax expense of $35,000 and $5,000, respectively, in connection with tax withheld at source by Vringo’s partner in Malaysia, which Vringo does not expect to be reclaimed.

From inception through December 31, 2011, income tax expense totaled $119,000. Vringo expects tax expense to increase as its business grows and as its subsidiary continues to profit from the cost plus agreement.

Liquidity and Capital Resources

As of March 31, 2012, Vringo had a cash balance of $3.6 million and $2.7 million in net working capital. The increase of $2.4 million in Vringo’s cash balance from December 31, 2011 was mainly due to $3.65 million cash received from the exercise of approximately 90% of the then outstanding Special Bridge Warrants and Conversion Warrants in February 2012, offset by net cash used by Vringo in its business operations ($0.8 million) and cash used to fund the Merger with Innovate/Protect (approximately $0.4 million). As of March 31, 2012, Vringo’s total deficit in stockholders’ equity was approximately $1.0 million, mainly due to the exercise of the abovementioned warrants, offset by continued operating deficits from inception to date.

The Company believes that its current cash levels will be sufficient to support its activity into the first quarter of 2013. Based on current operating plans, additional resources that may be required for the continuation of Vringo’s operations approximates $0.9 million and $4.4 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. After taking into effect the Merger with Innovate/Protect, additional resources that may be required for the continuation of the combined operations approximates $4.3 million and $11.8 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. These estimates include a projected $0.7 million cash outflow for merger and integration costs relating to the Innovate/Protect combination, specifically for legal, accounting and exchange fees, as well as an expected increase in D&O insurance.

In addition, a significant portion of Vringo’s issued and outstanding warrants are currently “in the money” and the shares of common stock underlying such warrants will become freely tradable upon exercise after registration, with the potential of up to $5 million of incoming funds for Vringo. A Form S-3 Registration Statement was filed on March 30, 2012 and is pending approval by the Securities Exchange Commission. Provided that Vringo’s stock price remains at or near its current level, Vringo expects that the exercise of these instruments will generate substantial additional funds for its operations.

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by any of the Vringo entities, including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will be subject to certain conditions set forth in the commitment letter agreement and will terminate as described below. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. Although the combined company will have access to up to $6,000,000 of financing under this facility if it meets the conditions to the commitment, it intends not to draw down any amounts under this facility and instead will attempt to raise additional capital through equity or equity-linked financings as well as through the exercise of its outstanding warrants.

The continuation of Vringo’s business, as a going concern is dependent upon the successful consummation of the proposed Merger with Innovate/Protect, or similar merger or acquisition, financing, and upon the further development of Vringo’s products. There can be no assurance, however, that any such opportunities will materialize. Vringo anticipates that it will continue to issue equity and/or debt securities as a source of liquidity, when needed, until Vringo generates positive cash flow to support its operations. Vringo cannot give any assurance that the necessary capital will be raised or that, if funds are raised, it will be on favorable terms. Any future sales of securities to finance Vringo’s operations may require stockholder approval and will dilute existing stockholders’ ownership. Vringo cannot guarantee when or if Vringo will ever generate positive cash flow.

The Vringo preferred stock to be issued to the holders of Innovate/Protect preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E which is to be filed by Vringo prior to closing. The rights of the holders of Vringo preferred stock could adversely affect the combined company’s ability to raise additional funds, in particular, the Vringo preferred stock contains a covenant prohibiting Vringo, for a period of 18 months following the closing, from incurring indebtedness senior to the Vringo preferred stock in excess of $6 million in the aggregate (including the then outstanding principal amount of existing Innovate/Protect indebtedness); provided, that, this covenant shall not apply to indebtedness secured by assets of Vringo acquired after the closing in which the lender expressly subordinates to the holder of the Vringo preferred stock. In addition, in accordance with the terms and conditions of the Merger Agreement, Vringo may not currently incur any indebtedness without the consent of Innovate/Protect. As of May 31, 2012, the indebtedness of Vringo and Innovate/Protect were zero and $3.2 million, respectively. Therefore, following the consummation of the Merger, Vringo may incur up to $2.8 million of debt senior to the Vringo preferred stock without violating the provisions of the Vringo preferred stock (in addition to any amounts up to $6,000,000 that may be drawn down by Innovate/Protect under the Hudson Bay debt facility).

Cash flows

	Three month period ended March 31,			Cumulative from inception to March 31, 2012
	2012	2011	Change
	($ – in thousands)
Net cash used in operating activities	(1,215)	(1,517)	302	(30,518)
Net cash provided by (used in) investing activities	(5)	14	(19)	(611)
Net cash provided by financing activities	3,652	(345)	3,997	34,812

Operating activities

During the three month period ended March 31, 2012, net cash used in operating activities totaled $1.2 million. During the three month period ended March 31, 2011, net cash used in operating activities totaled $1.5 million. The decrease of $0.3 million in cash used in operating activities was mainly due to increased collection of receivables ($0.3 million the first quarter of 2012, compared to $0.1 million in the first quarter of 2011), as well as reduction in workforce related costs. The operating activities included merger and acquisition related expenses (increase of $0.45 million compared to the first quarter of 2011).

During the three month period ended March 31, 2011, net cash used in operating activities totaled $1.5 million. During the quarter ended March 31, 2010, net cash used in operating activities totaled $1.7 million. The decrease of $0.2 million used in operating activities was mainly due to reduction in workforce related costs in connection with the cost reduction plan implemented in the first quarter of 2011.

Vringo expects its net cash used in operating activities to increase due to costs related to merger and acquisition activity, as well as due to possible future financing activity. As Vringo moves towards greater revenue generation, Vringo expects that these amounts will be offset by revenue. Since Vringo receives most of its revenues directly from carriers whose payment schedules are generally net 90 days or longer, and Vringo’s suppliers’ payment schedules are generally net 30 days, Vringo does not expect the increase in revenue will initially increase its net cash from operating activities.

Investing activities

During the three month period ended March 31, 2012, net cash used in investing activities totaled $5,000. During the three month period ended March 31, 2011, net cash provided by investing activities totaled $14,000. This change of $19,000 in cash provided by investing activities was primarily due to the release of a short-term deposit, which was offset by the purchase of fixed assets in the first quarter of 2011. Fixed asset purchases in the three month period ended March 31, 2012, amounted to $5,000 compared to $7,000 for the three month period ended March 31, 2011.

Vringo expects that net cash used in investing activities will increase as it intends to continue to upgrade its computers and software in 2012. Moreover, as Vringo’s service continues to grow, it will need to increase its server capacity to meet the needs of its customers.

Financing activities

During the three month period ended March 31, 2012, net cash provided by financing activities totaled $3.65 million, which relates to the exercise of warrants in February 2012. Pursuant to agreements with warrant holders, Vringo issued Reload Warrants at an exercise price of $1.76 per share, with the potential for raising up to an additional $5.0 million.

Vringo expects to continue to see a net cash inflow from financing activities, as a result of possible inflows from the exercise of warrants and options granted to employees management and consultants.

	Year ended December 31,			Cumulative from inception to December 31,
	2011	2010	Change	2011
	U.S.$ thousands
Net cash used in operating activities	(5,380)	(6,361)	(981)	(29,303)
Net cash provided by (used in) investing activities	(6)	2,499	(2,505)	(606)
Net cash provided by financing activities	1,198	8,520	7,322	31,160

Operating activities

During the year ended December 31, 2011, net cash used in operating activities totaled $5.4 million. During the year ended December 31, 2010, net cash used in operating activities totaled $6.4 million. The $1.1 million decrease in net cash used in operating activities was primarily due to increase in revenue and a reduction in workforce related costs, in connection with the cost reduction plan implemented in the early part of 2011.

During the year ended December 31, 2009, net cash used in operating activities totaled $4.8 million. The increase of $1.6 million used in operating activities, compared to 2009, was mainly due to payments to service providers in connection with the IPO, and other payments made in connection with becoming a public company. These costs included: auditors fees, increased directors insurance and legal counsel.

Investing activities

During the year ended December 31, 2011, net cash used in investing activities totaled $6,000. These included a decrease in restricted deposit in the total amount of $21,000 and asset purchases in 2011, in the total amount of $27,000. Fixed asset purchases in the year ended December 31, 2010 amounted to $86,000 compared to $34,000 for the year ended December 31, 2009. The increase in fixed asset purchases in 2010 was due to the need to replace certain fixed assets that had fully depreciated and to improve the servers in the research and development facility of our Israeli subsidiary.

During the year ended December 31, 2010, net cash provided by investing activities totaled $2.5 million. During the year ended December 31, 2009, net cash used in investing activities totaled $2.6 million. This increase of $5.1 million provided by investing activities is primarily due to the release of proceeds from the bridge financing from escrow, which was slightly offset by the purchase of fixed assets.

Financing activities

During the year ended December 31, 2011, net cash provided by financing activities totaled $1.2 million, which relates to the repayment and settlement of the venture loan in the total amount of $2.1 million on the one hand, and receipt of proceeds from issuance of convertible notes, in the total amount of $2.5 million, plus, receipt of proceeds from December 2011 financing in the total amount of $0.85 million, on the other. See also Notes 8, 9 and 11, to the accompanying financial statements for the year ended December 31, 2011.

During the year ended December 31, 2010, net cash provided by financing activities totaled $8.5 million, which relates to the net proceeds received as a result of the IPO, partially offset by repayment of principal on the venture loan, in the total amount of $0.8 million.

During the year ended December 31, 2009, net cash provided by financing activities totaled $2.2 million, which relates to issuance of Bridge Notes, in the total amount of $2.98 million, partially offset by repayment of principal on the venture loan, in the total amount of $0.8 million.

Future operations

In March 2012, Vringo entered into the Merger Agreement with Innovate/Protect. Vringo believes that the Merger, if consummated, will maximize the economic benefits of Vringo’s intellectual property portfolio, add significant talent in technological innovation, and potentially enhance Vringo’s opportunities for revenue generation through the monetization of the combined company’s assets. Innovate/Protect is the owner of certain patent assets acquired from Lycos, one of the largest search engine websites of its kind in the mid-late 1990s, including technologies that remain critical to current search platforms. The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied and the Merger will be consummated.

In the fourth quarter of 2011, Vringo announced an agreement with ZTE Corporation, the largest handset maker in China and fourth-largest globally, to preload the FacetonesTM application on Android handsets, which is scheduled to commence late in the second quarter or in the third quarter of 2012. As part of the commercial terms of the agreement, these handsets will be sold via mobile phone operators and through various OEM contracts. Similar arrangement are being pursued with other handset manufacturers, although there can be no assurance that any such opportunities may arise.

Vringo is currently in discussions with several potential strategic partners and mobile carriers and Vringo will be pursuing additional agreements over the next 12 to 24 months. In addition, Vringo is continuing to explore further opportunities for strategic business alliances, however, there can be no assurance that any such opportunities may arise, or that any such opportunities will be consummated.

If the Merger is consummated, together with the executive team from Innovate/Protect, Vringo anticipates the creation of additional products and services that will be distributed through Vringo’s existing operator and handset relationships.

Off-Balance Sheet Arrangements

Vringo has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Vringo does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

While Vringo’s significant accounting policies are more fully described in the notes to Vringo’s consolidated financial statements for the year ended December 31, 2011, Vringo believes the following accounting policies to be the most critical in understanding the judgments and estimates Vringo use in preparing its consolidated financial statements.

Accounting for Stock-based Compensation

Vringo accounts for stock-based awards under FASB ASC718, “Compensation — Stock Compensation” (formerly SFAS 123R, “Share-Based Payment”), which requires measurement of compensation cost for stock-based awards at fair value on the date of grant and the recognition of compensation over the service period in which the awards are expected to vest. In addition, for options granted to consultants, FASB ASC 505-50, “Equity-Based Payments to Non Employees” is applied. Under this pronouncement, the measurement date of the option occurs on the earlier of counterparty performance or performance commitment. The grant is revalued at every reporting date until the measurement date. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results differ from Vringo’s estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. Vringo considers various factors when estimating expected forfeitures, including historical experience. Actual results may differ substantially from these estimates.

Vringo determines the fair value of stock options granted to employees, directors and consultants using the Black-Scholes-Merton and the Lattice (for out-of-money option grants and the Monte-Carlo (for grants that include market conditions)) valuation models, those require significant assumptions regarding the expected stock price volatility, the risk-free interest rate and the dividend yield, and the estimated period of time option grants will be outstanding before they are ultimately exercised. Due to insufficient history, Vringo estimates its expected stock volatility based on historical stock volatility from comparable companies.

In January 2012, Vringo’s board of directors approved an acceleration of option vesting for all option holders should Vringo be subject to a change of control in a merger and/or acquisition transaction. In addition, in March 2012, the board of director approved participation of all outstanding options, except for those grants pursuant to separation arrangements, in future dividends, if any, as well as the acceleration of vesting of certain outstanding options, according certain market conditions. In addition, upon a subsequent change of control, defined as a more than 50% change in shareholder ownership excluding the transaction Innovate/Protect, 75% of the then unvested options held by each grantee shall automatically vest. Moreover, all outstanding options granted to members of the board of directors shall fully vest if a member of the board of directors ceases to be a director at any time during the six-month period immediately following a change of control. As of March 31, 2012, Vringo expects to account for no dividends payouts, acceleration of vesting triggered by the Merger with Innovate/Protect will be accounted for upon the consummation of the proposed Merger; moreover, it assumes that the estimated effect of acceleration pursuant to meeting the abovementioned market conditions will be immaterial, due to low probability of occurrence, please refer to Note 5 to the accompanying financial statements for the three months ended March 31, 2012.

These option pricing models utilize various inputs and assumptions, which are highly subjective. Had Vringo used different assumptions, its results may have been significantly different. For further information on judgments and assessments used, please refer to Note 11 to the consolidated financial statements of Vringo for the year ended December 31, 2011.

Valuation of Financial Instruments

On December 29, 2009, Vringo consummated a bridge financing pursuant to which Vringo issued 5% subordinated convertible promissory notes, ("Bridge Notes"), in the aggregate amount of $2.98 million in a private placement, as well as warrants to purchase 795,200 shares of common stock (the“Special Bridge Warrants", and collectively with the Bridge Notes, the“Bridge Financing"). Proceeds from the Bridge Financing were first allocated to the Special Bridge Warrants, which were classified as a derivative liability and recorded at fair value, with the residual amount allocated to the Bridge Notes.

On December 1, 2011, Vringo entered into financing agreements which triggered anti-dilution provisions in certain of its outstanding warrants. As a result, the exercise price was reduced to $0.94 and the number of Special Bridge Warrants outstanding was adjusted to 2,528,615. Between February 6 and February 14, 2012, Vringo entered into agreements with holders of the Special Bridge Warrants, pursuant to which such holders exercised 2,274,235 Special Bridge Warrants (see also to Notes 3 and 5 to the accompanying financial statements). As of March 31, 2012, the Special Bridge Warrants were revalued using the Black-Scholes-Merton and the Monte-Carlo models. As the terms of these warrants include a special down-round protection clause, i.e. in a new issuance of common stock at a lower price than the current exercise price, the current exercise price will be lowered to the new issuance price and the number of warrants granted will increase so that the total exercisable value remains as under the original terms. As of March 31, 2012, Vringo estimated 30% probability of such protection being activated in September 2012. Vringo had estimated the value of the down-round protection using a Monte-Carlo simulation. The following assumptions were used: 82.95% expected volatility, a risk-free interest rate of 0.50%, estimated life of 2.75 years and no dividend yield.

Upon the consummation of the IPO, the Bridge Notes automatically converted into 864,332 shares of common stock and 1,728,664 warrants (the“Conversion Warrants"). The Conversion Warrants have down-round protection clauses, i.e. in a new issuance of common shares at a lower price than the current exercise price, the current exercise price will be adjusted to the new issuance price. On December 1, 2011, Vringo entered into financing agreements which triggered anti-dilution provisions in certain of its outstanding warrants. As a result, the exercise price was reduced to $0.94. Between February 6 and February 14, 2012, Vringo entered into agreements with holders of the Special Bridge Warrants and Conversion Warrants, pursuant to which such holders exercised 1,554,758 Conversion Warrants (see also to Notes 3 and 5 to the accompanying financial statements). As of March 31, 2012, the Conversion Warrants were revalued using the Black-Scholes-Merton and the Monte-Carlo models. As the terms of these warrants include a special down-round protection clause, i.e. in a new issuance of common stock at a lower price than the current exercise price, the current exercise price will be lowered to the new issuance price and the number of warrants granted will increase so that the total exercisable value remains as under the original terms. As of March 31, 2012, Vringo estimated 30% probability of such protection being activated in September, 2012. Vringo had estimated the value of the down-round protection using a Monte-Carlo simulation. The following assumptions were used: 79.26% expected volatility, a risk-free interest rate of 0.60%, estimated life of 3.23 years and no dividend yield.

Between February 6 and February 14, 2012, Vringo entered into agreements with holders of the Special Bridge Warrants and Conversion Warrants, pursuant to which such holders exercised 2,274,235 Special Bridge Warrants and 1,554,758 Conversion Warrants to purchase an aggregate of 3,828,993 shares of its common stock for aggregate proceeds of approximately $3.6 million. In addition, Vringo issued Reload Warrants to purchase an aggregate of 2,660,922 shares of common stock at an exercise price of $1.76 per share in consideration for the immediate exercise of the warrants. 1,392,972 of the Reload Warrants bear down-round protection clauses; as a result, they will be classified as a long term derivative liability and recorded at fair value (“Preferential Reload Warrants”). At the issuance date fair value, in the total amount of $1,476 thousand was calculated using the Black-Scholes-Merton and the Monte-Carlo models (see also to Notes 3 and 5 to the accompanying financial statements), using the following assumptions: 72.89% expected volatility, a risk-free interest rate of 0.79%, estimated life of 5 years and no dividend yield. The fair value of the common stock was $1.76. Vringo estimated there is a 30% probability that down-round protection will be activated in September 2012. As of March 31, 2012 fair value of the Preferential Reload Warrants was calculated using the Black-Scholes-Merton and the Monte-Carlo models, using the following assumptions: 73.13% expected volatility, a risk-free interest rate of 1.05%, estimated life of 4.86 years and no dividend yield. Vringo estimated there is a 30% probability that down-round protection will be activated in September 2012.

Had Vringo made different assumptions about the fair value of the stock price (before it was publicly traded), risk-free interest rate, volatility, the impact of the down-round provision, or the estimated time that the above-mentioned warrants will be outstanding before they are ultimately exercised, the recorded expense, its net loss and net loss per share amounts could have been significantly different.

Accounting for Income Taxes

As part of the process of preparing Vringo’s consolidated financial statements, Vringo is required to estimate its income taxes in each of the jurisdictions in which Vringo operates. This process involves management estimating Vringo’s actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Vringo’s consolidated balance sheet. Vringo must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent Vringo believes that recovery is not more likely than not, Vringo must establish a valuation allowance. Significant management judgment is required in determining Vringo’s provision for income taxes, Vringo’s deferred tax assets and liabilities and any valuation allowance recorded against Vringo’s net deferred tax assets. At March 31, 2012 and December 31, 2011, Vringo has fully offset its U.S. net deferred tax asset with a valuation allowance. Vringo’s lack of earnings history and the uncertainty surrounding its ability to generate U.S. taxable income prior to the expiration of such deferred tax assets were the primary factors considered by management in establishing the valuation allowance.

ASC 740, “Income Taxes” (formerly FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109”), prescribes how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Additionally, for tax positions to qualify for deferred tax benefit recognition under ASC 740, the position must have at least a “more likely than not” chance of being sustained upon challenge by the respective taxing authorities, which criteria is a matter of significant judgment.

Recently Issued Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This ASU amends current fair value measurement and disclosure guidance to include increased transparency around valuation input and investment categorization. ASU 2011-04 is effective for fiscal years and interim periods beginning after December 15, 2011, with early adoption not permitted. The adoption of ASU 2011-04 in the first quarter of 2012 did not have an impact on Vringo’s financial position, results of operations, or cash flows.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In December 2011, the FASB issued ASU 2011-12 Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 deferred the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 and must be applied retrospectively. The adoption of ASU 2011-05 in the first quarter of 2012 did not have an impact on Vringo’s financial position, results of operations, or cash flows.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities, which require companies to disclose information about financial instruments that have been offset and related arrangements to enable users of their financial statements to understand the effect of those arrangements on their financial position. Companies will be required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. Vringo does not expect the adoption of ASU 2011-11 in the first quarter of 2013 to have an impact on Vringo’s financial position, results of operations, or cash flows.

INNOVATE/PROTECT’S BUSINESS

Overview

Innovate/Protect was formed in June 2011 to maximize the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets (or interests therein) and then monetize such assets through a variety of value enhancing initiatives, including, but not limited to:

•	licensing,
•	customized technology solutions,
•	strategic partnerships; and
•	litigation.

Innovate/Protect’s management team and board of directors are comprised of accomplished inventors, experienced investors and persons it believes are leaders in the intellectual property enforcement industry. Innovate/Protect’s management team has access to leading patent attorneys, patent brokers, company liquidators and others who will assist Innovate/Protect in exploring, acquiring, developing and monetizing intellectual property assets. Innovate/Protect believes that the depth and experience of its management provides Innovate/Protect with important competitive strengths as it seeks to execute and expand its business model.

While Innovate/Protect’s present operations are limited to prosecuting its initial claims relating to the Lycos’s patents, its plan of operation over the next 12 months, in addition to continuing the prosecution of such claims, will be to expand its business through acquisitions of additional patent and other intellectual property assets that it will seek to monetize.

Innovate/Protect was incorporated under the laws of the State of Delaware on June 8, 2011. On September 6, 2011, it changed its name from Labrador Search Corporation to Innovate/Protect, Inc. Innovate/Protect has two wholly-owned subsidiaries, I/P Engine and I/P Labs. I/P Engine was incorporated in Virginia on June 14, 2011 under the name Smart Search Labs, Inc. and its name was changed from Smart Search Labs, Inc. to I/P Engine, Inc. in September 2011. I/P Labs was incorporated in Delaware on June 8, 2011 under the name Scottish Terrier Capital, Inc. and its name was changed from Scottish Terrier Capital, Inc. to I/P Labs, Inc. in September 2011.

Background of the Lycos Patents

Upon formation in June 2011, Innovate/Protect acquired its initial patent assets from Lycos through its wholly-owned subsidiary, I/P Engine. Such assets were comprised of eight patents (the “Lycos Patents”) relating to information filtering and search technologies. Andrew Kennedy Lang, Innovate/Protect’s Chief Executive Officer, Chief Technology Officer, President and director, and Donald Kosak, a consultant to I/P Engine, are the inventors of the Lycos Patents. As described further below, Innovate/Protect is initially seeking to monetize the Lycos Patents through litigation.

In the mid-to-late 1990s, the amount of content (e.g., web pages) available on the Internet was relatively small compared to today. Users frequently accessed Internet web pages by visiting portal sites, which presented content categorized into directories through which the users could select links to available web pages. Lycos was one of the leading portal sites of this time, which initially launched its website in 1994. Lycos’ website included a directory-based portal and a query-based search engine, pursuant to which both systems provided access to its content catalog. By 1996, Lycos’ content catalog had grown substantially and it was one of the largest websites of its kind. Other large portal search sites at the time also maintained large content catalogs. As the volume of available Internet content continued to grow, manual categorization processes presented efficiency and resource challenges in terms of the amount of material to be categorized and the accuracy of such categorization.

Lycos engaged WiseWire Corporation, which was formed by Mr. Lang in 1995 and also employed Mr. Kosak, to develop filtering techniques to more efficiently, and automatically, categorize content for Lycos’ directories. Messrs. Lang and Kosak adapted their filtering techniques to apply to search systems and invented filtering systems and methods that filter items such as web pages and advertisements for content relevancy to a search query (known as a wire). Messrs. Lang and Kosak’s inventions incorporate feedback information from prior users, and in filtering the items, combine the provided feedback information with the content relevancy information to determine whether (or where) an item should be included, or ranked, in a search results response to the query or the wire. After working together on several projects for Lycos’ website, Lycos acquired WiseWire for $39.75 million. Messrs. Lang and Kosak then joined Lycos, with Mr. Lang as Chief Technology Officer and Mr. Kosak as Senior Director of Engineering. Mr. Kosak later became Lycos’ Chief Technology Officer.

The Lycos Patents are comprised of eight patents relating to information filtering and search technologies. Below is a summary of the Lycos Patents:

Application Number	Country	Filing Date	Patent Number	Grant Date	Expiration Date	Title
09204149	United States	12/03/1998	6314420	11/06/2001	12/03/2018	Collaborative/Adaptive Search Engine
10045198	United States	10/22/2001	6775664	08/10/2004	10/22/2021	Information Filter System and Method for Integrated Content-Based and Collaborative/Adaptive Feedback Queries
08627436	United States	04/04/1996	5867799	02/02/1999	04/04/2016	An Information System and Method for Filtering a Massive Flow of Information Entities to Meet User Information Classification Needs
09186407	United States	11/05/1998	5983214	11/09/1999	11/05/2018	System and Method Employing Individual User Content-Based Data and User Collaborative Feedback Data to Evaluate the Content of an Information Entity in a Large Information Communication Network
09195709	United States	11/19/1998	6029161	02/22/2000	11/19/2018	Multi-level Mindpool System Especially Adapted to Provide Collaborative Filter Data for a Large Scale Information Filtering System
09195708	United States	11/19/1998	6308175	10/23/2001	11/19/2018	Integrated Collaborative/Content-Based Filter Structure Employing Selectively Shared, Content-Based Profile Data to Evaluate Information Entities in a Massive Information Network
09587144	United States	06/02/2000	6640218	10/28/2003	06/02/2020	Estimating the Usefulness of an Item in a Collection of Information
09803540	United States	03/09/2001	7228493	06/05/2007	03/09/2021	Serving Content to a Client

The Senior Secured Notes issued to Hudson Bay and discussed further below are secured by a first priority perfected security interest in all of Innovate/Protect’s and Innovate/Protect’s subsidiaries’ assets, including but not limited to the patents described above, as evidenced by a pledge and security agreement and guaranties of the subsidiaries of Innovate/Protect.

Background on Intellectual Property Asset Enforcement Market

The United States patent system grants the holder of a patent the exclusive right to exclude others from practicing the patented technology for the term of the patent, and leaves the holder to his, her or its own devices to enforce these rights when such patented technology is infringed upon by others. The term of a patent is the maximum period during which it can be maintained into force. Under current United States law, the term of a patent is 20 years from the earliest claimed filing date (which can be extended via Patent Term Adjustment and Patent Term Extension). For applications filed before June 8, 1995, the term is 17 years from the issue date or 20 years from the earliest claimed domestic priority date, the longer term applying.

Aggrieved patent holders may seek to bring enforcement actions against the infringing parties. They may engage attorneys on a full-fee basis, or enter into a contingency agreement. In a contingency arrangement, attorneys seek a portion of the revenue derived from licensing the patented technology.

Innovate/Protect’s Initial Litigation

As one of the means of realizing the value of the Lycos Patents, on September 15, 2011, Innovate/Protect initiated (through I/P Engine) litigation in the United States District Court, Eastern District of Virginia, against AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation for patent infringement regarding two of the Lycos Patents (U.S. Patent Nos. 6,314,420 and 6,775,664). The case number is 2:11 CV 512-RAJ/FBS, and is pending in the Norfolk Division.

The court docket for the case, including the parties’ briefs, is publicly available on the Public Access to Court Electronic Records website (“PACER”), www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

As described above, the asserted patents relate to relevance filtering technology used in the search engine industry to place high quality advertisements in the best positions on websites and thereby maximizing the potential for generating substantial advertising revenue to the website owner. In this lawsuit, Innovate/Protect alleges that the defendants have used, and continue to use, search and search advertising systems that infringe upon Innovate/Protect’s relevant filtering patents. Innovate/Protect is seeking unspecified compensatory damages, past and future, amounting to no less than reasonable royalties, and attorneys’ fees.

The complaint states that the accused systems use the patented technology by filtering and presenting search and search advertising results based on a combination of (i) an item’s content relevance to a search query; and (ii) click-through rates from prior users relative to that item. For example, the complaint alleges that Google has adopted the patented technology with its use of Quality Score. Google’s search advertising systems filter advertisements by using Quality Score, which is a combination of an advertisement’s content relevance to a search query (e.g., the relevance of the keyword and the matched advertisement to the search query), and click-through rates from prior users relative to that advertisement (e.g., the historical click-through rate of the keyword and matched advertisement).

The complaint alleges that, after adopting the patented technology, Google’s market share significantly grew and its profits from search advertising considerably outpaced those of other pay per click advertising providers. Google also allows third party publishers, for example AOL, IAC, Target and Gannett Media, to display advertising search results in response to search queries made on the third party websites.

On November 4, 2011, I/P Engine entered into a stipulation with all of the defendants, which provided, among other things, that: (i) I/P Engine would provide the defendants with a preliminary identification of the asserted claims, and representative claim charts, (ii) the defendants would provide an initial production of technical documents; and (iii) the defendants would not move or otherwise seek to transfer or sever any party from the action, or otherwise assert that the Eastern District of Virginia is inconvenient for any reason.

The defendants filed their answers to the complaint on November 14, 2011, and also asserted declaratory judgment counterclaims of non-infringement and invalidity. On November 28, 2011, all defendants (except AOL, which asserted no such allegation) amended their counterclaims to remove an allegation of unenforceability. On December 5, 2011, I/P Engine filed answers to AOL’s counterclaims. On December 9, 2011, I/P Engine filed answers to the counterclaims of the remaining defendants.

On February 15, 2012, the Court entered a scheduling order in the case setting the claim construction hearing for June 4, 2012 and trial for October 16, 2012. The claim construction hearing is commonly referred to as a Markman hearing after the Supreme Court case that explained the process by which courts must determine the meaning of particular terms or phrases with the claims asserted in the patent-in-suit. The claims in a patent are what determine the scope of the patent’s right to exclude infringing technology. Each claim comprises a set of limitations: specific terms or phrases that define the technology covered by the claim. The parties will apply that claim construction when presenting the case to the jury.

On March 15, 2012, Google submitted a request to the USPTO for ex parte reexamination of U.S. Patent No. 6,314,420, one of the two patents-in-suit. The request was deposited on March 16, 2012 and was assigned

Control No. 90/009,991. Innovate/Protect expected Google to seek reexamination and believes this request is a standard and typical tactic used by defendants in patent litigation cases. The filing of a request for reexamination is the first step in a process that ordinarily takes several years. On April 26, 2012, the USPTO vacated Google’s request for ex parte reexamination for failing to follow to the requirements set forth in the USPTO’s regulations. On May 24, 2012, Google submitted their request to the USPTO. This resubmission purports to address the issues identified by the USPTO. Google’s request has not resulted in any delay of the dates set out in the Court's scheduling order dated February 15, 2012.

Discovery has commenced; the parties have served and responded to written discovery requests and have produced documents. Further discovery, including depositions, is expected to occur in the next few months. Near the end of discovery, the parties will exchange expert reports. Innovate/Protect expects that defendants will make several attempts to avoid trial.

Within the Markman, or claim construction process, the court reviewed the parties competing definitions for specific terms within the asserted claims. Both parties submitted two rounds of briefing to the court that provided arguments for their proposed definitions. The opening claim construction briefs were filed on April 12, 2012, and the responsive claim construction briefs were filed on May 3, 2012. At the Markman hearing on June 4, 2012, the court heard arguments from both sides in support of their positions. On June 15, 2012, the court issued a Memorandum Opinion & Order providing binding definitions for the contested terms. The court’s definitions to the patent claims established the boundary markings of the claimed technology and inform both parties’ expert reports and testimony as well as the parties’ arguments to the jury. The court’s Memorandum Opinion & Order construing the contested terms is publicly available on the Public Access to Court Electronic Records (PACER) electronic public access service at http://www.pacer.uscourts.gov/, and was also filed by Vringo with the Securities and Exchange Commission.

Although Innovate/Protect’s intention is to expand its business through the acquisition of additional patent and intellectual property assets, the viability of Innovate/Protect currently depends on the outcome of this lawsuit.

Growth Strategy

Through Innovate/Protect’s wholly owned subsidiary, I/P Engine, Innovate/Protect intends to continue to seek to generate license revenue and related cash flows from parties who infringe on or use the Lycos Patents.

In addition to prosecuting and seeking to monetize Innovate/Protect’s rights in the Lycos Patents, Innovate/Protect intends to acquire additional intellectual property assets and monetize the value therefrom, although it is not a party to any agreement or understanding to acquire any such assets as of the date of this prospectus.

A key element of Innovate/Protect’s business plan will be its ability to provide liquidity to inventors and other intellectual property holders by allowing them to sell all of, or interests in, such intellectual property to Innovate/Protect in exchange for cash or other interests. Such other interests could include interests in existing intellectual property litigation claims. Leveraging the extensive experience of Innovate/Protect’s management, through engaging in a robust due diligence and risk underwriting process aimed at evaluating the merits and potential value of these assets, Innovate/Protect seeks to structure its investments in these assets in a manner that will create the potential for Innovate/Protect to achieve superior risk-adjusted returns. Innovate/Protect believes that its capital resources and potential access to capital, together with the strength of its management team in the intellectual property arena, will allow Innovate/Protect to assemble a portfolio of quality assets with short- and long-term revenue opportunities.

Innovate/Protect also intends to seek the continued involvement of the inventors of the respective intellectual property assets, and intend to partner with such inventors in its efforts to maximize the revenue that can be realized from the intellectual property assets. Innovate/Protect believes that involving the respective inventors in the monetization of their inventions will make it an attractive partner for the inventor community, and Innovate/Protect believes that securing access to the inventors’ knowledge will help it in its efforts to monetize these assets.

Beyond potential licensing or other revenue Innovate/Protect may receive from companies that make use of its intellectual property, Innovate/Protect believes there are further opportunities to generate revenue from companies that could improve their products and revenue through the addition of Innovate/Protect’s technology to their products. In addition to being a potential revenue source for Innovate/Protect, this aspect of Innovate/Protect’s business may lead to further innovations and new intellectual property being developed, which it will seek to retain and monetize.

Competition

Innovate/Protect expects to encounter significant competition from others seeking to acquire interests in intellectual property assets and monetize such assets. Most of Innovate/Protect’s competitors have much longer operating histories, and significantly greater financial and human resources, than it has. Entities such as VirnetX (NYSE:VHC), Acacia Research Corporation (NASDAQ:ACTG), Allied Security Trust, Altitude Capital Partners, Augme Technologies Inc. (OTCBB:AUGT) Intellectual Ventures, Coller IP, Ocean Tomo, RPX Corporation (NASDAQ:RPXC), Rembrandt IP Management and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets. Innovate/Protect expects others to enter the market as the true value of intellectual property is increasingly recognized and validated. In addition, competitors may seek to acquire the same or similar patents and technologies that it may seek to acquire, making it more difficult for Innovate/Protect to realize the value of its assets.

Relationship with Hudson Bay Master Fund Ltd.

Hudson Bay is the principal stockholder of Innovate/Protect and holds significant control rights with respect to the management of its business and assets. On June 22, 2011, Innovate/Protect consummated a private placement transaction with Hudson Bay whereby Hudson Bay purchased 6,968 shares of Innovate/Protect’s Series A Preferred for $1,800,000 and Senior Secured Note of Innovate/Protect in the aggregate principal amount of $3,200,000.

The shares of Series A Preferred may be converted by Hudson Bay into shares of Innovate/Protect’s common stock. The conversion formula is subject to adjustments and anti-dilution protections, including but not limited to, adjusting the conversion price to account for the issuance of additional securities by Innovate/Protect below the existing conversion price and for stock splits, stock dividends and recapitalizations of Innovate/Protect’s capital stock.

Hudson Bay is entitled to vote the shares of Series A Preferred on an as converted basis, giving Hudson Bay effective control over Innovate/Protect, and as the Series A Preferred holder, Hudson Bay is entitled to vote together with the holders of the common stock as a single class on all matters. As the holder of Series A Preferred, Hudson Bay also has the right to vote separately as a class to elect a majority of Innovate/Protect’s board of directors and the terms of the Series A Preferred restricts Innovate/Protect from performing certain actions without the prior consent of Hudson Bay.

At Hudson Bay’s option, the shares of the Series A Preferred are also subject to redemption upon certain triggering events such as (i) Innovate/Protect’s failure or refusal to convert the Series A Preferred into shares of common stock, (ii) Innovate/Protect’s failure to have a sufficient number of authorized shares of common stock reserved for conversion of the Series A Preferred, (iii) any default, redemption or acceleration of any indebtedness of Innovate/Protect or its subsidiaries, (iv) Innovate/Protect voluntarily commences a bankruptcy proceeding on Innovate/Protect’s behalf, Innovate/Protect consents to involuntary bankruptcy, appointment of a receiver, trustee, assignee, liquidator or similar official for bankruptcy purposes, a general assignment for the benefit of creditors or admit in writing that Innovate/Protect is generally unable to pay its debts as they become due, or (v) a judgment against Innovate/Protect in an amount in excess of $250,000. In addition, pursuant to the terms of the Series A Preferred, Innovate/Protect’s board of directors must obtain written approval from Hudson Bay to issue any capital stock superior, pari-passu or junior in rank to the Series A Preferred.

Pursuant to its terms, the Senior Secured Note matures on June 22, 2014 and accrues interest at a rate of 0.46%, with interest being payable on the first calendar day of each quarter after the issuance date. In the event of default, the interest rate will increase to 18%. The Senior Secured Note is also subject to redemption rights, whereby upon the occurrence of an event of default or a change in control of Innovate/Protect, Hudson Bay may request redemption of the Senior Secured Note in cash at a price equal to 125% of the then outstanding principal and accrued interest under the Senior Secured Note. Further, beginning on March 22, 2012, Hudson Bay may request Innovate/Protect to redeem up to $2,000,000 of the aggregate principal amount of the Senior Secured Note. Pursuant to a letter agreement dated March 12, 2012, by and between Innovate/Protect and Hudson Bay, Hudson Bay agreed not to exercise its right of redemption until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement or (ii) the effective time of the Merger; provided that if the Merger is consummated, the Note will be amended and restated and the holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, Hudson Bay agreed that until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement and (ii) the effective time of the Merger, it shall not sell, transfer, dispose of or encumber (x) the Senior Secured Note or any portion thereof or interest thereon unless the recipient of such Senior Secured Note agrees in writing with Innovate/Protect to adhere to Hudson Bay’s obligations pursuant to the letter agreement or (y) any shares of Innovate/Protect Series A Stock, unless the recipient of such Innovate/Protect Series A Stock grants Hudson Bay a proxy with respect to the voting of such Innovate/Protect Series A Stock with respect to the Merger Agreement, the Merger and any related matter or agrees in writing with Hudson Bay to vote in accordance with any and all instructions that Hudson Bay may deliver to such recipient with respect to the Merger Agreement, the Merger or any related matter. The Senior Secured Note ranks senior to all outstanding and future indebtedness of Innovate/Protect and is secured by a first priority perfected security interest in all of Innovate/Protect and its subsidiaries’ assets (including the Lycos Patents).

On September 1, 2011, Innovate/Protect issued to Hudson Bay a warrant to purchase 250,000 shares of common stock in exchange for Hudson Bay agreeing to waive its anti-dilution rights with respect to certain transactions and for waiving its right to future directors’ fees for its principals. The warrant is exercisable for five years to purchase one share of Innovate/Protect’s common stock at an exercise price of $1.00 per share. Such warrant is immediately exercisable and subject to cashless exercise provisions.

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by any of the Vringo entities, including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. Hudson Bay’s commitment to provide such facility is subject to (a) the consummation of the Merger without any amendment or modification (unless consented to in writing by Hudson Bay), (b) at the time of any request to provide the facility, the satisfaction of each of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement, (c) at all times after the consummation of the Merger and prior to the termination of the commitment letter agreement, Vringo using its best efforts to raise capital by issuing equity securities of Vringo and/or securities convertible, exercisable or exchangeable for equity securities of Vringo, (d) the execution by Innovate/Protect and Hudson Bay of all documents necessary for the consummation of the transaction contemplated by the commitment on terms and conditions in all respects acceptable and satisfactory to Innovate/Protect and Hudson Bay, (e) no Vringo entity shall have, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commenced a voluntary case, (B) consented to the entry of an order for relief against it in an involuntary case, (C) consented to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) made a general assignment for the benefit of its creditors or (E) admitted in writing that it is generally unable to pay its debts as they become due, (f) a court of competent jurisdiction not having entered an order or decree under any Bankruptcy Law that (A) is for relief against any Vringo entity in an involuntary case, (B) appoints a Custodian of any Vringo entity or (C) orders the liquidation of any Vringo entity, (g) since the execution of the commitment letter agreement, there shall not have occurred a material adverse change or material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any of the Vringo entities, and (h) no Vringo entity shall be, prior to the consummation of the transactions contemplated by the facility, or after giving effect to the consummation of the transactions contemplated by the facility, insolvent. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth above, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by Innovate/Protect to Hudson Bay or (f) 18 months after the consummation of the Merger.

Yoav Roth, the former chairman of Innovate/Protect’s board of directors, is a founding partner of Hudson Bay Capital Management LP, the investment manager of Hudson Bay. Mr. Roth tendered his resignation from Innovate/Protect’s board of directors, effective March 15, 2012. Alexander R. Berger, Innovate/Protect’s Secretary, Treasurer, Chief Operating Officer, Chief Financial Officer and Director, was an employee of Hudson Bay Capital from February 2008 to August 2011, most recently as Vice President.

Previous Financings

Innovate/Protect raised an aggregate of $5,145,229 through the sale of its common stock to investors other than Hudson Bay pursuant to private placement transactions. Such private placements are described below.

On August 31, 2011, Innovate/Protect closed a private placement of 1,250,000 shares of its common stock to an aggregate of five accredited investors for an aggregate purchase price of $1,250,000.

On October 26, 2011, Innovate/Protect conducted the final closing of a private placement of an aggregate 1,000,000 shares of its common stock to an aggregate of 32 accredited investors for an aggregate purchase price of $3,000,000. On December 30, 2011, Innovate/Protect conducted the final closing of a private placement of an aggregate 225,758 shares of its common stock to an aggregate of six accredited investors for an aggregate purchase price of $745,001.

Employees

As of June 20, 2012, Innovate/Protect had three full-time employees and one part-time employee. None of Innovate/Protect’s employees are subject to a collective bargaining agreement, and Innovate/Protect believes its employee relations to be good.

Property and Facilities

Innovate/Protect leases its principal executive offices at 380 Madison Avenue, 22nd Floor, New York, New York. Innovate/Protect’s lease term ends in January 25, 2014. Innovate/Protect pays $3,602 per month for its headquarters space.

Legal Proceedings

Other than Innovate/Protect’s subsidiary I/P Engine’s litigation against AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc. and Target Corporation as described herein, Innovate/Protect is not currently a party to any legal proceedings.

Corporate Information

Innovate/Protect is headquartered in New York, New York and was incorporated in Delaware in 2011. Innovate/Protect’s principal offices are located at 380 Madison Avenue, 22nd Floor, New York, New York 10017 and its telephone number is (212) 309-7549. Innovate/Protect’s principal website is www.InnovateProtect.com. The information on or that can be accessed through Innovate/Protect’s website is not part of this proxy statement/prospectus.

INNOVATE/PROTECT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of Innovate/Protect’s financial condition and results of operations should be read together with the consolidated financial statements and notes contained elsewhere in this proxy statement/prospectus. Certain statements in this section and other sections are forward-looking. While Innovate/Protect believes these statements are accurate, its business is dependent on many factors, some of which are discussed in the sections entitled “Risk Factors” and “Innovate/Protect’s Business.” Many of these factors are beyond Innovate/Protect’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement/prospectus. See the section entitled “Risk Factors” for further information regarding these factors. Innovate/Protect undertakes no obligation to release publicly the results of any revisions to the statements contained in this report to reflect events or circumstances that occur subsequent to the date of this proxy statement/prospectus.

Overview and Plan of Operations

Innovate/Protect is a recently formed development stage company and has generated no revenues to date. Innovate/Protect’s strategic objective is to maximize, for inventors and investors, the economic benefits of intellectual property assets. Innovate/Protect’s business model is to leverage the extensive background and expertise of its management and advisors to acquire or internally develop patents and other intellectual property assets (or interests therein), and to then monetize these assets through a variety of value-enhancing initiatives, including, but not limited to, licensing, customized technology solutions, strategic partnerships and litigation.

Since its inception in June 2011, Innovate/Protect has been engaged in the following activities:

•	securing initial debt and equity capital from Hudson Bay;
•	performing due diligence on, negotiating and completing the purchase of the Lycos Patents;
•	recruiting management team, board of directors and advisors;
•	establishing a physical location from which to operate;
•	establishing systems of internal control over financial reporting and implementation of financial operation systems;
•	securing subsequent equity capital from private investors;
•	initiating and prosecuting lawsuit against those Innovate/Protect believes infringe on the Lycos Patents;
•	developing Innovate/Protect’s business plan as described herein and planning for future business activities; and
•	selecting registered independent auditing firm and undertaking an audit of financial statements from inception through December 31, 2011; and
•	Identifying and pursuing general and specific strategic opportunities and engaging in discussions intended to further develop the opportunities.

On March 12, 2012, Innovate/Protect entered into an Agreement and Plan of Merger with Vringo, Inc. (“Vringo”) and VIP Merger Sub, Inc. (the “Merger Agreement”).

Innovate/Protect’s financial operating results for the period from inception through March 31, 2012 reflect these activities, which activities are discussed in further detail in the section of this prospectus captioned “Innovate/Protect’s Business.”

Innovate/Protect’s plan of operation for the foreseeable future will be to:

•	continue prosecution of the litigation against AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation for infringement of the Lycos Patents, with a goal of achieving a positive verdict or settlement (including, potentially, a licensing arrangement on terms beneficial to Innovate/Protect); and

•	to the extent that time and resources allow, seek strategic opportunities and seek to acquire or internally develop additional intellectual property assets that Innovate/Protect will then seek to monetize.

Formation and Issuance and Valuation of Securities at Inception

Innovate/Protect was incorporated under the laws of the state of Delaware on June 8, 2011 under the name Labrador Search Corporation. On September 6, 2011, Innovate/Protect changed its name to Innovate/Protect, Inc. Innovate/Protect is a holding company, which, at December 31, 2011, owned 100% of the issued and outstanding common stock of I/P Engine and I/P Labs.

I/P Engine was incorporated in Virginia on June 14, 2011 as Smart Search Labs, Inc. and changed its name to I/P Engine, Inc. on September 9, 2011. I/P Engine is the current holder of the Lycos Patents (which Innovate/Protect contributed to I/P Engine at its formation), through which Innovate/Protect is prosecuting its initial litigation relating to the Lycos Patents and through which Innovate/Protect will also seek to acquire and monetize other intellectual property assets in the future.

I/P Labs was incorporated in Delaware on June 8, 2011 as Scottish Terrier Capital, Inc. and changed its name to I/P Labs, Inc. on September 9, 2011. Through I/P Labs, Innovate/Protect will seek to internally develop its own intellectual property assets and provide consulting services to other intellectual property owners.

At inception, Innovate/Protect was funded with a loan of $3,200,000 and a $1,800,000 investment of Series A Preferred from a single investor, Hudson Bay. Hudson Bay funded $3,200,000 as a loan in the form of a Senior Secured Note, which bears interest at a rate of 0.46% per annum. Given the development stage and speculative nature of Innovate/Protect, it is not likely that Innovate/Protect could have acquired external debt funding at any reasonable interest rate, thus the interest rate being paid to Hudson Bay is significantly more favorable than rates Innovate/Protect could have negotiated externally. The $3,200,000 amount of the Senior Secured Note was intended to approximate the purchase price of the Lycos Patents. The loan evidenced by the Senior Secured Note is for a term of 36 months. Upon the occurrence of an event of default or a change in control of Innovate/Protect, Hudson Bay may request redemption of the Senior Secured Note in cash at a price equal to 125% of the then outstanding principal and accrued interest under the Senior Secured Note. Further, beginning on March 22, 2012, Hudson Bay may request to redeem up to $2,000,000 of the aggregate principal amount of the Senior Secured Note. In connection with Innovate/Protect entering into the Merger Agreement, on March 12, 2012, Hudson Bay (for itself and any assignee or other holder of the Note) agreed not to exercise its right of optional redemption until the earlier of (i) any termination of the Merger Agreement pursuant to Section 7.1 thereunder or (ii) the Effective Time; provided, that, if the Merger is consummated, the Note will be amended and restated and Holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the Closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed.

The Senior Secured Note ranks senior to all outstanding and future indebtedness of Innovate/Protect and is secured by a first priority perfected security interest in all of Innovate/Protect’s and its subsidiaries’ assets (including the Lycos Patents).

Hudson Bay’s $1,800,000 investment in the shares of Series A Preferred was initially convertible on demand into 6,968,000 shares of Innovate/Protect common stock. The initial valuation of the Series A

Preferred was developed by dividing the $1,800,000 investment by 6,968,000 common shares, presuming Hudson Bay’s ultimate conversion of their Series A Preferred into common stock. This calculation resulted in an initial valuation of $0.25832 per share of common stock, which was used to calculate certain subsequent common stock grants or sales. Because Hudson Bay’s investment in the Series A Preferred occurred at the earliest stage of Innovate/Protect’s formation, prior to the conduct of any business activity, it does not lend itself to a comparison of any known comparable market transactions.

The $1,800,000 funding level was determined by reference to Innovate/Protect’s near term funding requirements at the time, reflecting expected cash needs in excess of the Lycos Patents purchase price, to fund operating expenses which include significant legal expenses required to seek monetization of the Lycos Patents, and to retain a modest contingency for unforeseen expenses until additional private equity funding could be achieved. Such additional equity funding occurred during the period from July to December 2011 in the form of multiple separate private placement transactions priced at $1.00, $3.00 and $3.30 per share. The increasing price at which shares were sold to private investors, including members of Innovate/Protect’s board of directors, reflected Innovate/Protect’s achievement of certain milestones such as the filing of the initial lawsuit relating to the Lycos Patents and the recruitment of additional board members.

Innovate/Protect estimates its legal fees to be approximately $275,000 in April, $775,000 in May, $275,000 for each of June, July, August and September, and $750,000 in October 2012. The elevated amount in May relates to fees associated with the preparation of the case, and the elevated amount in October relates to fees estimated with the trial, which is scheduled for October. Therefore, the total amount budgeted for legal fees for the April to October period is $2.9 million. Expenses thereafter are dependent on the outcome of the litigation, and are therefore difficult to estimate. In the event that the case is appealed, legal fees over the course of the next 18 months are estimated to be $100,000 per month. In addition, third-party expenses associated with the litigation are estimated to be approximately $140,000 per month from April to October, or $980,000 for the April to October period. Therefore, the total amount budgeted for legal fees and third-party expenses associated with the litigation are estimated to be $3.88 million.

Innovate/Protect estimates that its short term operating expenses will be approximately $210,000 per month from April to December 2012, or $1.89 million for the period. Short term operating expenses include Note interest expense, payroll and employee benefit expenses, occupancy (rent) expenses, telecom expenses, transportation and lodging expenses, public relations expenses, and a reserve contingency. Notably, the reserve contingency is $100,000 per month for unforeseen costs and delays. Innovate/Protect budgeted a large contingency amount, relative to the total budget, given the uncertainty inherent with litigation and its limited operating history.

Results of Operations

The following table reflects Innovate/Protect's consolidated operating results for the three months ended March 31, 2012, from June 8, 2011 (Inception) through March 31, 2012, and from June 8, 2011 (Inception) through December 31, 2011:

	For the Three Months Ended March 31, 2012	Period from June 8, 2011 (Inception) to March 31, 2012	Period from June 8, 2011 (Inception) to December 31, 2011
Revenue	$0	$0	$0
Operating Expenses
Legal	$1,171,920	$2,274,020	$1,102,100
Compensation	378,408	1,375,321	996,913
Amortization and depreciation	156,137	484,415	105,971
General and administrative	161,605	374,797	328,278
Startup and organizational costs	—	105,971	105,971
Total Operating Expenses	1,868,070	4,614,524	2,746,454
Loss from operations	(1,868,070)	(4,614,524)	(2,746,454)
Interest expense	3,680	11,408	7,728
Net loss applicable to common shareholders	(1,871,750)	(4,625,932)	(2,754,182)

Operating Expenses

Operating and administrative expenses for the period from inception through December 31, 2011 reflect expenses incurred in connection with Innovate/Protect’s formation and commencement of operations. The net loss for the period of $2,754,182 is not comparable to a previous period. The loss for the period includes legal expenses totaling $1,208,071, of which $105,971 were to organize Innovate/Protect, and $1,102,100 to prepare and file a lawsuit against those Innovate/Protect believes have infringed on the Lycos Patents. Compensation expense includes $141,996 of salary and expenses directly related to the salaries of two executive officers, and $474,108 of stock-based compensation to the two executive officers, two members of the board and a consultant. Amortization and depreciation includes $327,596 of patent amortization expenses and $682 of depreciation on computing equipment. Both the Lycos Patents and the computing equipment were purchased during the period. Management does not believe the patents have suffered impairment during the period and no valuation allowance for impairment has been recognized. Additional legal, due diligence and other expenses related to the purchase of the Lycos Patents, $195,188, have been capitalized in the cost of the patents and are being amortized along with the purchase price.

Operating and administrative expenses for the period from inception through March 31, 2012 reflect expenses incurred in connection with Innovate/Protect’s formation and commencement of operations. The net loss for the period of $4,625,931 is not comparable to a previous period. The loss for the period includes legal expenses totaling $2,274,020, of which $105,971 were to organize Innovate/Protect, and the balance to prepare, file and commence a lawsuit against those parties that Innovate/Protect believes have infringed on the Lycos Patents. Compensation expense includes $246,251 of salary and expenses directly related to the salaries of two executive officers, and $558,373 of stock-based compensation to the two executive officers, two members of the board and a consultant. Amortization and depreciation includes $482,862 of patent amortization expenses and $1,553 of depreciation on computing equipment. Both the Lycos Patents and the computing equipment were purchased during the period. Management does not believe the patents have suffered impairment during the period and no valuation allowance for impairment has been recognized. Additional legal, due diligence and other expenses related to the purchase of the Lycos Patents in the amount of $195,188 have been capitalized in the cost of the patents and are being amortized along with the purchase price.

Operating and administrative expenses for the quarter ended March 31, 2012 reflect expenses incurred in connection with Innovate/Protect’s litigation and overhead. The net loss for the period of $1,871,750 is not comparable to a previous period. The loss for the period includes legal expenses totaling $1,171,920. Compensation expense was $378,408, including $84,255 of stock based compensation. Amortization and depreciation expense of $156,137 are mainly related to period amortization of Innovate/Protect's patents.

Interest Expense

Interest expense reflects an interest rate of 0.46% on the principal amount of $3,200,000 under the Senior Secured Note held by Hudson Bay for ten days in June and for the remainder of the year ended December 31, 2011. Interest was all paid in cash and none was accrued at March 31, 2012.

Critical Accounting Estimates

Related party debt:  Innovate/Protect is obligated under a note payable to Hudson Bay with an outstanding balance of $3,200,000 at December 31, 2011 and March 31, 2012 (the “Hudson Bay Note”). At March 31, 2011, Hudson Bay owned a sufficient amount of the outstanding preferred stock of Innovate/Protect, convertible upon demand to common stock sufficient to control Innovate/Protect. The Hudson Bay Note accrues interest at 0.46% per annum and matures on June 22, 2014. Innovate/Protect has granted Hudson Bay a security interest in all tangible and intangible personal property of Innovate/Protect and its subsidiaries to secure its obligations under the Hudson Bay Note.

Hudson Bay has the option of requiring Innovate/Protect to redeem up to $2,000,000 aggregate principal of the Hudson Bay Note beginning March 22, 2012. In connection with Innovate/Protect entering into the Merger Agreement, on March 12, 2012, Hudson Bay (for itself and any assignee or other holder of the Note) agreed not to exercise its right of optional redemption until the earlier of (i) any termination of the Merger Agreement pursuant to Section 7.1 thereunder or (ii) the Effective Time; provided, that, if the Merger is consummated, the Note will be amended and restated and Holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the Closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed. The Hudson Bay Note does not contain any financial statement covenants, however there are standard events of default. In the event of a default, which is not subsequently cured or waived, the interest rate would increase to a rate of 18% per annum. At the option of Hudson Bay and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. Hudson Bay has the right to require Innovate/Protect to redeem the Hudson Bay Note in the event of a change of control or in event of default at a redemption price, pursuant to a formula, of up to 125% of the sum of the portion of the principal amount and any accrued and unpaid interest. On May 8, 2012, Hudson Bay and Innovate/Protect entered into a letter agreement to clarify the mutual understanding between the parties that the transactions contemplated by the Merger Agreement do not constitute a change in control.

As of March 31, 2012, there were no known conditions of default.

Innovate/Protect determined there was an embedded derivative since certain redemption options were determined not to be clearly and closely related to the debt host. Innovate/Protect also determined that the fair value of the embedded derivative was zero at December 31, 2011 and March 31, 2012 since the probability of change in control or event of default in the near future is remote. The gross amount Innovate/Protect would have to pay if this redemption option is exercised would be $800,000. Hudson Bay agreed not to exercise its right of redemption until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement or (ii) the effective time of the Merger; provided that if the Merger is consummated, the Note will be amended and restated and the holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the closing of the Merger, including with respect to any optional redemption provisions contained therein.

Innovate/Protect will evaluate the fair value of the derivative each reporting period and report changes in the fair value as other income (expense), net.

Stock-based compensation:  Innovate/Protect has made the following types of stock-based awards, valued and reflected in the financial statements as follows:

Common Stock Grants:  Common stock grants are valued at their fair market value at the date of the grant, multiplied by the number of shares granted. These grants are reflected as compensation expense in the period during which the respective awards vest, ranging from immediate to 36 months from the grant dates.

Sales of Common Stock at Less than Fair Market Value:  Common stock sales at less than fair market value to executive officers are valued at their fair market value on the date of the sale, multiplied by the number of shares sold at less than fair market value. Common stock sales at less than fair market value to consultants are valued at their fair market value on the date the purchased shares vest (the “measurement date”), revalued as to the number of shares vesting at each subsequent measurement date, multiplied by the number of shares vesting at the measurement date. The difference between the purchase price and the fair market value of the shares vesting at each measurement date is reflected as compensation expense in the period during which the respective awards vest, over periods ranging from immediate to 36 months.

Common Stock Options:  Common stock options are valued at their fair market value at the time the options are granted, using the Black-Scholes option pricing model for valuing stock-based compensation awards. Common stock options are reflected as compensation expense in the period during which they vest.

Fair value of common stock:  At inception, Innovate/Protect determined the fair value of each common share to be $.25832. Management determined the amount of capital it estimated would be required ($1,800,000) to carry Innovate/Protect through its earliest stages of development. This amount was financed through the issuance of Series A convertible preferred stock (the “Series A Preferred Stock”). To arrive at the estimated fair value of a share of common stock, the $1,800,000 was divided by the number of common shares, 6,968,000, into which Innovate/Protect’s Series A Preferred Stock sold would convert upon demand, in accordance with the terms of the Series A Preferred Stock.

Subsequent to inception, Innovate/Protect determined fair value per share based on multiple private sales of common stock to third parties including individuals and institutional investors. Three rounds of common stock sales occurred after inception, one round at $1 per share during late August and early September 2011, one round at $3 per share during mid-September and October 2011, and one round at $3.30 per share during November and December 2011.

Income taxes:  Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of permanent and temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Innovate/Protect recognizes tax positions taken or expected to be taken when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is more likely than not to be realized upon ultimate settlement. It is Innovate/Protect’s policy to classify interest and penalties related to uncertain income tax matters as income tax expense.

Intangible assets: Intangible assets consist of patents that were purchased and the costs to acquire them. They are amortized over their legal lives, for periods that vary from five to ten years depending on the patents’ expiration. The useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. Costs to investigate potential purchases of intangible assets are treated expense when incurred, until or unless purchase of the respective assets are deemed viable, after which time the costs to further investigate and acquire the assets are capitalized. Subsequent to acquisition, legal and associated costs incurred in prosecuting alleged infringements of the patents are recognized as expense when incurred.

Liquidity and Capital Resources

As a development stage company, Innovate/Protect requires, and expects for the foreseeable future that Innovate/Protect will continue to require, significant amounts of capital to support its operations prior to the commencement of a revenue stream or other liquidity events. Because of the nature of Innovate/Protect’s business, capital is required to support Innovate/Protect’s substantial legal costs, as well as, its normal operating costs. Innovate/Protect has developed a budget outlining its expected legal and operating costs, including contingencies for unforeseen costs and delays over the next twelve (12) months. Innovate/Protect does not have adequate funds to operate for the next twelve (12) months. Based on current operating plans, additional resources that may be required for the continuation of Innovate/Protect’s operations approximates $3.4 million and $7.5 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. Through the merger with Vringo, Innovate/Protect will have access to the joint companies’ cash resources. Alternatively, Innovate/Protect would need to raise capital from investors in a private placement of its securities.

The Hudson Bay Senior Secured Note

Innovate/Protect is obligated under a Senior Secured Note payable to Hudson Bay with an outstanding balance of $3,200,000 at December 31, 2011 and March 31, 2012. The Senior Secured Note accrues interest at 0.46% per annum and matures on June 22, 2014.

Hudson Bay has the option of requiring Innovate/Protect to redeem up to $2,000,000 aggregate principal of the Senior Secured Note beginning March 22, 2012. In connection with Innovate/Protect entering into the Merger Agreement, on March 12, 2012, Hudson Bay (for itself and any assignee or other holder of the Note) agreed not to exercise its right of optional redemption until the earlier of (i) any termination of the Merger Agreement pursuant to Section 7.1 thereunder or (ii) the Effective Time; provided, that, if the Merger is consummated, the Note will be amended and restated and Holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the Closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed. Innovate/Protect has granted Hudson Bay a security interest in all of its tangible and intangible personal property (including the Lycos Patents) to secure its obligations under the Senior Secured Note.

The Hudson Bay Debt Facility

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by any of the Vringo entities, including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. Hudson Bay’s commitment to provide such facility is subject to (a) the consummation of the Merger without any amendment or modification (unless consented to in writing by Hudson Bay), (b) at the time of any request to provide the facility, the satisfaction of each of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement, (c) at all times after the consummation of the Merger and prior to the termination of the commitment letter agreement, Vringo using its best efforts to raise capital by issuing equity securities of Vringo and/or securities convertible, exercisable or exchangeable for equity securities of Vringo, (d) the execution by Innovate/Protect and Hudson Bay of all documents necessary for the consummation of the transaction contemplated by the commitment on terms and conditions in all respects acceptable and satisfactory to Innovate/Protect and

Hudson Bay, (e) no Vringo entity shall have, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commenced a voluntary case, (B) consented to the entry of an order for relief against it in an involuntary case, (C) consented to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) made a general assignment for the benefit of its creditors or (E) admitted in writing that it is generally unable to pay its debts as they become due, (f) a court of competent jurisdiction not having entered an order or decree under any Bankruptcy Law that (A) is for relief against any Vringo entity in an involuntary case, (B) appoints a Custodian of any Vringo entity or (C) orders the liquidation of any Vringo entity, (g) since the date of execution of the commitment letter agreement, there shall not have occurred a material adverse change or material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any of the Vringo entities, and (h) no Vringo entity shall be, prior to the consummation of the transactions contemplated by the facility, or after giving effect to the consummation of the transactions contemplated by the facility, insolvent. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth above, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by Innovate/Protect to Hudson Bay or (f) 18 months after the consummation of the Merger.

Working Capital and Capital Expenditure Needs

As of March 31, 2012, Innovate/Protect had cash of $3,979,671 and working capital of $1,153,529. However, changes in operating plans (including, without limitation, changes made necessary by developments in Innovate/Protect’s pending litigation), increased expenses, additional intellectual property acquisitions, other events or other strategic alternatives Innovate/Protect may pursue make it very likely that Innovate/Protect will require additional equity or debt financing in the future. There is no assurance that additional financing will be available upon future terms acceptable to Innovate/Protect, or at all.

For the period from inception through March 31, 2012, Innovate/Protect used $6,165,554 of net cash to fund operating activities and to invest in tangible personal and intangible intellectual property. Despite Innovate/Protect’s capital raising activities to date, given the factors noted above, there is no assurance that Innovate/Protect will continue to be able to raise the capital or generate revenue necessary to fund ongoing operations at the current level. As such, absent future capital raises or revenue generation, there remains substantial doubt about Innovate/Protect’s ability to continue as a going concern.

Although Innovate/Protect is currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, intellectual property assets, it is Innovate/Protect’s stated plan to pursue these types of arrangements in the future, which could also require Innovate/Protect to seek additional equity or debt financing. Innovate/Protect currently has no plans, proposals or arrangements with respect to any specific acquisition.

Innovate/Protect may raise additional capital in the form of equity or debt. The issuance of additional shares of Innovate/Protect’s capital stock:

•	may significantly reduce the equity interest of Innovate/Protect stockholders;
•	may cause economic dilution to Innovate/Protect stockholders;
•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to the holders of Innovate/Protect common stock; and
•	may adversely affect prevailing market prices for Innovate/Protect common stock.

Similarly, if Innovate/Protect incurs substantial debt, it could result in:

•	default and foreclosure on Innovate/Protect’s assets if its operating cash flow is insufficient to pay Innovate/Protect’s debt obligations;

•	acceleration of Innovate/Protect’s obligations to repay the indebtedness (including the Senior Secured Note held by Hudson Bay) even if Innovate/Protect has made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;
•	Innovate/Protect’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
•	covenants that limit the ability to acquire capital assets or make additional acquisitions;
•	Innovate/Protect’s inability to obtain additional financing, if necessary, if the debt security contains covenants restricting its ability to obtain additional financing while such security is outstanding;
•	Innovate/Protect’s inability to pay dividends on its common stock;
•	using a substantial portion of Innovate/Protect’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on Innovate/Protect’s common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limitations on Innovate/Protect’s flexibility in planning for and reacting to changes in its business and industry;
•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•	limitations on Innovate/Protect’s ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes; and other disadvantages compared to Innovate/Protect’s competitors who have less debt.

Contractual Obligations

On June 22, 2011, I/P Engine entered into an engagement letter with legal counsel for services concerning the Lycos Patents. I/P Engine has agreed to pay counsel a combination of fixed fees at a discount to prevailing market rates, plus up to twenty percent (20%) of all recoveries, license fees or other value received from certain parties.

In July 2011, Innovate/Protect entered into a license agreement with a non-affiliated third party to lease office space in New York City. The license is for a term of two years and five months and requires monthly payments in the amount of $2,152. In April 2012, Innovate/Protect entered into a second license agreement with the same non-affiliated third party to lease additional office space in the same location in New York City. The license is for a term of approximately one year and nine months and requires monthly payments in the amount of $1,450.

A summary of Innovate/Protect’s contractual commitments and obligations as of March 31, 2012 is as follows:

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	More than 3 years
Long-term debt obligations	$3,200,000	$2,000,000	$1,200,000	$0
Operating lease obligations	79,244	43,224	36,020	$0
Total contractual obligations	$3,279,244	$2,043,224	$1,236,020	$0

Off Balance Sheet Transactions

Innovate/Protect is not party to any off balance sheet transactions. Innovate/Protect has no guarantees or obligations other than those which arise out of normal business operations.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued new guidance amending the existing pronouncement related to fair value measurement. This new guidance primarily expands the existing disclosure requirements for fair value. Specifically, the new guidance mandates the following additional disclosures: (1) the amount of any transfers between Level 1 and Level 2 of the fair value hierarchy, (2) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement of Level 3 instruments, (3) a qualitative discussion of the sensitivity of the fair value to changes in unobservable inputs and any inter-relationships between those inputs that magnify or mitigate the effect on the measurement of Level 3 instruments and (4) the level within the fair value hierarchy, of items that are not measured at fair value in the statement of financial condition but whose fair value must be disclosed. This new guidance became effective for Innovate/Protect during the interim period beginning January 1, 2012. The adoption does not have any impact on Innovate/Protect’s financial position or results of operations.

In June 2011, the FASB issued new guidance amending the existing pronouncement regarding the presentation of comprehensive income. This new guidance reduces the alternatives for the presentation of the components of other comprehensive income. Specifically, it eliminates the alternative of presenting them as part of the Statement of Changes in Shareholders’ Equity. This new guidance became effective for Innovate/Protect during the interim period beginning January 1, 2012. Innovate/Protect currently does not have any components of other comprehensive income within its consolidated financial statements thus adoption of this new guidance does not impact Innovate/Protect.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Executive Officers and Directors

Executive Officers and Directors of the Combined Company Following the Merger

The Vringo board of directors is currently composed of six directors. Pursuant to the Merger Agreement, following the completion of the Merger, the board of directors of the combined company will be composed of seven directors, three of whom are current directors of Vringo and four of whom are current directors of Innovate/Protect.

The following table lists the names, ages as of June 20, 2012, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the Merger:

Name	Age	Position
Andrew D. Perlman	34	Chief Executive Officer(1)
Andrew Kennedy Lang	45	Chief Technology Officer and President(1)
Seth M. Siegel	58	Chairman of the Board of Directors(1)
Alexander R. Berger	29	Chief Operating Officer and Secretary(1)
John Engelman	56	Director(1)
Donald E. Stout	65	Director(1)
H. Van Sinclair	59	Director(1)
Ellen Cohl	45	Chief Financial Officer and Treasurer

(1)	Director nominee.

Andrew D. Perlman has served as a director of Vringo since September 2009, as Vringo’s President since April 2010 and as Vringo’s Chief Executive Officer since March 2012. From February 2009 to March 2010, Mr. Perlman served as vice president of global digital business development at EMI Music Group, where he was responsible for leading distribution deals with digital partners for EMI’s music and video content. From May 2007 to February 2009, Mr. Perlman served as General Manager of Vringo’s U.S. operations as well as its Senior Vice President Content & Community. In this position, Mr. Perlman managed Vringo’s United States operations and led Vringo’s content and social community partnerships. From June 2005 to May 2007, Mr. Perlman was senior vice president of digital media at Classic Media, Inc., a global media company with a portfolio of kids, family and pop-culture entertainment brands. In his position with Classic Media, Mr. Perlman led the company’s partnerships across video gaming, online and mobile distribution. From June 2001 to May 2005, Mr. Perlman served as general manager for the Rights Group, LLC and its predecessors, a mobile content and mobile fan club company, where he oversaw mobile marketing campaigns for major international brands such as Visa and Pepsi. In this role, Mr. Perlman developed and negotiated relationships with technology vendors such as Comverse, Mobile 365 and Mobliss. He was also responsible for selling and executing mobile products including the Britney Spears mobile fan club and Justin Timberlake and American Idol branded karaoke. In addition he also participated in sponsorship deals between Britney Spears and Samsung and Justin Timberlake and Orange U.K. Mr. Perlman holds a Bachelor of Arts in Business Administration from the School of Business and Public Management at George Washington University.

Vringo believes Mr. Perlman’s extensive experience in the music and digital media qualifies him to serve on Vringo’s board of directors. His extensive experience and insights gained both as an executive at start-up companies and as a senior executive at EMI are a significant contribution to Vringo and the board of directors.

Andrew Kennedy Lang has served as President, Chief Executive Officer, Chief Technology Officer and a Director of Innovate/Protect since June 22, 2011. Mr. Lang has been an inventor and entrepreneur for over two decades. Mr. Lang founded WiseWire Corporation in 1995 and sold it to Lycos in 1998 for $39.75 million. He served as the Chief Technology Officer of Lycos prior to its sale to Terra Networks in 2000 for $5.4 billion. Thereafter, Mr. Lang served from 2001 to 2006 as Chief Executive Officer of Lightspace Corporation, an active gaming technology company. Mr. Lang is a graduate of Duke University where he finished second in his class and holds Bachelor’s degrees in Electrical Engineering, Computer Science, Mathematics, and Physics. Mr. Lang holds a Master’s degree in Computer Science from Carnegie Melon University.

Vringo believes Mr. Lang’s experience with innovation and technology, including his experience as the Chief Technology Officer of Lycos, qualifies him to serve on Vringo’s board of directors following the Merger.

Seth M. Siegel has served as a director since May 2006 of Vringo and as Chairman of board of directors of Vringo since March 2010. Mr. Siegel has been working in the corporate and entertainment licensing industry since 1982. Mr. Siegel is a co-founder of The Beanstalk Group, a leading brand licensing agency and consultancy and a part of Omnicom Group Inc. (NYSE:OMC). He continues his relationship with both The Beanstalk Group (as a Vice Chairman) and Omnicom (as a consultant on special projects). He is also, since 2007, co-founder and co-Chief Executive Officer of Sixpoint Partners, a broker/dealer investment banking boutique and provider of financial advisory and alternative investment solutions for private equity funds and middle market companies. Mr. Siegel has advised many Fortune 500 companies in the proper secondary use of their trademarks, trade dress and copyrights, and has served as an adviser and/or as the licensing agent for such leading brand owners as AT&T, IBM, Harley- Davidson, The Stanley Works, Unilever, Ford Motor Company, Chrysler, Hershey Foods, Campbell Soup, The Rubbermaid Group, and Dr. Scholl’s. Mr. Siegel has also served as an adviser to and licensing agent for Hanna-Barbera Productions in the retail and promotional licensed applications of its classic characters, including The Flintstones, The Jetsons and Scooby-Doo. Mr. Siegel has lectured throughout the United States and has written articles, opinion pieces, and a criticism for a wide array of publications, including The New York Times Op-Ed page and The Wall Street Journal. From April 1995 to June 2004, he was a regular columnist for Brandweek magazine, addressing a broad range of issues relating to the licensing industry and pop culture. Mr. Siegel has served on the Board of Trustees of the Abraham Joshua Heschel School, including ten years on its Executive Committee. He also served as chairman of the Cornell University Hillel. Mr. Siegel sits on both the Cornell University Council and the Advisory Council of Cornell University’s School of Industrial and Labor Relations. He is also a member of the national Board of Directors of AIPAC, a leading foreign policy advocacy organization. Before his work in the licensing industry, Mr. Siegel practiced law with Frankfurt, Garbus, Klein & Selz (now Frankfurt, Kurnit, Klein & Selz), an entertainment and constitutional law firm in New York. Mr. Siegel received his Bachelor of Science degree from Cornell University and his J.D. from Cornell University Law School.

Vringo believes Mr. Siegel’s extensive knowledge of consumer brands and marketing, as well as his leadership experience at The Beanstalk Group qualifies him to serve on Vringo’s board of directors. His extensive experience with leading brands as co-founder and chief executive officer of The Beanstalk Group provide a significant contribution to Vringo and the board of directors.

Alexander R. Berger has served as Innovate/Protect’s Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer and a director since inception. Prior to joining Innovate/Protect, from February 2008 to August 2011, Mr. Berger was employed at Hudson Bay Capital Management LP, most recently as a Vice President. From 2005 to 2007, Mr. Berger was an aide to the President’s energy and environmental policy adviser at the White House. As a college student, Mr. Berger developed the Maestro vetting system, which was implemented by the White House staff in 2003 to systematically research individuals and organizations. Mr. Berger holds a Bachelor’s degree in Accounting from The George Washington University.

Vringo believes Mr. Berger’s experience and leadership as an executive officer and director of Innovate/Protect qualify him to serve on Vringo’s board of directors following the Merger.

John Engelman has served as a director of Vringo since December 2010. Mr. Engelman is a co-founder of Boomerang Media LLC (“Boomerang”), founded in January 2008, which specializes in the acquisition and global licensing of entertainment brands comprised of evergreen television and motion picture libraries and underlying character-based intellectual property. He currently serves as Co-Chief Executive Officer of Classic Media LLC which was acquired by Boomerang in 2009. He was also the Co-Chief Executive Officer of Classic Media from May 2000 to November 2007. Classic Media owns one of the world's most extensive libraries of branded TV, film and publishing properties such as Lassie, the Lone Ranger, Where's Waldo, Rocky & Bullwinkle, George of the Jungle, Casper the Friendly Ghost, VeggieTales and Frosty the Snowman. From 2007 to 2009, Mr. Engelman was Chief Executive Officer of Boomerang. He also is a director of Azteca

Acquisition Corporation, a NASDAQ traded special purpose acquisition company focused on the acquisition of trans-border and Hispanic businesses. From 1997 to 2001, Mr. Engelman was an operating partner with Pegasus. From 1991 to 1997, he was president of Broadway Video, Inc., production company for “Saturday Night Live,” “Late Night with Conan O’Brien,” “Wayne’s World” and many other television series and movies. He began his career as a partner at the Los Angeles law firm of Irell & Manella where he specialized in tax and entertainment. Mr. Engelman is a graduate of Harvard College and Harvard Law School.

Vringo believes Mr. Engelman's experience in the media intellectual property and entertainment industries qualifies him to serve on Vringo’s board of directors. His extensive experience and insights gained both as an executive at Boomerang Media and Classic Media are a significant contribution to Vringo and its board of directors.

Donald E. Stout has been a director of Innovate/Protect since August 15, 2011. In a career spanning over forty years, Mr. Stout has been involved in virtually all facets of intellectual property law. From 1968 to 1972, Mr. Stout was an assistant examiner at the United States Patent and Trademark Office (USPTO), where he focused on patent applications covering radio and television technologies. Thereafter, from 1971 to 1972 Mr. Stout worked as a law clerk for two members of the USPTO Board of Appeals. Mr. Stout has been a senior partner at the law firm of Antonelli, Terry, Stout and Kraus, LLP since 1982. As an attorney in private practice, Mr. Stout has focused on litigation, licensing and representation of clients before the USPTO in diverse technological areas. Mr. Stout has written and prosecuted hundreds of patent applications in diverse technologies, rendered opinions on patent infringement and validity, and has testified as an expert witness regarding obtaining and prosecuting patents. Mr. Stout is the co-founder of NTP Inc., which licensed Research in Motion (RIM), the maker of the Blackberry handheld devices, for $612.5 million to settle a patent infringement action. Mr. Stout is a member of the bars of the District of Columbia and Virginia, and is admitted to practice before the Supreme Court of the United States, the Court of Appeals for the Federal Circuit, and the USPTO. Mr. Stout holds a Bachelor’s degree in Electrical Engineering, with distinction, from Pennsylvania State University, and a Juris Doctor degree, with honors, from The George Washington University.

Vringo believes Mr. Stout’s extensive experience in intellectual property law and handling of significant papten infringement actions qualifies him to serve on Vringo’s board of directors following the Merger.

H. Van Sinclair has been a director of Innovate/Protect since November 7, 2011. Since 2003, Mr. Sinclair has served as President and Chief Executive Officer of The RLJ Companies, the investment company organized by Robert L. Johnson, the founder of Black Entertainment Television. The RLJ Companies owns or holds interests in diverse businesses, including private equity, financial services, asset management, insurance services, automobile dealerships, film production, sports and entertainment and video lottery terminal gaming. Mr. Sinclair currently serves as President and a Director of RLJ Acquisition, Inc., a publicly traded Special Purpose Acquisition Company, and sits on additional boards of RLJ portfolio investment companies, including RLJ Acquisition, Inc. (OTC BB: RLJAU), a special purpose acquisition company. Mr. Sinclair has also served as Vice President of Legal and Business Affairs for RLJ Urban Lodging Funds, a private equity fund which concentrated on limited and focused service hotels; for RLJ Development, the RLJ Companies’ hotel and hospitality company; and as Acting President of the Charlotte Bobcats, the NBA franchise located in Charlotte, North Carolina. Mr. Sinclair has also served as a Director of Urban Trust Bank, a federal thrift headquartered in Orlando, Florida, where he chaired the Audit Committee. Prior to joining The RLJ Companies, Mr. Sinclair spent 28 years, from October 1978 to February 2003, with the Washington, DC based law firm Arent Fox, PLLC, where he specialized in complex commercial disputes and litigation. In the late 1990s, Mr. Sinclair became the partner in charge of litigation at Arent Fox, and today remains of counsel to the firm. Mr. Sinclair holds a Bachelor’s degree and a Master’s degree in business administration from the University of Rochester, and a Juris Doctor degree from The George Washington University.

Vringo believes that Mr. Sinclair’s experience and leadership with The RLJ Companies qualify him to serve on Vringo’s board of directors following the Merger.

Ellen Cohl has served as Chief Financial Officer, and previously as Vice President, Finance & Governance of Vringo since October 2009, including the role of Compliance Officer as of Vringo’s IPO. Ms. Cohl operates from Vringo’s research and development facilities located in Beit-Shemesh, Israel. From September 2005 to September 2008, Ms. Cohl served as Chief Financial Officer and Director of Information Technology for Mandel Foundation R.A. and Mandel Institute, R.A., philanthropic leadership training organizations. From January 2001 to August 2005, Ms. Cohl served as the Director of Corporate Services and Accounting for Chiaro Networks Ltd., a telecommunications network infrastructure manufacturer. From August 1997 to December 2000, she served as Vice President of Finance and Controller for Virtual Communities, Ltd., a provider of turnkey solutions for the development and management of Web-based communities, which was formerly listed on the NASDAQ Stock Market, Inc. From July 1992 to September 1994, Cohl served as an internal auditor for Bank Leumi Trust Company. From August 1995 to July 1997 and from July 1988 to September 1991, Ms. Cohl served as a senior auditor for Arthur Andersen & Co. in the Tel Aviv and New York offices.

Key Employees of the Combined Company Following the Merger

The key employees of the combined company that are not executive officers are expected to be:

Name	Position with the Combined Company
David L. Cohen	Special Counsel
Clifford Weinstein	Executive Vice President
Josh Wolff	Senior Vice President for Partner Solutions

David L. Cohen, 41, has been Special Counsel to Innovate/Protect since February 2012. Prior to joining Innovate/Protect, Mr. Cohen was Senior Litigation Counsel for Nokia, where he was the global manager responsible for developing and running Nokia’s multi-jurisdictional litigation with Apple. Additionally, Mr. Cohen was responsible for managing the U.S. side of Nokia’s litigations with Qualcomm. Prior to Nokia, Mr. Cohen was an attorney in private practice at Lerner David Littenberg Krumholz & Mentlik LLP, where his practice focused on intellectual property litigation, and at Skadden Arps Slate Meagher & Flom LLP. Earlier in his career, Mr. Cohen clerked for Chief Judge Carman on the US Court of International Trade. Mr. Cohen holds Bachelor’s and Master’s degrees from the Johns Hopkins University in the History of Science and History, a Master’s degree from Cambridge University in the History and Philosophy of Science, a Master’s degree in Legal and Political Theory from University College London, and a Juris Doctor degree from the Northwestern University School of Law. Mr. Cohen is admitted to practice before the New York, New Jersey and District of Columbia bars as well as before the USPTO.

Clifford Weinstein, 30, has served as Executive Vice President of Vringo since April 2012. Previously, he served as Vice President of Corporate Development since November 2011. Prior to joining Vringo, Mr. Weinstein was employed at Maxim Group, LLC, from 2003 to February 2008, and October 2008 to October 2011, where he served in a variety of roles beginning in private wealth management and ultimately as Senior Vice President of Institutional Sales. Maxim Group is an investment banking, securities and investment management firm. From February to October 2008, Mr. Weinstein was employed at New Castle Financial Services LLC. Mr. Weinstein holds a Bachelor’s Degree in Business Administration from Fordham University.

Josh Wolff, 41, has served as Senior Vice President for Partner Solutions at Vringo since March 2012. He served as Vice President for Service and Solutions since joining the company in October 2007. Mr. Wolff oversees the implementation of Vringo’s technology in the carrier and partner environments and the distribution of its applications and services via consumer storefronts. Prior to joining Vringo, Mr. Wolff was Manager of New Product Integration at NMS Communications (formerly Natural Microsystems) in Framingham, Massachusetts. Earlier in his career, Mr. Wolff was Director of Technology at Mobilee in Boston, Massachusetts, a voice portal service, and Director of Information Technology at ABC Industries in Long Island, New York. Mr. Wolff holds a Bachelor of Arts degree from Yeshiva University and a Bachelor of Science in Industrial Engineering from Columbia University, where he was recognized by the Alpha Pi Mu National Honors Society.

Composition of the Board and Director Independence

The board of directors of Vringo is currently comprised of six directors. Following the completion of the Merger, the combined company is initially expected to have a seven member board of directors, comprised of Seth M. Siegel, as Chairman, Andrew D. Perlman, John Engelman, all of whom are currently members of the Vringo board of directors, and Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair, all of whom are currently members of the Innovate/Protect board of directors.

Each of Seth M. Siegel, John Engelman, Donald E. Stout and H. Van Sinclair, the directors of the combined company following the completion of the Merger, will be deemed “independent” in accordance with the standards set by the NYSE MKT as well as Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, the board of directors of the combined company will be comprised of a majority of independent directors as required by the NYSE MKT.

Committees of the Board of Directors

Vringo has established three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Vringo board of directors, and which is available on Vringo’s website at http://ir.vringo.com. It is expected that the following appointment will be made:

Compensation Committee: Messrs. Siegel and Engelman.

Audit Committee: Messrs. Sinclair and Stout.

Nominating and Corporate Governance Committee: Messrs. Siegel and Sinclair.

Compensation Committee

Vringo’s board of directors has established a Compensation Committee.

The Compensation Committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for the chief executive officer;
•	establish and review general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and achieving financial goals;
•	administer our stock incentive plans; and
•	prepare the report of the Compensation Committee that SEC rules require to be included in the annual meeting proxy statement.

Audit Committee

The Vringo board of directors has established an Audit Committee. The Vringo board of directors has determined that Mr. Sinclair is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of the books and records;
•	review the proposed scope and results of the audit;
•	review and pre-approve the independent auditor’s audit and non-audit services rendered;
•	approve the audit fees to be paid;
•	review accounting and financial controls with the independent auditors and financial and accounting staff;
•	review and approve transactions between Vringo and its directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by Vringo regarding accounting matters;
•	oversee internal audit functions;
•	prepare the report of the Audit Committee that SEC rules require to be included in the annual meeting proxy statement.

Nominating and Corporate Governance Committee

The Vringo board of directors has established a Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is authorized to:

•	identify and nominate members of the board of directors;
•	oversee the evaluation of the board of directors and management;
•	develop and recommend corporate governance guidelines to the board of directors;
•	evaluate the performance of the members of the board of directors;
•	make recommendations to the board of directors as to the structure, composition and functioning of the board of directors and its committees.

Vringo has no formal policy regarding board diversity. Vringo’s Nominating and Corporate Governance Committee and board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Vringo’s Nominating and Corporate Governance Committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of Vringo’s stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to Vringo’s growth strategy.

Board Leadership Structure, Executive Sessions of Non-Management Directors

Mr. Perlman serves as Vringo’s Chief Executive Officer and Mr. Siegel, a non-management director, serves as chairman of Vringo’s board of directors. The board of directors has chosen to separate the chief executive officer and chairman positions because it believes that (i) independent oversight of management is an important component of an effective board and (ii) this structure benefits the interests of all stockholders. If the board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Mr. Siegel will preside over executive sessions of the board of directors. It is expected that the board leadership structure will continue following the consummation of the Merger.

Risk Oversight

The board of directors oversees Vringo’s business and considers the risks associated with Vringo’s business strategy and decisions. The board currently implements its risk oversight function as a whole. Upon the formation of each of the board committees, the committees will also provide risk oversight and report any material risks to the board.

Code of Ethics

Vringo has adopted a code of ethics that applies to its officers, directors and employees. Vringo has filed with the SEC copies of its code of ethics and its board committee charters as exhibits to its registration statement for its initial public offering. A copy of the code of ethics is accessible on Vringo’s website at http://ir.vringo.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish Vringo copies of all Section 16(a) filings.

Based solely upon a review of the copies of the forms furnished to Vringo, Vringo believes that its officers, directors and holders of more than 10% of our common stock complied with all applicable filing requirements during the fiscal year ended December 31, 2011 except as set forth below:

On February 3, 2011 Form 4/As were filed by Jonathan Medved, Andrew D. Perlman, Seth M. Siegel and John Engelman to amend filings of their respective June 21, 2010 initial public offering units purchases, in order to reflect the warrant portions of those units. The Form 4/A relating to the same for Edo Segal was filed subsequently on February 15, 2012. On August 23, 2011 a Form 4 was filed by Jonathan Medved for an option exercise on July 12, 2011. On September 26, 2011 a Form 3 was filed by Geoffrey Skolnik relating to his joining as a director on June 22, 2011.

Related Person Transactions

The following is a description of transactions that Vringo entered into with its executive officers, directors or 5% stockholders during the past two years. Vringo believes that all of the transactions described below were made on terms no less favorable to Vringo than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by Vringo’s audit committee or a majority of Vringo’s independent directors who do not have an interest in the transaction and who will have access, at Vringo’s expense, to Vringo’s independent legal counsel.

As of December 31, 2010, Mr. Goldfarb, Vringo’s co-founder and former officer of Vringo’s subsidiary, held approximately 6.0% of Vringo’s outstanding shares of common stock, respectively. In the year ended December 31, 2010, Vringo paid Mr. Goldfarb for consulting services provided to Vringo, through Degel Software Limited (“Degel”) a total amount of $221,000. In January 2011, Mr. Goldfarb entered into a separation agreement with Vringo, as part of which, the vesting of 60,000 options with an exercise price of $0.01 was accelerated. In addition, pursuant to the separation agreement, Vringo paid Mr. Goldfarb, through Degel, a total amount of $125,000.

Vringo’s intellectual property counsel is Heidi Brun, the wife of Vringo’s co-founder, and former officer of Vringo’s subsidiary, Mr. David Goldfarb. For the years ended December 31, 2011 and 2010, Vringo paid Heidi Brun, through a law firm which she represents, approximately $66,000 and $95,000, respectively. In addition, until March 31, 2011, Vringo’s Israeli subsidiary sub-leased part of its office space from Heidi Brun Associates. Total rent paid to Heidi Brun Associates in the year ended December 31, 2011 and 2010 was approximately $4,000 and $16,000, respectively.

Edo Segal, who serves on the board of directors of Vringo, is the chief executive officer of two consulting firms which Vringo paid approximately $53,000 and $112,000 during the years ended December 31, 2011 and 2010, respectively.

Director Compensation

It is currently expected that the non-employee director compensation will be reviewed by the compensation committee of the board of directors of the combined company following the completion of the Merger and may be subject to change.

In addition to compensation, currently Vringo reimburses each member of its board of directors for reasonable travel and other expenses in connection with attending meetings of the board of directors.

Director Compensation Table: Combined Company Directors from Vringo

The following table sets forth cash compensation and the value of stock options awards granted to Vringo’s non-employee directors that will continue as directors for the combined company for their service in 2011.

Name	Option Awards ($)(1)	All other compensation ($)	Total ($)
Seth M. Siegel(2)	$105,431	$—	$105,431
John Engelman(3)	$29,871	$10,000	$39,871

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. See Note 11 of Vringo’s consolidated financial statements for the year ended December 31, 2011, for the assumptions made in the valuation of the equity awards.
(2)	Mr. Siegel performs his duties as Chairman of the board of directors and as member of the Compensation Committee and Nominating and Corporate Governance Committee, on a volunteer basis. As of December 31, 2011, 313,333 options were outstanding, of which 117,500 were exercisable.
(3)	Represents fee earned by Mr. Engelman for Board services through December 31, 2011. As of December 31, 2011, 42,500 options were outstanding, of which 10,625 were exercisable.

Director Compensation Table: Combined Company Directors from Innovate/Protect

The following table sets forth a stock grant to Innovate/Protect’s non-employee director and a stock option award granted to another Innovate/Protect’s non-employee director that will continue as directors for the combined company for their service in 2011.

Name	Option Awards ($)(1)		All other compensation ($)	Total ($)
H. Van Sinclair	$120,000	(2)	$—	$120,000
Donald E. Stout	$25,028	(3)	$—	$25,028

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. See Note 12 of the consolidated financial statements for the year ended December 31, 2011, for the assumptions made in the valuation of the equity awards.
(2)	Stock grant of 40,000 shares. The fair value of these shares when granted has been treated as compensation and will be recognized at such times as the shares vest over an eighteen (18) month period.
(3)	Stock option to purchase up to 13,646 shares of common stock at $3.00 per share prior to the expiration of the options on November 6, 2016. The option was fully vested and exercisable at the grant date. The fair market value of the option at grant date, $1.8341 per share, was recognized as expense at the grant date.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation awarded to, earned or paid by Vringo to its Chief Executive Officer and other named executive officers for the fiscal years ended December 31, 2011 and 2010:

Name and principal position	Year	Salary ($)(1)	Option Awards ($)(2)	All other compensation ($)		Total ($)
Jonathan Medved(3) Former Chief Executive Officer	2011	$215,255	—	$104,177	(5)	$319,432
	2010	$213,531	$1,476,000	$90,802	(5)	$1,780,333
Andrew D. Perlman Chief Executive Officer and Director	2011	$188,269	$156,325	$—		$344,594
	2010	$142,885	$279,900	$—		$422,785
Ellen Cohl Chief Financial Officer	2011	$127,988	$58,180	$36,841	(6)	$223,009
	2010	$106,540	$73,800	$31,276	(6)	$211,616
Stuart Frohlich(4) Chief Operating Officer	2011	$87,273	$—	$31,097	(7)	$118,370
	2010	$129,693	$210,600	$43,893	(7)	$384,186

(1)	Based upon an average exchange rate of 3.58 and 3.73 between the NIS and U.S. Dollar for 2011 and 2010, respectively.
(2)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. For the assumptions made in the valuation of Vringo’s equity awards see Note 11 of the consolidated financial statements of Vringo.
(3)	Subsequent to the year ended December 31, 2011, in March 2012, Vringo entered into a separation agreement with Vringo’s former Chief Executive Officer, Jonathan Medved. According to the terms of the separation agreement, Mr. Medved will be entitled to receive salary and benefits during a ninety day notice period and a nine month severance period, and continue to vest stock options after his termination. In addition, options granted to Mr. Medved at $0.01 will fully vest as of June 21, 2012 and the expiration date for exercising all options vested on or before June 21, 2013 is extended to September 21, 2013. Furthermore, Vringo granted Mr. Medved an additional 100,000 options at an exercise price of $1.65 per share, subject to good faith compliance upon separation from Vringo. These options will vest over a 3-year period. Please refer also to Note 17 to the consolidated financial statements of Vringo.
(4)	On July 31, 2011, Stuart Frohlich resigned his position as Chief Operating Officer of Vringo, Inc. As part of his separation agreement, 20,000 of his $0.01 options to purchase shares of Vringo common stock were accelerated.
(5)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $67,580 in 2011 and $58,324 in 2010. In addition, includes payments associated with possession of company-leased vehicle in the amount of $19,578 in 2011 and $18,735 in 2010. Additionally, includes life insurance (Keyman insurance) in the aggregate amount of $17,019 in 2011 and $14,103 in 2010.
(6)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $30,898 in 2011 and $26,177 in 2010. Additionally, includes local travel reimbursement in the aggregate amount of $5,943 in 2011 and $5,099 in 2010.
(7)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $19,938 in 2011 and $31,187 in 2010.

In addition, includes payments associated with possession of company-leased vehicle in the amount of $11,159 in 2011 and $12,706 in 2010.

Narrative Disclosure to Summary Compensation Table

Jonathan Medved Separation Agreement

In March 2012, Vringo signed a separation agreement with its former Chief Executive Officer, Jonathan Medved. According to the terms of the separation agreement, and consistent with Mr. Medved’s employment agreement and amendment hereto, Mr. Medved will be entitled to receive salary and benefits during a ninety day notice period and a nine month severance period, and continue to vest stock options after his termination. In addition, options granted to Mr. Medved at $0.01 will fully vest as of June 21, 2012 and the expiration date for exercising all options vested on or before June 21, 2013 is extended to September 21, 2013. Furthermore, Vringo granted Mr. Medved an additional 100,000 options at an exercise price of $1.65 per share, subject to good faith compliance upon separation from Vringo. These options will vest over a 3-year period. Please refer also to Note 17 to the consolidated financial statements of Vringo.

Andrew Perlman Employment Agreement

Andrew Perlman entered into an employment agreement with Vringo dated March 18, 2010. Pursuant to the terms of his employment agreement, Mr. Perlman’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason. In the event Mr. Perlman terminates his employment without good reason (as defined in the employment agreement), he must provide Vringo with three months advance notice of such termination. In the event he fails to give the requisite notice, he will forfeit the unvested portion of his stock options and his vested stock options will cease to be exercisable subsequent to the termination date.

During the term of his employment, Mr. Perlman’s annual base salary is $175,000. In addition, he is eligible for an additional compensation in an amount to be determined by the board of directors, and receives $5,000 at the end of each quarter as an advance for such additional compensation. Upon a Change of Control (as defined in his employment agreement), fifty percent of the unvested portion of his option grants priced at $0.01 and $5.50 will automatically and immediately become fully vested, also refer to Note 17 to accompanying financial statements.

In March 2012, Mr. Perlman was appointed as Vringo’s Chief Executive Officer. In connection with Mr. Perlman’s new position, the Vringo board of directors agreed to following, revised employment terms: Mr. Perlman will be paid $250,000 per year, he will be entitled to severance, equal to his one year salary, to be paid in the event he ceases to be Vringo’s Chief Executive Officer pursuant to a change of control. In addition, the Vringo board of directors approved the grant of options to purchase 450,000 shares at an exercise price of $1.65 per share. Vringo and Mr. Perlman expect to enter into an amendment to his employment agreement to formalize the foregoing terms.

The employment agreement requires Mr. Perlman to assign inventions and other intellectual property which he conceives or reduces to practice during his employment to Vringo and to maintain Vringo’s confidential information during employment and thereafter. Mr. Perlman is also subject to a non-competition and a non-solicitation provision that extends for a period of twelve months following termination of his agreement.

Ellen Cohl Employment Agreement

Ellen Cohl entered into an employment agreement with Vringo on October 20, 2010, to act as Vringo’s principal financial officer. Pursuant to the terms of her employment agreement, Ms. Cohl’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason by giving advance written notice of 90 days. Notwithstanding the foregoing, Ms. Cohl may be dismissed immediately, without prior notice, and with rights to receive no further compensation pursuant to this employment agreement upon the occurrence of any event in which severance payments, in whole or in part, may be denied to Ms. Cohl pursuant to Israeli law. Such events include, without limitation: (i) indictment for an offense constituting a felony or involving moral turpitude, theft or embezzlement, whether or not involving the company; (ii) Ms. Cohl’s breach of her confidentiality or non-competition obligations pursuant to her employment agreement; or (iii) an act of bad faith by Ms. Cohl towards the company or any other breach of a fiduciary duty towards the company or any other breach of her employment agreement.

During the term of her employment, Ms. Cohl receives a gross monthly salary of NIS 35,000, or an aggregate of NIS 420,000 per year (approximately $118,000 as of December 31, 2010). In January 2011, Ms. Cohl’s gross monthly salary was increased to NIS 40,000. Ms. Cohl shall be reimbursed for all pre-approved expenses, and travel expenses, incurred in connection with her duties pursuant to the employment agreement.

For purposes of examining entitlement to severance payments under law and under her agreement, Ms. Cohl’s tenure commenced on her employment start date of October 1, 2009. To fulfill obligations to pay severance in certain circumstances pursuant to Israeli law, a Manager’s Policy has been established for Ms. Cohl and an amount equal to 15.83% of Ms. Cohl’s annual salary will be deposited towards such Manager’s Policy, which amount will be split among an account for severance pay, disability insurance and a pension fund. Except in circumstances that would not require the payment of severance pursuant to Israeli law, in the event of the termination of Ms. Cohl’s employment agreement, the Manager’s Policy will be transferred to her personally. The Manager’s Policy would not be transferred to Ms. Cohl in certain circumstances, including breach of confidentiality and non-competition provisions or the breach of fiduciary duties. During the term of Ms. Cohl’s employment agreement, an amount equal to 7.5% of her base salary will be deposited into a Further Education Fund recognized by Israeli income tax authorities. Vringo’s contributions under this Section 5.4 will continue only up to the applicable tax-exempt “ceiling” under the income tax regulations in effect from time to time. The funds may be released to Ms. Cohl upon her written request.

The employment agreement requires Ms. Cohl to assign inventions and other intellectual property which she conceives or reduces to practice during employment to Vringo and to maintain Vringo’s confidential information during employment and thereafter. Ms. Cohl is also subject to a non-competition and a non-solicitation provision that extends for a period of 12 months following termination of her agreement.

Executive Compensation Table: Combined Company Executive Officers from Vringo

The following table sets forth cash compensation and the value of stock options awards granted to Vringo’s executive officers that will continue as executive officers of the combined company for their service in 2011.

Name	Salary ($)	Option Awards ($)(1)	All Other Compensation	Total ($)
Andrew D. Perlman	$188,269	$156,325	—	$344,594
Ellen Cohl	$127,988	$58,180	36,841	$223,009	(2)

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $30,898. Additionally, includes local travel reimbursement in the aggregate amount of $5,943.

Executive Compensation Table: Combined Company Executive Officers from Innovate/Protect

The following table sets forth cash compensation and the value of stock options awards granted to Innovate/Protect’s executive officers that will continue as executive officers of the combined company for their service in 2011.

Name	Salary ($)		Option Awards ($)(1)		All Other Compensation		Total ($)
Andrew Kennedy Lang	$88,723	(2)	$546,254	(3)	14,653	(4)	$649,630
Alexander R. Berger	$53,274	(5)	$161,438	(6)	—		$214,712

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)	In the event that the Merger is not consummated and Innovate/Protect successfully completes an IPO and realizes net proceeds of at least $7 million from the sum of its previously completed private placements and the IPO, Mr. Lang’s annual salary will increase to $385,000.
(3)	Total stock award of 2,115,625 shares. 1,178,125 shares vested immediately upon grant and 937,500 shares vest over a three (3) year period. On March 11, 2012, the Innovate/Protect board of directors adopted a resolution to remove Innovate/Protect’s repurchase right with respect to the equity described in the preceding sentence upon the Effective Time (as defined in the Merger Agreement) of the Merger.

(4)	Includes $14,653 provided to Mr. Lang in moving reimbursement expenses.
(5)	In the event that the Merger is not consummated and Innovate/Protect successfully completes an IPO and realizes net proceeds of at least $7 million from the sum of its previously completed private placements and the IPO, Mr. Berger’s annual salary will increase to $250,000.
(6)	Total stock award of 625,000 shares. The fair value of these shares at the time of grant has been treated as compensation and is recognized at such times as the shares vest over an eighteen (18) month period. On March 11, 2012, the Innovate/Protect board of directors adopted a resolution to remove Innovate/Protect’s repurchase right with respect to the equity described in the preceding sentence upon the Effective Time (as defined in the Merger Agreement) of the Merger.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards held by Vringo’s named executive officers as of December 31, 2011 granted under Vringo’s 2006 Stock Option Plan.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Option exercise price ($)	Vesting commencement date	Option expiration date
Jonathan Medved(1)	20,833	—	3.00	9/16/2007	9/21/2013	(4)
Jonathan Medved(1)	7,670	4,018	1.50	6/25/2009	9/21/2013	(4)
Jonathan Medved(3)	—	266,667	0.01	6/22/2010	9/21/2012	(4)
Jonathan Medved(2)	150,000	250,000	5.50	6/22/2010	9/21/2013
Andrew Perlman(1)	4,167	—	3.00	7/30/2007	7/30/2013
Andrew Perlman(1)	2,500	—	4.50	1/20/2008	1/20/2014
Andrew Perlman(1)	1,490	677	1.50	2/14/2009	2/14/2015
Andrew Perlman(3)	—	46,667	0.01	6/22/2010	3/17/2016
Andrew Perlman(2)	33,750	56,250	5.50	6/22/2010	3/17/2016
Andrew Perlman(3)	—	46,667	0.01	9/30/2010	1/31/2017
Andrew Perlman(3)	30,000	60,000	5.50	9/30/2010	1/31/2017
Ellen Cohl(3)	—	20,000	0.01	9/30/2010	1/31/2017
Ellen Cohl(3)	6,250	13,750	5.50	9/30/2010	1/31/2017
Ellen Cohl(2)	—	15,000	0.01	6/22/2010	3/17/2016
Ellen Cohl (2)	15,000	25,000	5.50	6/22/2010	3/17/2016

(1)	25% of the options awards vest in arrears on the date which is twelve months after the applicable vesting commencement date, subject to the optionee’s continuous service status on such date. The remaining 75% of the options vest in twelve equal quarterly increments (6.25% per quarter) over the subsequent three years, subject to the optionee’s continuous service status on the relevant vesting date.
(2)	25% of the options awards vest in arrears on the date which is twelve months after the applicable vesting commencement date, subject to the optionee’s continuous service status on such date. The remaining 75% of the options vest in equal annual increments (25% per year) over the subsequent three years, subject to the optionee’s continuous service status on the relevant vesting date.
(3)	33% of the options awards vest in arrears on the date which is twelve months after the applicable vesting commencement date, subject to the optionee’s continuous service status on such date. The remaining 67% of the options vest in two equal annual increments (33% per year) over the subsequent two years, subject to the optionee’s continuous service status on the relevant vesting date.
(4)	Reflects option expiration dates pursuant to separation agreement signed in March 2012.
(5)	For additional option grants related subsequent events, also refer to Note 17 to the Vringo’s consolidated financial statements.

VRINGO SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 20, 2012, regarding the beneficial ownership of Vringo common stock by (i) each person known by the Vringo board of directors to own beneficially 5% or more of the outstanding shares of Vringo common stock, (ii) each director of Vringo, (iii) Vringo’s named executive officers, and (iv) all of Vringo’s directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of Vringo’s capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below.

Percentage of beneficial ownership is calculated in relation to the 14,244,160 shares of Vringo common stock that were outstanding as of June 20, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Vringo common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of Vringo common stock within 60 days of June 20, 2012. Options to purchase shares of Vringo common stock that are exercisable within 60 days of June 20, 2012 are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, to Vringo’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)(4)	Percentage of Common Stock(5)
Five percent or more beneficial owners:
Iroquois Master Fund Ltd.(6) 641 Lexington Ave, 26 Fl. New York, NY 10022	1,242,828	8.3%
Mark Cuban(7) 5424 Deloache Avenue Dallas, Texas 75220	1,030,720	7.2%
18 Partners, LLC(8) 1180 East Hallandale Beach Boulevard, Suite C Hallandale Beach, FL 33009	774,975	5.1%
Named Executive Officers and Directors
Andrew D. Perlman	275,928	1.9%
Seth M. Siegel	440,122	3.0%
Ellen Cohl	105,417	*%
John Engelman	127,575	*%
Edo Segal	90,298	*%
Philip Serlin	38,333	*%
Geoffrey Skolnik	5,625	*%
All executive officers and directors as a group (7 persons)	1,083,297	7.5%

*	Does not exceed 1%
(1)	Unless otherwise indicated, the business address of the individuals is c/o Vringo Inc., 44 W. 28th Street New York, New York, 10001.
(2)	Assumes the full exercise of all options and warrants held by the principal stockholders that are exercisable within 60 days of June 20, 2012.
(3)	All ownership of the executive officers and directors is direct beneficial ownership, except for 19,165 shares held in a trust controlled by Seth M. Siegel.
(4)	Based on information included on Form 3, Form 4, Form 4/A or Schedule 13G filed with the SEC.
(5)	Percentage of common stock excludes the exercise of all options and warrants held by the holder that are not exercisable within 60 days.

(6)	Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund, Ltd., or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.
(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on April 13, 2012. Mr. Cuban has sole power to vote or dispose of the 1,030,720 shares.
(8)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on April 30, 2012 on behalf of 18 Partners, LLC (“18 Partners”) and Jaime Peisach, Cheryl Peisach, and Monica Peisach Sasson (collectively, the “Managers”), each of whom is a manager of 18 Partners. 18 Partners holds 704,975 shares, including 216,000 shares issuable within 60 days upon the exercise of currently outstanding warrants. As the managers of 18 Partners, each of the Managers may be deemed to own the shares held by 18 Partners. Each of the Managers expressly disclaims beneficial ownership of the shares held by 18 Partners, except to the extent of his or her pecuniary interest therein, if any. In addition to the shares held by 18 Partners, Jaime Peisach holds 35,000 shares as custodian for the Steven Peisach UTMA account and Cheryl Peisach holds 35,000 shares as custodian for the Mauricio Peisach UTMA account. Each of Jaime Pesach and Cheryl Peisach has sole power to vote or direct the vote of 35,000 shares (as described above).

INNOVATE/PROTECT SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Innovate/Protect capital stock as of June 20, 2012, by (i) each person or entity who is known by Innovate to own beneficially more than 5% of the outstanding shares of Innovate capital stock, (ii) each director of Innovate/Protect, (iii) each of Innovate/Protect’s named executive officers, and (iv) all directors and named executive officers of Innovate/Protect as a group.

Percentage of beneficial ownership is calculated in relation to the 5,919,661 shares of Innovate common stock and 6,673 preferred stock of Innovate/Protect preferred stock that were outstanding as of June 20, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Innovate/Protect capital stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of Innovate/Protect capital stock within 60 days of June 20, 2012. Options to purchase shares of Innovate/Protect common stock that are exercisable within 60 days of June 20, 2012 are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Notes convertible into shares of Innovate/Protect capital stock that are convertible within 60 days of June 20, 2012 are considered beneficially owned by the person holding such notes for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, to Innovate/Protect’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock (as converted)		Preferred Stock
Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percent of Class	Amount of Beneficial Ownership	Percent of Class
5% Stockholders
Hudson Bay Master Fund Ltd.(3) 777 Third Avenue New York, NY 10017	6,431,100	53.8%	6,181	92.6%
Sander Gerber(3) c/o Hudson Bay Capital Management LP 777 Third Avenue New York, NY 10017	6,431,100	53.8%	6,181	92.6
Iroquois Master Fund Ltd.(4) 641 Lexington Ave. 26th Floor New York, NY 10022	517,958	8.15%	344	5.2%
Frost Gamma Investments Trust 4400 Biscayne Boulevard Miami, FL 33137	375,000	6.33%	—	—
Michael and Betsy Brauser TBE 3164 NE 31st Avenue Lighthouse Point, FL 33064	387,500	6.55%	—	—
Barry Honig 4400 Biscayne Boulevard, Suite 850 Miami, FL 33137	437,500	7.39%	—	—
Named Executive Officers and Directors
Andrew Kennedy Lang	1,875,000	31.67%	—	—
Alexander R. Berger(5)	625,000	10.56%	—	—
Donald E. Stout(6)	256,824	4.33%	—	—
H. Van Sinclair	40,000	*	—	—
All officers and directors as a group (4 persons)	2,796,824	47.42%	—	—

*	Does not exceed 1% of the class
(1)	Unless otherwise indicated, the address of each listed stockholder is c/o Innovate/Protect, Inc., 380 Madison Avenue, 22nd Floor, New York, New York 10017.
(2)	Assumes the full exercise of all options and warrants held by the principal stockholders that are exercisable within 60 days of June 20, 2012.
(3)	Hudson Bay Master Fund Ltd. also holds a warrant exercisable for 250,000 shares of common stock, which would be 4.15% of the class upon exercise and shares of preferred stock convertible into 6,181,000 shares of common stock. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities.
(4)	Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund Ltd., or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.
(5)	Held by ARB-A Investment Trust, of which Mr. Berger is the trustee.
(6)	Aggregates shares owned by Donald E. Stout and the Donald E. and Mary Stout Trust, which Mr. Stout controls.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

The following table sets forth information as of June 20, 2012, regarding the beneficial ownership of the combined company upon completion of the Merger by (i) each person known by the management of Vringo and Innovate/Protect that is expected to become the beneficial owner of 5% of the common stock of the combined company upon completion of the Merger, (ii) each director and named executive officer of the combined company, and (iii) all directors and named executive officers of the combined company as a group. Information with respect to beneficial ownership is based solely on a review of Vringo capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below and on Innovate/Protect’s stock ledger. Unless otherwise indicated in the footnotes, the address for each listed stockholder is: c/o Innovate/Protect, Inc., 380 Madison Avenue, 22nd Floor, New York, New York 10017.

Percentage of beneficial ownership is calculated based on 14,244,160 shares of Vringo common stock outstanding as of June 20, 2012 and 12,592,661 shares of Innovate/Protect capital stock outstanding as of June 20, 2012 (which includes 6,673 shares of preferred stock and 5,919,661 shares of common stock). The percent of common stock of the combined company is based on 32,357,329 shares of common stock of the combined company outstanding upon completion of the Merger and assumes that the Exchange Ratio to be used in connection with the Merger is approximately 3.0176 shares of Vringo common stock for each share of Innovate/Protect capital stock (without giving effect to the proposed reverse stock split described elsewhere in this proxy statement/prospectus). Shares of Vringo common stock subject to stock options that are currently exercisable or exercisable within 60 days after June 20, 2012 are treated as outstanding and beneficially owned by the holder of such options for the purpose of computing the percentage ownership of the combined company’s common stock of such holder, but are not treated as outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other stockholder. Shares of Innovate/Protect common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 20, 2012 are treated as outstanding and beneficially owned by the holder of such options for the purpose of computing the percentage ownership of the combined company’s common stock of such holder, but are not treated as outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other stockholder. Unless otherwise indicated, Vringo and Innovate/Protect believe that each of the persons named in this table has sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(3)	Percent of Class	Total Voting Power(8)	Percent of Class
5% Stockholders (Preferred)
Hudson Bay Master Fund Ltd.(5) 777 Third Avenue New York, NY 10017	6,181	92.6%	—	—
Sander Gerber(5) c/o Hudson Bay Capital Management LP 777 Third Avenue New York, NY 10017	6,181	92.6%	—	—
Iroquois Master Fund Ltd.(6) 641 Lexington Ave, 26th Floor New York, NY 10022	344	5.2%	—	—
5% Stockholders (Common) (Excluding Named Executive Officers and Directors)
Hudson Bay Master Fund Ltd.(5) 777 Third Avenue New York, NY 10017	3,548,875	9.99%	3,548,875	9.99%
Sander Gerber(5) c/o Hudson Bay Capital Management LP 777 Third Avenue New York, NY 10017	3,548,875	9.99%	3,548,875	9.99%
Iroquois Master Fund Ltd.(6) 641 Lexington Ave, 26th Floor New York, NY 10022	2,219,446	6.7%	524,936	1.6%
Frost Gamma Investments Trust 4400 Biscayne Boulevard Miami, FL 33137	1,606,872	4.9%	1,131,600	3.5%
Michael and Betsy Brauser TBE 3164 NE 31st Avenue Lighthouse Point, FL 33064	1,660,435	5.1%	1,169,320	3.6%
Barry Honig 4400 Biscayne Boulevard, Suite 850 Miami, FL 33137	1,874,684	5.7%	1,320,200	4.1%
Named Executive Officers and Directors:
Andrew D. Perlman(1)	607,381	1.8%	66,666	*
Andrew Kennedy Lang(2)	8,034,360	23.1%	5,658,000	17.5%
Seth M. Siegel(1)	619,289	1.9%	92,773	*
Alexander R. Berger(4)	2,678,120	8.1%	1,866,000	5.8%
John Engelman(1)	201,533	*	43,614	*
Donald E. Stout(7)	1,083,195	3.3%	733,814	2.3%
H. Van Sinclair(2)	171,400	*	120,704	*
Ellen Cohl(1)	231,750	*	35,000	*
All executive officers and directors as a group (8 persons)	13,627,028	39.9%	8,636,571	26.3%

*	Does not exceed 1% of the class
(1)	The address of each listed stockholder is c/o Vringo Inc., 44 W. 28th Street New York, New York, 10001.
(2)	The address of each listed stockholder is c/o Innovate/Protect, Inc., 380 Madison Avenue, 22nd Floor, New York, New York 10017.
(3)	Assumes the full exercise of all options and warrants held by the principal stockholders that are exercisable within 60 days of June 20, 2012.
(4)	Held by ARB-A Investment Trust, of which Mr. Berger is the trustee.

(5)	In addition to any shares of Vringo common stock that Hudson Bay and its affiliates will hold after the Merger, Hudson Bay Master Fund Ltd. will hold warrants exercisable for shares of common stock, and 6,181 shares of Vringo preferred stock convertible into shares of Vringo common stock. In accordance with the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock with respect to the Vringo preferred stock to be filed by Vringo prior to the consummation of the Merger and the terms of the Vringo warrants to be received in connection with the Merger, Hudson Bay may not convert any of the Vringo preferred stock or exercise its warrants to purchase Vringo common stock to the extent that after giving effect to such conversion or exercise, as the case may be, Hudson Bay (together with its affiliates) would have acquired, through conversion of Vringo preferred stock, exercise of Vringo warrants or otherwise, beneficial ownership of a number of shares of Vringo common stock that exceeds 9.99% of the number of shares of Vringo common stock outstanding immediately after giving effect to such conversion, excluding for purposes of such determination, shares of Vringo common stock issuable upon conversion of the Vringo preferred stock or exercise of the Vringo warrants that have not been converted or exercised. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities. Mr. Gerber, through his pension plan, is also the beneficial owner of 28,748 shares of Vringo common stock.
(6)	Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund Ltd., or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.
(7)	Aggregates shares owned by Donald E. Stout and the Donald E. and Mary Stout Trust, which Mr. Stout controls.
(8)	Does not include options, warrants or other convertible securities held by the principal stockholders.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Vringo consists of 28,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Vringo is seeking stockholder approval pursuant to this proxy statement/prospectus to (i) effect a reverse stock split of Vringo issued and outstanding common stock, pursuant to which any whole number of outstanding shares between and including two and four would be combined and reclassified into one share of Vringo common stock (with the exact reverse stock split ratio within such range to be determined by Vringo prior to the completion of the Merger) and (ii) amend Vringo’s Certificate to increase the number of authorized shares of Vringo common stock from 28,000,000 to up to a maximum of 150,000,000 shares (with the exact amount to be determined by Innovate/Protect prior to the completion of the Merger).

Common Stock

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, there were 14,244,160 shares of Vringo common stock outstanding and 22 stockholders of record.

The Vringo stockholders are entitled to one vote for each share held on matters submitted to a vote of the stockholders and do not have cumulative voting rights. The Vringo stockholders are entitled to receive proportionately any dividends that may be declared by the Vringo board of directors, subject to any preferential dividend rights of Vringo outstanding preferred stock. Upon Vringo’s liquidation, dissolution or winding up, the holders of Vringo’s common stock are entitled to receive proportionately Vringo’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Vringo common stock have no preemptive, subscription, redemption or conversion rights. Vringo’s outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of Vringo common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Vringo has designated and issued or which Vringo may designate and issue in the future.

Preferred Stock

The Vringo board of directors has the authority, without action by the Vringo stockholders, to designate and issue up to 5,000,000 shares of Vringo preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of Vringo common stock. It is not possible to state the actual effect of the issuance of any shares of Vringo preferred stock upon the rights of the holders of Vringo common stock until the Vringo board of directors determines the specific rights of the holders of Vringo preferred stock. However, effects of the issuance of Vringo preferred stock include restricting dividends on Vringo common stock, diluting the voting power of Vringo common stock, impairing the liquidation rights of Vringo common stock, and making it more difficult for a third party to acquire Vringo, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of Vringo outstanding voting stock. Vringo has no present plans to issue any shares of Vringo preferred stock.

Upon completion of the Merger, each share of then-outstanding Innovate/Protect preferred stock (total 6,673 shares outstanding) (other than shares held by Vringo, Innovate/Protect or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo preferred stock, which 6,673 shares, as of June 20, 2012, shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock.

The Vringo preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E which is to be filed by Vringo prior to closing, which rights include, among other things, a liquidation preference of $6,673,000 and the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. Vringo may not create a class of capital stock senior or pari passu to the Vringo preferred stock. The Vringo preferred stock shall be initially convertible into an aggregate of 20,136,445 shares of Vringo common stock (subject to a provision that restricts conversion in the event the holder will acquire beneficial ownership of more than 9.99% of Vringo common stock after such conversion) but shall be non-voting, except as required by law and in certain defined instances, including a change of control. In addition, except for certain excluded issuances, the conversion price of the Vringo preferred stock shall be subject to full ratchet anti-dilution protection for issuances of equity or equity-linked securities below the initial conversion price (as adjusted for stock splits, stock dividends and similar events) until the date Vringo common stock has traded an aggregate of 100,000,000 shares at above $3.00 per share (as adjusted for stock splits, stock dividends and similar events). On a change of control, except for a change of control where the holder receives all publicly traded stock, the holder of the Vringo preferred stock will be able to require Vringo to redeem the shares of Vringo preferred stock at the greater of the stated value and the value of the equity underlying the Vringo preferred stock. The Vringo preferred stock also contains a covenant prohibiting Vringo, for a period of 18 months following the closing, from incurring indebtedness senior to the Vringo preferred stock in excess of $6 million in the aggregate (including the then outstanding principal amount of existing Innovate/Protect indebtedness); provided, that, this covenant shall not apply to indebtedness secured by assets of Vringo acquired after the closing in which the lender expressly subordinates to the holder of the Vringo preferred stock. In addition, in accordance with the terms and conditions of the Merger Agreement, Vringo may not currently incur any indebtedness without the consent of Innovate/Protect. As of May 31, 2012, the indebtedness of Vringo and Innovate/Protect were zero and $3.2 million, respectively. Therefore, following the consummation of the Merger, Vringo may incur up to $2.8 million of debt senior to the Vringo preferred stock without violating the provisions of the Vringo preferred stock (in addition to any amounts up to $6,000,000 that may be drawn down by Innovate/Protect under the Hudson Bay debt facility). The holder of the Vringo preferred stock shall be indemnified against losses due to a buy-in following any failure to timely deliver Vringo common stock upon a conversion failure and Vringo shall pay the holders of the Vringo preferred stock liquidated damages of one-quarter of one percent (0.25%) for each full 15 day period during which Vringo’s common stock is suspended from trading or if the Vringo common stock is delisted.

Warrants

As of June 20, 2012, the latest practicable date before the printing of this proxy statement/prospectus, there were warrants to purchase 7,385,364 of Vringo common stock outstanding at a weighted-average exercise price of $3.87 per share, including 4,784,000 public warrants.

Series 1 and Series 2 Warrants

In connection with the Merger, Vringo will issue to the holders of Innovate/Protect capital stock and the holder of Innovate/Protect’s issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, including Series 1 Warrants and Series 2 Warrants to purchase and aggregate of 442,000 and 408,000 shares of Vringo common stock, respectively. In addition, the issued and outstanding warrant to purchase 250,000 shares of Innovate/Protect common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of Innovate/Protect shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger.

Each Series 1 Warrant and Series 2 Warrant (collectively, the “Warrants”) has an exercise price of $1.76 per share and is exercisable at any time after the date of issuance (the “Issuance Date”) until the expiration date (the “Expiration Date”), which date shall be five years from the Issuance Date, in whole or in part, by paying Vringo cash, check or wire transfer. Notwithstanding, if at any time between the three month anniversary of the Issuance Date and the Expiration Date, there is not an effective registration statement registering the resale of the shares issuable under the Warrants (the “Warrant Stock”) then the holder may elect to exercise the Warrant, or a portion thereof, and to pay for the Warrant Stock by way of cashless exercise. No holder of either Warrant may exercise such Warrant if such exercise would result in the holder beneficially owning in excess of 4.99% of the number of shares of Vringo common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the Warrant (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be waived by the holder upon not less than 61 days’ prior notice to Vringo to change the beneficial ownership limitation to 9.99%. If the Beneficial Ownership Limitation is increased to 9.99% it may not be further waived. The Warrants are subject to adjustments for stock splits and certain fundamental transactions. The Warrants are not transferable in the absence of (i) an effective registration statement under the Securities Act as to the Warrant or Warrant Stock, and registration or qualification of the Warrant and Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to Vringo, that such registration and qualification are not required. Notwithstanding, subject to these requirements, the Warrants are transferrable, in whole or in part, to (i) an entity controlling, controlled by or under common control of the holder, or (ii) to any other proposed transferee by surrendering the Warrant with a properly executed transfer form to the principal office of Vringo. The Warrants are redeemable, at the option of Vringo, at any time after they become exercisable and prior to their expiration, upon notice to Vringo, at the price of $0.01 per share in the event that (i) the last closing sale price of Vringo common stock has been equal to or greater than $5.00 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) on each of 20 trading dates within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given to the holder, and (ii) during each day of the foregoing 20 day trading period and through the date Vringo exercises its redemption rights, it must have an effective registration statement with a current prospectus pursuant to which the underlying Vringo common stock may be sold. The Series 1 Warrant provides that from the Issuance Date through December 31, 2014, in the event Vringo shall issue or sell a warrant to purchase shares of Vringo common stock at an exercise price below $1.76 per share or which contain terms that, taken as a whole, are more favorable then the terms of the Series 1 Warrant (a “Superior Warrant”), as determined in good faith by the Board of Directors of Vringo, in connection with a financing or a material transaction consummated by Vringo, then Vringo shall amend the terms of the Series 1 Warrant to give the holder the benefit of more favorable terms or conditions of the Superior Warrant (excluding the expiration date of the Superior Warrant). All other material terms of the Series 1 Warrant and the Series 2 Warrant are identical. For a complete description of each of the Series 1 Warrant and the Series 2 Warrant, please refer to Annex F and Annex G, respectively, to this proxy statement/prospectus.

Delaware Statutory Business Combinations Provision

Vringo is subject to the provisions of Section 203 of the DGCL which, subject to certain exceptions, prohibits Vringo from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or the transaction in which such stockholder became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. For purposes of Section 203 of the DGCL, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the corporation’s voting stock. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of Vringo.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on June 8, 2011, for the purposes of the statements of operations, and March 31, 2012, for the purposes of the balance sheet, and was prepared based on the historical financial position and results of operations reported by Vringo and Innovate/Protect. The following should be read in conjunction with the audited historical financial statements of Vringo and Innovate/Protect and the notes thereto beginning on pages F-1 and F-52, respectively, the sections entitled “Vringo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 129 and “Innovate/Protect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 156, and the other information contained in this proxy statement/prospectus. The following information does not give effect to the proposed reverse stock split of Vringo common stock described in Vringo Proposal No. 2.

Accounting Treatment of the Merger

U.S. Generally Accepted Accounting Principles (hereafter — GAAP), require that for each business combination, one of the combining entities shall be identified as the acquirer, and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, it is sometimes not clear which party is the acquirer. In these situations, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

If a business combination has occurred, but it is not clear which of the combining entities is the acquirer, GAAP requires considering additional factors in making that determination. No hierarchy is provided to explain how to assess factors that influence the identification of the acquirer in a business combination, effectively concluding that no one of the criteria is more significant than any other. However, the more significant the differential in the voting interest of the combining entities, the more difficult it is to conclude that the entity with the largest voting interest is not the acquirer.

Based on the aforementioned, and after taking in consideration all relevant facts and circumstances (which included, among others, the composition of the senior management and the governing body of the combined entity, relative size of the entities prior to the Merger), we came to a conclusion that, in light of the significant differential in the voting interest of the combining entities (both on current holdings basis and on diluted basis), Innovate/Protect is the accounting acquirer, as it is defined in FASB Topic ASC 805 “Business Combinations”.

As a result, the Merger will be accounted for as a reverse acquisition. In the post-combination consolidated financial statements, Innovate/Protect’s assets and liabilities will be presented at its pre-combination amounts, and Vringo’s assets and liabilities will be recorded and measured at fair value. In addition, the consolidated equity will reflect Vringo’s common and preferred stock, at par value, as Vringo is the legal acquirer. The total consolidated equity will consist of Innovate/Protect’s equity just before the merger, plus the fair value of assumed assets of Vringo, net, as well as, adjustments to equity caused by the consummation of the Merger, as per the guidance for business combinations in ASC 805.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet as of March 31, 2012, combines the historical balance sheets of Vringo and Innovate/Protect as of March 31, 2012 and gives pro forma effect to the Merger as if it had been completed on March 31, 2012.

The unaudited pro forma combined statements of operations for the periods from June 8, 2011 through December 31, 2011 and from March 31, 2012 combine the historical statements of operations of Vringo for the period from June 8, 2011 to December 31, 2011 and from January 1, 2012 to March 31, 2012 and of Innovate/Protect from inception (June 8, 2011) to December 31, 2011 and from January 1, 2012 to March 31, 2012 and gives pro forma effect to the Merger as if it had been completed on June 8, 2011.

The financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements (see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 188), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the Merger.

Preliminary Purchase Price Allocation:

The Pro Forma Unaudited Consolidated Financial Information reflects the allocation of the preliminarily estimated purchase price of $66.0 million to the assets acquired and liabilities assumed of Vringo. The fair value of the consideration issued to former shareholders of Innovate/Protect is based on price of Vringo’s share of common stock on May 25, 2012, as well as the fair value of other outstanding equity instruments. A preliminary determination of the fair values of certain acquired assets and assumed liabilities of Vringo was based on a $3.39 share price, as basis for valuation:

($ — in thousands)
Current assets, net of current liabilities	2,716
Long-term deposit	8
Property and equipment	133
Technology	10,906
Goodwill	56,335
Total assets acquired	70,098
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as a long-term derivative liability, in these consolidated pro forma financial statements, see note 1	4,106
Total liabilities assumed	4,106
Total estimated purchase price	65,992
Fair value of vested stock options granted to employees, management and consultants, classified as equity in these consolidated pro forma financial statements, see note 1	6,734
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as equity, in these consolidated pro forma financial statements, see note 1	10,132
Fair value of Vringo common stock shares and $0.01 options granted to employees, management and consultants, classified as equity in these consolidated pro forma financial statements	49,126
Total estimated purchase price	65,992

As mentioned above, the final fair value of the consideration, as well as certain acquired assets and assumed liabilities, will depend significantly on our future share price, as it is set on Merger consummation date. Consequently, the final fair value of consideration, and as a result, the final purchase price allocation, might significantly differ from the values presented in these consolidated pro forma statements. Possible changes due to fluctuations in our share price are reflected in the following sensitivity table:

	($ — in thousands)
Vringo share price:	$2.0	$4.0	$5.0
Current assets, net of current liabilities	2,716	2,716	2,716
Long-term deposit	8	8	8
Property and equipment	133	133	133
Technology	10,906	10,906	10,906
Goodwill	25,183	69,804	92,892
Total assets acquired:	38,946	83,567	106,655
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as a long-term derivative liability	1,936	5,183	6,990
Total liabilities assumed:	1,936	5,183	6,990
Total estimated purchase price:	37,010	78,384	99,665
Fair value of stock options granted to employees, management and consultants, classified as equity in these consolidated pro forma financial statements	3,051	7,257	9,502
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as equity, in these consolidated pro forma financial statements	4,740	12,689	17,115
Fair value of Vringo common stock shares and $0.01 options granted to employees, management and consultants, classified as equity in these consolidated pro forma financial statements	29,219	58,438	73,048
Total estimated purchase price:	37,010	78,384	99,665

Unaudited Pro Forma Consolidated Statement of Operations, for the three month period ended March 31, 2012:

	Historical
	Innovate/Protect	Vringo	Pro Forma adjustments	Notes	Pro Forma consolidated
	($ — in thousands, except share and per share data)
Revenue	—	106	—		106
Costs and expenses:
Cost of revenue	—	31	454	1	485
Operating legal costs	1,172	—	—		1,172
Compensation	378	—	(378)	2	—
Amortization and depreciation	156	—	(156)	2	—
Research and development	—	512	—		512
Marketing	—	759	—		759
General and administrative	162	1,460	534	2	2,156
Total operating expenses:	1,868	2,762	454		5,084
Operating loss:	(1,868)	(2,656)	(454)		(4,978)
Non-operating income (expense)	(4)	10	—		6
Issuance of non-preferential reload warrants	—	(1,091)	—		(1,091)
Loss on revaluation of warrants	—	(411)	—		(411)
Issuance of preferential reload warrants	—	(1,476)	—		(1,476)
Loss before income taxes:	(1,872)	(5,624)	(454)		(7,950)
Income taxes	—	(20)	—		(20)
Net loss:	(1,872)	(5,644)	(454)		(7,970)
Basic and diluted net loss per common share	(0.43)	(0.46)		3	(0.26)
Weighted average shares used in computing basic and diluted net loss per common share	4,635,117	12,371,472		3	30,484,641

Unaudited Pro Forma Consolidated Balance Sheets, as of March 31, 2012:

	Historical
	Innovate/Protect	Vringo	Pro Forma adjustments	Notes	Pro Forma consolidated
	($ — in thousands)
Assets:
Current assets:
Cash and cash equivalents	3,980	3,630	—		7,610
Accounts receivable	—	152	—		152
Prepaid expenses and other current assets	40	144	—		184
Total current assets	4,020	3,926	—		7,946
Long-term deposit	—	8	—		8
Property and equipment	12	133	—		145
Intangible assets, net	2,912	—	—		2,912
Technology	—	—	10,906	*	10,906
Goodwill	—	—	56,335	1,*	56,335
Total assets	6,944	4,067	67,241		78,252
Liabilities and stockholders’ equity:
Current liabilities:
Deferred tax liabilities, net – short-term	—	3	—		3
Accounts payable and accrued expenses	525	617	852	4	1,994
Accrued severance pay	—	233	—		233
Accrued employee compensation	341	357	—		698
Current portion, note payable – related party	2,000	—	—		2,000
Total current liabilities	2,866	1,210	852		4,928
Long-term liabilities
Note payable – related party	1,200	—	—		1,200
Derivative liabilities on account of warrants	—	1,836	21,733	5	25,839
			4,106	1,*
			(1,836)	*
Total long-term liabilities	1,200	1,836	24,003		27,039
Preferred stock, Series A Convertible, $0.0001 par value; 6,968 authorized and issued and 6,818 outstanding	1,761	—	(1,761)	6	—
Stockholders’ equity (deficit)
Preferred stock, Series A Convertible, $0.01 par value per share; 6,818 authorized, issued and outstanding	—	—	—	6	—
Common stock, $0.01 par value per share, 150,000,000** authorized, 31,979,592 issued and outstanding	1	139	(1)	7	320
			181	7
Additional paid-in capital	5,742	44,072	(15,237)	8	51,443
			6,734	1,*
			10,132	1,*
Accumulated deficit	(4,626)	(43,190)	(852)	4	(5,478)
			43,190	8
Total stockholders’ equity (deficit)	1,117	1,021	44,147		46,285
Total liabilities and stockholders’ equity	6,944	4,067	67,241		78,252

*	Refer to preliminary Purchase Price Allocation table on page 189.
**	The increase in common stock $0.01 par value per share, from 28,000,000 to 150,000,000, is expected to take place at the stockholders’ meeting to approve the merger.

Notes to the Unaudited Pro Forma Consolidated Statements of Operations and Balance Sheet:

1.	This pro-forma adjustment represents additional amortization expense, recorded in connection with amortizable intangible assets acquired in the Merger, assuming the acquisition of Vringo occurred on June 8, 2011:

	Gross carrying amount	Life	Three month period ended March 31, 2012
	($ — in thousands)	(years)	($ — in thousands)
Cost of revenue:
Technology	10,906	6	454
			454

	Gross carrying amount	Amortization of intangible assets and liabilities
	($ — in thousands)
Goodwill	56,335	Goodwill is reviewed for impairment at least annually in accordance with the provisions of ACS 350 “Intangibles, Goodwill and Other”
Fair value of vested stock options granted to employees, management and consultants, classified as equity in these consolidated pro forma financial statements	6,734	Originally allocated fair value (which also reflects the impact of partial acceleration of vesting of outstanding options granted to employees, management and consultants of Vringo triggered directly by the Merger) will be adjusted for options exercised. This adjustment will be recorded as internal reclassification in additional paid-in capital.
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as a long term derivative liability, as these warrants bear certain down-round protection clauses	4,106	Originally allocated fair value to warrants classified as a derivative liability will be adjusted at the end of each reporting period.
Fair value of outstanding warrants granted by Vringo prior to the Merger, classified as equity, in these consolidated pro forma financial statements	10,132	Originally allocated fair value to warrants classified as equity will be adjusted for warrants exercised. This adjustment will be recorded as internal reclassification in additional paid-in capital.

For these pro forma consolidated statements of operations, we assume that there was no sign of impairment of goodwill, throughout the period presented. In addition, we assume that the purchase price allocated to the fair value of outstanding warrants granted by Vringo prior to the Merger did not change over the presented period.

2.	Amortization and depreciation and capital acquisition costs, were reclassified into general and administrative:

Three month period ended March 31, 2012
($ — in thousands)
General and administrative	534
Compensation	(378)
Amortization and depreciation	(156)
—

3.	According to GAAP, the consolidated pro forma equity will reflect Vringo’s common stock and preferred stock, at par value, as Vringo is the legal acquirer. Shares used to calculate unaudited pro forma basic and diluted loss per share were computed by adding the shares assumed to be issued, to the weighted average number of shares outstanding for the three month period ended March 31, 2012. However, as the combined company generated only losses in the period presented, potentially dilutive securities, comprised mainly of the abovementioned preferred shares, warrants and stock options, were not reflected in pro forma diluted net loss per share, because the effect of conversion of such shares is anti-dilutive.

Three month period ended March 31, 2012
($ — in thousands, except share and per share data)
Numerator:
Net loss attributable to common stock shares (basic and diluted):	(7,970)
Denominator:
Weighted average of Vringo common stock shares, outstanding for the period:	12,371,472
Weighted average of Vringo common stock shares issued to former Innovate/Protect stockholders, outstanding for the period:	18,113,169
Total common stock shares outstanding, after the Merger:	30,484,641
Basic and diluted net losses per share of common stock:	(0.26)
4.	This adjustment represents direct, incremental costs of this Merger, which were not yet reflected in the historical financial statements of either company. These costs include mainly legal, accounting and filing fees.
5.	According to the Merger Agreement, Vringo will grant former Innovate/Protect stockholders 16,809,838 warrants, at an exercise price of $1.76. 8,741,116 of these warrants bear down-round protection clauses; as a result, they will be classified as a long term derivative liability and recorded at fair value. Fair value, in the total amount of $21.7 million, was calculated using the Black-Scholes-Merton and the Monte-Carlo models, using the following assumptions: 77.96% expected volatility, a risk-free interest rate of 0.77%, estimated life of 5 years and no dividend yield. The fair value of our common stock, used for this valuation, was $3.39. We estimate there is a 30% probability that the down-round protection will be activated. Our valuation may significantly change, dependent on the deviation of actual future parameters (primarily our common stock price, that will be known on the date of the Merger), from those taken in our preliminary valuation. In these consolidated pro forma statements of operations we assume that fair value of these warrants did not change throughout the period presented.
6.	The Series A Convertible Preferred stock shares, both pre and post-Merger, have certain liquidation preferences, and are otherwise convertible, at any time, at the option of the holder, subject to certain limitations. In addition, their conversion price may be subject to adjustments for anti-dilution and other corporate events. Also, under certain circumstances (as defined in the Certificate of Designations in each of the merging companies), these shares are entitled to participate in dividends, and vote, on an as converted basis.

The 6,818 outstanding Series A Convertible Preferred stock shares, $0.0001 par value, issued by Innovate/Protect were classified as mezzanine equity, as the holder had the right to require the Company to redeem these shares in cash, upon occurrence of a triggering event which is outside the control of the company. The 6,818 Series A Convertible Preferred stock shares, $0.01 par value, to be issued by Vringo to former stockholders of Innovate/Protect, as part of this Merger, were classified as equity, as cash based redemption event is only triggered by events fully controlled by the company. As a result, in these pro forma consolidated financial statements, Innovate/Protect’s mezzanine equity, in the total amount of $1,761 thousand, was cancelled, as, according to GAAP, these pro forma consolidated financial statements will only include the 6,818 Series A Convertible Preferred stock, presented at par value.

7.	According to GAAP, the equity of the combined entity will reflect Vringo’s Common and Preferred stock, at par value, as Vringo is the legal acquirer. As a result, the common stock share number will be adjusted to include Vringo’s common stock shares, immediately after the merger:

As of March 31, 2012
Vringo common stock outstanding as of March 31, 2012	13,866,423
Vringo common stock issued to former Innovate/Protect stockholders	18,113,169
Total common stock outstanding, pursuant to the Merger	31,979,592
8.	According to GAAP, in the post-combination consolidated financial statements, equity will reflect Innovate/Protect’s total equity just before the merger, plus the fair value of assumed assets of Vringo, net, as well as adjustments to equity caused by the consummation of the Merger (notes 4, 5 and 6). Specifically, in these consolidated pro forma financial statements, accumulated deficit will include only Innovate/Protect’s historical deficit, in the total amount of $4,626 thousand, plus adjustments reflected in Note 4. Vringo’s historical deficit, in the total amount of $43,190 thousand, will be cancelled upon consolidation. Finally, an adjustment to additional paid-in capital, in the total amount of $15,237 thousand was recorded, in order to adjust the total consolidated equity, as per the abovementioned GAAP requirements.

Unaudited Pro Forma Consolidated Statement of Operations, for the period from June 8, 2011 (date of inception of Innovate/Protect) through December 31, 2011:

	Historical
	Innovate/Protect	Vringo	Pro Forma adjustments	Notes	Pro Forma consolidated
	($ — in thousands, except share and per share data)
Revenue	—	415	—		415
Costs and expenses:
Cost of revenue	—	106	1,026	1	1,132
Operating legal costs	1,102	—	—		1,102
Compensation	997	—	(997)	2	—
Amortization and depreciation	328	—	(328)	2	—
Startup and capital acquisition costs	106	—	(106)	2	—
Research and development	—	1,171	—		1,171
Marketing	—	1,084	—		1,084
General and administrative	213	1,610	1,431	2	3,254
Total operating expenses:	2,746	3,971	1,026		7,743
Operating loss:	(2,746)	(3,556)	(1,026)		(7,328)
Non-operating income (expense)	(8)	13	—		5
Interest and amortization of debt discount expense	—	(1,324)	—		(1,324)
Loss on revaluation of warrants	—	(934)	—		(934)
Gain on restructuring of venture loan	—	963	—		963
Loss before income taxes:	(2,754)	(4,838)	(1,026)		(8,618)
Income taxes	—	(61)	—		(61)
Net loss:	(2,754)	(4,899)	(1,026)		(8,679)
Basic and diluted net loss per common share	(0.98)	(0.70)		3	(0.35)
Weighted average shares used in computing basic and diluted net loss per common share	2,802,100	6,965,927		3	25,079,096

Notes to the Unaudited Pro Forma Consolidated Statements of Operations:

1.	This pro-forma adjustment represents additional amortization expense, recorded in connection with amortizable intangible assets acquired in the Merger, assuming the acquisition of Vringo occurred on June 8, 2011:

	Gross carrying amount	Life	Period from June 8, 2011 through December 31, 2011
	($ — in thousands)	(years)	($ — in thousands)
Cost of revenue:
Technology	10,906	6	1,026
			1,026

For these pro forma consolidated statements of operations, we assume that there was no sign of impairment of goodwill, throughout the period presented. In addition, we assume that the purchase price allocated to the fair value of outstanding warrants granted by Vringo prior to the Merger did not change over the presented period.

2.	Amortization and depreciation, startup and capital acquisition costs, were reclassified into general and administrative:

Period from June 8, 2011 through December 31, 2011
($ — in thousands)
General and administrative	1,431
Compensation	(997)
Amortization and depreciation	(328)
Startup and capital acquisition costs	(106)
—
3.	According to GAAP, the consolidated pro forma equity will reflect Vringo’s common stock and preferred stock, at par value, as Vringo is the legal acquirer. Shares used to calculate unaudited pro forma basic and diluted loss per share were computed by adding the shares assumed to be issued, to the weighted average number of shares outstanding for the period from June 8, 2011 through December 31, 2011. However, as the combined company generated only losses in the period presented, potentially dilutive securities, comprised mainly of the abovementioned preferred shares, warrants and stock options, were not reflected in pro forma diluted net loss per share, because the effect of conversion of such shares is anti-dilutive.

Period from June 8, 2011 through December 31, 2011
($ — in thousands, except share and per share data)
Numerator:
Net loss attributable to common stock shares (basic and diluted):	(8,679)
Denominator:
Weighted average of Vringo common stock shares, outstanding for the period:	6,965,927
Weighted average of Vringo common stock shares issued to former Innovate/Protect stockholders, outstanding for the period:	18,113,169
Total common stock shares outstanding, after the Merger:	25,079,096
Basic and diluted net losses per share of common stock:	(0.35)

COMPARISON OF RIGHTS OF
VRINGO STOCKHOLDERS AND INNOVATE/PROTECT STOCKHOLDERS

General

Vringo and Innovate/Protect are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of Vringo stock and Innovate/Protect stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of Vringo stock and Innovate/Protect stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the Merger, holders of Innovate/Protect capital stock and warrants will receive shares of Vringo common stock and preferred stock and warrants in exchange for their respective shares of Innovate/Protect stock and warrants. As a result, upon completion of the Merger, the rights of holders of Innovate/Protect capital stock and warrants who become holders of Vringo common stock and preferred stock and warrants in connection with the Merger will be governed by the DGCL, Vringo’s Certificate and Vringo’s Bylaws.

Certain Differences Between the Rights of Vringo Stockholders and Innovate/Protect Stockholders

The following is a summary of the material differences between the current rights of Vringo stockholders and the current rights of Innovate/Protect stockholders. Although Vringo and Innovate/Protect believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Vringo stockholders and Innovate/Protect stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of Vringo and Innovate/Protect referred to in this summary. In addition, the characterization of some of the differences in the rights of Vringo stockholders and Innovate/Protect stockholders as material is not intended to indicate that other differences do not exist or are not important. Vringo and Innovate/Protect urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Vringo stockholder and the rights of an Innovate/Protect stockholder. Vringo has filed with the SEC its documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find Additional Information” beginning on page 203.

Vringo	Innovate/Protect
Authorized Capital Stock

•

The Vringo Certificate authorizes Vringo to issue 33,000,000 shares of its capital stock divided into two classes: 28,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. In order to complete the Merger, Vringo is seeking stockholder approval pursuant to this proxy statement/prospectus to amend the Vringo Certificate to implement a reverse stock split of Vringo’s outstanding common stock and to increase the number of authorized shares of Vringo common stock from 28,000,000 to up to a maximum of 150,000,000 shares.

•

The Innovate/Protect Certificate authorizes Innovate/Protect to issue 110,000,000 shares of its capital stock divided into two classes: 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

• The Innovate/Protect Certificate also allows Innovate/Protect to issue any class of its preferred stock in any series.
• no shares of preferred stock are issued and outstanding. The preferred stock may be issued from time to time in one or more series.

Vringo	Innovate/Protect
Stockholder Action by Written Consent
The Vringo Bylaws allow stockholders to act by written consent.	The Innovate/Protect Bylaws allow Innovate/Protect stockholders to act by written consent.
Dividends
The Vringo Certificate sets forth what dividends may be paid on common stock from legally available funds, when and if determined by the Vringo board of directors and subject to any preferential dividend right on any then outstanding preferred stock. The Vringo Certificate also sets forth that the Vringo board of directors may designate preferred stock and in connection with such designation fix dividend rights.	The Innovate/Protect Certificate provides that Innovate/Protect’s board of directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.
Rights on Liquidation
The Vringo Certificate provides that upon a voluntary or involuntary liquidation or dissolution, holders of common stock are entitled to receive all assets of Vringo available for distribution subject to any preferential liquidation right on any then outstanding preferred stock. The Vringo Certificate also sets forth that the Vringo board of directors may designate preferred stock and in connection with such designation fix liquidation rights.	The Innovate/Protect Certificate and bylaws do not provide guidelines for liquidation rights.
Supermajority Vote Requirements

•

The Vringo Certificate provides that no director (other than directors elected by one or more series of Vringo’s preferred stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of Vringo then entitled to vote generally in the election of directors, voting together as a single class.

The Innovate/Protect Certificate and bylaws do not describe any supermajority vote requirements.

Vringo	Innovate/Protect

•

The Vringo Certificate also provides that though Vringo’s board of directors is expressly authorized to make, adopt, amend, alter, rescind or repeal Vringo’s Bylaws, Vringo’s stockholders may adopt, amend, alter, rescind or repeal Vringo’s Bylaws with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of Vringo then entitled to vote generally in the election of directors, voting together as a single class.

Conversion Rights
The Vringo Certificate sets forth that the Vringo board of directors may designate preferred stock and in connection with such designation fix conversion rights.	The Innovate/Protect Certificate sets forth that the Innovate/Protect board of directors may designate preferred stock and fix the variations in the relative rights, preferences and limitations as between series.
Number of Directors and Elections

•

The Vringo Certificate provides that the board of directors will consist of no less than one member with the exact number to be determined as provided in the Vringo bylaws or as set forth from time to time by a duly adopted amendment thereto by Vringo’s board of directors or stockholders. The Vringo Bylaws provide that the exact number of members of the board of directors is to be determined by a resolution of the Vringo board of directors.

    •

The Innovate/Protect bylaws provide that the number of directors constituting the entire board of directors shall be the number, not less than one nor more than fifteen, fixed from time to time by a majority of the total number of directors which Innovate/Protect would have, prior to any increase or decrease, if there were no vacancies, provided, however, that no decrease shall shorten the term of an incumbent director. The number of directors may be increased or decreased by the action of Innovate/Protect’s stockholders or of Innovate/Protect’s directors.

• The Vringo Certificate provides that any vacancy of the board of directors of Vringo will be filled by a majority vote of the directors then in office.

•

The Vringo bylaws provide that directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

    •

The Innovate/Protect Bylaws provide that directors are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal.

Vringo	Innovate/Protect
Voting Rights
The Vringo Certificate provides that each holder of common stock is entitled to one vote for each share held at all meetings of stockholders. The Vringo Certificate also sets forth that the Vringo board of directors may designate preferred stock and in connection with such designation fix voting rights.	The Innovate/Protect Certificate provides that the Vringo board of directors may designate preferred stock and in connection with such designation fix voting rights.
Stockholder Proposals and Nominations for Candidates for Election
The Vringo bylaws do not provide guidelines for the submission of stockholder nominations and proposals by Vringo stockholders.	The Innovate/Protect bylaws provide that a stockholder of Innovate/Protect may bring a matter before a meeting of stockholders or for action by written consent without a meeting only if such stockholder matter is a proper matter for stockholder action and such stockholder shall have provided notice in writing to Innovate/Protect’s board of directors.
Adjournment of a Stockholder Meeting
The Vringo Bylaws provide that any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Vringo may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.	The Innovate/Protect Bylaws provide a meeting of stockholders may be adjourned by a majority of Innovate/Protect’s stockholders or directors to another place, date or time.
Removal of Directors
The Vringo Certificate provides that no director (other than directors elected by one or more series of Vringo’s preferred stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of Vringo then entitled to vote generally in the election of directors, voting together as a single class.	The Innovate/Protect bylaws provide that any or all of the directors may be removed for cause or without cause by the stockholders.

Vringo	Innovate/Protect
Restrictions on Transfers
The Vringo bylaws provide that Vringo shall have the power to enter into and perform any lawful agreement with any number of stockholders of any one or more classes of stock of Vringo to restrict the transfer of shares of stock of Vringo of any one or more classes owned by such stockholders.	The Innovate/Protect bylaws provide that upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfer of shares of the stock of Innovate/Protect shall be made only on the stock ledger of the corporation by the registered holder thereof or an authorized representative.
Amendment of Charter and Bylaws

•

The Vringo Certificate provides that Vringo’s board of directors is expressly authorized to make, adopt, amend, alter, rescind or repeal Vringo’s Bylaws. Notwithstanding the foregoing, Vringo’s stockholders may adopt, amend, alter, rescind or repeal Vringo’s Bylaws with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of Vringo then entitled to vote generally in the election of directors, voting together as a single class.

•

The Innovate/Protect bylaws provide that Innovate/Protect’s bylaws may be amended, added to, rescinded or repealed at any meeting of Innovate/Protect’s board of directors or stockholders, provided that notice of the proposed change was given in the notice of the meeting.

• The Innovate/Protect Certificate provides that the power to make, alter, or repeal the bylaws, and to adopt any new bylaw, shall be vested in Innovate/Protect’s board of directors.
• The Vringo Certificate may be amended by the affirmative vote of the holders of a majority of the shares of the issued and outstanding stock of Vringo entitled to vote.

LEGAL MATTERS

The validity of the shares of common stock offered hereby by Vringo and certain federal income tax consequences of the Merger will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements of Vringo, Inc. (a development stage company) as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, and for the cumulative period from January 9, 2006 (inception) through December 31, 2011 included in this proxy statement/prospectus included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and deficit in stockholders’ equity raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Innovate/Protect, Inc. (a development stage company) as of December 31, 2011 and for the period from June 8, 2011 (inception) to December 31, 2011, included in this proxy statement/prospectus and elsewhere in the registration statement have been so included herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be included in the proxy materials for Vringo next annual meeting of stockholders must comply with all of the requirements of Rule 14a-8 of the Exchange. Under this rule, stockholder proposals that are intended to be presented at Vringo next annual meeting of stockholders, but which are not submitted for inclusion in Vringo’s proxy statement for the applicable annual meeting of stockholders, must be received by Vringo on or before March 14, 2013 so that they may be considered by Vringo for inclusion in its proxy statement relating to that meeting. Vringo stockholder proposals must be submitted in writing to the Secretary of Vringo (Attn: Corporate Secretary, Vringo, Inc., 44 W. 28th Street, Suite 1414, New York, New York 10001).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Vringo files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. Vringo’s SEC filings are also available to the public on the website maintained by the SEC at www.sec.gov. The reports and other information filed by Vringo with the SEC are also available at Vringo’s website at www.vringo.com. The information contained on the SEC website and the Vringo’s website is specifically not incorporated by reference into this proxy statement/prospectus, and should not be considered to be a part of this proxy statement/prospectus.

Vringo has filed with the SEC a Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Vringo common stock to be issued to Innovate/Protect stockholders in connection with the Merger. The registration statement, including the exhibits and annexes attached thereto, contains additional relevant information about the common stock of Vringo. The rules and regulations of the SEC allow Vringo and Innovate/Protect to omit certain information included in the registration statement from this proxy statement/prospectus.

This document is a prospectus and a proxy statement Vringo for the Vringo annual meeting. You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the Vringo annual meeting. Vringo has not authorized anyone to give any information or make any representation about the Merger or Vringo that is different from, or in addition to, the information or representations contained in this proxy statement/prospectus. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

You can obtain documents from Vringo by requesting them in writing or by telephone from Vringo at the following address:

Vringo, Inc.
44 W. 28th Street, Suite 1414
New York, New York 10001
Attn: Corporate Secretary
(646) 525-4319

If you are a Vringo stockholder, you may also obtain the documents referred to in this proxy statement/prospectus by requesting them in writing or by telephone from Clifford Weinstein, Executive Vice President, Vringo, Inc. at telephone number 646-532-6777 or via email address cliff@vringo.com or Vringo’s proxy solicitor at the address and the telephone number listed below:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
(203) 658-9400

This proxy statement/prospectus, a form of proxy card and Vringo’s Annual Report to Stockholders for 2011 are available on the Internet at https://materials.proxyvote.com/92911N

Vringo, Inc. and Subsidiary
(a Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Page
CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 AND FOR THE PERIOD FROM JANUARY 9, 2006 (INCEPTION) TO MARCH 31, 2012
Consolidated Balance Sheet	F-2
Consolidated Statement of Operations	F-4
Consolidated Statement of Stockholders’ Equity (Deficit)	F-6
Consolidated Statement of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-9
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2011 AND 2010 AND FOR THE PERIOD FROM JANUARY 9, 2006 (INCEPTION) TO DECEMBER 31, 2011
Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets	F-21 – F-22
Consolidated Statements of Operations	F-23
Statements of Changes in Stockholders’ Equity (Deficit)	F-24 – F-25
Consolidated Statements of Cash Flows	F-26 – F-27
Notes to the Consolidated Financial Statements	F-28 – F-51

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands except share and per share data)

	March 31, 2012	December 31, 2011
	U.S.$	U.S.$
Current assets
Cash and cash equivalents	3,630	1,190
Accounts receivable	152	341
Prepaid expenses and other current assets	144	187
Total current assets	3,926	1,718
Long-term deposit	8	8
Property and equipment, at cost, net of $470 and $454 accumulated depreciation and amortization, as of March 31, 2012 and December 31, 2011, respectively	133	144
Deferred tax assets – long-term	—	25
Total assets	4,067	1,895

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands except share and per share data)

		March 31, 2012	December 31, 2011
	Note	U.S.$	U.S.$
Current liabilities
Deferred tax liabilities, net – short-term		3	67
Accounts payable and accrued expenses*		617	428
Accrued employee compensation		357	228
Accrued short-term severance pay	4	233	—
Total current liabilities		1,210	723
Long-term liabilities
Accrued severance pay	4	—	165
Derivative liabilities on account of warrants	3	1,836	2,172
Total long-term liabilities		1,836	2,337
Commitments and contingencies	6
Stockholders’ equity (deficit)	5
Preferred stock, $0.01 par value per share; 5,000,000 authorized; none issued and outstanding as of March 31, 2012 and December 31, 2011, respectively		—	—
Common stock, $0.01 par value per share 28,000,000 authorized; 13,866,423 and 9,954,516 issued and outstanding as of March 31, 2012 and December 31, 2011, respectively		139	100
Additional paid-in capital		44,072	36,281
Deficit accumulated during the development stage		(43,190)	(37,546)
Total stockholders’ equity (deficit)		1,021	(1,165)
Total liabilities and stockholders’ equity (deficit)		4,067	1,895

*	Amounts recorded as of March 31, 2012 and December 31, 2011 include $12 and $10 to a related party, respectively.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except share and per share data)

		For three month period ended March 31,		Cumulative from inception to March 31, 2012
		2012	2011
	Note	U.S.$	U.S.$	U.S.$
Revenue		106	147	1,055
Costs and Expenses*
Cost of revenue		31	25	397
Research and development		512	519	13,883
Marketing		759	621	11,970
General and administrative		1,460	665	9,729
Total operating expenses		2,762	1,830	35,979
Operating loss		(2,656)	(1,683)	(34,924)
Non-operating income		13	4	493
Non-operating expenses		(3)	(10)	(177)
Interest and amortization of debt discount expense		—	(110)	(6,657)
Gain (loss) on revaluation of warrants	3,5	(411)	708	139
Issuance of preferential reload warrants	3	(1,476)	—	(1,476)
Issuance of non-preferential reload warrants	5	(1,091)	—	(1,091)
Gain on restructuring of venture loan		—	—	963
Loss on extinguishment of debt		—	—	(321)
Loss before taxes on income		(5,624)	(1,091)	(43,051)
Income tax expense		(20)	(18)	(139)
Net loss		(5,644)	(1,109)	(43,190)
Basic and diluted net loss per common share		(0.46)	(0.19)	(19.00)
Weighted average number of shares used in computing basic and dilutive net loss per common share		12,371,472	5,724,253	2,272,707

*	The amount recorded for the three month period ended March 31, 2012 and 2011 and the cumulative period from inception include $20, $131 and $1,123, respectively, to related parties.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)
(in thousands)

	Common stock	Series A convertible preferred stock	Additional paid-in capital	Deficit accumulated during the development stage	Total
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Balance as of January 9, 2006 (inception)	—	—	—	—	—
Issuance of common stock	*—	—	—	—	*—
Issuance of series A convertible preferred stock, net of issuance costs of $33	—	*—	2,321	—	2,321
Stock dividend	20	24	(44)	—	—
Grants of stock options, net of forfeitures – employees	—	—	7	—	7
Grants of stock options, net of forfeitures – non employees	—	—	4	—	4
Net loss for the period	—	—	—	(1,481)	(1,481)
Balance as of December 31, 2006 (Audited)	20	24	2,288	(1,481)	851
Issuance of common stock as part of conversion of convertible loan	2	—	138	—	140
Discounts to temporary equity	—	—	43	—	43
Amortization of discounts to temporary equity	—	—	(4)	—	(4)
Grants of stock options, net of forfeitures – employees	—	—	98	—	98
Grants of stock options, net of forfeitures – non employees	—	—	15	—	15
Net loss for the year	—	—	—	(5,163)	(5,163)
Balance as of December 31, 2007 (Audited)	22	24	2,578	(6,644)	(4,020)
Issuance of warrants	—	—	360	—	360
Amortization of discounts to temporary equity	—	—	(7)	—	(7)
Grants of stock options, net of forfeitures – employees	—	—	18	—	18
Grants of stock options, net of forfeitures – non employees	—	—	11	—	11
Net loss for the year	—	—	—	(7,332)	(7,332)

*	Consideration for less than $1.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)
(in thousands)

	Common stock	Series A convertible preferred stock	Additional paid-in capital	Deficit accumulated during the development stage	Total
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Balance as of December 31, 2008 (Audited)	22	24	2,960	(13,976)	(10,970)
Issuance of warrants	—	—	60	—	60
Loan modification	—	—	500	—	500
Amortization of discounts to temporary equity	—	—	(7)	—	(7)
Grants of stock options, net of forfeitures – employees	—	—	178	—	178
Grants of stock options, net of forfeiture – non employees	—	—	10	—	10
Net loss for the year	—	—	—	(6,149)	(6,149)
Balance as of December 31, 2009 (Audited)	22	24	3,701	(20,125)	(16,378)
Issuance of common stock, net of issuance costs of $1,768	24	—	9,239	—	9,263
Exchange of series A convertible preferred stock for common stock	24	(24)	—	—	—
Conversion of bridge notes	9	—	2,536	—	2,545
Amortization of discounts to temporary equity	—	—	(3)	—	(3)
Grants of stock options, net of forfeitures – employees	—	—	883	—	883
Grants of stock options, net of forfeitures – non employees	—	—	29	—	29
Exercise of warrants to charity	*—	—	11	—	11
Grants of warrants to lead investors	—	—	1,342	—	1,342
Grants of warrants to charity	—	—	37	—	37
Exercise of stock options	1	—	—	—	1
Exercise of warrants	2	—	—	—	2
Stock dividend	19	—	(19)	—	—
Reverse stock split	(93)	—	93	—	—
Exchange of series B convertible preferred stock for common stock	46	—	11,925	—	11,971
Net loss for the year	—	—	—	(9,942)	(9,942)
Balance as of December 31, 2010 (Audited)	54	—	29,774	(30,067)	(239)
Grants of stock options, net of forfeitures – employees	—	—	1,300	—	1,300
Grants of stock options, net of forfeitures – non employees	—	—	131	—	131
Exercise of warrants	3	—	—	—	3
Conversion of convertible notes and accrued interest	27	—	2,484	—	2,511
Issuance of shares, net of issuance costs of $65	8	—	777	—	785
Issuance of shares to a consultant	2	—	293	—	295
Issuance of shares in connection with restructuring of venture loan	3	—	210	—	213
Grants of warrants to charity	*—	—	43	—	43
Exercise of stock options	3	—	—	—	3
Beneficial conversion feature recorded in connection with convertible notes	—	—	1,269	—	1,269
Net loss for the year	—	—	—	(7,479)	(7,479)
Balance as of December 31, 2011 (Audited)	100	—	36,281	(37,546)	(1,165)
Grants of stock options, net of forfeitures – employees	—	—	714	—	714
Grants of stock options, net of forfeitures – non employees	—	—	150	—	150
Exercise of warrants	39	—	5,836	—	5,875
Issuance of non-preferential reload warrants	—	—	1,091	—	1,091
Exercise of stock options	*—	—	—	—	*—
Net loss for the period		—	—	(5,644)	(5,644)
Balance as of March 31, 2012 (Unaudited)	139	—	44,072	(43,190)	1,021

*	Consideration for less than $1.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three month period ended March 31,		Cumulative from inception to March 31, 2012
	2012	2011
	U.S.$	U.S.$	U.S.$
Cash flows from operating activities
Net loss	(5,644)	(1,109)	(43,190)
Adjustments to reconcile net cash flows used in operating activities:
Items not affecting cash flows
Depreciation and amortization	16	9	470
Change in deferred tax assets and liabilities	(41)	(1)	11
Increase (decrease) in accrued severance pay	63	(176)	213
Share-based payment expenses	864	431	5,326
Accrued interest expense	—	52	2,855
Interest and amortization of discount in connection with convertible notes	—	—	1,280
Gain on restructuring of venture loan	—	—	(963)
Increase (decrease) in fair value of warrants	411	(708)	(139)
Issuance of non-preferential reload warrants	1,091	—	1,091
Issuance of preferential reload warrants	1,476	—	1,476
Loss on extinguishment of debt	—	—	321
Exchange rate (gains) losses	(10)	(15)	71
Changes in current assets and liabilities
Decrease (increase) in receivables, prepaid expenses and other current assets	233	7	(299)
Increase (decrease) in payables and accruals	326	(7)	959
Net cash used in operating activities	(1,215)	(1,517)	(30,518)
Cash flows from investing activities
Acquisition of property and equipment	(5)	(6)	(603)
Increase in lease deposits	—	—	(8)
Investment in short-term deposits (restricted)	—	20	—
Net cash provided by (used in) investing activities	(5)	14	(611)

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three month period ended March 31,		Cumulative from inception to March 31, 2012
	2012	2011
	U.S.$	U.S.$	U.S.$
Cash flows from financing activities
Receipt of venture loan	—	—	5,000
Repayment on account of venture loan	—	(348)	(3,651)
Receipt of convertible notes	—	—	2,500
Issuance of common stock and warrants, net	—	—	10,048
Issuance of warrants	—	—	1,070
Receipt of convertible loans	—	—	3,976
Issuance of convertible preferred stock	—	—	12,195
Exercise of common stock options and warrants	3,652	3	3,674
Net cash provided by (used in) financing activities	3,652	(345)	34,812
Effect of exchange rate changes on cash and cash equivalents	8	8	(53)
Increase (decrease) in cash and cash equivalents	2,440	(1,840)	3,630
Cash and cash equivalents at beginning of period	1,190	5,407	—
Cash and cash equivalents at end of period	3,630	3,567	3,630
Supplemental disclosure of cash flows information
Interest paid	—	79	1,137
Income taxes paid	7	12	47
Non-cash investing and financing transactions
Conversion of convertible loan into convertible preferred stock	—	—	1,964
Extinguishment of debt	—	—	321
Discount to the series B convertible preferred stock	—	—	43
Allocation of fair value of loan warrants	—	—	334
Allocation of fair value of conversion warrants	—	—	1,564
Exchange of series B convertible preferred stock for common stock	—	—	11,971
Exchange of series A convertible preferred stock for common stock	—	—	24
Conversion of bridge notes into common stock	—	—	2,545
Amortization of discounts to temporary equity	—	—	21
Issuance of shares in consideration of restructuring of venture loan	—	—	213
Beneficial conversion feature recorded in connection with convertible notes	—	—	1,269
Conversion of convertible notes into common stock	—	—	2,511
Conversion of derivative liabilities into common stock	2,223	—	2,223

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — General

Vringo, Inc. (a Development Stage Company) (the “Parent”) was incorporated in Delaware on January 9, 2006 and commenced operations during the first quarter of 2006. The Parent formed a wholly-owned subsidiary, Vringo (Israel) Ltd. (the “Subsidiary”) in March 2006, primarily for the purpose of providing research and development services, as detailed in the intercompany service agreement. The Parent and the Subsidiary are collectively referred to herein as the “Company”.

The Company is engaged in developing software platforms and applications for mobile phones. The Company develops and provides a wide variety of mobile video services, including a comprehensive platform that allows users to create, download and share video ringtones. The Company’s proprietary ringtone platform includes social networking capability and integration with web systems.

The Company is still in the development stage. There is no certainty regarding the Company’s ability to complete the development of its products and ensure the success of its marketing. The continuation of the stages of development and the realization of assets related to the planned activities depend on future events, including future financings and achieving operational profitability.

The high-tech industry in which the Company operates is highly competitive and is characterized by the risks of rapidly changing technologies. Penetration into global markets requires investment of considerable resources and continuous development efforts. The Company’s future success depends upon several factors including the technological quality, price and performance of its product relative to those of its competitors.

In June 2010, the Company completed an initial public offering (the “IPO”) of 2,392,000 units, each containing one share of common stock and two warrants, at an issue price of $4.60 per unit. Each warrant in the IPO unit is exercisable for five years after the IPO at an exercise price of $5.06. Gross proceeds of the IPO totaled approximately $11 million, of which the Company received approximately $9.3 million in net proceeds after deducting underwriting discounts and other offering costs. Immediately prior to the closing of the offering, the Company’s outstanding shares of preferred stock were exchanged for shares of common stock and the Company effected a 1 for 6 reverse stock split of its common stock. The Company issued a stock dividend to holders of the preferred stock prior to the split and exchange. Pursuant to the IPO, all share and per-share information in these consolidated financial statements have been adjusted to give effect to the reverse stock split. On July 27, 2010, the units were separated into their components and the shares and warrants began to trade separately. Upon separation of the units into shares and warrants, the units ceased trading.

In February 2012, the Company entered into agreements with holders (the “Holders”) of certain of its outstanding Special Bridge and Conversion Warrants, pursuant to which the Holders exercised warrants to purchase 3,828,993 shares of our common stock for aggregate proceeds of $3.65 million (“February 2012 warrant exercise”). In addition, certain Holders were granted additional warrants to purchase 2,660,922 shares of common stock of the Company, at an exercise price of $1.76 per share. See also Note 3 and 5.

On March 12, 2012, the Company entered into an agreement and Plan of Merger Agreement (“Merger Agreement”), pursuant to which, once the Merger commences, Innovate/Protect, Inc. (“I/P”) will merge with and into VIP Merger Sub, Inc., which will be a wholly owned subsidiary of the Company (“Merger Sub”), with Merger Sub being the surviving corporation through an exchange of capital stock of I/P for capital stock of the Company. The consummation of the Merger Agreement is subject to stockholder approval and other closing conditions. In addition, the Company is exploring further opportunities, including merger and acquisitions and/or additional financing necessary to ensure that the Company will continue to operate as a going concern. There can be no assurance, however, that any such opportunities will materialize. This Merger will be accounted for as a reverse acquisition.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — General  – (continued)

Despite the foregoing, there is still significant doubt as to the ability of the Company to continue operating as a “going concern”. The Company has incurred significant losses since its inception and expects that it will continue to operate at a net loss in the foreseeable future. For the three month period ended March 31, 2012 and for the cumulative period from inception until March 31, 2012, the Company incurred net losses of $5.6 million and $43.2 million, respectively. The Company believes that its current cash levels will be sufficient to support its activity into the first quarter of 2013.

These financial statements were prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result should the Company not be able to continue as a going concern.

As of March 31, 2012, approximately $521 thousand of the Company’s net assets were located outside of the United States.

Note 2 — Significant Accounting and Reporting Policies

(a)  Basis of presentation

The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiary and are presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements were prepared in accordance with U.S. GAAP and instructions to Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. Nevertheless, these financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2011. The results of operations for the three month period ended March 31, 2012, are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

(b)  Development stage enterprise

The Company’s principal activities to date have been the research and development of its products and the Company has not generated significant revenues from its planned, principal operations. Accordingly, the Company’s financial statements are presented as those of a development stage enterprise.

(c)  Translation into U.S. dollars

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“dollar”). Therefore, the dollar has been determined to be the Company’s functional currency.

Transactions in foreign currency (primarily in New Israeli Shekels or “NIS”) are recorded at the exchange rate as of the transaction date. All exchange gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected as finance expense in the statement of operations, as they arise.

At March 31, 2012, the exchange rate was U.S. $1 = NIS 3.715 (March 31, 2011 —  U.S. $1 = NIS 3.481). The average exchange rate for the three month period ended March 31, 2012 and 2011, was U.S. $1 = NIS 3.741 and U.S. $1 = NIS 3.601, respectively.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Significant Accounting and Reporting Policies  – (continued)

(d)  Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from such estimates. Significant items subject to such estimates and assumptions include the deferred tax assets and liabilities, valuation of warrants, valuation of common stock share-based compensation, income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(e)  Accounts receivables and allowance for doubtful accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The need for an allowance for doubtful accounts is based on the Company’s best estimate of the amount of credit loss in the Company’s existing receivables. The need for an allowance is determined on an individual account receivable basis. The Company considers customers’ historical payment patterns, general and industry specific economic factors in determining their customers’ probability of default. The Company reviews the need for an allowance for doubtful accounts on a monthly basis. From inception through March 31, 2012, neither write-offs, nor provision for doubtful accounts was created. The Company does not have any significant off-balance-sheet credit exposure related to its customers.

(f)  Impact of recently implemented accounting standards

In April 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This ASU amends current fair value measurement and disclosure guidance to include increased transparency around valuation input and investment categorization. ASU 2011-04 is effective for fiscal years and interim periods beginning after December 15, 2011, with early adoption not permitted. The adoption of ASU 2011-04 in the first quarter of 2012 did not have an impact on the Company’s financial position, results of operations, or cash flows.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In December 2011, the FASB issued ASU 2011-12 Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 deferred the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 and must be applied retrospectively. The adoption of ASU 2011-05 in the first quarter of 2012 did not have an impact on the Company’s financial position, results of operations, or cash flows.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Significant Accounting and Reporting Policies  – (continued)

(g)  Impact of recently issued accounting standards

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities, which require companies to disclose information about financial instruments that have been offset and related arrangements to enable users of their financial statements to understand the effect of those arrangements on their financial position. Companies will be required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The Company does not expect the adoption of ASU 2011-11 in the first quarter of 2013 to have an impact on its financial position, results of operations, or cash flows.

(h)  Net loss per share data

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock plus dilutive potential common stock considered outstanding during the period. However, as the Company generated net losses in all periods presented, potentially dilutive securities, comprised mainly of warrants and stock options, are not reflected in diluted net loss per share because such shares are anti-dilutive.

The table below presents the computation of basic and diluted net losses per common share:

	Three months ended March 31,		Cumulative from inception to March 31, 2012
	2012	2011
	(in thousands, except share and per share data)
Numerator:
Net loss attributable to common stock shares (basic and diluted)	(5,644)	(1,109)	(43,190)
Denominator:
Weighted average number of common stock shares outstanding during the period (basic and diluted)	12,173,409	5,554,385	2,216,110
Weighted average number of penny stock options and warrants (basic and diluted)	198,063	169,868	56,597
Basic and diluted shares of common stock outstanding	12,371,472	5,724,253	2,272,707
Basic and diluted net losses per share of common stock	(0.46)	(0.19)	(19.00)

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3 — Fair Value Measurements

The Company measures fair value in accordance with ASC 820-10, “Fair Value Measurements and Disclosures” (formerly SFAS 157, “Fair Value Measurements”). ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 Inputs:  Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs:  Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs:  Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company measures its cash equivalents and derivative liabilities at fair value. Cash equivalents are classified within Level 1 because they are valued using quoted active market prices. The Special Bridge Warrants, Conversion Warrants and Preferential Reload Warrants (refer to Note 5) are classified within Level 3 because they are valued using the Black-Scholes-Merton and the Monte-Carlo models (as these warrants include a down-round protection clause), which utilize significant inputs that are unobservable in the market such as the expected stock price volatility and the dividend yield, and the remaining period of time the warrants will be outstanding before they expire.

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011, aggregated by the level in the fair-value hierarchy within which those measurements fall:

		Fair value measurement at reporting date using
Description	March 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	U.S.$ thousands
Assets
Cash equivalents	351	351	—	—
Total assets	351	351	—	—
Liabilities
Derivative liabilities on account of warrants	1,836	—	—	1,836
Total liabilities	1,836	—	—	1,836

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3 — Fair Value Measurements  – (continued)

		Fair value measurement at reporting date using
Description	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	U.S.$ thousands
Liabilities
Derivative liabilities on account of warrants	2,172	—	—	2,172
Total liabilities	2,172	—	—	2,172

In addition to the above, the Company’s financial instruments at March 31, 2012 and December 31, 2011 consisted of cash, accounts receivable, long-term deposits and accounts payable. The carrying amounts of all the aforementioned financial instruments, approximate fair value.

The following table summarizes the changes in the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) during the three months ended March 31, 2012:

	Level 3
	Special Bridge Warrants	Conversion Warrants	Preferential Reload Warrants	Total
	U.S.$ thousands
Original allocated amount	1,070	—	—	1,070
Additional allocated amount (upon IPO)	88	1,564	—	1,652
Fair value adjustment included in statement of operations	(382)	(570)	—	(952)
Balance at December 31, 2010	776	994	—	1,770
Fair value adjustment included in statement of operations	511	(109)	—	402
Balance at December 31, 2011	1,287	885	—	2,172
Issuance of Preferential Reload Warrants	—	—	1,476	1,476
Fair value adjustment prior to exercise of warrants, included in statement of operations	163	107	—	270
Exercise of Conversion and Special Bridge Warrants	(1,320)	(903)	—	(2,223)
Fair value adjustment included in statement of operations	144	101	(104)	141
Balance at March 31, 2012	274	190	1,372	1,836

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3 — Fair Value Measurements  – (continued)

Valuation processes for Level 3 Fair Value Measurements

Fair value measurement of the derivative liability on account of Special Bridge Warrants, Conversion Warrants and Preferential Reload Warrants, which fall within Level 3 of the fair value hierarchy are determined and then reviewed by the Company’s accounting department, who reports to the Chief Financial Officer. The fair value measurements are compared to those of the prior reporting periods to ensure that changes are consistent with expectations of management based upon the sensitivity and nature of the inputs.

Description	Valuation Technique	Unobservable Inputs	Range
Special Bridge Warrants, Conversion Warrants and Preferential Reload Warrants	Black-Scholes-Merton and the Monte-Carlo models	Volatility	73.13% – 82.95%
		Risk free interest rate	0.50% – 1.05%
		Expected term, in years	2.75 – 4.86
		Dividend yield	0.0%
		Probability and timing of down-round triggering event	30% in September 2012

Sensitivity of Level 3 measurements to changes in significant unobservable inputs

The inputs to estimate the fair value of the Company’s derivative warrant liability are the current market price of the Company’s common stock, the exercise price of the warrant, its remaining term, the volatility of the Company’s common stock market price, Company’s estimations regarding the probability and timing of a down-round protection triggering event and the risk-free interest rate. Significant changes in any of those inputs in the isolation can result in a significant change in the fair value measurement. Generally, a positive change in the market price of the Company’s common stock, and an increase in the volatility of the Company’s commons stock, or an increase in the remaining term of the warrant, or an increase of a probability of a down-round triggering event would result in a directionally similar change in the estimated fair value of the Company’s Special Bridge Warrants, Conversion Warrants and Preferential Reload Warrants and thus an increase in the associated liability. An increase in the risk-free interest rate or a decrease in the positive differential between the warrant’s exercise price and the market price of the Company’s common stock would result in a decrease in the estimated fair value measurement of the Special Bridge Warrants, Conversion Warrants and Preferential Reload Warrants and thus a decrease in the associated liability. The Company has not, nor plans to, declare dividends on its common stock, and thus, there is no directionally similar change in the estimated fair value of the warrants due to the dividend assumption.

Note 4 — Accrued Severance Pay

Under Israeli law, the Subsidiary is required to make severance payments to dismissed employees, and employees leaving employment in certain other circumstances. All of the Subsidiary’s employees signed agreements with the Subsidiary, limiting the Subsidiary’s severance liability to actual deposits in the insurance policies, as per Section 14 of the Severance Payment Law of 1963.

In March 2012, the Company signed a separation agreement with its former CEO, Jonathan Medved. According to the terms of the separation agreement and consistent with Mr. Medved’s employment agreement and amendment hereto, Mr. Medved will be entitled to receive salary and benefits during a ninety day notice period and a nine month severance period, until February 2013, and continue to vest stock options after his termination (refer also to Note 5). As a result, the accrued severance pay provision was recorded as a short-term liability. There are no statutory or agreed-upon severance arrangements with U.S. employees, other than with the current CEO, should there be a merger subsequent to the Merger with I/P.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 5 — Stockholders’ Equity

Stock Options

In January 2012, the Company’s Board of Directors (the “Board”) approved a one year acceleration of option vesting for all option holders, except for the Company’s new Chief Executive Officer (CEO) who will obtain 50% acceleration on all his unvested options, should the Company be subject to a change of control in a merger and/or acquisition transaction. In addition, in March 2012, the Board approved participation of all outstanding options, as of the consummation of the Merger with I/P, except for grants pursuant to separation arrangements, in future dividends, if any, as well as the acceleration of vesting of certain outstanding options, according to the following market conditions: should the target of a $5.00 price or $250 million market cap be reached for twenty of thirty consecutive trading days, a 50% acceleration of all granted would occur; should the target of a $10.00 price or $500 million market cap be reached for twenty of thirty consecutive trading days, a 75% acceleration of all granted would occur would occur; should the target of a $20.00 price or $1,000 million market cap be reached for twenty of thirty consecutive trading days, a 100% acceleration of all granted would occur would occur. In addition, upon a subsequent change of control, defined as a more than 50% change in shareholder ownership excluding the transaction with I/P, 75% of the then unvested options held by each grantee shall automatically vest. Moreover, all outstanding options granted to members of the Board shall fully vest if a Board member ceases to be a director at any time during the six-month period immediately following a change of control. As of March 31, 2012, the Company expects to account for no dividend payouts, acceleration of vesting triggered by the Merger with I/P will be accounted for upon the consummation of the Merger; moreover, as of the date the abovementioned market conditions were introduced, the Company estimated that the effect of acceleration under the new terms to be immaterial, due to low probability of occurrence.

In January and February 2012, the Board approved the granting of 81,300 fully vested options to management and consultants at an exercise price of $0.01 per share.

In January 2012, the Board also approved the granting of 604,500 options at an exercise price of $0.96 to the Company’s management, employees and consultants. These options will vest over four years (according to the applicable schedule of each optionee).

In February 2012, Board also approved the granting of 130,000 options at an exercise price of $1.21 to the Company’s management. These options will vest over four years.

In March 2012, the Board approved the granting of 1,700,000 options to Board members and management (including 100,000 options granted to its former CEO) at an exercise price of $1.65 per share. These options will vest quarterly over three years.

During the three month period ended March 31, 2012 and 2011, 124 thousand and 189 thousand stock options were forfeited and 27 thousand and 0 stock options were exercised, respectively.

For the three month period ended March 31, 2012 and 2011 the Company recorded compensation expense of $864 thousand and $431 thousand, respectively. Cumulative from inception the Company has recorded compensation expense of $3,887 thousand, in respect of stock options granted.

As of March 31, 2012, there was approximately $2.8 million of total unrecognized share-based payment cost related to non-vested share-based compensation arrangements granted under the incentive plans. That cost is expected to be recognized over an estimated 3 years period. As of March 31, 2012, there were approximately 9.1 million shares of common stock available for grant under the Stock Option Plan.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 5 — Stockholders’ Equity  – (continued)

	No. of options	Weighted average exercise price	Exercise price range
		U.S.$	U.S.$
Outstanding at January 1, 2012	2,228,400	$3.17	$0.01 – 5.50
Granted	2,534,401	$1.42	$0.01 – 1.65
Exercised	(27,250)	$0.01	$0.01
Expired	(1,312)	$4.55	$1.50 – 5.50
Forfeited	(122,313)	$4.98	$0.01 – 5.50
Outstanding at March 31, 2012	4,611,926	$2.18	$0.01 – 5.50
Exercisable at March 31, 2012	886,442

The following table summarizes the option activity for the year 2012 by grant date:

	No. of options to Employees, Management and Directors	No. of options to Consultants	Exercise price	Average fair value of granted option
			U.S.$	U.S.$
January 2012	599,500	5,000	$0.96	$0.50
January – February 2012	20,000	61,300	$0.01	$0.95 – $1.2
February 2012	130,000	—	$1.21	$0.68
March 2012	1,600,000	100,000	$1.65	$0.99

Warrants Exercise and New Issuance

Between February 6 and February 14, 2012, the Company entered into agreements with Holders, pursuant to which the Holders exercised 2,274,235 Special Bridge and 1,554,758 Conversion Warrants to purchase an aggregate of 3,828,993 shares of our common stock for aggregate proceeds of $3.65 million. In addition, the Company issued new warrants to purchase an aggregate of 2,660,922 shares of common stock at an exercise price of $1.76 per share, in consideration for the immediate exercise of the warrants (“Reload Warrants”). 1,392,972 of the Reload Warrants bear down-round protection clauses; as a result, they were classified as a long term derivative liability and recorded at fair value (“Preferential Reload Warrants”). Fair value of the Preferential Reload Warrants, in the total amount of $1,476 thousand was calculated using the Black-Scholes-Merton and the Monte-Carlo models, using the following assumptions: 72.89% expected volatility, a risk-free interest rate of 0.79%, estimated life of 5 years and no dividend yield. The fair value of the common stock was $1.76. The Company estimated there is a 30% probability that down-round protection will be activated in September 2012. The remaining 1,268,950 non-Preferential Reload Warrants were recorded as equity. The transaction was accounted for as an inducement to convert convertible debt, due to the fact that the exercised Special Bridge and Conversion Warrants were recorded as a derivative long-term liability. According to ASC 470-20-40-16, the Company recorded additional non-operating expense, in the total amount of $2,567 thousand, equal to the fair value of both the Preferential and the non-Preferential Reload Warrants on the date of the induced exercise of the above mentioned Special Bridge and Conversion Warrants.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 5 — Stockholders’ Equity  – (continued)

The following table summarizes information about warrant activity for the three month period ended March 31, 2012:

	No. of warrants	Weighted average exercise price	Exercise price range
		U.S.$	U.S.$
Outstanding at January 1, 2012	9,096,943	$3.10	$0.94 – 5.06
Granted	2,672,756	$1.76	$1.76
Exercised	(3,884,657)	$0.94	$0.94
Outstanding at March 31, 2012	7,885,042	$3.72	$0.94 – 5.06

*	The opening balance includes 4,784,000 warrants issued in connection with our IPO (see also Note 1), as well as 2,528,615 Special Bridge and 1,784,328 Conversion Warrants.

Note 6 — Commitments and Contingencies

Future minimum lease payments under non-cancelable operating leases for office space and cars, as of March 31, 2012, are as follows:

U.S.$ thousands
Year ending December 31,
2012 (nine month period from April 1, 2012 through December 31, 2012)	37
2013	27
64

Rental expense for operating leases for both office space and cars for the three month period ended March 31, 2012 and 2011 was $34 thousand, and $33 thousand, respectively.

Note 7 — Risks and Uncertainties

(a)	Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with various major financial institutions. These major financial institutions are located in Israel and the United States, and the Company’s policy is designed to limit exposure to any one institution. With respect to accounts receivable, the Company is subject to a concentration of credit risk, as a majority of its outstanding trade receivables relate to sales to a limited number of customers.
(b)	The Company’s video ringtone data is hosted at a remote location. Although the Company has full alternative site data backed up, it does not have data hosting redundancy and are thus exposed to the business risk of significant service interruptions to its video ringtone service.
(c)	The Company’s subscription based video ringtone products are subject to regulation in the markets in which the service operates. Regulatory changes can adversely affect the Company’s ability to generate revenue from its products in that market.
(d)	The Company’s FacetonesTM application creates an automated video slideshow using friends’ photos from social media web sites, primarily from Facebook®, the world’s leading social media site. In the event Facebook® prohibits or restricts the ability of the Company’s application to access photos on its site, the Company’s revenue from this application and projected growth could be harmed.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 7 — Risks and Uncertainties  – (continued)

(e)	A significant portion of the Company’s expenses are denominated in NIS. The Company expects this level of NIS expenses to continue for the foreseeable future. If the value of the U.S. dollar weakens against the value of NIS, there will be a negative impact on the Company’s operating costs. In addition, to the extent the Company holds monetary assets and liabilities that are denominated in currencies other than the U.S. dollar, the Company will be subject to the risk of exchange rate fluctuations.
(f)	The wireless industry in which the Company conducts its business is characterized by rapid technological changes, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards.

Note 8 — Subsequent Events

(a)	On April 26, 2012, the NYSE Amex notified the Company that it had resolved the continued listing deficiency referenced in the NYSE Amex’s letter dated May 24, 2011, which stated that the Company was not in compliance with Section 1003(a) (iv) of the NYSE Amex’s continued listing standards. The NYSE Amex’s conclusion was based on a review of available information with respect to the Company, including its filings with the Securities and Exchange Commission. The Company’s continued listing eligibility will be assessed on an ongoing basis.
(b)	On April 6, 2012, the Company filed a Form S-4 Registration Statement with the Securities Exchange Commission regarding the proposed Merger with I/P, and is currently addressing comments received from the Securities Exchange Commission regarding this Registration Statement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Vringo, Inc. (a Development Stage Company):

We have audited the accompanying consolidated balance sheets of Vringo, Inc. (a Development Stage Company) and Subsidiary (collectively “the Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2011, and for the cumulative period from January 9, 2006 (inception of operations) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vringo, Inc. (a Development Stage Company) and Subsidiary as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2011, and for the cumulative period from January 9, 2006 (inception of operations) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a deficit in stockholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Somekh Chaikin Somekh Chaikin Certified Public Accountants (Isr.) A member firm of KPMG International

Jerusalem, Israel
March 30, 2012

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)

		December 31, 2011	December 31, 2010
	Note	U.S.$	U.S.$
Current assets
Cash and cash equivalents	3	1,190	5,407
Short-term deposit (restricted)		—	20
Accounts receivable		341	80
Prepaid expenses and other current assets	4	187	168
Total current assets		1,718	5,675
Long-term deposit		8	9
Property and equipment	5	144	178
Deferred tax assets – long-term	14	25	27
Total assets		1,895	5,889

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)

		December 31, 2011	December 31, 2010
	Note	U.S.$	U.S.$
Current liabilities
Deferred tax liabilities, net – short-term	14	67	50
Accounts payable and accrued expenses*	6	428	421
Accrued employee compensation		228	358
Accrued short-term severance pay	7	—	178
Current maturities of venture loan	8	—	1,262
Total current liabilities		723	2,269
Long-term liabilities
Accrued severance pay	7	165	178
Venture loan	8	—	1,911
Derivative liabilities on account of warrants	10,11	2,172	1,770
Total long-term liabilities		2,337	3,859
Commitments and contingencies	15
Deficit in stockholders’ equity	11
Preferred stock, $0.01 par value per share; 5,000,000 authorized; none issued and outstanding as of December 31, 2011 and 2010, respectively		—	—
Common stock, $0.01 par value per share 28,000,000 authorized; 9,954,516 and 5,405,080 issued and outstanding as of December 31, 2011 and 2010, respectively		100	54
Additional paid-in capital		36,281	29,774
Deficit accumulated during the development stage		(37,546)	(30,067)
Total deficit in stockholders’ equity		(1,165)	(239)
Total liabilities and deficit in stockholders’ equity		1,895	5,889

*	Amounts recorded as of December 31, 2011 and 2010 include $10 and $20 to a related party, respectively.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

		For the year ended December 31,		Cumulative from inception to December 31, 2011
		2011	2010
	Note	U.S.$	U.S.$	U.S.$
Revenue	12	718	211	949
Costs and Expenses*
Cost of revenue		155	180	366
Research and development		2,017	2,503	13,371
Marketing		2,193	2,183	11,211
General and administrative		2,777	1,840	8,269
Total operating expenses		7,142	6,706	33,217
Operating loss		(6,424)	(6,495)	(32,268)
Non-operating income		13	13	480
Non-operating expenses		(14)	(73)	(174)
Interest and amortization of debt discount expense	13	(1,525)	(4,304)	(6,657)
Gain (loss) on revaluation of warrants	10	(402)	952	550
Gain on restructuring of venture loan	8	963	—	963
Loss on extinguishment of debt		—	—	(321)
Loss before taxes on income		(7,389)	(9,907)	(37,427)
Income tax expense	14	(90)	(35)	(119)
Net loss		(7,479)	(9,942)	(37,546)
Basic and diluted net loss per common share		(1.17)	(3.15)	(20.26)
Weighted average number of shares used in computing basic and dilutive net loss per common share		6,372,659	3,154,489	1,853,077

*	Includes expenses in the total amount of $53, $450 and $1,103 to related parties for the years ended 2011 and 2010 and for the cumulative period from inception until December 31, 2011, respectively.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands)

	Common stock	Series A convertible preferred stock	Additional paid-in capital	Deficit accumulated during the development stage	Total
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Balance as of January 9, 2006 (inception)	—	—	—	—	—
Issuance of common stock	*—	—	—	—	*—
Issuance of series A convertible preferred stock, net of issuance costs of $33	—	*—	2,321	—	2,321
Stock dividend	20	24	(44)	—	—
Grants of stock options, net of forfeitures – employees	—	—	7	—	7
Grants of stock options, net of forfeitures – non employees	—	—	4	—	4
Net loss for the period	—	—	—	(1,481)	(1,481)
Balance as of December 31, 2006	20	24	2,288	(1,481)	851
Issuance of common stock as part of conversion of convertible loan	2	—	138	—	140
Discounts to temporary equity	—	—	43	—	43
Amortization of discounts to temporary equity	—	—	(4)	—	(4)
Grants of stock options, net of forfeitures – employees	—	—	98	—	98
Grants of stock options, net of forfeitures – non employees	—	—	15	—	15
Net loss for the year	—	—	—	(5,163)	(5,163)
Balance as of December 31, 2007	22	24	2,578	(6,644)	(4,020)
Issuance of warrants	—	—	360	—	360
Amortization of discounts to temporary equity	—	—	(7)	—	(7)
Grants of stock options, net of forfeitures – employees	—	—	18	—	18
Grants of stock options, net of forfeitures – non employees	—	—	11	—	11
Net loss for the year	—	—	—	(7,332)	(7,332)

*	Consideration for less than $1.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands)

	Common stock	Series A convertible preferred stock	Additional paid-in capital	Deficit accumulated during the development stage	Total
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Balance as of December 31, 2008	22	24	2,960	(13,976)	(10,970)
Issuance of warrants	—	—	60	—	60
Loan modification	—	—	500	—	500
Amortization of discounts to temporary equity	—	—	(7)	—	(7)
Grants of stock options, net of forfeitures – employees	—	—	178	—	178
Grants of stock options, net of forfeiture – non employees	—	—	10	—	10
Net loss for the year	—	—	—	(6,149)	(6,149)
Balance as of December 31, 2009	22	24	3,701	(20,125)	(16,378)
Issuance of common stock, net of issuance costs of $1,768	24	—	9,239	—	9,263
Exchange of series A convertible preferred stock for common stock	24	(24)	—	—	—
Conversion of Bridge notes	9	—	2,536	—	2,545
Amortization of discounts to temporary equity	—	—	(3)	—	(3)
Grants of stock options, net of forfeitures – employees	—	—	883	—	883
Grants of stock options, net of forfeitures – non employees	—	—	29	—	29
Exercise of warrants to charity	*—	—	11	—	11
Grants of warrants to lead investors	—	—	1,342	—	1,342
Grants of warrants to charity	—	—	37	—	37
Exercise of stock options	1	—	—	—	1
Exercise of warrants	2	—	—	—	2
Stock dividend	19	—	(19)	—	—
Reverse stock split	(93)	—	93	—	—
Exchange of series B convertible preferred stock for common stock	46	—	11,925	—	11,971
Net loss for the year	—	—	—	(9,942)	(9,942)
Balance as of December 31, 2010	54	—	29,774	(30,067)	(239)
Grants of stock options, net of forfeitures – employees	—	—	1,300	—	1,300
Grants of stock options, net of forfeitures – non employees	—	—	131	—	131
Exercise of warrants	3	—	—	—	3
Conversion of convertible notes and accrued interest	27	—	2,484	—	2,511
Issuance of shares, net of issuance costs of $65	8	—	777	—	785
Issuance of shares to a consultant	2	—	293	—	295
Issuance of shares in connection with restructuring of venture loan	3	—	210	—	213
Grants of warrants to charity	*—	—	43	—	43
Exercise of stock options	3	—	—	—	3
Beneficial conversion feature recorded in connection with convertible notes	—	—	1,269	—	1,269
Net loss for the year	—	—	—	(7,479)	(7,479)
Balance as of December 31, 2011	100	—	36,281	(37,546)	(1,165)

*	Consideration for less than $1.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended December 31,		Cumulative from inception to December 31,
	2011	2010	2011
	U.S.$	U.S.$	U.S.$
Cash flows from operating activities
Net loss	(7,479)	(9,942)	(37,546)
Adjustments to reconcile net cash flows used in operating activities:
Items not affecting cash flows
Depreciation and amortization	61	87	454
Change in deferred tax assets and liabilities	24	132	52
Increase (decrease) in accrued severance pay	(177)	—	150
Share-based payment expenses	1,769	2,291	4,462
Accrued interest expense	98	2,512	2,855
Loss (gain) on revaluation of warrants	402	(952)	(550)
Gain on restructuring of venture loan	(963)	—	(963)
Loss on extinguishment of debt	—	—	321
Interest and amortization of discount in connection with convertible notes	1,280	—	1,280
Exchange rate (gains) losses	29	(15)	81
Changes in current assets and liabilities
Increase in accounts receivable, prepaid expenses and other current assets	(283)	(98)	(532)
Increase (decrease) in payables and accruals	(141)	(376)	633
Net cash used in operating activities	(5,380)	(6,361)	(29,303)
Cash flows from investing activities
Acquisition of property and equipment	(27)	(86)	(598)
Decrease (increase) in lease deposits	1	3	(8)
Proceeds from investment in restricted short-term deposits	20	2,582	—
Net cash provided by (used in) investing activities	(6)	2,499	(606)

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended December 31,		Cumulative from inception to December 31,
	2011	2010	2011
	U.S.$	U.S.$	U.S.$
Cash flows from financing activities
Receipt of venture loan	—	—	5,000
Repayment on account of venture loan	(2,095)	(757)	(3,651)
Receipt of convertible notes	2,500	—	2,500
Issuance of common stock and warrants, net	—	9,263	9,263
Issuance of warrants	—	—	1,070
Receipt of convertible loans	—	—	3,976
Issuance of convertible preferred stock	—	—	12,195
Exercise of common stock options and warrants	8	14	22
Issuance of common stock, net of issuance expenses	785	—	785
Net cash provided by financing activities	1,198	8,520	31,160
Effect of exchange rate changes on cash and cash equivalents	(29)	5	(61)
Increase (decrease) in cash and cash equivalents	(4,217)	4,663	1,190
Cash and cash equivalents at beginning of period	5,407	744	—
Cash and cash equivalents at end of period	1,190	5,407	1,190
Supplemental disclosure of cash flows information
Interest paid	151	386	1,137
Non-cash investing and financing transactions
Conversion of convertible loan into convertible preferred stock	—	—	1,964
Extinguishment of debt	—	—	321
Discount to the series B convertible preferred stock	—	—	43
Allocation of fair value of loan warrants	—	—	334
Allocation of fair value of conversion warrants	—	1,564	1,564
Exchange of series B convertible preferred stock for common stock	—	11,971	11,971
Exchange of series A convertible preferred stock for common stock	—	24	24
Conversion of bridge notes into common stock	—	2,545	2,545
Amortization of discounts to temporary equity	—	3	21
Issuance of shares in consideration of restructuring of venture loan	213	—	213
Beneficial conversion feature recorded in connection with convertible notes	1,269	—	1,269
Conversion of convertible notes into common stock	2,511	—	2,511

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — General

Vringo, Inc. (a Development Stage Company) (the “Parent”) was incorporated in Delaware on January 9, 2006 and commenced operations during the first quarter of 2006. The Parent formed a wholly-owned subsidiary, Vringo (Israel) Ltd. (the “Subsidiary”) in March 2006, primarily for the purpose of providing research and development services, as detailed in the intercompany service agreement. The Parent and the Subsidiary are collectively referred to herein as the “Company”.

The Company is engaged in developing software platforms and applications for mobile phones. The Company develops and provides a wide variety of mobile video services, including a comprehensive platform that allows users to create, download and share video ringtones. The Company’s proprietary ringtone platform includes social networking capability and integration with web systems.

The Company is still in the development stage. There is no certainty regarding the Company’s ability to complete the development of its products and ensure the success of its marketing. The continuation of the stages of development and the realization of assets related to the planned activities depend on future events, including future financings and achieving operational profitability.

The high-tech industry in which the Company operates is highly competitive and is characterized by the risks of rapidly changing technologies. Penetration into global markets requires investment of considerable resources and continuous development efforts. The Company’s future success depends upon several factors including the technological quality, price and performance of its product relative to those of its competitors.

In June 2010, the Company completed an initial public offering (the “IPO”) of 2,392,000 units, each containing one share of common stock and two warrants, at an issue price of $4.60 per unit. Each warrant in the IPO unit is exercisable for five years after the IPO at an exercise price of $5.06. Gross proceeds of the IPO totaled approximately $11 million, of which the Company received approximately $9.3 million in net proceeds after deducting underwriting discounts and other offering costs. Immediately prior to the closing of the offering, the Company’s outstanding shares of preferred stock were exchanged for shares of common stock and the Company effected a 1 for 6 reverse stock split of its common stock. The Company issued a stock dividend to holders of the preferred stock prior to the split and exchange. All share and per-share information in these consolidated financial statements have been adjusted to give effect to the reverse stock split. On July 27, 2010, the units were separated into their components and the shares and warrants began to trade separately. Upon separation of the units into shares and warrants, the units ceased trading.

Despite the foregoing, there is still significant doubt as to the ability of the Company to continue operating as a “going concern”. The Company has incurred significant losses since its inception and expects that it will continue to operate at a net loss in the foreseeable future. For the year ended December 31, 2011 and for the cumulative period from inception until December 31, 2011, the Company incurred net losses of $7.5 million and $37.4 million, respectively.

In July 2011, the Company raised an aggregate amount of $2.5 million through the issuance of convertible notes (“Convertible Notes”) in a private placement. On December 1, 2011, the Company raised additional $0.85 million through the issuance of 817,303 additional shares of common stock (“December 2011 financing”). In connection with the December 2011 financing, all Convertible Notes (and accrued interest) were converted into 2,671,026 shares of common stock. In February 2012, the Company entered into agreements with holders (the “Holders”) of certain of its outstanding Special Bridge and Conversion Warrants, pursuant to which the Holders exercised warrants to purchase 3,828,993 shares of our common stock for aggregate proceeds of $3.6 million (“February 2012 warrant exercise”). In addition, certain Holders were granted additional warrants to purchase 2,660,922 shares of common stock of the Company, at an exercise price of $1.76 per share. The total issuance costs were $65 thousand. See also Note 17.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — General  – (continued)

The Company believes that following the February 2012 warrant exercise, its current cash levels will be sufficient to support its activity into the fourth quarter of 2012. On March 12, 2012, the Company entered into an agreement and Plan of Merger Agreement (“Merger Agreement”), pursuant to which Innovate/Protect, Inc. (“I/P”) will merge with and into VIP Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), with Merger Sub being the surviving corporation through an exchange of capital stock of I/P for capital stock of the Company. The consummation of the Merger Agreement is subject to stockholder approval and other closing conditions. In addition, the Company is exploring further opportunities, including merger and acquisitions and/or additional financing necessary to ensure that the Company will continue to operate as a going concern. There can be no assurance, however, that any such opportunities will materialize. See description in Note 17.

These financial statements were prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result should the Company not be able to continue as a going concern.

As of December 31, 2011, approximately $303 thousand of the Company’s net assets were located outside of the United States.

Note 2 — Significant Accounting and Reporting Policies

(a) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiary and are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Development stage enterprise

The Company’s principal activities to date have been the research and development of its products and the Company has not generated significant revenues from its planned, principal operations. Accordingly, the Company’s financial statements are presented as those of a development stage enterprise.

(c) Translation into U.S. dollars

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“dollar” or “$”). Therefore, the dollar has been determined to be the Company’s functional currency. Transactions in foreign currency (primarily in New Israeli Shekels “NIS”) are recorded at the exchange rate as of the transaction date. All exchange gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected as finance expense in the statement of operations, as they arise. At December 31, 2011, the exchange rate was $1 = NIS 3.821 (December 31, 2010 — $1 = NIS 3.549). The average exchange rate for the year ended December 31, 2011 was $1 = 3.578 NIS (December 31, 2010 — $1 = NIS 3.733).

(d) Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from such estimates. Significant items subject to such estimates and assumptions include timing and realization of deferred tax assets and liabilities, allowances for doubtful accounts, valuation of convertible preferred and common stock, warrants and

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting and Reporting Policies  – (continued)

derivative instruments, share-based payments, warrants, income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(e) Cash and cash equivalents

For the purpose of these financial statements, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

(f) Accounts receivables and allowance for doubtful accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The need for an allowance for doubtful accounts is based on the Company’s best estimate of the amount of credit loss in the Company’s existing receivables. The need for an allowance is determined on an individual account receivable basis. The Company considers customers’ historical payment patterns, general and industry specific economic factors in determining their customers’ probability of default. The Company reviews the need for an allowance for doubtful accounts on a monthly basis. From inception through December 31, 2011 neither write-offs, nor provision for doubtful accounts for was created. The Company does not have any significant off-balance-sheet credit exposure related to its customers.

(g) Derivative instruments

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. The Company’s derivative instruments include a Special Bridge Warrant and a Conversion Warrant which have been recorded as a liability, at fair value, and are revalued at each reporting date, with changes in the fair value of the instruments included in the statement of operations as non-operating income or expense.

(h) Property and equipment

Property and equipment is stated at historical cost, net of accumulated depreciation. Depreciation is calculated according to the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows:

%
Office furniture and equipment	7 – 33
Computers and related equipment	33

Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.

(i) Revenue recognition

Revenue from subscription services and software development and licenses is recognized if collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and delivery of the service has been rendered. Revenues from non-refundable up-front fees are recognized according to the guidance in SAB Topic 13.A.3.f. As these up-front fees relate to the hosting of the service over a period of the contract, the Company recognizes these up-front fees over the life time of the contract. According to ASU 2009-13, Revenue Recognition (Topic 605), which was early-adopted by the Company in 2009, the Company uses management’s best estimate of selling price for individual elements in multiple-element arrangements, where other sources of evidence are unavailable.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting and Reporting Policies  – (continued)

(j) Cost of revenue

Cost of revenue consists primarily of direct costs that the Company pays to third parties in order to operate its products in launched markets. These expenses include the costs associated with production servers serving the end-users, royalty fees for content sales, amortization of prepaid content licenses.

(k) Research and development

Research and development expenses are expensed as incurred and consist primarily of payroll and facilities charges associated with the research, development and integration of our current and future products.

(l) Advertising and Promotional costs

We expense advertising and promotional costs in the period in which they are incurred. For the years ended December 31, 2011, 2010, and cumulative from inception till December 31, 2011, advertising and promotional expenses totaled approximately $271 thousand, $141 thousand, and $923 thousand, respectively.

(m) Accounting for share-based payments

Share-based payment is recognized as an expense in the financial statements and such cost is measured at the grant-date fair value of the equity-settled award. The expense is recognized using the straight-line method, over the requisite service period, and is reduced for estimated forfeitures.

(n) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not more likely than not to be realized.

In assessing the need for a valuation allowance, the Company looks at cumulative losses in recent years, estimates of future taxable earnings, feasibility of on-going tax planning strategies, the realizability of tax benefit carryforwards, and other relevant information. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable earnings. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict. In the event that actual results differ from these estimates in future periods, the Company will be required to adjust the valuation allowance.

Significant judgment is required in evaluating the Company’s federal, state and foreign tax positions and in the determination of its tax provision. Despite management’s belief that the Company’s liability for unrecognized tax benefits is adequate, it is often difficult to predict the final outcome or the timing of the resolution of any particular tax matters. The Company may adjust these accruals as relevant circumstances evolve, such as guidance from the relevant tax authority, its tax advisors, or resolution of issues in the courts. The Company’s tax expense includes the impact of accrual provisions and changes to accruals that it considers appropriate, as well as related interest and penalties. These adjustments are recognized as a component of income tax expense entirely in the period in which they are identified.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting and Reporting Policies  – (continued)

The Company accounts for its income tax uncertainties in accordance with ASC Subtopic 740-10 which clarifies the accounting for uncertainties in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

(o) Reverse stock split

On June 21, 2010, immediately prior to the closing of the IPO, the Company’s outstanding shares of preferred stock were exchanged for shares of common stock and the Company effected a 1 for 6 reverse stock split of its common stock. The Company issued a stock dividend to holders of the preferred stock prior to the split and exchange. All share and per share amounts retroactively reflect the reverse stock split, unless otherwise indicated.

(p) Net loss per share data

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock plus dilutive potential common stock considered outstanding during the period. However, as the Company generated net losses in all periods presented, potentially dilutive securities, comprised mainly of warrants and stock options, are not reflected in diluted net loss per share because the effect of such shares is anti-dilutive.

The table below presents the computation of basic and diluted net losses per common share:

	Year ended December 31,		Cumulative from inception to December 31, 2011
	2011	2010
	(in thousands, except share and per share data)
Numerator:
Net loss attributable to common stock shares (basic and diluted)	(7,479)	(9,942)	(37,546)
Denominator:
Weighted average number of common stock shares outstanding during the period (basic and diluted)	6,241,048	2,958,568	1,797,582
Weighted average number of penny stock options and warrants (basic and diluted)	131,611	195,921	55,495
Basic and diluted shares of common stock outstanding	6,372,659	3,154,489	1,853,077
Basic and diluted net losses per share of common stock	(1.17)	(3.15)	(20.26)

(q) Long lived assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting and Reporting Policies  – (continued)

the carrying value exceeds its fair value. Fair value is to be determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(r) Commitments and Contingencies

Liabilities for loss contingencies arising from assessments, estimates or other sources are to be recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

(s) Fair value measurements

The Company measures fair value in accordance with ASC 820-10, “Fair Value Measurements and Disclosures” (formerly SFAS 157, “Fair Value Measurements”). ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 — Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

(t) Recently issued and adopted accounting standards

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under International Financial Reporting Standards (IFRS). The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Company will implement the provisions of ASU 2011-11 as of January 1, 2013. The impact on our financial statements is believed to be immaterial.

(u) Reclassification

Certain balances have been reclassified to conform to current year presentation.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Cash and Cash Equivalents

	As of December 31,
	2011	2010
	U.S.$ thousands	U.S.$ thousands
Cash	779	597
Cash equivalents (money market funds)	—	4,542
In currency other than U.S. dollars	411	268
	1,190	5,407

Note 4 — Prepaid Expenses and Other Current Assets

	As of December 31,
	2011	2010
	U.S.$ thousands	U.S.$ thousands
Government institutions	6	30
Prepaid expenses and others	181	138
	187	168

Note 5 — Property and Equipment

	As of December 31,
	2011	2010
	U.S.$ thousands	U.S.$ thousands
Computers, software and equipment	475	452
Furniture and fixtures	42	38
Leasehold improvements	81	81
	598	571
Less: accumulated depreciation and amortization	(454)	(393)
	144	178

As of December 31, 2011 and 2010, approximately $116 thousand and $138 thousand of the aggregate value of the Company’s net book value of property and equipment was located in Israel, respectively. During the years 2011 and 2010, the Company recorded $61 thousand and $87 thousand of depreciation and amortization expense, respectively, and $454 thousand cumulatively from inception.

Note 6 — Accounts Payable and Accrued Expenses

	As of December 31,
	2011	2010
	U.S.$ thousands	U.S.$ thousands
Accounts payable and accrued expenses	428	403
Deferred revenue	—	18
	428	421

Note 7 — Accrued Severance Pay

Under Israeli law, the Subsidiary is required to make severance payments to dismissed employees, and employees leaving employment in certain other circumstances. All of the Subsidiary’s employees signed agreements with the Subsidiary, limiting the Subsidiary’s severance liability to actual deposits in the insurance policies, as per Section 14 of the Severance Payment Law of 1963.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Accrued Severance Pay  – (continued)

The recorded severance liability represents special contractual amounts to be paid to our former Chief Executive Officer, upon termination of his respective employment agreement (see Note 17 for subsequent events). There are no statutory or agreed-upon severance arrangements with U.S. employees. Severance pay expense, net, for the current year amounted to $56 thousand (2010 — $168 thousand, cumulative from inception — $1,040 thousand).

Note 8 — Venture Loan

On September 24, 2008, the Company drew-down on a venture loan in the total amount of $5 million. As a result of the draw-down, the Company issued to the lenders warrants to purchase 152,602 shares of series B convertible preferred stock.

On December 29, 2009, the Company entered into a Loan Modification Agreement (the “LMA”) with the lenders of the venture loan pursuant to which principal payments were deferred until the consummation of the IPO. The new facility bore an interest rate of 9.5% per annum with an effective interest rate of 18%. In connection with the LMA, the original warrants previously issued to the lenders were terminated and the Company issued the lenders new warrants (“Senior Lenders Warrants”) to purchase 250,000 shares of common stock, at an exercise price of $2.75 per share. In exchange, the lenders granted the Company a six month moratorium on principal payments for the venture loan and extended the repayment period for one year until March 2013. After the principal moratorium, under the modified bank repayment terms, the principal and interest were repaid in monthly payments of $142 thousand each.

The Senior Lender Warrants were exercisable at any time before the tenth anniversary of the date they were issued. On the date of the LMA, the loan was recorded at fair market value of $3.70 million, the warrants were recorded at $500 thousand, representing the difference between the fair market value of the new warrants and the fair market value of the previously issued warrants, and the difference between the carrying value of the loan and the fair market value of the loan and the warrants resulted in a loss on the extinguishment of debt in the amount of $180 thousand. The fair value of the loan was assessed using an interest rate of 12%, which represented market conditions for a similar loan.

On June 8, 2011, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with the lenders of the venture loan (the “Lenders”), pursuant to which the Lenders agreed to accept less than the full amount owed to them by the Company. As part of the Settlement Agreement, the Company immediately repaid $331 thousand, and placed an additional $1.051 million as collateral into a restricted account. In addition, the Company issued the Lenders 250,000 shares of its common stock, in exchange for the Senior Lender Warrants, which were cancelled. In July 2011, the Company repaid the outstanding $1.051 million balance of its venture loan, using the funds set aside in the restricted account. The difference between the fair market value of the shares of common stock issued and the fair market value of the cancelled Senior Lender Warrants, amounting to $213 thousand, was recorded in the statement of stockholders’ equity (deficit). In addition, the difference between the carrying value of the loan and the total sum of future payments on the loan, including the above mentioned $213 thousand, net of legal fees, resulted in a gain on restructuring of debt, in the total amount of $963 thousand, recorded in the statements of operations. Basic and diluted per share gain on restructuring of venture loan for the year ended December 31, 2011 is $0.15 (cumulative — $0.52).

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Venture Loan  – (continued)

Changes in the balance of the venture loan are as follows:

U.S.$ thousands
Loan balance at January 1, 2010	3,703
Loan repayments	(757)
Amortization of loan discount	227
Loan balance at December 31, 2010	3,173
Repayment as per Settlement Agreement	(1,382)
Loan repayments	(713)
Amortization of loan discount	98
Gain on restructuring of venture loan	(963)
Issuance of shares in consideration of restructuring of venture loan	(213)
Loan balance at December 31, 2011	—

Note 9 — Convertible Notes

In July, 2011, the Company entered into agreements (“Securities Purchase Agreements”) with selected accredited investors (the “Purchasers”) to sell and issue Convertible Notes in the aggregate amount of $2.5 million. The Convertible Notes were to mature on January 1, 2012 (the “Maturity Date”) unless earlier converted, and bear interest at a rate of 1.25% per annum. Interest on the Convertible Notes is due on the Maturity Date unless earlier converted. The Company’s obligations under the Convertible Notes were secured by a security interest in all of the Company’s assets, including a pledge over the shares of its wholly-owned subsidiary, pursuant to the Security Purchase Agreements.

The Convertible Notes were convertible into shares of common stock at a conversion price equal to the lower of (i) the closing price of the Company’s common stock on the announcement date of the note offering, (ii) the closing price of the Company’s common stock on the closing date of the note offering and (iii) a ten percent (10%) discount to the price at which the securities are sold in the new stock offering. Consummation of a future stock offering, would automatically trigger conversion of the Convertible Notes and any accrued interest into the same securities and contain the same terms (other than the conversion price, which is set forth above) as in the subsequent stock offering.

On December 1, 2011, the Company raised an additional $0.85 million through the issuance of 817,303 additional shares of common stock in a private placement. Pursuant to the December 2011 financing, all Convertible Notes (and accrued interest) were converted into 2,671,026 shares of common stock. The conversion of the Convertible Notes triggered anti-dilution provisions in certain of our outstanding warrants (see Note 11).

As of the date of the issuance of the Convertible Notes, an amount of $89 thousand was initially allocated to additional paid-in capital in respect of the beneficial conversion feature, with a corresponding discount to the Convertible Notes, to be amortized as interest expense over the repayment period of the Convertible Notes. The December 2011 financing determined the actual conversion price at $0.94. As a result the amount allocated to discount and the beneficial conversion feature was adjusted to $1,269 thousand. The discount was fully amortized to interest expense at conversion; as a result, $1,269 thousand was recorded in the statement of operations, as interest expense.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements

The Company measures its cash equivalents, Special Bridge Warrants and Conversion Warrants at fair value. Cash equivalents are classified within Level 1 because they are valued using quoted active market prices. The Special Bridge Warrants and Conversion Warrants are classified within Level 3 because they are valued using the Black-Scholes-Merton and the Monte-Carlo models (as these warrants include a down-round protection clause, see Note 11) which utilize significant inputs that are unobservable in the market such as the expected stock price volatility, dividend yield, probability and timing of the down-round being triggered and the remaining period of time the warrants will be outstanding before they expire.

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and 2010:

		Fair value measurement at reporting date using
Description	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	U.S.$ thousands
Liabilities
Derivative liabilities on account of warrants	2,172	—	—	2,172
Total liabilities	2,172	—	—	2,172

		Fair value measurement at reporting date using
Description	December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	U.S.$ thousands
Assets
Cash equivalents	4,542	4,542	—	—
Total assets	4,542	4,542	—	—
Liabilities
Derivative liability on account of warrants	1,770	—	—	1,770
Total liabilities	1,770	—	—	1,770

In addition to the above, the Company’s financial instruments at December 31, 2011 and 2010, consisted of cash, accounts receivable, long-term deposits, accrued expenses, and the venture loan (December 31, 2010, only). The carrying amounts of all the aforementioned financial instruments approximate fair value, except for the fair value of the venture loan, for the year ended December 31, 2010, for which the carrying amount of the venture loan was $3,173 thousand and the fair value was estimated at $3,317 thousand.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements  – (continued)

The following table summarizes the changes in the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) during the year ended December 31, 2011:

	Level 3
	Special Bridge Warrants	Conversion Warrants	Total
	U.S.$ thousands
Original allocated amount	1,070	—	1,070
Additional allocated amount (upon IPO)	88	1,564	1,652
Fair value adjustment included in statement of operations	(382)	(570)	(952)
Balance at December 31, 2010	776	994	1,770
Fair value adjustment included in statement of operations	511	(109)	402
Balance at December 31, 2011	1,287	885	2,172

Note 11 — Stockholders’ Equity (Deficit)

(a) Common Stock

In June 2010, the Company completed an IPO of 2,392,000 units (see Note 1).

On December 1, 2011, the Company completed an additional financing round, in which it issued 817,303 shares of common stock. In connection with the financing round the Convertible Notes were converted into equity (see Note 9), and 2,671,026 shares of common stock were issued to the Convertible Notes holders. In addition, pursuant to the commencement of the above mentioned financing round, the Company issued 208,159 shares of common stock to one of its consultants.

Subsequent to the balance sheet date, between February 6 and February 14, 2012, 3,828,993 of the Company’s outstanding Special Bridge Warrants and Conversion Warrants were exercised. As a result, the Company issued 3,828,993 shares of common stock. See Note 17.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

The following table summarizes information about the Company’s issued and outstanding common stock from inception through December 31, 2011, on a post-split basis:

Shares of common stock 0.01$ par value
Balance as of January 9, 2006 (inception)	—
Issuance of common stock to two founders for a net amount of $5	83
Stock dividend of 3,999 shares for each share of outstanding stock in their respective classes	333,250
Balance as of December 31, 2006	333,333
Issuance of common stock in lieu of beneficial conversion terms contained in the convertible loan agreement	33,449
Balance as of December 31, 2007	366,782
Issuance of common stock	—
Balance as of December 31, 2008	366,782
Issuance of common stock	—
Balance as of December 31, 2009	366,782
Issuance of common stock, in connection with IPO (see Note 1)	2,392,000
Exchange of series A convertible preferred stock for common stock (see Note 11 b)	392,315
Conversion of Bridge notes (see Note 1)	864,332
Stock dividend (see Note 11 b)	311,451
Exchange of series B convertible preferred stock for common stock (see Note 11 b)	765,466
Exercise of charitable warrants	11,044
Exercise of lead investor warrants (see Note 11 f)	241,173
Exercise of stock options	60,517
Balance as of December 31, 2010	5,405,080
Exercise of lead investor warrants (see Note 11 f)	241,173
Exercise of stock options	341,913
Issuance of common stock, in connection venture loan settlement (see Note 8)	250,000
Exercise of charitable warrants	19,862
Issuance of common stock, to consultants	208,159
Conversion of convertible notes (see Note 9)	2,671,026
Issuance of common stock, in connection with December 2011 financing	817,303
Balance as of December 31, 2011	9,954,516

(b) Preferred Stock

On May 8, 2006, the Company issued 98 shares of series A convertible preferred stock (on a post-split basis) for a net amount of $2.35 million. On August 8, 2006, the Company declared a stock dividend of approximately 3,999 shares for each share of outstanding stock in their respective classes. The Company treated this transaction as a stock dividend with no adjustment to the par value per respective share due to legal restrictions. Upon the consummation of the IPO, the Series A convertible preferred stock were granted a 15% stock dividend, and then exchanged for shares of common stock and recorded as such (see table above).

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

On July 30, 2007, the Company issued 765,466 shares of series B convertible preferred stock (on a post-split basis) which was categorized as temporary equity. Upon the consummation of the IPO, the Series B convertible preferred stock previously classified as temporary equity was granted a 33% stock dividend, and then exchanged for shares of common stock and recorded as such (see table above).

(c) Common stock reserved for issuance upon exercise of stock options

On October 30, 2006, the Company adopted the 2006 Stock Option Plan, pursuant to which 880 thousand shares of common stock were reserved for issuance. On July 30, 2007, the Company amended and restated the original plan in its entirety by adopting Amendment No. 1 to Stock Option Plan (the “Stock Option Plan”), which increased the number of common stock reserved for issuance to 2.79 million. In January 2010, the number of common stock reserved for issuance upon the exercise of options in the Stock Option Plan was increased to 14.14 million.

(d) Stock options

The Stock Option Plan provides for grants or sales of common stock options to employees, directors and consultants. Options granted in connection with the Company’s Stock Option Plan are exercisable for six years from the grant date. Options are generally forfeited, if not exercised, within ninety days of termination of employment or service to the Company.

For the years ended December 31, 2011 and 2010 the Company recorded compensation expense of $1,769 thousand and $912 thousand, respectively. Cumulative from inception the Company has recorded compensation expense of $3,023 thousand, in respect of stock options granted.

On January 31, 2011, the Company’s Board of Directors (the “Board”) approved the granting of 216 thousand options to management, employees and consultants at an exercise price of $0.01 per share. These options will vest yearly over three and four year periods (according to the applicable schedule of each optionee). The Board also approved the granting of 264 thousand options at an exercise price of $5.50 to its management, employees and consultants. These options will vest over three and four years (according to the applicable schedule of each optionee).

The fair value of options granted in 2011 to employees and directors at an exercise price of $0.01 was calculated using the Black-Scholes-Merton model, which takes into consideration the share price at the date of grant, the exercise price of the option, the expected life of the option, risk free interest rates, expected dividend, and the expected volatility. The following assumptions were used: an expected life of 4 – 4.25 years, a risk-free interest rate of 1.44% – 1.55% and an expected volatility of 52.21% – 47.89% and no dividend yield. The fair value of the common stock used for this calculation was $1.68.

The fair value of options, granted in 2011, to employees and directors at an exercise price of $5.50 was calculated using the Lattice model, which takes into consideration the share price at the date of grant, the exercise price of the option, the expected life of the option, risk free interest rates, expected dividend, and the expected volatility. The Company uses the Lattice option pricing model for the valuation of options to employees and directors that are not plain vanilla. The following assumptions were used: an expected life of 6 years, a risk-free interest rate of 2.38% and an expected volatility of 56.41% and no dividend yield. The fair value of the common stock used for this calculation was $1.68.

In 2011, the fair value of options granted to consultants was calculated using the Black-Scholes-Merton model. The following assumptions were used: expected life of 2 – 6 years, a risk free interest rate of 0.29% – 2.38% and an expected volatility of 45.71% – 59.69% and no dividend yield. The fair value of the common stock used for this calculation was $0.99 – $1.70.

As of December 31, 2011, there were approximately 11.5 million shares of common stock available for future grants.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

On March 17, 2010, the Board approved the granting of options to management, directors and consultants. The Board approved the granting of 1,392,000 options at an exercise price of $0.01. These options vest yearly over three and four year periods, according to the applicable schedule of each optionee. The Board also approved the granting of 1,420,000 options at an exercise price of $5.50 to its employees, directors and consultants. These options vest over four years. Vesting of options granted during 2010 commenced in June through December 2010, according to the applicable schedule of each optionee, and when the terms were communicated.

The fair value of the options to employees and directors granted in 2010 was calculated using the Lattice model which takes into consideration the share price at the date of grant, the exercise price of the option, the expected life of the option, risk free interest rates, expected dividend, and the expected volatility. The Company uses the Lattice option pricing model for the valuation of options to employees and directors that are not plain vanilla. The following assumptions were used: an expected life of 5.2 – 6 years, a risk-free interest rate of 2.11% – 2.83% and an expected volatility of 56.11% – 64.3% and no dividend yield. The fair value of the common stock used for this calculation was $2.49 – $2.62. The fair value of options to non-employees is calculated using the following assumptions: expected life of 3 – 5.5 years, a risk free interest rate of 0.71% – 2.64% and an expected volatility of 46% – 64% and no dividend yield.

In January and February 2012 the Board of Directors approved the granting of 70,000, fully vested options to management and consultants at an exercise price of $0.01 per share. The Board also approved the granting of 734,500 options at an exercise price of $0.96 to its management, employees and consultants. These options will vest over four years (according to the applicable schedule of each optionee). The fair value of options granted in January and February 2012 was calculated using the Black-Scholes-Merton model. The following assumptions were used: an expected life of 4.25 – 6 years, a risk-free interest rate of 0.71% – 1.19% and an expected volatility of 67.26% – 75.78% and no dividend yield. The fair value of the common stock used for this calculation was $0.96 – $1.21 and no dividend yield. The Company expects that the total value of the options granted will be approximately $467 thousand.

(e) Stock option activity

The following table summarizes information about stock option activity for the year ended December 31, 2011:

	No. of shares Employees	No. of shares Non-Employees	Weighted average exercise price U.S.$
Outstanding at January 1, 2011	2,378,908	128,000	$2.76
Granted	496,500	73,000	$3.04
Exercised	(302,413)	(39,500)	$0.01
Expired	(169,759)	(18,000)	$3.46
Forfeited	(318,336)	—	$3.23
Outstanding at December 31, 2011	2,084,900	143,500
Exercisable at December 31, 2011	690,121	50,074

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

The following table summarizes information about stock option activity for the year ended December 31, 2010:

	No. of shares Employees	No. of shares Non-Employees	Weighted average exercise price U.S.$
Outstanding at January 1, 2010	237,677	45,250	$2.58
Granted	2,708,000	104,000	$2.74
Exercised	(60,517)	—	$0.21
Forfeited	(506,252)	(21,250)	$2.87
Outstanding at December 31, 2010	2,378,908	128,000
Exercisable at December 31, 2010	128,804	32,150

For cumulative period ended December 31, 2011, the Company granted a total of 3,595 thousand stock options to its employees, directors and consultants at an average exercise price of $2.82. For the cumulative period ended December 31, 2011, 402 thousand stock options were exercised.

The following table summarizes information about employee and non-employee stock options outstanding as of December 31, 2011:

Options outstanding			Options exercisable
Number Outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number Outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price
1,218,563	4.38	$5.5	472,355	4.35	$5.5
40,001	2.28	$4.5	35,897	2.26	$4.5
25,000	1.67	$3.0	25,000	1.67	$3.0
56,584	2.08	$1.5	48,274	1.84	$1.5
888,252	4.37	$0.01	158,669	4.36	$0.01
2,228,400			740,195

As of December 31, 2011, the total aggregate intrinsic value of options outstanding was $593 thousand, of options exercisable $107 thousand and of options exercised $816 thousand. As of December 31, 2010, the total aggregate intrinsic value of both the options outstanding and options exercisable was $0 thousand, the total intrinsic value of options exercised was $134 thousand. The total fair value of stock options that vested in the years ended December 31, 2011, 2010 and cumulative from inception till December 31, 2011 amounts to $1,761 thousand, $206 thousand and $3,015 respectively. The weighted average grant date fair value of options granted during the years ended December 31, 2011, 2010 and cumulative from inception till December 31, 2011 was $0.91, $1.69 and $1.57, respectively.

The following table represents respective annual amortization of unrecognized share based compensation expense:

Year ending December 31,	U.S.$ thousands
2012	1,015
2013	679
2014	158
1,852

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

(f) Warrants

Conversion Warrants, Special Bridge Warrants and Reload Warrants

On December 29, 2009, the Company consummated a Bridge Financing pursuant to which it issued 5% subordinated convertible promissory notes, (“Bridge Notes”), in the aggregate amount of $2.98 million in a private placement, as well as warrants to purchase 795,200 shares of common stock (the “Special Bridge Warrants”) (together the “Bridge Financing”). Proceeds from the Bridge Financing were first allocated to the Special Bridge Warrants, which were classified as a derivative liability and recorded at fair value, with the residual amount allocated to the Bridge Notes. The Special Bridge Warrants have down-round protection clauses and their fair value is calculated using the Black-Scholes-Merton model at every reporting period. Upon the consummation of the IPO, the Company issued a further 69,132 Special Bridge Warrants to the holders of the Bridge Notes to reflect the final offering price of the IPO units. These warrants were valued on the date of the IPO by using the Black-Scholes-Merton model.

Upon the consummation of the IPO, the Bridge Notes were automatically converted into 864,332 shares of common stock and 1,728,664 warrants (the “Conversion Warrants”). The Conversion Warrants granted to the Bridge Note holders were classified as a derivative long-term liability. Also see Note 10.

On December 1, 2011, the Company entered into Subscription Agreements with certain accredited investors pursuant to which the Company issued 817,303 shares of common stock at $1.04 per share, a 20% discount to the closing price of the Company’s common stock on November 30, 2011. Upon the closing of the Financing, the Company’s outstanding Convertible Notes in the aggregate principal amount of $2.5 million automatically converted into 2,671,026 shares of common stock at $0.94 per share, a 10% discount to the purchase price in the Financing. The foregoing issuances triggered down-round and anti-dilution provisions in outstanding Special Bridge and Conversion Warrants. As a result, the number of shares issuable to the holders of the Special Bridge Warrants was adjusted to 2,528,615 and the exercise price for both Special Bridge and Conversion Warrants adjusted to $0.94.

As of December 31, 2011, the Special Bridge Warrants were revalued using the Black-Scholes-Merton and the Monte-Carlo models. As the terms of these warrants include a special down-round protection clause, i.e. in a new issuance of common stock at a lower price than the current exercise price, the current exercise price will be lowered to the new issuance price and the number of warrants granted will increase so that the total exercise amount remains as under the original terms (approximately $2.4 million). We estimate 50% probability of such protection being activated in April, 2012. We have estimated the value of the down-round protection using a Monte-Carlo simulation. The following assumptions were used: 70.2% expected volatility, a risk-free interest rate of 0.38%, estimated life of 3.00 years and no dividend yield. The fair value of the common stock was $0.99. Also see Note 10.

At December 31, 2011, the Conversion Warrants were revalued using the Black-Scholes-Merton and the Monte-Carlo models. As the terms of these warrants include a down-round protection clause, i.e. in a new issuance of common shares at a lower price than the current exercise price, the current exercise price will be adjusted to the new issuance price. We estimate 50% probability of such protection being activated in April, 2012. We have estimated the value of the down-round protection using a Monte-Carlo simulation. The following assumptions were used: 70.98% expected volatility, a risk-free interest rate of 0.52%, estimated life of 3.47 years and no dividend yield. The fair value of the common stock was $0.99. Also see Note 10.

Subsequent to the balance sheet date, between February 6 and February 14, 2012, the Company entered into agreements with Holders, pursuant to which the Holders exercised 2,274,235 Special Bridge and 1,554,758 Conversion Warrants to purchase an aggregate of 3,828,993 shares of the Company’s common stock for aggregate proceeds to the Company of $3.6 million. In addition, the Company issued new warrants to purchase an aggregate of 2,660,922 shares of common stock at an exercise price of $1.76 per share in

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

consideration for the immediate exercise of the warrants (“Reload Warrants”). A portion of the Reload warrants bear down-round protection clauses as a result, they will be classified as a long-term derivative liability and recorded at fair value. See also Note 17.

Had we made different assumptions about the fair value of the stock price (before it was publicly traded), risk-free interest rate, volatility, the impact of the down-round provision, or the estimated time that the abovementioned warrants will be outstanding before they are ultimately exercised, the recorded expense, our net loss and net loss per share amounts could have been significantly different.

Senior Lenders Warrants

As discussed in Note 8, the senior lenders of the Company’s venture loan received Senior Lenders Warrants to purchase 250,000 shares of common stock, at an exercise price of $2.75 per share, in exchange for granting the Company a six month moratorium on principal payments and an additional year for the repayment of the venture loan. The Senior Lender Warrants were exercisable at any time before the tenth anniversary of the date they were issued. On June 8, 2011, the Company entered into a Settlement Agreement with the lenders of the venture loan, pursuant to which the Lenders agreed to accept less than the full amount owed to them by the Company. As part of the Settlement Agreement the Company issued the Lenders 250,000 shares of its common stock, in exchange for 250,000 Senior Lender Warrants, which were cancelled.

Lead Investor Warrants

The lead investors of the Bridge Financing received warrants (“Lead Investor Warrants”) to purchase 482,346 shares of common stock at $0.01 exercise price per share. The Lead Investor Warrants (i) were exercisable 65 days subsequent to the consummation of the IPO, (ii) expire four years after issuance and (iii) Were subject to a lock-up agreement for six months subsequent to exercise. Upon the consummation of the IPO, Lead Investor Warrants were recorded at their fair value using the Black-Scholes-Merton model, as a result, an additional interest expense in the total amount of $1,342 thousand, was recognized. The assumptions used in this calculation were 52.6% expected volatility, risk-free interest rate of 1.68%, estimated life of 4 years and no dividend yield. The fair value of the common stock was estimated at $2.79. In October 2010, 241,173 of the Lead Investor Warrants were exercised, and in February 2011, the remaining 241,173 Lead Investor Warrants were exercised.

Placement Agent Warrants

For their role in helping to facilitate the Bridge Financing, the Placement Agent for the offering received warrants equal to 7% of the total amount of securities sold in the Bridge Financing (“Placement Agent Warrants”). Based on the amount raised, the Company issued 55,664 Placement Agent Warrants. The Placement Agent Warrants were non-exercisable for three months after the date of the closing of the Bridge Financing and subsequently exercisable until five years after the closing of the Bridge Financing. The Placement Agent Warrants were exercisable at $3.795 per share. The December 2011 financing triggered the anti-dilution provision in the Placement Agent Warrants, resulting in a reduction of the exercise price to $0.94. On February 2, 2012, the Placement Agent Warrants were exercised.

IPO warrants

In June 2010, upon completion of the IPO, 2,392,000 units, each containing one share of common stock and two warrants, at an issue price of $4.60 per unit, were issued. Each warrant in the IPO unit is exercisable for five years after the IPO at an exercise price of $5.06. On July 27, 2010, the unit was separated into its components and the shares and warrants began to trade separately. Upon separation of the units into shares and warrants, the units ceased trading. As of December 31, 2011, all of these warrants are outstanding.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (Deficit)  – (continued)

Charitable warrants

Upon the consummation of the IPO, the Company recognized a charitable donation of a warrant to purchase 20,000 shares of common stock at an exercise price of $1.50 granted in 2006. The fair value of the donation was calculated using the Black-Scholes-Merton model with an expected life of 6.33 years, a risk-free interest rate of 2.7%, an expected volatility of 56.1% and no dividend yield. The expenses for these options in the amount of $37 thousand were recorded upon the consummation of the IPO. During September 2010, the foregoing warrant was exercised on a cashless basis, resulting in the issuance by the Company of 11,044 shares of common stock. In addition, the Company granted warrants to purchase 40 thousand shares of common stock as a charitable donation. 20 thousand of these warrants were granted at an exercise price of $5.50 per share and the remaining 20 thousand at an exercise price of $0.01 per share. The total fair value of approximately $43 thousand was calculated using the Black-Scholes-Merton model, using the following assumptions: stock price of $1.68, expected life of 6 years, risk-free interest rate of 2.38%, expected volatility of 56.41% and no dividend yield. The total fair value of the grant was recorded as an additional share-based payment expense in year ended December 31, 2011. In April 2011, the Company issued 19,862 shares of common stock upon exercise of 20 thousand charitable warrants with an exercise price of $0.01 per share.

Note 12 — Revenue

	For the year ended December 31,		Cumulative from inception to December 31, 2011
	2011	2010
	U.S.$ thousands	U.S.$ thousands	U.S.$ thousands
Information on sales by product exceeding 10% of Revenues:
Video Ringtones	514	209	743
Development Projects	184	—	184
Other	20	2	22
	718	211	949
Revenues from single customers exceeding 10% of Revenues:
Customer A	312	95	407
Customer B	90	54	144
Customer C	110	—	110
Other	206	62	288
	718	211	949
Information on sales by geographic distribution:
South East Asia	384	105	488
Middle East	175	54	229
Europe	82	—	82
Others	77	52	150
	718	211	949

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Interest and Amortization of Debt Discount Expense

	For the year ended December 31,		Cumulative from inception to December 31, 2011
	2011	2010
	U.S.$ thousands	U.S.$ thousands	U.S.$ thousands
Interest and discount amortization expense from venture loan	(245)	(604)	(1,614)
Interest expense from Bridge Notes	—	(161)	(170)
Lead Investor warrants recorded at fair value	—	(1,342)	(1,342)
Amortization of discount of Bridge Notes	—	(1,070)	(1,070)
Beneficial conversion feature in connection with Bridge Notes	—	(1,127)	(1,127)
Interest expense from Series B convertible loan	—	—	(54)
Interest expense from Convertible Notes	(11)	—	(11)
Amortization of discount of Convertible Notes (beneficial conversion feature)	(1,269)	—	(1,269)
	(1,525)	(4,304)	(6,657)

Note 14 — Income Taxes

The Components of income (loss) before income taxes:

	For the year ended December 31,		Cumulative from inception to December 31 2011
	2011	2010
	U.S.$ thousands	U.S.$ thousands	U.S.$ thousands
U.S.	(7,605)	(10,151)	(38,629)
Non-U.S.	216	244	1,202
	(7,389)	(9,907)	(37,427)

Income tax benefit (expense) attributable to the operating loss consists of the following:

	For the year ended December 31,		Cumulative from inception to December 31 2011
	2011	2010
	U.S.$ thousands	U.S.$ thousands	U.S.$ thousands
U.S.
Current	(43)	—	(43)
Deferred	—	—	—
Non-U.S
Current	—	98	2
Deferred	(47)	(133)	(78)
	(90)	(35)	(119)

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Income Taxes  – (continued)

Income tax benefit (expense) for the years ended December 31, 2011 and 2010, and for the cumulative period from inception until December 31, 2011, differed from the amounts computed by applying the U.S. federal income tax rate of 35% (34% in 2010) to loss before income taxes, as a result of the following:

	For the year ended December 31,		Cumulative from inception to December 31 2011
	2011	2010
	U.S.$ thousands	U.S.$ thousands	U.S.$ thousands
Loss before income taxes	(7,389)	(9,907)	(37,427)
Tax rate	35%	34%	35%
Computed “expected” tax benefit	2,586	3,368	13,099
Foreign tax rate differential	43	22	133
Tax benefit of “Beneficiary Enterprise” tax holiday	—	—	57
Decrease in tax expenses for prior year	—	220	220
Change in valuation allowance	(2,319)	(2,141)	(11,271)
Non-deductible expenses	(344)	(1,314)	(2,163)
Other items	(56)	(190)	(194)
Income tax expense	(90)	(35)	(119)

The Company has net tax loss carryforwards (“NOL”) for U.S. federal purposes in the amount of approximately $33.2 million expiring 20 years from the respective tax years to which they relate beginning with 2006. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOL and tax credits in the event of an ownership change of a corporation. Thus, in accordance with Internal Revenue Code, Section 382, the Company’s IPO, recent financing activities, as well as, the potential Merger with I/P (See Note 17), may limit the Parent’s ability to utilize its NOL’s and credit carryforwards although the Parent has not yet determined to what extent. The deferred tax asset in respect of the tax loss carryforwards has been fully offset by a valuation allowance as in the opinion of the Company’s management; it is more likely than not that the tax loss carryforwards will not be utilized in the foreseeable future. No valuation allowance has been provided for the non-U.S. deferred tax assets, as they are more likely than not to be realized.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Income Taxes  – (continued)

As of December 31, 2011, there were net deferred liabilities of $42 thousand, which consisted of short-term deferred liabilities of $67 thousand, net of long-term deferred assets of $25 thousand. As of December 31, 2010, there were net deferred liabilities of $23 thousand, which consisted of short-term deferred liabilities of $50 thousand, net of long-term deferred assets of $27 thousand. The deferred tax assets (liabilities) of the Subsidiary are expected to be utilized in future years. These deferred tax assets (liabilities) arise from the following types of temporary differences:

	For the year ended December 31,
	2011	2010
	U.S.$ thousands	U.S.$ thousands
Deferred tax assets:
Liability for accrued employee vacation pay	13	15
Liability for accrued severance pay	25	53
Net operating loss carryforwards	11,647	8,945
Total gross deferred tax assets	11,685	9,013
Less valuation allowance	(11,628)	(8,929)
Total net deferred tax assets	57	84
Deferred tax liability:
Net assets deductible for tax purposes on cash basis	(99)	(107)
Deferred tax assets (liabilities), net	(42)	(23)

Subsidiary tax benefits:

On July 14, 2009, the Knesset (Israel’s parliament) passed the Economic Efficiency Law (Legislation Amendments for Implementation of the 2009 and 2010 Economic Plan) — 2009, which provided, inter-alia, an additional gradual reduction in the regular company tax rate to 18% as from the 2016 tax year. In accordance with the aforementioned amendments, the regular company tax rates applicable as from the 2009 tax year are as follows: in the 2009 tax year — 26%, in the 2010 tax year — 25%, in the 2011 tax year — 24%, in the 2012 tax year — 23%, in the 2013 tax year — 22%, in the 2014 tax year — 21%, in the 2015 tax year — 20% and as from the 2016 tax year the regular company tax rate will be 18%. On December 5, 2011, the Knesset approved the Law to Change the Tax Burden (Legislative Amendments) — 2011. According to the law the tax reduction that was provided in the Economic Efficiency Law, as aforementioned, will be cancelled and the company tax rate will be 25% as from 2012. The aforementioned had no material impact on the Company’s financial position or results of operations, since the Subsidiary is a Beneficiary Enterprise, as explained below.

The Subsidiary has qualified as a “Beneficiary Enterprise” under the 2005 amendment to the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”). As a Beneficiary Enterprise, the Subsidiary is entitled to receive future tax benefits which are limited to a period of seven years. The year in which a company elects to commence its tax benefits is designated as the year of election (“Year of Election”). The Subsidiary has elected 2007 as its Year of Election and has received a two year tax holiday for profits accumulated in the years 2007 – 2008 and a reduced tax rate of 25% for the following five years.

In January 2011, new legislation amending the Investment Law was enacted. Under the new legislation, a uniform rate of corporate tax would apply to all qualified income of certain industrial companies, as opposed to the current law’s incentives that are limited to income from a “Benefited Enterprise” during their benefits period. According to the amendment, the uniform tax rate applicable to the zone where the production facilities of the Subsidiary are located would be 15% in 2011 and 2012, 12.5% in 2013 and 2014, and 12% in 2015 and thereafter. Under the transitory provisions of the newly legislated amendment, the Subsidiary chose

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Income Taxes  – (continued)

to irrevocably implement the new legislation amendment while waiving benefits provided under the current law. As of the balance sheet date, the Subsidiary believes that it is in compliance with the conditions of the Beneficiary Enterprise program.

The Parent files its tax returns in the U.S. federal jurisdiction, various state & local jurisdictions. The Parent has open tax assessments for the years 2008 through 2011. The Subsidiary files its income tax returns in Israel. As of December 31, 2011, the Subsidiary has open tax assessments for the years 2007 through 2011. In February 2011, the Israeli tax authority initiated an audit of the Subsidiary’s tax returns for the 2007 through 2009 tax years. To date, the Subsidiary has not received any findings from the said audit. The Subsidiary’s assessment for the tax year 2007 was deemed final after the balance sheet date.

The Company did not record any provision for unrecognized tax benefits in 2011 and 2010, and does not expect this amount to change significantly within the next twelve months.

Note 15 — Commitments and Contingencies

Future minimum lease payments under non-cancelable operating leases for office space and cars, as of December 31, 2011, are as follows:

U.S.$ thousands
Year ending December 31,
2012	66
2013	27
93

Rent expense for operating leases for the years ended December 31, 2011, 2010 and for the cumulative period from inception until December 31, 2011, was $81 thousand, $102 thousand and $557 thousand, respectively. Rent expense for the Subsidiary’s lease is in NIS and linked to the Israeli Consumer Price Index from February 2006.

Note 16 — Risks and Uncertainties

(a)	Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with various major financial institutions. These major financial institutions are located in Israel and the United States, and the Company’s policy is designed to limit exposure to any one institution. With respect to accounts receivable, the Company is subject to a concentration of credit risk, as a majority of its outstanding trade receivables relate to sales to a limited number of customers.
(b)	The Company’s video ringtone data is hosted at a remote location. Although the Company has full alternative site data backed up, it does not have data hosting redundancy and are thus exposed to the business risk of significant service interruptions to its video ringtone service.
(c)	The Company’s FacetonesTM application creates an automated video slideshow using friends’ photos from social media web sites, primarily from Facebook®, the world’s leading social media site. In the event Facebook® prohibits or restricts the ability of the Company’s application to access photos on its site, the Company’s revenue from this application and projected growth could be harmed.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Risks and Uncertainties  – (continued)

(d)	A significant portion of the Company’s expenses are denominated in NIS. The Company expects this level of NIS expenses to continue for the foreseeable future. If the value of the U.S. dollar weakens against the value of NIS, there will be a negative impact on the Company’s operating costs. In addition, to the extent the Company holds monetary assets and liabilities that are denominated in currencies other than the U.S. dollar, the Company will be subject to the risk of exchange rate fluctuations.
(e)	The wireless industry in which the Company conducts its business is characterized by rapid technological changes, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards.

Note 17 — Subsequent Events

(a)	In January and February 2012, the Company’s Board of Directors (the “Board”) approved the granting of 70,000, fully vested options to management and consultants at an exercise price of $0.01 per share. The Board also approved the granting of 734,500 options at an exercise price of $0.96 to its management, employees and consultants. These options will vest over four years (according to the applicable schedule of each optionee). The Company expects that the total value of the options granted will be approximately $467 thousand. Also refer to Note 11.
(b)	In January 2012, the Board approved a one year acceleration of option vesting for all option holders, except for the Company’s new Chief Executive Officer who will obtain 50% acceleration on all his unvested options, should the Company be subject to a change of control in a merger and/or acquisition transaction. In addition, in March 2012, the Board approved participation of all outstanding options in future dividends, as well as, acceleration of vesting if certain market conditions are met. Moreover, all outstanding options granted to members of the Board shall fully vest if a Board member ceases to be a director at any time during the six-month period immediately following a change of control. The Company is currently evaluating the effect of this decision and estimates that the effect on its financials might be material.
(c)	Between February 6 and February 14, 2012, the Company entered into agreements with holders of certain of its outstanding warrants (the “Holders”), pursuant to which the Holders exercised warrants to purchase 3,828,993 shares of the Company’s common stock for aggregate proceeds to the Company of $3.6 million. In addition, the Company issued new warrants to purchase an aggregate of 2,660,922 shares of common stock at an exercise price of $1.76 per share in consideration for the immediate exercise of the warrants. The Company is currently evaluating the effect of this warrant issuance. The Company believes that the impact on its financial statements will be material.
(d)	On March 12, 2012, the Company entered into a Merger Agreement pursuant to which I/P will merge with and into Merger Sub, a wholly owned subsidiary of the Company, with Merger Sub being the surviving corporation through an exchange of capital stock of I/P for capital stock of the Company. Under the terms of the Merger Agreement, the Company will issue I/P stockholders 16,972,977 shares of the Company’s common stock and 21,026,637 Series A Preferred Stock, convertible into 21,026,637 of the Company’s shares of common stock. In addition, the Company will issue I/P stockholders warrants to purchase 15,959,838 shares of common stock at an exercise price of $1.76 per share. In addition, all outstanding warrants to purchase I/P’s common stock that are outstanding and unexercised immediately prior to the completion of the Merger Agreement, shall be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of the Company’s common stock with an exercise price of $1.76 per share. Immediately following the completion of the Merger, former stockholders of I/P are expected to own

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Subsequent Events  – (continued)

approximately 55.41% of the outstanding common stock of the combined company, and current stockholders of Vringo are expected to own approximately 44.59% of the outstanding common stock of the combined company (without taking into account the possible exercise of any other type of outstanding equity interest issued). The Company has expended significant effort and management attention on the proposed transaction. There is no assurance that the transaction will be consummated, including failure to obtain stockholders approval. If the transaction is not consummated for any reason, the Company’s business and operations, as well as the market price of its stock and warrants may be adversely affected. For accounting purposes, based on the Company’s preliminary assessment, I/P was identified as the “Acquirer”, as it is defined in FASB Topic ASC 805. As a result, in the post-combination consolidated financial statements, I/P’s assets and liabilities will be presented at its pre-combination amounts, and the Company’s assets and liabilities will be recognized and measured in accordance with the guidance for business combinations in ASC 805. The Company is currently evaluating the effect of this on its financial statements and believes such effect will be material.
(e)	In March 2012, the Company signed a separation agreement with its former CEO, Jonathan Medved. According to the terms of the separation agreement, and consistent with Mr. Medved’s employment agreement and amendment hereto, Mr. Medved will be entitled to receive salary and benefits during a ninety day notice period and a nine month severance period, and continue to vest stock options after his termination. In addition, options previously granted to Mr. Medved at $0.01 will fully vest as of June 21, 2012 and the expiration date for exercising all options vested on or before June 21, 2013 is extended to September 21, 2013. Furthermore, the Company granted Mr. Medved with an additional 100,000 options at market value, as part of the grant described in Note 17 f below. Although the Company has a previous provision for its former CEO’s severance obligations (see Note 7) and although, the total effect of the aforementioned was not yet fully estimated, the Company believes that the overall financial impact of the above will be material.
(f)	In March 2012, the Company’s Board approved the granting of 1,700,000 options to Board and management (including the 100,000 options granted to its former CEO, see Note 17 e) at an exercise price of $1.65 per share. These options will vest quarterly over three years. Although the Company did not yet determine the fair value of this option grant, it believes the overall financial impact to be material.

Vringo, Inc. and Subsidiary
(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Subsequent Events  – (continued)

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	As of March 31, 2012 (Unaudited)	As of December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$3,979,671	$5,212,142
Prepaid assets	35,844	25,886
Other current assets	4,269	—
Total current assets	4,019,784	5,238,028
Property and Equipment, net	11,813	8,006
Other Assets
Intangible assets, net	2,912,325	3,067,592
Total assets	$6,943,922	$8,313,626
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$524,999	$201
Accrued liabilities	341,256	448,264
Current portion, note payable-related party	2,000,000	2,000,000
Total current liabilities	2,866,255	2,448,465
Note Payable-related party	1,200,000	1,200,000
Total liabilities	4,066,255	3,648,465
Commitments and Contingencies (See note 8)
Preferred stock, Series A Convertible, $.0001 par value; liquidation value $1,250 per share; 6,968 shares authorized; and 6,818 and 6,968 issued and outstanding, respectively	1,761,252	1,800,000
Stockholders’ Equity
Common stock, $.0001 par value; 100,000,000 shares authorized; 5,774,661 and 5,624,661 shares issued and outstanding, respectively	578	563
Additional paid-in capital	5,741,769	5,618,780
Deficit accumulated during the development stage	(4,625,932)	(2,754,182)
Total stockholders’ equity	1,116,415	2,865,161
Total liabilities and stockholders’ equity	$6,943,922	$8,313,626

See Notes to Consolidated Financial Statements.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31, 2012	Period from June 8, 2011 (Inception) to March 31, 2012
Revenue	$—	$—
Operating Expenses
Legal	1,171,920	2,274,020
Compensation	378,408	1,375,321
Amortization and depreciation	156,137	484,415
General and administrative	161,605	374,797
Startup and capital acquisition costs	—	105,971
Total operating expenses	1,868,070	4,614,524
Loss from operations	(1,868,070)	(4,614,524)
Other Expense
Interest expense	3,680	11,408
Net loss	$(1,871,750)	$(4,625,932)
Basic and diluted:
Weighted Average Common Shares Outstanding	4,635,117	3,245,551
Loss per share	$(0.43)	$(1.43)

See Notes to Consolidated Financial Statements.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
Balance, June 8, 2011 (Inception)	$—	$—	$—	$—
Issuance of common stock	563	5,144,662	—	5,145,225
Stock-based compensation	—	474,118	—	474,118
Net loss	—	—	(2,754,182)	(2,754,182)
Balance, December 31, 2011	$563	$5,618,780	$(2,754,182)	$2,865,161
Conversion of Series A preferred stock to common stock	15	38,734	—	38,749
Stock-based compensation	—	84,255	—	84,255
Net loss	—	—	(1,871,750)	(1,871,750)
Balance, March 31, 2012 (Unaudited)	$578	$5,741,769	$(4,625,932)	$1,116,415

See Notes to Consolidated Financial Statements.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months Ended March 31, 2012	Period from June 8, 2011 (Inception) to March 31, 2011
Cash Flows From Operating Activities
Net loss	$(1,871,750)	$(4,625,932)
Adjustments to reconcile net loss to net cash used in operating activities – noncash expenses:
Amortization and depreciation	156,137	484,415
Stock-based compensation expense	84,255	558,373
Increase in prepaid assets	(9,958)	(35,844)
Increase in other current assets	(4,269)	(4,269)
Increase in accounts payable and accrued liabilities	417,790	866,255
Net cash used in operating activities	(1,227,795)	(2,757,002)
Cash Flows From Investing Activities
Purchase of intangible assets	—	(3,395,187)
Purchase of fixed assets	(4,676)	(13,365)
Net cash used in investing activities	(4,676)	(3,408,552)
Cash Flows From Financing Activities
Proceeds from note payable	—	3,200,000
Proceeds from issuance of preferred stock	—	1,800,000
Proceeds from issuance of common stock	—	5,145,225
Net cash provided by financing activities	—	10,145,225
Increase (decrease) in cash and cash equivalents	(1,232,471)	3,979,671
Cash and Cash Equivalents Balance, beginning of period	5,212,142	—
Cash and Cash Equivalents Balance, end of period	$3,979,671	$3,979,671
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$3,680	$11,408
Noncash investing and financing activities
Coversion of Series A preferred stock to common stock	$38,749	$38,749

See Notes to Consolidated Financial Statements.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Basis of Presentation

Nature of business:  Innovate/Protect, Inc. (“I/P”) was incorporated under the laws of the state of Delaware on June 8, 2011 (“Inception”), as Labrador Search Corporation. On September 6, 2011, Labrador Search Corporation changed its name to Innovate/Protect, Inc. I/P is a holding company, which, at March 31, 2012, owned 100% of the issued and outstanding common stock of I/P Engine, Inc. (“I/P Engine”) and I/P Labs, Inc. (“I/P Labs” and together with I/P Engine, the “Subsidiaries”). I/P Engine was incorporated in Virginia on June 14, 2011, as Smart Search Labs, Inc. Smart Search Labs Inc. changed its name to I/P Engine, Inc. on September 9, 2011. I/P Engine operates for the purpose of realizing economic benefits from a collection of patents related to search engine technology. I/P Labs was incorporated in Delaware on June 8, 2011 as Scottish Terrier Capital, Inc. and changed its name to I/P Labs, Inc. on September 9, 2011. I/P Labs, Inc. operates to acquire or develop other patented technologies or intellectual property. I/P’s principal offices are located in New York City.

On March 12, 2012, the Company, Vringo, Inc. (“Vringo”), and VIP Merger Sub, Inc., a wholly-owned subsidiary of Vringo (“Merger Sub”), entered into a Merger Agreement (as may be amended or modified, the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Vringo (the “Merger”). The board of directors of the Company unanimously approved the Merger Agreement and the Merger. In addition, the board of directors of Vringo unanimously approved the Merger Agreement and the Merger.

Pursuant to the terms of the Merger Agreement, upon completion of the Merger, (i) each share of then-outstanding common stock of the Company (other than shares held by Vringo, the Company or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of Vringo common stock multiplied by the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Series A Convertible Preferred Stock of the Company, or Company preferred stock (total 6,818 shares outstanding), (other than shares held by Vringo, the Company or any of their respective subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo Series A Convertible Preferred Stock, or Vringo preferred stock, which 6,818 shares, as of April 5, 2012, shall be initially convertible into an aggregate of 20,573,998 shares of Vringo common stock (or at a current conversion rate of 3,017.6). The Common Stock Exchange Ratio initially is 3.0176, which is subject to adjustment in the event of a reverse stock split to provide the holders of shares of the Company’s capital stock with the same economic benefit as contemplated by the Merger Agreement prior to any such reverse stock split. In addition, at the effective time of the Merger, Vringo will issue to the holders of the Company capital stock and the holder of the Company’s issued and outstanding warrant to purchase 250,000 shares of the Company’s common stock (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to equitable adjustment in the event of a reverse stock split. The issued and outstanding warrant to purchase 250,000 shares of the Company’s common stock will be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo common stock with an exercise price of $1.76 per share, each subject to an equitable adjustment in the event of a reverse stock split. In addition, the aggregate number of shares of Vringo common stock and the aggregate number of warrants (and the aggregate number of shares of Vringo common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrant of the Company shall each be ratably adjusted to give effect to any partial exercise of such warrant prior to the effective time of the Merger. Finally, at the effective time of the Merger, all outstanding and unexercised options to purchase the Company’s common stock, whether vested or unvested, will be converted into options to purchase Vringo common stock with the number of shares subject to and the exercise price applicable to such options being appropriately adjusted based on the Common Stock Exchange Ratio.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Basis of Presentation  – (continued)

The accompanying consolidated financial statements and related notes should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2011 (“2011”) contained in this registration statement on Form S-4. The consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC related to interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are necessary to present fairly the results for the interim periods. All such adjustments are of a normal and recurring nature. The results of operations for the three month period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full fiscal year.

Principles of consolidation:  The consolidated financial statements include the accounts of I/P and the Subsidiaries. Unless the context otherwise indicates, the terms “I/P” or the “Company” mean Innovate/Protect, Inc. and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates and assumptions:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development stage:  The Company is in the development stage and had not generated revenue for the period from inception to March 31, 2012.

Earnings Per Share:  Basic loss per share is based on the weighted number of common shares issued and outstanding, and is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding. Diluted loss per share is equal to the basic loss per share as all potentially dilutive securities are anti-dilutive in the period presented. For the period ended March 31, 2012, the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share.

At March 31, 2012, the Company excluded the following potentially dilutive securities:

•	Preferred Stock, Series A Convertible, $.0001 par value; liquidation value $1,250 per share; 6,968 shares authorized; 6,818 issued and outstanding.
•	Warrants to purchase 250,000 shares of common stock.
•	Options to purchase 13,646 shares of common stock.
•	1,054,977 shares of common stock granted, but not vested.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Liquidity and Capital Resources, Going Concern

As a development stage company, the Company requires significant amounts of capital to support its operations during the period prior to the commencement of a revenue stream or other liquidity events.

As of March 31, 2012 the Company had cash of $3,979,671 and working capital of $1,153,529. During the period from inception through March 31, 2012, the Company funded operations from the proceeds of private sales of equity and the private issuance of debt. Because of the nature of the Company’s business, capital is required to support the Company’s substantial legal costs as well as its normal operating costs. The Company has developed a budget outlining its expected legal and operating costs, including contingencies for unforeseen costs and delays over the next 12 months.

The Company plans to conduct future financings through the sale of debt of equity securities, which management believes will provide sufficient working capital to fund operations for at least the next twelve (12) months. Changes in operating plans, increased expenses, additional property acquisitions, other events or other strategic alternatives the Company may pursue, may cause additional equity or debt financing to be required in the future. There is no assurance that additional financing will be available upon future prevailing terms or at all.

For the period from inception through March 31, 2012, the Company used $6,165,554 of net cash to fund operating activities and to invest in tangible personal and intangible intellectual property. During the period, the Company borrowed $3,200,000 through the issuance of a promissory note.

Despite the Company’s capital raising activities to date, given the factors noted above, there is no assurance that the Company will continue to be able to raise the capital or generate revenue necessary to fund ongoing operations at the current level. As such, absent future capital raises or revenue generation by the Company, there remains substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Note Payable — Related Party

The Company is obligated under a note payable to Hudson Bay Master Fund, LP (“Hudson Bay”) with an outstanding balance of $3,200,000 at March 31, 2012 (the “Hudson Bay Note”). At March 31, 2012, Hudson Bay owned 95% of the outstanding preferred stock of the Company, convertible upon demand to common stock sufficient to control the Company. The Hudson Bay Note accrues interest at 0.46% per annum and matures on June 22, 2014. The Company has granted Hudson Bay a security interest in all tangible and intangible personal property of the Company and its subsidiaries to secure its obligations under the Hudson Bay Note.

Hudson Bay has the option of requiring the Company to redeem up to $2,000,000 aggregate principal of the Hudson Bay Note beginning March 22, 2012. Pursuant to a letter agreement dated March 12, 2012, by and between Innovate/Protect and Hudson Bay, Hudson Bay agreed not to exercise its right of redemption until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement or (ii) the effective time of the Merger; provided that if the Merger is consummated, the Note will be amended and restated and the holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the closing of the Merger, including with respect to any optional redemption provisions contained therein. The Hudson Bay Note does not contain any financial statement covenants, however there are standard events of default. In the event of a default, which is not subsequently cured or waived, the interest rate would increase to a rate of 18% per annum. At the option of Hudson Bay and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. Hudson Bay has the right to require the Company to redeem the Hudson Bay

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Note Payable — Related Party  – (continued)

Note in the event of a change of control or in event of default at a redemption price, pursuant to a formula, of up to 125% of the sum of the portion of the principal amount and any accrued and unpaid interest.

As of March 31, 2012, there were no known conditions of default.

The Company determined there was an embedded derivative since certain redemption options were determined not to be clearly and closely related to the debt host. The Company also determined that the fair value of the embedded derivative was zero at March 31, 2012 since the probability of change in control or event of default in the near future is remote. Hudson Bay has agreed that the Company’s execution and delivery of the Agreement and Plan of Merger, dated as of March 12, 2012, with Vringo, Inc., and VIP Merger Sub, Inc. does not constitute a Change of Control (as defined in the Note). The gross amount the Company would have to pay if this redemption option is exercised would be $800,000.

The Company will evaluate the fair value each reporting period and report changes in the fair value as other income (expense), net.

Note 4. Series A Convertible Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001, of which 6,968 shares of preferred stock have been designated as Series A Preferred Stock with such rights and preferences designated in the Company’s Certificate of Designations (the “Series A Preferred Stock”). In June 2011, the Company issued 6,968 shares of Series A Preferred Stock to Hudson Bay for $1,800,000 ($258.32 per share). The Series A Preferred Stock has a liquidation preference of $1,250 per share and is otherwise convertible, at the option of the holder, into 6,968,000 shares of common stock at a conversion price of $1 per common share received, subject to adjustment for anti-dilution and other corporate events. The holder of Series A Preferred Stock is entitled to receive such dividends paid and distributions made to holders of common stock and to participate in voting matters on an as converted basis. Shares of Series A Preferred Stock are redeemable by the holder upon the occurrence of certain events as defined in the Series A Preferred Stock Certificate of Designations. The holder has the right to require the Company to redeem the Series A Preferred Stock in the event of a Change of Control or a Triggering Event (as such terms are defined in the Certificate of Designations) at a redemption price, pursuant to a formula, of up to 125% of the Stated Value (i.e., $1,000 per share, subject to adjustment).

The Series A Preferred Stock is classified as mezzanine because certain Triggering Events may occur outside the control of the Company.

During the period ending March 31, 2012, Hudson Bay sold 494 shares of its Series A Preferred Stock to third party investors. Subsequently, 150 shares of the Series A Preferred Stock were converted to 150,000 shares of common stock.

Note 5. Stock-Based Compensation

In August 2011, the Company adopted its 2011 Equity and Performance Incentive Plan (the “Plan”). The Plan provides for the issuance of stock options and restricted stock to the Company’s employees, consultants, directors and advisors. Terminated, expired or forfeited grants may be reissued under the Plan. The number of shares available under the Plan is subject to adjustment for certain changes in the Company’s capital structure. As of March 31, 2012, 946,354 shares are available for future grant.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Stock-Based Compensation  – (continued)

The table below illustrates the grants of common stock and the sales of common stock at less than fair value made during the periods ended March 31, 2012.

Grants Of Common Stock and Sales of Common Stock at Less Than Fair Market Value:

Title	Grant, Purchase or Vest Date	# Shares	Fair Value at Grant, Purchase or Vest Date	Total Value	Amount Paid for Shares	Total Stock Based Compensation	Compensation Recognized 01/01/12 through 03/31/12	Compensation Recognized Inception through 03/31/12	Compensation Not Vested at 03/31/12
Consultant(1)	6/22/2011	125,000	$0.25832	N/A	$12	N/A	$17,188	$66,257	$153,160
Exec. Officer	6/22/2011	2,115,625	$0.25832	546,508	212	546,254	20,172	366,501	179,753
Exec. Officer	8/10/2011	625,000	$0.25832	161,450	—	161,450	26,896	68,796	92,654
Director	11/07/2011	40,000	$3.00	120,000	—	120,000	19,999	31,781	88,219
							$84,255	$533,335	$513,786

(1)	Based on the fair value of common stock of $3.30 per share at March 31, 2012, non-vested consultant compensation of $153,160 will vest over approximately two years.

The table below illustrates the common stock options granted during the periods ended March 31, 2012.

Grants of Common Stock Options

Title	Grant Date	# Shares	Exercise Price	FMV at Grant Date	Total Option Value	Compensation Recognized Inception through 03/31/12	Compensation Not Vested at 03/31/12
Director	11/6/2011	13,646	$3	$1.8341	$25,028	$25,028	-0-

Note 6. Income Tax

The Company has determined that, based on objective evidence currently available, it is not likely that the deferred tax assets will be realized. Accordingly, the Company has provided a valuation allowance for the full amount of the deferred tax assets at March 31, 2012. There are no amounts of interest or penalties related to tax matters contained within the balance sheet at March 31, 2012. Under current tax law, net operating losses can be carried forward through the year to end December 31, 2031.

Management does not believe it is exposed to any uncertain tax positions as they are defined within accounting principles. Management does not believe there are tax positions for which it is reasonably possible that there will be a significant increase or decrease in the amounts of unrecognized tax benefits within the next 12 months.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Lease Obligations

In July 2011, the Company entered into a license agreement with a non-affiliated third party to lease office space in New York City. The license is for a term of two years and five months and requires monthly payments in the amount of $2,152.

In March 2012, the Company entered into a second license agreement with a non-affiliated third party to lease an additional office adjacent to the space leased in the first license agreement. The second license agreement is for approximately two years with the first license agreement. Monthly payments are required in the amount of $1,450.

Estimated occupancy expense for the remaining lease term based upon lease obligations at March 31, 2012 is as follows:

Year	Amount
2012	32,418
2013	43,224
2014	3,602
$79,244

Note 8. Contingencies

The Company retains the services of law firms that specialize in intellectual property licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on an hourly fee, contingent fee, or blended fee basis. In a contingency fee arrangement, law firms are paid a scaled percentage of any negotiated fees, settlements or judgments awarded, based on how and when the fees, settlements or judgments are obtained.

On September 15, 2011, I/P Engine filed a patent infringement action in the Eastern District of Virginia. The matter involves two patents related to search systems having content and collaborative filters, and alleges that defendants AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc. and Target Corporation each infringe both patents at issue. The defendants filed their answers to the complaint on November 14, 2011, and also asserted declaratory judgment counterclaims of non-infringement and invalidity. On November 28, 2011, all defendants (except AOL, Inc., which asserted no such allegation) amended their counterclaims to remove an allegation of unenforceability. On December 5, 2011, I/P Engine filed answers to AOL’s counterclaims. On December 9, 2011, I/P Engine filed answers to the counterclaims of the remaining defendants. On February 15, 2012, the Court entered a scheduling order in the case setting the Markman hearing for June 4, 2012 and trial for October 16, 2012. On March 15, 2012, Google submitted a request to the USPTO for ex parte reexamination of U.S. Patent No. 6,314,420, one of the two patents-in-suit. The request was deposited on March 16, 2012 and was assigned Control No 90/009,991. Innovate/Protect expected Google to seek reexamination and believes this request is a standard and typical tactic used by defendants in patent litigation cases. The filing of a request for reexamination is the first step in a process that ordinarily takes several years. On April 26, 2012, the USPTO vacated Google’s request for ex parte reexamination for failing to follow to the requirements set forth in the USPTO’s regulations. On May 24, 2012, Google submitted their request to the USPTO. This resubmission purports to address the issues identified by the USPTO. Google’s request has not resulted in any delay of the dates set out in the Court’s scheduling order dated February 15, 2012. Discovery has commenced; the parties have served and responded to written discovery requests and have produced documents. Further discovery, including depositions, is expected to occur in the next few months. Near the end of discovery, the parties will exchange expert reports. Innovate/Protect expects that defendants will make several attempts to avoid trial. At this stage of the litigation, the Company cannot assess the duration, cost or outcome of the infringement action.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Subsequent Events

Subsequent events have been evaluated through May 16, 2012, the date the financial statements were available to be issued.

In April 2012, Hudson Bay sold 148 shares of its Series A Preferred Stock to third party investors. As of May 16, 2012, those investors have not converted the Series A Preferred Stock to common stock.

In April 2012, Hudson Bay converted 145 shares of its Series A Preferred Stock to 145,000 shares of common stock. On the same day, Hudson Bay sold all 145,000 shares of converted common stock to a third party investor.

Note 10. Subsequent Events (post May 16, 2012)

On May 24, 2012, Google submitted their request to the USPTO. This resubmission purports to address the issues identified by USPTO.

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of the Company, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to the Company in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by Vringo, Innovate/Protect and/or any of their subsidiaries (each a “Vringo entity” and, together the “Vringo entities”), including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. In addition, both the Company and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between the Company and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. Hudson Bay’s commitment to provide such facility is subject to (a) the consummation of the Merger without any amendment or modification (unless consented to in writing by Hudson Bay), (b) at the time of any request to provide the facility, the satisfaction of each of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement, (c) at all times after the consummation of the Merger and prior to the termination of the commitment letter agreement, Vringo using its best efforts to raise capital by issuing equity securities of Vringo and/or securities convertible, exercisable or exchangeable for equity securities of Vringo, (d) the execution by the Company and Hudson Bay of all documents necessary for the consummation of the transaction contemplated by the commitment on terms and conditions in all respects acceptable and satisfactory to the company and Hudson Bay, (e) no Vringo entity shall have, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commenced a voluntary case, (B) consented to the entry of an order for relief against it in an involuntary case, (C) consented to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) made a general assignment for the benefit of its creditors or (E) admitted in writing that it is generally unable to pay its debts as they become due, (f) a court of competent jurisdiction not having entered an order or decree under any Bankruptcy Law that (A) is for relief against any Vringo entity in an involuntary case, (B) appoints a Custodian of any Vringo entity or (C) orders the liquidation of any Vringo entity, (g) since the date of

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)
March 31, 2012 (unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Subsequent Events (post May 16, 2012)  – (continued)

execution of the commitment letter agreement, there shall not have occurred a material adverse change or material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any of the Vringo entities, and (h) no Vringo entity shall be, prior to the consummation of the transactions contemplated by the facility, or after giving effect to the consummation of the transactions contemplated by the facility, insolvent. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth above, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by the Company to Hudson Bay or (f) 18 months after the consummation of the Merger.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management and the Board of Directors
Innovate/Protect, Inc (f/k/a Labrador Search Company)

We have audited the accompanying consolidated balance sheets of Innovate/Protect Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 8, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovate/Protect Inc. and subsidiaries as of December 31, 2011 and the results of their operations and their cash flows from June 8, 2011 (inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred substantial losses from operations and used significant amount of cash to fund its operating activities. Additional capital is required to support the Company operations. These conditions raise substantial doubt about the Company ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP
New York, New York
March 2, 2012

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
As of December 31, 2011

ASSETS
Current Assets
Cash and cash equivalents	$5,212,142
Prepaid assets	25,886
Total current assets	5,238,028
Property and Equipment, net	8,006
Other Assets
Intangible assets, net	3,067,592
Total assets	$8,313,626
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$201
Accrued liabilities	448,264
Current portion, note payable-related party	2,000,000
Total current liabilities	2,448,465
Note Payable-related party	1,200,000
Total liabilities	3,648,465
Commitments and Contingencies (See note 11)
Preferred stock, Series A Convertible, $.0001 par value; liquidation value $1,250 per share; 6,968 shares authorized, issued and outstanding	1,800,000
Stockholders’ Equity
Common stock, $.0001 par value; 100,000,000 shares authorized; 5,624,661 shares issued and outstanding	563
Additional paid-in capital	5,618,780
Deficit accumulated during the development stage	(2,754,182)
2,865,161
Total liabilities and stockholders’ equity	$8,313,626

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS
Period from June 8, 2011 (Inception) to December 31, 2011

Revenue	$—
Operating Expenses
Legal	1,102,100
Compensation	996,913
Amortization and depreciation	328,278
General and administrative	213,192
Startup and capital acquisition costs	105,971
2,746,454
Loss from operations	(2,746,454)
Other Expense
Interest expense	7,728
Net loss	$(2,754,182)
Basic and diluted loss per share
Net Loss	$(2,754,182)
Weighted Average Common Shares Outstanding	2,802,100
Basic and diluted loss per share	$(0.98)

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from June 8, 2011 (Inception) to December 31, 2011

	Common Stock	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
Balance, June 8, 2011 (inception)	$—	$—	$—	$—
Issuance of common stock	563	5,144,662	—	5,145,225
Stock-based compensation	—	474,118	—	474,118
Net loss	—	—	(2,754,182)	(2,754,182)
Balance, December 31, 2011	$563	$5,618,780	$(2,754,182)	$2,865,161

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS
Period from June 8, 2011 (Inception) to December 31, 2011

Cash Flows From Operating Activities
Net loss	$(2,754,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	328,277
Stock-based compensation expense	474,118
Increase in prepaid assets	(25,886)
Increase in accounts payable and accrued liabilities	448,465
Net cash used in operating activities	(1,529,208)
Cash Flows From Investing Activities
Purchase of intangible assets	(3,395,187)
Purchase of fixed assets	(8,688)
Net cash used in investing activities	(3,403,875)
Cash Flows From Financing Activities
Proceeds from note payable	3,200,000
Proceeds from issuance of preferred stock	1,800,000
Proceeds from issuance of common stock	5,145,225
Net cash provided by financing activities	10,145,225
Increase in cash	5,212,142
Cash Balance, beginning of period	—
Cash Balance, ending of period	$5,212,142
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$7,728

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

Nature of business:  Innovate/Protect, Inc. (“I/P”) was incorporated under the laws of the state of Delaware on June 8, 2011 (“Inception”), as Labrador Search Corporation. On September 6, 2011, Labrador Search Corporation changed its name to Innovate/Protect, Inc. I/P is a holding company, which, at December 31, 2011, owned 100% of the issued and outstanding common stock of I/P Engine, Inc. (“I/P Engine”) and I/P Labs, Inc. (“I/P Labs” and together with I/P Engine, the “Subsidiaries”). I/P Engine was incorporated in Virginia on June 14, 2011, as Smart Search Labs, Inc. Smart Search Labs Inc. changed its name to I/P Engine, Inc. on September 9, 2011. I/P Engine operates for the purpose of realizing economic benefits from a collection of patents related to search engine technology. I/P Labs was incorporated in Delaware on June 8, 2011 as Scottish Terrier Capital, Inc. and changed its name to I/P Labs, Inc. on September 9, 2011. I/P Labs, Inc. operates to acquire or develop other patented technologies or intellectual property. I/P’s principal offices are located in New York City.

Principles of consolidation:  The consolidated financial statements include the accounts of I/P and the Subsidiaries. Unless the context otherwise indicates, the terms “I/P” or the “Company” mean Innovate/Protect, Inc. and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates and assumptions:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development stage:  The Company is in the development stage and had not yet generated revenue for the period from inception to December 31, 2011.

Cash and cash equivalents:  Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The Company maintains its cash in a non-interest bearing account at a commercial bank, which account balances at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Intangible assets:  Intangible assets consist of patents that were purchased and the costs to acquire them. They are amortized over their legal lives, for periods that vary from five to ten years depending on the patents’ expiration. The useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. Costs to investigate potential purchases of intangible assets are treated expense when incurred, until or unless purchase of the respective assets are deemed viable, after which time the costs to further investigate and acquire the assets are capitalized. Subsequent to acquisition, legal and associated costs incurred in prosecuting alleged infringements of the patents are recognized as expense when incurred.

Property and equipment:  Property and equipment purchases are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of 5 years.

Stock-based compensation:  The Company has made the following types of stock-based awards, valued and reflected in the financial statements as follows:

Common Stock Grants:  Common stock grants are valued at their fair market value at the date of the grant, multiplied by the number of shares granted. These grants are reflected as compensation expense in the period during which the respective awards vest, ranging from immediate to 36 months from the grant dates.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

Sales of Common Stock at Less than Fair Market Value:  Common stock sales at less than fair market value to executive officers are valued at their fair market value on the date of the sale, multiplied by the number of shares sold at less than fair market value. Common stock sales at less than fair market value to consultants are valued at their fair market value on the date the purchased shares vest (the “measurement date”), revalued as to the number of shares vesting at each subsequent measurement date, multiplied by the number of shares vesting at the measurement date. The difference between the purchase price and the fair market value of the shares vesting at each measurement date is reflected as compensation expense in the period during which the respective awards vest, over periods ranging from immediate to 36 months.

Common Stock Options:  Common stock options are valued at their fair market value at the time the options are granted, using the Black-Scholes option pricing model for valuing stock-based compensation awards. Common stock options are reflected as compensation expense in the period during which they vest.

Fair value of common stock:  At inception, the Company determined the fair value of each common share to be $.25832. Management determined the amount of capital it estimated would be required ($1,800,000) to carry the Company through its earliest stages of development. This amount was financed through the issuance of Series A convertible preferred stock (the “Series A Preferred Stock”). To arrive at the estimated fair value of a share of common stock, the $1,800,000 was divided by the number of common shares, 6,968,000, into which the Company’s Series A Preferred Stock sold would convert upon demand, in accordance with the terms of the Series A Preferred Stock.

Subsequent to inception, the Company determined fair value per share based on multiple private sales of common stock to third parties including individuals and institutional investors. Three rounds of common stock sales occurred after inception, one round at $1 per share during late August and early September 2011, one round at $3 per share during mid-September and October 2011, and one round at $3.30 per share during November and December 2011.

Fair value of financial instruments:  Fair value of financial assets and liabilities is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company is required to classify fair value measurements in one of the following categories:

Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company determined the fair value of the embedded derivative liability to be level 3 inputs. These inputs require material subjectivity because value is derived through the use of probability weighted discounted cash flows. As further discussed in Note 5, the Company has determined that the probability of the holder exercising its options is remote and that any value allocated the embedded derivative at December 31, 2011 would be trivial.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

Due to the Company being in its development stage, it is not practical to value our notes payable at December 31, 2011. The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short term maturity of the instruments.

Income taxes:  Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of permanent and temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes tax positions taken or expected to be taken when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is more likely than not to be realized upon ultimate settlement. It is the Company’s policy to classify interest and penalties related to uncertain income tax matters as income tax expense.

Earnings Per Share:  Basic loss per share is based on the weighted number of common shares issued and outstanding, and is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding. Diluted loss per share is equal to the basic loss per share as all potentially dilutive securities are anti-dilutive in the period presented. For the year ended December 31, 2011 the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share.

At December 31, 2011, the Company excluded the following potentially dilutive securities:

•	Series A Preferred Stock convertible into 6,968,000 shares of common stock.
•	Warrants to purchase 250,000 shares of common stock.
•	Options to purchase 13,646 shares of common stock.
•	1,237,270 shares of common stock granted but not vested.

Recent Accounting Pronouncements:

In May 2011, the FASB issued new guidance amending the existing pronouncement related to fair value measurement. This new guidance primarily expands the existing disclosure requirements for fair value. Specifically, the new guidance mandates the following additional disclosures: (1) the amount of any transfers between Level 1 and Level 2 of the fair value hierarchy, (2) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement of Level 3 instruments, (3) a qualitative discussion of the sensitivity of the fair value to changes in unobservable inputs and any inter-relationships between those inputs that magnify or mitigate the effect on the measurement of Level 3 instruments and (4) the level within the fair value hierarchy, of items that are not measured at fair value in the statement of financial condition but whose fair value must be disclosed. This new guidance is effective for us prospectively beginning January 1, 2012. We expect the adoption of this new guidance will result in an increase of certain of our financial statement disclosures, but the adoption will not have any impact on our financial position or results of operations.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

In June 2011, the FASB issued new guidance amending the existing pronouncement regarding the presentation of comprehensive income. This new guidance reduces the alternatives for the presentation of the components of other comprehensive income. Specifically, it eliminates the alternative of presenting them as part of the Statement of Changes in Shareholders’ Equity. This new guidance is effective for fiscal years and interim periods within those years, beginning after December 15, 2011; however, early adoption is permitted. We currently do not have any components of other comprehensive income within our consolidated financial statements thus adoption of this new guidance does not impact us.

Note 2. Liquidity and Capital Resources, Going Concern

As a development stage company, the Company requires significant amounts of capital to support its operations during the period prior to the commencement of a revenue stream or other liquidity events.

As of December 31, 2011 the Company had cash of $5,212,142 and working capital of $2,789,563. During the period from inception through December 31, 2011, the Company funded operations from the proceeds of private sales of equity and the private issuance of debt. Because of the nature of the Company’s business, capital is required to support the Company’s substantial legal costs as well as its normal operating costs. The Company has developed a budget outlining its expected legal and operating costs, including contingencies for unforeseen costs and delays over the next twelve (12) months.

The Company plans to conduct future financings through the sale of debt of equity securities, which management believes will provide sufficient working capital to fund operations for at least the next twelve (12) months. Changes in operating plans, increased expenses, additional property acquisitions, other events or other strategic alternatives the Company may pursue, may cause additional equity or debt financing to be required in the future. There is no assurance that additional financing will be available upon future prevailing terms or at all.

For the period from inception through December 31, 2011, the Company used $4,933,083 of net cash to fund operating activities and to invest in tangible personal and intangible intellectual property. During the period, the Company borrowed $3,200,000 through the issuance of a promissory note and raised $5,145,225 and $1,800,000 through common and preferred stock issuances, respectively.

Despite the Company’s capital raising activities to date, given the factors noted above, there is no assurance that the Company will continue to be able to raise the capital or generate revenue necessary to fund ongoing operations at the current level. As such, absent future capital raises or revenue generation by the Company, there remains substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Property and Equipment

Property and equipment consisted of the following as of December 31, 2011:

Computer equipment	$8,688
Less accumulated depreciation	(682)
$8,006

Property and equipment are being depreciated over their expected useful lives.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Intangible Assets

Intangible assets consisted of the following as of December 31, 2011:

Patents	$3,395,188
Less accumulated amortization	(327,596)
$3,067,592

The gross carrying amount of patents is comprised of the original purchase price of $3,200,000 and $195,188 of associated patent acquisition costs. Patents are being amortized over their individual legal lives which expire between 2016 and 2021. The weighted average amortization period for these patents is five years and eleven months.

Estimated amortization expense for each of the five succeeding years based upon intangible assets owned at December 31, 2011 is as follows:

Year	Amount
December 31, 2012	$622,775
December 31, 2013	622,775
December 31, 2014	622,775
December 31, 2015	622,775
December 31, 2016 and thereafter	576,492

Note 5. Note Payable — Related Party

The Company is obligated under a note payable to Hudson Bay Master Fund Ltd. (“Hudson Bay”) with an outstanding balance of $3,200,000 at December 31, 2011 (the “Hudson Bay Note”). At December 31, 2011, Hudson Bay owned all of the outstanding preferred stock of the Company, convertible upon demand to common stock sufficient to control the Company. The Hudson Bay Note accrues interest at 0.46% per annum and matures on June 22, 2014. The Company has granted Hudson Bay a security interest in all tangible and intangible personal property of the Company and its subsidiaries to secure its obligations under the Hudson Bay Note.

Hudson Bay has the option of requiring the Company to redeem up to $2,000,000 aggregate principal of the Hudson Bay Note beginning March 22, 2012. The Hudson Bay Note does not contain any financial statement covenants, however there are standard events of default. In the event of a default, which is not subsequently cured or waived, the interest rate would increase to a rate of 18% per annum. At the option of Hudson Bay and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. Hudson Bay has the right to require the Company to redeem the Hudson Bay Note in the event of a change of control or in event of default at a redemption price, pursuant to a formula, of up to 125% of the sum of the portion of the principal amount and any accrued and unpaid interest.

As of December 31, 2011, there were no known conditions of default.

The Company determined there was an embedded derivative since certain redemption options were determined not to be clearly and closely related to the debt host. The Company also determined that the fair value of the embedded derivative was zero at December 31, 2011 since the probability of change in control or event of default in the near future is remote. The gross amount the Company would have to pay if this redemption option is exercised would be $800,000.

The Company will evaluate the fair value of the derivative each reporting period and report changes in the fair value as other income (expense), net.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Series A Convertible Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001, of which 6,968 shares of preferred stick have been designated as Series A Preferred Stock with such rights and preferences designated in the Company’s Certificate of Designations (the “Series A Preferred Stock”). In June 2011, the Company issued 6,968 shares of Series A Preferred Stock to Hudson Bay for $1,800,000 ($258.32 per share). The Series A Preferred Stock has a liquidation preference of $1,250 per share and is otherwise convertible, at the option of the holder, into 6,968,000 shares of common stock at a conversion price of $1 per common share received, subject to adjustment for anti-dilution and other corporate events. The holder of Series A Preferred Stock is entitled to receive such dividends paid and distributions made to holders of common stock and to participate in voting matters on an as converted basis. Shares of Series A Preferred Stock are redeemable by the holder upon the occurrence of certain events as defined in the Series A Preferred Stock Certificate of Designations. The holder has the right to require the Company to redeem the Series A Preferred Stock in the event of a change of control or a triggering event (including, without limitation, an event of default or change of control) at a redemption price, pursuant to a formula, of up to 125% of the stated value of $1,000 per share, subject to adjustment.

The Series A Preferred Stock is classified as mezzanine because certain Triggering Events may occur outside the control of the Company.

Note 7. Warrants

On August 30, 2011, the Company issued 250,000 warrants to Hudson Bay. Each warrant entitles Hudson Bay to purchase one (1) share of common stock in the Company at a price of $1. The warrants expire sixty (60) months after the issue date, and are subject to adjustment for certain corporate events under the terms and conditions contained in the Warrant Agreement between the Company and Hudson Bay dated August 30, 2011.

Note 8. Stock-Based Compensation

In June 2011, the Company sold 2,115,625 shares of common stock to an executive officer at par value. The excess of the fair value of the shares sold over the purchase price of the shares at the time of purchase is treated as compensation and is recognized at such times as the shares vest to the benefit of the executive officer. 1,178,125 shares vested immediately upon grant and 937,500 shares vest over a three (3) year period.

In June 2011, the Company sold 125,000 shares of common stock to a consultant at par value. The excess of the fair value of the shares sold over the purchase price of the shares is treated as compensation and is recognized at such times as the shares vest to the benefit of the consultant. 62,500 shares vested immediately upon purchase and 62,500 shares vest over a three (3) year period. Compensation related to unvested shares will be recognized in the period the shares vest and will be calculated using the fair value of the common stock at that time.

In August 2011, the Company granted 625,000 shares of common stock to an executive officer of the Company at no cost. The fair value of these shares at the time of grant is treated as compensation and is recognized at such times as the shares vest over an eighteen (18) month period.

In August 2011, the Company adopted its 2011 Equity and Performance Incentive Plan (the “Plan”). The Plan provides for the issuance of stock options and restricted stock to the Company’s employees, consultants, directors and advisors. Terminated, expired or forfeited grants may be reissued under the Plan. The number of shares available under the Plan is subject to adjustment for certain changes in the Company’s capital structure. As of December 31, 2011, 946,354 shares are available for future grant.

In November 2011, pursuant to the Plan, the Company granted 40,000 shares of common stock to an independent director of the Company at no cost. The fair value of these shares at the time of grant is treated as compensation and is recognized at such times as the shares vest over an eighteen (18) month period.

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Stock-Based Compensation  – (continued)

In November 2011, pursuant to the Plan, the Company issued stock options to an independent director of the Company at no cost. The options became fully vested and exercisable at the date of grant. The options allows the director to purchase up to 13,646 shares of common stock at an exercise price of $3.00 per share at any time prior to expiration of the options on November 6, 2016.

The table below illustrates the grants of common stock and the sales of common stock at less than fair value made during the period from inception through December 31 2011.

Grants Of Common Stock and Sales of Common Stock at Less Than Fair Market Value

Title	Grant, Purchase or Vest Date	# Shares	Fair Value at Grant, Purchase or Vest Date	Total Value	Amount Paid for Shares	Total Stock Based Compensation	Compensation Recognized Inception through 12/31/11	Compensation Not Vested at 12/31/11
Consultant	6/22/2011	125,000	$0.25832	N/A	$12	N/A	$49,070	170,346*
Exec. Officer	6/22/2011	2,115,625	$0.25832	546,508	212	546,296	346,329	199,955
Exec. Officer	8/10/2011	625,000	$0.25832	161,450	—	161,450	41,900	119,550
Director	11/07/2011	40,000	$3.00	120,000	—	120,000	11,781	108,219
							$449,080	$598,070

*	Based on the fair value of common stock of $3.30 per share, at December 31, 2011

Nonvested compensation of $598,070 will vest over approximately 2.5 years.

The table below illustrates the common stock options granted during the period from inception through December 31 2011.

Grants of Common Stock Options

Title	Grant Date	# Shares	Exercise Price	FMV at Grant Date	Total Option Value	Compensation Recognized Inception through 12/31/11	Compensation Not Vested at 12/31/11
Director	11/6/2011	13,646	$3	$1.8341	$25,028	$25,028	-0-

The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model based on the assumptions in the table below for the years ended December 31, 2011:

Expected life (in years)	5
Risk-free interest rate	0.88%
Volatility	75%
Dividend yield	—

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes

The differences between income tax computed using the statutory federal (35%) and state (10% net of federal deduction) income tax rates and the income tax provision for the period from inception through December 31, 2011, are as follows:

Federal income tax benefit at statutory rate	$(957,000)
State tax benefit, net of federal income tax benefit	(274,000)
Increase in valuation allowance	1,231,000
Income tax expense	$—

At December 31, 2011, the temporary differences resulted in net deferred tax assets consisting of the following:

Deferred tax assets resulting from:
Startup costs	$46,000
Estimated net operating loss carryforwards	1,185,000
1,231,000
Less: valuation allowance	(1,231,000)
Net deferred tax	$—

The Company has determined that, based on objective evidence currently available, it is not likely that the deferred tax assets will be realized. Accordingly, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2011. There are no amounts of interest or penalties related to tax matters contained within the balance sheet at December 31, 2011. Under current tax law, net operating losses can be carried forward through the year to end December 31, 2031.

Management does not believe it is exposed to any uncertain tax positions as they are defined within accounting principles. Management does not believe there are tax positions for which it is reasonably possible that there will be a significant increase or decrease in the amounts of unrecognized tax benefits within 12 months of December 31, 2011. The Company will be required to file income tax returns with the United States federal jurisdiction and the State and City of New York beginning with the year ending December 31, 2011. Only tax returns for the tax year 2011 are open and, once filed, will be subject to examination by relevant tax jurisdictions.

Note 10. Lease Obligations

In July 2011, the Company entered into a license agreement with a non-affiliated third party to lease office space in New York City. The license is for a term of two years and five months and requires monthly payments in the amount of $2,152.

Estimated occupancy expense for the remaining lease term based upon lease obligations at December 31, 2011 is as follows:

Year	Amount
2012	25,824
2013	25,824
$51,648

INNOVATE/PROTECT, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Contingencies

The Company retains the services of law firms that specialize in intellectual property licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on an hourly fee, contingent fee, or blended fee basis. In a contingency fee arrangement, law firms are paid a scaled percentage of any negotiated fees, settlements or judgments awarded, based on how and when the fees, settlements or judgments are obtained.

On September 15, 2011, I/P Engine filed a patent infringement action in the Eastern District of Virginia. The matter involves two patents related to search systems having content and collaborative filters, and alleges that defendants AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc. and Target Corporation each infringe both patents at issue. The defendants filed their answers to the complaint on November 14, 2011, and also asserted declaratory judgment counterclaims of non-infringement and invalidity. On November 28, 2011, all defendants (except AOL, Inc., which asserted no such allegation) amended their counterclaims to remove an allegation of unenforceability. On December 5, 2011, I/P Engine filed answers to AOL’s counterclaims. On December 9, 2011, I/P Engine filed answers to the counterclaims of the remaining defendants. At this stage of the litigation, the Company cannot assess the duration, cost or outcome of the infringement action.

Note 12. Subsequent Events

Subsequent events have been evaluated through March 2, 2012, the date the financial statements were available to be issued.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VRINGO, INC.,

VIP MERGER SUB, INC.

AND

INNOVATE/PROTECT, INC.

Dated as of March 12, 2012

EXHIBITS

EXHIBIT A	Reserved
EXHIBIT B	Form of Certificate of Merger
EXHIBIT C	Form of Certificate of Designations [attached as Annex E]
EXHIBIT D	Reserved
EXHIBIT E	Reserved
EXHIBIT F	Form of Series 1 Warrant [attached as Annex F]
EXHIBIT G	Form Series 2 Warrant [attached as Annex G]
EXHIBIT H	Form of Amended and Restated Senior Secured Promissory Note
EXHIBIT I	Form of Amended and Restated Pledge and Security Agreement
EXHIBIT J	Form of Amended and Restated Guaranty
EXHIBIT K	Form of Certificate of Incorporation of Surviving Corporation
EXHIBIT L	Form of Bylaws of Surviving Corporation
EXHIBIT M	Form of Hudson Bay Letter Agreement

i

Defined terms index

Agreement	Preamble
Business Day	1.2
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Preamble
Common Stock Exchange Ratio	1.7(a)
Company	Preamble
Company Capital Stock	1.7(c)
Company Certificate	1.7(c)
Company Certificates	1.7(c)
Company Common Stock	1.7(a)
Company Disclosure Schedule	Article II
Company Employee Plans	2.16(a)
Company Intellectual Property	2.20(a)
Company Material Adverse Effect	rticle II
Company Material Contracts	2.9(a)
Company Option Plan	1.10(a)
Company Stock Options	2.3(b)
Company Warrant	2.3(b)
DGCL	Preamble
Effective Time	1.3
Equitable Exceptions	2.4(b)
ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Governmental Authority	2.4(d)
Insurance Policies	2.19(a)
Interim Period	4.1(a)
knowledge of the Company	Article II
Liens	2.2(d)
Material Permits	2.11(a)
Merger	Preamble
Merger Consideration	1.7(c)
Merger Shares	1.7(c)
Merger Sub	Preamble
Merger Sub Common Stock	1.11
Most Recent Balance Sheet	2.6
Most Recent Balance Sheet Date	2.6
Other Filings	5.1(b)
Parent	Preamble
Parent Common Stock	1.7(a)
Parent Disclosure Schedule	Article III
Parent Material Contracts	3.9(a)
Parent SEC Reports	3.5(a)
Parent’s Most Recent Balance Sheet	3.6
Parent’s Most Recent Balance Sheet Date	3.6
Parties	Preamble
Party	Preamble
Personal Property	3.24(b)
Returns	2.15(b)
Securities Act	2.2(d)
Series A Stock	1.7(b)
Subsidiary	2.2(f)
Surviving Corporation	1.1
Takeover Laws	4.2(a)
Tax	2.15(a)
Termination Fee	7.3(b)

ii

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VRINGO, INC.,

VIP MERGER SUB, INC.

AND

INNOVATE/PROTECT, INC.

Dated as of March 12, 2012

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of March 12, 2012 by and among VRINGO, INC., a Delaware corporation (“Parent”), VIP MERGER SUB, INC., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and INNOVATE/PROTECT, INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company combine in order to advance their long-term business interests;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein, which Merger will result in, among other things, the surviving company becoming a wholly owned subsidiary of Parent and the Company stockholders becoming stockholders of Parent; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, the Company shall be merged with and into Merger Sub. From and after the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub, as the surviving corporation in the Merger, shall continue its existence under the DGCL as a wholly owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (eastern standard time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017. For purposes of this Agreement, “Business Day” shall mean any day on which banks are permitted to be open in New York, New York.

1.3  Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4  Effect of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5  Certificate of Incorporation and Bylaws of the Surviving Corporation.  From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, in the forms attached as Exhibit K and Exhibit L hereto, respectively, until amended in accordance with the respective terms thereof; provided, however, that, notwithstanding the foregoing, the parties shall take all action necessary to amend the Certificate of Incorporation of the Surviving Corporation so that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Innovate/Protect, Inc.”

1.6  Directors and Officers.  The initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be as set forth in Section 5.11 hereto.

1.7  Conversion of Company Common Stock, Etc.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a)  Each share of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8) shall be converted automatically into the right to receive that number (expressed as a decimal) of fully paid and non-assessable shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”) equal to the Common Stock Exchange Ratio. For purposes of this Agreement, the “Common Stock Exchange Ratio” shall initially be 3.0176, subject to adjustment as set forth in Section 1.13.

(b)  Each share of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Stock to be canceled and retired pursuant to Section 1.8) shall be converted automatically into the right to receive that number (expressed as a decimal) of fully paid and non-assessable shares of Parent Series A Convertible Preferred Stock (“Parent Preferred Stock”) equal to the Series A Exchange Ratio. For purposes of this Agreement, the “Series A Exchange Ratio” shall be 1.0. The Parent Preferred Stock to be issued to the holders of the Company Series A Stock shall be convertible into an aggregate of 21,026,637 shares of Parent Common Stock (the “Conversion Shares”) (subject to adjustment as set forth in Section 1.13) and shall have the rights, preferences and privileges as set forth in the Certificate of Designations as set forth in Exhibit C attached hereto.

(c)  From and after the Effective Time, all shares of Company Common Stock and Series A Stock (together, “Company Capital Stock”) (other than any shares of Company Capital Stock to be canceled and retired pursuant to Section 1.8) shall be deemed canceled and shall cease to exist, and each holder (each, a “Company Stockholder”) of a certificate which previously represented any such share of Company Capital Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto except for the right to receive the Merger Consideration in accordance with Section 1.15 or as otherwise set forth herein or under applicable law. The holders of Company Capital Stock immediately prior to the Effective Time shall be entitled to receive the shares of Parent Common Stock and Parent Preferred Stock into which the shares of Company Capital Stock held by each of them were converted pursuant to this Section 1.7 upon delivery of the certificates representing such shares of Company Capital Stock to Parent, such shares of Parent Common Stock and Parent Preferred Stock are collectively referred to herein as the “Merger Shares.” The Merger Shares, together with the Series 1 Warrants and Series 2 Warrants are collectively referred to herein as the “Merger Consideration.”

1.8  Cancellation of Shares.  At the Effective Time, each share of Company Capital Stock either held in the Company’s treasury or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(f)) of Parent or the Company, in each case, immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion thereof or payment therefor.

1.9  No Further Ownership Rights in Company Stock.  The Merger Consideration to be issued upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Article I (together with any cash in lieu of fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock under this Article I. If, after the Effective Time, Company Certificates are presented to Parent or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10  Company Stock Options And Warrants.  At the Effective Time:

(a)  Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock (a “New Company Option”) as set forth in this Section 1.10, and Parent shall assume such Company Stock Option in accordance with the terms of the Company’s 2011 Equity Incentive Plan (the “Company Option Plan”) and the terms of the agreement under which such Company Stock Option was issued (except that the call feature of such Company Stock Option shall cease to be of any force and effect), except that the form of the New Company Option shall be substantially similar to the Series 2 Warrant (as defined below). All rights with respect to Company Common Stock under Company Stock Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Common Stock Exchange Ratio, and rounding the resulting number in accordance with Section 1.14 hereof; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Stock Option assumed by Parent. Prior to the Effective Time, the Company and Parent shall take all action that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 1.10(a) and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically provided in this Section 1.10(a).

(b)  The Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be exchanged for 250,000 shares of Parent Common Stock and 850,000 warrants to purchase 850,000 shares of Parent Common Stock with an exercise price of $1.76 per share (“New Company Warrant”), with the form of the New Company Warrant to be in the form of the Series 2 Warrant. Prior to the Effective Time, the Company shall take all actions necessary or reasonably requested by Parent (including obtaining any necessary consents) to effectuate the provisions of this Section 1.10(b).

1.11  Capital Stock of Company.  Each share of common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, remain outstanding and shall constitute the only outstanding shares of common stock of the Surviving Corporation.

1.12  Issuance of Parent Warrants.  At the Effective Time, Parent will issue to the Company stockholders including the holder of the Company Warrants, (on a pro rata as-converted basis) the following:

(a)  an aggregate of 8,299,116 warrants to purchase an aggregate of 8,299,116 shares of Parent Common Stock with an exercise price of $1.76 per share, in the form attached hereto as Exhibit F (the “Series 1 Warrants”); and

(b)  an aggregate of 7,660,722 warrants to purchase an aggregate of 7,660,722 shares of Parent Common Stock with an exercise price of $1.76 per share, in the form attached hereto as Exhibit G (the “Series 2 Warrants”).

1.13  Adjustments to Exchange Ratios.  Notwithstanding any other provision of this Agreement, the Common Stock Exchange Ratio and the number of Conversion Shares shall not be adjusted, without the prior written consent of the Company; provided, however, that such prior written consent shall not be unreasonably conditioned, withheld or delayed with regard to any such adjustments being made with respect to a reverse split of the equity securities of the Parent undertaken for the purpose of maintaining Parent’s listing on NYSE Amex or as contemplated by Section 3.4.

1.14  No Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or Parent Preferred Stock (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, the next highest number of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable.

1.15  Exchange of Certificates.  As promptly as practicable before or after the Effective Time, Parent (or its designee or exchange agent, if reasonably determined by the parties to be necessary) will send to each Company Stockholder a letter of transmittal (the form of which shall be mutually agreed by and between the Parent and the Company, each acting reasonably) for use in enabling Parent to issue one or more certificates representing the prescribed number of shares of Parent Common Stock or Parent Preferred Stock to which such Company Stockholder may be entitled as determined in accordance with the provisions of this Agreement. Upon delivery of a duly executed letter of transmittal, such Company Stockholder will be entitled to receive the portion of the Merger Consideration to which such Company Stockholder may be entitled (as determined in accordance with the provisions of this Agreement). It is intended that such letter of transmittal will contain provisions requiring each executing Company Stockholder thereof to (a) acknowledge and agree to be bound by the terms and conditions applicable to the Company Stockholders, including, without limitation Section 1.7 of this Agreement, (b) make representations and warranties with respect to ownership of the Company Capital Stock owned or held by such Company Stockholder at that time, and (c) waive all appraisal or dissenter’s rights, in each case, in a form reasonably satisfactory to Parent and as a condition precedent to Parent’s obligation to issue shares of Parent Common Stock to such Company Stockholder.

1.16  No Liability.  Notwithstanding any other provision of this Agreement, none of the Parent or the Surviving Corporation shall be liable to a holder of shares of Company Capital Stock for any shares of Parent Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.17  Lost Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Parent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the applicable portion of the Merger Consideration as contemplated by this Article I. For purposes of this Agreement, “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

1.18  Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of the Company and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent (the “Company Disclosure Schedule”), the Company, on behalf of itself and its Subsidiaries (as defined in Section 2.2(f)) represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article II. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Company and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates. Whenever a representation or warranty made by the Company herein refers to the “knowledge of the Company,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Company.

2.1  Organization and Qualification.

(a)  The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing in each jurisdiction is listed in Section 2.1(a) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 2.1(a) of the Company Disclosure Schedule.

(b)  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

2.2  Subsidiaries.

(a)  Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company.

(b)  Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, in each jurisdiction listed in Section 2.2(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)  Each Subsidiary of the Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Subsidiary, each as amended to date. No Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or similar organizational documents.

(d)  Except as set forth on Section 2.2(d) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned, directly or indirectly, by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. Except as set forth on Section 2.2(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(e)  The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth on Section 2.2(e) of the Company Disclosure Schedule.

(f)  For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such Person (or any other Subsidiary of such Person) is a general partner (excluding partnerships, the general partnerships of which held by such Person or Subsidiary of such Person do not have a majority of the voting interest of such partnership); or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

2.3  Capital Structure.

(a)  The authorized Company Capital Stock consists of (i) 100,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Series A Stock.

(b)  As of the date hereof: (i) 5,624,661 shares of Company Common Stock are issued and outstanding; (ii) 6,968 shares have been designated as Series A Stock, of which 6,968 shares are issued and outstanding, and 9,058,400 shares of Company Common Stock are duly reserved for future issuance pursuant to conversions thereunder; (iii) no shares of Company Common Stock are held in the treasury of the Company; (iv) 13,646 shares of Company Common Stock are duly reserved for future issuance pursuant to stock options granted pursuant to the Company Option Plan or otherwise (the “Company Stock Options”); and (v) 250,000 shares of Company Common Stock are duly reserved for future issuance upon exercise of warrants to purchase shares of the Company Capital Stock (the “Company Warrants”). Except as described above, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. Section 2.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all holders of Company Capital Stock indicating the number and class or series of Company Capital Stock held by each of them and, for holders of Series A Stock, the number of shares of Company Common Stock (if any) into which such Series A Stock is convertible.

(c)  All outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the Company Stock Options and Company Warrants, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

(d)  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company stockholders may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(e)  Section 2.3(e) of the Company Disclosure Schedule sets forth a true, complete and correct list of the holders of all Company Stock Options and Company Warrants, including: (i) the number and class of Company Capital Stock subject to each such Company Stock Option or Company Warrant; (ii) the date of grant; (iii) the exercise price; (iv) the date of grant, the vesting schedule, as applicable, and expiration date; and (v) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

(f)  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements, commitments or understandings of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its Subsidiaries or assets or calculated in accordance therewith or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(g)  Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the knowledge of the Company, is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or its Subsidiaries.

2.4  Authority; No Conflict; Required Filings.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary other than, with respect to this Agreement and the Merger, the approval and adoption by by the affirmative vote each of (i) the holders of a majority of the outstanding Company Common Stock together with the holders of a majority of the outstanding shares of Series A Stock, voting as a single class; and (ii) the holders of a majority of the outstanding shares of Series A Stock, voting separately as a class in accordance with the DGCL and the Company’s Certificate of Incorporation (collectively, the “Company Stockholder Approval”).

(b)  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) the extent that any provision relating to indemnity and/or contribution is contrary to law or public policy as interpreted or applied by any court or governmental agency (collectively, the “Equitable Exceptions”).

(c)  The execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to (x) result in a Company Material Adverse Effect or (y) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d)  No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to (A) result in a Company Material Adverse Effect or (B) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

2.5  Board Approval; Required Vote.

(a)  The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) recommended to the Company stockholders (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the Company stockholders for their approval and adoption.

(b)  The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby.

2.6  Financial Statements and Information.  The Company has previously delivered to Parent true, complete and correct copies of its (i) audited balance sheet and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year ended December 31, 2011 (the “Most Recent Balance Sheet Date”) (including the notes thereto, the “Most Recent Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow as of the Most Recent Balance Sheet Date, including in each case the notes thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants. Such financial statements and notes (i) fairly present the consolidated financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles (“GAAP”), subject, in the case of interim financial statements, to normal recurring and non-material year-end adjustments; (ii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statement; and (iii) to the extent applicable, contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes (as defined in Section 2.15) with respect to the periods then ended and all prior periods. The financial statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

2.7  Absence of Undisclosed Liabilities; Cash.  The Company and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the Most Recent Balance Sheet; (ii) obligations under any agreement disclosed in Section 2.9 of the Company Disclosure Schedule; (iii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount; and (iv) liabilities or obligations not required to be reported by GAAP. As of the date hereof the Company has at least $4,000,000 in cash on hand and at the Effective Time will have at least $2,500,000 in cash on hand and the Company and its Subsidiaries (taken as a whole) are solvent, able to pay their indebtedness as it matures and has capital sufficient to carry on its business.

2.8  Absence of Certain Changes or Events.  Since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any action, event or occurrence which has had a loss or liability to the Company in excess of $500,000 or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9  Agreements, Contracts and Commitments.

(a)  Section 2.9(a) of the Company Disclosure Schedule set forth each agreement (or series of related agreements), contract or commitment (whether written or oral) to which the Company or its Subsidiaries is a party that (i) provides for payments to third parties which cannot be terminated by the Company without penalty or payment upon notice of thirty (30) days or less; (ii) grants any third party rights to license, market or sell any of the Company’s or its Subsidiaries products or services; (iii) grants any third party “most favored nation” pricing status; (iv) establishes a partnership or joint venture; (vi) creates, incurs, assumes or guarantees any obligation or indebtedness; (v) creates a security interest in, or allows for the transfer of, any assets of the Company or its Subsidiaries, whether tangible or intangible; (vii) provides for employment or consulting; (viii) involves any officer, director, stockholder or Affiliate (as defined in Section 2.21(a)) of the Company; (ix) imposes upon the Company or its Subsidiaries any obligation of confidentiality, non-competition or non-solicitation; (x) requires the Company or its Subsidiaries to indemnify any party thereto; (xi) could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement; and (xii) any other agreement which was not entered into in the ordinary course of business (collectively, the “Company Material Contracts”).

(b)  Neither the Company nor its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or its Subsidiaries.

(c)  Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d)  The Company has delivered to Parent a true, complete and correct copy of each agreement listed in Section 2.9(a) of the Company Disclosure Schedule.

2.10  Compliance with Laws.  Each of the Company and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

2.11  Material Permits.

(a)  Section 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or its Subsidiaries (collectively, the “Material Permits”).

(b)  Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits.

(c)  Each Material Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.

(d)  The rights and benefits of each Material Permit will be available to the Surviving Corporation and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

2.12  Litigation.  Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding (collectively, “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, if decided adversely would (i) be considered reasonably likely to result in (A) a Company Material Adverse Effect or (B) damages payable by the Company or any of its Subsidiaries in excess of $500,000 in the aggregate; or (ii) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

2.13  Restrictions on Business Activities.  Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Company or its Subsidiaries; or (ii) any acquisition of any Person or property by the Company or its Subsidiaries.

2.14  Employees.

(a)  Section 2.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and its Subsidiaries, along with their position and actual rate of compensation. All full-time employees have entered into nondisclosure/assignment of inventions agreements with the Company or its Subsidiaries, true, complete and correct copies of which have previously been delivered to Parent. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or its Subsidiaries.

(b)  Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)  Neither the Company nor its Subsidiaries is a party to any written or oral: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (iii) agreement with any current or former employee of the Company or its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of cash compensation in excess of $400,000 per annum; or (iv) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

2.15  Taxes.

(a)  For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b)  The Company and its Subsidiaries have accurately prepared and have or will timely, including within extended deadlines, file all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or to their operations, and all such Returns are or will be, to the knowledge and belief of the signer, true, complete and correct in all material respects. Copies of all such returns have been previously provided to Parent or will be provided to Parent when filed.

(c)  Each of the Company and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(d)  There is no Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)  Neither the Company nor its Subsidiaries has any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f)  Except as listed in Section 2.15 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws).

(g)  Neither the Company nor its Subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

2.16  Employee Benefit Plans.

(a)  The Company does not participate in any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements (pursuant to which any payments are still due and payable by the Company), written or otherwise (together, the “Company Employee Plans”), for the benefit of, or relating to, any current or former employee of the Company or its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”).

2.17  Tangible Assets.

(a)  Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted and as is reasonably foreseeable to be conducted. Each such tangible asset is in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)  Section 2.17(b) of the Company Disclosure Schedule sets forth (i) a true, complete and correct list of all items of tangible personal property owned by the Company or its Subsidiaries as of the date hereof, or not owned by the Company or its Subsidiaries but in the possession of or used in the business of the Company or its Subsidiaries with a book value in excess of $10,000 (the “Personal Property”); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company or its Subsidiaries and the circumstances under which such Personal Property is used.

(c)  Each item of Personal Property not owned by the Company or its Subsidiaries is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company or its Subsidiaries and the owner or lessor thereof, the obligations of the Company or its Subsidiaries to such owner or lessor will be discharged.

(d)  Immediately after the Effective Time, the tangible assets owned or leased by the Surviving Corporation and its Subsidiaries, together with its intangible assets, when utilized by a labor force substantially similar to that employed by the Company and its Subsidiaries on the date hereof, will be adequate to conduct the business and operations of the Surviving Company and its Subsidiaries as currently conducted by the Company.

2.18  Real Property Leases.  Section 2.18 of the Company Disclosure Schedule sets forth all real property leases or subleases or license agreements for the use of real property to or by the Company or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. The Company has delivered to the Parent true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.18 of the Company Disclosure Schedule. With respect to each agreement listed in Section 2.18 of the Company Disclosure Schedule:

(i)  the agreement is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(ii)  neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other under such agreement;

(iii)  neither the Company nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease, sublease or license; and

(iv)  there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the Intended Use or the occupancy by the Company or its Subsidiaries of the property subject thereto.

2.19  Insurance.

(a)  Section 2.19(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company and its Subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b)  There are no material claims pending as to which coverage has been questioned, denied or disputed. Neither the Company nor its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.20  Intellectual Property.

(a)  Neither the Company nor any of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights, to any copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans or general intangibles of like nature. Each of the Company and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights, to all computer programs or other computer software, databases, technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is used to conduct their respective businesses as presently conducted and as is reasonably foreseeable to be conducted. Each of the Company and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights, to all patents (including, without limitation, any registrations, continuations, continuations in part, renewals and applications therefor) (collectively, the “Company Intellectual Property”). Except for United States Patent Nos. 6,314,420 and 6,775,664, none of the Company Intellectual Property is the subject of any pending or, to the knowledge of the Company, threatened suit, action or proceeding. None of the Company Intellectual Property is subject to any outstanding injunction, judgment, final order or settlement.

(b)  Section 2.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of each patent owned by the Company or any of its Subsidiaries. All patents which are held by the Company or its Subsidiaries and which are material to the business of the Company and its Subsidiaries are presumed valid pursuant to 35 U.S.C. 282. Except for United States Patent Nos. 6,314,420 and 6,775,664, no allegation of invalidity has been received by the Company.

(c)  Except as set forth on Section 2.20(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any license, sublicense or other agreement that provides any revenue to the Company or any Subsidiary or that contains any obligations or potential liabilities on the Company or its Subsidiaries.

2.21  Additional Tax Matters.

(a)  Neither the Company nor, to the knowledge of the Company, any of its affiliates (“Affiliates”), as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(b)  Section 2.21(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Persons who, to the knowledge of the Company, may be deemed to be Affiliates of the Company, excluding its Subsidiaries but including all directors and executive officers of the Company as of the date hereof.

2.22  Certain Business Practices.  Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or Affiliate thereof has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.23  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or its Subsidiaries.

2.24  Interested Party Transactions.  Since January 1, 2011, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if the Company and its Subsidiaries were required to report such information in periodic reports pursuant to the Exchange Act.

2.25  Books and Records.  The minute books and other similar records of the Company and each of its Subsidiaries contains true, complete and correct records of all actions taken at any meetings of the Company stockholders or its Subsidiaries, Board of Directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.26  Brokers.  No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.27  Proxy Statement.  The information regarding the Company and the Company Subsidiaries supplied by the Company for inclusion in the Registration Statement (and any amendment or supplement thereto), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information regarding the Company and the Company Subsidiaries supplied by the Company for inclusion in the proxy statement to be sent to Parent’s stockholders in connection with the solicitation of proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (and any amendment or supplement thereto) (the “Proxy Statement”), at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.27 will not apply to statements or omissions included in the Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Parent supplied to the Company in writing by Parent for use therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof and accepted in writing by the Company (the “Parent Disclosure Schedule”), Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article III, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article III. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Parent and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Parent and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Parent or its Subsidiaries that is required by this Agreement or taken at Company’s written request, or the failure to take any action by the Parent or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to the Company or its Subsidiaries or their respective Affiliates. Whenever a representation or warranty made by the Parent herein refers to the “knowledge of the Parent,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Parent or Merger Sub.

3.1  Organization and Qualification.  Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Parent has made available to the Company true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Parent is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

3.2  Subsidiaries.  Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 sets forth a true, complete and correct list of each Subsidiary of Parent that is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X).

3.3  Capital Structure.

(a)  The authorized capital stock of Parent consists of (i) 28,000,000 shares of Parent Common Stock; and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share.

(b)  As of the close of business on the date hereof: (i) 13,861,423 shares of Parent Common Stock were issued and outstanding; (ii) no shares of preferred stock were issued or outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; (iv) 4,718,450 shares of Parent Common Stock were duly reserved for future issuance pursuant to stock options granted pursuant to Parent’s 2006 Stock Option Plan; and (v) 7,885,042 shares of Parent Common Stock were duly reserved for future issuance pursuant to warrants issued by Parent. Except as described above, as of such date, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding.

(c)  All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or similar rights and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

3.4  Authority; No Conflict; Required Filings.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement, the adoption of an amended and restated certificate of incorporation of the Parent (the “Restated Parent Certificate”), increasing the number of authorized shares of Parent Common Stock to up to 150,000,000 shares and effecting a reverse split of the shares of Parent Common Stock, if the Parent reasonably believes that such reverse split is required as a result of the Merger in order to comply with the applicable listing requirements of the NYSE Amex, in each case by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”).

(b)  The Board of Directors of each of Parent and Merger Sub has, at meetings duly called and held, by unanimous vote of their respective directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Parent and its stockholders; (iii) in the case of the Board of Directors of the Parent, resolved to recommend to the Parent stockholders (A) the approval of the Merger and the other transactions contemplated hereby, (B) the approval and adoption of this Agreement, (C) the adoption of the Restated Parent Certificate and (D) the issuance of the Parent Common Stock as contemplated herein; (v) resolved that Section 203 of the DGCL or any other applicable “takeover” statute, regulation or law be rendered inapplicable to the transactions contemplated hereby, including, without limitation, the Merger, and (v) directed that this Agreement be submitted to the Parent stockholders for their approval and adoption. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

(c)  The execution and delivery of this Agreement do not, the performance by either Parent or Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in (x) a Parent Material Adverse Effect or (y) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (v) compliance with any applicable requirements of the Financial Industry Regulatory Authority, Inc., the NYSE Amex or other exchange on which the Parent Common Stock is traded; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to (A) result in a Parent Material Adverse Effect; or (B) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

3.5  SEC Filings; Financial Statements.

(a)  Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since June 21, 2010, including, without limitation, all exhibits required to be filed therewith, and has made available to the Company true, complete and correct copies of all of the same so filed (including any forms, reports and documents filed after the date hereof, the “Parent SEC Reports”), other than the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied and is pending. The Parent SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

3.6  Absence of Undisclosed Liabilities; Cash.  Parent and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent’s Quarterly Report on Form 10-Q (the “Parent’s Most Recent Balance Sheet”) for the quarter ended September 30, 2011 (the “Parent’s Most Recent Balance Sheet Date”); (ii) obligations under any Parent Material Contract (as defined in Section 3.8); (iii) liabilities or obligations incurred since Parent’s Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount; and (iv) liabilities or obligations not required to be reported by GAAP. As of the date hereof Parent has at least $4,200,000 in cash on hand and at the Effective Time will have at least $2,000,000 in cash on hand and Parent and its Subsidiaries (taken as a whole) are solvent, able to pay their indebtedness as it matures and has capital sufficient to carry on its business.

3.7  Absence of Certain Changes or Events.  Since Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been any action, event or occurrence which (i) except as otherwise set forth in Section 3.7 of the Parent Disclosure Schedule, would require disclosure in a periodic report filed pursuant to the Exchange Act; (ii) has had, or could reasonably be expected to result in, a Parent Material Adverse Effect; (iii) any action, event or occurrence which has had a loss or liability to Parent in excess of $500,000 or (iv) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.8  Compliance with Laws.  Each of Parent and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Parent Material Adverse Effect.

3.9  Agreements, Contracts and Commitments.

(a)  Parent has made available to the Company true, complete and correct copies of each agreement, contract or commitment that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Parent SEC Reports pursuant to Regulation S-K; or (ii) except as otherwise set forth in Section 3.7 of the Parent Disclosure Schedule, which has been entered into by Parent or any of its Subsidiaries since Parent’s Most Recent Balance Sheet Date and is required to be filed by Parent with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the “Parent Material Contracts”).

(b)  Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from Parent or any of its Subsidiaries.

(c)  Each Parent Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Parent, no other party to such contract is in default in any material respect.

3.10  Material Permits.

(a)  Section 3.10(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by Parent or its Subsidiaries (collectively, the “Parent Permits”).

(b)  Each of the Parent and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Parent Permits.

(c)  Each Parent Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Parent, threatened, which seeks to revoke or limit any Parent Permit.

(d)  The rights and benefits of each Parent Permit will be available to the Surviving Corporation and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Parent and its Subsidiaries immediately prior to the Effective Time.

3.11  Litigation.  There is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely would (i) be considered reasonably likely to result in (A) a Parent Material Adverse Effect or (B) damages payable by Parent or any of its Subsidiaries in excess of $500,000 in the aggregate; or (ii) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

3.12  Restrictions on Business Activities.  Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Parent or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Parent or its Subsidiaries; or (ii) any acquisition of any Person or property by the Parent or its Subsidiaries.

3.13  Employees.

(a)  Section 3.13(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all key employees of the Parent and its Subsidiaries, along with their position and actual annual rate of compensation. All key employees have entered into nondisclosure/assignment of inventions agreements with the Parent or its Subsidiaries, true, complete and correct copies of which have previously been delivered to the Company. To the knowledge of Parent, no key employee or group of employees has any plans to terminate employment with the Parent or its Subsidiaries.

(b)  Neither the Parent nor its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)  Neither the Parent nor its Subsidiaries is a party to any written or oral: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (iii) agreement with any current or former employee of the Parent or its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $350,000 per annum; or (iv) agreement or plan the benefits of which will be increased, or (except with respect to acceleration of certain outstanding options) the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

3.14  Taxes.

(a)  The Parent and its Subsidiaries have accurately prepared and have or will timely, including within extended deadlines, file all Returns relating to any and all Taxes concerning or attributable to the Parent or its Subsidiaries or to their operations, and all such Returns are or will be, to the knowledge and belief of the signer, true, complete and correct in all material respects. Copies of all such returns have been previously provided to the Company or will be provided to the Company when filed.

(b)  Each of the Parent and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(c)  There is no Tax deficiency outstanding, proposed or assessed against the Parent or its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Parent or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  Neither the Parent nor its Subsidiaries has any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for as reflected in the Parent SEC Reports, whether asserted or unasserted, contingent or otherwise.

(e)  Neither the Parent nor its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws).

(f)  Neither the Parent nor its Subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

3.15  Intellectual Property.

(a)  Each of Parent and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, registered trademarks, service marks and copyrights as is necessary to conduct their respective businesses as presently conducted and as is reasonably foreseeable to be conducted, the absence of which would not reasonably be expected to result in a Parent Material Adverse Effect.

(b)  All patents, registered trademarks, service marks and copyrights, which are held by Parent and its Subsidiaries and which are material to the business of Parent and its Subsidiaries, taken as a whole, are valid, enforceable and subsisting and no allegation of invalidity or conflicting ownership, or inventorship with respect to patents, in whole or in part, has been received by Parent or any of its Subsidiaries.

3.16  Brokers.  Except for Etico Capital (a division of Olympus Securities LLC), no broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.17  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

3.19  Registration Statement.  The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to this Agreement which shall include for registration (a) the Parent Common Stock issued pursuant to this Agreement, (b) the Parent Common Stock issuable upon the conversion of such Parent Preferred Stock issued pursuant to this Agreement, (c) the Parent Common Stock issuable upon the exercise of any New Company Options (to the extent permitted to be registered on a Form S-4) or New Company Warrants (the “Registration Statement”) (and any amendment or supplement thereto), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent and Company stockholders and at the time of the Parent Special Meeting and the Company Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.18 will not apply to statements or omissions included in the Registration Statement or Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding the Company or any Company Subsidiary supplied to Parent in writing by the Company for use therein (it being understood that all other information in the Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 4.3, the Proxy Statement will include the Parent Board Recommendation.

3.20  Certain Business Practices.  Neither the Parent, its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee or agent of the Parent or Affiliate thereof has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

3.21  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Parent or its Subsidiaries.

3.22  Books and Records.  The minute books and other similar records of the Parent and each of its Subsidiaries contains true, complete and correct records of all actions taken at any meetings of the Parent stockholders or its Subsidiaries, Board of Directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Parent and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Parent or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

3.23  Employee Benefit Plans.  Section 3.23 of the Parent Disclosure Schedule sets forth the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements (pursuant to which any payments are still due and payable by the Parent), written or otherwise (together, the “Parent Employee Plans”), for the benefit of, or relating to, any current or former employee of the Parent or its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with the Parent within the meaning of Section 414 of the Code (an “ERISA Affiliate”).

3.24  Tangible Assets.

(a)  Each of the Parent and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted and as is reasonably foreseeable to be conducted. Each such tangible asset is in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)  Section 3.24(b) of the Parent Disclosure Schedule sets forth (i) a true, complete and correct list of all items of tangible personal property owned by the Parent or its Subsidiaries as of the date hereof, or not owned by the Parent or its Subsidiaries but in the possession of or used in the business of the Parent or its Subsidiaries with a book value in excess of $10,000 (the “Personal Property”); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Parent or its Subsidiaries and the circumstances under which such Personal Property is used.

3.25  Real Property Leases.  Section 3.25 of the Parent Disclosure Schedule sets forth all real property leases or subleases or license agreements for the use of real property to or by the Parent or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. The Parent has delivered true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 3.25 of the Parent Disclosure Schedule With respect to each agreement listed in Section 3.25 of the Parent Disclosure Schedule:

(a)  the agreement is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(b)  neither the Parent nor its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or its Subsidiaries or, to the knowledge of Parent, any other under such agreement;

(c)  neither the Parent nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease, sublease or license;

(d)  there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the Intended Use or the occupancy by the Parent or its Subsidiaries of the property subject thereto.

3.26  Insurance.

(a)  Section 3.26(a) of the Parent Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or its Subsidiaries is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Parent and its Subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Parent and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b)  There are no material claims pending as to which coverage has been questioned, denied or disputed. Neither the Parent nor its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Parent or its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1  Conduct of Business Pending the Merger.

(a)  Each of the Parent and the Company covenants and agrees with the other that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VIII (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Parent or the Company, as applicable, shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each of the Company and its Subsidiaries on the one hand and the Parent and its Subsidiaries on the other hand: (x) shall conduct its business only in the ordinary course of business, consistent with past practice; (y) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (z) shall use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and the Parent Material Contracts, as applicable, and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor its Subsidiaries on the one hand nor the Parent and its Subsidiaries on the other hand shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the other:

(i)  amend its Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii)  issue, transfer, pledge or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (except for the issuance of shares of Company Common Stock or Parent Common Stock issuable pursuant to options or warrants);

(iii)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of their capital stock or interest in or securities of its Subsidiaries;

(iv)  transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien on any properties, facilities, equipment or other tangible or intangible assets, except in the ordinary course of business and consistent with past practice;

(v)  declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or other equity interests;

(vi)  split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(vii)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person;

(viii)  incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(ix)  authorize any capital expenditure in excess of $50,000 individually or $125,000 in the aggregate;

(x)  take or permit to be taken any action to: (A) increase employee compensation or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement; (B) enter into any collective bargaining agreement; (C) hire or terminate any employees, independent contractors or consultants, having a total salary or severance package that is individually in excess of $50,000, or that collectively is in excess of $50,000; or (D) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees, except in accordance with the provisions of Sections 1.10, 5.4, 5.9 and 5.10 of this Agreement;

(xi)  change any accounting policies or procedures unless required by statutory accounting principles or GAAP;

(xii)  make any payments to any Affiliate, except normal recurring payments pursuant to any existing employment agreement as of the date of this Agreement;

(xiii)  fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice, improve the conditions of its properties, facilities and equipment, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

(xiv)  take any action or fail to take any action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of their representations and warranties of set forth in this Agreement becoming untrue or (B) any of the conditions to the Closing set forth in Article VI not being satisfied; or

(xv)  authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(b)  During the Interim Period, each of the Parent and the Company shall, and shall cause each of its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with the other in communicating with suppliers and customers to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of Parent on the Closing Date.

4.2  No Solicitation of Other Proposals by Company.

(a)  Company agrees that it will, and will cause its Subsidiaries and Affiliates and each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Company Acquisition Proposal (as defined herein). Except as expressly provided in this Section 4.2, Company and each of its Subsidiaries and Affiliates shall not, and shall not authorize, permit or direct any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any relating to, or the submission, any Company Acquisition Proposal; (ii) enter into, participate or engage in discussions or negotiations in any way with any Person concerning, any Company Acquisition Proposal, (iii) furnish to any Person (other than the Parent and its designees) any information relating to Company or any of its Subsidiaries, or afford to any Person (other than the Parent or its designees) access to the business, properties, assets, books, records or other information, or to any personnel, of Company or any of its Subsidiaries, in any such case, with the intent to induce or solicit the making, submission or announcement of, or the intent to encourage or assist, a Company Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) approve, endorse or recommend a Company Acquisition Proposal; (v) enter into any agreement in principle, letter or intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal or requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger (other than executed non-disclosure agreement having provisions no less favorable to the party hereto delivering such agreement than that certain Non-Disclosure Agreement (the “NDA”), by and between the Company and the Parent, dated as of February 3, 2012 (an “Acceptable NDA”)); or (vi) grant any approval pursuant to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law (collectively, “Takeover Laws”), including without limitation Section 203 of the DGCL, to any Person (other than as contemplated herein) or transaction (other than the Merger) or any waiver or release under any standstill or any similar agreement with respect to equity securities of Company. Notwithstanding the foregoing sentence or any other provision of this Agreement, subject to compliance with Section 4.2(b), the Company or its Board of Directors may enter into discussions with any Person in response to an unsolicited bona fide written Company Acquisition Proposal by such Person, which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 4.2(a), if and only to the extent that and prior to engaging in any such discussions with such Person (x) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and other advisors, that such Company Acquisition Proposal either constitutes or could reasonably be expected to lead to a Company Superior Proposal and (y) the Company’s Board of Directors receives from such Person an Acceptable NDA.

(b)  The Company shall notify the Parent orally as soon as practicable, and in writing, promptly (and in any event within 24 hours) after receipt by the Company of (i) any Company Acquisition Proposal or (ii) any inquiry or request for access to the properties, books, records or other information of the Company by any Person that relates to or could reasonably be expected to lead to a Company Acquisition Proposal and such notice shall indicate in reasonable detail the identity of the offeror, the terms and conditions of such proposal or inquiry and a copy of any written Company Acquisition Proposal. The Company shall promptly notify the Parent of any discussions with any such Person regarding a Company Acquisition Proposal and shall disclose the substance of such discussions and Company shall otherwise keep the Parent reasonably informed of the status of such Company Acquisition Proposal, and any material changes to the terms thereof, and shall provide to the Parent as soon as practicable and in any event within 24 hours after receipt by the Parent copies of all written correspondence or other written material relating to such Company Acquisition Proposal.

(c)  Subject to the provisions of this Section 4.2, neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Parent, the Company Board Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal (any action described in clauses (A) and (B) or (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an Acceptable NDA).

(d)  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, Company’s Board of Directors (or any committee thereof) may effect a Company Board Recommendation Change if, at any time prior to the receipt of the Company Stockholder Approval, (1) the Company has complied with its obligations under this Section 4.2 and (2) the Company’s Board of Directors (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that as a result of a (x) Parent Superior Proposal or (y) an event, development or change in circumstances that occurs or arises following the date of this Agreement, the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties to the Company’s stockholders.

(e)  For purposes of this Agreement:

(i)  “Company Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise) by any Person (other than Parent or any Affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by this Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Company or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Company), (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock or other equity interests of the Subsidiaries or (iv) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Company or any Subsidiary.

(ii)  “Company Superior Proposal” means any bona fide offer or proposal that constitutes a Company Acquisition Proposal on terms that the Company Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Company Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to Company’s stockholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by the Parent in response to such Company Acquisition Proposal); provided that, for purposes of the definition of “Company Superior Proposal,” the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than 50%.”

4.3  No Solicitation of other Proposals by Parent.

(a)  Parent agrees that it will, and will cause its Subsidiaries and Affiliates and each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Parent Acquisition Proposal (as defined herein). Except as expressly provided in this Section 4.3, Parent and each of its Subsidiaries and Affiliates shall not, and shall not authorize, permit or direct any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any relating to, or the submission, any Parent Acquisition Proposal; (ii) enter into, participate or engage in discussions or negotiations in any way with any Person concerning, any Parent Acquisition Proposal, (iii) furnish to any Person (other than the Company and its designees) any information relating to Parent or any of its Subsidiaries, or afford to any Person (other than the Company or its designees) access to the business, properties, assets, books, records or other information, or to any personnel, of Parent or any of its Subsidiaries, in any such case, with the intent to induce or solicit the making, submission or announcement of, or the intent to encourage or assist, a Parent Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (iv) approve, endorse or recommend a Parent Acquisition Proposal; (v) enter into any agreement in principle, letter or intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or Contract constituting or otherwise relating to a Parent Acquisition Proposal or requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger (other than an Acceptable NDA); or (vi) grant any approval pursuant to any Takeover Laws, including without limitation Section 203 of the DGCL, to any Person (other than as contemplated herein) or transaction (other than the Merger) or any waiver or release under any standstill or any similar agreement with respect to equity securities of Parent. Notwithstanding the foregoing sentence or any other provision of this Agreement, subject to compliance with Section 4.3(b), Parent or its Board of Directors may enter into discussions with any

Person in response to an unsolicited bona fide written Parent Acquisition Proposal by such Person, which Parent Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 4.3(a), if and only to the extent that and prior to engaging in any such discussions with such Person (x) the Board of Directors of the Parent determines in good faith after consultation with its outside legal counsel and other advisors, that such Parent Acquisition Proposal either constitutes or could reasonably be expected to lead to a Parent Superior Proposal and (y) the Parent’s Board of Directors receives from such Person an Acceptable NDA.

(b)  The Parent shall notify the Company orally as soon as practicable, and in writing, promptly (and in any event within 24 hours) after receipt by the Parent of (i) any Parent Acquisition Proposal or (ii) any inquiry or request for access to the properties, books, records or other information of the Parent by any Person that relates to or could reasonably be expected to lead to a Parent Acquisition Proposal and such notice shall indicate in reasonable detail the identity of the offeror, the terms and conditions of such proposal or inquiry and a copy of any written Parent Acquisition Proposal. The Parent shall promptly notify the Company of any discussions with any such Person regarding a Parent Acquisition Proposal and shall disclose the substance of such discussions and Parent shall otherwise keep the Company reasonably informed of the status of such Parent Acquisition Proposal, and any material changes to the terms thereof, and shall provide to the Company as soon as practicable and in any event within 24 hours after receipt by the Company copies of all written correspondence or other written material relating to such Parent Acquisition Proposal.

(c)  Subject to the provisions of this Section 4.3, neither the Parent’s Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Parent Acquisition Proposal (any action described in clauses (A) and (B) as well as any failure by the Company to timely respond to the commencement of (i) a tender or exchange offer relating to any shares of Parent Common Stock by issuing a public statement reaffirming, filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act a statement reaffirming, and sending to Parent’s stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement reaffirming, the Parent Board Recommendation and (in the case of each such communication) disclosing that Parent’s Board of Directors recommends rejection of such tender offer or exchange offer or (ii) a publicly announced Parent Acquisition Proposal by issuing, within 10 Business Days after such Parent Acquisition Proposal is announced, a press release that reaffirms the recommendation of Parent’s Board of Directors that Parent’s stockholders vote in favor of the Merger and the other transactions contemplated hereby, being referred to as a “Parent Board Recommendation Change”) or (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Parent Acquisition Proposal (other than an Acceptable NDA pursuant to Section 4.3(a)); provided, however, that a “stop, look and listen” communication by the Parent’s Board of Directors (or committee thereof) to Parent’s stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Parent Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, the Parent’s Board of Directors (or any committee thereof) may effect a Parent Board Recommendation Change if, at any time prior to the receipt of the Parent Stockholder Approval, (1) Parent has complied with its obligations under this Section 4.3 and (2) the Parent’s Board of Directors (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that as a result of (A) a Parent Superior Proposal or (B) an event, development or change in circumstances that occurs or arises following the date of this Agreement, the failure to effect a Parent Board Recommendation Change would be inconsistent with its fiduciary duties to Parent’s stockholders.

(d)  Nothing in this Agreement shall prohibit Parent’s Board of Directors (or any committee thereof) from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the

Exchange Act with respect to any tender offer or exchange offer not made in violation of this Section 4.3, and/or (ii) making any disclosure to Parent’s stockholders if Parent’s Board of Directors (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would violate applicable law or be inconsistent with its fiduciary duties to Parent’s stockholders.

(e)  For purposes of this Agreement:

(i)  “Parent Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise) by any Person (other than Company or any Affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by this Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Parent or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Parent), (ii) any tender offer, exchange offer, stock purchase or other transaction in which, if consummated, any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power or economic interests of Parent or any Subsidiary, (iii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Parent and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock or other equity interests of the Subsidiaries or (iv) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Parent or any Subsidiary.

(ii)  “Parent Superior Proposal” means any bona fide offer or proposal that constitutes a Parent Acquisition Proposal on terms that the Parent Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Parent Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to Parent’s stockholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by the Company in response to such Parent Acquisition Proposal); provided that, for purposes of the definition of “Parent Superior Proposal,”, the references to “20%” in the definition of “Parent Acquisition Proposal” shall be deemed to be references to “more than 50%.”

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Stockholder Approvals.

(a)  Following the date hereof, as soon as reasonably practicable, but in no event to exceed 15 Business Days from the date hereof, Parent shall prepare and file with the SEC the Registration Statement containing the Proxy Statement (which Registration Statement and Proxy Statement shall comply with the rules and regulations promulgated by the SEC), and each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement containing the Proxy Statement declared effective by the SEC as promptly as practicable thereafter and to keep the Registration Statement containing the Proxy Statement effective through the Effective Time in order to permit the consummation of the Merger. In connection with the foregoing, each party shall promptly notify the other of the receipt of all comments of the SEC with respect to the Registration Statement containing the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other party copies of all correspondence between such party and/or any of its Representatives and the SEC with respect to the Registration Statement containing the Proxy Statement. The Company and its representatives will be given a reasonable opportunity to be involved in the drafting of the Registration Statement containing the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Registration Statement containing the Proxy Statement from the SEC. Each of Parent and the Company shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.1(a). Whenever any Party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Registration Statement containing the Proxy Statement pursuant to applicable law, such party shall promptly inform the other of such event or fact and comply with all of its obligations pursuant to this Section 5.1(a) relating to effecting such amendment or supplement to the Registration Statement containing the Proxy Statement.

(b)  As promptly as practicable after the date of this Agreement, the Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the “Other Filings”). Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required in connection with the foregoing. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release. Prior to execution and delivery of this Agreement, Parent and the Company shall prepare the press release announcing the execution and delivery of this agreement (“Agreement Press Release”). Parent shall, within the time period required by applicable securities laws, issue and distribute such Agreement Press Release. Concurrent with the Agreement Press Release, the Parent shall have publicly disclosed any material non-public information of Parent or Parent’s Subsidiaries that has been provided to Company or any representative thereof, whether in writing or otherwise.

(c)  The Parties shall use their respective reasonable best efforts to cause the Proxy Statement, the Registration Statement and the Other Filings to comply in all material respects with all requirements of applicable law. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other applicable law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, as applicable, and/or mailing to stockholders of the Company, such amendment or supplement.

(d)  Following the date hereof, Parent will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold as promptly as practicable a special meeting of Parent’s stockholders (the “Parent Special Meeting”) to seek the Parent Stockholder Approval, including mailing the Proxy Statement to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent, subject to Section 4.3(a), will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement, the adoption of the Restated Parent Certificate and any other approvals required to effect the Merger required hereunder and will take all other action necessary or advisable to obtain the Parent

Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Parent in good faith and upon the advice of outside counsel) is provided to Parent’s stockholders a reasonable time in advance of the Parent Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Parent Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Parent Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Parent Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Subject to Section 4.3: (i) the board of directors of Parent shall recommend that Parent’s stockholders vote in favor of the Parent Stockholder Approval, the adoption of the Restated Parent Certificate and otherwise approve all actions contemplated hereby pursuant to this Agreement at the Parent Special Meeting (or any adjournment or postponement thereof) (the “Parent Board Recommendation”); and (ii) the Proxy Statement shall include the Parent Board Recommendation.

(e)  Following the date hereof, the Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold as promptly as practicable following the date hereof, a special meeting of the Company’s stockholders (the “Company Special Meeting”) to seek the Company Stockholder Approval. The Company, subject to Section 4.2(a), will use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary information statement or similar communication (as determined by the Company in good faith and upon the advice of outside counsel) is provided to the Company’s stockholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Company Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Except as permitted by Section 4.2(a): (i) the board of directors of the Company shall recommend that the Company’s stockholders vote in favor of (A) the adoption of this Agreement and (B) the approval of the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”); and (ii) any written communication to the Company’s stockholders regarding the Company Special Meeting shall include the Company Board Recommendation.

5.2  Access to Information; Confidentiality.

(a)  Upon reasonable notice, each party shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other all information concerning its business, properties and personnel as the requesting party may reasonably request; provided, however, that any request for materials subject to attorney-client privilege, work-product doctrine, or the Protective Order, or any other applicable privilege, immunity, or restriction, and related to the lawsuit captioned I/P Engine, Inc. v. AOL, Inc., Civ. Action No. 2:11-cv-512, filed in United States District Court for the Eastern District of Virginia, Norfolk Division on September 15, 2011 (the “Litigation”) shall be deemed unreasonable. Each party shall make available to the other the appropriate individuals for discussion of its business, properties and personnel as the requesting party may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of a party contained herein or the conditions to the obligations of the other party hereto.

(b)  Each party agrees to maintain in confidence any non-public information received from the other party (such information, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the transactions contemplated by this Agreement. Confidential Information will not include (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by applicable law. In the event this Agreement is terminated as provided in Article VII hereof, each party (x) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

5.3  Reasonable Efforts; Further Assurances.

(a)  Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VI, as applicable to each of them. Each of Party and the Company, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

(b)  Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

5.4  Employee Benefits.

(a)  Parent agrees that individuals who are employed on a full-time basis by the Company or its Subsidiaries immediately prior to the Effective Time (each such employee, a “Company Employee”) shall remain employees of the Surviving Corporation or any of its Subsidiaries upon the Effective Time; provided, however, that this Section 5.4(a) shall not be construed to limit the ability of the Surviving Corporation, Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

(b)  After the Effective Time the Company Employees shall be eligible to participate in the employee benefit plans of Parent to the same extent as any similarly situated and geographically located employee of Parent.

5.5  Reorganization.

(a)  The Company shall not knowingly take, and shall use its reasonable best efforts not to permit any Affiliate of the Company to take, any actions that could prevent the Merger from being treated as a “reorganization” within the meaning of Section 368 of the Code.

(b)  Parent shall not knowingly take, and shall use its reasonable best efforts not to permit any Affiliate of Parent to take, any actions that could prevent the Merger from being treated as a “reorganization” within the meaning of Section 368 of the Code.

5.6  Notification of Certain Matters.

(a)  Each of the Company and Parent shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)  Each of the Company and Parent shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

5.7  Quotation on the NYSE Amex.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NYSE Amex.

5.8  Public Announcements.  Except as otherwise required by applicable law, court process or the rules of the NYSE Amex, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VIII, neither the Company nor Parent shall, nor shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.9  Indemnification of Parent Directors and Officers.

(a)  From and after the Effective Time, Parent shall continue to indemnify and hold harmless each present and former director or officer of Parent or any Parent Subsidiary (each, together with such Person’s heirs, executors or administrators, a “Parent Indemnified Person”) against any damages incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or any Action instituted by any Parent Indemnified Person to enforce this Section 5.9 or any other indemnification or advancement right of such Parent Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent is currently permitted to indemnify such Parent Indemnified Person under applicable law and under its certificate of incorporation and bylaws as in effect on the date of this Agreement (including the advancing of expenses to the fullest extent permitted under applicable law); provided, however, that the Parent Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to Parent to repay such advances if it is ultimately determined that such Parent Indemnified Person is not entitled to indemnification. From and after the Effective Time, Parent will continue to honor and fulfill all obligations of Parent or any Parent Subsidiary pursuant to any written indemnification agreements with any Parent Indemnified Persons in effect as of the date hereof.

(b)  [RESERVED]

(c)  The rights of each Parent Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Parent Indemnified Person may have under the certificate of incorporation and bylaws of Parent or any other similar organizational documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise. This

Section 5.9 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Parent Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Parent Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.9. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or any of the Parent Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

5.10  Indemnification of Company Directors and Officers.

(a)  Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries, and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)  From and after the Effective Time, Parent and the Surviving Corporation shall continue to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, a “Company Indemnified Person”) against any damages incurred in connection with any Action arising out of or pertaining to any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or any Action instituted by any Company Indemnified Person to enforce this Section 5.10, including, in each case, the advancing of expenses to the fullest extent permitted under applicable law; provided, however, that the Company Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to Parent to repay such advances if it is ultimately determined that such Company Indemnified Person is not entitled to indemnification.

(c)  Prior to the Effective Time, Company shall purchase, and for a period of six (6) years following the Effective Time Parent shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Company’s directors and officers for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Company’s directors and officers than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by the Company as of the date of this Agreement.

(d)  The rights of each Company Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Company Indemnified Person may have under the certificate of incorporation and bylaws of the Company or any other similar organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. This Section 5.10 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.10. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

5.11  Directors and Officers of Parent.  Parent and the Company shall take all necessary action so that following the Effective Time the board of directors of the Parent shall consist of: Seth “Yossi” Siegel (Chairman), Andrew D. Perlman, John Engelman, Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair, and that the following persons are appointed to the following positions of Parent: Andrew D. Perlman (Chief Executive Officer), Andrew Kennedy Lang (Chief Technology Officer and President), Alexander R. Berger (Chief Operating Officer and Secretary), Ellen Cohl (Chief Financial Officer and Treasurer), and Clifford Weinstein (Chief Strategy Officer), each to serve in such positions effective immediately after the Closing. H. Van Sinclair shall serve as Chairman of the audit committee and John Engelman shall serve as Chairman of the Compensation Committee.

5.12  Disclosure of Licenses.  The shall use its commercially reasonable efforts to receive all necessary consents required to disclose to Parent the terms and conditions of each license or other agreement (or type of license or other agreement) pursuant to which the Company or its Subsidiaries has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

ARTICLE VI

CONDITIONS OF MERGER

6.1  Conditions to Obligation of Each Party to Effect the Merger.  The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a)  Stockholder Approval.  The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained;

(b)  Effectiveness of Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

(c)  Approval for Listing of Shares.  The shares of Parent Common Stock shall have been approved for listing (subject only to notice of issuance) on the NYSE Amex, effective at the Effective Time.

(d)  Hudson Bay Letter Agreement.  Hudson Bay Master Fund Ltd. (“Hudson Bay”) will enter into a letter agreement with the Parent that provides for (i) a leak out schedule with respect to the stock underlying the preferred and (ii) a right of participation in the form attached hereto as Exhibit M.

(e)  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal;

(f)  Company Debt Instruments.  Parent or the Company, as applicable, shall have executed and delivered to Hudson Bay (i) the Amended and Restated Senior Secured Promissory Note in substantially the form of Exhibit H attached hereto, (ii) the Amended and Restated Pledge and Security Agreement in substantially the form of Exhibit I attached hereto, and (iii) the Amended and Restated Guaranty in substantially the form of Exhibit J attached hereto.

6.2  Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by the applicable law:

(a)  Representations and Warranties.  The representations and warranties of the Company contained in Article II shall be true, complete and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects and (ii) representations and warranties which address matters only as of a particular date;

(b)  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)  Third Party Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities described on the Company Disclosure Schedule (or not described on the Company Disclosure Schedule but required to be so described) shall have been obtained; (ii) those approvals of other third parties described in Sections 2.4(c) and 2.4(d) (or not described in Sections 2.4(c) and 2.4(d) of the Company Disclosure Schedule but required to be so described) have been obtained, except where the failure to have been obtained, either individually or in the aggregate, has not had and could not reasonably be expected to result in a Company Material Adverse Effect;

(d)  New Company Options: Warrants.  The holders of Company Stock Options shall have agreed to have such Company Stock Options be exercisable or exchangeable for New Company Options as set forth in Section 1.10(a) and the holders of Company Warrants shall have agreed to exchange such Company Warrants for the consideration set forth in Section 1.10(b);

(e)  No Company Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect;

(f)  Litigation.  Since the date of this Agreement, (a) neither the Company nor any Company Subsidiary has (i) settled, discharged or released any of its claims, causes of action, or defenses in the Litigation nor (ii) assigned, promised, transferred, conveyed, encumbered, or granted a security interest in any of those claims and (b) there has been no dismissal (including, without limitation, by motion to dismiss or summary judgment) of the Litigation. For purposes of this Section, the word “claims” means all claims or counterclaims that arise out of the same facts and circumstances that are at issue in the Litigation.

(g)  Dissenters’ Rights.  Holders of no more than 10% of the issued and outstanding Company Capital Stock shall have demanded and perfected their right to an appraisal of the Company Capital Stock in accordance with the DGCL;

(h)  Resignation of Directors and Officers.  Parent shall have received written resignations from all of the directors and officers of the Company and its Subsidiaries, as applicable effective as of the Effective Time and the directors and officers set forth in Section 5.11 shall have been appointed as set forth therein;

(i)  Officer’s Certificate.  The Company shall have delivered to Parent and Merger Sub a certificate, signed by the chief executive officer of the Company, to the effect that (i) each of the conditions specified in clause (a) of Section 6.1 and clauses (a) through (f) and clause (j) of this Section 6.2 are satisfied in all respects and (ii) the Company has not paid any of Hudson Bay’s costs and expenses, including any attorneys fees, in connection with the consummation of the transactions contemplated by this Agreement;

(j)  Patents.  Neither U.S. Patent Nos. 6,314,420 nor 6,775,664, held by the Company or any Company Subsidiary, shall, as of the Effective Date, be held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction;

(k)  Subscription Agreement.  The Subscription Agreement, dated as of June 22, 2011, by and between the Company and Hudson Bay shall have been terminated and of no further force or effect;

(l)  Registration Rights Agreement.  The Registration Rights Agreement, dated as of June 22, 2011, by and between the Company and Hudson Bay shall have been terminated and of no further force or effect;

(m)  Hudson Bay Certificate.  Parent shall have received a certificate, in form and substance reasonably acceptable to Parent, from Hudson Bay to the effect that, as of the Effective Time (i) they have been paid all amounts due to them under the existing loan documents between Hudson Bay and the Company and (ii) that the Company has complied with all of its obligations (and there are no breaches or defaults) under the existing loan documents and (iii) that the Company has not paid any of Hudson Bay’s cost and expenses, including any attorneys fees, in connection with the consummation of the transactions contemplated by this Agreement; and

(n)  Other Deliveries.  Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

(a)  Representations and Warranties.  The representations and warranties of Parent contained Article III shall be true, complete and correct in all material respects as of when made and on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects; and (ii) representations and warranties which address matters only as of a particular date;

(b)  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c)  Third Party Consents.  The Company shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities described on the Parent Disclosure Schedule (or not described on the Parent Schedule but required to be so described) shall have been obtained; (ii) those approvals of other third parties described in Sections 3.4(c) and 3.4 (d) (or not described in Sections 3.4(c) and 3.4 (d) but required to be so described) have been obtained, except where the failure to have been so obtained, either individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect and (iii) the persons set forth on Section 6.3(c) of the Parent Disclosure Schedule shall have delivered consents and/or waivers of their anti-dilution or change of control provisions set forth in certain securities of Parent held by such persons;

(d)  Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;

(e)  Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by the chief executive officer of Parent, to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.3 is satisfied in all respects;

(f)  Employment and Board Agreements.  The (i) employment and board agreements set forth on Schedule 2.14 and (ii) client service agreement with Ambrose Employer Group each shall have been assigned to, and assumed by, Parent; and

(g)  Other Deliveries.  The Company shall have received such other certificates and instruments (including without limitation, if reasonably available, certificates of good standing of the Parent and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)  by mutual written consent of the Company, Parent and Merger Sub duly authorized by each of the Boards of Directors of each;

(b)  by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2012; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c)  by either Parent or the Company, if there shall have been any law enacted by a Governmental Authority prohibiting the consummation of the Merger, or any Governmental Authority having competent jurisdiction shall have issued an order or taken any other action, in each case, which restrains, enjoins or otherwise prohibits the Merger;

(d)  by Parent or the Company if the Parent Special Meeting shall have been held and completed (including any adjournments or postponements thereof), Parent’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Parent Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Parent Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(e)  by Parent or the Company if the Company Special Meeting shall have been held and completed (including any adjournments or postponements thereof), the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Company Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain the Company Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(f)  by Parent, if (i) the Board of Directors of the Company, or any authorized committee thereof, shall have effected a Company Board Recommendation Change; (ii) the Board of Directors of the Company, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of the Company, or withdrawn or modified in a manner adverse to Parent, its recommendation or approval of the Merger and this Agreement; (iii) Company shall have entered, or caused the Company or its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Company Acquisition Proposal; (iv) Company shall have breached Section 4.2; or (v) the Board of Directors of Company, or any authorized committee thereof shall have resolved to do any of the foregoing;

(g)  by Company, if (i) the Board of Directors of Parent, or any authorized committee thereof, shall have effected a Parent Board Recommendation Change; (ii) the Board of Directors of Parent, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of Parent, or withdrawn or modified in a manner adverse to Company, its recommendation or approval of the Merger and this Agreement; (iii) Parent shall have entered, or caused the Parent or its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Parent Acquisition Proposal; (iv) Parent shall have breached Section 4.3; (v) Parent shall have failed to include the Parent Board Recommendation in the Proxy Statement or (vi) the Board of Directors of Parent, or any authorized committee thereof shall have resolved to do any of the foregoing;

(h)  by Parent, if neither Parent nor Merger Sub is then in material breach of its obligations or representations and warranties under this Agreement, and if (i) the Company breaches its representations and warranties herein such that Section 6.2(a) would not be satisfied or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach cannot be cured or has not been cured within fifteen (15) days after notice thereof to the Company;

(i)  by the Company, if it is not then in material breach of its obligations, representations and warranties under this Agreement, and if (i) either Parent or Merger Sub breaches its representations and warranties herein such that Section 6.3(a) would not be satisfied; or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied, and, in both case (i) and case (ii), such breach cannot be cured or has not been cured within fifteen (15) days after notice thereof to Parent;

(j)  (A) by Parent, if at any time prior to obtaining the Parent Stockholder Approval, Parent determines to enter into a definitive agreement relating to a Parent Acquisition Proposal that the Board of Directors of Parent has determined constitutes a Parent Superior Proposal; provided that the (i) the Board of Directors of Parent shall have effected a Parent Board Recommendation Change in accordance with Section 4.3(c) and shall have complied with all provisions of Section 4.3; (ii) Parent is not in breach in any material respect with the terms of this Agreement; (iii) Parent shall have entered into a definitive agreement relating to the Parent Acquisition Proposal and (iv) concurrently with the termination of this Agreement, Parent pays the Termination Fee payable to the Company pursuant to Section 7.3(c) or (B) by Company, if Company determines to enter into a definitive agreement relating to a Company Acquisition Proposal that the Board of Directors of Company has determined constitutes a Company Superior Proposal; provided that the (i) the Board of Directors of Company shall have effected a

Company Board Recommendation Change in accordance with Section 4.2(c) and shall have complied with all provisions of Section 4.2; (ii) Company is not in breach in any material respect with the terms of this Agreement; (iii) Company shall have entered into a definitive agreement relating to the Company Acquisition Proposal and (iv) concurrently with the termination of this Agreement, Company pays the Company Termination Fee payable to the Parent pursuant to Section 7.3(b); or

(k)  by the Company, at any time, upon the payment to Parent of the fee set forth in Section 7.3(b).

7.2  Effect of Termination.  Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.2(b), 5.8, 7.3 and Article VIII, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except, subject to Section 7.3(g), that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or from any obligation to pay, if and as applicable, the Company Termination Fee or the Parent Termination Fee.

7.3  Fees and Expenses.

(a)  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

(b)  In the event that either (A) the Company terminates this Agreement pursuant to Section 7.1(j)(B) or 7.1(k) or (B) the Parent or the Company validly terminates this Agreement pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to $5,000,000 (the “Company Termination Fee”), which Company Termination Fee shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(c)  In the event that (i) the Company validly terminates this Agreement pursuant to Section 7.1(g) or (ii) Parent validly terminates this Agreement pursuant to Section 7.1(j)(A), then, in any such case, Parent shall pay to the Company, simultaneously with such termination of this Agreement, a fee (the “Parent Termination Fee”) equal to 5% of the consideration paid to all security holders of Parent in connection with the Parent Superior Proposal in the same form as such consideration is paid to such security holders (i.e., 5% of the cash, securities and any other form of consideration paid in connection with the Parent Superior Proposal), which Parent Termination Fee, to the extent it is cash, shall be payable by wire transfer of immediately available funds to an account specified by the Company; provided, that, notwithstanding anything to the contrary set forth herein, a Parent Termination Fee shall only be payable if the termination of this Agreement is in connection with or solely due to the Parent entering into an agreement for a Parent Superior Proposal.

(d)  In the event that this Agreement is validly terminated by Parent pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(h), and at or prior to the time of such termination, a Parent Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to Parent and (ii) within six (6) months following the termination of this Agreement, (y) Parent enters into a definitive agreement with respect to such previously proposed, communicated, known or announced Parent Acquisition Proposal or (z) such previously proposed, communicated, known or announced Parent Acquisition Proposal is otherwise consummated, then, in any such case, Parent shall pay to the Company the Parent Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after the execution of such agreement or after such transaction is consummated, as applicable (provided that for purposes of the foregoing clause (B) each reference to “20%” in the definition of Parent Acquisition Proposal shall be deemed to be a reference to “35%”).

(e)  In the event that this Agreement is validly terminated by the Company pursuant to Section 7.1(b) or Section 7.1(i) and at or prior to the time of such termination, a Company Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to the Company and (ii) within six (6) months following the termination of this Agreement, (A) the Company enters into a definitive agreement with respect to such previously proposed, communicated, known or announced Company Acquisition Proposal or (B) such previously proposed, communicated, known or announced Company Acquisition Proposal is otherwise consummated, then, in any such case, Company shall pay to the Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within two (2) Business Days after the execution of such agreement or after such transaction is consummated, as applicable (provided that for purposes of the foregoing clause (B) each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “35%”).

(f)  Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent fails promptly to pay the Parent Termination Fee or the Company Termination Fee when due pursuant to Section 7.3, and, in order to obtain such payment, either Parent or the Company, as applicable, commences an Action that results in an award against the Company or Parent, as applicable, for such fee, the Company or Parent, as applicable, shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Under no circumstances shall any Party be required to may more than one fee in respect of termination under this Section 7.3.

(g)  Notwithstanding anything to the contrary in this Agreement, (i) each of Parent and Merger Sub acknowledges and agrees that if Parent is entitled to receive the Company Termination Fee, the right to receive such payment shall be the sole and exclusive remedy for the termination of this Agreement and such payment shall be the full and final payment for any such termination pursuant to Section 7.1 hereof and Parent and Merger Sub shall be deemed to have waived any and all claims and held Company harmless in exchange for such payment, and (ii) the Company acknowledges and agrees that if the Company is entitled to receive the Parent Termination Fee, the right to receive such payment shall be the sole and exclusive remedy for the termination of this Agreement and such payment shall be the full and final payment for any such termination pursuant to Section 7.1 hereof and the Company shall be deemed to have waived any and all claims and held Parent and Merger Sub harmless in exchange for such payment

7.4  Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time subject to the applicable provisions of the DGCL. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

7.5  Waiver.  At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

(a)  If to Parent or Merger Sub:

VRINGO, INC.
44 West 28thStreet, Suite 1414
New York, NY 10001
Telecopier: 509-271-5246
E-Mail: andrew.perlman@vringo.com
Attention: Andrew Perlman

With copies to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Telecopier: 212-983-3115
E-Mail: KKoch@mintz.com
Attention: Ken Koch

(b)  If to the Company:

INNOVATE/PROTECT, INC.
380 Madison Avenue, 22nd Floor
New York, NY 10017
Telecopier: (646) 532-6775
E-Mail: aberger@innovateprotect.com
Attention: Alexander R. Berger

With a copies to:

Weinberg Zareh & Geyerhahn LLP
161 West 61st Street, Suite 12G
New York, New York 10023
E-Mail: seth@wzgllp.com
Attention: Seth Weinberg

Hudson Bay Master Fund Ltd.
777 Third Avenue, 30th Floor
New York, NY 10017
Telecopier: (212) 571-1325
E-Mail: investments@hudsonbaycapital.com
Attention: Yoav Roth

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 593-5955
E-Mail: eleazer.klein@srz.com
Attention: Eleazer Klein

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

8.2  Interpretation.  When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.3  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.4  Entire Agreement.  This Agreement (including all exhibits and schedules hereto and thereto), any non-disclosure or other agreement pertaining to the treatment of confidential information by and between the parties hereto (or any of them), and any other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

8.5  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article I and Sections 5.9 and 5.10 are intended for the benefit of each of the individuals specified therein and their successors and assigns.

8.7  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.8  Governing Law; Enforcement.

(a)  This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, except to the extent required under Delaware law.

(b)  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state courts of the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 8.1 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or any Federal Court of the United States of America sitting in New York City, New York.

8.9  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VRINGO, INC.
By /s/ Andrew D. Perlman Name: Andrew D. Perlman Title: CEO
VIP MERGER SUB, INC.
By /s/ Andrew D. Perlman Name: Andrew D. Perlman Title: President
INNOVATE/PROTECT, INC.
By /s/ Alexander Berger Name: Alexander Berger Title: COO and Director

Exhibit B

FORM OF CERTIFICATE OF MERGER

OF

INNOVATE/PROTECT, INC.
(a Delaware Corporation)

INTO

VIP MERGER SUB, INC.
(a Delaware Corporation)

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation hereby certifies as follows:

1.	The constituent corporations are VIP Merger Sub, Inc., a Delaware corporation (sometimes referred to hereafter as the “Surviving Corporation”) and Innovate/Protect, Inc., a Delaware corporation (together with the Surviving Corporation, the “Constituent Corporations”).
2.	An Agreement and Plan of Merger, dated as of March __, 2012, (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 and 228 of the DGCL.
3.	VIP Merger Sub, Inc. shall be the surviving corporation in the merger except that the name of the Surviving Corporation will become Innovate/Protect, Inc.
4.	The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read as follows: “The name of the Corporation is Innovate/Protect, Inc.”.
5.	A copy of the executed Merger Agreement is on file at the office of the Surviving Corporation, the address of which is as follows:

44 West 28th Street, Suite 1414
New York, NY 10001

6.	A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.
7.	This Certificate of Merger (“Certificate”) shall be effective at such time as this Certificate is filed with the Secretary of the State of Delaware in accordance with the provisions of Section 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by a duly authorized officer as of _____________ __, 2012.

VIP MERGER SUB, INC.
By Name: Title:

Exhibit H

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 13(a) HEREOF. THE PRINCIPAL REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

INNOVATE/PROTECT, INC.

FORM OF AMENDED AND RESTATED SENIOR SECURED NOTE

Original Issuance Date: June 22, 2011	Original Principal Amount: U.S. $3,200,000
Amendment and Restatement Date: [________ ___,] 2012

FOR VALUE RECEIVED, INNOVATE/PROTECT, INC., a Delaware corporation (the “Company”), hereby promises to pay to HUDSON BAY MASTER FUND LTD. or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Original Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, this “Note”) was issued pursuant to the Subscription Agreement on June 22, 2011. Certain capitalized terms used herein are defined in Section 25.

(1)  PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest. The “Maturity Date” shall be June 22, 2013, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)  INTEREST; INTEREST RATE.  (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the first calendar day of each Calendar Quarter after the Issuance Date (each, an “Interest Date”)

with the first Interest Date being July 1, 2011. Interest shall be payable in cash on each Interest Date, to the record holder of this Note on the applicable Interest Date (“Interest”) It is understood and agreed that Interest has been paid through January 1, 2012.(1)

(a)  From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to eighteen percent (18%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)  REGISTRATION; BOOK-ENTRY.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 13. Notwithstanding anything to the contrary in this Section 3, the Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a related fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a “Related Party Assignment”); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.

(4)  RIGHTS UPON EVENT OF DEFAULT.

(a)  Event of Default.  Each of the following events shall constitute an “Event of Default” upon receipt by the Company of a notice thereof by the Holder:

(i)  the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note or any other Note Transaction Document (as defined below);

(ii)  any default under, redemption of or acceleration prior to maturity of any Indebtedness of any Note Party or any of its Subsidiaries;

(iii)  any Note Party or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against any Note Party or any of its Subsidiaries in an involuntary case,

(1) To be updated assuming the transaction closes after April 1.

(B) appoints a Custodian of any Note Party or any of its Subsidiaries or (C) orders the liquidation of any Note Party or any of its Subsidiaries;

(v)  a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against any Note Party or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and such Person will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(vi)  any Note Party breaches any material representation, warranty, covenant or other term or condition of any Note Transaction Document;

(vii)  any material breach or material failure in any respect to comply with Section 10 of this Note;

(viii)  any Note Party or any of its Subsidiaries shall fail to perform or comply in any material respect with any covenant or agreement contained in the Security Documents to which it is a party;

(ix)  any material provision of any Security Document (as determined by the Holder) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Note Party or any Subsidiary intended to be a party thereto (except the guaranty obligations of Vringo, Ltd. with respect to the Guaranty to which it is a party), or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Note Party or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Note Party or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(x)  any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected (except as otherwise provided by Section 5(n) of the Security Agreement) and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder for the benefit of the holders of the Notes on any Collateral (as defined in the Security Agreement) purported to be covered thereby;

(xi)  any material damage to, or loss, theft or destruction of, a material amount of Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Note Party or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

(b)  Redemption Right.  On and after a Default Date, with respect to this Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Default Date, the Holder may require the Company to redeem (an “Event of Default Redemption”) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem; provided, that, an Event of Default Redemption Notice may only be delivered so long as an Event of Default is continuing. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash at a price equal to 125% of the Redemption Amount to be redeemed (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 4(b)

are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5)  RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)  Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Note Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Note then outstanding held by such holder, having similar ranking and security to the Note, and satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Note.

(b)  Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Business Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”, and the date thereof, the “Change of Control Redemption Notice Date”) to the Company, which Change of Control Redemption Notice shall indicate the Redemption Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to 125% of the Redemption Amount to be redeemed. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 8 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6)  OPTIONAL REDEMPTION RIGHT.  From and after the date upon which (i) the Company and its Subsidiaries has more than $15,000,000 in the aggregate of cash and Cash Equivalents, the Holder may, within 10 days of receipt of the Optional Redemption Notice, require the Company to redeem up to 50% of the outstanding principal amount of this Note, (ii) the Company and its Subsidiaries has more than $20,000,000 in the aggregate of cash and Cash Equivalents, the Holder may, within 10 days of receipt of the

Optional Redemption Notice, require the Company to redeem up to 100% of the outstanding principal of this Note, (iii) the Company and its Subsidiaries receives proceeds in excess of $500,000 in the aggregate (for all such transactions after the Amendment and Restatement Date of this Note) from the issuance of any equity or indebtedness of the Company or any of its Subsidiaries (excluding any proceeds received upon the exercise of options or warrants which are outstanding on the day immediately preceding the Amendment and Restatement Date, provided that the terms of such options or warrants are not amended, modified or changed on or after the Amendment and Restatement Date), the Holder may, within 10 days of receipt of the Optional Redemption Notice, require the Company to redeem the outstanding principal under this Note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness (each such occurrence described in clauses (i) through (iii) above, an “Optional Redemption”), in each case by delivering written notice thereof (the “Optional Redemption Notice”) to the Company within the time periods set forth above, which Optional Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 6 shall be redeemed by the Company in cash at a price equal to 100% of the Redemption Amount to be redeemed (the “Optional Redemption Price”). Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 6, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.

(7)  NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(8)  REDEMPTIONS.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice (the “Event of Default Redemption Date”). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company’s receipt of such notice otherwise (such date, the “Change of Control Redemption Date”). The Company shall deliver the applicable Optional Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Optional Redemption Notice (the “Optional Redemption Date”). In the event of a redemption of less than all of the Redemption Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Redemption Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 13(d)) to the Holder representing such Redemption Amount to be redeemed. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Redemption Amount subject to such notice.

(9)  VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the laws of the State of Delaware, and as expressly provided in this Note.

(10)  COVENANTS.

(a)  Rank.  All payments due under this Note shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

(b)  Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c)  Existence of Liens.  So long as this Note is outstanding, the Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)  Restricted Payments.  The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)  Restriction on Redemption.  Until this Note has been redeemed or otherwise satisfied in accordance with its terms, the Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries) not, directly or indirectly, redeem or repurchase its capital stock without the prior express written consent of the Holder.

(f)  [Intentionally Omitted]

(g)  Intellectual Property.  The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries) not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries and the Parent and the Parent’s other Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

(h)  Preservation of Existence, Etc.  The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries to) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(i)  Maintenance of Properties, Etc.  The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries to) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(j)  Maintenance of Insurance.  The Company shall (and shall use its commercially reasonable efforts to cause the Parent and the Parent’s other Subsidiaries to) maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(11)  VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The consent of the Holder shall be required for any change or amendment to this Note.

(12)  TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

(13)  REISSUANCE OF THIS NOTE.

(a)  Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)  Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c)  Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)  Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(14)  TAXES.

(i)  Any and all payments made by the Corporation hereunder, including any on account of Interest or Late Charges, must be made by it without any a deduction or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) from a payment under this Note (a “Tax Deduction”), unless a Tax Deduction is required by law. If the Corporation is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the Holder promptly.

(ii)  If the Corporation is required to make a Tax Deduction from or in respect to any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount by which the sum payable would otherwise have to be increased (the “tax gross up amount”) to ensure that after making all required deductions (including deductions applicable to the tax gross-up amount) the Holder would receive an amount equal to the sum it would have received had no such Tax Deductions been made, (ii) the Company shall make such Tax Deductions and (iii) the Company shall pay the full amount withheld or deducted to the applicable governmental authority within the time required. As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iii)  The obligations of the Corporation under this Section 14 shall survive the termination of this Note and the payment of the Note and all other amounts payable hereunder.

(15)  REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Note Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)  PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(17)  CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18)  FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19)  DISPUTE RESOLUTION.  In the case of a dispute as to the determination of any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20)  NOTICES; PAYMENTS.

(a)  Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Innovate/Protect, Inc.
c/o Vringo, Inc.
44 West 28th Street
New York, NY 10001

Telephone:	(212) 571-1244
Facsimile:	(646) 214-7946
E-mail:	aberger@smartsearchlabs.com
Attention:	Chief Operating Officer

With a copy to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017

Telephone:	(212) 370-1300
Facsimile:	(212) 370-7889
E-mail:	bigrossman@egsllp.com
Attention:	Barry I. Grossman, Esq.

If to the Buyer:

Hudson Bay Master Fund Ltd.
c/o Hudson Bay Capital Management LP
777 Third Avenue, 30th Floor
New York, NY 10017

Telephone:	(212) 571-1244
Facsimile:	(646) 214-7946
E-mail:	investments@hudsonbaycapital.com operations@hudsonbaycapital.com
Attention:	Yoav Roth

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.
E-mail:	eleazer.klein@srz.com

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)  Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Note Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twenty four percent (24%) per annum from the Default Date due until the same is paid in full (“Late Charge”).

(21)  CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(22)  WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(23)  GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(24)  SEVERABILITY.  If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(25)  CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)  “Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)  “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(d)  “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(e)  “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within six months from the date of acquisition thereof.

(f)  “Common Stock” means the Company’s common stock, par value $0.0001 per share.

(g)  “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h)  “Default Date” means the date that is four (4) days after the Holder gives notice of the existence of an Event of Default that has occurred and continued for at least eight (8) days.

(i)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)  “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(k)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(l)  “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by

(or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(m)  “Interest Rate” means 0.46% per annum, subject to adjustment as set forth in Section 2.

(n)  “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other Note Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Note Transaction Documents.

(o)  “Note Party” means each of the Company, the Parent and each other Subsidiary of the Parent party to any Note Transaction Document.

(p)  “Note Transaction Documents” means this Note and the Security Documents.

(q)  “Parent” means Vringo, Inc., a Delaware corporation.

(r)  “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note, (ii) unsecured Indebtedness incurred by the Parent or any of its Subsidiaries that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (A) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (B) total interest and fees at a rate in excess of 8% per annum, (iii) Specified Indebtedness and (iv) Indebtedness secured by Permitted Liens described in clauses (ii), (iii), (iv) and (v) of the definition of Permitted Liens.

(s)  “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Parent or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Parent’s business, not interfering in any material respect with the business of the Parent and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(v) and (ix) Liens securing Specified Indebtedness as described in such definition.

(t)  “Permitted Senior Indebtedness” means the following Indebtedness (with applicable lien priorities which may be senior or junior, as the case may be and with payment priorities to the extent, but only to the extent, of any proceeds from the collateral which the holders of Permitted Senior

Indebtedness have a lien on and which lien is senior to the liens by which this Note is secured): (i) Indebtedness permitted under clause (iii) of the definition of Permitted Indebtedness and (ii) Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness.

(u)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(v)  “Public Company Date” means the date the shares of Common Stock of the Company (or its successor by merger, recapitalization, reorganization, or otherwise) are registered under the Exchange Act.

(w)  “Redemption Amount” means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charged with respect to such Principal and Interest.

(x)  “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices and the Optional Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(y)  “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price and the Optional Redemption Prices, each of the foregoing, individually, a Redemption Price.

(z)  “Security Documents” means (i) that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and among Parent and its Subsidiaries pursuant to which Parent and its Subsidiaries granted security interests in and liens on their assets in favor of the Buyer (as defined therein) to secure their respective obligations under the Note Transaction Documents, (ii) that certain Amended and Restated Guaranty, dated as of the date hereof, by and among Parent and certain of its Subsidiaries pursuant to which Parent and such Subsidiaries guaranteed all of the obligations of the Company under the Note Transaction Documents in favor of the Buyer, and (iii) any ancillary agreements, instruments and other documents relating to the enforcement or protection of the Collateral, including, agreements, instruments and other documents to create or further the attachment, perfection or priority of the liens on and security interests in the Collateral.

(aa)  “Specified Indebtedness” means, on or prior to the date that is 18 months after the first issuance of the Series A Preferred Stock (the “Series A Preferred Stock”) of the Parent to the Holder, Indebtedness, to the extent such Indebtedness (i) is issued or incurred with net proceeds to the Parent or (ii) will have an outstanding principal amount incurred plus accrued interest, as applicable, in an amount, individually or in the aggregate, up to $6,000,000 less the then outstanding principal amount of this Note; provided, that the Parent and its Subsidiaries shall be permitted to incur Indebtedness, provided, that the liens or other encumbrances, if any, on such Indebtedness cover only assets acquired after the initial issuance date of the Series A Preferred Stock, and the holder of such Indebtedness expressly subordinates to the holders of the Series A Preferred Stock with respect to assets owned by the Parent on or prior to such initial issuance date pursuant to a subordination agreement in form and substance reasonably satisfactory to the Required Holders (as defined in the instrument governing the Series A Preferred Stock).

(bb)  “Subscription Agreement” means that certain subscription agreement dated as of June 22, 2011 by and among the Company and the Holder pursuant to which the Company issued to the Holder this Note and certain shares of convertible preferred stock, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(cc)  “Subsidiary” means any entity in which the Parent, directly or indirectly, owns at least a majority of the voting stock or voting securities.

(dd)  “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

(ee)  “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(26)  DISCLOSURE.  Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note after the Public Company Date, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries. In addition, contemporaneously with the occurrence of either event described in Sections 6(i) or 6(ii), the Company shall publicly disclose the occurrence of such event (whether by press release or otherwise).

(27)  ASSUMPTION; AMENDMENT AND RESTATEMENT.  This Note amends and restates in its entirety the Senior Secured Note, dated June 22, 2011, as amended, originally made by the Company (as successor to Labrador Search Corporation) to the order of the Holder (the “Original Note”). This Note shall not in any way constitute (i) an extinguishment of the indebtedness of the Company under the Original Note, (ii) a release or other discharge of the Company from any of its obligations and liabilities under the Original Note or any documents related thereto, or (iii) a novation of the Original Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Amendment and Restatement Date set out above.

INNOVATE/PROTECT, INC.
By: Name: Title:

Exhibit I

FORM OF AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of [_______ __], 2012 (this “Agreement”), made by VRINGO, INC., a Delaware corporation (the “Company”), and each of its existing “Subsidiaries” (as defined in the Note defined below) as named on the signature pages hereto (collectively, the “Existing Subsidiaries”) and each other Subsidiary of the Company hereafter becoming party hereto (each individually referred to herein as a “New Subsidiary” and collectively as the “New Subsidiaries,” together with the Company and the Existing Subsidiaries, each a “Grantor” and, collectively, the “Grantors”), in favor of Hudson Bay Master Fund Ltd. (the “Buyer”).

WITNESSETH:

WHEREAS, Innovate/Protect, Inc., a Delaware corporation formerly known as Labrador Search Corporation (“I/P”), and the Buyer are parties to the Subscription Agreement, dated as of June 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Subscription Agreement”), pursuant to which I/P sold, and the Buyer purchased the Senior Secured Note in the original principal amount of $3,200,000 (as such note may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms thereof, the “Note”);

WHEREAS, pursuant to a Pledge and Security Agreement dated as of June 22, 2011 (as amended or supplemented prior to the date hereof, the “Existing Security Agreement”), I/P, I/P Engine, Inc., a Virginia corporation formerly known as Smart Search Labs, Inc. (“I/P Engine”), I/P Labs, Inc., a Delaware corporation formerly known as Scottish Terrier Capital, Inc. (“I/P Labs” and together with I/P, I/P Engine, each individually referred to herein as an “Existing Grantor” and collectively as the “Existing Grantors”), granted liens and security interests in the collateral described therein to the Buyer as security for the Existing Grantors’ obligations under, among other things, the Subscription Agreement, the Note issued pursuant thereto and the other “Transaction Documents” (as defined in the Subscription Agreement), and has agreed to continue to secure certain of the Existing Grantor’s obligations thereunder pursuant to this amended and restated Agreement;

WHEREAS, the Company, I/P and Vringo Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, have entered into that certain Agreement and Plan of Merger, dated as of March [__], 2012 (the “Merger Agreement”) pursuant to which, among other things, I/P shall be merged with and into Merger Sub (the “Merger Transaction”);

WHEREAS, the Company, as part of the Merger Transaction, has agreed to grant liens on and security interest in the collateral described hereunder, and the Company has agreed to cause Vringo, Ltd., an Israeli corporation (“Vringo Israel”), and Vringo Israel has agreed, to grant liens on and security interest in the collateral described hereunder;

WHEREAS, it is a condition precedent to the Buyer entering into certain transactions more fully described in the Merger Agreement that (i) the Existing Grantors confirm, ratify and reaffirm the liens on and security interests granted pursuant to the Existing Security Agreement in all personal property of each of the Existing Grantors to secure the obligations under the Note, and the other Note Transaction Documents, and (ii) the Company and each of the New Subsidiaries (each individually referred to herein as a “New Grantor” and collectively as the “New Grantors”), grant to the Buyer a security interest in all personal property of each of the New Subsidiaries to secure I/P’s obligations under the Note and the other Note Transaction Documents, and that each future Subsidiary of the Company becomes a party to this Agreement;

WHEREAS, each of the Existing Subsidiaries, the Company and each other Grantor are or will be mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with the credit needed from time to time by one often being provided through financing obtained by the other and the ability to obtain such financing being dependent on the successful operations of each of the Existing Subsidiaries, the Company and each other Grantor and the Note; and

WHEREAS, the Company and each other Grantor has determined that the execution, delivery and performance of this Agreement directly benefits, and are in the best interest of the Company and each other Grantor; and

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Buyer to perform under the Debt Assumption Agreement, each Grantor agrees with the Buyer as follows:

SECTION 1.  Definitions.

(a)  Reference is hereby made to the Note for a statement of the terms thereof. All terms used in this Agreement and the recitals hereto which are defined in the Note or in Articles 8 or 9 of the Uniform Commercial Code (the “Code”) as in effect from time to time in the State of New York, and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Buyer may otherwise determine.

(b)  The following terms shall have the respective meanings provided for in the Code: “Accounts”, “Cash Proceeds”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Security”, “Record”, “Security Account”, “Software”, and “Supporting Obligations”.

(c)  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Collateral” shall have the meaning set forth in Section 2 hereof.

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any copyright (including, without limitation, all Copyright Licenses set forth in Schedule II hereto).

“Copyrights” means all domestic and foreign copyrights, whether registered or not, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression, acquired or used by any Grantor (including, without limitation, all copyrights described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Event of Default” means (i) any defined event of default under any one or more of the Note Transaction Documents, in each instance, after giving effect to any notice, grace, or cure periods provided for in the applicable Note Transaction Document, (ii) the failure by the Company to pay any amounts when due under the Note or any other Note Transaction Document, or (iii) the breach of any representation, warranty or covenant by any Grantor under this Agreement.

“Existing Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Guaranty” means the Amended and Restated Guaranty, dated as of the date hereof, by the Existing Subsidiaries in favor of the Buyer.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code (Chapter 11 of Title 11 of the United States Code) or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means the Copyrights, Trademarks and Patents.

“Licenses” means the Copyright Licenses, the Trademark Licenses and the Patent Licenses.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Obligations” shall have the meaning set forth in Section 3 hereof.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule II hereto).

“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, of any Grantor, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Permitted Liens” shall have the meaning as ascribed to such term in the Note.

“Pledged Debt” means the indebtedness described in Schedule VII hereto and all indebtedness from time to time owned or acquired by a Grantor, the promissory notes and other Instruments evidencing any or all of such indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, capital stock, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

“Pledged Interests” means, collectively, (a) the Pledged Debt, (b) the Pledged Shares and (c) all security entitlements in any and all of the foregoing.

“Pledged Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Pledged Shares” means (a) the shares of capital stock or other equity interests described in Schedule VIII hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule VIII (the “Existing Issuers”), (b) the shares of capital stock or other equity interests at any time and from time to time acquired by a Grantor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and each individually as a “Pledged Issuer”), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, and (c) the certificates representing such shares of capital stock, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, capital stock, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such capital stock.

“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Grantor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule II hereto).

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by any Grantor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of any Grantor relating to the distribution of products and services in connection with which any of such marks are used.

SECTION 2.  Grant of Security Interest.  As collateral security for all of the Obligations, each New Grantor hereby pledges and assigns to the Buyer and grants to the Buyer a continuing security interest in, all personal property of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (collectively, the “Collateral”), including, without limitation, the following:

(a)  all Accounts;

(b)  all Chattel Paper (whether tangible or electronic);

(c)  the Commercial Tort Claims specified on Schedule VI hereto;

(d)  all Deposit Accounts (including, without limitation, all cash, and all other property from time to time deposited therein and the monies and property in the possession or under the control of the Buyer or any affiliate, representative, agent or correspondent of the Buyer;

(e)  all Documents;

(f)  all Equipment;

(g)  all Fixtures;

(h)  all General Intangibles (including, without limitation, all Payment Intangibles);

(i)  all Goods;

(j)  all Instruments (including, without limitation, Promissory Notes and each certificated Security);

(k)  all Inventory;

(l)  all Investment Property;

(m)  all Copyrights, Patents and Trademarks, and all Licenses;

(n)  all Letter-of-Credit Rights;

(o)  all Supporting Obligations;

(p)  all Pledged Interests;

(q)  all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, desks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 or are otherwise necessary or helpful in the collection or realization thereof; and

(r)  all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Each Existing Grantor hereby confirms, ratifies and reaffirms that the liens on and security interests granted pursuant to the Existing Security Agreement are continuing and are and shall remain unimpaired and continue to constitute fully perfected, first priority Liens in favor of the Buyer, with the same force, effect and priority in effect both immediately prior to and after entering into this Security Agreement and the other Transaction Documents entered into on or as of the date hereof. Each Existing Grantor hereby confirms and agrees that such Liens granted pursuant to the Existing Security Agreement will continue to secure all of the Obligations.

SECTION 3.  Security for Obligations.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (collectively, the “Obligations”):

(a)  the prompt payment by each Grantor, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Note, the Guaranty and the other Note Transaction Documents, including, without limitation, (A) all principal of and interest on the Note (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Grantor, whether or not the payment of such interest is unenforceable or is not allowable due to the existence of such Insolvency Proceeding), and (B) all amounts from time to time owing by such Grantor under the Guaranty; and

(b)  the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of any of the Note Transaction Documents for so long as the Note are outstanding.

SECTION 4.  Representations and Warranties.  Each Grantor (that is not an Existing Grantor) represents and warrants as to itself as follows:

(a)  Schedule I hereto sets forth (i) the exact legal name of such Grantor, and (ii) the organizational identification number of such Grantor or states that no such organizational identification number exists.

(b)  There is no pending or written notice threatening any action, suit, proceeding or claim affecting such Grantor before any governmental authority or any arbitrator, or any order, judgment or award by any governmental authority or arbitrator, that may adversely affect the grant by such Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral, or the exercise by the Buyer of any of its rights or remedies hereunder.

(c)  All Federal, state and local tax returns and other reports required by applicable law to be filed by such Grantor have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon such Grantor or any property of such Grantor (including, without limitation, all federal income and social security taxes on employees’ wages) and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with generally accepted accounting principles consistently applied (“GAAP”).

(d)  All Equipment, Fixtures, Goods and Inventory of such Grantor now existing are, and all Equipment, Fixtures, Goods and Inventory of such Grantor hereafter existing will be, located and/or based at the addresses specified therefor in Schedule III hereto, except that such Grantor will give the Buyer not less than 30 days’ prior written notice of any change of the location of any such Collateral, other than to locations set forth on Schedule III and with respect to which the Buyer has filed financing statements and otherwise fully perfected its Liens thereon, subject to Section 5(n) hereof. Such Grantor’s chief place of business and chief executive office, the place where such Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule III hereto. None of the Accounts is evidenced by Promissory Notes or other Instruments. Set forth in Schedule IV hereto is a complete and accurate list, as of the date of this Agreement, of (i) each Promissory Note, Security and other Instrument owned by each Grantor and (ii) each Deposit Account, Securities Account and Commodities Account of each Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account. Set forth in Schedule II hereto is a complete and correct list of each trade name used by each Grantor and the name of, and each trade name used by, each person from which such Grantor has acquired any substantial part of the Collateral.

(e)  Such Grantor has delivered or made available to the Buyer complete and correct copies of each License described in Schedule II hereto, including all schedules and exhibits thereto, which represents all of the Licenses existing on the date of this Agreement. Each such License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of such Grantor or any of its affiliates in respect thereof. Each material License now existing is, and any material License entered into in the future will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, suretyship or other similar laws and equitable principles (regardless of whether enforcement is sought in equity or in law). No default under any material License by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party.

(f)  Such Grantor owns and controls, or otherwise possesses adequate rights to use, all Trademarks, Patents and Copyrights, which are the only trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity necessary to conduct its business in substantially the same manner as conducted as of the date hereof. Schedule II hereto sets forth a true and complete list of all registered copyrights, issued patents, Trademarks (including, without limitation, any Internet domain names and the registrar of each such Internet domain name), and Licenses annually owned or used by such Grantor as of the date hereof. To the best knowledge of each Grantor, all such Intellectual Property of such Grantor is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as set forth in Schedule II, no such Intellectual Property is the subject of any licensing or franchising agreement. Such Grantor has no knowledge of any conflict with the rights of others to any Intellectual Property and, to the best knowledge of such Grantor, such Grantor is not now infringing or in conflict with any such rights of others in any material respect, and to the best knowledge of such Grantor, no other Person is now infringing or in conflict in any material respect with any such properties, assets and rights owned or used by such Grantor. Such Grantor has not received any notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party.

(g)  Such Grantor is and will be at all times the sole and exclusive owner of, or otherwise has and will have adequate rights in, the Collateral free and clear of any Liens, except for Permitted Liens on any Collateral. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except (A) such as may have been filed in favor of the Buyer relating to this Agreement, subject to Section 5(n) hereof, and (B) such as may have been filed to perfect any Permitted Liens.

(h)  The exercise by the Buyer of any of its rights and remedies hereunder will not contravene any law or any contractual restriction binding on or otherwise affecting such Grantor or any of its properties and will not result in or require the creation of any Lien, upon or with respect to any of its properties.

(i)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body, or any other Person, is required for (i) the grant by such Grantor or any perfection of the security interest which may be created hereby in the Collateral pursuant to Section 5(n), or (ii) the exercise by the Buyer of any of its rights and remedies hereunder, except (A) for the filing under the Uniform Commercial Code as in effect in the applicable jurisdiction of any financing statements which may be filed pursuant to Section 5(n) hereof.

(j)  This Agreement creates in favor of the Buyer a legal, valid and enforceable (except to the extent such enforceability may be affected by the fact that it is not perfected) security interest in the Collateral, as security for the Obligations.

(k)  As of the date hereof, such Grantor does not hold any Commercial Tort Claims nor is aware of any such pending claims, except for such claims described in Schedule VI.

SECTION 5.  Covenants as to the Collateral.  Subject in all respects to Section 5(n), so long as any of the Obligations shall remain outstanding, unless the Buyer shall otherwise consent in writing:

(a)  Further Assurances.  Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that the Buyer may reasonably request in order to: (i) perfect and protect the security interest purported to be created hereby; (ii) enable the Buyer to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise effect the purposes of this Agreement, including, without limitation: (A) marking conspicuously all Chattel Paper and each License and, at the request of the Buyer, each of its Records pertaining to the Collateral with a legend, in form and substance satisfactory to the Buyer, indicating that such Chattel Paper, License or Collateral is subject to the security interest created hereby, (B) delivering and pledging to the Buyer hereunder each Promissory Note, Security, Chattel Paper or other Instrument, now or hereafter owned by such Grantor, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Buyer, (C) executing and filing (to the extent, if any, that such Grantor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, as may be necessary or desirable or that the Buyer may request in order to perfect and preserve the security interest purported to be created hereby, (D) furnishing to the Buyer from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral in each case as the Buyer may reasonably request, all in reasonable detail, (E) if any Collateral shall be in the possession of a third party, notifying such Person of the Buyer’s security interest created hereby and obtaining a written acknowledgment from such Person that such Person holds possession of the Collateral for the benefit of the Buyer, which such written acknowledgement shall be in form and substance satisfactory to the Buyer, (F) if at any time after the date hereof, such Grantor acquires or holds any Commercial Tort Claim, promptly notifying the Buyer in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Buyer a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to the Buyer, (G) upon the acquisition after the date hereof by such Grantor of any motor vehicle or other Equipment subject to a certificate of title or ownership (other than a Motor Vehicle or Equipment that is subject to a purchase money security interest), causing the Buyer to be listed as the lienholder on such certificate of title or ownership and delivering evidence of the same to the Buyer; and (H) taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable, in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

(b)  Location of Equipment and Inventory.  Each Grantor will keep the Equipment and Inventory at the locations specified therefor in Section 4(g) hereof or, upon not less than thirty (30) days’ prior written notice to the Buyer accompanied by a new Schedule V hereto indicating each new location of the Equipment and Inventory, at such other locations in the United States.

(c)  Condition of Equipment.  Each Grantor will maintain or cause the Equipment (necessary or useful to its business) to be maintained and preserved in good condition, repair and working order, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any Equipment of such Grantor within a commercially reasonable time after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice, or which the Buyer may reasonably request to such end. Such Grantor will promptly furnish to the Buyer a statement describing in reasonable detail any such loss or damage in excess of $25,000 to any Equipment.

(d)  Taxes, Etc.  Each Grantor agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof.

(e)  Insurance.

(i)  Each Grantor will, at its own expense, maintain insurance (including, without limitation, commercial general liability and property insurance) with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any governmental authority having jurisdiction with respect thereto or as is carried by such Grantor as of the date hereof and in any event, in amount, adequacy and scope reasonably satisfactory to the Buyer. Each such policy for liability insurance shall provide for all losses to be paid on behalf of the Buyer and such Grantor as their respective interests may appear, and each policy for property damage insurance shall provide for all losses to be adjusted with, and paid directly to, the Buyer. Each such policy shall in addition (A) name the Buyer as an additional insured party thereunder (without any representation or warranty by or obligation upon the Buyer) as their interests may appear, (B) contain an agreement by the insurer that any loss thereunder shall be payable to the Buyer on its own account notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (C) provide that there shall be no recourse against the Buyer for payment of premiums or other amounts with respect thereto, and (D) provide that at least 30 days’ prior written notice of cancellation, lapse, expiration or other adverse change shall be given to the Buyer by the insurer. Such Grantor will, if so requested by the Buyer, deliver to the Buyer original or duplicate policies of such insurance and, as often as the Buyer may reasonably request, a report of a reputable insurance broker with respect to such insurance. Such Grantor will also, at the request of the Buyer, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

(ii)  Reimbursement under any liability insurance maintained by a Grantor pursuant to this Section 5(e) may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to Equipment or Inventory, any proceeds of insurance maintained by a Grantor pursuant to this Section 5(e) shall be paid to the Buyer (except as to which paragraph (iii) of this Section 5(e) is not applicable), such Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by such Grantor pursuant to this Section 5(e) shall be paid by the Buyer to such Grantor as reimbursement for the costs of such repairs or replacements.

(iii)  All insurance payments in respect of such Equipment or Inventory shall be paid to the Buyer and applied as specified in Section 7(b) hereof.

(f)  Provisions Concerning the Accounts and the Licenses.

(i)  Each Grantor will (A) give the Buyer at least 30 days’ prior written notice of any change in such Grantor’s name, identity or organizational structure, (B) maintain its jurisdiction of incorporation as set forth in Section 4(b) hereto, (C) immediately notify the Buyer upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number, and (D) keep adequate records concerning the Accounts and Chattel Paper and permit representatives of the Buyer during normal business hours on reasonable notice to such Grantor, to inspect and make abstracts from such Records and Chattel Paper.

(ii)  Each Grantor will, except as otherwise provided in this subsection (f), continue to collect, at its own expense, all amounts due or to become due under the Accounts. In connection with such collections, such Grantor may (and, at the Buyer’s direction, will) take such action as such Grantor or the Buyer may deem necessary or advisable to enforce collection or performance of the Accounts; provided, however, that the Buyer shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to the Buyer and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Buyer or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by a Grantor of a notice from the Buyer that the Buyer has notified, intends to notify, or has enforced or intends to enforce a Grantor’s rights against the account debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Buyer hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Buyer in the same form as so received (with any necessary endorsement) to be held as cash collateral and applied as specified in Section 7(b) hereof, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon. In addition, upon the occurrence and during the continuance of an Event of Default, the Buyer may (in its sole and absolute discretion) direct any or all of the banks and financial institutions with which such Grantor either maintains a Deposit Account or a lockbox or deposits the proceeds of any Accounts to send immediately to the Buyer by wire transfer (to such account as the Buyer shall specify, or in such other manner as the Buyer shall direct) all or a portion of such securities, cash, investments and other items held by such institution. Any such securities, cash, investments and other items so received by the Buyer shall (in the sole and absolute discretion of the Buyer) be held as additional Collateral for the Obligations or distributed in accordance with Section 7 hereof.

(iii)  Upon the occurrence and during the continuance of any breach or default under any material License referred to in Schedule II hereto by any party thereto other than a Grantor, the Grantor party thereto will, promptly after obtaining knowledge thereof, give the Buyer written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto and thereafter will take reasonable steps to protect and preserve its rights and remedies in respect of such breach or default, or will obtain or acquire an appropriate substitute License.

(iv)  Each Grantor will, at its expense, promptly deliver to the Buyer a copy of each notice or other communication received by it by which any other party to any material License referred to in Schedule II hereto purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by such Grantor thereto.

(v)  Each Grantor will exercise promptly and diligently each and every right which it may have under each material License (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each material License and will take all action reasonably necessary to maintain such Licenses in full force and effect. No Grantor will, without the prior written consent of the Buyer, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any material License referred to in Schedule II hereto.

(g)  Transfers and Other Liens.

(i)  No Grantor will sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the Collateral, except (A) Inventory in the ordinary course of business, (B) worn-out or obsolete assets not necessary to the business, and (C) Accounts solely in accordance with the terms and conditions of the Factoring Agreement.

(ii)  No Grantor will create, suffer to exist or grant any Lien upon or with respect to any Collateral other than a Permitted Lien.

(h)  Intellectual Property.

(i)  Except as otherwise set forth herein, if applicable, each Grantor shall, upon the Buyer’s written request, duly execute and delivered the applicable Assignment for Security in the form attached hereto as Exhibit A. Each Grantor (either itself or through licensees) will, and will cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices and markings and using the Trademarks on each applicable trademark class of goods in order to so maintain the Trademarks in full force and free from any claim of abandonment for non-use, and such Grantor will not (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated; provided, however, that so long as no Event of Default has occurred and is continuing, such Grantor shall not have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any product or work, that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Agreement or (C) that is substantially the same as another Intellectual Property that is in full force, so long the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Agreement. Each Grantor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property (other than the Intellectual Property described in the proviso to the immediately preceding sentence), including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees in the ordinary course of business. If any Intellectual Property (other than Intellectual Property described in the proviso to the first sentence of subsection (i) of this clause (h)) is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, such Grantor shall (x) upon learning of such infringement, misappropriation, dilution or other violation, promptly notify the Buyer and (y) to the extent such Grantor shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as such Grantor shall deem appropriate under the circumstances to protect such Intellectual Property. Each Grantor shall furnish to the Buyer from time to time upon its request statements and schedules further identifying and describing the Intellectual Property and Licenses and such other reports in connection with the

Intellectual Property and Licenses as the Buyer may reasonably request, all in reasonable detail and promptly upon request of the Buyer, following receipt by the Buyer of any such statements, schedules or reports, such Grantor shall modify this Agreement by amending Schedule II hereto, as the case may be, to include any Intellectual Property and License, as the case may be, which becomes part of the Collateral under this Agreement and shall execute and authenticate such documents and do such acts as shall be necessary or, in the judgment of the Buyer, desirable to subject such Intellectual Property and Licenses to the Lien and security interest created by this Agreement. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, such Grantor may not abandon or otherwise permit any Intellectual Property to become invalid without the prior written consent of the Buyer, and if any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, such Grantor will take such action as the Buyer shall deem appropriate under the circumstances to protect such Intellectual Property.

(ii)  In no event shall a Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Trademark or Copyright or the issuance of any Patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof unless it gives the Buyer prior written notice thereof. Upon request of the Buyer, but except as otherwise set forth herein, each Grantor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers as the Buyer may reasonably request to evidence the Buyer’s security interest hereunder in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby appoints the Buyer its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations).

(iii)  Upon the Buyer’s request, each Grantor shall cause each domain registrar where any of such Grantor’s Internet domain names are registered, whether as of the date of this Agreement or at any time hereafter, to execute and deliver to the Buyer a domain name control agreement, in form and substance reasonably satisfactory to the Buyer, duly executed by such Grantor and such domain registrar, or enter into other arrangements in form and substance satisfactory to the Buyer, pursuant to which such domain registrar shall irrevocably agree, inter alia, that (i) it will comply at any time with the instructions originated by the Buyer to such domain registrar directing substitution of the Buyer or its designee as the registered owner of such Internet domain names, without further consent of such Grantor, which instructions the Buyer will not give to such domain registrar in the absence of a continuing Event of Default.

(i)  Deposit, Commodities and Securities Accounts.  Upon the Buyer’s request, each Grantor shall cause each bank and other financial institution with an account referred to in Schedule IV hereto to execute and deliver to the Buyer a control agreement, in form and substance reasonably satisfactory to the Buyer, duly executed by such Grantor and such bank or financial institution, or enter into other arrangements in form and substance satisfactory to the Buyer, pursuant to which such institution shall irrevocably agree, inter alia, that (i) it will comply at any time with the instructions originated by the Buyer to such bank or financial institution directing the disposition of cash, Commodity Contracts, securities, Investment Property and other items from time to time credited to such account, without further consent of such Grantor, which instructions the Buyer will not give to such bank or other financial institution in the absence of a continuing Event of Default, (ii) all cash, Commodity Contracts, securities, Investment Property and other items of such Grantor deposited with such institution shall be subject to a perfected, first priority security interest in favor of the Buyer, (iii) any right of set off, banker’s Lien or other similar Lien, security interest or encumbrance shall be fully waived as against the Buyer, and (iv) upon receipt of written notice from the Buyer during the continuance of an Event of

Default, such bank or financial institution shall immediately send to the Buyer by wire transfer (to such account as the Buyer shall specify, or in such other manner as the Buyer shall direct) all such cash, the value of any Commodity Contracts, securities, Investment Property and other items held by it. Without the prior written consent of the Buyer, such Grantor shall not make or maintain any Deposit Account, Commodity Account or Securities Account except for the accounts set forth in Schedule IV hereto. The provisions of this paragraph 5(i) shall not apply to (i) Deposit Accounts for which the Buyer is the depositary and (ii) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s salaried employees.

(j)  Motor Vehicles.

(i)  Upon the Buyer’s written request, each Grantor shall deliver to the Buyer originals of the certificates of title or ownership for all motor vehicles owned by it with the Buyer listed as lienholder.

(ii)  Each Grantor hereby appoints the Buyer as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (A) executing on behalf of such Grantor title or ownership applications for filing with appropriate state agencies to enable motor vehicles now owned or hereafter acquired by such Grantor to be retitled and the Buyer listed as lienholder thereof, (B) filing such applications with such state agencies, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Grantor as the Buyer may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, for the purpose of creating in favor of the Buyer a perfected Lien on the motor vehicles and exercising the rights and remedies of the Buyer hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations).

(iii)  Any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each motor vehicle covered thereby.

(iv)  So long as no Event of Default shall have occurred and be continuing, upon the request of such Grantor, the Buyer shall execute and deliver to such Grantor such instruments as such Grantor shall reasonably request to remove the notation of the Buyer as lienholder on any certificate of title for any motor vehicle; provided, however, that any such instruments shall be delivered, and the release effective, only upon receipt by the Buyer of a certificate from such Grantor stating that such motor vehicle is to be sold or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss) and the amount that such Grantor will receive as sale proceeds or insurance proceeds. Any proceeds of such sale or casualty loss shall be paid to the Buyer hereunder immediately upon receipt, to be applied to the Obligations then outstanding.

(k)  Control.  Each Grantor hereby agrees to take any or all action that may be necessary or desirable or that the Buyer may request in order for the Buyer to obtain control in accordance with Sections 9-105 – 9-107 of the Code with respect to the following Collateral: (i) Electronic Chattel Paper, (ii) Investment Property, (iii) Pledged Interests and (iv) Letter-of-Credit Rights.

(l)  Inspection and Reporting.  Each Grantor shall permit the Buyer, or any agent or representatives thereof or such professionals or other Persons as the Buyer may designate, not more than once a year in the absence of an Event of Default, (i) to examine and make copies of and abstracts from such Grantor’s records and books of account, (ii) to visit and inspect its properties, (iii) to verify materials, leases, Instruments, Accounts, Inventory and other assets of such Grantor from time to time, (iii) to conduct audits, physical counts, appraisals and/or valuations, examinations at the locations of such Grantor. Each Grantor shall also permit the Buyer, or any agent or representatives thereof or such professionals or other

Persons as the Buyer may designate to discuss such Grantor’s affairs, finances and accounts with any of its officers subject to the execution by the Buyer or its designee(s) of a mutually agreeable confidentiality agreement.

(m)  Future Subsidiaries.  If any Grantor shall hereafter create or acquire any Subsidiary, simultaneously with the creation of acquisition of such Subsidiary, such Grantor shall cause such Subsidiary to become a party to this Agreement as an additional “Grantor” hereunder, and to duly execute and/or deliver such opinions of counsel and other documents, in form and substance acceptable to the Buyer, as the Buyer shall reasonably request with respect thereto.

(n)  The Company and Vringo Israel.  Notwithstanding anything contained in this Agreement, the Company and Vringo Israel shall not be required to take any action, including, without limitation, to perfect any lien on or security interest in, or otherwise protect or enforce the rights of the Buyer in, the Collateral, provided that, on and after the Default Date and so long as an Event of Default is continuing, the Buyer, in its sole discretion, may require the Company or Vringo Israel to take any and all actions necessary or desirable in order to perfect its liens on and security interests in the Collateral and otherwise, to comply with the other covenants related to actions to be taken in respect of further insuring the attachment, perfection and priority of, or the ability of the Buyer to enforce the security interests in, the Collateral.

SECTION 6.  Additional Provisions Concerning the Collateral.  Subject to Section 5(n)

(a)  Each Grantor hereby (i) authorizes the Buyer to file one or more Uniform Commercial Code financing or continuation statements, and amendments thereto, relating to the Collateral, and (ii) ratifies such authorization to the extent that the Buyer has filed any such financing or continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b)  Each Grantor hereby irrevocably appoints the Buyer as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Buyer’s discretion, so long as an Event of Default shall have occurred and is continuing, to take any action and to execute any instrument which the Buyer may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of such Grantor under Section 5 hereof), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Buyer pursuant to Section 5(e) hereof, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) or (ii) above, (iv) to file any claims or take any action or institute any proceedings which the Buyer may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Buyer with respect to any Collateral, and (v) to execute assignments, licenses and other documents to enforce the rights of the Buyer with respect to any Collateral. This power is coupled with an interest and is irrevocable until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations).

(c)  For the purpose of enabling the Buyer to exercise rights and remedies hereunder, at such time as the Buyer shall be lawfully entitled to exercise such rights and remedies upon and during an Event of Default, and for no other purpose, each Grantor hereby grants to the Buyer, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Notwithstanding anything contained herein to the contrary, so long as no Event of Default shall have occurred and be continuing, such Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of

Default shall have occurred and be continuing, the Buyer shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property). Further, upon the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations), the Buyer (subject to Section 10(e) hereof) shall release and reassign to such Grantor all of the Buyer’s right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever. The exercise of rights and remedies hereunder by the Buyer shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by such Grantor in accordance with the second sentence of this clause (c). Each Grantor hereby releases the Buyer from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Buyer under the powers of attorney granted herein other than actions taken or omitted to be taken through the Buyer’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d)  If a Grantor fails to perform any agreement contained herein, the Buyer may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Buyer, and the expenses of the Buyer incurred in connection therewith shall be payable by such Grantor pursuant to Section 8 hereof and shall be secured by the Collateral.

(e)  The powers conferred on the Buyer hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Buyer shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(f)  Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Buyer of any of its rights hereunder shall not release such Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Buyer shall not have any obligation or liability by reason of this Agreement under the Licenses or with respect to any of the other Collateral, nor shall the Buyer be obligated to perform any of the obligations or duties of such Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 7.  Remedies Upon Event of Default.  If any Event of Default shall have occurred and be continuing:

(a)  The Buyer may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Buyer’s name or into the name of its nominee or nominees (to the extent the Buyer has not theretofore done so) and thereafter receive, for the benefit of the Buyer, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Buyer forthwith, assemble all or part of its respective Collateral as directed by the Buyer and make it available to the Buyer at a place or places to be designated by the Buyer that is reasonably convenient to both parties, and the Buyer may enter into and occupy any premises owned or leased by such Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Buyer’s rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Buyer’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Buyer may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Buyer may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of its respective Collateral shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale or other disposition of its respective Collateral is to be made shall constitute reasonable notification. The Buyer shall not be obligated to make any sale or other disposition of any Collateral regardless of notice of sale having been given. The Buyer may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Buyer arising by reason of the fact that the price at which its respective Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Buyer accepts the first offer received and does not offer such Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of such Collateral be marshalled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of its respective Collateral by the Buyer shall be made without warranty, (ii) the Buyer may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely effect the commercial reasonableness of any such sale of Collateral. In addition to the foregoing, (1) upon written notice to any Grantor from the Buyer, such Grantor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (2) the Buyer may, at any time and from time to time, upon 10 days’ prior notice to such Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Buyer shall in its sole discretion determine to the extent consistent with any restrictions or conditions imposed upon such Grantor with respect to such Intellectual Property by license or other contractual arrangement; and (3) the Buyer may, at any time, pursuant to the authority granted in Section 6 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of such Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b)  Any cash held by the Buyer as Collateral and all Cash Proceeds received by the Buyer in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Buyer, be held by the Buyer as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Buyer pursuant to Section 8 hereof) in whole or in part by the Buyer against, all or any part of the Obligations in such order as the Buyer shall elect. Any surplus of such cash or Cash Proceeds held by the Buyer and remaining after the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(c)  In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Buyer is legally entitled, each Grantor shall be liable for the deficiency, together with interest thereon at the highest rate specified in any of the applicable Note Transaction Documents for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Buyer to collect such deficiency.

(d)  Each Grantor hereby acknowledges that if the Buyer complies with any applicable state, provincial, or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(e)  The Buyer shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Buyer’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that each Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Buyer’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, such Grantor hereby irrevocably waives the benefits of all such laws.

SECTION 8.  Indemnity and Expenses.

(a)  Each Grantor agrees, jointly and severally, to defend, protect, indemnify and hold the Buyer harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable legal fees, costs, expenses, and disbursements of such Person’s counsel) to the extent that they arise out of or otherwise result from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from such Person’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b)  Each Grantor agrees, jointly and severally, to upon demand pay to the Buyer the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Buyer and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Buyer), which the Buyer may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Buyer hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 9.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to a Grantor at its address specified below and if to the Buyer to it, at its address specified below; or as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 9. All such notices and other communications shall be effective (a) if sent by certified mail, return receipt requested, when received or five days after deposited in the mails, whichever occurs first, (b) if telecopied, when transmitted (during normal business hours) and confirmation is received, otherwise, the day after the notice was transmitted if confirmation is received, or (c) if delivered, upon delivery.

SECTION 10.  Miscellaneous.

(a)  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by each Grantor and the Buyer, and no waiver of any provision of this Agreement, and no consent to any departure by a Grantor therefrom, shall be effective unless it is in writing and signed by the Buyer, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)  No failure on the part of the Buyer to exercise, and no delay in exercising, any right hereunder or under any of the other Note Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Buyer provided herein and in the other Note Transaction Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Buyer under any of the other Note Transaction Documents against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any of the other Note Transaction Documents against such party or against any other Person, including but not limited to, any Grantor.

(c)  To the extent permitted by applicable law, each Grantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Buyer exhaust any right or take any action against any other Person or any Collateral. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10(c) is knowingly made in contemplation of such benefits. The Grantors hereby waive any right to revoke this Agreement, and acknowledge that this Agreement is continuing in nature and applies to all Obligations, whether existing now or in the future.

(d)  No Grantor may exercise any rights that it may now or hereafter acquire against any other Grantor that arise from the existence, payment, performance or enforcement of any Grantor’s obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Buyer against any Grantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Grantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations). If any amount shall be paid to a Grantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations), such amount shall be held in trust for the benefit of the Buyer and shall forthwith be paid to the Buyer to be credited and applied to the Obligations and all other amounts payable under the Note Transaction Documents, whether matured or unmatured, in accordance with the terms of the Note Transaction Documents, or to be held as Collateral for any Obligations or other amounts payable under the Note Transaction Documents thereafter arising.

(e)  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations), and (ii) be binding on each Grantor and all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the Code and shall inure, together with all rights and remedies of the Buyer hereunder, to the benefit of the Buyer and its respective permitted successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, without notice to any Grantor, the Buyer may assign or otherwise transfer its rights and obligations under this Agreement and any of the other Note Transaction Documents, to any other Person and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Buyer herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to the Buyer shall mean the assignee of the Buyer. None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Buyer, and any such assignment or transfer without the consent of the Buyer shall be null and void.

(g)  Upon the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations), (i) this Agreement and the security interests created hereby shall terminate and all rights to the Collateral shall revert to the respective Grantor that granted such security interests hereunder, and (ii) the Buyer will, upon such Grantor’s request and at such Grantor’s expense, (A) return to such Grantor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (B) execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

(h)  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(i)  ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(j)  EACH GRANTOR AND (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS AGREEMENT) THE HOLDER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER NOTE TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR OTHER ACTION OF THE PARTIES HERETO.

(k)  Nothing contained herein shall affect the right of the Buyer to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Grantor or any property of such Grantor in any other jurisdiction.

(l)  Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(m)  Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(n)  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same Agreement.

(o)  The parties hereto hereby acknowledge and agree that this Agreement shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Existing Security Agreement and shall not extinguish or release any Grantor from any liability under the Existing Security Agreement or otherwise constitute a novation of its obligations thereunder.

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IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

VRINGO, INC., a Delaware corporation
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271
Facsimile: (646) 214-7946

INNOVATE/PROTECT, INC., a Delaware corporation formerly known as Labrador Search Corporation
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271
Facsimile: (646) 214-7946

Vringo Pledge and Security Agreement

I/P LABS, INC., a Delaware corporation formerly known as Scottish Terrier Capital, Inc.
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271
Facsimile: (646) 214-7946

I/P ENGINE, INC., a Virginia corporation formerly known as Smart Search Labs, Inc.
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271
Facsimile: (646) 214-7946

Vringo Pledge and Security Agreement

VRINGO, LTD., an Israeli corporation
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271
Facsimile: (646) 214-7946

Vringo Pledge and Security Agreement

ACCEPTED BY:
HUDSON BAY MASTER FUND LTD., as Buyer
By: Name: Title: Address:

Vringo Pledge and Security Agreement

Exhibit J

FORM OF AMENDED AND RESTATED GUARANTY

AMENDED AND RESTATED GUARANTY, dated as of [_______ __], 2012 (this “Guaranty”), made by VRINGO, INC., a Delaware corporation (the “Company”), and each of its existing “Subsidiaries” (as defined in the Note defined below) as named on the signature pages hereto (collectively, the “Existing Subsidiaries”) and each other Subsidiary of the Company hereafter becoming party hereto (each individually referred to herein as a “New Subsidiary” and collectively as the “New Subsidiaries,” together with the Company and the Existing Subsidiaries, each a “ Guarantor” and, collectively, the “Guarantor”), in favor of the “Buyer” (as defined below) party to the Note referenced below.

WITNESSETH:

WHEREAS, Innovate/Protect, Inc., a Delaware corporation formerly known as Labrador Search Corporation (“I/P”), and Hudson Bay Master Fund Ltd. (the “Buyer”) are parties to that certain Subscription Agreement, dated as of June 22, 2011 (as amended, restated or otherwise modified from time to time, the “Subscription Agreement”) pursuant to which, among other things, I/P issued the Senior Secured Note in the original principal amount of $3,200,000 (as amended, restated or otherwise modified from time to time, the “Note”) to the Buyer;

WHEREAS, pursuant to the Guaranty dated as of June 22, 2011 (as amended prior to the date hereof, the “Existing Guaranty”), I/P Engine, Inc., a Virginia corporation formerly known as Smart Search Labs, Inc. (“I/P Engine”), I/P Labs, Inc., a Delaware corporation formerly known as Scottish Terrier Capital, Inc. (“I/P Labs” and together with I/P Engine, each individually referred to herein as an “Existing Guarantor” and collectively as the “Existing Guarantors”), guaranteed all of the obligations of I/P under, among other things, the Subscription Agreement, the Note and the other “Transaction Documents” (as defined in the Note), and have agreed to ratify and confirm certain of their guaranty obligations thereunder pursuant to this amended and restated Guaranty;

WHEREAS, the Company, I/P and Vringo Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, have entered into that certain Agreement and Plan of Merger, dated as of March [__], 2012 (the “Merger Agreement”) pursuant to which, among other things, I/P shall be merged with and into Merger Sub (the “Merger Transaction”);

WHEREAS, the Company, as part of the Merger Transaction, has agreed to guarantee the obligations of I/P under the Note and the Note Transaction Documents, and the Company has agreed to cause Vringo, Ltd., an Israeli corporation (“Vringo Israel”), and Vringo Israel has agreed, to guarantee the obligations of I/P under the Note and the Note Transaction Documents;

WHEREAS, pursuant to an Amended and Restated Pledge and Security Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Security Agreement”), the Guarantors have granted to the Buyer a security interest in and lien on their assets to secure their respective obligations under this Guaranty, the Note and the other Note Transaction Documents (as defined in the Note);

WHEREAS, each of the Existing Guarantors, the Company and each other Guarantor are or will be mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with the credit needed from time to time by one often being provided through financing obtained by the other and the ability to obtain such financing being dependent on the successful operations of each of the Existing Guarantors, the Company and each other Guarantor.

NOW, THEREFORE, in consideration of the premises and the agreements herein and for other consideration, the sufficiency of which is hereby acknowledged, each Guarantor hereby agrees with the Buyer as follows:

SECTION 1.  Definitions.  Reference is hereby made to the Note for a statement of the terms thereof. All terms used in this Guaranty, which are defined in the Note and not otherwise defined herein, shall have the same meanings herein as set forth therein.

SECTION 2.  Guaranty.  The Guarantors, jointly and severally, hereby unconditionally and irrevocably, guaranty (a) the punctual payment, as and when due and payable, by stated maturity or otherwise, of all obligations and any other amounts now or hereafter owing by the Company in respect of it in respect of the Note and the other Note Transaction Documents, including, without limitation, all interest that accrues after the commencement of any proceeding commenced by or against any the Company or any Guarantor under any provision of the Bankruptcy Code (Chapter 11 of Title 11 of the United States Code) or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief (an “Insolvency Proceeding”), whether or not the payment of such interest is unenforceable or is not allowable due to the existence of such Insolvency Proceeding, and any and all expenses (including reasonable counsel fees and expenses) reasonably incurred by the Buyer in enforcing any rights under this Guaranty (such obligations, to the extent not paid by the Company, being the “Guaranteed Obligations”) and (b) the punctual and faithful performance, keeping, observance and fulfillment by the Company of all of the agreements, conditions, covenants and obligations of the Company contained in the Note and the other Note Transaction Documents. Without limiting the generality of the foregoing, each Guarantor’s liability hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Company to the Buyer under the Note but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Guarantor or the Company (each, a “Transaction Party”).

SECTION 3.  Guaranty Absolute; Continuing Guaranty; Assignments.

(a)  The Guarantors, jointly and severally, guaranty that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Note Transaction Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Buyer with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce such obligations, irrespective of whether any action is brought against any Transaction Party or whether any Transaction Party is joined in any such action or actions. The liability of any Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent permitted by law, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i)  any lack of validity or enforceability of any Note Transaction Document or any agreement or instrument relating thereto;

(ii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Note Transaction Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Transaction Party or otherwise;

(iii)  any taking, exchange, release or non-perfection of any collateral with respect to the Guaranteed Obligations, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; or

(iv)  any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Transaction Party.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Buyer or any other Person upon the insolvency, bankruptcy or reorganization of any Transaction Party or otherwise, all as though such payment had not been made.

(b)  This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations) and (ii) be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of and be enforceable by the Buyer and its respective successors, and permitted pledgees, transferees and assigns. Without limiting the generality of the foregoing sentence, the Buyer may pledge, assign or otherwise transfer all or any portion of its rights and obligations under and subject to the terms of any Note Transaction Document to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Buyer herein or otherwise, in each case as provided in the other Note Transaction Document.

SECTION 4.  Waivers.  To the extent permitted by applicable law, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Buyer exhausts any right or takes any action against any Transaction Party or any other Person or any Collateral (as defined in the Security Agreement). Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits. The Guarantors hereby waive any right to revoke this Guaranty, and acknowledge that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

SECTION 5.  Subrogation.  No Guarantor may exercise any rights that it may now or hereafter acquire against any Transaction Party or any other guarantor that arise from the existence, payment, performance or enforcement of any Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Buyer against any Transaction Party or any other guarantor or any Collateral (as defined in the Security Agreement), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Transaction Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations). If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of the Buyer and shall forthwith be paid to the Buyer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Note Transaction Document, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (a) any Guarantor shall make payment to the Buyer of all or any part of the Guaranteed Obligations, and (b) the Buyer receives the indefeasible payment in full in cash of all obligations under the Note (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations), the Buyer will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

SECTION 6.  Representations, Warranties and Covenants.

(a)  Each Guarantor hereby represents and warrants as of the date first written above as follows:

(i)  Each Guarantor (A) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on the signature pages hereto, (B) has all requisite corporate, limited liability company or limited partnership power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Guaranty and each other Note Transaction Document to which the Guarantor is a party, and to consummate the transactions contemplated hereby and thereby and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified would not result in a Material Adverse Effect.

(ii)  The execution, delivery and performance by each Guarantor of this Guaranty and each other Note Transaction Document to which such Guarantor is a party (A) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, (B) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on the Guarantor or its properties do not and will not result in or require the creation of any lien (other than pursuant to any Note Transaction Document) upon or with respect to any of its properties, and (C) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to it or its operations or any of its properties.

(iii)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by the Guarantor of this Guaranty or any of the other Note Transaction Documents to which the Guarantor is a party (other than expressly provided for in any of the Note Transaction Documents).

(iv)  Each of this Guaranty and the other Note Transaction Documents to which the Guarantor is or will be a party, when delivered, will be, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, suretyship or other similar laws and equitable principles, including those relating to upstream guaranties (regardless of whether enforcement is sought in equity or at law).

(v)  There is no pending or, to the best knowledge of the Guarantor, threatened action, suit or proceeding against the Guarantor or to which any of the properties of the Guarantor is subject, before any court or other governmental authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Guaranty or any of the other Note Transaction Documents to which the Guarantor is a party or any transaction contemplated hereby or thereby.

(vi)  The Guarantor (A) has read and understands the terms and conditions of the Note and the other Note Transaction Documents, and (B) now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company and the other Transaction Parties, and has no need of, or right to obtain from the Buyer, any credit or other information concerning the affairs, financial condition or business of the Company or the other Transaction Parties that may come under the control of the Buyer.

SECTION 7.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Buyer may, and is hereby authorized to, at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by each Guarantor) and to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Buyer to or for the credit or the account of any Guarantor against any and all obligations of the Guarantors now or hereafter existing under this Guaranty or any other Note Transaction Document, irrespective of whether or not the Buyer shall have made any demand under this Guaranty or any other Note Transaction Document and although such obligations may be contingent or unmatured. The Buyer agrees to notify the relevant Guarantor promptly after any such set-off and application made by the Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Buyer under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Buyer may have under this Guaranty or any other Note Transaction Document in law or otherwise.

SECTION 8.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (by overnight mail or by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to any Guarantor, to the address for such Guarantor set forth on the signature page hereto, or if to the Buyer, to it at its respective address set forth in the Note; or as to any Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 8. All such notices and other communications shall be effective (i) if mailed (by certified mail, postage prepaid and return receipt requested), when received or three Business Days after deposited in the mails, whichever occurs first; (ii) if telecopied, when transmitted and confirmation is received, provided same is on a Business Day and, if not, on the next Business Day; or (iii) if delivered by hand, upon delivery, provided same is on a Business Day and, if not, on the next Business Day.

SECTION 9.  CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER NOTE TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BUYER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH GUARANTOR IN ANY OTHER JURISDICTION. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE OTHER NOTE TRANSACTION DOCUMENTS.

SECTION 10.  WAIVER OF JURY TRIAL, ETC.  EACH GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS GUARANTY OR THE OTHER NOTE TRANSACTION DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY OR THE OTHER NOTE TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH GUARANTOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BUYER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH GUARANTOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER ENTERING INTO THE OTHER NOTE TRANSACTION DOCUMENTS.

SECTION 11.  Taxes.

(a)  All payments made by any Guarantor hereunder or under any other Note Transaction Document shall be made in accordance with the terms of the respective Note Transaction Document and shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Buyer by the jurisdiction in which the Buyer is organized or where it has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If any Guarantor shall be required to deduct or to withhold any Taxes from or in respect of any amount payable hereunder or under any other Note Transaction Document:

(i)  the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Buyer pursuant to this sentence) the Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made,

(ii)  such Guarantor shall make such deduction or withholding,

(iii)  such Guarantor shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law, and

(iv)  as promptly as possible thereafter, such Guarantor shall send the Buyer an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Buyer) showing payment. In addition, each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Note Transaction Document (collectively, “Other Taxes”).

(b)  Each Guarantor hereby indemnifies and agrees to hold the Buyer harmless from and against Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 11) paid by the Buyer as a result of any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Note Transaction Document, and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 30 days from the date on which the Holder makes written demand therefor, which demand shall identify the nature and amount of such Taxes or Other Taxes.

(c)  If any Guarantor fails to perform any of its obligations under this Section 11, such Guarantor shall indemnify the Buyer for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Guarantors under this Section 11 shall survive the termination of this Guaranty and the payment of the Obligations and all other amounts payable hereunder.

SECTION 12.  Miscellaneous.

(a)  Each Guarantor will make each payment hereunder in lawful money of the United States of America and in immediately available funds to Buyer, at such address specified by Buyer from time to time by notice to the Guarantors.

(b)  No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by each Guarantor and the Buyer, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)  No failure on the part of the Buyer to exercise, and no delay in exercising, any right hereunder or under any other Note Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any Note Transaction Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Buyer provided herein and in the other Note Transaction Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Buyer under any Note Transaction Document against any party thereto are not conditional or contingent on any attempt by the Buyer to exercise any of its rights under any other Note Transaction Document against such party or against any other Person.

(d)  Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)  This Guaranty shall (i) be binding on each Guarantor and its respective successors and assigns, and (ii) inure, together with all rights and remedies of the Buyer hereunder, to the benefit of the Buyer and its successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Buyer may assign or otherwise transfer its rights and obligations under the Note or any other Note Transaction Document to any other Person in accordance with the terms thereof, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Buyer herein or otherwise. None of the rights or obligations of any Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of the Buyer.

(f)  This Guaranty reflects the entire understanding of the transaction contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, entered into before the date hereof.

(g)  Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(h)  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(i)  Each Guarantor hereby acknowledges and agrees that this Guaranty shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Existing Guaranty and shall not extinguish or release such Guarantor from any liability under such Existing Guaranty or otherwise constitute a novation of the obligations (including, without limitation, the Guaranteed Obligations (as defined in the Existing Guaranty)) thereunder.

(j)  By its execution and delivery of this Guaranty, the Company and its Subsidiaries hereby agree and covenant (i) to do each of the things set forth in the Note that I/P agrees and covenants to use its commercially reasonably efforts to cause the Company and its Subsidiaries to do, (ii) to not do each of the things set forth in the Note that I/P agrees and covenants to use its commercially reasonably efforts to cause the Company and its Subsidiaries not to do, in each case, fully as though the Company and its Subsidiaries were a party thereto, and such agreements and covenants are incorporated herein by this reference, mutatis mutandis, and (iii) all payments due under this Guaranty shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed by its respective duly authorized officer, as of the date first above written.

VRINGO, INC., a Delaware corporation
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271 Facsimile: (646) 214-7946
I/P LABS, INC., a Delaware corporation formerly known as Scottish Terrier Capital, Inc.
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271 Facsimile: (646) 214-7946

Vringo Guaranty

I/P ENGINE, INC., a Virginia corporation formerly known as Smart Search Labs, Inc.
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271 Facsimile: (646) 214-7946
VRINGO, LTD., an Israeli corporation
By: Name: Title:
Address for Notices: 120 Broadway, 40th Floor New York, NY 10271 Facsimile: (646) 214-7946

Vringo Guaranty

Exhibit K

FORM OF CERTIFICATE OF INCORPORATION

OF

VIP MERGER SUB, INC.

The undersigned, for the purpose of organizing a corporation under the provisions and subject to the requirements of the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

FIRST:  The name of the corporation is VIP Merger Sub, Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, Kent County. The name of its registered agent at such address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is five thousand (5,000) shares of common stock, par value $0.01 per share.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation is Michael A. Brown, c/o Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.  The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B.  After the original or other Bylaws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

C.  The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

EIGHTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH:  No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, reasonable counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

TENTH:  From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation as of ____________, 2012.

Exhibit L

FORM OF VIP MERGER SUB, INC.

BYLAWS

ARTICLE I — STOCKHOLDERS

Section 1.  Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at ten o’clock a.m. or such other time as is determined by the Board of Directors, on such date (other than a Saturday, Sunday or legal holiday) as is determined by the Board of Directors, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders, and at such place as the Board of Directors shall each year fix.

Section 2.  Special Meetings.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.

Section 3.  Notice of Meetings.

Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.  Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Section 5.  Organization.

The Chairman of the Board of Directors or, in his or her absence, such person as the Board of Directors may have designated or, in his or her absence, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.  Conduct of Business.

The Chairman of the Board of Directors or his or her designee or, if neither the Chairman of the Board nor his or her designee is present at the meeting, then a person appointed by a majority of the Board of Directors, shall preside at, and act as chairman of, any meeting of the stockholders. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate.

Section 7.  Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one (1) vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a vote by ballot shall be taken.

Except as otherwise provided in the terms of any class or series of preferred stock of the Corporation, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast.

Section 8.  Action Without Meeting.

Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (1) signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (2) delivered to the Corporation within sixty (60) days of the earliest dated consent by delivery to its registered office in the State of Delaware (in which case delivery shall be by hand or by certified or registered mail, return receipt requested), its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 9.  Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II — BOARD OF DIRECTORS

Section 1.  Number, Election, Tenure and Qualification.

Except as otherwise specified in the Certificate of Incorporation of the Corporation, the number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.

Section 2.  Vacancies and Newly Created Directorships.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation to elect directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.  Resignation and Removal.

Any director may resign at any time upon written notice to the Corporation at its principal place of business or to the chief executive officer or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.

Section 4.  Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A written notice of each regular meeting shall not be required.

Section 5.  Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary or one or more of the directors then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than three (3) days before the meeting or orally, by telegraph, telex, cable or telecopy given not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.  Quorum.

At any meeting of the Board of Directors, a majority of the total number of members of the Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.  Action by Consent.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee.

Section 8.  Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 9.  Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

Section 10.  Powers.

The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1)	To declare dividends from time to time in accordance with law;
(2)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;
(3)	To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;
(4)	To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;
(5)	To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;
(6)	To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;
(7)	To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and,
(8)	To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

Section 11.  Compensation of Directors.

Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE III — COMMITTEES

Section 1.  Committees of the Board of Directors.

The Board of Directors, by a vote of a majority of the Board of Directors, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the

Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.  Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third ( 1/3) of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV — OFFICERS

Section 1.  Enumeration.

The officers of the Corporation shall be the President, the Treasurer, the Secretary and such other officers as the Board of Directors or the Chairman of the Board may determine, including, but not limited to, the Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 2.  Election.

The Chairman of the Board, if any, the President, the Treasurer and the Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of the stockholders. The Board of Directors or such officer of the Corporation as it may designate, if any, may, from time to time, elect or appoint such other officers as it or he or she may determine, including, but not limited to, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 3.  Qualification.

No officer need be a stockholder. The Chairman of the Board, if any, and any Vice Chairman appointed to act in the absence of the Chairman, if any, shall be elected by and from the Board of Directors, but no other officer need be a director. Two or more offices may be held by any one person. If required by vote of the Board of Directors, an officer shall give bond to the Corporation for the faithful performance of his or her duties, in such form and amount and with such sureties as the Board of Directors may determine. The premiums for such bonds shall be paid by the Corporation.

Section 4.  Tenure and Removal.

Each officer elected or appointed by the Board of Directors shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified in the vote electing or appointing said officer. Each officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, shall hold office until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified by any agreement or other instrument appointing such officer. Any officer may resign by giving written notice of his or her resignation to the Chairman of the Board, if any, the President, or the Secretary, or to the Board of Directors at a meeting of the Board, and such resignation shall become effective at the time specified therein. Any officer may be removed from office with or without cause by vote of a majority of the directors. Any officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, may be removed with or without cause by such officer.

Section 5.  Chairman of the Board.

The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall have such authority and perform such duties as may be prescribed by these Bylaws or from time to time be determined by the Board of Directors.

Section 6.  President.

The President shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed by these Bylaws or from time to time be determined by the Board of Directors.

Section 7.  Vice Presidents.

The Vice Presidents, if any, in the order of their election, or in such other order as the Board of Directors may determine, shall have and perform the powers and duties of the President (or such of the powers and duties as the Board of Directors may determine) whenever the President is absent or unable to act. The Vice Presidents, if any, shall also have such other powers and duties as may from time to time be determined by the Board of Directors.

Section 8.  Treasurer and Assistant Treasurers.

The Treasurer shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed in these Bylaws or be determined from time to time by the Board of Directors. All property of the Corporation in the custody of the Treasurer shall be subject at all times to the inspection and control of the Board of Directors. Unless otherwise voted by the Board of Directors, each Assistant Treasurer, if any, shall have and perform the powers and duties of the Treasurer whenever the Treasurer is absent or unable to act, and may at any time exercise such of the powers of the Treasurer, and such other powers and duties, as may from time to time be determined by the Board of Directors.

Section 9.  Secretary and Assistant Secretaries.

The Board of Directors shall appoint a Secretary and, in his or her absence, an Assistant Secretary. The Secretary or, in his or her absence, any Assistant Secretary, shall attend all meetings of the directors and shall record all votes of the Board of Directors and minutes of the proceedings at such meetings. The Secretary or, in his or her absence, any Assistant Secretary, shall notify the directors of their meetings, and shall have and perform such other powers and duties as may from time to time be determined by the Board of Directors. If the Secretary or an Assistant Secretary is elected but is absent from any meeting of directors, a temporary secretary may be appointed by the directors at the meeting.

Section 10.  Bond.

If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his control and belonging to the Corporation.

Section 11.  Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President, the Treasurer or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V — STOCK

Section 1.  Certificates of Stock.

Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2.  Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of this Article of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3.  Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4.  Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.  Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Section 6.  Interpretation.

The Board of Directors shall have the power to interpret all of the terms and provisions of these Bylaws, which interpretation shall be conclusive.

ARTICLE VI — NOTICES

Section 1.  Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage paid, or by sending such notice by courier service, prepaid telegram or mailgram, or telecopy, cable, or telex. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mail or by courier, telegram, mailgram, telecopy, cable, or telex shall be the time of the giving of the notice.

Section 2.  Waiver of Notice.

A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a director or stockholder at a meeting without protesting prior thereto or at its commencement the lack of notice shall also constitute a waiver of notice by such director or stockholder.

ARTICLE VII — INDEMNIFICATION

Section 1.  Actions other than by or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2.  Actions by or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3.  Success on the Merits.

To the extent that any person described in Section 1 or Section 2 of this Article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 4.  Specific Authorization.

Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

Section 5.  Advance Payment.

Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article.

Section 6.  Non-Exclusivity.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 7.  Insurance.

The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 8.  Continuation of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9.  Severability.

If any word, clause or provision of this Article or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10.  Intent of Article.

The intent of this Article is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

ARTICLE VIII — CERTAIN TRANSACTIONS

Section 1.  Transactions with Interested Parties.

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction or solely because the votes of such director or officer are counted for such purpose, if:

(a)  The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)  The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)  The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2.  Quorum.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX — MISCELLANEOUS

Section 1.  Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.  Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.  Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.  Fiscal Year.

Except as otherwise determined by the Board of Directors from time to time, the fiscal year of the Corporation shall end on the last day of December of each year.

Section 5.  Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X — AMENDMENTS

These Bylaws may be amended, added to, rescinded or repealed by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any meeting of the stockholders or of the Board of Directors, provided notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting.

Exhibit M

FORM OF HUDSON BAY LETTER AGREEMENT

Hudson Bay Master Fund Ltd.
777 Third Avenue, 30 Floor
New York, NY 10017

__________, 2012

Vringo, Inc.
44 West 28th Street, Suite 1414
New York, NY 10001
Attention: Andrew Perlman

Gentlemen:

This letter agreement (this “Letter Agreement”) is made with reference to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of _____________, 2012, by and among Vringo, Inc., a Delaware corporation (“Parent”), VIP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent and Innovate/Protect, Inc, a Delaware corporation. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

I.	In consideration of the premises and the agreements herein and for other consideration, the sufficiency of which is hereby acknowledged, Hudson Bay Master Fund Ltd. (the “Undersigned”) hereby agrees that from and after the Closing Date until the Termination Date (as defined below), the Undersigned shall not sell Excess Discounted Shares on any Trading Day. For purposes hereof, (x) “Excess Discounted Shares” means the sale on any Trading Day of any Merger Shares at a price that is lower than $2.00 per share (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) to the extent the sale of such Merger Shares is in excess of the greater of (i) fifteen percent (15%) of the daily trading volume (as reported on Bloomberg Financial Markets) of all shares of Common Stock traded on such Trading Day and (ii) 5,000 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) Merger Shares; (y) “Merger Shares” means shares of common stock, $0.01 par value per share (the “Common Stock”) of Parent issued to the Undersigned (1) pursuant to the Merger Agreement, (2) upon exercise of any Series 1 Warrants or Series 2 Warrants issued to the Undersigned on the Closing Date or (3) upon conversion of those certain shares of Series A Convertible Preferred Stock of Parent (the “Preferred Shares”) issued to the Undersigned on the Closing Date. For the avoidance of doubt, (i) sales by the Undersigned of shares of Common Stock that are not Merger Shares are not subject to the Sale Limitation and (ii) nothing set forth in this Letter Agreement shall restrict the Undersigned from selling shares of Common Stock or Merger Shares at a price equal to or greater than $2.00 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) or Merger Shares in an amount that constitutes no more than the greater of (x) fifteen percent (15%) of the daily trading volume of all shares of Common Stock traded on such Trading Day and (y) 5,000 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) Merger Shares. The Sale Limitation shall terminate upon written notice by the Parent to the Undersigned, which notice shall be given in accordance with Section 8.1 of the Merger Agreement (the date the Undersigned receives such notice, the “Termination Date”).

[Signature Pages to Letter Agreement]

In consideration of the premises and the agreements herein and for other consideration, the sufficiency of which is hereby acknowledged, Parent hereby agrees that from the Closing Date until thirty (30) days following the Termination Date, Parent will not, directly or indirectly, effect any Subsequent Placement (as defined below) unless Parent shall have first complied with the following provisions:

(1)  No later than three (3) Trading Days prior to the consummation of any Subsequent Placement, Parent shall notify the General Counsel of the Undersigned indicating that it would like to discuss with the Undersigned matters that may include material, nonpublic information (the “Pre-Notice”), but which Pre-Notice Parent shall acknowledge shall not contain any material, nonpublic information, and shall ask the Undersigned if it wants to receive a further notice in order to review the details of such matters (such additional written notice, the “Offer Notice” and the time Parent so contacts the Undersigned, the “Notice Time”); provided, however, in the case of an Overnight Offering (as defined below), Parent shall not be required to deliver a Pre-Notice pursuant to the immediately preceding sentence, but shall rather be required to contact the Undersigned by contacting both Yoav Roth and George Antonopoulos (both are collectively referred to herein as the “Undersigned’s Contact Persons”) by e-mail (all of the following: __________________, __________________, __________________, and __________________), facsimile (__________________), telephone (__________________) and cell phone (__________________ and __________________) to communicate to both the details set forth in the Offer Notice; provided, further, that in the event Parent contacts the Undersigned’s Contact Persons between 10:00 p.m. and 8:00 a.m. New York City time on a Business Day or on a day that is not a Business Day, the Notice Time shall be deemed to be the immediately succeeding 8:00 a.m. New York City time that falls on a Business Day immediately following such contact. Upon the request of the Undersigned to receive an Offer Notice, which must be made no later than two (2) Trading Days following receipt of the Pre-Notice in order to participate in such Subsequent Placement, and only upon request by the Undersigned (other than in connection with an Overnight Offering), Parent shall promptly, but no later than one (1) Trading Day after such request, deliver an Offer Notice to the Undersigned. The Offer Notice delivered pursuant to the immediately preceding sentence or in connection with an Overnight Offering shall (x) identify and describe in reasonable detail the proposed terms of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”), including, the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with the Undersigned twenty-five percent (25%) of the Offered Securities (the “Basic Amount”).

(2)  To accept an Offer, in whole or in part, the Undersigned must deliver a written notice to Parent within five (5) hours of the Notice Time (the “Offer Period”), setting forth the portion of the Undersigned’s Basic Amount that the Undersigned elects to purchase (the “Notice of Acceptance”). Notwithstanding anything to the contrary contained herein, if Parent desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, Parent shall be required to deliver to the Undersigned a new Pre-Notice, or Offer Notice in case of an Overnight Offering, and follow the procedures set forth in clause (1) above and this clause (2).

(3)  Parent shall have five (5) Business Days from the expiration of the Offer Period above, or forty (40) hours from the Notice Time in case of an Overnight Offering, (i) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Undersigned (the “Refused Securities”) pursuant to a definitive agreement (the “Subsequent Placement Agreement”) but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to Parent than those set forth in the Offer Notice and (ii) to publicly announce (a) if a Subsequent Placement Agreement is executed, the execution of such Subsequent Placement Agreement, and (b) if a Subsequent Placement is consummated, the consummation of the transactions contemplated by such Subsequent Placement Agreement, which shall be filed with the United States Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(4)  In the event Parent shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in clause (3) above), then the Undersigned may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Undersigned elected to purchase pursuant to Section clause (2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities Parent actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to the Undersigned pursuant to clause (3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that the Undersigned so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, Parent may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Undersigned in accordance with clause (1) above.

(5)  Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Undersigned shall acquire from Parent, and Parent shall issue to the Undersigned, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to clause (4) above if the Undersigned has so elected, upon the terms and conditions specified in the Offer. The purchase by the Undersigned of any Offered Securities is subject in all cases to the preparation, execution and delivery by Parent and the Undersigned of a Subsequent Placement Agreement, in all cases with the same terms and conditions as the agreement(s) entered into with other purchasers of Offered Securities.

(6)  Any Offered Securities not acquired by the Undersigned or other persons in accordance with the provisions above may not be issued, sold or exchanged until they are again offered to the Undersigned under the procedures specified in this Agreement.

(7)  Parent and the Undersigned agree that if the Undersigned elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby the Undersigned shall be required to agree to any restrictions in trading as to any securities of Parent owned by the Undersigned prior to such Subsequent Placement, and (y) the Undersigned shall be entitled to the same registration rights provided to other investors in the Subsequent Placement.

(8)  Notwithstanding anything to the contrary in herein and unless otherwise agreed to by the Undersigned, Parent shall either confirm in writing to the Undersigned that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Undersigned will not be in possession of material non-public information, by (i) the fifteenth (15th) Business Day following delivery of the Offer Notice or (ii) in case of an Overnight Offering, by the fortieth (40th) hour following delivery of the Offer Notice. If by the fifteenth (15th) Business Day or the fortieth (40th) hour, as applicable, following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Undersigned, such transaction shall be deemed to have been abandoned and the Undersigned shall not be deemed to be in possession of any material, non-public information with respect to Parent. Should Parent decide to pursue such transaction with respect to the Offered Securities, Parent shall provide the Undersigned with another Offer Notice and the Undersigned will again have the right of participation set forth herein. Parent shall not be permitted to deliver more than one such Offer Notice to the Undersigned in any sixty (60) day period.

(9)  The foregoing restrictions shall not apply in connection with the issuance of any Excluded Securities.

(10)  As used herein, (t) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed, (u) “Overnight Offering” means a financing transaction by Parent, which is scheduled to close and be publicly announced pursuant to the provisions of clause (8) above within forty (40) hours of the Notice Time, (v) “Subsequent Placement” means any direct or indirect, offer, sale (including any sale of options to purchase), or other disposition of (or announcement of any offer, sale, or sale of any option to purchase or other disposition of) any of Parent’s or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents; (w) “Common Stock Equivalents” means, collectively, Options and Convertible Securities; (x) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities; (y) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock; and (z) “Excluded Securities” means any capital stock issued or issuable: (i) upon conversion of the Preferred Shares; provided that the terms of the Preferred Shares are not amended, modified or changed after the Closing Date; (ii) as a dividend or distribution on the Preferred Shares; (iii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the date hereof, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Closing Date; (iv) pursuant to any employee benefit plan which has been is approved by the Board of Directors of Parent pursuant to which Parent’s securities may be issued to any employee, officer or director for bona fide services provided to Parent; and (v) pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of Parent, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of Parent and shall provide to Parent additional benefits in addition to the investment of funds, but shall not include a transaction in which Parent is issuing securities for the purpose of raising capital or to an entity whose primary business is investing in securities.

This Letter Agreement may be executed in any number of counterparts, which together shall constitute this Letter Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). Any amendments or modifications hereto must be executed in writing by all parties.

Very truly yours,
HUDSON BAY MASTER FUND LTD.
By: HUDSON BAY CAPITAL MANAGEMENT, L.P., its Investment Manager
By: Name: Title:
Agreed and Accepted as of this __th day of ______, 2012
VRINGO, INC.
By: Name: Title:

[Signature Pages to Letter Agreement]

ANNEX B

FORM OF CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VRINGO, INC.

VRINGO, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:  The name of the Corporation is VRINGO, INC.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 9, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2010.

THIRD:  The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

1.  Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following Sections (3):

“(3)  Reverse Stock Split. Effective at 5:00 p.m. (Eastern time), on the date of filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock issued and outstanding prior to the Effective Time and the shares of Common Stock issued and held in treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of shares such that each ____ (___) shares of the Corporation’s issued and outstanding Common Stock immediately prior to the Effective Time are reclassified into one validly issued, fully paid and nonassessable share of Common Stock, without any further action by the Corporation or the holder thereof. No fractional shares of Corporation common stock will be issued as a result of the reverse stock split. Instead, stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share.

(4)  Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock).”

FOURTH:  Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

B-1

IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its [                ] as of the [    ] day of [        ], 2012.

VRINGO, INC.
By: Name: Title:

B-2

ANNEX C

FORM OF CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VRINGO, INC.

VRINGO, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:  The name of the Corporation is VRINGO, INC.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 9, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2010.

THIRD:  The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

1.  The second sentence of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares the Corporation shall have the authority to issue is one hundred fifty-five million (155,000,000) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock and five million (5,000,000) shares of which shall be Preferred Stock.”

FOURTH:  Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its [            ] as of the [      ] day of [      ], 2012.

VRINGO, INC.
By: Name: Title:

C-1

ANNEX D

VRINGO, INC.

2012 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

1.  DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan and pertaining to a Stock Right, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or
(ii)	Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or
(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of the Plan, which is the date of its approval by the shareholders of the Company, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
(iv)	“Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.(1)

Common Stock means shares of the Company’s common stock, $0.01 par value per share.

Company means Vringo, Inc., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

(1)  If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(2)  If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(3)  If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine. This value will be based on an external valuation in compliance with the applicable laws of the taxing jurisdiction.

ISO means an option intended to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan.

Securities Act means the Securities Act of 1933, as amended.

(1) The Committee should be comprised of “disinterested persons” as defined under Rule 16b-3 of the Exchange Act and “outside directors” as defined in Section 162(m) of the Code.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.  PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.  SHARES SUBJECT TO THE PLAN.

(a)  The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 15.6 million shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s 2006 Stock Option Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after the date of the Plan approval by the shareholders of the Company, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 24 of this Plan; provided, however, that no more than 3.2 million shares shall be added to the Plan pursuant to subsection (ii).

(b)  If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company’s or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued. However, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code.

4.  ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a)  Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b)  Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c)  Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 4.0 million Shares be granted to any Participant in any fiscal year;

(d)  Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

(e)  Amend any term or condition of any outstanding Stock Right, including, without limitation, to accelerate the vesting schedule or extend the expiration date, provided that (i) such term or condition as amended is permitted by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code; and

(f)  Adopt any appendices applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which appendices may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5.  ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.  TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a)  Non-Qualified Options:  Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(i)  Exercise Price:  Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of Common Stock on the date of grant of the Option provided, that if the exercise price is less than Fair Market Value, the terms of such Option must comply with the requirements of Section 409A of the Code unless granted to a Consultant or a non-U.S. person as to whom Section 409A of the Code does not apply.

(ii)  Number of Shares:  Each Option Agreement shall state the number of Shares to which it pertains.

(iii)  Option Periods:  Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events.

(iv)  Option Conditions:  Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

(v)  Term of Option:  Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b)  ISOs:  Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i)  Minimum standards:  The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.

(ii)  Exercise Price:  Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or
B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(iii)  Term of Option:  For Participants who own:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or
B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)  Limitation on Yearly Exercise:  The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.  TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)  Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

(b)  Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c)  Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

8.  TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to affect the intent as described in this Paragraph 8.

9.  EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised, or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c), and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

10.  PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK- BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and(2) having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

11.  RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

12.  ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no

(2)	If an employee uses previously owned shares to pay for a stock purchase and those shares have not been held by the employee for at least six months, the company will incur a variable accounting charge.

longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

13.  EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a)  A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 14, 15, and 16, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement and in no event later than eighteen months after the Participant’s termination of employment. In addition, the Administrator may extend the period in which the Participant is eligible to exercise any vested Options but in no event may an Option be exercised later than eighteen months after the Participant’s termination of employment.

(b)  Except as provided in Subparagraph (c) below, or Paragraph 15 or 16, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c)  The provisions of this Paragraph, and not the provisions of Paragraph 15 or 16, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service or twelve months in the case of an ISO, but in no event after the date of expiration of the term of the Option.

(d)  Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e)  A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.

(f)  Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

14.  EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a)  All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b)  Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

15.  EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a)  A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

(i)  To the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and

(ii)  In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b)  A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(c)  The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

16.   EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a)  In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:

(i)  To the extent that the Option has become exercisable but has not been exercised on the date of death; and

(ii)  In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b)  If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

17.  EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 17 and Paragraph 18 below, a Participant to whom a Stock Grant has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 17 and Paragraph 18 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

18.  EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Stock Grant Agreement, in the event of a termination of service (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 19, 20, and 21, respectively, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant as to which the Company’s forfeiture or repurchase rights have not lapsed.

19.  EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a)  All Shares subject to any Stock Grant whether or not then subject to forfeiture or repurchase shall be immediately subject to repurchase by the Company at par value.

(b)  Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

20.  EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

21.  EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

22.  PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

(a)  The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b)  At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

23.  DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24.  ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

(a)  Stock Dividends and Stock Splits.  If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(b)  Corporate Transactions.  If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such vested Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

Notwithstanding the foregoing, in the event the Corporate Transaction also constitutes a Change of Control, then all Options outstanding on the date of the Corporate Transaction shall have vesting acceleration until the next vesting date, unless otherwise agreed upon with the Administrator.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 24(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c)  Recapitalization or Reorganization.  In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d)  Adjustments to Stock-Based Awards.  Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.

(e)  Modification of Options.  Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph (a), (b) or (c) above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

25.  ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

26.  FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

27.  CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

28.  WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

29.  NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

30.  TERMINATION OF THE PLAN.

The Plan will terminate on the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

31.  AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. In addition, if NYSE Amex amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” of equity compensation plans, then, from and after the effective date of such an amendment to such rules, no amendment of the Plan which (i) materially increases the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction); (ii) materially increases the benefits to Participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding Options, (b) reduce the price at which Shares or Options may be offered, or (c) extend the duration of the Plan; (iii) materially expands the class of Participants eligible to participate in the Plan; or (iv) expands the types of awards provided under the Plan shall become effective unless stockholder approval is obtained. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

32.  EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

33.  GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

VRINGO, INC.

2012 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN
APPENDIX A — ISRAEL

1.	NAME AND EFFECTIVE DATE
1.1	This Appendix A (the “Appendix”) to the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) shall apply only to individuals who are granted Options who are residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Options.
1.2	This Appendix shall be effective as of _____________ 2012.
2.	PURPOSE
2.1	This Appendix applies to Options granted to Israeli Participants under the Plan and such Options shall comply with Amendment no. 132 of the Israeli Tax Ordinance which is effective with respect to Options granted as of January 1, 2003 and may or may not contain such terms as will qualify such options for the special tax treatment under Section 102(b) of the Ordinance and the Rules (“102 Options”).
2.2	The purpose of this Appendix is to establish certain rules and limitations applicable to Options that may be granted under the Plan from time to time, in compliance with securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan.
3.	DEFINITIONS
3.1	Capitalized Terms not otherwise defined herein shall have the meanings assigned in the Plan. The following additional terms will apply to grants made pursuant to this Appendix:
“3(i) Option” means an Option granted under the terms of Section 3(i) of the Ordinance to persons which do not qualify as “employees” under the provisions of Section 102.
“102(b) Track Election” means the right of the Company to prefer either the “Capital Track” (as set under Section 102(b)(2)), or the “Ordinary Income Track” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Ordinance.
“102(b) Option” means an Option intended to qualify, under the provisions of Section 102(b) of the Ordinance (including the Section 102(b) Choice of Track), as either:
(i)	“102(b)(2) Option” for the special tax treatments under the “Capital Track”, or
(ii)	“102(b)(1) Option” for the special tax treatments under the “Ordinary Income Track”.

“Affiliate” means any “employing company” within the meaning of Section 102 of the Ordinance which includes (i) any company which is a Controlling Person of the Company, or (ii) that the Company is a Controlling Person of such company, or (iii) that the Company and such company are controlled by the same Controlling Person, as such term may be amended from time to time.

“Controlling Person” shall have the meaning ascribed to such definition under Section 102 of the Ordinance, as may be amended from time to time.

“Employee” or “employee” for the purposes of Section 102 to the Ordinance shall mean a person who is employed by the Company or its Affiliates, including an officer and a director but excluding a Controlling Person, as such term may be amended from time to time under Section 102 of the Ordinance.

“Fair Market Value” Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the date of grant of the 102(b)(2) Option, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be. In all other cases Fair Market Value shall be as defined in the Plan.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Rights” means rights issued or distributed in respect of Shares issued pursuant to exercise of Options under the Appendix, including bonus shares but excluding cash dividends.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuances to Employees) 5763-2003.

“Unapproved 102 Options” means 102 Options granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation under the Appendix as recipients of Options shall include any Employees (including officers), directors and consultants of the Company or of any Affiliate of the Company who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to the Appendix, the Plan or any other equity plan of the Company or any of its Affiliates. Notwithstanding the foregoing, no 102 Options shall be granted to any individual who is not an Employee of the Company or of an Affiliate of the Company, or which otherwise does not qualify as an “employee” under Section 102(a) to the Ordinance. 3(i) Options may be granted only to non-Employees.

5.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102
5.1	The Company may designate Options granted to Employees pursuant to Section 102 of the Ordinance as Unapproved 102 Options or 102(b) Options.
5.2	The grant of 102(b) Options shall be made under this Appendix and shall be conditioned upon the approval of this Appendix by the Israeli Tax Authorities (the “ITA”).
5.3	102(b) Options may either be classified as 102(b)(2) Options under the capital gain tax Track or 102(b)(1) Options under the Ordinary Income Track.
5.4	The Company’s election of the type of 102(b) Options as 102(b)(2) Options or 102(b)(1) Options granted to Employees (the “Election”), shall be appropriately filed with the ITA before the date of grant of 102(b) Options. Such Election shall become effective beginning the first date of grant of 102(b) Option under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted 102(b) Options or such other period as shall be determined from time to time under Section 102 of the Ordinance and the Rules, regulation and orders promulgated thereunder. The Election shall obligate the Company to grant only the type of 102(b) Option it has elected, and shall apply to all Participants who were granted 102(b) Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.
5.5	All 102(b) Options must be held in trust by a Trustee, as described in Section 6 below.
5.6	For the avoidance of doubt, the designation of Unapproved 102 Options and 102(b) Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and Rules, regulations and orders promulgated thereunder.
5.7	With regards to 102(b) Options, the provisions of the Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 of the Ordinance and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan, the

Appendix and of the Option Agreement. Any provision of Section 102 of the Ordinance and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102 of the Ordinance, which is not expressly specified in the Plan, Appendix or the Option Agreement, shall be considered binding upon the Company and the Participants.

6.  TRUSTEE

6.1	The 102(b) Options which shall be granted to Participants and/or any Shares issued upon exercise of such 102(b) Options and/or any other shares received subsequently following any realization of rights resulting from a 102(b) Option or Rights resulting from Shares issued upon exercise of a 102(b) Option, including without limitation bonus shares, shall be allocated or issued to a trustee nominated by the Board of Directors or the Administrator, as required by law, and approved in accordance with the provisions of Section 102 of the Ordinance (the “Trustee”) for such period of time, at least the minimum period required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder. The Board of Directors or the Administrator, as applicable, shall determine and approve the terms of engagement of the Trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all 102(b) Options and Shares held by such Trustee at such time to its successor. The Trustee will hold such 102(b) Options or Shares resulting from the exercise thereof in accordance with the provisions of the Ordinance and the Rules promulgated thereunder, the trust agreement and any other instructions the Board of Directors or the Administrator, as applicable, may issue to him/it from time to time (so long as they do not contradict the Ordinance and the Rules promulgated thereunder). Thereafter, the Trustee will transfer the 102(b) Options or the Shares, as the case may be, to the Participants upon his/her demand, subject to any deduction or withholding of taxes required under the Ordinance, the Rules or any other applicable law. In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.
6.2	Anything to the contrary notwithstanding, the Trustee shall not release any 102(b) Options which were not already exercised into Shares by the Participant or release any Shares issued upon exercise of such 102(b) Options prior to the full payment of the Participant’s tax liabilities arising from such 102(b) Options which were granted to him and/or any Shares issued upon exercise of such 102(b) Options.
6.3	Upon receipt of a 102(b) Option, the Participant will sign the Option Agreement or an applicable option award which shall be deemed as the Participant’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and the Appendix, or any 102(b) Option or Share granted to him thereunder.
6.4	Subject to applicable law, the Board of Directors or the Administrator shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) do not adversely affect any rights of a Participant under any valid and outstanding 102(b) Option, which are expressly provided for in this Appendix or the respective Option Agreement with such Participant, or is (ii) necessary or desirable in the light of any change or replacement of Section 102 of the Ordinance.
6.5	Any and all Rights with respect to a 102(b) Option shall be issued or distributed, as the case may be, to the Trustee and held thereby. Such Rights will not be sold or transferred until the lapse of the minimum period permitted by applicable law, and such Rights shall be subject to the taxation track which is applicable to such Shares issued pursuant to the exercise of a 102(b) Option hereunder. Notwithstanding the aforesaid, Shares issued pursuant to the exercise of 102(b) Options hereunder or Rights may be sold or transferred, and the Trustee may release such Shares issued pursuant to the exercise of 102(b) Options hereunder (or the applicable option award) or Rights from trust, prior to the lapse of the transferred until the lapse of the minimum period permitted by applicable law.

6.6	During the period in which Shares, issued to the Trustee on behalf of a Participant upon exercise of a 102(b) Option, are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Participant; all subject to the provisions of applicable law including in particular the provisions of Section 102 and the rules, regulations or orders promulgated thereunder and Section 6.2 above.
6.7	As long as Shares are held by the Trustee in favor of the Participant, then all rights the last possesses over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.
7.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON
7.1	Each Option granted pursuant to this Appendix, shall be evidenced by an Option Agreement between the Company and the Participant, in such form as the Board of Directors or the Administrator, as applicable, shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102(b)(1) Option, 102(b)(2) Option, or a 3(i) Option), the purchase price per Share and the vesting schedule to which such Option shall become exercisable. Options may be granted at any time after this Appendix has been approved by the Company, subject to any further approval or consent required under Section 102 of the Ordinance or the Rules, in case of 102(b) Options, and other applicable law.
7.3	Each Option Agreement evidencing 102(b) Options shall include (i) an approval and acknowledgment by the Participant of the agreement of the Company with the Trustee (as may be amended from time to time), (ii) a declaration that the Participant is familiar with the provisions of Section 102 and the “Capital Track” (if applicable) and (iii) an undertaking not to sell or transfer the Options and/or the Shares issued pursuant to the exercise of Options prior to the lapse of the period in which the Options and/or such Shares are held in trust, unless the Participant pays all taxes, which may arise in connection with such sale and/or transfer (as provided in Section 6.5 above).
8.	AMENDMENTS OR TERMINATION
8.1	The Board of Directors or the Administrator, as required by law, may, at any time and from time to time, amend, alter or discontinue this Appendix, except that no amendment or alteration shall be made which would impair the rights of the holder of any share and/or Option granted, if and to the extent such rights are specifically set forth under the applicable Option Agreement, without such Participant’s written consent.
9.	GOVERNMENT REGULATION

This Appendix and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules and regulations of the State of Israel and of the United States, if applicable, and to such approvals by any governmental agencies as may be required.

10.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Option Agreement with the Participant shall impose any obligation on the Company or an Affiliate thereof, to continue any Participant in its employ, or the hiring by the Company of the Participant’s services and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service hiring at any time.

11.	TAX CONSEQUENCES
11.1	To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, the Participant shall agree to indemnify the Company and the Trustee (where applicable) and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.
11.2	The Board of Directors, the Administrator and/or the Trustee shall not be required to release any Share certificate, issued upon exercise of an Option, to a Participant, until all required payments have been fully made.
11.3	Notwithstanding anything herein to the contrary, this Appendix shall be governed by the provisions of the Ordinance, the rules promulgated thereunder, and any other applicable Israeli laws.
11.4	Following the grant of Options under this Appendix and in any case in which the Participant shall stop being considered as an “Israeli Resident”, as defined in the Ordinance, the Company may, if and to the extent the Ordinance and/or the rules promulgated thereunder shall impose such obligation on the Company, to withhold all applicable taxes from the Participant, to remit the amount withheld to the appropriate Israeli tax authorities and to report to such Participant the amount so withheld and paid to said tax authorities.

*    *    *

ANNEX E

FORM OF CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF VRINGO, INC.

Vringo, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, and pursuant to Sections 151 and 141 of the DGCL, the Board adopted resolutions (i) designating a series of the Corporation’s previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of six thousand nine hundred and sixty eight (6,968) shares of Series A Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue six thousand nine hundred and sixty eight (6,968) shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

1.  Designation and Amount.  The class of preferred stock hereby classified shall be designated the “Series A Preferred Stock”. The initial number of authorized shares of the Series A Preferred Stock shall be six thousand nine hundred and sixty eight (6,968), which shall not be subject to increase without the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock. Each share of the Series A Preferred Stock shall have a par value of $0.01.

2.  Ranking.  The Series A Preferred Stock shall rank prior and superior to all of the common stock, par value $0.01 per share, of the Corporation (“Common Stock”) and any other capital stock of the Corporation (other than the Series A Preferred Stock) with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock and other capital stock of the Corporation (other than the Series A Preferred Stock) shall be subject to the preferences and relative rights of the Series A Preferred Stock.

3.  Dividends.  From and after the first date of issuance of any shares of Series A Preferred Stock (the “Initial Issuance Date”), the holders of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock, which right shall be prior to the rights of the holders of capital stock of the Corporation, including the Common Stock, junior in rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon a Liquidation Event (such stock, including the Common Stock, being referred to hereinafter collectively as “Junior Stock”) (if any) (but after and subject to the rights of holders of Senior Preferred Stock (as defined below), if any, and pari passu to the rights of holders of capital stock of the Corporation pari passu in rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon a Liquidation Event (such stock being referred to hereinafter collectively as “Pari Passu Stock”) (if any)), to the same extent as if such Holders had converted the Series A Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in the Holder exceeding the Maximum Percentage (as defined below), then the Holder shall not be entitled to participate in such dividend or distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such dividend or distribution to such extent) and the portion of such dividend or distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time such Holder shall be delivered such dividend or distribution to the extent as if there had been no such limitation). Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event (as defined below) and the payment in full to a Holder of its applicable liquidation preference, other than as set forth in Section 4 below, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. The Corporation shall not declare or pay any dividends on any other shares of Junior Stock or any Pari

Passu Stock unless the holders of Series A Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

4.  Liquidation Preference.  Upon any Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount in cash equal to the Stated Value. If upon any such Liquidation Event, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. For purposes of this Certificate of Designations, the term “Stated Value” shall mean one thousand dollars ($1,000) per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock after the Initial Issuance Date. For purposes of this Certificate of Designations, a “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its Subsidiaries, the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

5.  Fundamental Transactions; Put Triggering Event.

(a)  Certain definitions.  For purposes of this Certificate of Designations, the following definitions shall apply:

(i)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(ii)  “Cash Conversion Amount” means the product of (A) the percentage of the consideration in the Put Triggering Event (in relation to all consideration being paid in such Put Triggering Event) being paid in cash multiplied by (B) the Conversion Amount as to which a Put Triggering Event Redemption Notice is being delivered.

(iii)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(iv)  “Eligible Market” means The New York Stock Exchange, Inc., the NYSE Amex Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(v)  “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.

(vi)  “Eligible Successor Common Stock” means common stock of a Successor Entity that is a publicly traded corporation, whose common stock is quoted or listed for trading on an Eligible Market, and that assumes in writing all obligations of the Corporation under this Certificate of Designations in accordance with Section 5(b) hereof such that the applicable Series A Preferred Stock shall be convertible into publicly traded common stock (or its equivalent) of such Successor Entity.

(vii)  “Fundamental Transaction” means that the Corporation shall (or in the case of clause (F) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another entity, or (C) allow another entity or entities to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the entity or entities making or party to, or associated or affiliated with the entity or entities making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other entity or other entities making or party to, or associated or affiliated with the other entities making or party to, such stock purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock, or (F) become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock.

(viii)  “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ix)  “Put Triggering Event” means any Change of Control other than one in which a Successor Entity that is a publicly traded corporation, whose common stock is quoted or listed for trading on an Eligible Market, assumes in writing all obligations of the Corporation under this Certificate of Designations in accordance with Section 5(b) hereof such that the Series A Preferred Stock shall be convertible into publicly traded common stock (or its equivalent) of such Successor Entity.

(x)  “Required Holders” means the holders of record of a majority of the outstanding shares of Series A Preferred Stock.

(xi)  “Securities Conversion Amount” means the product of (A) the percentage of the consideration in the Put Triggering Event (in relation to all consideration being paid in such Put Triggering Event) being paid in securities (other than in Eligible Successor Common Stock) multiplied by (B) the Conversion Amount as to which a Put Triggering Event Redemption Notice is being delivered.

(xii)  “Successor Entity” means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(xiii)  “Successor Entity Conversion Amount” means the product of (A) the percentage of the consideration in the Put Triggering Event (in relation to all consideration being paid in such Put Triggering Event) being paid in Eligible Successor Common Stock multiplied by (B) the Conversion Amount as to which a Put Triggering Event Redemption Notice is being delivered.

(xiv)  “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xv)  “Voting Stock” means capital stock of the class or classes pursuant to which the holders thereof have the general voting power to elect or the general power to appoint, at least a majority of the board of directors, managers or trustees thereof (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(b)  Assumption.  The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Designations in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Preferred Stock in exchange for such Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value of the Series A Preferred Stock held by such Holder and having similar ranking to the Series A Preferred Stock, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Series A Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series A Preferred Stock prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Preferred Stock), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which the Holder would have been entitled to receive had such Holder converted the Series A Preferred Stock in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to receive such shares to such extent (or to beneficially own any shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time such Holder shall be delivered such shares to the extent as if there had been no such limitation). The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Preferred Stock.

(c)  Put Triggering Event.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice with respect to a Put Triggering Event and ending on the date that is twenty (20) Trading Days after such Put Triggering Event, such Holder may require the Corporation to redeem all or any portion of such Holder’s Series A Preferred Stock by delivering (such date of delivery, the “Put Triggering Event Redemption Notice Date”) written notice thereof (“Put Triggering Event Redemption Notice”) to the Corporation, which Put Triggering Event Redemption Notice shall indicate the Conversion Amount the Holder is electing to be redeemed and/or assumed as provided below. Any Series A Preferred Stock subject to redemption pursuant to this Section 5(c) shall be redeemed by the Corporation in cash at a price equal to (I) in the event of a Put Triggering Event that provides for cash payments to the Corporation or the equity holders of the Corporation, the greater of (i) 100% of the Cash Conversion Amount and (ii) the product of (x) the Conversion Rate in effect at such time as the Holder delivers a Put Triggering Event Redemption Notice with respect to such Cash Conversion Amount and (y) the highest amount of cash consideration to be paid to a holder of one share of Common Stock upon consummation of such Put Triggering Event (or, if such cash consideration is paid to the Corporation, that would be payable to a holder of one share of Common Stock after consummation of such Put Triggering Event and distribution of such cash by the Corporation to its holders of Common Stock), (II) in the event of a Put Triggering Event that provides for payments in securities (other than in Eligible Successor Common Stock) to the Corporation or the equity holders of the Corporation, the greater of (i) 100% of the Securities Conversion Amount and (ii) the product of (x) the Conversion Rate in effect at such time as the Holder delivers a Put Triggering Event Redemption Notice with respect to such Securities Conversion Amount and (y) the last Closing Sale Price of the Common Stock in effect immediately prior to the consummation of the Put Triggering Event (the “Put Triggering Event Redemption Price”), and (III) in the event of a Triggering Event that provides for payments in Eligible Successor Common Stock to the Corporation or the equity holders of the Corporation, the Successor Entity shall assume the Successor Entity Conversion Amount in accordance with the provisions of Section 5(b) above. Upon the Corporation’s receipt of a Put Triggering Event Redemption Notice(s) from any Holder, the Corporation shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Corporation’s receipt of such notice(s). The Corporation shall make payment of the Put Triggering Event Redemption Price concurrently with the consummation of such Put Triggering Event to all Holders that deliver a Put Triggering Event Redemption Notice prior to the consummation of such Put Triggering Event and within five (5) Trading Days after the Corporation’s receipt of such notice otherwise (the “Put Triggering Event Redemption Date”). To the extent redemptions required by this Section 5(c) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5(c), until the Put Triggering Event Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Put Triggering Event, shares or equity interests of the Successor Entity substantially equivalent to the Corporation’s Common Stock pursuant to Section 7(c)(i). The Holders and the Corporation agree that in the event of the Corporation’s redemption of any Series A Preferred Stock under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future dividend rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Corporation does not pay the Put Triggering Event Redemption Price on the Put Triggering Event Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 5(d).

(d)  Void Redemption.  In the event that the Corporation does not pay a Put Triggering Event Redemption Price within the time period set forth in this Certificate of Designations, at any time thereafter and until the Corporation pays such unpaid applicable Put Triggering Event Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the Series A Preferred Stock that were submitted for redemption by such Holder and for which the applicable Put Triggering Event Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile (the “Void Redemption Notice”). Upon the Corporation’s receipt of such Void Redemption Notice, (i) the applicable Redemption Notice shall be null and void with respect to the Series A Preferred Stock subject to the Void Redemption Notice, (ii) the Corporation shall immediately return any Series A Preferred Stock subject to the Void Redemption Notice, and (iii) the Conversion Price of such returned Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Redemption Notice is delivered to the Corporation and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the applicable Redemption Notice is delivered to the Corporation and ending on the date on which the Void Redemption Notice is delivered to the Corporation, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(e)  Disputes.  In the event of a dispute as to the determination of the arithmetic calculation of the Put Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 7(e) with the term “Put Triggering Event Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Redemption Notice and exercise of its rights following such notice shall not effect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice.

6.  Voting Rights.

(a)  Certain definitions.  For purposes of this Certificate of Designations, the following definitions shall apply:

(i)  “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(ii)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(iii)  “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(iv)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(b)  General.  The Holders shall not be entitled to vote, except (i) as otherwise required by applicable law and (ii) subject to Section 7(i), that each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 8 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to matters presented to the stockholders of the Corporation for their action or consideration in connection with (A) a Change of Control of the Corporation or (B) the issuance by the Corporation, directly or indirectly, in one or more transactions or series of transactions, of shares of Common Stock, Options or Convertible Securities if, in the aggregate, the number of such shares of Common Stock together with the number of shares of Common Stock issuable upon the conversion or exercise, as applicable, of such Options and Convertible Securities is more than 20% of the number of shares of Common Stock issued and outstanding prior to any such issuance (such issuance, the “Twenty Percent Issuance”).

(c)  Series A Preferred Stock Protective Provisions.  In addition to any other rights provided by law, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock:

(i)  increase the authorized number of shares of Series A Preferred Stock;

(ii)  amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

(iii)  on or prior to the 18th month anniversary of the Initial Issuance Date, create, or authorize the creation of, or issue, or authorize the issuance of any debt security or any equity security or incur, or authorize the incurrence of any other Indebtedness, if such debt security, equity security or other Indebtedness is (A) one with preference or priority over the rights of the Series A Preferred Stock as to the right to either receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation and (B) issued or incurred with net proceeds to the Corporation or will have outstanding principal amount incurred plus accrued interest, as applicable, in an amount, individually or in the aggregate, more than $6,000,000 less the then outstanding principal amount of Vringo Notes (as defined in the Agreement and Plan of Merger, dated as of March 12, 2012 (the “Subscription Date”), by and among Vringo, Inc., a Delaware corporation (“Parent”), VIP Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent, and the Corporation; provided, that the Corporation and its Subsidiaries shall be permitted to incur Indebtedness, provided, that the liens or other encumbrances, if any, on such Indebtedness cover only assets acquired after the Initial Issuance Date, and the holder of such Indebtedness expressly subordinates to the Holders of the Series A Preferred Stock with respect to assets owned by the Corporation on or prior to the Initial Issuance Date pursuant to a subordination agreement in form and substance reasonably satisfactory to the Required Holders; or

(v)  in any manner, issue or sell any rights, warrants or options to subscribe for or purchase shares of Common Stock or securities directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to any fixed price, unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price. Nothing herein shall prevent the Corporation from consummating an acquisition that does not result in capital raising for the Corporation and/or any of its Subsidiaries where the purchase price with respect thereto is a fixed price determined on or prior to the consummation of such transaction based on an average of recent market prices prior to such consummation, but only if all parties to any agreement with respect to such transaction and all Persons that are entitled to receive any securities pursuant to any such agreement are prohibited from selling, directly or indirectly, all equity and equity linked securities of the Corporation at all times after commencement of negotiations with respect to any such transaction until the consummation of any such transaction.

7.  Conversion.  Subject to Section 7(i), each share of Series A Preferred Stock may be converted into shares of Common Stock at any time or times, at the option of any Holder as provided in this Section 7, provided, however, that in connection with any Liquidation Event, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(a)  Certain definitions.  For purposes of this Certificate of Designations, the following definitions shall apply:

(i)  “Bloomberg” means Bloomberg Financial Markets.

(ii)  “Conversion Amount” means the Stated Value.

(iii)  “Conversion Price” means $.33138918, subject to adjustment as provided herein.

(iv)  “Subsidiary” means, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(v)  “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 7(e) below with the term “Weighted Average Price” being substituted for the term “Conversion Rate.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(b)  Conversion.  The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock pursuant to this Section 7 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(c)  Mechanics of Conversion.  The conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)  Holder’s Delivery Requirements.  To convert Series A Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporations registered transfer agent (the “Transfer Agent”) (if the Corporation does not have a registered transfer agent, references hereto to the “Transfer Agent” shall be deemed to be references to the Corporation) and (B) if required by Section 7(c)(iv), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Series A Preferred Stock being converted (or compliance with the procedures set forth in Section 11) (the “Preferred Stock Certificates”).

(ii)  Corporation’s Response.  Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 7(c)(iv), is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)  Corporation’s Failure to Timely Convert.

(A)  Cash Damages.  If within three (3) Trading Days after the Corporation’s receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Stock (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(B)  Void Conversion Notice; Adjustment of Conversion Price.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Series A Preferred Stock, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 7(c)(iii)(A) or otherwise.

(iv)  Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted, in which case the Holder shall deliver such stock certificate to the Corporation promptly following such conversion, or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Stock upon physical surrender of any Series A Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 7(c)(iv) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 7(c)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d)  Reservation of Shares.

(i)  The Corporation shall have such number of its duly authorized and unissued shares of Common Stock for each Series A Preferred Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each such Series A Preferred Stock as of the Initial Issuance Date. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Preferred Stock (other than pursuant to a transfer of Series A Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(ii)  If at any time while any of the Series A Preferred Stock remain outstanding the Corporation does not have a sufficient number of duly authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(e)  Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to any “big four” international accounting firm. The Corporation shall cause, at the Corporation’s expense (unless the accounting firm determines in favor of the Corporation, in which case the Holder shall be responsible for such expense), the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(f)  Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(g)  Effect of Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Subject to Section 7(c)(iii)(B), any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(h)  Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(i)  Maximum Percentage.  Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of Series A Preferred Stock, and no Holder shall have the right to convert any Series A Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Series A Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. The Corporation shall not give effect to any voting rights of the Series A Preferred Stock, and any Holder shall not have the right to exercise voting rights with respect to any Series A Preferred Stock pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7(i) beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 7(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any Holder, the Corporation shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder. In the event that the Corporation cannot pay any portion of any dividend, distribution, grant or issuance hereunder (including pursuant to Sections 3, 5(b) or 8(f)) to a Holder solely by reason of this Section 7(i) (such shares, the “Limited Shares”), notwithstanding anything to the contrary contained herein, the Corporation shall not be required to pay cash in lieu of the payment that otherwise would have been made in such Limited Shares, but shall hold any such Limited Shares in abeyance for such Holder until such time, if ever, that the delivery of such Limited Shares shall not cause the Holder to exceed the Maximum Percentage, at which time such Holder shall be delivered such Limited Shares to the extent as if there had been no such limitation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

8.  Anti-Dilution Provisions.  The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 8.

(a)  Certain Definitions.  For purposes of this Certificate of Designations, the following definitions shall apply:

(i)  “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 7(e). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(ii)  “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(iii)  “Excluded Securities” means any capital stock issued or issuable: (i) upon conversion of the Series A Preferred Stock; (ii) as a dividend or distribution on the Series A Preferred Stock; (iii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; (iv) pursuant to any benefit plan, program or agreement approved by the Corporation’s board of directors or any committee thereof pursuant to which the Corporation’s securities may be issued to any employee, officer or director for bona fide services provided to the Corporation; and (v) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities for the purpose of raising capital or to an entity whose primary business is investing in securities.

(iv)  “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(v)  “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined (1) in the event the issuance of such Option is publicly announced, the day prior to the public announcement of the applicable Option for pricing purposes or (2) in the event the issuance of such Option is not publicly announced, the day of issuance of such Option, and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the lesser of 50% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Option, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and the public announcement of such issuance, (iv) a zero cost of borrow, and (v) a 250 day annualization factor.

(vi)  “Principal Market” means the Eligible Market that is the principal securities exchange market for the Common Stock.

(b)  Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.  If and whenever after the Subscription Date the Corporation issues or sells, or in accordance with this Section 8(b) is deemed to have issued or sold, any Common Stock (including the issuance or sale of Common Stock owned or held by or for the account of the Corporation but excluding Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. Notwithstanding anything to the contrary contained herein, from and after the date on which an aggregate of at least 100,000,000 shares of Common Stock have been traded on an Eligible Market from and after the Initial Issuance Date at a per share price above $3.00 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period), the provisions of this Section 8(b) shall no longer be applicable. For purposes of determining the adjusted Conversion Price under this Section 8(b), the following shall be applicable:

(i)  Issuance of Options.  If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)  Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one Ordinary Share upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 8(b), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)  Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 8(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)  Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (x) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (y) the Option Value of such Options. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price of such marketable securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or marketable securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(c)  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Corporation at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(d)  Other Events.  If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, other than the issuance of Excluded Securities), then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 8.

(e)  Voluntary Adjustment By Corporation.  The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate and approved by the Board of Directors in accordance with Delaware law.

(f)  Purchase Rights.  If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

(g)  Notices.

(i)  Immediately upon any adjustment of the Conversion Rate and Conversion Price pursuant to Section 8 hereof, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 7(e).

(ii)  Except as otherwise required by law, the Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Change of Control, any Twenty Percent Issuance, any Fundamental Transaction or any Liquidation Event.

(iii)  The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Change of Control, any Twenty Percent Issuance, any Fundamental Transaction or any Liquidation Event will take place.

9.  Suspension from Trading.  If on any day after the Initial Issuance Date, the sale of any of the shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock (the “Conversion Shares”) (without giving effect to the Maximum Percentage) issuable hereunder cannot be made (i) because of the suspension of trading by the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded (a “Maintenance Failure”), then, as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Conversion Shares (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance), the Corporation shall pay to each Holder, for each full fifteen (15) day period during which there is a Maintenance Failure, an amount in cash equal to one quarter of one percent (0.25%) of the product of (I) the total number of Conversion Shares issuable hereunder (without giving effect to the Maximum Percentage) and (II) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Date immediately prior to the first date of the Maintenance Failure and ending on the date such Maintenance Failure is cured or (ii) because of a failure to maintain the listing of the Common Stock on one or more Eligible Markets (a “Delisting Maintenance Failure ”), then, as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Conversion Shares (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance), the Corporation shall pay to each Holder, for each full fifteen (15) day period during which there is a Delisting Maintenance Failure, an amount in cash equal to one quarter of one percent (0.25%) of the Conversion Amount then held by such Holder. The payments to which a Holder shall be entitled pursuant to this Section 9 are referred to herein as “Suspension Payments”. Suspension Payments shall be paid on the third Business Day after each full fifteen (15) day period during which there is a Maintenance Failure or a Delisting Maintenance Failure, as applicable.

10.  Status of Converted Stock.  In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 7 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

11.  Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing the Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock.

12.  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series A Preferred Stock’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each holder of Series A Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series A Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13.  Notice.  Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with contact information provided by each Holder to the Corporation and set forth in the register for the Series A Preferred Stock maintained by the Corporation as set forth in Section 16.

14.  Failure or Indulgence Not Waiver.  No failure or delay on the part of any holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.  Transfer of Series A Preferred Stock.  A Holder may assign some or all of the Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

16.  Series A Preferred Stock Register.  The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

17.  Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

18.  General Provisions.  In addition to the above provisions with respect to Series A Preferred Stock, such Series A Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally.

19.  Disclosure.  Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designations, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on the [__] day of [____] 2012, and affirms the statements contained therein as true under the penalties of perjury.

VRINGO, INC.
By: Name: Its:

EXHIBIT I

VRINGO, INC.

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Vringo, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of Vringo, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, as of the date specified below. The undersigned represents and warrants that such conversion is not prohibited by Section 7(i) of the Certificate of Designations.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Stock certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs [______] to issue the above indicated number of shares of Common Stock.

VRINGO, INC.
By: Name: Title:

ANNEX F

(Form of Series 1 Warrant)

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Warrant No. W-___	Number of Shares: ____________
Date of Issuance: _________ __, 2012 (“Issuance Date”)

VRINGO, INC.

Common Stock Warrant

Vringo, Inc. (the “Company”), for value received, hereby certifies that ________, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms of this Common Stock Warrant (the “Warrant”) set forth below, to purchase from the Company, at any time after the date hereof and on or before ___________ __ 2017 (the “Expiration Date”), up to ________ (_______) shares of common stock of the Company (the “Warrant Stock”), par value $0.01 per share (the “Common Stock”), at a per share exercise price (the “Exercise Price”) equal to One Dollar and Seventy-Six Cents ($1.76) per share (subject to adjustment as set forth in Section 2).

1.   Exercise.

(a)  Method of Exercise.  This Warrant may be exercised by the Registered Holder, in whole or in part, by delivering the form appended hereto as Exhibit A duly executed by such Registered Holder (the “Exercise Notice”), at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, accompanied by payment in full of the Exercise Price payable with respect to the number of shares of Warrant Stock purchased upon such exercise. The Exercise Price must be paid by cash, check or wire transfer in immediately available funds for the Warrant Stock being purchased by the Registered Holder, except as provided in Section 1(c).

(b)  Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice has been delivered to the Company (the “Exercise Date”) as provided in this Section 1. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)  Cashless Exercise.  Notwithstanding any provisions herein to the contrary, if at any time between the three (3) month anniversary of the Issuance Date and the Expiration Date, there is no effective Registration Statement under the Securities Act registering the resale of the Warrant Stock by the Registered Holder, then the Registered Holder may elect to exercise this Warrant, or a portion hereof, and to pay for the Warrant Stock by way of cashless exercise (a “Cashless Exercise”). If the Registered Holder wishes to effect a cashless exercise, the Registered Holder shall deliver the Exercise Notice duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, in which event the Company shall issue to the Registered Holder the number of shares of Warrant Stock computed according to the following equation:

          X =
Y * (A – B)

A

F-1

; where

X = the number of shares of Warrant Stock to be issued to the Registered Holder.

Y = the Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant Stock being exercised.

A = the Fair Market Value (defined below) of one share of Common Stock on the Exercise Date.

B = the Exercise Price (as adjusted pursuant to the provisions of this Warrant).

For purposes of this Section 1(c), the “Fair Market Value” of one share of Common Stock on the Exercise Date shall have one of the following meanings:

(1)  if the Common Stock is traded on a national securities exchange, the Fair Market Value shall be deemed to be the average of the Closing Prices over a five trading day period ending on the Exercise Date. For the purposes of this Warrant, “Closing Price” means the final price at which one share of Common Stock is traded during any trading day; or

(2)  if the Common Stock is traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing sales price over the thirty (30) day period ending three (3) days before the Exercise Date; or

(3)  if neither (1) nor (2) is applicable, the Fair Market Value shall be at the commercially reasonable price per share which the Company could obtain on the Exercise Date from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Company’s Board of Directors.

For illustration purposes only, if this Warrant entitles the Registered Holder the right to purchase 100,000 shares of Warrant Stock and the Holder were to exercise this Warrant for 50,000 shares of Warrant Stock at a time when the Exercise Price was reduced to $1.00 and the Fair Market Value of each share of Common Stock was $2.00 on the Exercise Date, as applicable, the cashless exercise calculation would be as follows:

        X =
50,000 ($2.00 – $1.00)

$2.00

        X = 25,000

Therefore, the number of shares of Warrant Stock to be issued to the Holder after giving effect to the cashless exercise would be 25,000 shares of Warrant Stock and the Company would issue the Holder a new Warrant to purchase 50,000 shares of Warrant Stock, reflecting the portion of this Warrant not exercised by the Holder. For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it is intended, understood and acknowledged that the Warrant Stock issued in the cashless exercise transaction described pursuant to Section 1(c) shall be deemed to have been acquired by the Holder, and the holding period for the shares of Warrant Stock shall be deemed to have commenced, on the date of the Registered Holder’s acquisition of the Warrant.

(d)  Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) business days thereafter (the “Warrant Stock Delivery Date”), the Company will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)  a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)  in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a).

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(e)  Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Registered Holder, if the Company fails to transmit to the Registered Holder a certificate or the certificates representing the Warrant Stock pursuant to an exercise on or before the Warrant Stock Delivery Date, and if after such date the Registered Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Registered Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the Warrant Stock which the Registered Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Registered Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Warrant Stock that the Company was required to deliver to the Registered Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Registered Holder, either reinstate the portion of the Warrant and equivalent number of shares of Warrant Stock for which such exercise was not honored or deliver to the Registered Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Registered Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Registered Holder $1,000. The Registered Holder shall provide the Company written notice indicating the amounts payable to the Registered Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

(f)  Registered Holder’s Exercise Limitations.  The Company shall not effect any exercise of this Warrant, and a Registered Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent (but only to the extent) that the Registered Holder or any of the Registered Holder’s affiliates, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act (as defined herein) and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of an Exercise Notice shall be deemed to be the Registered Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Upon the written or oral request of a Registered Holder, the Company shall within two business days confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Registered Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(f), provided that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Registered Holder and the provisions of this Section 1(f) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a

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manner otherwise than in strict conformity with the terms of this Section 1(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

2.  Adjustments.

(a)  Stock Splits and Dividends.  If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced and the number of Warrant Stock issuable upon exercise of the Warrant shall be proportionately increased. If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased and the number of shares of Warrant Stock issuable upon exercise of the Warrant shall be proportionately decreased.

(b)  Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Registered Holder shall have the right to receive, for each share of Warrant Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant consistent with the foregoing provisions and evidencing the Registered Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)  Adjustment Certificate.  When any adjustment is required to be made in the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

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3.  Transfers.

(a)  Unregistered Security.  The holder of this Warrant acknowledges that this Warrant has not been registered under the Securities Act and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.

(b)  Transferability.  Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, to (i) any entity controlling, controlled by or under common control of the Registered Holder, or (ii) to any other proposed transferee by surrendering the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)  Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4.  Redemption.

(a)  Redemption of Warrant.  This Warrant may be redeemed, at the option of the Company, at any time after it becomes exercisable and prior to its expiration, at the office of the Company or, if appointed, the Company’s warrant agent, upon the notice referred to in Section 4(b) hereof, at the price of $0.01 per share underlying the Warrant (the “Redemption Price”), in the event that (i) the last closing sale price of the Common Stock has been equal to or greater than $5.00 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) on each of twenty (20) trading days within any thirty (30) day trading period ending on the third business day prior to the date on which notice of redemption is given to the holder and (ii) during each day of the foregoing twenty (20) day trading period and through the date the Company exercises its redemption rights it must have an effective registration statement with a current prospectus in compliance with Sections 5 and 10 of the Securities Act on file with the Securities and Exchange Commission pursuant to which the underlying Common Stock may be sold.

(b)  Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem the Warrant, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the Registered Holders of the Warrant to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

(c)  Exercise After Notice of Redemption.  The Warrants may be exercised in accordance with this Warrant at any time after notice of redemption shall have been given by the Company and prior to the time and date fixed for redemption. On and after the redemption date, the Registered Holder shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

5.  Superior Warrant.  From the date hereof until December 31, 2014, in the event the Company shall issue or sell a warrant to purchase shares of Common Stock of the Company at an exercise price below $1.76 per share or which contain terms that, taken as a whole, are more favorable then the terms of the Warrant as determined in good faith by the Company’s Board of Directors (a “Superior Warrant”) in connection with a financing or a material transaction consummated by the Company, then the Company shall amend the terms of the Warrant to give you the benefit of the more favorable terms or conditions of the Superior Warrant (excluding the expiration date of the Superior Warrant). Notwithstanding the foregoing, no

F-5

adjustments to the Warrant in accordance with this Section 5 shall be made upon the issuance of any Excluded Securities (as defined in the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock).

6.  Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m., Eastern time, on the Expiration Date.

7.  Notices of Certain Transactions.  In case:

(a)  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)  of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)  of any Fundamental Transaction,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Fundamental Transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Failure to send such notice shall not act to invalidate any such transaction.

8.  Reservation of Stock.  The Company covenants that at all times it will have authorized, reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants that all Warrant Stock that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of the purchase rights under this Warrant by the Registered Holder. The Company will take all such reasonable action as may be necessary to assure that such Warrant Stock may be issued as provided herein without violation of any applicable law or regulation.

9.  Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.  Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the

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Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth on the signature page of this Warrant or as subsequently modified by written notice to the Registered Holder.

11.  No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

12.  No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall round the amount of Warrant Stock issuable to the nearest whole share.

13.  Amendment or Waiver.  Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holder.

14.  Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

15.  Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

16.  Representations and Covenants of the Registered Holder.  This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Registered Holder:

(a)  Investment Purpose.  The Registered Holder is acquiring the Warrant and the Warrant Stock issuable upon exercise of the Warrant for its own account, not as a nominee or agent and with no present intention of selling or otherwise distributing any part thereof.

(b)  Private Issue.  The Registered Holder understands: (i) that the Warrant is not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof pursuant to Section 4(2) of the Securities Act and any applicable state securities laws, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 16.

(c)  Disposition of Registered Holder’s Rights.  In no event will the Registered Holder make a disposition of the Warrant or the Warrant Stock issuable upon exercise of the Warrant in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Registered Holder or holder of a share of Common Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Common Stock not bearing any restrictive legend.

(d)  Financial Risk.  The Registered Holder has such business and financial experience as is required to give it the capacity to protect its own interests in connection with its investment.

(e)  Accredited Investor.  The Registered Holder is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

VRINGO, INC.
By: Name: Title:

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Exhibit A

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______ shares of Common Stock of Vringo, Inc., a Delaware corporation, and hereby makes payment of $___________ in payment therefore (if a cashless exercise, insert “cashless”), all in accordance with the terms and conditions of the Warrant dated ________, 2012.

Name:

Signature:

Signature of joint holder (if applicable):

Date:

INSTRUCTIONS FOR ISSUANCE OF STOCK
                      (if other than to the registered holder of the within Warrant)

Name:

Address:

Social Security or Taxpayer Identification Number of Recipient:

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Exhibit B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto _______________________ the right to purchase Common Stock of Vringo, Inc., a Delaware corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ______________________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date:

Signature:

Signature of joint holder (if applicable):

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ANNEX G

(Form of Series 2 Warrant)

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Warrant No. W-___	Number of Shares: ____________
Date of Issuance: ____________ __, 2012 (“Issuance Date”)

VRINGO, INC.

Common Stock Warrant

Vringo, Inc. (the “Company”), for value received, hereby certifies that ________, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms of this Common Stock Warrant (the “Warrant”) set forth below, to purchase from the Company, at any time after the date hereof and on or before __________ __, 2017 (the “Expiration Date”), up to ________ (_______) shares of common stock of the Company (the “Warrant Stock”), par value $0.01 per share (the “Common Stock”), at a per share exercise price (the “Exercise Price”) equal to One Dollar and Seventy-Six Cents ($1.76) per share (subject to adjustment as set forth in Section 2).

1.  Exercise.

(a)  Method of Exercise.  This Warrant may be exercised by the Registered Holder, in whole or in part, by delivering the form appended hereto as Exhibit A duly executed by such Registered Holder (the “Exercise Notice”), at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, accompanied by payment in full of the Exercise Price payable with respect to the number of shares of Warrant Stock purchased upon such exercise. The Exercise Price must be paid by cash, check or wire transfer in immediately available funds for the Warrant Stock being purchased by the Registered Holder, except as provided in Section 1(c).

(b)  Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice has been delivered to the Company (the “Exercise Date”) as provided in this Section 1. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)  Cashless Exercise.  Notwithstanding any provisions herein to the contrary, if at any time between the three (3) month anniversary of the Issuance Date and the Expiration Date, there is no effective Registration Statement under the Securities Act registering the resale of the Warrant Stock by the Registered Holder, then the Registered Holder may elect to exercise this Warrant, or a portion hereof, and to pay for the Warrant Stock by way of cashless exercise (a “Cashless Exercise”). If the Registered Holder wishes to effect a cashless exercise, the Registered Holder shall deliver the Exercise Notice duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, in which event the Company shall issue to the Registered Holder the number of shares of Warrant Stock computed according to the following equation:

          X =
Y* (A–B)

A

  ; where

X = the number of shares of Warrant Stock to be issued to the Registered Holder.

Y = the Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant Stock being exercised.

A = the Fair Market Value (defined below) of one share of Common Stock on the Exercise Date.

B = the Exercise Price (as adjusted pursuant to the provisions of this Warrant).

For purposes of this Section 1(c), the “Fair Market Value” of one share of Common Stock on the Exercise Date shall have one of the following meanings:

(1)  if the Common Stock is traded on a national securities exchange, the Fair Market Value shall be deemed to be the average of the Closing Prices over a five trading day period ending on the Exercise Date. For the purposes of this Warrant, “Closing Price” means the final price at which one share of Common Stock is traded during any trading day; or

(2)  if the Common Stock is traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing sales price over the thirty (30) day period ending three (3) days before the Exercise Date; or

(3)  if neither (1) nor (2) is applicable, the Fair Market Value shall be at the commercially reasonable price per share which the Company could obtain on the Exercise Date from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Company’s Board of Directors.

For illustration purposes only, if this Warrant entitles the Registered Holder the right to purchase 100,000 shares of Warrant Stock and the Holder were to exercise this Warrant for 50,000 shares of Warrant Stock at a time when the Exercise Price was reduced to $1.00 and the Fair Market Value of each share of Common Stock was $2.00 on the Exercise Date, as applicable, the cashless exercise calculation would be as follows:

        X =
50,000 ($2.00 – $1.00)

$2.00

        X = 25,000

Therefore, the number of shares of Warrant Stock to be issued to the Holder after giving effect to the cashless exercise would be 25,000 shares of Warrant Stock and the Company would issue the Holder a new Warrant to purchase 50,000 shares of Warrant Stock, reflecting the portion of this Warrant not exercised by the Holder. For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it is intended, understood and acknowledged that the Warrant Stock issued in the cashless exercise transaction described pursuant to Section 1(c) shall be deemed to have been acquired by the Holder, and the holding period for the shares of Warrant Stock shall be deemed to have commenced, on the date of the Registered Holder’s acquisition of the Warrant.

(d)  Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) business days thereafter (the “Warrant Stock Delivery Date”), the Company will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)  a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)  in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a).

(e)  Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Registered Holder, if the Company fails to transmit to the Registered Holder a certificate or the certificates representing the Warrant Stock pursuant to an exercise on or before the Warrant Stock Delivery Date, and if after such date the Registered Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Registered Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the Warrant Stock which the Registered Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Registered Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Warrant Stock that the Company was required to deliver to the Registered Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Registered Holder, either reinstate the portion of the Warrant and equivalent number of shares of Warrant Stock for which such exercise was not honored or deliver to the Registered Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Registered Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Registered Holder $1,000. The Registered Holder shall provide the Company written notice indicating the amounts payable to the Registered Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

(f)  Registered Holder’s Exercise Limitations.  The Company shall not effect any exercise of this Warrant, and a Registered Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent (but only to the extent) that the Registered Holder or any of the Registered Holder’s affiliates, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act (as defined herein) and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of an Exercise Notice shall be deemed to be the Registered Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Upon the written or oral request of a Registered Holder, the Company shall within two business days confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Registered Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(f), provided that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Registered Holder and the provisions of this Section 1(f) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

2.  Adjustments.

(a)  Stock Splits and Dividends.  If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced and the number of Warrant Stock issuable upon exercise of the Warrant shall be proportionately increased. If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased and the number of shares of Warrant Stock issuable upon exercise of the Warrant shall be proportionately decreased.

(b)  Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Registered Holder shall have the right to receive, for each share of Warrant Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant consistent with the foregoing provisions and evidencing the Registered Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)  Adjustment Certificate.  When any adjustment is required to be made in the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3.  Transfers.

(a)  Unregistered Security.  The holder of this Warrant acknowledges that this Warrant has not been registered under the Securities Act and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.

(b)  Transferability.  Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, to (i) any entity controlling, controlled by or under common control of the Registered Holder, or (ii) to any other proposed transferee by surrendering the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)  Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4.  Redemption.

(a)  Redemption of Warrant.  This Warrant may be redeemed, at the option of the Company, at any time after it becomes exercisable and prior to its expiration, at the office of the Company or, if appointed, the Company’s warrant agent, upon the notice referred to in Section 4(b) hereof, at the price of $0.01 per share underlying the Warrant (the “Redemption Price”), in the event that (i) the last closing sale price of the Common Stock has been equal to or greater than $5.00 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) on each of twenty (20) trading days within any thirty (30) day trading period ending on the third business day prior to the date on which notice of redemption is given to the holder and (ii) during each day of the foregoing twenty (20) day trading period and through the date the Company exercises its redemption rights it must have an effective registration statement with a current prospectus in compliance with Sections 5 and 10 of the Securities Act on file with the Securities and Exchange Commission pursuant to which the underlying Common Stock may be sold.

(b)  Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem the Warrant, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the Registered Holders of the Warrant to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

(c)  Exercise After Notice of Redemption.  The Warrants may be exercised in accordance with this Warrant at any time after notice of redemption shall have been given by the Company and prior to the time and date fixed for redemption. On and after the redemption date, the Registered Holder shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

5.  Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m., Eastern time, on the Expiration Date.

6.  Notices of Certain Transactions.  In case:

(a)  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)  of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)  of any Fundamental Transaction,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Fundamental Transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Failure to send such notice shall not act to invalidate any such transaction.

7.  Reservation of Stock.  The Company covenants that at all times it will have authorized, reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants that all Warrant Stock that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of the purchase rights under this Warrant by the Registered Holder. The Company will take all such reasonable action as may be necessary to assure that such Warrant Stock may be issued as provided herein without violation of any applicable law or regulation.

8.  Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9.  Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth on the signature page of this Warrant or as subsequently modified by written notice to the Registered Holder.

10.  No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

11.  No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall round the amount of Warrant Stock issuable to the nearest whole share.

12.  Amendment or Waiver.  Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holder.

13.  Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.  Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

15.  Representations and Covenants of the Registered Holder.  This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Registered Holder:

(a)  Investment Purpose.  The Registered Holder is acquiring the Warrant and the Warrant Stock issuable upon exercise of the Warrant for its own account, not as a nominee or agent and with no present intention of selling or otherwise distributing any part thereof.

(b)  Private Issue.  The Registered Holder understands: (i) that the Warrant is not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof pursuant to Section 4(2) of the Securities Act and any applicable state securities laws, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 15.

(c)  Disposition of Registered Holder’s Rights.  In no event will the Registered Holder make a disposition of the Warrant or the Warrant Stock issuable upon exercise of the Warrant in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Registered Holder or holder of a share of Common Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Common Stock not bearing any restrictive legend.

(d)  Financial Risk.  The Registered Holder has such business and financial experience as is required to give it the capacity to protect its own interests in connection with its investment.

(e)  Accredited Investor.  The Registered Holder is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

VRINGO, INC.
By: Name: Title:

Exhibit A

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______ shares of Common Stock of Vringo, Inc., a Delaware corporation, and hereby makes payment of $___________ in payment therefore (if a cashless exercise, insert “cashless”), all in accordance with the terms and conditions of the Warrant dated ________, 2012.

Name:

Signature:

Signature of joint holder (if applicable):

Date:

INSTRUCTIONS FOR ISSUANCE OF STOCK

(if other than to the registered holder of the within Warrant)

Name:

Address:

Social Security or Taxpayer Identification Number of Recipient:

Exhibit B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto _______________________ the right to purchase Common Stock of Vringo, Inc., a Delaware corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ______________________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date:

Signature:

Signature of joint holder (if applicable):

ANNEX H

March 12, 2012

CONFIDENTIAL

The Board of Directors
Vringo, Inc.
44 West 28th Street
Suite 1414
New York, New York 10001

Members of the Board:

You have requested the Etico Capital Division of Olympus Securities LLC (“Etico”) to render a written opinion (“Opinion”) to the Board of Directors of Vringo, Inc (“Vringo”) as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share, of Vringo (“Vringo Common Stock”) (other than any of those holders who own, or whose affiliates own, securities of Innovate/Protect, Inc. (“IPI”)) of the consideration to be issued to the stockholders and warrant holders of IPI provided for in the Agreement and Plan of Merger (the “Agreement”), dated as of March 12, 2012, proposed to be entered into among Vringo, VIP Merger Sub, Inc. (“VMS”) and IPI. The Agreement provides for, among other things, the combination of IPI with Vringo through the merger of IPI into VMS (the “Merger”) pursuant to which (a) each outstanding share of common stock, par value $.0001 per share, of IPI (“IPI Common Stock”), will be converted into 3.0176 shares of Vringo Common Stock, (b) each outstanding share of Series A Convertible Preferred Stock, par value $.0001 per share, of IPI will be converted into one share of a newly created Series A Convertible Preferred Stock, par value $.01 per share, convertible into an aggregate of 21,026,637 shares of Vringo Common Stock and (c) Vringo will issue to the IPI stockholders and warrant holder (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo Common Stock with an exercise price of $1.76 per share. In addition, the existing IPI warrant shall be exchanged for an aggregate of 250,000 shares of Vringo Common Stock and an aggregate of 850,000 warrants to acquire an aggregate of 850,000 shares of Vringo Common Stock at an exercise price of $1.76. As a result of the Merger, (i) IPI will merge into VMS and the surviving company will be a wholly-owned subsidiary of Vringo and (ii) the former stockholders, warrant holders and option holders of IPI will, in the aggregate, own approximately 68% Vringo Common Stock on a fully diluted basis. Immediately following the merger, the combined entity will have outstanding common stock, on a fully-diluted basis, as listed in the ‘Total Post-Merger’ column in the attachment annexed hereto (Exhibit A), as provided by management.

In arriving at our Opinion, we have among other things:

(a)	reviewed a draft, dated March 10, 2012, of the Agreement and the exhibits thereto;
(b)	reviewed the audited financial statements of Vringo as at and for the year ended December 31, 2010 and unaudited financial statements of Vringo as at and for the nine months ended September 30, 2011;
(c)	reviewed the audited financial statements of IPI for period from June 8, 2011 (inception) to and as at December 31, 2011 (the “IPI Financial Statements”);
(d)	reviewed the historical market prices and trading volumes of Vringo Common Stock;
(e)	held discussions with the senior management of Vringo with respect to the business and prospects of Vringo and IPI and the reasons for the Merger;
(f)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Vringo and IPI;

(g)	reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger and the reported prices and historical trading activities of the securities of such companies; and
(h)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Vringo, IPI and their respective employees, legal counsel, representatives and affiliates or otherwise reviewed by us. No forecast or projections of financial performance or results of operations or of the financial condition of Vringo, IPI or of the combined entities were supplied and we understand that none exist. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Vringo or IPI. We also, at the direction and consent of Vringo, did not, and have not sought to (a) independently value US Patent numbers 6,314,420 and 6,775,664 (collectively, the “Patent”) acquired by IPI in June 2011 or (b) determine the likelihood of success, the amount of damages, if any, that may be recovered, nor the timing and cost (and whether the combined company has or will have adequate resources, financial or otherwise, to prosecute) the lawsuit initiated by IPI in September 15, 2011 in the US District Court for the Eastern District of Virginia, Norfolk Division (Civil Action No: 2:11cv512), in which IPI alleges inter alia infringement of the Patent by the defendants named therein. At the direction and with the consent of Vringo, we also have assumed that (a) the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us, (b) that the Merger will qualify for federal income tax purposes as reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with the consent of Vringo, that (a) all representations and warranties of each party contained in the Agreement are true and correct, (b) each party will perform all of the covenants and agreements to be performed by it pursuant to the Agreement and (c) the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining any necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Vringo, or IPI.

Our Opinion, as set forth herein, relates to the relative values of Vringo and IPI. We have not served as financial advisor to Vringo in connection with the Merger. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Vringo, the actual value of Vringo Common Stock when issued in the Merger or the price at which Vringo Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the consideration to be paid by Vringo in the Merger to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Vringo or IPI, the existence or lack or conflicts of interest between officers, directors, employees and stockholders of Vringo and IPI or the class of such persons, whether relative to the consideration to be paid by Vringo in the Merger or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Vringo to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Vringo or the effect of any other transaction in which Vringo might engage. We have relied, without independent verification, upon the views of management of Vringo concerning the business, operational and strategic benefits and implications of the Merger. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in possible alternative transactions for Vringo. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

We have only been retained by Vringo to render this Opinion and will (a) receive the fee for our services only upon delivery of an opinion, (b) be reimbursed for certain costs and expenses (including certain of our legal fees) and (c) be indemnified by Vringo against certain liabilities that may arise out of our engagement. As previously discussed and disclosed to Vringo, a principal of Etico is related by marriage to a general partner of a holder of Vringo Common Stock and of warrants to purchase Vringo Common Stock, which holder is also a holder of IPI Common Stock and Series A Convertible Preferred Stock of IPI. In the ordinary course of business, we and our affiliates may actively trade securities of Vringo for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this Opinion was approved by an authorized committee of Etico.

This Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. Neither this Opinion nor the services provided by Etico in connection herewith may be publicly disclosed or referred to in any manner without the prior written consent of Etico.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Vringo in the Merger is fair, from a financial point of view, to the holders of Vringo Common Stock (other than those who own, or whose affiliates own, securities of IPI).

Very truly yours,

The Etico Capital Division of Olympus
      Securities LLC

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VRINGO, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
4. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew D. Perlman
02) Seth M. Siegel
03) John Engelman
04) Andrew Kennedy Lang
05) Alexander R. Berger
06) Donald E. Stout
07) H. Van Sinclair

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date